                                                                     Exhibit T3D

OFFERING MEMORANDUM
                                                            FOR PERSONS INSIDE
                                                          THE UNITED STATES ONLY

                           BANCO RIO DE LA PLATA S.A.

                                Offer to Exchange

           Step-Up Notes due December 15, 2009 (the "Series A Notes")
         Floating Rate Mandatorily Exchangeable Notes due August 3, 2012
                             (the "Series B Notes")
                                   and/or Cash

                       for any and all of our outstanding

           8.75% Class IV Negotiable Obligations due December 15, 2003
                             (the "Existing Notes")

                                   ----------

The "Early Tender Fee Deadline" is 5:00 p.m., New York City time, on December 9, 2002, unless extended. The "Expiration Date" for the Offer is 5:00 p.m., New York City time, on December 23, 2002, unless extended.

                                   ----------

          We are hereby offering to holders of our Existing Notes the opportunity to participate in our exchange offer (the "Exchange Offer") for each US$1,000 principal amount of Existing Notes held by them and receive either:

          . US$950 principal amount of Series A Notes, which Series A Notes will be issued with a Contingent Interest Coupon Certificate (the "CICC") that will detach from the Series A Notes automatically following issuance without any action on the part of the holder thereof and will entitle the holder thereof to a limited amount of additional interest in the form of a contingent cash payment from us depending on our earnings and net worth for each of the fiscal years 2003 through 2009 prior to the maturity date of the Series A Notes, plus (i) US$50 in cash (the "Early Tender Fee") for tenders received and not withdrawn prior to the Early Tender Fee Deadline and (ii) an additional US$43.75 in cash in lieu of accrued and unpaid interest on the Existing Notes to, but not including, December 15, 2002; or

          . US$950 principal amount of Series B Notes, which Series B Notes shall not be issued with any CICCs but which shall be mandatorily redeemable and exchangeable by us upon the occurrence of certain specified events into an equivalent principal amount of Bonos del Gobierno Nacional due August 3, 2012 (referred to herein as "BODEN"), a series of unsecured securities issued in 2002 by the Republic of Argentina ("Argentina"), plus (i) US$100 in cash ($50 of which constitutes an Early Tender Fee) for tenders received and not withdrawn prior to the Early Tender Fee Deadline and (ii) an additional US$43.75 in cash in lieu of accrued and unpaid interest on the Existing Notes to, but not including, December 15, 2002 (net of US$6.73 of interest deemed accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002).

          Holders who validly tender their Existing Notes after the Early Tender Fee Deadline may also elect to participate in the Exchange Offer, as described above, except that such holders will not be eligible to receive an Early Tender Fee.

          We are also offering to holders that tender their Existing Notes in the Exchange Offer the opportunity to participate in our contemporaneous cash tender offer (the "Cash Tender Offer") pursuant to which we are offering to exchange for each US$1,000 principal amount of Series A Notes, together with the related CICCs, or Series B Notes:

          . US$450 in cash (the "Tender Offer Cash Payment") (plus, in the case of the Series B Notes, an amount of US$6.73 in cash, representing the return of interest deemed accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002).

          The Series A Notes and the Series B Notes are together referred to herein as the "New Notes." The Exchange Offer and the Cash Tender Offer are together referred to herein as the "Offer."

          The Offer is subject to certain terms, including prorationing of the Tender Offer Cash Payment, which are described more fully under "The Offer -- Payments" and "-- Proration." In addition, the Offer is subject to certain conditions, including required authorizations from Banco Central de la Republica de Argentina (the "Central Bank") and the requirement that we receive valid and unrevoked tenders representing at least 90% in aggregate principal amount of the Existing Notes in the Offer and in the Non-U.S. Concurrent Offer (as defined herein) which are described more fully under "The Offer -- Conditions to the Offer." Due to the economic conditions in Argentina and to our financial condition, non-participating holders risk non-payment on the Existing Notes at their maturity on December 15, 2003 and participating holders risk non-payment on the Series A Notes, the Series B Notes and/or BODEN at their respective maturities.

                                   ----------

          You should consider carefully the significant risk factors beginning on page 28 of this Offering Memorandum before participating in the Offer. You should understand that an investment in the Series A Notes, the Series B Notes and/or BODEN involves a high degree of risk, including a significant possibility of loss of your entire investment in the Series A Notes, the Series B Notes and/or BODEN.

                                   ----------

          None of the Series A Notes, the Series B Notes or BODEN has been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws. This Offering Memorandum is being provided to eligible holders that have previously certified to us that they are located inside of the United States. Persons located outside the United States other than certain dealers and fiduciaries are not eligible to receive or review this document or to participate in the Offer made by this Offering Memorandum.

                                   ----------
November 25, 2002

                      IMPORTANT NOTICE: CRISIS IN ARGENTINA

THIS OFFERING MEMORANDUM CONTAINS IMPORTANT INFORMATION ABOUT US AND SIGNIFICANT RECENT DEVELOPMENTS IN ARGENTINA. SOCIAL, POLITICAL, ECONOMIC AND LEGAL CONDITIONS IN ARGENTINA ARE CHANGING DAILY, AND THOSE CHANGES HAVE MATERIALLY ADVERSELY AFFECTED OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS OVER THE PAST 12 MONTHS. WE CANNOT ANTICIPATE WITH ANY DEGREE OF CERTAINTY HOW AND TO WHAT EXTENT THOSE CHANGING CONDITIONS WILL CONTINUE TO IMPACT OUR OPERATIONS AND AFFECT ADVERSELY OUR FUTURE AS A BANKING INSTITUTION. PARTICIPANTS IN THE OFFER ARE MADE AWARE OF THE UNCERTAINTIES REGARDING OUR FUTURE OPERATIONS AND FINANCIAL CONDITION AND OF THE RISKS ASSOCIATED WITH SUCH EVENTS. SEE "RISK FACTORS."

          In this Offering Memorandum, except where the context otherwise requires, the terms "Bank," "we," "us," or "our" and similar terms refer to Banco Rio de la Plata S.A. and its consolidated subsidiaries.

          The New Notes will be issued under an existing medium-term note program established by us, as authorized by a resolution of an ordinary meeting of stockholders passed on December 3, 1999 and by resolution of our Board of Directors passed on January 20, 2000, and registered with the Comision Nacional de Valores ("CNV") in Argentina pursuant to the Certificate No. 263 dated March 27, 2000 (the "Program") and will constitute obligaciones negociables under Argentine Law No. 23,576, as amended by Argentine Law No. 23,962 (the "Negotiable Obligations Law"), and are entitled to the benefits set forth therein and subject to the procedural requirements thereof.

          We do not intend this Offering Memorandum to provide the basis of any credit or other evaluation nor should it be considered as a recommendation by us that any recipient of this Offering Memorandum or any other such information to purchase any of the New Notes. You are advised to make, and shall be deemed to have made, your own independent investigation of our financial condition and affairs, and your own appraisal of our creditworthiness.

          You should only rely on the information contained in this Offering Memorandum. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this Offering Memorandum is accurate as of the date on the front cover of this Offering Memorandum only. Our business, financial condition, results of operations and prospects may have changed since that date.

          This Offering Memorandum does not constitute an offer to sell or a solicitation of an offer to buy any Existing Notes or New Notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction, nor does this Offering Memorandum constitute an invitation to subscribe for or purchase any Existing Notes or New Notes. The distribution of this Offering Memorandum or any part of it, and the offering, sale and delivery of the New Notes in certain jurisdictions, may be restricted by law. We require persons into whose possession this Offering Memorandum comes to inform themselves about and to observe any such restrictions.

          The Exchange Offer is being made by the Bank pursuant to this Offering Memorandum inside the United States in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof ("Section 3(a)(9)"). The New Notes will be freely transferable and will not be subject to transfer restrictions under the Securities Act. Directors, officers and employees of the Bank may solicit exchanges from the holders of the Existing Notes and will not receive any additional compensation for such solicitations.

          This Offering Memorandum contains or incorporates all information with regard to us and the New Notes that is material in the context of the issuance and offering of the New Notes and the information contained or incorporated in this Offering Memorandum is true and accurate in all material respects and is not misleading and there are no other facts the omission of which makes this Offering Memorandum as a whole or any of such information misleading in any material respect. Notwithstanding the foregoing, the information provided herein with respect to Argentina and its economy is based upon publicly available information, and we do not make any

                                       (i)
representation or warranty with respect thereto, other than that such information has been accurately extracted and/or summarized from publicly available documents. Neither Argentina, nor any political subdivision thereof, in any way guarantees, and their credit does not otherwise back, our obligations in respect of the New Notes.

          The BODEN, which are deliverable upon mandatory redemption and exchange of the Series B Notes, are obligations of Argentina and we do not in any way guarantee, nor does our credit back, the obligations of Argentina in respect of BODEN. Neither Argentina, nor any agency or political subdivision thereof, in any way guarantees, and their credit does not otherwise back, our obligations in respect of the Existing Notes or the New Notes.

                                      (ii)

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                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
Disclosure Regarding Forward-Looking Statements................................................................  iv
Presentation of Financial and Other Information................................................................  iv
Summary........................................................................................................   1
Risk Factors...................................................................................................  28
The Offer......................................................................................................  53
Recent Events in Argentina and the Impact on the Bank..........................................................  64
Exchange Rates.................................................................................................  71
Capitalization.................................................................................................  73
Management's Discussion and Analysis of Financial Condition and Results of Operations..........................  74
Business.......................................................................................................  99
Selected Statistical Information............................................................................... 112
Management..................................................................................................... 153
Principal Shareholders......................................................................................... 158
Certain Relationships and Related Party Transactions........................................................... 159
Argentine Banking System and Regulation........................................................................ 160
Description of the Existing Notes.............................................................................. 181
Description of the Series A Notes and the Series B Notes....................................................... 183
Description of the BODEN....................................................................................... 202
U.S. Taxation.................................................................................................. 205
Argentine Taxation............................................................................................. 216
Independent Auditors........................................................................................... 219
Legal Matters.................................................................................................. 219
Where You Can Find More Information............................................................................ 219
Service of Process and Enforcement of Civil Liabilities........................................................ 219
Index To Financial Statements..................................................................................   1

                                      (iii)

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

          All statements other than statements of historical facts and data contained in this Offering Memorandum, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we do not provide any assurance with respect to such statements. Such statements involve risks and uncertainties that could significantly affect expected results. Factors that could cause actual results to differ materially and adversely include, but are not limited to:

          . changes in general economic, business or political or other conditions in Argentina or Latin America;

          . changes in capital markets in general that may affect policies or attitudes towards Argentina or Argentine companies;

          .    unexpected developments in certain existing litigation;

          . unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms; and

          .    the factors discussed under "Risk Factors" below.

          You should not place undue reliance on such statements, as they are based only on current expectations. Our independent public accountants have not examined or compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to such forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

                 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

          In this Offering Memorandum, references to "US$," "$," "dollars" and "U.S. dollars" are to United States dollars and references to "Ps.," "pesos" or "Pesos" are to Argentine Pesos. Included in this Offering Memorandum are our consolidated audited financial statements for the years ended December 31, 2001, 2000 and 1999 (the "Consolidated Financial Statements"), unconsolidated and consolidated audited financial statements for the years ended December 31, 2001 and 2000 (the "Unconsolidated and Consolidated Audited Financial Statements") and unconsolidated and consolidated unaudited interim financial statements for the three-month periods ended March 31, 2002 and 2001 and the six-month periods ended June 30, 2002 and 2001, the most recent interim periods for which interim financial statements are available as required by law (the "Unconsolidated and Consolidated Unaudited Interim Financial Statements"). Our Unconsolidated and Consolidated Audited Financial Statements and Unconsolidated and Consolidated Unaudited Interim Financial Statements that form part of this Offering Memorandum are presented in Pesos, and are prepared in conformity with the rules prescribed by the Central Bank or Argentine Banking GAAP. These rules differ in certain respects from generally accepted accounting principles in Argentina or Argentine GAAP. For a description of the differences between Argentine Banking GAAP and Argentine GAAP, see note 6 to each of our Unconsolidated and Consolidated Audited Financial Statements and Unconsolidated and Consolidated Unaudited Interim Financial Statements. On the other hand, our Consolidated Financial Statements that form part of this Offering Memorandum are presented in Pesos, and are prepared in conformity with the rules prescribed by Argentine Banking GAAP. The Consolidated Financial Statements that form part of this Offering Memorandum were also included in our Form 20-F report filed with the U.S. Securities and Exchange Commission (the "Commission") on July 1, 2002. Argentine Banking GAAP differs in certain respects from accounting principles generally accepted in the United States, or U.S. GAAP. For a description of the differences between Argentine Banking GAAP and U.S. GAAP as they relate to us and a reconciliation to U.S.

                                      (iv)

GAAP of net income and stockholders' equity, see note 30 to our Consolidated Financial Statements included in this Offering Memorandum and which were also included in our Form 20-F report filed with the Commission on July 1, 2002. Our Unconsolidated and Consolidated Unaudited Interim Financial Statements do not present any U.S. GAAP information.

          The Consolidated Financial Statements may not reflect our actual financial condition on the date hereof. See "Risk Factors -- Risks Relating to the Bank." Certain classifications and groupings have been made, and certain subtotals introduced, in "Selected Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results" which differ from those used in the Consolidated Financial Statements presented on the basis of Argentine Banking GAAP.

          The Argentine Government published Decree 316/95 on August 22, 1995, which eliminated the requirement that financial information at any date or for any period after August 31, 1995 be restated for inflation. Pursuant to such decree, the CNV issued its General Resolution No. 272 and the Central Bank issued its Communication "A" 2365, which eliminated such requirement with respect to those companies that are subject to their respective jurisdictions, such as us.

          On January 11, 2002, the exchange rate in the free market began to float for the first time since April 1991, causing a significant devaluation of the Peso. The devaluation of the Peso has created pressures on domestic prices that have generated inflation in 2002, after several years of price stability. In the period January-September 2002, the consumer price index and the wholesale price index have exhibited cumulative increases of 39.6% and 120.3%, respectively.

          The Argentine Government published Decree No. 1269/02, which repealed Decree No. 316/95, and reestablished the restatement of financial information accounting for inflation. Accordingly, the Central Bank, through Communication "A" 3702, and the CNV, through General Resolution No. 415/02, provided for the resumption of inflation restatement of financial information starting on January 1, 2002, and for the conversion of all entries prior to January 1, 2002 into December 31, 2001 currency values.

          Certain amounts that appear in this Offering Memorandum (including percentage amounts) may not add up due to rounding. The rate of exchange on December 31, 2001 was Ps.1.00 = US$1.00, and on November 15, 2002 was Ps.3.54 = US$1.00. See "Exchange Rates."

          Unless otherwise stated, all market share and other industry information has been derived from information published by the Central Bank.

                                       (v)

                                     SUMMARY

          This Offering Memorandum contains important information about us and significant recent developments in Argentina. Social, political, economic and legal conditions in Argentina are changing daily, and those changes have materially adversely affected our financial condition and results of operations over the past 12 months. We cannot anticipate with any degree of certainty how and to what extent those changing conditions will continue to impact our operations and affect adversely our future as a banking institution. Participants in the Offer are made aware of the uncertainties regarding our future operations and financial condition and of the risks associated with such events. See "Risk Factors."

          In December 2001, the continuing recession in Argentina deepened into an unprecedented political and economic crisis that has materially and adversely affected our business. Furthermore, our auditors, Pistrelli, Diaz y Asociados S.C. (in its capacity as a member firm of Andersen) related to the Unconsolidated and Consolidated Audited Financial Statements, have noted that factors related to our ability to raise funds and operate under current conditions in Argentina have caused there to be substantial doubt regarding our ability to continue as a going concern. The following discussion is mainly historical and is not indicative of our current or future results of operations, liquidity or funding. Accordingly, the following discussion should be read in conjunction with, and is qualified in its entirety by, "Risk Factors" in this Offering Memorandum.

                                    THE BANK

          We are one of the largest private-sector financial institutions in Argentina with consolidated assets of Ps.9.9 billion, loans (net of allowances) of Ps.6.7 billion, deposits of Ps.6.4 billion and stockholders' equity of Ps.1.1 billion at December 31, 2001. For the last few years, we have been operating in an economy that, as described herein, is experiencing significant economic difficulties, most recently with high inflation and the significant financial instability of the Argentine Government, private corporations and businesses and individuals. As a result of the general recession throughout 2001 and increasing financial instability throughout the year, for fiscal year 2001 we had a net loss of Ps.10.2 million. Based on net income, for the fiscal year 2001, we had a negative return on average equity of 0.78% and a negative return on average assets of 0.08%. We had a market share of 8.45% in terms of total loans (net of allowances) and 8.7% in terms of total deposits in the Argentine financial system at December 31, 2001. For the first quarter of fiscal year 2002, we had a net loss of Ps.40.2 million and our total assets were Ps. 15,378 million.

          Holders of the Existing Notes should be aware that many of the actions taken by the Argentine Government in connection with the recent economic crisis in Argentina described in detail under "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank," including the conversion of certain of our U.S. dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the devaluation of the Peso, took place after December 31, 2001, and, therefore, are not reflected in our financial statements for the fiscal year ended December 31, 2001. Further economic uncertainties, including devaluation of the peso, continue to affect our financial condition. While the pesification of assets and liabilities and the devaluation of the Peso as of March 31, 2002 and June 30, 2002 is reflected in our financial statements for the three-month period ended March 31, 2002 and the six-month period ended June 30, 2002, our subsequent financial statements may not fully reflect the impact on our operations and financial condition of further actions taken by the Argentine Government, including adjustments in the level and nature of Government compensation for the pesification of our balance sheet, and the continued deterioration of the Argentine economy since the date of financial information included in this Offering Memorandum. The impact of, and changes in, Argentine law and Government policies relating to, among other things, fluctuations in the amount and levels of deposits, damage claims brought by depositors and the various voluntary exchange programs being pursued by the Argentine Government will also likely have an adverse effect on our business operations and financial condition unless and until the Argentine economy stabilizes and achieves prolonged growth.

         As a result of the foregoing, holders of our Existing Notes should be aware that the financial statements and information included elsewhere in this Offering Memorandum are not comparable to financial statements and information for prior periods and the financial statements and information included herein may not be indicative or fully reflect our current financial position or anticipated results of operations or business prospects, all of which have been materially and adversely affected since the respective dates of those statements. Holders of the Existing Notes are cautioned not to place undue significance on the financial statements and information contained herein and should assume that our current financial condition is less secure than that indicated in such financial statements and information.

          We provide our services through one of the widest branch networks in Argentina. As of September 30, 2002, it was comprised of 231 branches in real-time connection, 79 of which are located in Buenos Aires and the remaining 152 branches are distributed among 20 of the 23 Argentine provinces. We also have 524 automated teller machines, or ATMs, 565 self-service information terminals, 45 customer service positions at companies and 100 customer service positions in public places, a telemarketing center, phone banking and access through the Internet. We are headquartered in the city of Buenos Aires.

          Traditionally, we have been engaged in a wide variety of commercial and investment banking activities and related financial services directed towards large corporations, small- and medium-sized companies, and individuals. Our commercial banking activities include making personal and corporate loans, taking deposits, and issuing credit and debit cards and overdraft facilities. Due to the financial crises in Argentina, since December 2001 we have not been engaged in any significant lending, investment banking and project finance activities. In addition, we develop and sell mutual funds, market and sell insurance products, and provide foreign trade financing and other transactional and cash management services to our customers.

          We are controlled by a subsidiary of Banco Santander Central Hispano S.A., a large Spanish financial services company, or SCH. See "Principal Shareholders."

          Our historical business has changed dramatically as a result of the crisis in Argentina and our business strategy is being developed and refined in reaction to the current events in Argentina, as further described in "Risk Factors" and "Business -- New Business Strategy."

                              PURPOSE OF THE OFFER

          The purpose of the Offer is to allow us to extend the maturity of our debt as part of our refinancing strategy and to reduce our interest expense. See "Business -- New Business Strategy." The Offer is being conducted as part of our overall effort to restructure our assets and liabilities and refocus our business in response to the recent events and current economic crisis in Argentina.

          Notwithstanding that we will not receive any cash proceeds from the issuance and exchange of New Notes for Existing Notes, such exchange will constitute a refinancing of our liabilities, in accordance with the requirements stated by Section 36 of the Negotiable Obligations Law.

                           RECENT EVENTS IN ARGENTINA

          Substantially all of our operations, property and customers are located in Argentina. Therefore, the performance of our loan portfolio, our financial condition and the results of our operations depend primarily on the macroeconomic, social and political conditions prevailing in Argentina.

          Beginning in the latter half of 1998, successive external shocks to the economy had a negative impact on Argentina's economy. The result was a depressed level of economic activity that exacerbated fiscal imbalances, which lead to a continuous increase in public sector indebtedness, not only in nominal terms but also as a percentage of gross domestic product or GDP. Deterioration of the public sector's solvency, together with the unstable political situation following the 1999 presidential elections, triggered a general loss in confidence which made it increasingly difficult for Argentina to roll over its sovereign debt maturities (reflected in the continuous increase in applicable interest rates and all interest rates in Argentina) and have access to credit. The lack of credit worsened the recession, which, in turn, worsened the financial condition of the public sector. In 2001, the public sector's inability to honor its payment obligations materially and adversely affected the financial system's liquidity us, in particular, due to its large exposure to public sector debt. Since December 2001, the recession and the public sector's financial crisis have deepened into an unprecedented political and economic crisis, which has disrupted Argentina's financial system and effectively paralyzed its economy.

          In response to the crisis, the Argentine Government has undertaken numerous and far-reaching initiatives that, especially in 2002, have changed and continue to change the macroeconomic and regulatory environment for doing business in Argentina, generally, and for the financial business in particular. As of the date of this Offering Memorandum, the crisis remains unresolved and the policies needed to restore credibility in the financial system and promote economic growth are still under discussion by the Argentine authorities. The measures that have been taken, the full consequences of which are still uncertain, include the following:

          . suspending the payment of almost all of Argentina's sovereign debt;

          . ending the one-to-one Peso-dollar parity that had been in place since 1991, by repealing the Convertibility Law that had established such parity in 1991, and subsequently allowing the Peso to float, which, through November 15, 2002, has resulted in an approximate 71.75% devaluation vis-a-vis the U.S. dollar;

          . establishing foreign-exchange controls and restricting transfers abroad;

          .    restricting cash withdrawals from bank deposits;

          . establishing a compulsory "asymmetric" conversion of certain dollar-denominated assets and liabilities into Peso-denominated assets and liabilities at different exchange rates (referred to herein as "asymmetric pesification" or "pesification"), as follows:

               . individual and corporate dollar-denominated debt with banks, and other creditors, were converted into Peso-denominated debt at a one-to-one exchange rate;

               . dollar-denominated public sector debt instruments in bank portfolios, both federal and provincial, were converted into Peso-denominated instruments, consumer price inflation-linked at an exchange rate of Ps.1.40 per U.S. dollar; and

               . dollar-denominated bank deposits were converted into Peso-denominated, consumer price inflation-linked bank deposits at an exchange rate of Ps.1.40 per U.S. dollar, while bank and corporate liabilities governed by foreign law remained dollar-denominated;

          . restructuring bank Peso-denominated time deposits and most of the dollar-denominated deposits and establishing a repayment schedule ending in 2003 and 2005 depending on whether the deposit was originally Peso or dollar-denominated and the amount of the deposit;

          . amending the charter of the Central Bank in order to allow it to print currency in excess of the amount of the foreign reserves it holds, making advances to the Argentine Government and providing financial assistance to financial institutions with liquidity constraints or solvency problems (the Central Bank acted as a currency board and was therefore limited in its ability to act as lender of last resort under the Convertibility Law); and

          . announcing that the Argentine Government would allocate one or more types of government bonds, or the Compensatory Bonds, to financial institutions in compensation for the losses that would otherwise arise from the "asymmetric pesification" of certain of the banks' dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the short foreign currency position that would otherwise result. To compensate financial institutions for this currency mismatch, the issuance of dollar-denominated bonds was contemplated.

          For a detailed description of the recent events in Argentina, see note 1 to the Unconsolidated and Consolidated Unaudited Interim Financial Statements contained elsewhere in this Offering Memorandum.

          The Central Bank has published substantially all of the criteria necessary to determine the exact amount of the compensation to be received by each financial institution in the form of compensatory bonds, or Compensatory Bonds, issued in one or more series as specified by specific decrees issued by the Argentine Government, including the series referred to herein as the BODEN that may be delivered to the holders of the Series B Notes as provided herein. Under those criteria, as of the date of this Offering Memorandum, BODEN in the aggregate amount of US$727.6 million, representing 59.9% of the approximate US$1,215.0 million total amount distributed to us as a result of the asymmetric pesification, has been issued to us, but remains subject to restrictions on use and disposition currently imposed by the Central Bank, including our ability to transfer ownership rights in the BODEN (which is deliverable upon mandatory redemption and exchange of the Series B Notes as provided herein). As of the date of this Offering Memorandum, certain issues that would require that financial institutions be compensated have not yet been addressed by the regulators and the compensation is subject to certain adjustments that the Central Bank will be able to modify. These are (i) the enforcement of different inflation adjustment coefficients for "pesified" assets and liabilities, and
(ii) the payment by banks of U.S. dollar-denominated deposits, pursuant to depositors' judicial actions, at exchange rates greater than Ps.1.40 per U.S. dollar, the exchange rate at which the dollar deposits were initially "pesified."

          Although the long-term effects of the current crisis and of the new governmental measures remain uncertain, they have had an immediate and materially adverse effect on our liquidity, and, unless we are fully compensated with Compensatory Bonds and other remedial measures, those measures will have a materially adverse effect on our financial condition, anticipated results of operations and business prospects. For the foreseeable future, we anticipate, among others:

          . being unable to obtain the funds needed to refinance our existing debt as it matures;

          . continuing difficulty in collecting on our existing loans to the public and the private sector;

          .    very limited, if any, origination of new loans;

          .    a continued volatility in our deposit base;

          . a continued deterioration in the asset quality of our loan portfolio as a result of the virtual collapse of Argentina's payment system and the paralysis of its economy during 2002; and

          .    a significant decline in our overall activity.

          In addition, as of December 31, 2001 and March 31, 2002 our assets included a substantial amount of Argentine Government debt instruments and accounted for approximately 25.3% and 48.8%, respectively, of our consolidated assets at such dates. We estimate that as of September 30, 2002, our consolidated exposure to the public sector, including financial and nonfinancial and federal and provincial, including all types of public sector debt instruments, amounted to Ps.9,037 million, representing approximately 58.4% of our consolidated assets.

Although the exact percentage of our consolidated assets represented by Argentine public sector debt instruments (including BODEN) cannot be precisely quantified due to the aforementioned uncertainties and the pending compensation, our exposure to the public sector is substantial and represents a much higher portion of our consolidated assets than at December 31, 2001. Therefore, the value of our assets and our income-generating capacity increasingly depends, among other factors, on the improvement of the Argentine public sector's capacity to repay its debts. See "Risk Factors -- Risks Related to Argentina," "-- Risks Related to the Bank" and "Recent Events in Argentina and the Impact on the Bank."

                                    THE OFFER

The Existing Notes.........        US$250,000,000 aggregate principal amount of
                                   our 8.75% Notes due December 15, 2003.

The Offer..................        We are offering the following to holders of
                                   our Existing Notes:

                                   The Exchange Offer

                                   We are offering to holders that tender their Existing Notes the opportunity to receive for each US$1,000 principal amount of Existing Notes tendered either:

                                   .    US$950 principal amount of Series A
                                        Notes, which Series A Notes will be
                                        issued with a CICC (as described in
                                        "Description of the Series A and the
                                        Series B Notes-- Description of
                                        Contingent Interest Coupon
                                        Certificates") that will detach from the Series A Notes automatically following issuance without any action on the part of the holder thereof and will entitle the holder thereof to a limited amount of additional interest in the form of a contingent cash payment from us depending on our earnings and net worth for each of the fiscal years 2003 through 2009 prior to the maturity date of the Series A Notes, plus (i) US$50 in cash as an Early Tender Fee for tenders received and not withdrawn prior to the Early Tender Fee Deadline and (ii) an additional US$43.75 in cash in lieu of accrued and unpaid interest on the Existing Notes to, but not including, December 15, 2002; or

                                   .    US$950 principal amount of Series B
                                        Notes, which Series B Notes shall not be issued with any CICCs but which shall be mandatorily redeemable and exchangeable by us upon the occurrence of certain specified events into an equivalent principal amount of BODEN, plus (i) US$100 in cash ($50 of which constitutes an Early Tender Fee) for tenders received and not withdrawn prior to the Early Tender Fee Deadline and (ii) an additional US$43.75 in cash in lieu of accrued and unpaid interest on the Existing Notes to, but not including, December 15, 2002 (net of US$6.73 of interest deemed accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15,
                                        2002).

                                   Cash Tender Offer

                                   We are also offering to holders that tender their Existing Notes in the Exchange Offer the opportunity to participate in our contemporaneous Cash Tender Offer pursuant to which we are offering to exchange for each US$1,000 principal amount of Series A Notes, together with the related CICCs, or Series B Notes an amount equal to US$450 in cash as a Tender Offer Cash Payment (plus, in the case of the Series B Notes, an amount of US$6.73 in cash, representing the return of interest accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002) subject to prorationing as described below.

                                   Other

                                   Holders who validly tender their Existing
                                   Notes after the Early Tender Fee Deadline pursuant to either option described above under "The Exchange Offer" will not be eligible to receive an Early Tender Fee.

                                   The Offer does not contemplate any
                                   solicitation of proxies to amend any of the terms of the Existing Notes or the governing documents related thereto.

                                   Concurrently with this Offer, we are making an offer to holders of Existing Notes outside the United States to purchase their Existing Notes on substantially identical terms in a transaction that is exempt from registration under the Securities Act (the "Non-U.S. Concurrent Offer"). For a description of the Non-U.S. Concurrent Offer, see "The Offer -- Non-U.S. Concurrent Offer."

Proration of Tender Offer Cash
Payment........................    The maximum aggregate amount of cash that we
                                   will provide in the Offer and in the Non-U.S.
                                   Concurrent Offer depends on the amount of Existing Notes tendered in the Offer and in the Non-U.S. Concurrent Offer. In the event tenders made in the Offer and the Non-U.S.
                                   Concurrent Offer would result in aggregate payments (exclusive of accrued interest) in excess of US$25 million (the "Maximum
                                   Amount"), each Holder of Existing Notes that elected to receive the Tender Offer Cash
                                   Payment will receive a pro rata portion of the Tender Offer Cash Payment with respect to such balance. See "The Offer -- Proration."

Accrued Interest...............    Interest of US$43.75 for each US$1,000 of
                                   Existing Notes tendered in the Offer for Series A Notes or Series B Notes will be payable on the Settlement Date in lieu of accrued and unpaid interest on the Existing
                                   Notes to, but not including, December 15, 2002, regardless of your election to further participate in the Cash Tender Offer, provided that holders that elect to tender
                                   Existing Notes in exchange for Series B Notes will receive such amount net of US$6.73 in respect of interest deemed accrued on the Series B Notes for the period from August 5,
                                   2002 to, but not including December 15, 2002.

Early Tender Fee Deadline......    5:00 P.M., New York City time, December 9,
                                   2002, unless extended by us.

Expiration Date................    5:00 P.M., New York City time, December 23,
                                   2002, unless extended by us.

Settlement Date................    December 30, 2002.

Conditions ....................    The Offer will be subject to various terms
                                   and conditions, which we may assert or waive, including:

                                   (i)    We shall have complied with the
                                          applicable laws of each jurisdiction
                                          in which the Offer and Non-U.S.
                                          Concurrent Offer is made and due
                                          consents and authorization from all
                                          governmental and regulatory
                                          authorities, including from the

                                          Central Bank, shall have been received
                                          in respect of the exchange of the
                                          Series A Notes and Series B Notes for
                                          the Existing Notes and the issuance of
                                          the New Notes and the making of the
                                          cash payments;

                                   (ii)   The receipt of valid and unrevoked
                                          tenders representing more than 90% of
                                          the outstanding principal amount of
                                          Existing Notes in the Offer and in the
                                          Non-U.S. Concurrent Offer;

                                   (iii)  No adverse judicial or regulatory
                                          action shall have occurred or been
                                          threatened that either challenges the
                                          making of the Offer or in our
                                          reasonable judgment could materially
                                          adversely affect its business;

                                   (iv)   No material adverse changes in
                                          Argentine, U.S. or other financial
                                          markets shall have occurred; and

                                   (v)    No objection or action by the trustee
                                          that in our reasonable judgment could
                                          adversely affect the Offer.

Extension, Amendment,
Termination................        We expressly reserve the right, in our sole
                                   discretion at any time or from time to time before or concurrently with the Expiration
                                   Date for the Offer to (i) terminate the Offer with respect to the Existing Notes and return all tendered Existing Note to the holders thereof, (ii) waive the unsatisfied conditions with respect to the Offer and accept all Existing Notes tendered and not previously withdrawn and (iii) modify, extend or otherwise amend the Offer with respect to the Existing Notes and retain all tendered
                                   Existing Notes until the Expiration Date, as extended, of the Offer, subject, however, to the withdrawal rights of holders and applicable law. Any amendment applicable to the Offer will apply to all Existing Notes tendered pursuant to the Offer. See "The
                                   Offer-- Expiration Date; Extensions;
                                   Amendments; Termination."

Acceptance of Existing Notes
and Delivery of New Notes......    All Existing Notes properly tendered and not
                                   withdrawn will be accepted upon satisfaction or waiver of all of the conditions, and on the Settlement Date (i) the New Notes will be issued and (ii) the applicable cash payments will be made (including the Early Tender Fee in respect of Existing Notes validly tendered prior to the Early Tender Fee Deadline). See
                                   "The Offer-- Acceptance of the Existing Notes for Exchange; Delivery of Our New Notes."

Tender Procedures..............    If you wish to accept the Offer and your
                                   Existing Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender with respect to your Existing Notes, on your behalf, pursuant to such custodial entity's procedures. This instruction will authorize the completion, execution and delivery of a Letter of Transmittal in respect of your Existing
                                   Notes.

                                   Each Letter of Transmittal for a tender for exchange of Existing Notes held at Euroclear or Clearstream, Luxembourg must be completed by a direct participant in Euroclear or Clearstream, Luxembourg. In addition to a Letter of Transmittal, "Bond Instructions" (as defined herein) must be delivered to Euroclear or Clearstream, Luxembourg, as the case may be, in accordance with the procedures and deadlines established by Euroclear or Clearstream, Luxembourg.

                                   Tenders of Existing Notes held through The
                                   Depository Trust Company ("DTC") may only be made by using the book-entry transfer procedures of DTC and by transmitting an Agent's Message (as defined herein) to the Exchange Agent. In order for a book-entry transfer to constitute a valid tender of your Existing Notes in the Offer, the Exchange Agent must receive a confirmation of book-entry transfer of your Existing Notes into the Exchange Agent's account at DTC prior to the Expiration Date. See "The Offer -- How to Tender." Holders tendering via DTC's ATOP System need not deliver a completed Letter of Transmittal.

Withdrawal Rights .........        You may withdraw tenders of Existing Notes
                                   pursuant to the Offer at any time on or
                                   before the Early Tender Fee Deadline of
                                   December 9, 2002 (for this purpose, the
                                   "Withdrawal Rights Deadline"), unless
                                   extended in accordance with the procedures described herein. We may extend, at our discretion, the Withdrawal Rights Deadline.
                                   If the Withdrawal Rights Deadline is
                                   extended, it will be extended for a specific period of time. See "The Offer-- Withdrawal
                                   Rights."

Accelerated Settlement.....        Upon receipt of valid and unrevoked tenders
                                   representing more than 90% in aggregate
                                   outstanding principal amount of the Existing
                                   Notes, in the Offer and in the Non-U.S.
                                   Concurrent Offer, and the satisfaction or waiver of the other conditions to the Offer, we will have the right, but not the obligation, to elect to accept Existing Notes tendered for exchange prior to the Expiration
                                   Date. Any cash payments will be paid and the Series A Notes and/or Series B Notes will be issued and delivered in exchange for the Existing Notes in the Offer, if consummated, on a settlement date (the "Accelerated
                                   Settlement Date"), which will be the fifth business day following the date on which we accept the Existing Notes for payment. Any
                                   Existing Notes tendered after the date on which we accept Existing Notes for accelerated settlement will be accepted on the Expiration Date for settlement on the fifth business day thereafter.

Exchange Agent.............        Citibank, N.A. is serving as exchange agent
                                   for the Offer. An agent of the Exchange Agent in Argentina will act through Citibank, N.A.
                                   Buenos Aires Branch. You can find the
                                   addresses and telephone numbers for the
                                   exchange agent and the agent of the Exchange
                                   Agent on the back cover page of this Offering
                                   Memorandum.

Information Agent..........        Mellon Investor Services LLC is serving as
                                   information agent for the Offer. You can find the address and telephone number for the information agent on the back cover page of this Offering Memorandum.

Trustee, Co-Registrar and
Co-Paying Agent............        The Bank of New York.

Brokerage Commissions......        You are not required to pay any brokerage
                                   commissions to the Information Agent or the Exchange Agent.

                               THE EXISTING NOTES

          The following is a summary of the principal terms and conditions of the Existing Notes. For further information, investors should review "Description of the Existing Notes" and the Indenture (as defined below) pursuant to which the Existing Notes have been issued.

Issuer.....................        Banco Rio de la Plata S.A.

Aggregate Principal Amount.        US$250,000,000 originally issued on December
                                   23, 1993.

Maturity Date..............        December 15, 2003.

Interest...................        8.75% per annum.

Interest Payments..........        Interest on the Existing Notes is computed on
                                   the basis of a 360-day year of twelve 30-day months and is payable semiannually in arrears on June 15 and December 15 of each year.

Ranking ...................        The Existing Notes are senior unsecured
                                   obligations and rank pari passu with all our other senior unsecured indebtedness.

Subordination..............        In the event of our judicial liquidation, all
                                   depositors, regardless of the type, amount or currency of their deposits, whether made by individuals or corporations, will have a general and absolute priority right over all creditors (such as the Holder of Existing
                                   Notes), with the exception of certain labor creditors, those creditors secured with a pledge or mortgage, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund ("Fondo de Liquidez Bancaria") secured by a pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation of our assets. In addition, depositors of any type of deposits have a special priority right over all our other creditors, with the exception of certain labor creditors, to be paid out of
                                   (i) any of our funds which may be held by the Central Bank as reserves, (ii) any of our other funds existing as of the date our license is revoked, or (iii) any proceeds which may result from the mandatory transfer of certain of our assets as determined by the Central Bank. Payments are to be made in the following order of priority: (i) deposits made by individuals up to Ps.5,000 per person, or its equivalent in foreign currency, (ii) all deposits with maturities of more than 90 days, and (iii) all other deposits on a pro rata basis.

                                   Additionally, pursuant to section 53 of
                                   Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors, depositors, credits granted under section 17, subsections (b),
                                   (c), and (f) of the Central Bank's Charter
                                   (rediscounts granted to financial
                                   institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by pledge or mortgage.

Restrictive Covenants......        The Existing Notes are subject to certain
                                   restrictive covenants which, among other things, restrict (with certain exceptions) our ability to create liens and to consolidate, merge, transfer or lease our properties.

Additional Payments........        All payments of principal and interest on the
                                   Existing Notes are made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, contributions, withholdings or transfer expense of any nature in effect on the closing date, or imposed or established in the future by or on behalf of Argentina or any authority in Argentina subject to certain exceptions.

Tax Redemption.............        The Existing Notes are redeemable at our
                                   option in whole at par plus accrued and
                                   unpaid interest in the event that we become obligated to pay any additional payments in respect of, among other things, Argentine withholding taxes, as a result of a change in Argentine tax law or regulation or its interpretation thereof.

Indenture..................        The Indenture, dated as of December 15, 1993,
                                   among the Bank, The Bank of New York, as trustee, co-registrar and principal paying agent, and The Bank of New York S.A., as registrar.

Trustee....................        The Bank of New York.

Governing Law..............        Argentine Law No. 23,576, as amended, the
                                   Negotiable Obligations Law, governs the
                                   requirements for the Existing Notes to
                                   qualify as obligaciones negociables
                                   thereunder, while such law, together with Argentine Law No. 19,550, as amended, and other applicable Argentine laws and regulations, govern our capacity and corporate authorizations to execute and deliver the Existing Notes and the authorization of the CNV for the establishment of the Program and the public offering of the Existing Notes in Argentina.
                                   As to all other matters, the Indenture and the Existing Notes are governed by, and shall be construed in accordance with, the law of the State of New York, United States of
                                   America.

Listing....................        None.

Identifying Codes..........        CUSIP: 059644AE4
                                   ISIN: US059644AE44
                                   Common Code: 004812204

                                  THE NEW NOTES

          The following is a summary of the principal terms and conditions of the New Notes including, in the case of the Series A Notes, the CICCs. For further information, investors should review "Description of the Series A Notes and the Series B Notes" and the Program (as defined below) pursuant to which the New Notes will be issued.

Issuer.....................        Banco Rio de la Plata S.A.

Aggregate Principal
Amount to be delivered.....        Up to US$237,500,000 Series A Notes and/or
                                   Series B Notes, based upon US$250,000,000 of
                                   Existing Notes outstanding as of the date hereof and a purchase price of US$950 principal amount of New Notes offered in exchange for each US$1,000 of Existing Notes tendered pursuant to the Offer.

                     TERMS APPLICABLE TO THE SERIES A NOTES

Maturity Date..............        December 15, 2009.

Principal Amortization
Schedule ..................        Eight semiannual installments equal to 12.50%
                                   of the original principal amount commencing on June 15, 2006.

Interest...................        The Series A Notes will bear interest from
                                   December 15, 2002 at the rate of 3% per annum until December 15, 2005, and thereafter interest on the Series A Notes will increase
                                   1% per annum up to a maximum interest rate of 6% per annum.

Interest Payments..........        Interest on the Series A Notes will be paid
                                   semiannually in arrears on June 15 and
                                   December 15 of each year, commencing on June
                                   15, 2003.

Minimum Denomination.......        US$1.00.

Contingent Interest
Coupon Certificates........        Each US$1.00 original principal amount of
                                   Series A Notes will be issued with a CICC that will detach from the Series A Notes automatically following issuance without any action on the part of the holders thereof and will be able to be traded separately from the Series A Notes. The CICCs will entitle the holders thereof to the possibility of a limited amount of additional interest in the form of a contingent cash payment from us based on our earnings and based on a specified formula net worth for each of the fiscal years 2003 through 2009. For a description of the formula and payment terms for the CICCs, see "Description of the Series
                                   A Notes and the Series B Notes -- Contingent
                                   Interest Coupon Certificate."

                     TERMS APPLICABLE TO THE SERIES B NOTES

Final Maturity Date........        August 3, 2012.

Principal Amortization
Schedule...................        Eight annual payments of principal equal to
                                   12.50% of the original principal amount
                                   commencing on August 3, 2005.

Interest...................        Interest on the Series B Notes will be deemed
                                   to accrue from August 5, 2002 on a floating rate basis which will be determined by applying to the minimum denomination (US$100) the interest rate applicable to U.S. dollar deposits for a six month term in the London
                                   Interbank Market ("LIBOR") at 11:00 a.m.
                                   London time on the second business day next preceding the commencement of each semiannual interest period and adjusted to a calendar year of 365 or 366 days, as applicable, with the adjusted interest rate for the first interest period ending February 3, 2003 being 1.860% per annum. See "Description of the Series A Notes and the Series B Notes --
                                   Principal and Interest Payments."

Interest Payments..........        Interest on the Series B Notes will be paid
                                   semiannually in arrears on February 3 and August 3 of each year, commencing on February
                                   3, 2003.

Minimum Denomination.......        US$100.

Mandatory Redemption and
Exchange into BODEN........        The Series B Notes will be subject to a
                                   mandatory redemption by us and exchange of the entire amount of Series B Notes for BODEN on a dollar-for-dollar basis as soon as practicable after we are no longer subject to the current restrictions imposed by the Central Bank on our ability to transfer ownership of BODEN in an aggregate amount at least equal to the outstanding aggregate principal amount of the Series B Notes. See
                                   "Description of the Series A Notes and the Series B Notes -- Mandatory Redemption and
                                   Exchange of the Series B Notes for BODEN." To the extent BODEN become available to us prior to the Expiration Date, we may, at our discretion, exchange either BODEN or the Series B Notes for the Existing Notes tendered pursuant to the Exchange Offer.

          TERMS APPLICABLE TO THE SERIES A NOTES AND THE SERIES B NOTES

General....................        The terms and conditions of both the Series A
                                   Notes and the Series B Notes will be similar to the Existing Notes, with the principal differences including the following:

                                   .    the rate of interest;

                                   .    the amortization schedule;

                                   .    the maturity date;

                                   . the Series A Notes will be issued with a CICC;

                                   .    the Series B Notes will be mandatorily
                                        redeemable and exchangeable into BODEN;

                                   .    the cross-default provisions as
                                        described under "Description of the
                                        Series A Notes and the Series B Notes,"
                                        which will provide that the amount of
                                        indebtedness is US$20 million and that
                                        the Existing Notes will be excluded from the cross default provisions of the New Notes so that a payment default on the Existing Notes does not result in a cross-default on (or become the basis for cross-acceleration of) the New Notes;

                                   .    the conditions involving mergers,
                                        consolidations, sales and leases
                                        relating to us and our subsidiaries;

                                   .    certain provisions relating to
                                        subordination of the New Notes to rights of our depositors in compliance with Argentine law;

                                   .    addition of certain permitted
                                        encumbrance to our negative pledge
                                        covenants;

                                   .    the required timing of our delivery of
                                        financial statements and deletion of
                                        requirement to provide U.S. GAAP
                                        reconciliation;

                                   .    the occurrence of events for which we
                                        may be subject to pay Additional Amounts on, and for which we may redeem for tax reasons, the Series A Notes and the Series B Notes;

                                   .    no requirement to extend tender offers,
                                        exchange offers or similar purchases to
                                        holders of New Notes on an equal basis
                                        under specified circumstances; and

                                   .    certain provisions relating to
                                        defeasance.

Ranking....................        The New Notes are senior unsecured
                                   obligations and will rank pari passu with all other senior unsecured indebtedness.

Subordination..............        In the event of our judicial liquidation, all
                                   depositors, regardless of the type, amount or currency of their deposits, whether made by individuals or corporations, will have a general and absolute priority right over all creditors (such as the holders of the New
                                   Notes), with the exception of certain labor creditors, those creditors secured with a pledge or mortgage, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by a pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation of our assets. In addition, depositors of any type of deposits have a special priority right over all other of our creditors, with the exception of certain labor creditors, to be paid out of (i) any of our funds which may be held by the Central Bank as reserves, (ii) any other of our funds existing as of the date our license is revoked, or (iii) any proceeds which may result from the mandatory transfer of certain of our assets as determined by the Central Bank. Payments are to be made in the following order of priority: (i) deposits made by individuals up to Ps.5,000 per person, or its equivalent in foreign currency, (ii) all deposits with maturities of more than 90 days, and (iii) all other deposits on a pro rata basis.

                                   Additionally, pursuant to section 53 of
                                   Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors, depositors, credits granted under section 17, subsections (b),
                                   (c), and (f) of the Central Bank's Charter
                                   (rediscounts granted to financial
                                   institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by pledge or mortgage.

Additional Payments........        All payments of principal and interest on the
                                   Series A Notes, the Series B Notes and the
                                   CICC will be made without withholding or deduction for, or on account of, any present of future taxes, duties, levies, contributions, withholdings or transfer expense of any nature in effect on the closing date or imposed or established in the future by or on behalf of Argentina or any authority in Argentina subject to certain exceptions. See "Description of the Series A
                                   Notes and the Series B Notes -- Payments of
                                   Additional Amounts."

Tax Redemption.............        The Series A Notes, the Series B Notes and
                                   the CICC are redeemable at our option in whole at par plus accrued and unpaid interest in the event that we become obligated to pay any additional payments in respect of, among other things, Argentine withholding taxes as a result of a change in Argentine tax law or regulation or in its interpretation after the Issue Date. See "Description of the Series A
                                   Notes and the Series B Notes -- Redemption and Purchase Provisions -- Redemption for
                                   Tax Reasons."

Program Indenture..........        The Series A Notes and the Series B Notes
                                   will be issued under the US$1,000,000,000
                                   Medium Term Note Program and the Indenture of the Bank dated as of May 19, 2000 and authorized for public offering in Argentina by the Certificate No. 263 dated March 27,
                                   2000 of the CNV, as amended by the First
                                   Supplemental Indenture, dated January 22,
                                   2001.

Trustee....................        The Bank of New York.

Form of New Notes..........        U.S. Global Note. The New Notes will be
                                   registered in the name of Cede & Co. as the nominee for DTC.

Governing Law..............        Argentine Law No. 23,576, as amended, the
                                   Negotiable Obligations Law, governs the
                                   requirements for the Series A Notes and the Series B Notes to qualify as obligaciones negociables thereunder, while such law, together with Argentine Law No. 19,550, as amended, and other applicable Argentine laws and regulations, govern our capacity and corporate authorizations to execute and deliver the Series A Notes and the Series B
                                   Notes and the authorization of the CNV for the establishment of the Program and the public offering of the New Notes in Argentina. As to all other matters, the Program and the Existing Notes are governed by, and shall be construed in accordance with, the law of the State of New York, United States of America.

Listing....................        Application will be made to list the New
                                   Notes on the Buenos Aires Stock Exchange.

                                      BODEN

          The following is a summary of the principal terms and conditions of the BODEN that you will receive in the event of the mandatory exchange of the Series B Notes. This summary is based upon publicly available information including Executive Order No. 905/02 as amended and complemented by applicable Argentine regulations. For further information, investors should review "Description of the BODEN" and Executive Order No. 905/02 as amended and complemented by applicable Argentine regulations. The terms and conditions of the BODEN may be amended or supplemented from time to time by the Argentine Government. We do not assume any liability in connection with the existing terms of, or future changes to, the terms and conditions of the BODEN.

Issuer.....................        Argentina.

Aggregate Principal Amount
to be delivered............        Up to US$237,500,000, based upon
                                   US$250,000,000 of Existing Notes outstanding as of the date hereof and a purchase price of US$950 principal amount of Series B Notes offered in exchange for each US$1,000 of Existing Notes tendered pursuant to the Offer. Upon the mandatory redemption and exchange of the Series B Notes, you will receive a principal amount of BODEN equal to the principal amount of Series B Notes exchanged together with all accrued and unpaid interest on the BODEN in exchange for the cancellation of the Series B Notes and the waiver by the holders thereof to any claim for accrued but unpaid interest on the Series B Notes at the time of such mandatory redemption and exchange.

Currency...................        U.S. dollars.

Maturity Date..............        August 3, 2012.

Minimum Denomination.......        US$100.

Form and Denomination......        For a description, see "Description of the
                                   Series A and Series B Notes -- Form,
                                   Denomination and Registration; Book Entry
                                   System."

Amortization Schedule......        Eight annual, equal and consecutive payments
                                   of principal, each one equivalent to US$12.50 per US$100 of the initial principal amount.
                                   The first installment is due on August 3, 2005.

Interest...................        Interest accrues on a floating rate basis and
                                   at a rate determined by reference to the interest rate applicable to U.S. dollar deposits for a six month term in the London
                                   Interbank Market ("LIBOR") at 11:00 a.m.
                                   London time on the second business day next preceding the commencement of each semiannual interest period and adjusted to a calendar year of 365 or 366 days, as applicable, as determined by the Central Bank, described in "Description of the BODEN -- Principal and
                                   Interest Payments." The adjusted interest rate for the interest period ending February
                                   3, 2003 is 1.860% per annum.

Interest Payments..........        Interest on BODEN is payable semiannually in
                                   arrears on February 3 and August 3 of each year, commencing on August 3, 2002.

Ranking....................        BODEN are unsecured obligations of Argentina
                                   and rank pari passu with all of Argentina's other unsubordinated unsecured indebtedness.

                                   As of the September 30, 2002, Argentina has reported to have in excess of US$130 billion in total indebtedness, of which an estimate of US$87 billion is held by external creditors and approximately US$43 billion is held by Argentine creditors. There is no limit on the amount of indebtedness that Argentina may incur.

Terms and Conditions.......        The BODEN have no covenants or events of
                                   default permitting for acceleration of
                                   amounts due thereunder at any time.
                                   Furthermore, the BODEN are governed by the law of Argentina, and do not contemplate or provide for the submission by Argentina to the jurisdiction of any foreign court, including New York.

Permitted Use of
BODEN......................        Holders of BODEN may currently apply BODEN to
                                   the purposes determined by Executive Order
                                   No. 905/02 subject to compliance with certain requirements and limitations imposed by applicable regulations which, among others, include the following:

                                   (i)    payment of loans granted by Argentine
                                          financial entities, secured by
                                          mortgage over the primary residence of
                                          the borrower;

                                   (ii)   payment of loans granted by Argentine
                                          financial entities to individuals;

                                   (iii)  building and construction of new real
                                          estate;

                                   (iv)   purchase of public real estate out of
                                          the public domain, and which are not
                                          used as guarantees to trusts or other
                                          financing;

                                   (v)    purchase of new vehicles, including
                                          agriculture and industrial machinery;

                                   (vi)   purchase of notes issued by trusts
                                          used for project financing, authorized
                                          for the public offering and listed in
                                          self-regulated markets, in accordance
                                          with the CNV regulations; and

                                   (vii) payment of certain Argentine taxes due at June 30, 2001, and amounts due under existing regularization tax regimes, except for social security labor risk contributions and tax on deposits and credits on bank accounts, subject to restrictions and requirements established from time to time.

                                   The purposes described in (i) and (ii) are applicable only to individuals.

                                   In the case of holders of BODEN that are Argentine financial entities regulated by Law No. 21,526, as amended, BODEN can be exchanged in whole or in part for promissory notes (pagares) issued by the Argentine Government in minimum denominations of US$100,000. The promissory notes shall have the same terms and conditions of the exchanged BODEN.

Governing Law..............        Argentina.

Trading Market.............        The BODEN are listed on the Buenos Aires
                                   Stock Exchange and are eligible for trading on the Argentine Over-The-Counter market referred to as Mercado Abierto Electronico
                                   ("MAE") in Argentina. The BODEN have been accepted for clearance at Caja de Valores
                                   S.A., Euroclear and Clearstream, Luxembourg.

Identifying Codes..........        ISIN: ARARGE 034678
                                   Common Code: 015630159

Paying Agent...............        The Central Bank of Argentina or any other
                                   agent authorized by Argentine regulations.

              SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

GENERAL

          The following tables present our selected consolidated historical or adjusted (in constant pesos) financial and other information as of the dates and for the periods indicated. This information should be read in conjunction with, and is qualified in its entirety by reference to, "Risk Factors" and "Business" in this Offering Memorandum, the Consolidated Financial Statements and the Unconsolidated and Consolidated Audited Financial Statements and Unconsolidated and Consolidated Unaudited Interim Financial Statements appearing elsewhere in this Offering Memorandum, "Presentation of Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results" included elsewhere in this Offering Memorandum. The reports of Pistrelli, Diaz y Asociados S.C. (in its capacity of a member firm of Andersen) on the Consolidated Financial Statements and the Unconsolidated and Consolidated Audited Financial Statements and the limited review report on interim financial statements of Pistrelli, Diaz y Asociados SRL (a member of Ernst & Young Global) on the Unconsolidated and Consolidated Unaudited Interim Financial Statements, appear elsewhere in this Offering Memorandum and indicates that such financial statements have been prepared in accordance with Argentine Banking GAAP, which differs in certain respects from Argentine GAAP and U.S. GAAP. For a description of the principal differences between Argentine Banking GAAP and Argentine GAAP see note 6 to the Unconsolidated and Consolidated Audited Financial Statements and Unconsolidated and Consolidated Unaudited Interim Financial Statements. For a description of the differences between Argentine Banking GAAP and U.S. GAAP as they relate to us, see note 30 to our Consolidated Financial Statements. Our Unconsolidated and Consolidated Unaudited Interim Financial Statements do not present any U.S. GAAP information.

          Holders of the Existing Notes should be aware that many of the actions taken by the Argentine Government in connection with the recent economic crisis in Argentina described in detail under "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank," including the conversion of certain of our U.S. dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the devaluation of the Peso, took place after December 31, 2001, and, therefore, are not reflected in our financial statements for the fiscal year ended December 31, 2001. Further economic uncertainties, including devaluation of the Peso, continue to affect our financial condition. While the pesification of assets and liabilities and the devaluation of the Peso as of March 31, 2002 and June 30, 2002 are reflected in our financial statements for the three-month period ended March 31, 2002 and six-month period ended June 30, 2002, our subsequent financial statements may not fully reflect the impact on our operations and financial condition of further actions taken by the Argentine Government, including adjustments in the level and nature of Government compensation for the pesification of our balance sheet, and the continued deterioration of the Argentine economy since the date of financial information included in this Offering Memorandum. The impact of, and changes in, Argentine law and Government policies relating to, among other things, fluctuations in the amount and levels of deposits, damage claims brought by depositors and the various voluntary exchange programs being pursued by the Argentine Government will also likely have an adverse effect on our business operations and financial condition unless and until the Argentine economy stabilizes and achieves prolonged growth.

          As a result of the foregoing, holders of our Existing Notes should be aware that the financial statements and information included elsewhere in this Offering Memorandum are not comparable to financial statements and information for prior periods and the financial statements and information included herein may not be indicative or fully reflect our current financial position or anticipated results of operations or business prospects, all of which have been materially and adversely affected since the respective dates of those statements. Holders of the Existing Notes are cautioned not to place undue significance on the financial statements and information contained herein and should assume that our current financial condition is less secure than that indicated in such financial statements and information.

                     YEAR-TO-YEAR BALANCE SHEET COMPARISONS

                                                                                     As of December 31,
                                                                            ---------------------------------------
                                                                               1999           2000         2001
                                                                            -----------   -----------   -----------
                                                                                 (in millions of constant Pesos)
Cash and Due from Banks .................................................       1,048.4       1,091.6       1,294.5
Government Securities and Private Securities, Net of Allowances .........       1,509.2       1,952.6         455.9
Loans ...................................................................       6,214.0       6,611.8       6,884.6
      Public Sector .....................................................       1,311.7       1,632.8       2,080.6
      Financial System ..................................................         249.3          84.7         136.4
      Private Sector ....................................................       4,653.0       4,894.3       4,667.6
Allowances ..............................................................        (168.1)       (236.8)       (225.2)
Other Receivables from Financial Transactions ...........................       3,105.3       4,347.0         889.1
Bank Premises and Equipment .............................................         337.2         347.8         322.4
Other Assets ............................................................         195.4         224.1         322.0
                                                                            -----------   -----------   -----------
      Total Assets ......................................................      12,241.4      14,338.1       9,943.3
                                                                            ===========   ===========   ===========
Deposits ................................................................       6,260.3       7,065.6       6,370.4
Other Liabilities from Financial Transactions ...........................       4,617.6       5,698.1       2,312.5
Other Liabilities .......................................................         157.9         234.8         198.9
      Total Liabilities .................................................      11,035.8      12,998.5       8,881.8
                                                                            -----------   -----------   -----------
Stockholders' Equity ....................................................       1,205.6       1,339.6       1,061.5
                                                                            -----------   -----------   -----------
      Total Liabilities and Stockholders' Equity* .......................      12,241.4      14,338.1       9,943.3

----------
* Total shareholders' equity as determined in accordance with U.S. GAAP was 4,647.9 million, 1,672.6 million and negative 76.6 million at December 31, 1999, 2000 and 2001, respectively.

                  UNAUDITED QUARTERLY BALANCE SHEET INFORMATION

                                                                                  As of
                                                                    ---------------------------------
                                                                      December 31,        March 31,
                                                                        2001/(1)/         2002/(1)/
                                                                    ---------------   -----------------
                                                                    (in millions of    (in millions of
                                                                         Pesos)         constant Pesos)
Cash and Due from Banks .........................................           1,683.7               976.9
Government Securities and Private Securities, Net of Allowances .             630.3             1,022.8
Loans ...........................................................           7,908.1             7,615.9
      Public Sector .............................................           2,862.1             2,868.7
      Financial System ..........................................             188.1                38.6
      Private Sector ............................................           4,857.9             4,708.6
Allowances ......................................................            (229.4)             (410.1)
Other Receivables from Financial Transactions ...................           2,841.1             5,177.6
Bank Premises and Equipment .....................................             322.4               428.6
Other Assets ....................................................             322.0               566.8
                                                                    ---------------   -----------------
      Total Assets ..............................................          13,478.2            15,378.5
                                                                    ===============   =================
Deposits ........................................................           8,164.7             7,265.1
Other Liabilities from Financial Transactions ...................           3,615.3             5,928.9
Other Liabilities ...............................................             197.3               248.4
      Total Liabilities .........................................          11,977.3            13,442.4
                                                                    ---------------   -----------------
Stockholders' Equity ............................................           1,498.9             1,936.1
                                                                    ---------------   -----------------
      Total Liabilities and Stockholders' Equity ................          13,478.2            15,378.5
                                                                    ===============   =================

----------
/(1)/ Estimated unaudited consolidated pro-forma financial statements after symmetric pesification. For pro-forma balance sheet after asymmetric pesification see "Effects of Pesification -- Estimated Consolidated Pro-Forma Balance Sheet in millions of Pesos to show the effects of Pesification and Compensation Provisions."
/(2)/ Assets and liabilities in U.S. dollars converted to Pesos at an exchange rate of Ps.3.00 to US$1.00 for the Unconsolidated and Consolidated Unaudited Interim Financial Statements.

                    YEAR-TO-YEAR INCOME STATEMENT COMPARISONS

                                                                                 Fiscal Year Ended December 31,
                                                                            ---------------------------------------
                                                                               1999          2000          2001
                                                                            -----------   -----------   -----------
                                                                                    (in millions of Pesos)
Interest Income .........................................................         987.6       1,213.2       1,054.8
Interest Expense ........................................................        (470.1)       (603.3)       (615.8)
                                                                            -----------   -----------   -----------
      Net Interest Income Before Adjustment .............................         517.5         609.9         439.0
                                                                            -----------   -----------   -----------
Adjustments to Interest
      Monetary (Loss) Gain on Financial Transactions/(1)/................             -             -             -
      Gains on Foreign Exchange .........................................          45.8          52.1          63.9
                                                                            -----------   -----------   -----------
      Total Adjustments to Interests ....................................          45.8          52.1          63.9
                                                                            -----------   -----------   -----------
      Net Interest Income After Adjustments .............................         563.3         662.0         502.9
                                                                            -----------   -----------   -----------
Other Financial Expenses ................................................         (38.0)        (31.1)        (32.7)
Provisions ..............................................................        (112.4)       (147.3)       (264.1)
                                                                            -----------   -----------   -----------
      Net Financial Income After Provisions .............................         412.8         483.5         206.0
                                                                            -----------   -----------   -----------

Service Charge Income, net ..............................................         232.3         310.8         326.4
Operating Expenses ......................................................        (483.2)       (543.1)       (527.4)
Monetary Gain (Loss) Related to Operating Expenses/(1)/..................             -             -             -
                                                                            -----------   -----------   -----------
Net Gain on Financial Transactions ......................................         162.0         251.2           5.0

Other Income, net .......................................................          (1.2)         11.1          (3.0)
Monetary Gain (Loss) Related to Other Operations/(1)/....................             -             -             -
                                                                            -----------   -----------   -----------
      Net Income Before Income Tax ......................................         160.8         262.3           2.0
                                                                            -----------   -----------   -----------
Income Tax ..............................................................         (41.6)        (54.7)        (12.2)
                                                                            -----------   -----------   -----------
Net Income/(2)/ .........................................................         119.2         207.6         (10.2)
                                                                            ===========   ===========   ===========

----------
(1)  Reflects inflation adjustments to assets and liabilities.
(2)  Total Net Income as determined in accordance with U.S. GAAP was negative
     6.7 million, 112.9 million and negative 1,494.2 million at December 31, 1999, 2000 and 2001, respectively.

                UNAUDITED QUARTERLY INCOME STATEMENT INFORMATION

                                                                                  Three months ended
                                                                                   March 31, 2002/(1)/
                                                                                ----------------------
                                                                                (in millions of Pesos)
Interest Income................................................                                  711.8
Interest Expense...............................................                                 (403.7)
                                                                                ----------------------
      Net Interest Income Before Adjustment....................                                  308.1

Adjustments to Interest........................................
      Monetary (Loss) Gain on Financial Transactions/(2)/......                                 (414.0)
      Gains on Foreign Exchange................................                                  437.6
                                                                                ----------------------
      Total Adjustments to Interests...........................                                   23.6

      Net Interest Income After Adjustments....................                                  331.7
                                                                                ----------------------
Other Financial Expenses.......................................                                  (13.6)

Provisions...............................................                                       (230.0)
                                                                                ----------------------
      Net Financial Income After Provisions..............                                         88.1
                                                                                ----------------------
Service Charge Income, net...............................                                         80.2
Operating Expenses.......................................                                       (131.9)
Monetary Gain (Loss) Related to Operating Expenses/(2)/..                                         (0.5)
                                                                                ----------------------
Net Gain on Financial Transactions.......................                                         35.9

Other Income, net........................................                                        (27.7)
Monetary Gain (Loss) Related to Other Operations/(2)/....                                        (44.7)
                                                                                ----------------------
      Net Income Before Income Tax.......................                                        (36.5)

Income Tax...............................................                                         (3.7)
                                                                                ----------------------
Net Income...............................................                                        (40.2)
                                                                                ======================

---------------
/(1)/ Assets and liabilities in U.S. dollars converted to Pesos at an exchange rate of Ps.3.00 to US$1.00 for the Unconsolidated and Consolidated Unaudited Interim Financial Statements.
/(2)/  Reflects inflation adjustments to assets and liabilities.

          For summary information relating to the six-month period ended June 30, 2002 see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Financial Information."

                             EFFECTS OF PESIFICATION

          According to Decree No. 214/02, Peso-denominated Compensatory Bonds are required to be given to Argentine financial institutions in order to compensate for the losses resulting from the asymmetric pesification. These Peso-denominated bonds can be exchanged for U.S. dollar-denominated bonds, the Compensation Bond I, at an exchange rate of Ps.1.40 to US$1.00. As of the date of this Offering Memorandum, we have been credited with 59.9% of the compensation due to us from the Central Bank in connection with the Compensation Bond I and the Compensation Bond II, the remainder is subject to certain adjustments that the Central Bank will be able to modify. See Notes 1.1.b and 1.2.a to the Unconsolidated and Consolidated Unaudited Interim Financial Statements for the compensation procedures and effect of compensation on us.

COMPENSATION BOND I

          Subtotal of Assets pesified............................................      Ps.          3,015.7
          Subtotal of Liabilities pesified.......................................      Ps.             13.1
                                                                                       --------------------
          Difference of asymmetric pesification (Ps.1.00 : US$1.00)..............      Ps.          3,002.6
          Government compensation for asymmetric pesification....................      Ps.          1,201.0
          Compensation Bond I (US$ equivalent)...................................      US$            857.9

          Financial institutions may subscribe for U.S. dollar-denominated Complementary Compensation Bonds in order to eliminate the balance of any short foreign currency position originated by the "asymmetric pesification" and not covered by the initial Compensatory Bond I.

COMPENSATION BOND II (COMPLEMENTARY COMP. BOND)

          Subtotal of Assets:  Non-pesified portion (US$-denominated)............      US$        1,259.0
          Subtotal of Liabilities:  Non-pesified portion (US$-denominated).......      US$        2,474.3
                                                                                       ------------------
          Difference in short foreign exchange position (US$)....................      US$       (1,215.3)
          Compensation Bond I....................................................      US$          857.9
                                                                                       ------------------
          Compensation Bond II (US$ equivalent)..................................      US$          357.1
          Compensation Bond II (Peso equivalent).................................      Ps.          500.0

          Shareholders' Equity decreased from Ps.1,061.5 million to Ps.222.4 million as a result of the pesification. The Shareholders' Equity will increase to Ps.1,498.9 million if the compensation, as stated by Executive Order No. 905/02, is received by us.

SHAREHOLDERS' EQUITY AT DECEMBER 31, 2001 (PESO MILLIONS)

          Shareholders' Equity before pesification...............................      Ps.        1,061.5
          Shareholders' Equity after pesification................................      Ps.          297.9
          Shareholders' Equity after compensation provision......................      Ps.        1,498.9

   ESTIMATED CONSOLIDATED PRO-FORMA BALANCE SHEET IN MILLIONS OF PESOS TO SHOW
          THE EFFECTS OF PESIFICATION AND COMPENSATION PROVISIONS/(1)/

                                                                                   (Unpesified)
                                              Unpesified                               as of        Unpesified as of
                                                as of                               12/31/2001         12/31/2001
                                            12/31/2001/(3)/   Eliminations/(3)/     Subsidiaries      Banco Rio/(4)/
                                           ----------------   -----------------   ----------------   ----------------
BALANCE SHEET DATA
Amounts in Accordance with Argentine
 GAAP:
Cash and due from Banks ................            1,294.5               16.1               29.7            1,280.9
Government and Private Securities,
 Net of Allowances .....................              455.9                  -               13.4              442.5
Loans ..................................            6,884.6              380.0            1,119.7            6,145.0
    Public Sector ......................            2,080.6                                 104.6            1,976.0
    Financial Sector ...................              136.4              334.0              334.0              136.4
    Private Sector .....................            4,667.6               46.0              681.0            4,032.6
Allowances .............................             (225.2)                                 (2.6)            (222.6)
Other Receivables from Financial
 Transactions................... .......              889.1                8.5               86.2              811.3
Participation - Riobank ................                0.0              179.0                  -              179.0
Grand Cayman - Branch ..................                0.0               18.9                  -               18.9
Bank Premises and Equipment ............              322.4                                   4.0              318.4
Other Assets ...........................              322.0               28.7                5.4              345.3
                                           -------------------------------------------------------------------------
    Subtotal Assets ....................            9,943.3              631.2            1,255.6            9,318.7
                                           -------------------------------------------------------------------------
    Compensation Bond I ................                N/A                N/A                N/A                N/A

    Compensation Bond II
     (Complementary Bond) ..............                N/A                N/A                N/A                N/A
                                           =========================================================================
    Total after Compensation Provision .            9,943.3              631.2            1,255.6            9,318.7
                                           =========================================================================

Deposits ...............................            6,370.4               21.2              578.3            5,813.3
Other Liabilities from Financial
 Transactions...........................            2,312.5              383.6              428.9            2,267.2
Other Liabilities ......................              198.9               22.2              176.7              176.7
                                           -------------------------------------------------------------------------
    Subtotal Liabilities ...............            8,881.8              404.8            1,029.4            8,257.2
                                           -------------------------------------------------------------------------
Central Bank Advances for
 Subscription of Complementary Bond.....                N/A                N/A                N/A                N/A
Total after Compensation Provision .....                N/A                N/A                N/A                N/A
Shareholders' Equity
                                           -------------------------------------------------------------------------
    (before compensation provision) ....            1,061.5                  -                  -           1,061.45
                                           -------------------------------------------------------------------------
Shareholders' Equity
                                           =========================================================================
    (after compensation provision) .....            1,061.5                  -                  -           1,061.45
                                           =========================================================================

                                                                                       Pesified Portion            Non-
                                                Balances as of 12/31/01                   of US$                 Pesifie
                                           --------------------------------    ----------------------------   -------------
                                                                   US$          Pesified         Pesified       Floating
                                           Peso Denominated    Denominated        AR$1            AR$1.4          US$
                                           ----------------   -------------   -------------   -------------   -------------
BALANCE SHEET DATA
Amounts in Accordance with Argentine
 GAAP:
Cash and due from Banks ................              307.9           973.0             0.0           868.9           104.1
Government and Private Securities,
 Net of Allowances .....................                6.0           436.5             0.0           254.2           182.3
Loans ..................................              520.1         5,624.9         3,066.5         2,075.4           483.0
    Public Sector ......................                0.0         1,976.0            22.5         1,953.3             0.2
    Financial Sector ...................                7.2           129.2             0.0           122.1             7.1
    Private Sector .....................              512.9         3,519.7         3,044.0             0.0           475.7
Allowances .............................              (82.5)         (140.1)         (129.5)           (1.0)           (9.6)
Other Receivables from Financial
 Transactions...........................              367.0           444.3            14.5           127.1           302.7
Participation - Riobank ................                0.0           179.0             0.0             0.0           179.0
Grand Cayman - Branch ..................                0.0            18.9             0.0             1.4            17.5
Bank Premises and Equipment ............              318.4             0.0             0.0             0.0             0.0
Other Assets ...........................              281.1            64.2            64.2             0.0             0.0
                                           ----------------   -------------   -------------   -------------   -------------
    Subtotal Assets ....................            1,718.0         7,600.7         3,015.7         3,326.0         1,259.0
                                           ----------------   -------------   -------------   -------------   -------------

    Compensation Bond I ................                N/A             N/A             N/A             N/A           857.9

    Compensation Bond II
     (Complementary Bond)...............                N/A             N/A             N/A             N/A           357.4

                                           ================   =============   =============   =============   =============
    Total after Compensation Provision .            1,718.0         7,600.7         3,015.7         3,326.0         2,474.0
                                           ================   =============   =============   =============   =============

Deposits ...............................            1,326.8         4,486.3             0.0         3,961.7           524.6
Other Liabilities from Financial
 Transactions...........................              247.8         2,019.6            13.1            56.8         1,949.7
Other Liabilities ......................              176.7             0.0             0.0             0.0             0.0
                                           ----------------   -------------   -------------   -------------   -------------
    Subtotal Liabilities ...............            1,751.3         6,505.9            13.1         4,018.5         2,474.3
                                           ----------------   -------------   -------------   -------------   -------------
Central Bank Advances for
 Subscription of Complementary Bond.....                N/A             N/A             N/A             N/A           357.4
Total after Compensation Provision .....                N/A             N/A             N/A             N/A             N/A
Shareholders' Equity
                                           ----------------   -------------   -------------   -------------   -------------
    (before compensation provision) ....              (33.3)        1,094.8         3,002.6          (692.5)       (1,215.3)
                                           ----------------   -------------   -------------   -------------   -------------
Shareholders' Equity
                                           ================   =============   =============   =============   =============
    (after compensation provision) .....              (33.3)        1,094.8         3,002.6          (692.5)            0.0
                                           ----------------   -------------   -------------   -------------   -------------

                                             Pro-Forma/(2)/
                                             -------------
                                               12-31-2001
                                                 AR cr$
                                             -------------
BALANCE SHEET DATA
Amounts in Accordance with Argentine
 GAAP:
Cash and due from Banks ................           1,670.1
Government and Private Securities,
 Net of Allowances .....................             617.1
Loans ..................................           7,168.4
    Public Sector ......................           2,757.4
    Financial Sector ...................             188.1
    Private Sector .....................           4,222.9
Allowances .............................             226.8
Other Receivables from Financial
 Transactions...........................             983.2
Participation - Riobank ................             250.6
Grand Cayman - Branch ..................              26.5
Bank Premises and Equipment ............             318.4
Other Assets ...........................             345.3
                                             -------------
    Subtotal Assets ....................          11,152.8
                                             -------------

    Compensation Bond I ................           1,201.0

    Compensation Bond II
     (Complementary Bond) ..............             500.4

                                             =============
    Total after Compensation Provision..          12,853.8
                                             =============

Deposits ...............................           7,607.6
Other Liabilities from Financial
 Transactions...........................           3,070.0
Other Liabilities ......................
                                             -------------
    Subtotal Liabilities ...............          10,854.9
                                             -------------
Central Bank Advances for
 Subscription of Complementary Bond.....             500.4
Total after Compensation Provision .....          11,354.7
Shareholders' Equity
                                             -------------
    (before compensation provision) ....             297.9
                                             -------------
Shareholders' Equity
                                             =============
    (after compensation provision) .....           1,498.9
                                             -------------

/(1)/ Estimated Unaudited Consolidated Pro-Forma Financial Statements after Asymmetric Pesification.
/(2)/ Amounts converted at the Ps.1.40 to U.S. dollar exchange rate and pesified at Ps.1.40 to U.S. dollar as well.
/(3)/ Consolidated to include the financial statements of Santander Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
/(4)/  Banco Rio's non-consolidated financial information.

                                  RISK FACTORS

                      IMPORTANT NOTICE: CRISIS IN ARGENTINA

          YOU SHOULD UNDERSTAND THAT AN INVESTMENT IN THE EXISTING NOTES OR EITHER SERIES OF NEW NOTES INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE SIGNIFICANT POSSIBILITY OF LOSS OF YOUR ENTIRE INVESTMENT IN THE EXISTING NOTES OR THE NEW NOTES OR Boden. YOUR FAILURE TO EXCHANGE YOUR EXISTING NOTES WILL ALSO INVOLVE SOME DEGREE OF RISK.

          You should carefully consider the risks described below, in addition to the other information contained in this Offering Memorandum, before determining whether to keep your Existing Notes or to invest in either series of the New Notes. We also may face additional risks and uncertainties that are not presently known to us, or that we currently not deem relevant, which may impair our business. In general, you take more risk when you invest in the securities of issuers in emerging markets such as Argentina than when you invest in the securities of issuers in the United States and certain other markets.

RISKS RELATED TO ARGENTINA

          OVERVIEW

          Substantially all of our operations, property and customers are located in Argentina. Accordingly, the quality of our assets, our financial condition and results of operations depend to a significant extent on macroeconomic, social and political conditions prevailing from time to time in Argentina. The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth and high and variable levels of inflation. In 1988, 1989 and 1990, the annual inflation rates were approximately 338%, 4,924% and 1,344%, respectively, based on the consumer price index and approximately 432%, 5,386% and 798%, respectively, based on the wholesale price index. As a result of inflationary pressures, the Argentine currency was devalued repeatedly during the 1960s, 1970s and 1980s, and macroeconomic instability led to broad fluctuations in the real exchange rate of the Argentine currency relative to the U.S. dollar. To address these pressures, the Argentine Government implemented various plans and utilized a number of exchange rate systems during this period. Prior to December 1989, the Argentine foreign exchange market was subject to exchange controls.

          In April 1991, the Argentine Government launched a plan aimed at controlling inflation and restructuring the economy, enacting Law No. 23,928 and its Regulatory Decree No. 529/91, known as the Convertibility Law. The Convertibility Law fixed the exchange rate at one Peso per U.S. dollar and required that the Central Bank maintain reserves in gold and foreign currency at least equivalent to the monetary base. Following adoption of the Convertibility Law, inflation declined steadily and the economy experienced growth through most of the period from 1991 to 1997. In the fourth quarter of 1998, however, the Argentine economy entered into a recession that caused the gross domestic product to decrease by 3.0% in 1999, 0.5% in 2000 and an estimated 4.4% in 2001. Beginning in the second half of 2001, Argentina's recession worsened significantly, precipitating the political and economic crisis described in greater detail below.

          Since early December 2001, Argentine authorities have implemented a number of monetary and currency-exchange control measures that include restrictions on the free disposition of funds deposited with banks and tight restrictions on the transfer of funds abroad, with certain exceptions for transfers related to foreign trade and other authorized transactions, which are generally subject to prior approval by the Central Bank. In December 2001, the Government declared an official default on Argentina's foreign debt payments. On January 7, 2002, the Argentine Congress, or the Congress, approved the Public Emergency and Foreign Exchange System Reform Law No. 25,561, known as the Public Emergency Law, which introduced dramatic changes to Argentina's economic model and amended the currency board that had pegged, statutorily, the Peso at parity with the U.S. dollar since enactment of the Convertibility Law in 1991. The Public Emergency Law empowers the Federal Executive Branch of Argentina, or the Executive Branch, to implement, among other things, additional monetary, financial and exchange measures to overcome the current economic crisis in the short term, such as determining the rate at which the Peso is to be exchanged into foreign currencies. Since a new administration was appointed by the Congress on January 4, 2002, the Argentine Government has implemented measures, whether by executive orders, Central Bank regulation or legislation passed by the Congress, attempting to address the effects of amending the Convertibility Law, recovering access to financing, reducing government spending, restoring liquidity to the financial system, reducing unemployment, and generally stimulating the economy.

          Upon the devaluation of the Peso, the Government initially established a dual exchange rate whereby export and certain import transactions would be governed by a fixed, official exchange rate of Ps.1.40 to US$1.00, while all other transactions would be governed by a floating rate to be set freely by the exchange market, with occasional intervention by the Central Bank. Following an extended bank holiday, the exchange market reopened on January 11, 2002, with transactions settling at Ps.1.70 to US$1.00 (bid price) by market close on that date. The Government subsequently eliminated the official exchange rate and established that all foreign exchange transactions would be set freely by supply and demand. The Central Bank also imposed restrictions on the purchase of foreign currency, requiring that all purchases of foreign currency be made exclusively with cash.

          Pursuant to Emergency Decree No. 214 published in the Official Gazette on February 4, 2002, or the Emergency Decree No. 214, the Argentine Government established: (1) the conversion of all U.S. dollars and foreign currency-denominated bank deposits into Peso-denominated bank deposits at an exchange rate of Ps.1.40 per U.S. dollar or its equivalent in other foreign currency and (2) the conversion of all U.S. dollars and foreign currency-denominated debts with the financial system into Peso-denominated debts at an exchange rate of Ps.1.00 per U.S. dollar or its equivalent in other foreign currency. Executive Order No. 410/02 later set forth certain exceptions to the mandatory Peso conversion, including credit card balances for purchases made abroad, obligations of the private or public sector to pay sums of money in foreign currency governed by foreign law, and bank deposits with local financial institutions made by foreign banks or institutions and converted into credit lines effectively held and applied for terms of at least four years.

          Starting in early 2002, the Argentine Government began issuing Compensatory Bonds to compensate financial institutions for the negative effects arising from the conversion of credit and debt obligations denominated in any foreign currency into Pesos at different exchange rates pursuant to sections 6 and 7 of the Public Emergency Law and sections 2, 3 and 6 of Emergency Decree No. 214 as amended or supplemented, and the negative net position in foreign currency resulting from the conversion to Pesos according to those rules. Executive Order No. 905/02, published in the Official Gazette on June 1, 2002, or the Executive Order No. 905, provides that the compensation to which a financial entity is entitled will be calculated by taking into account the imbalances created on such financial institution's unconsolidated balance sheet as of December 31, 2001, excluding from such balance sheet the assets of its foreign subsidiaries or branches, but including, to that end, certain secured government loans held by each bank's foreign branches and subsidiaries which will be considered at the value at which they were registered by the relevant foreign branch or subsidiary. On August 23, 2002, we filed with the Central Bank the information requested for the purposes of obtaining the Compensatory Bonds and as of the date of this Offering Memorandum, BODEN in the aggregate principal amount of US$727.6 million, representing 59.9% of the approximate US$1,215.0 million total amount due to us as a result of the asymmetric pesification, has been issued to us, but remains subject to restrictions on use currently imposed by the Central Bank, including our ability to transfer ownership rights in BODEN (into which the Series B Notes are mandatorily redeemable and exchangeable as provided herein). See Note 1.2.a to the Unconsolidated and Consolidated Unaudited Interim Financial Statements. However, given uncertainties as to the true value of the Compensatory Bonds and the likelihood of repayment at the maturity therefore, we cannot at this time determine the final effects that the Compensatory Bonds may have on our financial condition.

          The devaluation of the Peso and accompanying economic policy measures have been intended by the Argentine Government primarily to redress the effects of unemployment and to stimulate economic growth. However, as political fractiousness and social unrest grow, the success of such measures is predicated on the ability of the Argentine Government to engender confidence among the local and international financial and business communities in the sustainability of its reforms, the recovery of liquidity in the financial sector, the stability of the Peso at current exchange levels (which has been supported in part by Central Bank interventions in the exchange market), and the absence of escalating inflation. Without such confidence, investments and economic activity are likely to contract further, unemployment could increase beyond current levels, tax revenues could decline and the fiscal deficit will likely widen. To date, the international financial community has remained skeptical with regard to the final outcome of announced policies, which it perceives as only partially responsive to its requirement of more orthodox fiscal and monetary measures. Recent legislation affecting bankruptcy proceedings, export-oriented industries and the banking sector, and increased regulatory controls, has been interpreted by the international financial community as evidence of policies generally adverse to the interest of creditors and sources of new financing.

          Since Argentina defaulted on its foreign debt in late December 2001, all traditional sources of financing to stimulate recovery, especially the external sources customarily relied upon for any significant restoration and comprehensive debt restructuring, have been, and remain, inaccessible. Foreign governments have voiced support for the general orientation of recent measures, but have indicated that all assistance is to be supplied through multilateral lending institutions, particularly the International Monetary Fund, or the IMF. The Argentine Government is currently instituting economic and political reforms to allay IMF concerns. The Argentine Government has resumed talks with the IMF but, as of the date of this Offering Memorandum, negotiations have not resulted in any commitment on the part of the IMF. Most recently, on November 14, 2002, the Argentine Government defaulted on US$805 million in principal due on external indebtedness to the World Bank and only paid US$77 million to cover interest. The current deadline for payment of principal is December 14, 2002, and there can be no assurances as to whether Argentina will pay on such debt, and if it does not, whether the World Bank would consider Argentina to be in default.

          There can be no assurance that the measures announced so far will achieve their intended results, that the political environment and social conditions currently prevailing in Argentina will enable the Government to implement such measures over time or implement others favored by international investors and multilateral credit agencies. Even if such measures are established, there is no guarantee that they will be sufficient to encourage international investors and multilateral credit agencies to make new credit available to both the public and private sectors in Argentina.

          Recent political and economic instability has paralyzed commercial and financial activities

          Following his presidential election in October 1999, Fernando de la Rua was confronted with the challenges of dealing with Argentina's enduring economic recession and obtaining political consensus on critical issues related to the economy, public sector spending, legal reforms and social programs. However, he lacked the support of the Congress, which was controlled by the opposition (the Peronist party), and the cooperation of several provincial governors who were also Peronists. His political power was further weakened by disputes within his own party, which reached a peak with the resignation of his vice-president in October 2000.

          The de la Rua administration failed to address adequately the growing public sector deficit, both at the federal and provincial levels. As tax revenues dropped as a result of the recession, the public sector relied increasingly on financing from local, and, to a lesser extent, foreign banks, effectively foreclosing private sector companies from bank financing. As the public sector's creditworthiness deteriorated, interest rates increased to record highs, bringing the economy to a virtual standstill. The lack of confidence in Argentina's economic future and its ability to sustain the Peso's parity with the U.S. dollar led to massive withdrawals of deposits from banks. Despite assurances to the contrary, on December 1, 2001, the Government effectively froze bank deposits and introduced exchange controls restricting capital outflows. The measures were perceived as further paralyzing the economy for the benefit of the banking sector and caused increased social discontent, ultimately triggering the looting of stores throughout Argentina on December 19, 2001 and the resignation of the Minister of Economy, Domingo Cavallo, the following day. On December 21, 2001, after declaring a state of siege, President de la Rua resigned in the midst of an escalating political, social and economic crisis.

          Following the resignation of interim president Rodriguez Saa only one week after his appointment, on January 1, 2002, the Legislative Assembly elected Peronist senator Eduardo Duhalde as president to serve the remaining term of former President de la Rua until December 2003.

          Since his appointment on January 2, 2002, president Duhalde and the current Argentine Government have undertaken a number of far-reaching initiatives including:

          . ending the Convertibility Law, which caused the devaluation of the Peso;

          . tightening foreign exchange controls, thereby preventing local debtors from complying with their foreign debt payment obligations;

          . converting debts denominated in foreign currency, subject to Argentine law, with local financial institutions into Peso-denominated debts at a one-to-one exchange rate;

          . converting U.S. dollar-denominated bank deposits into Peso-denominated bank deposits at an exchange rate of Ps.1.40 per U.S. dollar;

          . restructuring bank deposits and continuing restrictions on bank withdrawals and transfers abroad;

          .    enacting amendments to the bankruptcy law to protect debtors;

          . enacting an amendment to the Central Bank's charter to allow it to print currency in excess of the amount of the foreign reserves it holds, make short-term advances to the federal government and provide financial assistance to financial institutions with liquidity constraints or solvency problems;

          . requiring the obligatory sale, currently abolished, by all banks of all their foreign currency in Argentina to the Central Bank at an exchange rate of Ps.1.40 per U.S. dollar;

          . providing the issuance of Compensatory Bonds to compensate financial institutions for the negative effects of the devaluation and for the mandatory conversion of deposits and debt obligations denominated in any foreign currency into Pesos at different exchange rates; and

          . ratifying the suspension of payment of almost all of Argentina's sovereign debt governed by Argentine law.

          On April 23, 2002, Jorge Remes Lenicov, the Minister of Economy appointed by President Duhalde, resigned in part because of the Government's failed attempt to convert mandatorily bank deposits into long-term government bonds. Mr. Remes Lenicov was replaced by Roberto Lavagna on April 26, 2002.

          At this time, the degree of internal and external support for the Duhalde administration remains unclear. President Duhalde has announced repeatedly his decision to resign effective May 25, 2003, and has called first for early presidential elections to take place in March 2003 and any new administration to be scheduled to take office in May 2003. The Government called for primary elections (to appoint candidates within each political party) to take place in December 2002 which, after being challenged before the courts, are likely to be postponed. Currently, and as a result of an agreement reached between President Duhalde and most of the provinces' governors, a new schedule for the general elections has been established by Decree No. 2356/02 to take place on April 27, 2003. It is expected that, pursuant to the political agreement reached between some of the parties, the Argentine Congress will (i) ratify Decree 2356/02, (ii) accept President Duhalde's earlier resignation and
(iii) suspend the primary election system established by Decree 1399/02. Subsequent dispute within the Peronist party, which resulted in judicial intervention, creates uncertainty as to whether presidential elections will take place in April 2003 or at a later date. Political protests and social disturbances continue, and to date the IMF and other multilateral and official sector lenders have indicated an unwillingness to provide financial aid until a sustainable economic program has been presented. It is unclear whether President Duhalde or his successor will have the necessary support to implement the reforms required to restore economic growth. The rapid and radical nature of the recent changes in the Argentine social, political, economic and legal environment, and the absence of a clear political consensus in favor of the new government or any particular set of economic policies, have created an atmosphere of great uncertainty. As a result, most of our commercial and financial activities have been paralyzed, further aggravating the economic recession which precipitated the current crisis. See also "Recent Events in Argentina and the Impact on the Bank."

          Argentina's insolvency and recent default on its payment of public debt has deepened the current financial crisis

          As of December 31, 2001, Argentina's total gross public debt was approximately US$144.5 billion. On December 23, 2001, the interim president Rodriguez Saa declared the suspension of payments on certain of Argentina's sovereign debt and president Duhalde ratified this measure on January 2, 2002. Resolution No. 73 issued by the Ministry of Economy (published in the Official Gazette on April 30, 2002) expressly provided that, with certain exceptions, public debt service payments be deferred until December 31, 2002 or until refinancing thereof has been completed should the latter occur prior to such date.

          In addition, the principal international rating agencies have repeatedly downgraded the rating of Argentina's sovereign debt. On November 6, 2001, Standard & Poor's lowered Argentina's long-term local and foreign currency sovereign credit ratings from "CC" to "SD" (selective default). On February 12, 2002, the short-term local and foreign currency sovereign rating was lowered to "SD" from "C." On December 3, 2001, Fitch IBCA, Duff & Phelps lowered the ratings for the long-term debt from "CCC-" to "DDD" and the ratings for the short-term debt from "B" to "C." On December 21, 2001, Moody's Investors Service lowered Argentina's foreign currency country ceiling for bonds to "Ca" from "Caa3," indicating that the downgrade reflected rapidly deteriorating economic, financial and social conditions.

          On November 14, 2002, the Argentine Government defaulted in the payment of $805 million of principal in external indebtedness to the World Bank, and only paid $77 million of interest. The current deadline for payment of principal is December 14, 2002 and there can be no assurances as to whether Argentina will pay such debt and, if it does not, whether the World Bank would consider Argentina to be in default.

          The Argentine Government's insolvency, its default and its inability to obtain financing can be expected to affect significantly its ability to pay amounts due on its securities, including the BODEN, as well as its ability to implement any reforms, thereby undermining the private sector's ability to restore economic growth. As a result, Argentina is experiencing a deepening recession, high inflation and unemployment, and social unrest. These conditions suggest that our business, financial condition and results of operations will likely continue to be materially and adversely affected.

          The devaluation of the Peso creates greater uncertainty as to Argentina's economic future

          On January 7, 2002, the Congress enacted the Public Emergency Law, putting an end to ten years of the U.S. dollar-Peso parity under the Convertibility Law and eliminating the requirement that the Central Bank's reserves in gold, foreign currency and foreign currency-denominated bonds be at all times equivalent to not less than 100% of the Pesos in circulation plus the Peso deposits of the financial sector with the Central Bank. The Public Emergency Law granted the Executive Branch the power to set the exchange rate between the Peso and foreign currencies and to issue regulations related to the foreign exchange market. On the same day, the Executive Branch established a temporary dual exchange rate system, a fixed rate for transactions subject to Central Bank approval, and import and export transactions at an exchange rate of Ps.1.40 per U.S. dollar, and a floating rate to be freely determined by the market for all other transactions.

          On January 11, 2002, after the Central Bank ended banking holidays that it had imposed since December 21, 2001, the exchange rate began to float for the first time since April 1991. Heightened demand for scarce U.S. dollars caused the Peso in the long term to trade well above the Ps.1.40 per U.S. dollar rate used by the Government. As a result, the Central Bank intervened on several occasions by selling U.S. dollars in order to support the Peso. However, the Central Bank's ability to support the Peso by selling U.S. dollars depends on its limited U.S. dollar reserves and financial assistance from the IMF, which has not been forthcoming. During the first nine months of 2002, the Peso has fluctuated significantly.

          On February 3, 2002, the Executive Branch announced the elimination of the dual exchange rate in favor of a single floating rate for all transactions, and on the same day another banking holiday was imposed, preventing the conversion of Pesos until February 11, 2002. On February 11, 2002, the Peso-U.S. dollar exchange rate, according to the United States Emerging Markets Traders Association, or EMTA, a private U.S.-based organization that monitors developments in securities in the emerging markets, depreciated to a low of approximately Ps.2.07 per U.S.

dollar. Furthermore, the Central Bank has approved only a limited number of transactions involving the transfer of foreign currency abroad. Since February 11, 2002, the Central Bank has implemented various measures to increase the supply of U.S. dollars in the foreign exchange market and thereby control the depreciation of the Peso. Nevertheless, the Peso has continued to lose ground against the U.S. dollar. As of November 15, 2002, the Peso-U.S. dollar exchange rate, as quoted by the Banco de la Nacion Argentina, was approximately Ps.3.54 per U.S. dollar.

          The Argentine Government faces severe fiscal problems due to the devaluation. Peso-denominated tax revenues constitute the primary source of its earnings, but most of its financial liabilities are U.S. dollar-denominated. Therefore, the Government's ability to honor its foreign debt obligations has been materially and adversely affected by the devaluation of the Peso. In March 2002, the Argentine Government established taxes on exports at rates ranging from 10% to 20% depending on the product in order to increase its revenues. These collections are U.S. dollar-denominated and are expected to make a significant contribution toward reducing the budget deficit. The adoption of additional spending cuts which would be required to repay the Argentine public debt and to balance the Government's budget after the devaluation will likely lead to further social unrest and political instability.

          Past experience prior to the adoption of the Convertibility Law raises serious doubts as to the ability of the Argentine Government to maintain a strict monetary policy and control inflation. In the past, inflation materially undermined the Argentine economy and the Government's ability to create conditions that would permit growth. In addition, the mandatory conversion of our U.S. dollar-denominated loans into Pesos at a one-to-one exchange rate and the devaluation of the Peso have had a material adverse effect on our financial condition and results of operations since substantially all of our assets and revenues are now denominated and receivable in Pesos and substantially all our liabilities are denominated and payable in U.S. dollars and subject to foreign law. See " -- Risks Related to the Bank -- Although we have been credited with some compensation for this asymmetric pesification, the recent devaluation of the Peso and "pesification" of our dollar-denominated assets have materially impaired our financial condition and increased significantly the extent of Argentine Government accounts and/or loans in our portfolio."

          The Public Emergency Law authorizes the Executive Branch to compensate financial institutions for losses attributable to the "pesification" of U.S. dollar-denominated loans, which in our case comprised a significant portion of our loan portfolio. As of the date hereof, we have been credited with 59.9% of the compensation claimed from the Central Bank; however, we cannot assure you that such compensation will be sufficient to cover our losses or otherwise enhance our ability to meet our debt obligations.

          The stability of the Argentine financial system is at risk

          Deposit Withdrawal Limitations. Although deposits in the Argentine banking system have been declining in 2001 and 2002, in the last quarter of 2001, a very significant amount of deposits were withdrawn from Argentine financial institutions as a result of increasing political instability and uncertainty. This run on deposits had a material adverse effect on the Argentine financial system as a whole and on us. For the most part, banks suspended the disbursement of new loans and focused on collection activities to be able to pay their depositors. However, the general unavailability of external or local credit created a liquidity crisis which triggered numerous payment defaults. Such defaults have severely hindered the ability of many Argentine banks to pay their depositors.

          To prevent a run on local banks, on December 1, 2001, the Government of President de la Rua restricted the amount of money account holders could withdraw from banks and introduced exchange controls restricting capital outflows. These restrictions, known as the corralito, were relaxed earlier this year to permit certain withdrawals of salaries and other limited amounts, among other exceptions. Earlier in 2002, the Argentine Government also implemented a compulsory rescheduling program, or the Rescheduling, to allow deposits to be withdrawn according to various payment schedules, beginning as early as March 2002. On February 1, 2002, the Argentine Supreme Court, in deciding on a provisional remedy requested by a depositor shortly after the new economic measures were adopted, declared certain of the measures adopted by the Government pursuant to the corralito unconstitutional. While the Supreme Court ruling had effect only with respect to the case in which the decision was rendered, it is generally has been followed by lower courts. This decision created uncertainties as to the ability of the Government to protect the banking system from the continued depletion of deposits. Despite the

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sustained enforcement of the corralito by the Executive Branch of the
Government, a very significant number of judicial actions resulted in a significant drop in deposits during the first seven months of 2002, although the effect of such judicial actions on deposits has lessened lately and has been partially offset by a modest increase in deposits since August 2002. As of the date hereof, there are cases pending before the Supreme Court in which certain of the measures adopted by the Government pursuant to the corralito are being challenged on constitutional grounds and the Supreme Court has not yet rendered a final judgment about the constitutionality of the rescheduling, the corralito and the pesification. A final judgment of the Supreme Court declaring the measures adopted by the Government unconstitutional would have a material and adverse effect on the Argentine financial system and on us.

          On November 22, 2002, the Argentine Government announced that, effective December 2, 2002 the corralito would be suspended and depositors at Argentine financial institutions, including us, would be permitted to withdraw funds available in demand accounts (checking and savings accounts) without regard to any of the restrictions currently in place. The Government indicated that the action was being taken due to perceived greater confidence in the Argentine financial system, stability of the Peso against the US dollar and sufficient liquidity of the financial system to permit withdrawals. At this time, the precise details of the Government's actions are not yet known and, while public reports of the Government's action to not impose conditions or requirements related to this action, it is possible that conditions or requirements could be imposed now or in the future. In addition, it is possible that the action itself may be rescinded depending on legislative reaction of the Government's announcement, greater levels of withdrawals than anticipated by the Government or other factors. As a result, we cannot assess at this time the likely impact of this action on the Argentine economy, the financial system as a whole or on our financial condition now or in the future. Investors should be aware that it is also possible that the impact of this action, and the reaction of the local populace, could have material adverse effects on our business and financial condition, particularly if the level of withdrawals is perceived as imperiling the financial system and/or use of funds by depositors are not consistent with the Government's expectations and economic policies.

          Involuntary Peso Conversions.   On February 4, 2002, pursuant to
Emergency Decree No. 214, the Argentine Government established the compulsory conversion of U.S. dollar-denominated bank deposits into Peso-denominated deposits, at an exchange rate of Ps. 1.40 per U.S. dollar, known as the pesification. The Government also announced the issuance of U.S.
dollar-denominated bonds that, at the option of depositors, may be exchanged for the converted deposits up to a certain amount.

          As of mid-April, the use of funds withdrawn from the financial system to purchase U.S. dollars put additional pressure on the exchange rate.

          In order to stop deposit outflows from the financial system, which had a negative impact on the exchange rate and at the same time on domestic prices, the Government declared a bank holiday that lasted from April 22, 2002 to April 29, 2002. The government's economic team intended to use the bank holiday to submit to Congress, for its consideration, the compulsory conversion of restructured bank deposits into government bonds, in order to stop deposit outflows, and other measures required by the IMF. None of the proposed measures obtained the expected support from Congress. This, together with rumors of changes in the foreign-exchange policy triggered the resignation of Economy Minister Remes Lenicov who, as indicated above, was replaced on April 26, 2002 by Mr. Roberto Lavagna. Following his appointment, Mr. Lavagna confirmed the foreign-exchange policy applied by his predecessor.

          In order to restrict fund outflows from the financial system, Law No. 25,587 was enacted by the Congress on April 25, 2002, preventing money withdrawals from banks based on legal actions that have not resulted in a final judgment. On April 25, 2002, the Argentine Congress passed Law 25,587, an emergency law known as "anti-trickle down law" (ley antigoteo) to prevent bank depositors, subject to certain exceptions, from withdrawing money from frozen accounts through judicial actions until all judicial appeals have been exhausted in each individual case.

          On June 1, 2002, Executive Order No. 905 was published in the Official Gazette, and provided that owners of rescheduled foreign currency and Peso-denominated bank deposits would have the option over the course of 30 business days to exchange such deposits for bonds issued by the Argentine Government due 2012 (comparable to the BODEN that may be delivered to holders of the Series B Notes upon mandatory redemption and exchange as described herein), or the Government Exchange I. Later on, Executive Order No. 1,836/02, published in the Official Gazette on September 17, 2002, established another exchange option for a period that has been extended from its

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original expiration date to December 12, 2002, commencing on such date, or the
Government Exchange II. Pursuant to Government Exchange II, owners of rescheduled foreign exchange bank deposits would have, during the above mentioned period, the option to exchange such deposits for: (i) dollar-denominated bonds to be issued by the Argentine Government due 2013, together with a put option over the coupons for depositors to be issued by each financial entity, or (ii) Peso-denominated bills of exchange to be issued by each financial entity, together with a conversion option in the original currency issued by the Argentine Government. Because Government Exchange I only obtained the exchange of approximately 23% (17.10% in our case) of the total certificates of deposit and Government Exchange II, as of the expiration of its original term, only obtained the exchange in a range of 1.5 to 9% of the certificates of deposit determined considering the situation of each financial entity on a case by case basis, the Government decided to extend Government Exchange II up to December 12, 2002 in an effort to obtain a higher level of exchange.

          As the legislative and administrative measures adopted through the first half of 2002 were not sufficient to reverse the financial system crisis, the Executive Branch issued Executive Order No. 1,316 published in the Official Gazette on July 24, 2002, pursuant to which compliance with and execution of all the provisional measures and final judgments rendered in judicial proceedings were suspended for a term of 120 business days. Also, in exceptional cases, due to sufficient grounds that put the life, health or physical integrity of individuals at risk, or where the petitioner is a natural person aged 75 or older, execution of provisional measures or judgments favoring the claim shall be conducted by the Central Bank, which shall comply with judicial orders at the expense and on behalf of the obliged financial institutions within five business days following the requirement.

          While the corralito, the Rescheduling and the mandatory conversion of U.S. dollar deposits to Pesos have shielded banks from a further massive withdrawal of deposits, they also led to a very substantial decline of almost all commercial and financial activities, decreased spending and greatly increased social unrest. Such conditions resulted in the widespread public repudiation of, and protests directed against, financial institutions, thereby further impairing the Argentine financial system, including us. During the first half of 2002, the foregoing events led to a significant decrease in the level of our deposits, which, since August 2002, have begun to stabilize and increase modestly.

          The financial system will need to be restructured for the economy to be able to grow. Certain foreign controlled banks have closed down operations and, generally, foreign shareholders have not made additional capital contributions. Given the loss of confidence of depositors in the financial system, the elimination of the corralito would likely result in an attempt by such depositors to withdraw all of their deposits. If amounts so withdrawn flow to the foreign exchange market, the recent increase in the level of bank deposits would most likely be quickly reversed, causing a sharp increase in the exchange rate and inflation. Moreover, due to the liquidity problems of Argentine banks, such attempt would likely result in the collapse of the financial system. In the event that the Central Bank provides financial assistance to financial institutions in order to avoid such collapse, liberated funds will likely flow into the foreign-exchange market.

          The conversion of restructured deposits into government bonds could be a potential solution to the elimination of the corralito. Up to the date hereof, the outcome of Government Exchange I and Government Exchange II casts doubt on the ability of a voluntary exchange to prevent judicial action by depositors and restore confidence in the financial system. Many lower courts have resolved contrary decisions concerning the constitutionality of the measures taken by the government, absent a Supreme Court ruling we expect that depositors will continue to successfully seek injunctions and recover in whole or in part their deposits subject to the corralito. A compulsory conversion of restructured bank deposits into Government bonds has not obtained support from the Congress. Absent such conversion, banks may be unable to honor the rescheduled deposits as they begin maturing in 2003. However, the sole conversion of restructured deposits into government bonds would not be enough to prevent the financial system from collapsing if such conversion is not implemented together with other measures aimed at restoring the confidence of depositors in the financial system. For information on the lifting of the corralito see "Risk Related to Argentina -- The stability of the Argentine financial system is at risk -- Deposit Withdrawal Limitations."

          The various measures implemented by the Argentine Government have significantly deteriorated the confidence of depositors and investors in the Argentine financial system. As a result, the ability of financial institutions to act as intermediaries between the public's funds and source of credit has been severely diminished.

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          The banking system's collapse, or the collapse of one of the largest banks in the system, would have a material and adverse effect on the prospects for economic recovery and political stability.

          Substantial inflation may continue to occur as a result of the repeal of the Convertibility Law

          The Argentine Government recorded a fiscal deficit of US$7.3 billion, US$6.9 billion and US$8.8 billion in 1999, 2000 and 2001, respectively, and is expected to record a fiscal deficit of approximately US$9.6 billion in 2002 (of which US$2.1 billion is on a cash basis). The fiscal deficit is primarily the result of economic recession, the inability of the Argentine Government to significantly reduce public spending and the lack of adequate tax collections, as well as a rising debt service burden. Furthermore, restrictions on bank withdrawals imposed on December 1, 2001 and the current economic crisis have caused tax collection to drop significantly (negative 16.6% year over year) in the first four months of 2002. However, tax collections improved in the following five months as a result of revenue from the recently created withholding tax on exports and the positive effect of inflation in certain tax items such as value added tax. Consequently, in the first nine months of 2002, tax collections increased 0.9% year over year.

          As a result of its growing fiscal deficit, Argentina's ability in the short term to stimulate economic growth, appease social unrest and repay its debt is likely to depend on external financial assistance. Although Argentina obtained a conditional US$13.7 billion assistance package from the IMF in December 2000, the IMF conditioned the availability of an important portion of the package on, among other things, the ability of the Argentine Government to reduce its fiscal deficit and increase the gross domestic product. Argentina failed to meet the IMF's conditions and, on December 5, 2001, the IMF suspended further disbursements. President Duhalde resumed talks with the IMF in January 2002, but negotiations have not resulted in any commitment on the part of the IMF. The IMF has required Argentina to comply with certain conditions, such as reducing provincial deficits and implementing measures to stabilize the value of the Peso, before it will enter into a new agreement. As of the date of this Offering Memorandum, the Argentine Government continues to negotiate with the IMF with the goal of reaching an agreement before the end of 2002. On November 14, 2002, Argentina defaulted in the payment of $805 million of principal due to the World Bank, and only paid $77 million to cover interest. We cannot assure you that, as a result of this action, negotiations with the IMF will continue or that they will result in any financial assistance for Argentina.

          On January 24, 2002, the Argentine Government amended the charter of the Central Bank to allow the Central Bank to print currency without having to maintain a fixed and direct relationship with the foreign currency and gold reserves and to make short-term advances to the Argentine Government to cover its anticipated budget deficits. There is considerable concern that, if the Central Bank prints currency to finance deficit spending and to improve the liquidity of financial institutions, it will likely trigger significant inflation. As of September 30, 2002, currency in circulation increased by Ps.3.9 billion (35.6%), consumer prices increased by 39.6% and wholesale prices increased by 120.3% since December 31, 2001. Argentina has a history of hyperinflation, which peaked in 1989, particularly during periods of fiscal deficit and social unrest. High inflation would likely deepen Argentina's current economic recession.

          The devaluation of the Peso has created pressures on the domestic price system that have generated inflation in 2002, after several years of price stability and, in recent years, price deflation. Argentina's experience demonstrates that domestic prices of goods and services are highly linked to the level of the exchange rate and its variations. Also, the expectation of increases in the exchange rate has triggered increases in domestic prices.

          If the value of the Peso cannot be stabilized by positive expectations for Argentina's economic future, as well as by strict fiscal and monetary policies, an increase in inflation rates can be expected. Very high inflation and hyperinflation episodes cannot be ruled out. High inflation would likely deepen Argentina's current economic recession, but it is unclear how inflation would impact our operations. Even if the indexation mechanism cannot be applied upon a general basis, there are various rules allowing for its application, such as (i) Emergency Decree No. 214 whereby certain assets were converted into Pesos are adjusted through the application of a stabilization index (coeficiente de estabilizacion de referencia or "CER"), while pursuant to Executive Order No. 762/02 other assets were converted into Pesos are adjusted by applying a salaries' variation index (coeficiente de variacion de salarios or "CVS"), (ii) Executive Order No. 905 which allows for, upon application of the CER, the adjustment of time deposits (as well as financial trusts the assets of which are credits adjustable through the application of the CER or

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

the CVS), (iii) Executive Order No. 1,096/2002 which provides for an exception to the prohibition of the indexation of certain negotiable instruments issued by the Government and the Central Bank and (iv) Executive Order No. 1,269/2002 which provides that companies shall issue financial statements in constant currency.

          In that regard, on July 30, 2002, the Official Gazette published General Resolution No. 415 of the CNV dated July 25, 2002, pursuant to which financial statements shall be issued in constant currency, upon application of the restatement 58 methodology set forth in Technical Resolution No. 6 of the Argentine Federation of Economic Sciences Professional Associations (Federacion Argentina de Consejos Profesionales de Ciencias Economicas) as follows:

          . accounting calculations restated pursuant to the variations in the purchasing value of the currency until August 31, 1995, as well as those whose date of origin is included between such date and December 31, 2001, shall be considered stated in the currency as of such latter date;

          .    the restatement method shall be applied as of January 1, 2002;
               and

          . the index to be applied shall be the result of the calculation of the wholesale domestic price index by the National Institute of Statistics and Census (Instituto Nacional de Estadisticas y Censos).

          The provisions set forth by the CNV relative to the "Inflation Adjustment" shall be applicable to the financial statements of issuers of negotiable instruments and financial trusts, for fiscal years and other periods filed after the day following the publication of the said resolution in the Official Gazette. The applicable financial statements filed as comparative information in the future shall be restated pursuant to such methodology.

          As of September 30, 2002, the accumulated wholesale price index for the nine-month period amounts to 120.3% and the accumulated retail price index amounts to 39.6%.

          The disruption of Argentine payment systems is adversely impacting economic activity and our ability to operate

          Argentina's economy has suffered from a disruption in traditional systems of payment due to a severe shortage of liquidity in the marketplace. The current shortage is the result of several factors. Argentina has been in an economic recession since the fourth quarter of 1998, which reduced excess cash and access to credit. Due to mounting concern over the sustainability of President de la Rua's economic plan, large quantities of bank deposits were withdrawn from local financial institutions and transferred abroad. This run on deposits threatened to collapse the banking system, effectively suspending access to deposits and credit. The former de la Rua administration imposed strict limits on withdrawals on December 1, 2001 which are still in place in a less restrictive form. In addition, when the Argentine Government repealed the Convertibility Law on January 10, 2002, widespread fear of major devaluations of the Peso further increased demand for dollars, and consumers became more reluctant to use dollars for payments of goods and services.

          The ensuing shortage of cash disrupted Argentina's payment system, which has historically favored cash settlements. The shortage of cash and resulting scarcity of working capital has contributed to a severe contraction of customary trade credit which in turn has brought many commercial activities to a standstill. The disruption of the payment system has had a particularly significant impact on Argentina's cash-based informal economy and those who depend on it. The scarcity of liquidity in the financial system is likely to adversely affect our cash collections and the overall asset quality of our loan portfolio.

          Exchange controls may prevent us from servicing our external debt obligations without Central Bank approval

          Since early December 2001, the Argentine Government has imposed a number of monetary and currency exchange control measures that include restrictions on the free disposition of funds deposited with banks and tight restrictions on transferring funds abroad, with certain exceptions for transfers related to foreign trade and other authorized transactions, which are subject to approval by the Central Bank. Current regulations established by the

Central Bank require the prior approval of the Central Bank to transfer funds outside of Argentina to effect payment of principal or interest of financial obligations.

          The Argentine foreign exchange market was subject to exchange controls until December 1989, when a freely floating exchange rate was established for all foreign currency transactions. From 1989 to December 3, 2001, there were no foreign exchange controls preventing or restricting the conversion of Pesos into U.S. dollars. However, since December 3, 2001, the majority of transfers of funds abroad to effect payment of indebtedness require the prior authorization of the Central Bank.

          Since December 2001, the Central Bank has adopted restrictive criteria regarding transfers abroad by the financial sector to effect principal payments on certain indebtedness and also, more recently, to effect interest payments on certain indebtedness. We received authorization in March, June and September 2002 to make payments of principal of certain of our external indebtedness in connection with restructuring such debt and also received approval to make a limited payment of principal of certain additional indebtedness in November 2002.

          While we have obtained such authorizations, we cannot assure you that the Central Bank will continue to grant authorizations requested by us or that it will grant authorization to make payments on foreign indebtedness, including on the Existing Notes or the New Notes. In addition, due to the general scarcity of dollars, we may find it difficult to convert large amounts of Pesos to dollars to make principal and interest payments on our dollar-denominated debts. If the Central Bank continues to restrict our ability to transfer U.S. dollars abroad, we will be unable to pay principal, interest, and other amounts on our dollar-denominated liabilities, including on the Existing Notes, the New Notes or the related CICCs, when they come due.

          Future Argentine Governmental policies will likely significantly affect the economy as well as the operations of financial institutions

          The Argentine Government has historically exercised significant influence over the economy, and financial institutions in particular have operated in a highly regulated environment. Due to the current Argentine crisis, in the last nine months the Argentine Government has promulgated numerous, far-reaching and not always consistent laws and regulations affecting the economy as well as financial institutions in particular. We cannot assure you that laws and regulations currently governing the economy or the banking sector will not continue to change in the future, particularly in light of the continuing economic crisis, or that any changes will not adversely and materially affect our business, financial condition or results of operations as well as our ability to honor our foreign-currency-denominated debt obligations, including the Existing Notes and the New Notes.

          Due to the current social and political crisis, investing in Argentina also entails the following risks:

          . civil unrest, rioting, looting, nationwide protests, widespread social unrest and strikes;

          . expropriation, nationalization and forced renegotiation or modification of existing contracts;

          . taxation policies, including royalty and tax increases and retroactive tax claims; and

          . changes in laws and policies affecting creditors' rights and claims in bankruptcy.

          As noted above, on November 22, 2002 the Argentine Government announced the lifting of the corralito. At this point, we cannot yet determine the impact of this action on the Argentine economy, the financial system or our financial condition. Investors should be aware that the Argentine Government, depending on reaction to the lifting of the corallito, continued discussions with the IMF, legislative or popular sentiment or otherwise, could determine to adopt additional or amended policies to address the current economic situation in Argentina, the stability of exchange rates and the financial system or other circumstances. As a result, we cannot provide any assurances as to the impact of any current or future action by the Argentine Government on our financial condition and it is possible that uncertainties following any such action could itself have an adverse impact on our financial condition.

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          Emerging markets volatility and certain recent developments

          Financial and securities markets in Argentina are influenced, to varying degrees, by the economic and market conditions in other emerging-market countries. Although the economic conditions vary from country to country, investors' reactions to the events occurring in a certain country may substantially affect securities from issuers from other countries, including Argentina. We cannot assure you that even if Argentina's economy stabilizes, it will not be affected by events affecting other emerging markets, such as the political and economic events that occurred in Mexico in 1994 that adversely impacted on emerging markets in general and Argentina in particular. A fall in several Asian economies, which continued during 1999 with the devaluation of the Russian currency and Russia's defaulting on debt payments in 1998, and Brazil's devaluation of its currency have all affected the Argentine economy, and these and similar developments can be expected to affect the Argentine economy in the future.

          It is impossible to assure that the capital flight and decreasing liquidity levels in the Argentine financial system or any of the adverse developments that followed the situations described herein will not occur again. Moreover, it is impossible to assure or guarantee that Argentina or its financial market, or our ability to settle our obligations in due time, including under the Existing Notes, will not result in unfavorable consequences as a result of such issues.

          Subordination of Deposits

          Argentine Law No. 24,485, as amended, establishing that in the event of our bankruptcy or liquidation, all depositors, regardless of whether they are individuals or companies, and regardless of the type, amount or currency of their deposits, are entitled to a general and absolute preferential right over all other of our creditors (including holders of Existing Notes, New Notes or CICCs), except for creditors with labor claims, those secured through a pledge or mortgage, and credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (including rediscounts granted to financial institutions based on transitory illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets), and credits granted by the Banking Liquidity Fund secured by pledge or mortgage to be paid out with 100% of the proceeds of the liquidation or from our assets. In addition, the depositors of any kind of deposits are entitled to special priority rights as compared to the rest of the creditors, except for those with labor claims, those secured by pledges or mortgages, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on transitory illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund ("Fondo de Liquidez Bancaria") secured by pledge or mortgage, and credits to collect the receivables
(i) from our funds held by the Central Bank of Argentina as reserves; (ii) from our other funds existing as of the date on which the our license is revoked; or
(iii) from any proceeds resulting from compulsory transfer of our assets as ruled by the Central Bank of Argentina according to the following priority: (a) deposits of up to Ps.5,000 per person or the equivalent amount in foreign currency; (b) all deposits with maturities exceeding 90 days; (c) and all other deposits on a pro rata basis. See "Argentine Banking System and Regulation -- Priority Right of Depositors."

          Additionally, pursuant to section 53 of Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors and depositors, credits granted under section 17, subsections (b),
(c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on transitory illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund (Fondo de Liquidez Bancaria) secured by pledge or mortgage.

          Neither the New Notes nor the related CICCs are a deposit guaranteed pursuant to the deposit insurance system established by Argentine Law No. 24,485, as amended. The New Notes and the related CICCs have no special or general priority right of payment in case of bankruptcy, liquidation or winding up of the Bank, as a provision of Section 49 (d) and (e) of Argentine Law No. 21.526, as amended, are not applicable. In addition, the New Notes and the related CICCs are not entitled to a lien on the assets of the Bank ("garantia flotante" or "especial," as defined under Argentine Law), nor are they secured by any other means or guaranteed by any other financial institution.

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

          As of December 31, 2000, and 2001, our bank deposits totaled Ps.7.1 billion and Ps.6.4 billion, respectively. As of September 30, 2002, our bank deposits totaled approximately Ps.5.5 billion.

          You may not be able to enforce your claims in Argentina

          We are a commercial bank organized under the laws of Argentina. Most of our directors, members of the supervisory committee, and officers and certain experts named herein reside in Argentina. Substantially all of our assets are located in Argentina.

          Under Argentine law, enforcement of foreign judgments would be recognized provided that the requirements of Articles 517 through 519 of the Federal Code of Civil and Commercial Procedure, among them, that the judgment does not violate the principles of public policy of Argentine law, as determined by the Argentine court, are complied with. We cannot assure you that an Argentine court would not deem the enforcement of foreign judgments condemning us to make a payment under the Existing Notes or the New Notes in foreign currency outside of Argentina to be contrary to Argentine public policy, if at that time there are legal restrictions prohibiting Argentine debtors to transfer foreign currency outside of Argentina to cancel indebtedness, without the prior approval of the Central Bank and such approval is not obtained.

          Under Argentine law, the liquidation and commencement of bankruptcy procedures against financial institutions, until their banking license has been revoked by the Central Bank, may only be commenced by the Central Bank. If we are unable to pay our debts (including the Existing Notes or the New Notes) as they mature, it is likely that the Central Bank would intervene, suspend our operations and revoke our banking license and file a bankruptcy petition in a commercial court. If the Central Bank intervenes, it could result in a prolonged reorganization process and it is likely that your remedies would be restricted. During any such process, the Central Bank would have to consider its interests as a regulator and possibly as a substantial creditor, and could well prioritize the interests of creditors and other parties contrary to yours. As a result of any such intervention, you may realize substantially less on your claims than you would in a bankruptcy in Argentina or any developed country.

          Recent actions by the Argentine Government and the possibility of further actions could adversely affect the Argentine economy in general

          Over the last few years, the Argentine economy has experienced a variety of external and internal developments that have resulted in a prolonged recession that has dramatically and adversely affected the financial stability of the Government, commercial businesses and individuals. Most recently, on November 14, 2002 the Argentine Government defaulted on US$805 million in principal due on external indebtedness to the World Bank and only paid US$77 million to cover interest. At this time, it is not possible to determine the extent of any adverse repercussions that will arise from the default or whether there will be further adverse developments in the financial, economic or political situation in Argentina. Any continued or adverse developments in the condition of Argentina will likely have an adverse effect on our condition (financial or otherwise) and ability to operate as a going concern.

RISKS RELATED TO THE BANK

          Our business model for recent years may no longer be viable

          Prior to the recent events in Argentina, we have engaged in a wide range of wholesale, commercial, mortgage and individual lending and related financial services businesses, including securities brokerage, trade finance, foreign exchange and asset management activities. In light of the current economic situation in Argentina, we do not see the ability to engage in any significant new lending activities in Argentina and are experiencing patterns of deposits by customers that are markedly different from trends in prior periods. We expect that in the near future we may not be able to adhere to the model of business applied in recent years and may not be in a position, due to loan loss provisions associated with our loan portfolio and other circumstances, to generate any significant net income for the near future. As a result, we are currently refocusing the Bank into new businesses, including fee generating activities, and utilizing our financial margin from our existing portfolio of loans to cover expenses and any additional loan loss provisions that may be necessary. See "Business -- Business Overview -- New Business Strategy." Holders of the Existing Notes and any New Notes should be aware that, as with other financial institutions in Argentina, our historic business model may not be viable until the current economic crisis subsides and we will likely need to be flexible in pursuing our strategic focus. In addition, we cannot assure you that we will be able to effectively make the transition to a new and viable operating model that will enable us to continue as a going concern.

          It may be difficult to be successful in implementing our new business strategy

          As a result of the current economic crisis in Argentina and reduced opportunities to engage in our traditional lines of business, we have been refocusing our business strategy. See "Business -- New Business Strategy." The current economic situation in Argentina makes it difficult to predict whether we will be able to implement our new business strategy, including increasing our fee income so as to generate sufficient revenue to cover expenses. Demand for fee-related products and services is increasing in Argentina, but the relevant markets have not matured and stabilized enough for us to be certain that demand will continue and increase. We expect to monitor trends in the lending, securities and transactional markets, including changes in the business strategies of our competitors, to determine if our new business strategy is succeeding. There can be no assurances, however, that the new business strategy will in fact be successful or whether continuing or new events in Argentina, including events surrounding the expected elections in 2003, restructuring of Argentine Government debt, negotiations between the Argentine Government and third party creditors or other factors, will not so adversely affect the economy in Argentina as to call into question our ability to successfully implement our new business strategy and regain financial stability. If any of the foregoing were to be the case, it is possible that we would cease to be able to function as a going concern and be able to repay our liabilities, including the liabilities under the Existing Notes and/or the New Notes.

          Changes in the environment in which we operate could adversely affect our stability

          During 2002, the various measures taken by the Argentine Government have greatly changed the markets in which we operate. As mentioned elsewhere in this Offering Memorandum, the changes in inflation, currency controls, deposit restrictions and other measures have greatly altered the banking markets in general in Argentina. A very significant percentage of our borrowers are themselves experiencing financial difficulties, which has called into question our ability to recover on our existing loan and similar assets. Approximately 34% of our loan portfolio is currently classified as non-performing and we expect that non-performing loans and loan loss provisions will increase significantly over the next months and that for the foreseeable future interest income will decline, principally as loan assets are written off and/or restructured. These economic difficulties have resulted in a virtual elimination of any new lending in Argentina. The strain of the current economic crisis, including restrictions on access to deposits and the pesification of our assets, has also led to unanticipated changes in the general banking environment, resulting in a complete revision of our business strategy. See "Business -- New Business Strategy."

          Although current conditions are moderating and the overall economy is beginning to stabilize (as evidenced by increases in deposits since August
2002), there is still much uncertainty in the Argentine economy. The Argentine Government continues to operate as an interim government with new elections expected to occur in March 2003. As of the date hereof, no political candidate has presented a clear platform of reforms and actions to be taken if there was to be a change in the Government as a result of the upcoming elections. There can be no assurances that the lessening of inflation and other positive trends in the economy will continue or will not moderate or worsen, especially if there are additional external or internal shocks to the economy, such as would be the case if the Government and the IMF cannot reach agreement on the rescheduling of Argentine indebtedness or other factors. If this were to be the case, it is possible that we would experience greater financial difficulties than has been the case in recent months that could imperil our ability to operate as a going concern.

          Uncertainty of continued support from the Central Bank

          Since July 2002, the Central Bank has been providing liquidity to us in the form of additional loans to cover short-term needs (called "rediscounts"). See "Business -- New Business Strategy -- Manage Need for Assistance." This support has taken the form of loans aggregating approximately Ps.415 million as of September 30, 2002, all of which is secured by a lien on Ps.662.6 million of guaranteed loans held by us (which are loan agreements executed between the Argentine Government and local holders of Government bonds secured by the assignment of certain tax receipts that resulted from a voluntary exchange procedure instituted by the Argentine

Government in December 2001). There can be no assurances that the value of our collateral for loans from the Central Bank will not lessen in value thereby requiring the provision of additional collateral and security for such loans or that the existing or future loans from the Central Bank will continue to be available at all or on terms consistent with terms in effect today. As a result, there can be no assurances as to the extent and depth of any change in our financial condition if this Central Bank support was no longer available to us.

          No obligation of further support from SCH

          The Bank has been controlled by SCH since 1998 (after the issuance of the Existing Notes). As a shareholder, SCH is not obligated to inject any capital into, or loan any funds to, the Bank to support its operations. Nonetheless, SCH subordinated approximately US$161.5 million of the loans that existed prior to the Argentine economic crisis to all of the Bank's other liabilities, effectively providing the Bank with a greater ability to pay its debts. Holders of the Existing Notes and any New Notes should not expect SCH to provide any further financial support. As a result, investors in the Bank have to assume that the Bank's ability to return to financial stability will be fully dependent on the effects of the Argentine economic situation on the Bank and the markets in which it operates.

          We have insufficient liquidity to repay our foreign debt liabilities maturing in 2003

          As of September 30, 2002, our foreign indebtedness amounts to approximately US$1,741 million, of which approximately 51% (US$850 million) will mature in 2003. Our ability to pay our indebtedness is subject to certain factors over which we have little control, including the following factors described below:

          . our inability to access the capital markets or otherwise obtain any long- or short-term financing, other than financing from the Central Bank in order to refinance or repay those liabilities. See "Recent Events in Argentina and the Impact on the Bank";

          . no obligation of financial support from our controlling shareholders;

          . withdrawal of large amounts of deposits maintained with us, specially during May and June 2002, despite a modest increase in deposits in recent months;

          . the default or suspension of payments by the Argentine public sector (including the federal and the provincial governments) on most of its debt;

          . the adverse effect of the continuing four-year recession and current economic crisis on the credit quality of our loan portfolio, our loan collections and deterioration of our asset quality; and

          .    the decline in our overall level of commercial activity.

          In the absence of any financing or deposit growth, our primary sources of liquidity or cash will be collections on our outstanding loans net of any required reserves, payments by the Argentine Government on its debt instruments (including BODEN), and fees paid by our customers for the financial services provided to them, most of which are currently denominated in recently devalued Pesos.

          In light of the recent deterioration of political and economic conditions in Argentina, our normal sources of funds are significantly lower than historic levels, and have been materially and adversely affected but the current crisis affecting Argentina's financial system may be further materially and adversely affected. Furthermore, the Argentine public sector, including the federal and the provincial governments, is currently in default on most of its debt and our cash collections on our portfolio of debt securities issued by the Argentine Government (which has increased significantly due to the Compensatory Bonds) have decreased significantly compared to historical levels. In addition, collection of fees for services has been negatively affected by the sharp decrease in banking and economic activity.

          Given that the devaluation has significantly increased the amounts in Pesos of our foreign debt, our sources of cash have been reduced and pesified, our deposit base has suffered an overall reduction and is increasing only slightly in recent months after reaching minimum levels in July 2002, and our inability to obtain additional financing persists, we are not able to repay our maturing debts in accordance with their original terms.

          Unless we are able to obtain additional financial assistance and/or restructure a significant portion of our material debt obligations maturing in 2003, including the Existing Notes, we will lack the liquidity we need to pay our foreign-debt obligations as they become due.

          Our financial statements for prior periods are not indicative of our current financial position

          Our Unconsolidated and Consolidated Audited Financial Statements and our Unconsolidated and Consolidated Unaudited Interim Financial Statements have been prepared pursuant to the going concern criteria. We took this approach under the premise that the restructuring of the financial system as a whole, together with the specific plans and actions to be implemented by us, will allow us to continue our operations and maintain the liquidity and solvency required by the Central Bank. Notwithstanding the foregoing, given the significant uncertainty related to the future effects that the continuation of Argentina's economic crisis could have on the recoverability of the accounting value of Argentine government securities, the credit assistance granted to customers in the non-financial government sector and the non-financial private sector, and the interests in subsidiaries. Our independent auditors mentioned in their report that this situation could continue to affect our financial position and give rise to substantial doubts with respect to our ability to continue as a going concern. Therefore, the financial information included in this Offering Memorandum is not indicative of our current economic or financial position or anticipated results of operations or business prospects at any time after the date of such financial information.

          The events described above, including the conversion of certain of our U.S. dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the devaluation of the Peso, took place after December 31, 2001, and therefore are not reflected in our financial statements for the fiscal year ended December 31, 2001. In light of the uncertainty of the impact of the events that occurred subsequent to December 31, 2001, the Central Bank suspended the obligation of banks in Argentina to produce interim financial statements and has only recently reimposed such requirement for the three-month periods ended March 31, June 30 and September 31, 2002. We have presented our financial statements for the three months ended March 31, 2002, which are included herein, and the Central Bank has postponed the term for the filing of the subsequent financial statements. On November 12, 2002, the Central Bank provided for new due dates for filing financial statements for the three-month periods ending on June 30, September 30 and December 31, 2001 to November 20, 2002 and January 6 and February 20, 2003, respectively. The changes in Argentine law and their impact on our operations are expected to render meaningless any comparison of our financial statements for periods ended after December 31, 2001 with those for periods ended on or prior to December 31, 2001 and even for interim periods after such date, while the crisis continues to unfold. Therefore, our financial statements for fiscal years 1999, 2000 and 2001 and our interim financial statements as of the three months ended March 31, 2002 are not indicative of our current financial position or anticipated results of operations or business prospects, all of which have been materially and adversely affected since the respective dates of those statements and should not be relied upon.

          Our recent financial results may not be indicative of current situation or future performance

          We have included in this Offering Memorandum our financial results for the six-month period ended June 30, 2002, which is the most recent date for which we have prepared financial statements. These financial statements, which we were only recently required to furnish to the Central Bank, do not reflect in full the impact of more recent events in Argentina, including our operating performance and the impact of actions taken by the Argentine Government. The loss recorded by the Bank of Ps. 345.9 million for the six-month period ended June 20, 2002 reflect the severe economic environment in which we are currently operating. Our financial results for subsequent periods, including those that have already occurred but for which no financial statements have been prepared, may continue to reflect the decrease in revenue, increase in nonperforming loans and related provisions and trends in fee income and operating expenses that are reflected in the financial statements for the quarter ended June 30, 2002 included herein. We are currently preparing interim financial statements for the quarter ended September 30, 2002 which are currently not required to be filed with the Central Bank until January 6, 2003 unless further extended. At this time, we have not been able to fully determine the impact of continuing events in

Argentina on our financial condition for any period subsequent to June 30, 2002 and, as a result, there can be no assurances, however, that our actual results for any period subsequent to June 30, 2002 will not reflect the same or worsened results of operations and financial condition as we have recently experienced.

          The failure of the Argentine Government to continue to compensate us through the issuance of Compensatory Bonds will likely result in our inability to repay our debt obligations as they mature

          The Argentine Government has announced that financial institutions would be compensated for the losses otherwise resulting from the pesification and the associated devaluation by receiving Compensatory Bonds.

          Decree No. 905/02 provided certain clarification with respect to the methodology of the compensation and the characteristics of the Compensatory Bonds to be issued. As of September 30, 2002, we have been credited with 59.9% of the compensation due from the Central Bank in the form of Compensatory Bonds. We cannot assure you that we will receive any further compensation or that the compensation we have received or may receive in the future will be sufficient to cover our losses or otherwise enhance our ability to meet our debt obligations as they mature.

          Because of our large exposure to government debt instruments, the payment defaults by the Argentine government on any of the various government entities may affect our financial condition

          The asymmetric pesification (at different exchange rates) in assets and liabilities and subsequent compensation with Government bonds resulted in an increase in our exposure to the Argentine Government (either through securities or loans) as a portion of total bank assets. Our current loan portfolio consists of debt instruments issued by the Argentine Government and we estimate that, as of September 30, 2002, those debt instruments account for approximately 58.4% of our total assets. A default by the Argentine Government on its obligations, including Compensatory Bonds held by us, will materially and adversely affect our financial condition and our ability to repay our obligations as they become due.

          The Central Bank is enforcing banking rules and regulations on a limited basis

          Since December 2001, Argentina has experienced an unprecedented political and economic crisis. The current administration has undertaken a number of far reaching legislative and regulatory initiatives, the full consequences of which are unknown. During this period, several of the rules and regulations of the Central Bank applicable to our business and operations have not been fully enforced by the Central Bank. In addition, the Central Bank, due to current circumstances, has not been examining financial institutions as frequently and to the same extent as in the past. While we believe that we are in compliance in all material respects with current rules and regulations relating to asset quality, loan loss provisioning, reserve and capital requirements, there can be no assurances that the Central Bank will not revise or amend the rules and regulations applicable to us, impose new requirements and/or continue to allow financial institutions to operate with less supervision than in the past. There can be no assurances as to how, if at all, the current state of regulatory oversight by the Central Bank will affect us or our financial condition.

          Increase in number of defaulting debtors

          Within a context of deepening recession and the loss of purchasing power as a result of rising price levels, the payment capacity of companies as well as individuals has been impaired. This has led to deterioration in the quality of loans that we granted to the private sector and an increase in defaulting debtors. We have been experiencing difficulties in collecting fees and payments from our customers. Our difficulties to collect such fees, or obtain the repayment of our loans, adversely impact the Bank. See "-- The limitations imposed on creditors' rights in Argentina and the ability to foreclose on certain guarantees and collateral may adversely impact us and our noteholders."

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

          The limitations imposed on creditors' rights in Argentina and the ability to foreclose on certain guarantees and collateral may adversely impact us and our noteholders

          The Argentine Government had previously passed various laws and regulations limiting the ability of creditors to foreclose on collateral and to exercise their rights pursuant to guarantees and similar instruments upon the occurrence of a default by a debtor under a financing agreement, some of which are still in effect. Such limitations had restricted Argentine creditors, such as us, from initiating collection actions and/or lawsuits to recover the repayment of existing defaulted loans. Pursuant to Argentine Law No. 25,563, as amended, all actions related to foreclosure proceedings (other than certain specified exceptions such as alimentary or labor credits), including foreclosures of mortgages and pledges, all preliminary measures, such as attachments and preliminary injunctions to those goods and/or facilities affected by the debtor to commercial and/or productive activities, and that deprive the debtor from the use of such goods and/or facilities, are suspended until November 14, 2003. By agreement between the Argentina Banking Association and the Argentine Government, the principal Argentine banks agreed voluntarily to postpone the expiration of this suspension with respect to mortgage loans until February 1, 2003. However, the Argentine Congress currently is considering a bill to turn this agreement to postpone the expiration of the suspension until February 1, 2003 into a law with general application. There can be no assurance that the Argentine Government will not pass more restrictive rules and regulations restraining the ability of creditors to enforce their respective rights pursuant to debt agreements, guarantees and similar instruments.

          Issues before the courts

          As of the date of this Offering Memorandum, we were subject to approximately 17,000 legal claims filed by depositors against the pesification of their deposits and the rescheduling provided for by the Argentine Government. See "Business -- Legal Proceedings." As a result of such actions, Argentine courts have issued resolutions (many of which have not been enforced because the banks appealed) determining that we should reimburse such deposits in an amount of Ps.425.0 million and US$395.0 million. As of September 30, 2002 we have paid Ps.385.2 million and US$275.1 million of those amounts. Such amounts are related to the actions for which courts have ruled in favor either totally, partially or as an injunction (most cases). We cannot assure you that the amount of the legal claims will not increase and that our reimbursement liability will not increase. Although most members of the Argentine Banking Association, or ABA, including us, have expressed to the Ministry of Economy and the Central Bank that the Argentine Government should compensate us for the amounts we paid under these legal claims at an exchange rate higher than 1.4 to 1.0 at which such deposits were pesified, we cannot assure you that we will be reimbursed for those amounts. In addition, we do not rule out the possibility of new claims being filed. Notwithstanding the fact that on February 1, 2002, the Argentine Supreme Court, in deciding on a provisional remedy requested by a depositor shortly after the new economic measures were adopted, ruled that certain measures adopted by the Government pursuant to the corralito were unconstitutional, the Government continued to issue regulations aimed at decreasing the depletion of money from banks. These measures are subject to be reviewed by the Argentine Supreme Court, and, as a result, there is uncertainty as to the ability of the Argentine Government to protect the banking system from the depletion of depositors. As of the date hereof, there are cases pending before the Supreme Court in which certain of the measures adopted by the Government pursuant to the corralito are being challenged on constitutional grounds and the Supreme Court has not yet rendered a final judgment about the constitutionality of the rescheduling, the corralito and the pesification. A final judgment of the Supreme Court declaring the measures adopted by the Government unconstitutional could have a material and adverse effect on the Argentine financial system and on us and no assurances can be given on how the Argentine Supreme Court will rule on these measures or if it will in fact rule on this matter in light of the Government's decision to lift the restrictions imposed by the corralito effective December 2, 2002 and the impact of action related to the corralito on us and our financial condition. For information on the lifting of the corralito see "Risk Related to Argentina -- The stability of the Argentine financial system is at risk -- Deposit Withdrawal Limitations."

          The behavior of our customers will have a direct impact on our financial condition

          As indicated earlier, increasing levels of withdrawals of deposits have had and will likely continue to have a material and adverse effect on us. Therefore, the behavior of our customers will have a significant impact on our financial condition. Similarly, we have been experiencing significant difficulties in collecting fees and payments from some of our customers. Our difficulties to collect such fees, or obtain the repayment of our loans, will materially and adversely impact us.

          In addition, consistent deposit losses in Argentine financial institutions from June 2001, along with a steady decrease in assets (as a result of loan repayment by the private sector), suggest a major reduction in the financial intermediation business. Additionally, the Argentine Government and the Central Bank established a regulated rate for pesified deposits and ceiling rates to pesified loans, resulting in a significant reduction in intermediation margins regarding prior-year levels. The combined effect of the reduction in business volumes and intermediation margins are expected to cause an important fall in revenues.

          The inability to adjust our loans to the CER or CVS index will materially affect us

          Pursuant to Emergency Decree No. 214/02 and complementary rules, assets and liabilities in foreign currency that were converted into Peso-denominated assets and liabilities would, commencing 180 days from February 4, 2002, be adjusted pursuant to a coefficient to be published monthly by the Central Bank based on changes in the consumer price index, the CER. However, pursuant to Executive Order No. 762/02, certain loans to individuals were subsequently excluded from such adjustment according to the CER value and became subject to adjustment according to an index that reflects the general level of wages in Argentina, the CVS, which became effective as of October 1, 2002. According to such Executive Order, the INDEC (Instituto Nacional de Estadisticas y Censos, or INDEC) will determine the interest rates that will be applicable to the above-mentioned loans from the date on which the CVS became effective.

          Pursuant to the provisions set forth by Executive Order No. 762/02, INDEC has developed the methodology to determine the CVS that will be applicable to the loans and leases included in the governing rule. The Executive Branch has approved such methodology through Executive Order No. 1,242 dated July 12, 2002. We cannot assure you that such indexation would increase our revenues in a manner commensurate with our increased costs. As a result, an increase in our funding and other costs due to inflation may not be offset by such indexation. Moreover, the adjustment to be made pursuant to the application of the CVS will likely be less than the one resulting from the application of the CER and, due to the scope and terms and conditions of the loans to which the CVS should be applied for adjustment, a wide range of loans granted to individuals by us should be adjusted by the CVS. This could have a material adverse effect on our financial condition and results of operations. Most members of the ABA, including us, have expressed to the Ministry of Economy and the Central Bank that the Argentine Government should compensate us for the difference in the indexation factors and our costs. We cannot assure you that we will be reimbursed for those amounts.

          Cash flow maturity and interest rate gaps

          Due to the pesification of deposits at the US$1 = Ps.1.40 exchange rate and the pesification of most of the loans at the US$1 = Ps.1.00 exchange rate, there was a generation of a significant equity difference for the financial institutions in Argentina, including us. Such gap has been compensated with the Compensatory Bonds, which are bonds that amortize over a ten-year period and accrue interest at LIBOR (see "Description of BODEN"), while, on the other hand, the liabilities that were pesified according to the Government plan extend the amortization for approximately three years and the average life of our U.S. dollar-denominated liabilities is 2.5 years with interest rates extremely higher (including the 8.75% coupon on Existing Notes) than LIBOR. This difference in the terms of amortizing and accruing interests between our assets and liabilities implies a significant increase regarding cash flow maturity and interest rate gaps as compared to normal business conditions that were in effect in 2001. In order to decrease the effect of such gaps on us, we have established our refinancing plan. See "Business -- New Business Strategy -- Refinancing of Liabilities." If this strategy of refinancing of liabilities is not successful, our balance sheet may present a gap, which will affect our financial results and our ability to pay our obligations maturing in 2003, including the Existing Notes.

          Differences in corporate disclosure and accounting standards

          A principal objective of the securities laws of the United States, Argentina and other countries is to promote full and fair disclosure of all material information of companies issuing securities. However, there may be less publicly available information about us than is regularly published by or about listed companies in certain countries with highly developed capital markets, such as the United States. Furthermore, while we are subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, the periodic disclosure required by foreign issuers under the Exchange Act is more limited than the periodic disclosure required by U.S. issuers.

          We maintain our financial books and records in Pesos and prepare our financial statements in conformity with Argentine Banking GAAP. For a description of the principal differences between Argentine Banking GAAP and Argentine GAAP, see Note 6 to each of the Unconsolidated and Consolidated Audited Financial Statements and Unconsolidated and Consolidated Unaudited Interim Financial Statements. Argentine Banking GAAP differs in certain respects from both U.S. GAAP and Argentine GAAP. Thus, the reported earnings and presentation of our consolidated financial statements may differ from what they would have been if prepared using U.S. GAAP. See Note 30 to the Consolidated Financial Statements for a description of the principal differences between Argentine Banking GAAP and U.S. GAAP as they relate to us, and reconciliation to U.S. GAAP of net income and shareholders equity.

RISKS RELATED TO THE OFFER

          We may be unable to pay interest and other amounts due on the Existing Notes

          Accrued interest is due on or with respect to the Existing Notes on December 15, 2002, subject to a grace period as provided for in the Indenture under which the Existing Notes were issued. At present, we believe our financial results for periods subsequent to June 30, 2002 will continue to demonstrate significant losses compared to prior periods. Given limited amounts of US dollars available to us and uncertainties in our ability to obtain the authorization of the Central Bank to convert pesos into dollars to pay accrued interest on the Existing Notes and other factors, there can be no assurances that we will in fact be able to, or determine to, pay accrued interest on the Existing Notes when due, including the interest payment due on December 15, 2002. We are making this Offer to help assist us in restructuring our financial condition and there can be no assurances what action we will determine to take to address the impact of the recent crisis in Argentina on us and our overall financial condition in the event that this Offer does not succeed.

          If the Offer is not successful, we may not be able to achieve our refinancing strategy

          If the Offer is not successful or if we cannot refinance our liabilities, and we cannot take other steps to ease our present lack of liquidity, we will not have sufficient resources to meet our payment obligations under our debt agreements, including the Existing Notes, which will mature in 2003. Therefore, it is highly likely that a default could occur which would create cross defaults on our other indebtedness. These defaults would give our creditors the right to accelerate our repayment obligations. As a result, all of our indebtedness would become due and payable. Since the indebtedness evidenced by the Existing Notes ranks pari passu in right of payment and with all of our existing and future unsecured, unsubordinated indebtedness, each holder of Existing Notes will have the same rights as every other holder of our unsecured, unsubordinated debt.

          In the event of such a default and acceleration, some or all of our creditors will have the option of taking legal action against us, which might cause the Central Bank to institute bankruptcy or liquidation proceedings. Any such bankruptcy or liquidation proceeding is likely to result in significant changes to our existing obligations, including the Existing Notes, which could include the rescheduling of all or part of these obligations. Moreover, while any proceeding is still pending, our ability to operate or manage our business, to retain employees, to continue to collect payments on our loan portfolio or to engage in borrowing arrangements would likely be restricted and materially adversely affected. See "Argentine Banking Regulation -- Financial Institutions with Economic Difficulties and Description of the Series A Notes and the Series B Notes -- Status."

          Under Argentine law, the liquidation and commencement of bankruptcy procedures against financial institutions, until their banking license has been revoked by the Central Bank may only be commenced by the Central Bank. Thus, it is likely that the Central Bank would intervene if our outstanding debt were accelerated. The length of any bankruptcy case commenced by the Central Bank would be subject to considerable uncertainty and the completion of such case could be delayed for reasons beyond our control. We believe that any such adverse effects would be exacerbated if the bankruptcy or liquidation proceedings were protracted. There can be no assurance that the holders of Existing Notes would receive any meaningful recovery from such a proceeding.

          We may make subsequent repurchases of the Existing Notes

          We may, at any time, purchase Existing Notes in the open market, in privately negotiated transactions, through subsequent tender offers or otherwise. Any other purchases may be on the same terms or on terms which are more or less favorable to holders than the terms of this Offer. Any other purchases by us will depend on various factors existing at that time. Nothing contained in this Offering Memorandum will prevent us from exercising our rights under the Indenture to decease or otherwise discharge our obligations with respect to the Existing Notes in accordance with the terms thereof.

          The completion of the exchange of the Existing Notes will result in reduced liquidity for the remaining Existing Notes

          To the extent the Offer is successful, the trading market for Existing Notes that are not tendered and exchanged may become very limited due to the reduction in the amount of Existing Notes outstanding after the Offer, which might adversely affect the liquidity and market price of such Existing Notes. As a result, such Existing Notes may trade at a significant discount (or a premium) depending on prevailing interest rates, the market for Existing Notes with similar credit features, our performance and other factors. Furthermore, the prices at which any such trading occurs in the Existing Notes could be extremely volatile. Holders of Existing Notes not tendered and exchanged may attempt to obtain quotations for their Existing Notes from their brokers; however, there can be no assurance that an active market in such Existing Notes will exist following successful consummation of the Offer and no assurance can be made as to the prices at which such Existing Notes may trade.

          In the event we are declared bankrupt, you may have to return the cash payment offered hereby

          Under Argentine bankruptcy law, payments of debts before the scheduled maturity date made by an Argentine party that is declared bankrupt during the so-called "suspicious" period are not effective vis-a-vis third party creditors and, accordingly, must be returned to the bankrupt estate. The "suspicious" period is the period from the date the court determines the debtor was insolvent to the date on which the judgment declaring the bankruptcy of the debtor is declared, which period may not exceed two years. The cash payment made in respect of the Existing Notes could be construed as a prepayment of principal as it is being made prior to the scheduled maturity of the Existing Notes. Therefore, if it is determined that we were insolvent at the time of making the cash payment, you may be required to return such cash payment to our estate in bankruptcy. It is unlikely, however, that if we were to be declared bankrupt, a court would extend the "suspicious" period to any date prior to the date on which we would be suspended or liquidated by the Central Bank, and it is also unlikely that the Central Bank would not suspend or liquidate a bank that is deemed to be insolvent.

          There may be proration in the cash tender offer feature of our Offer

          Under the terms of the Offer, participating holders of Existing Notes will be entitled to exchange their Existing Notes for Series A Notes or Series B Notes and to tender the Series A Notes or Series B Notes for cash. See "The Offer."

          We will not be able to determine whether the tender of New Notes in the Offer or the Non-U.S. Concurrent Offer will exceed the amount of cash available to be paid in the Cash Tender Offer until after the expiration of the Offer. Thus, tenders are subject to proration of the actual amount of cash paid in the Cash Tender Offer to each holder of New Notes will depend on the total amount of tenders in both the Offer and the Non-U.S. Concurrent Offer. In addition, as of the date of this Offering Memorandum, we hold approximately US$7,597,000 of Existing Notes and, to the extent that we decide to tender our Existing Notes pursuant to the Offer and participate in the Cash Tender Offer, the amount of cash available for the Cash Tender Payment will be reduced in proportion to our relative interest in the outstanding principal amount of the Existing Notes. As a result, we cannot assure you that you will receive the full amount of cash in the Cash Tender Offer.

          The exchange ratios for Existing Notes and BODEN may not be reflective of market values

          Under the terms of the Offer, holders of Existing Notes will be offered the opportunity to exchange all or a portion of the principal amount of the Existing Notes held by them for Series A Notes and/or Series B Notes in an equivalent principal amount. In addition, the Series B Notes are mandatorily exchangeable on a dollar-for-dollar basis into BODEN on terms and conditions described herein. Given uncertainties as to our financial condition and the condition of the Argentine Government (particularly, in light of its continuing default in November 2002 on its external indebtedness to the World Bank), there can be no assurances as to the relative values, including market values, of the Existing Notes to the values, including market values, of the New Notes and/or BODEN that ultimately may be assigned to holders of Existing Notes participating in the Offer.

          For your reference below is a table with the monthly average prices as a percentage of their face value of other securities of the Argentine Government. We cannot assure you that the BODEN will have similar value once they have been delivered in connection with the mandatory redemption of the Series B Notes.

                    MONTHLY AVERAGE PRICES (% OF FACE VALUE)

                                                      2001
                              -----------------------------------------------------
BOND (COUPON)                  JUN     JUL     AUG     SEP     OCT     NOV     DEC
-----------------------------------------------------------------------------------
Argentina 2008 (7%)            80.5    63.3    62.5    61.4    54.8    38.0    30.8

Argentina 2017 (11.375%)       80.0    62.7    59.7    58.7    54.2    40.1    29.3

                                                                  2002
                              -----------------------------------------------------------------------------
BOND (COUPON)                  JAN     FEB     MAR     APR     MAY     JUN     JUL     AUG     SEP     OCT
-----------------------------------------------------------------------------------------------------------
Argentina 2008 (7%)            28.0    30.5    28.4    26.9    24.9    21.0    20.8    21.5    23.0    22.0
Argentina 2017 (11.375%)       27.4    27.5    26.3    24.1    22.7    20.8    20.4    21.6    22.8    22.0

Source: Bloomberg

RISKS RELATED TO THE EXISTING NOTES AND NEW NOTES

          We may be unable to make payments on the Existing Notes and the New Notes

          Immediately following the consummation of the Offer, we will still have significant outstanding indebtedness and debt service obligations. We currently lack the resources or a plan for obtaining the resources to pay principal on the Existing Notes and the New Notes and our other debt remaining outstanding following the Offer. You should understand that an investment in the New Notes involves a high degree of risk, including the significant possibility of loss of your entire investment in the Existing Notes and the New Notes.

          In addition, by participating in the Offer, you will tender your Existing Notes which mature in 2003 in exchange for New Notes with a final maturity in 2009. We have substantial principal repayment obligations prior to the maturity of the New Notes as well as related interest payment obligations. If we are able to meet these prior obligations, we may do so by further impairing our liquidity and financial position which would in turn materially and adversely affect our ability to meet our obligations on the Existing Notes and the New Notes.

          Claims under the New Notes will be, and claims under the Existing Notes are, junior to our secured indebtedness

          Our obligations under the Existing Notes and the New Notes are unsecured obligations and rank junior in preference to our secured indebtedness. As of September 30, 2002, the aggregate principal amount of our secured indebtedness was Ps.415 million. Although the Indenture pursuant to which the Existing Notes are issued and the Program Indenture pursuant to which the New Notes will be issued limit our ability to incur secured indebtedness, we have the ability to secure certain indebtedness, including special lines of credit granted by the Central Bank in cases of illiquidity or rediscounts with the Central Bank. In July 2002, for example, we obtained a short-term liquidity advance of Ps.377 million (accounting for Ps.415 million with accrued interest as of September 30, 2002) from the Central Bank, which remains outstanding and has been secured approximately Ps.662.6 million of guaranteed loans. We need significant amounts of additional financial assistance and/or financing to pay our maturing debts, and any further advances we might obtain from the Central Bank would likely be similarly secured. Therefore, the claims of our secured lenders, including the Central Bank, may be significant in amount and, as a practical matter, will rank senior to your claims under the Existing Notes and the New Notes. See "Argentine Banking System and Regulation -- Argentine Banking Regulation -- Priority right of depositors and the Central Bank." As a result, in the event of a restructuring of all of our debt or our insolvency, your ability to recover amounts owing under the Existing Notes and the New Notes will be adversely affected by the prior claims of our secured creditors.

          Our New Notes may not have an active trading market

          Each of the Series A Notes and the Series B Notes constitutes a new issue that may not be widely distributed and for which there may be no established active trading market. We will make application to list the New Notes on the Buenos Aires Stock Exchange; however, if New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. We cannot assure you as to the development or liquidity of any trading market for the New Notes. If an active market for the New Notes does not develop or is interrupted, the market price and liquidity of the New Notes may be adversely affected.

          The Series A Notes will be treated as issued with original issue discount for U.S. federal income tax purposes

          For U.S. federal income tax purposes, the Series A Notes will be treated as issued with "original issue discount" in an amount equal to the excess of the "stated redemption price at maturity" of the Series A Notes, over the "issue price" of the Series A Notes, determined in accordance with the U.S. Internal Revenue Code and applicable Treasury regulations. The stated redemption price of the Series A Notes generally will equal the sum of all payments to be made on the Series A Notes, other than payments of stated interest that are unconditionally payable at least annually at a single fixed rate. A U.S. Holder (as defined herein under "U.S. Federal Income Taxation") of Series A Notes, regardless of such Holder's regular method of tax accounting, generally will be required to accrue the original issue discount into gross income over the term of the Series A Notes using a constant yield method. Accordingly, such U.S. Holder of Series A Notes typically will be taxable on amounts representing accrued original issue discount in advance of the receipt of cash attributable to such original issue discount. See "U.S. Federal Income Taxation."

          The U.S. federal income tax characterization of the Series B Notes is uncertain

          No statutory, administrative or judicial authority directly address the U.S. federal income tax characterization of the Series B Notes. In the absence of authority directly on point, we intend to treat the Series B Notes for U.S. federal income tax purposes as equity interests in us. However, alternative characterizations of the Series B Notes are possible, and no assurance can be given that the Internal Revenue Service will not be able to successfully assert a different characterization of the Series B Notes. Based upon our intended treatment of the Series B Notes as equity, a U.S. Holder (as defined herein under "U.S. Federal Income Taxation") of Series B Notes generally would treat payments of interest made in respect of the Series B Notes as ordinary dividend income to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Additionally, if the stated principal amount of the Series B Notes exceeds their issue price by more than a de minimis amount, such excess may constitute a "redemption premium" that would give rise to constructive dividend distributions. See "U.S. Federal Income Taxation."

          The terms of the New Notes differ in certain respects from the terms of the Existing Notes

          The terms and conditions of the New Notes are substantially similar to the Existing Notes. Nevertheless, the New Notes have an interest rate, amortization schedule, maturity date, cross-default and other provisions that differ from the Existing Notes. See "Description of the Series A Notes and the Series B Notes".

          Our offer is subject to a number of conditions

          Our offer is subject to a number of significant conditions, including receipt of all required approvals. See "The Offer - Conditons to the Offer".

RISKS RELATED TO BODEN DELIVERABLE UPON MANDATORY REDEMPTION AND EXCHANGE OF THE SERIES B NOTES

          The Argentine Government may not be able to make payments on BODEN

          The BODEN that will be deliverable under certain circumstances upon mandatory redemption and exchange of the Series B Notes, were issued to us in connection with the pesification of our assets and liabilities. While the BODEN constitute Compensatory Bonds (as described herein), the BODEN have terms and conditions that differ from the terms and conditions of the bonds issued by the Argentine Government for other purposes. Holders of Existing Notes that elect to receive Series B Notes should be aware that bonds issued by the Argentine Government have different terms and conditions and it is possible that in the future the Argentine Government may elect to treat the BODEN the same or differently than its treatment of other issuances of Government securities.

          In addition, holders of the Existing Notes should be aware that the Argentine Government may not now or in the future honor its obligations on its debt securities, including the BODEN that may be issued upon mandatory redemption and exchange of the Series B Notes. As indicated above, the Argentine Government on November 14, 2002 defaulted on the payment of US$805 million in principal due on certain external indebtedness to the World Bank and only paid US$77 million to cover interest. None of Argentina's debt securities, including the BODEN, are guaranteed by us or any of our affiliates. As a result, holders of the Existing Notes should be aware that the Argentine Government's financial condition and political sensibilities may affect its ability to make payments on its debt securities (including the BODEN) and/or lead it to honor or default on some or all of its debt obligations, including the BODEN.

          Claims under the BODEN will rank pari passu with Argentina's unsecured indebtedness

          Argentina's obligations under BODEN are unsecured obligations and we believe they rank pari passu to Argentina's other unsecured unsubordinated indebtedness. The BODEN are governed by Argentine law and, in the future, the Government could take measures that are adverse to the interest of holders of the BODEN, including a payment default or action that affects the pari passu nature of the BODEN. At September 30, 2002, the total indebtedness of Argentina was approximately US$130 billion of which US$87 billion was external indebtedness and total internal indebtedness was approximately US$43 billion. In the event Argentina was called upon to pay its indebtedness, the holder of BODEN may not recover the full principal amount thereof if Argentina did not have sufficient funds to pay all such indebtedness.

          BODEN do not have terms customary under a private indenture and may be subject to changes on unilateral basis

          The BODEN have not been issued under an indenture or governing law document and, therefore, the BODEN are not subject to the customary default covenants and events of default that might be found in private debt instruments. In addition, the terms of the BODEN differ substantially from the Existing Notes and other instruments of Argentina Government debt. The Argentine Government could also determine, on a unilateral basis or otherwise, to amend, modify or supplement the terms and conditions of the BODEN as described herein including in a manner that could be adverse to the holders of the BODEN at such time. As a result, there can be no assurances as to how claims against the Argentine Government under the BODEN will be treated or proved nor there be any assurances that the terms and conditions of, or other matters relating to, the BODEN will differ from those in effect on the date hereof as to which holders of such BODEN will not have rights against us.

          Terms and conditions of BODEN based on third party sources and publicly available information

          The information provided in this Offering Memorandum regarding the BODEN is taken from third party sources and publicly available information. We believe that we have summarized this information accurately but we take no responsibility for the accuracy or completeness of such third party and publicly available information. We do not assume any liability in connection with the existing terms of, or future changes to, the terms and conditions of the BODEN.

          BODEN may not have an active trading market

          Under the current economic situation in Argentina, we cannot assure you as to the liquidity of any trading market for BODEN or the market price at which BODEN will trade. The BODEN are listed on the Buenos Aires Stock Exchange and are eligible for trading on the Argentine over-the-counter market referred to as the Mercado Abierto Electronico in Argentina; however, there is currently no established active trading market for BODEN and we cannot assure you that trading markets will develop or be maintained. BODEN are delivered to the financial institutions in compensation for losses incurred as a result of the asymmetric pesification and other measures and released for trading. BODEN will likely trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, the restructuring of Argentina's debt obligation, general economic conditions and Argentina's financial condition. Accordingly, we cannot assure you as to the development or liquidity of any trading market for BODEN. If a substantive active market for BODEN does not develop or is interrupted, the market price and liquidity of BODEN may be adversely affected.

          As described herein, the Argentine Government continues to seek to address the current economic situation. Recent actions have included the default by Argentina on certain of its external indebtedness and there can be no assurances that the Government will not take further action that could have adverse effects on the Argentine economy. In addition, the Argentine Government could determine to declare a moratorium on payments of its debt, including the BODEN, and it could determine, among other things, to restructure the BODEN, amend any of its terms on a unilateral basis or take other action that could have the effect of altering the terms and conditions of the BODEN in a manner that is adverse to the interests of the holders thereof.

                                    THE OFFER

          You should carefully review the information included under "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank." You should understand that an investment in the New Notes involves a high degree of risk, including the significant possibility of loss of your entire investment in the New Notes.

GENERAL

          The purpose of the Offer is to allow us to reschedule our outstanding debt and to reduce our interest expense. The Offer is being conducted as part of our overall effort to restructure all of our assets and liabilities and refocus our business in response to the recent events and current economic crisis in Argentina.

          Exchange Offer

          We are hereby offering to holders of our Existing Notes the opportunity to participate in our Exchange Offer for each US$1,000 principal amount of Existing Notes held by them and receive:

          . US$950 principal amount of Series A Notes, which Series A Notes will be issued with a CICC (as described in "Description of the Series A and the Series B Notes-- Description of Contingent Interest Coupon Certificates") that will detach from the Series A Notes automatically following issuance without any action on the part of the holder thereof and will entitle the holder thereof to a limited amount of additional interest in the form of a contingent cash payment from us depending on our earnings and net worth for each of the fiscal years 2003 through 2009 prior to the maturity date of the Series A Notes, plus (i) US$50 in cash as an Early Tender Fee for tenders received and not withdrawn prior to the Early Tender Fee Deadline and (ii) an additional US$43.75 in cash in lieu of accrued and unpaid interest on the Existing Notes to, but not including, December 15, 2002; or

          . US$950 principal amount of Series B Notes, which Series B Notes shall not be issued with any CICCs but which shall be mandatorily redeemable and exchangeable by us upon the occurrence of certain specified events into an equivalent principal amount of BODEN, plus (i) US$100 in cash ($50 of which constitutes an Early Tender
               Fee) for tenders received and not withdrawn prior to the Early Tender Fee Deadline and (ii) an additional US$43.75 in cash in lieu of accrued and unpaid interest on the Existing Notes to, but not including, December 15, 2002 (net of US$6.73 of interest accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002).

          Holders who validly tender their Existing Notes after the Early Tender Fee Deadline pursuant to either option described above under the "Exchange Offer" will not be eligible to receive an Early Tender Fee.

          Holders of Existing Notes do not have to choose the same option for all of the Existing Notes that they tender. Holders of Existing Notes do not have to tender all of their Existing Notes to participate in the Offer.

          Series A Notes will be issued in multiples of US$1.00 and Series B Notes will be issued in multiples of US$100.00. To the extent necessary, we will round down to the applicable multiple the amount of New Notes of either series that you will receive in our Exchange Offer.

          We may, in our sole discretion, reprice the Offer and/or extend the Early Tender Fee Deadline or Expiration Date.

          Accrued Interest

          A payment of interest in the amount of US$43.75 for each US$1,000 of Existing Notes tendered in the offer will be payable on the Settlement Date in lieu of accrued and unpaid interest on the Existing Notes to, but not including, December 15, 2002, regardless of your election to further participate in the Cash Tender Offer, provided that holders that elect to tender Existing Notes in exchange for Series B Notes pursuant to the Exchange Offer will receive such amount net of US$6.73 in respect of interest deemed accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002.

          Cash Tender Offer

          Holders who tender their Existing Notes in the Exchange Offer may further elect to participate in the contemporaneous Cash Tender Offer pursuant to which we are offering to exchange US$450 cash (constituting the Tender Offer Cash Payment) plus, in the case of the Series B Notes, an amount of US$6.73 in cash, representing the return of interest deemed accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002 for each US$1,000 principal amount of Series A Notes, together with the related CICCs, or Series B Notes for up to the Maximum Amount, subject to prorationing as described below.

NON-U.S. CONCURRENT OFFER

          A portion of the Existing Notes are being restructured pursuant to the Non-U.S. Concurrent Offer, made on terms substantially identical to those of this Offer, and which is being conducted simultaneously with this Offer. The Non-U.S. Concurrent Offer is being made to holders of Existing Notes outside the United States pursuant to a transaction that is exempt from registration under the Securities Act.

PRORATION

          We will not determine whether the option to receive the Tender Offer Cash Payment (the "Cash Payment Option") has been oversubscribed until after the Expiration Date. When we make this determination, we will announce whether the Cash Payment Option has been oversubscribed and the effect of any required proration. Holders of Existing Notes will not be able to withdraw their tender of Existing Notes at the time we make the determination even if it may affect the type of consideration the Holder of Existing Notes will receive.

          The maximum aggregate amount of cash that we can provide in the Offer and in the Non-U.S. Concurrent Offer depends on the amount of Existing Notes tendered in the Offer and in the Non-U.S. Concurrent Offer. In the event tenders made in the Offer and the Non-U.S. Concurrent Offer would result in aggregate payments (exclusive of payments in lieu of accrued interest) in excess of the Maximum Amount of US$25 million, each Holder of Existing Notes that elected to receive the Tender Offer Cash Payment will receive a pro rata portion of the Tender Offer Cash Payment with respect to such balance. In addition, as of the date of this Offering Memorandum, we hold approximately US$7,597,000 of Existing Notes and, to the extent that we decide to tender our Existing Notes pursuant to the Offer and participate in the Cash Tender Offer, the amount of cash available for the Cash Tender Payment will be reduced in proportion to our relative interest in the outstanding principal amount of the Existing Notes. See "Risk Factors -- There May Be Proration in the Cash Tender Offer Feature of Our Offer."

          In the event of proration, for each tender in the Cash Tender Offer, the principal amount of New Notes specified in such tender will be multiplied by the proration factor and rounded up to the nearest US$1.00 in the case of the Series A Notes and US$100.00 in the case of the Series B Notes. The Holder of Existing Notes will receive (i) the Tender Offer Cash Payment plus, in the case of the Series B Notes, an amount of US$6.73 in cash, representing the return of interest deemed accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002 with respect to each US$1,000 principal amount of this rounded principal amount of New Notes, and (ii) New Notes of the same series with respect to the remaining principal amount of New Notes tendered. The proration factor will be a fraction, the numerator of which is the Maximum Amount and the denominator of which is the aggregate approximately equal to the payment that would be due if we accepted all of the New Notes tendered pursuant to the Cash Payment Option and a substantially identical cash payment option in the Non-U.S. Concurrent Offer.

          The amount of cash paid to any Holder of Existing Notes electing to participate in the Cash Tender Offer will be rounded down to the nearest US$0.01.

PAYMENTS

          If the Offer is consummated, the New Notes will be issued and delivered in exchange for the Existing Notes accepted in the Offer and cash payments will be made (including cash payments in lieu of accrued and unpaid interest on the Existing Notes) on the Settlement Date. In the event BODEN become available to us prior to the Expiration Date, we may, at our discretion, deliver either the Series B Notes or the amount of BODEN that would otherwise be delivered upon mandatory redemption and exchange of the Series B Notes as described herein for the Existing Notes validly tendered and accepted by us in the Offer on the Settlement Date. The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving any New Notes (and, to the extent applicable, BODEN).

          All payments required to be made in connection with the Offer shall be made free of any withholding taxes or deductions.

          Existing Notes may be tendered and will be accepted for exchange only in denominations of US$10,000 principal amount and integral multiples of US$1,000 in excess thereof. Series B Notes (and, to the extent applicable, BODEN) will be only delivered in minimum denominations of US$100. As a result, the amount of Series B Notes that will be delivered to tendering holders of Existing Notes pursuant to the Offer will be rounded down to the nearest US$100 and no payment in cash will be made in lieu of rounded amounts.

CONDITIONS TO THE OFFER

          Notwithstanding any other provisions of the Offer, or any extension of the Offer, we will not be required to issue New Notes or make any delivery of BODEN or cash payment pursuant to this Offer, and we may terminate the Offer or, at our option, modify, extend or otherwise amend the Offer at any time prior to or concurrently with the Expiration Date (except for the condition in paragraph
(2) below, which may be satisfied prior to the Settlement Date) if any of the following conditions have not been satisfied or waived:

          (1) we shall have received valid and unrevoked tenders representing at least 90% in aggregate outstanding principal amount of the Existing Notes in the Offer and the Non-U.S. Concurrent Offer;

          (2) we shall have complied with the applicable laws of each jurisdiction in which the Offer and the Non-U.S. Concurrent Offer is made and due consents and authorizations from all governmental and regulatory authorities, including from the Central Bank, shall have been received in respect of the exchange of the New Notes for the Existing Notes, the issuance of the New Notes, the conversion of Pesos to dollars to make any applicable cash payments (including the Early Tender Fee and payments in lieu of accrual interest), the making of the cash payments (including the Early Tender Fee) in exchange for the New Notes pursuant to the Tender Offer;

          (3) there shall not have occurred any material adverse change in Argentina and no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer, the exchange of consideration described herein for Existing Notes under the Offer, by or before any court or governmental regulatory or administrative agency, authority or tribunal, that either:

               (a) challenges the making of the Offer, the exchange of consideration described herein for Existing Notes under the Offer or will likely to be, or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of or might otherwise adversely affect in any material manner the Offer or the exchange of consideration described herein for Existing Notes under the Offer; or

               (b) in our reasonable judgment, could materially adversely affect our business condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects and that of our subsidiaries, taken as a whole, or materially impair the contemplated benefits to us of the Offer or the exchange of consideration described herein for Existing Notes under the Offer;

          (4) there shall not have occurred (a) any general suspension of or limitation on trading in securities in Argentina, the United States or other financial markets, including the over-the-counter market (whether or not mandatory), (b) any material adverse change in our business, financial conditions, results of operations or prospects or in the price of the Existing Notes,
               (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium in Argentina, the United States or other major financial markets (whether or not mandatory), (e) a commencement of a war or a likelihood of a war, armed hostilities or other national or international crisis directly or indirectly relating to Argentina or the United States, (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions, (g) any material adverse change in political or economic conditions in Argentina or in securities or financial markets in Argentina, the United States or other international securities or financial markets generally, (h) a material change in the Argentine or U.S. currency exchange rates or a general suspension of or material limitation on the markets therefor or (i) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (5) we shall not have received notice from any regulatory authority that the Offer is in violation of the laws of its jurisdiction; and

          (6) the Trustee with respect to the Program Indenture shall not have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of, the Offer, the exchange of consideration described herein for Existing Notes under the Offer, nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offer or the exchange of the Existing Notes under the Exchange Offer.

          The foregoing conditions are for our sole benefit and may be waived by us in whole or in part, and with respect to any or all of the Existing Notes, in our reasonable discretion. Any determination made by us concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

          We reserve the right, in our reasonable discretion, to purchase or make offers to purchase any Existing Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Existing Notes in the open market, in privately negotiated transactions, tender offers, exchange offers or otherwise. The terms of any such purchases or offers could differ from the terms of the Offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

          For purposes of the Offer, the term "Expiration Date" means 5:00 p.m., New York City time, on December 23, 2002, subject to our right to extend such date and time for the Offer in respect of the Existing Notes in our discretion, in which case the "Expiration Date" means, with respect to any extended offer in relation to the Existing Notes, the latest date and time to which the Offer is extended.

          We may, in our sole discretion, at any time before or concurrently with the Expiration Date for the Offer:

          (1) if we reasonably conclude that the conditions to the Offer are unlikely to be satisfied, terminate the Offer with respect to the Existing Notes and return all tendered Existing Notes to the holders thereof;

          (2) modify, extend or otherwise amend the Offer with respect to the Existing Notes and retain all tendered Existing Notes until the Expiration Date, as extended, of the Offer, subject, however, to the withdrawal rights of holders and applicable law; or

          (3) waive the unsatisfied conditions with respect to the Offer and accept all Existing Notes tendered and not previously withdrawn.

          We will give oral (promptly confirmed in writing) or written notice of such delay, termination, extension or amendment to the Exchange Agent and the holders of Existing Notes. If the Offer is amended in a manner that we determine constitutes a material change, we will extend the Offer for a period of at least two business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the Offer would otherwise have expired during the two business day period following such notice. Any change in the consideration offered to holders of Existing Notes pursuant to the Offer will be paid to all holders whose Existing Notes have previously been tendered and not withdrawn pursuant to the Offer. There can be no assurance that we will exercise our right to extend, terminate or amend the Offer.

          We will promptly announce any extension, amendment or termination of the Offer by 9:00 A.M., New York City time, on the business day following such action by publishing notices in compliance with the regulations of the CNV, the Buenos Aires Stock Exchange or through such other means of announcement as we deem appropriate. It will, in all cases, be deemed sufficient means of announcement to provide such notice to the following parties: the Trustee for the Existing Notes, DTC, Euroclear and Clearstream, Luxembourg and the Buenos Aires Stock Exchange Bulletin. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination of the Offer, except as otherwise required by applicable law.

EFFECT OF TENDER

          Any tender by an Holder of Existing Notes (and our subsequent acceptance of such tender) of any Existing Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Offer described herein and in the enclosed Letter of Transmittal (the "Letter of Transmittal"). The acceptance of the Offer by a tendering holder of Existing Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Existing Notes, free and clear of any and all liens, restrictions, charges, adverse claims, pledges, security interests, encumbrances or rights of any kind of third parties. We reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Existing Notes, whether or not waived in the case of other Existing Notes.

ACCELERATED SETTLEMENT

          Upon receipt of valid and unrevoked tenders representing more than 90% in aggregate outstanding principal amount of the Existing Notes in the Offer and in the Non-U.S. Concurrent Offer, and the satisfaction or waiver of the other conditions to the Offer, we will have the right, but not the obligation, to elect to accept Existing Notes tendered for exchange prior to the Expiration Date. Any cash payments will be paid and the New Notes will be issued in exchange for the Existing Notes in the Offer, if consummated, on a settlement date (the "Accelerated Settlement Date"), which will be the fifth business day following the date on which we accept the Existing Notes for payment. Any Existing Notes tendered after the date on which we accept Existing Notes for accelerated settlement will be accepted on the Expiration Date for settlement on the fifth business day thereafter.

LETTER OF TRANSMITTAL; REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDERS OF EXISTING NOTES

          Upon the submission of the Letter of Transmittal, or agreement to the terms of the Letter of Transmittal, as to the Existing Notes, a holder, or the beneficial owner of such Existing Notes on behalf of which the holder has tendered, will be deemed, among other things, to:

          (1) irrevocably sell, assign and transfer to, or upon our order or the order of our nominee, all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of such holder's status as a holder of, all Existing Notes tendered thereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, or other person connected with the Existing Notes arising under, from or in connection with such Existing Notes;

          (2) waive any and all rights with respect to the Existing Notes tendered thereby (including, without limitation, any existing, past or continuing defaults and their consequences in respect of such Existing Notes); and

          (3) release and discharge us and the trustee from any and all claims such holder may have, now or in the future, arising out of or related to the Existing Notes tendered thereby, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Existing Notes tendered thereby (other than as expressly provided in this Offering Memorandum and the Letter of Transmittal) or to participate in any redemption or defeasance of the Existing Notes tendered thereby.

          In addition, such holder of Existing Notes, or the beneficial owner of such Existing Notes on behalf of which the holder has tendered, will be deemed to acknowledge, represent, warrant and agree that:

          (1)  it has received and reviewed this Offering Memorandum;

          (2) it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the Existing Notes tendered thereby and it has full power and authority to execute the Letter of Transmittal and make the representations, warranties and agreements made thereby, and has full power and authority to tender, sell, assign and transfer the Existing Notes tendered thereby;

          (3) the Existing Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and acknowledges that we will acquire good, indefeasible and unencumbered title to such Existing Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accepts the same;

          (4) it will not sell, pledge, hypothecate or otherwise encumber or transfer any Existing Notes tendered thereby from the date of the Letter of Transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

          (5) it is, or in the event that such holder is acting on behalf of a beneficial owner of the Existing Notes tendered thereby, such holder has received a written certification from such beneficial owner (dated as of a specific date on or since the close of such beneficial owner's most recent fiscal year) to the effect that such beneficial owner is located in the United States;

          (6) in evaluating the Offer and in making its decision whether to participate therein by submitting a Letter of Transmittal and tendering its Existing Notes, such holder has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by us, the Exchange Agent or the Information Agent other than those contained in this Offering Memorandum (as supplemented to the Expiration Date);

          (7) the execution and delivery of the Letter of Transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in this Offering Memorandum;

          (8) the submission of the Letter of Transmittal to the Exchange Agent shall, subject to the terms and conditions of the Offer generally, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent, and an irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) deemed necessary in the opinion of such attorney and agent in relation to the Existing Notes tendered thereby in favor of us or such other person or persons as we may direct and to deliver such form(s) of transfer and other document(s) in the attorney's and agent's opinion and other document(s) of title relating to such Existing Notes' registration, and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer, and to vest in us or our nominees such Existing Notes;

          (9) the terms and conditions of the Offer shall be deemed to be incorporated in, and form a part of, the Letter of Transmittal which shall be read and construed accordingly; and

          (10) we and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements, and that if any of the acknowledgements, representations, warranties and agreements deemed to have been made by it by its participation in the Offer or its acquisition of the New Notes or BODEN are no longer accurate, it will promptly notify us.

          The representations and warranties and agreements of a holder tendering Existing Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date. For purposes of this Offering Memorandum, the "beneficial owner" of any Existing Notes shall mean any holder that exercises sole investment discretion with respect to such Existing Notes.

ACCEPTANCE OF THE EXISTING NOTES FOR EXCHANGE; DELIVERY OF OUR NEW NOTES AND
BODEN

          Upon satisfaction or waiver of all of the conditions to the Offer, all Existing Notes properly tendered and not withdrawn will be accepted and on the Settlement Date (i) the New Notes will be issued and delivered (and, to the extent applicable, BODEN will be delivered) and (ii) the applicable cash payments will be made (including the Early Tender Fee in respect of Existing Notes validly tendered prior to the Early Tender Fee Deadline). For purposes of the Offer, Existing Notes shall be deemed to have been accepted as validly tendered for exchange when and if we have given written notice to the Exchange Agent.

          In all cases, issuance of New Notes (and, to the extent applicable, delivery of BODEN) for Existing Notes that are accepted for exchange pursuant to the Offer and/or payments of cash will be made only after timely receipt by the Exchange Agent of:

          . a duly executed Letter of Transmittal or an Agent's Message and a timely book-entry confirmation of a book-entry transfer of the Existing Notes to the Exchange Agent's account at the book-entry transfer facility; and

          .    all other required documents.

          If any tendered Existing Notes are not accepted for any reason, the unaccepted or nonexchanged Existing Notes will be credited to an account maintained with the book-entry transfer facility on behalf of the holder as promptly as practicable after the expiration or termination of the Offer.

HOW TO TENDER

          Existing Notes tendered in the Offer must be in denominations of US$10,000 principal amount and any integral multiple of US$1,000 in excess thereof.

          When you tender your Existing Notes, and we accept the Existing Notes, this will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this Offering Memorandum and the Letter of Transmittal.

PROCEDURES FOR SUBMITTING EXCHANGE OFFERS

          If you desire to tender your Existing Notes pursuant to the Offer, you must submit or arrange to have submitted at or before 5:00 P.M., New York City time, on the Expiration Date, a duly completed Letter of Transmittal for the Existing Notes you would like to exchange. Letters of transmittal may be submitted:

          . by facsimile to the Exchange Agent at the applicable facsimile number specified in the Letter of Transmittal, or

          . by courier or hand delivery to the Exchange Agent at the applicable address specified in the Letter of Transmittal.

          We reserve the right to reject any Letter of Transmittal not received in the appropriate form. You cannot revoke or change an exchange offer after the Withdrawal Rights Deadline.

          Existing Notes Held Through DTC, Euroclear or Clearstream, Luxembourg

          Regardless of whether Existing Notes are held through DTC, Euroclear or Clearstream, Luxembourg, a Letter of Transmittal (or "Agent's message" in the case of a DTC participant) must be received by the exchange agent prior to 5:00 P.M., New York City time, on the Expiration Date.

          If you wish to accept the Offer and your Existing Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee you must instruct this custodial entity to tender with respect to your Existing Notes, on your behalf, pursuant to such custodial entity's procedures. This instruction will authorize the completion, execution and delivery of a Letter of Transmittal in respect of your Existing Notes.

          Existing Notes Held Through DTC

          Tenders of Existing Notes held through DTC may only be made by using the book-entry transfer procedures of DTC and by transmitting an Agent's Message (as defined herein) to the Exchange Agent (as defined herein). In order for a book-entry transfer to constitute a valid tender of your Existing Notes in the Offer, the Exchange Agent must receive a confirmation of book-entry transfer of your Existing Notes into the Exchange Agent's account at DTC prior to the Expiration Date.

          Holders tendering via DTC's ATOP system need not deliver a completed Letter of Transmittal.

          Existing Notes Held Through Euroclear or Clearstream, Luxembourg

          Each Letter of Transmittal for a tender for exchange of Existing Notes held at Euroclear or Clearstream, Luxembourg must be completed by a direct participant in Euroclear or Clearstream, Luxembourg. In addition to a Letter of Transmittal, "Bond Instructions" (as defined herein) must be delivered to Euroclear or Clearstream, Luxembourg, as the case may be, in accordance with the procedures and deadlines established by Euroclear or Clearstream, Luxembourg.

          Letters of Transmittal submitted by direct participants in Euroclear or Clearstream, Luxembourg, as the case may be, must contain a Unique Reference for each tender. No two Letters of Transmittal may have the same Unique Reference.

          A "Unique Reference" is a sequence of up to sixteen digits or characters selected by a direct participant in Euroclear or Clearstream, Luxembourg, as the case may be, to assist in identifying the Letter of Transmittal which you, such direct participant is submitting pursuant to the Offer. It is recommended that the Unique Reference begin with the internal account number that direct participants use to identify their internal accounts, plus an additional digit to distinguish multiple letters of transmittal from the same account.

          Each Letter of Transmittal must have the same Unique Reference as the Bond Instruction relating to it. We, in our sole discretion, may consider invalid any Letter of Transmittal submitted without such Unique Reference, or with a Unique Reference that does not match the Unique Reference in the corresponding Note Instructions.

          "Bond Instructions" means:

          . with respect to Existing Notes held through Euroclear or Clearstream, Luxembourg, irrevocable instructions to:

               . block any attempt to transfer your Existing Notes on or prior to the Settlement Date and

               . debit your account on the Settlement Date in respect of all your Existing Notes offered in exchange, or in respect of such lesser portion of your Existing Notes that is accepted for tender by us, upon receipt of an instruction by the Exchange Agent;

          . an irrevocable authorization to disclose the name of the direct participant and information about the foregoing instructions; and

          . subject in each case to the automatic withdrawal of the irrevocable transfer or instructions, as the case may be, in the event that the Offer is terminated by us.

          Bond Instructions MUST include the Unique Reference specified in the corresponding Letter of Transmittal. Bond Instructions without such Unique Reference may be deemed not to have been validly delivered to DTC, Euroclear or Clearstream, Luxembourg.

          Bond Instructions must be delivered to and received by Euroclear or Clearstream, Luxembourg in accordance with their normal procedures on or prior to the deadlines established by each of those clearing systems. The related Bond Instruction must be received by the applicable clearing system no later than 5:00 P.M., New York City time, on the Expiration Date. You are responsible for informing yourself of these deadlines and for arranging the due and timely delivery of Bond Instructions to Euroclear or Clearstream, Luxembourg.

          General Information

          If you wish to accept the Offer and your Existing Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee you must instruct this custodial entity to tender with respect to your Existing Notes, on your behalf, pursuant to such custodial entity's procedures. This instruction will authorize the completion, execution and delivery of a Letter of Transmittal in respect of your Existing Notes.

          You are responsible for arranging the timely delivery of your Letter of Transmittal.

          THE EXCHANGE AGENT WILL NOT BE RESPONSIBLE FOR THE COMMUNICATION OF TENDERS BY:

          . holders to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold Existing Notes; or

          . holders or direct participants in DTC, Euroclear or Clearstream, Luxembourg to the Exchange Agent, DTC, Euroclear or Clearstream, Luxembourg.

          If you are a direct participant in DTC, Euroclear or Clearstream, Luxembourg who is exchanging Existing Notes, you will not be obligated to pay brokerage commissions, solicitation fees or Argentine transfer taxes with respect to that tender. If you hold Existing Notes through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any fees for delivering Bond Instructions or performing other services in connection with the Offer.

          For your convenience, the CUSIP, Common Code and ISIN numbers for the Existing Notes are set forth in this Offering Memorandum under "Summary -- Existing Notes".

WITHDRAWAL RIGHTS

          You may withdraw tenders of Existing Notes pursuant to the Offer at any time on or before the Withdrawal Rights Deadline in accordance with the procedures described below. We may extend, at our discretion, the Withdrawal Rights Deadline. If the Withdrawal Rights Deadline is extended, it will be extended for a specific period of time. Tenders of Existing Notes may not be withdrawn subsequent to that time unless the Offer is extended with changes to the terms and conditions of the Offer that are, in our judgment, materially adverse to the holders, in which case tenders of Existing Notes may be withdrawn under the conditions described in the extension.

          If, for any reason whatsoever, acceptance for payment of, or payment for, any Existing Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of Existing Notes) or we are unable to accept for payment or pay for the Existing Notes tendered pursuant to the Offer, we may (without prejudice to its rights set forth herein) instruct the Exchange Agent to retain tendered Existing Notes, and such Existing Notes may not be withdrawn.

          For a withdrawal of a tender to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to the Withdrawal Rights Deadline at the address set forth on the back cover of this Offering Memorandum. Any notice of withdrawal must:

          . specify the name and the account number of the direct participant in DTC, Euroclear or Clearstream, Luxembourg of the DTC participant that tendered the Existing Notes to be withdrawn;

          . identify the Existing Notes to be withdrawn, including the principal amount of Existing Notes; and

          . contain a statement that the Holder of Existing Notes is withdrawing its election to have the Existing Notes exchanged.

          We will determine all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Offer. Any Existing Notes that have been tendered for exchange but are withdrawn will be credited to an account maintained on behalf of the tendering holder with DTC, Euroclear or Clearstream, Luxembourg for the Existing Notes as soon as practicable after withdrawal. Properly withdrawn Existing Notes may be retendered by following the procedures described under "-- How to Tender" above at any time prior to the Expiration Date.

EXCHANGE AGENT

          Citibank, N.A. has been appointed the Exchange Agent for the Offer. All correspondence in connection with the Offer should be sent or delivered by each holder of Existing Notes, or a beneficial owner's commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address and facsimile number set forth on the back cover page of this Offering Memorandum. We will pay the Exchange Agent's customary fees for its services and will reimburse it for its out-of-pocket expenses in connection therewith. An agent of the Exchange Agent in Argentina will act through Citibank, N.A.'s Buenos Aires branch.

INFORMATION AGENT

          Mellon Investor Services LLC has been appointed as the Information Agent for the Offer and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Offering Memorandum or the Letter of Transmittal should be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this Offering Memorandum. Holders of Existing Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Offer. In certain circumstances, the Information Agent will make available electronic copies of this Offering Memorandum and the Letter of Transmittal.

OTHER FEES AND EXPENSES

          We will bear the expenses of soliciting tenders of the Existing Notes. The principal solicitation is being made by mail; additional solicitations may, however, be made by telegraph, facsimile transmission, telephone, email or in person by the Information Agent, as well as by our officers and other employees.

          Tendering holders of Existing Notes will not be required to pay any fee or commission to the Information Agent. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions to said institutions.

LISTING OF THE NEW NOTES

          Application will be made to list the New Notes on the Buenos Aires Stock Exchange.

              RECENT EVENTS IN ARGENTINA AND THE IMPACT ON THE BANK

          The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth and high and variable levels of inflation. Although inflation tempered and the economy experienced growth during most of the period from 1991 to the middle of 1998, in the fourth quarter of 1998, the economy entered into a recession from which it has yet to recover.

          Beginning in the end of 1998, various severe economic crises in the international markets had a negative impact on Argentina. As a result, economic activity decreased, which led to exacerbated fiscal imbalances and a continuous increase in public sector indebtedness, not only in nominal terms but also as a percentage of GDP.

          Deterioration of the public sector's solvency, together with an increasingly weak administration following the 1999 presidential elections, triggered a general loss in confidence, which made it increasingly difficult for Argentina to roll over its sovereign debt maturities (reflected in the continuous increase in interest rates) and access credit in the international markets.

          GDP fell 8.5% from 1999 to 2001, while the fiscal deficit grew to the equivalent of 3.3% of GDP in 2001 and public sector indebtedness increased to 53.8% of GDP in 2001 from 37.6% in 1998. In addition, the Government experienced an increasing fiscal deficit of approximately US$4.1 billion, US$4.8 billion and US$9.2 billion in 1998, 1999 and 2000, respectively. By September 2001, Argentina's sovereign debt had increased to approximately US$141.2 billion, an increase of more than 90% from the end of 1994, primarily due to the inability of the Argentine Government to reduce public spending and increase tax collections. In recent months, Argentina's economic conditions have deteriorated significantly, precipitating the current political and economic crisis described in greater detail below. These developments resulted in a significant increase in Argentina's country risk (as measured by JP Morgan's EMBI+ for Argentina), to the extent that Argentina's average country risk for 2001 exceeded 1,500 basis points. The deterioration of Argentina's main macroeconomic indicators is illustrated in the table below:

                                                              2001           2000            1999            1998
                                                              ----           ----            ----            ----
REAL CHANGE IN GDP             Annualized %                  (4.5)          (0.8)           (3.4)             3.9
-------------------------------------------------------------------------------------------------------------------
FISCAL BALANCE (1)             In Millions of Ps.          (8,780)        (6,936)         (7,348)          (4,170)
                             --------------------------------------------------------------------------------------
                               As a % of GDP                 (3.3)          (2.4)           (2.6)            (1.4)
                             --------------------------------------------------------------------------------------
NATIONAL PUBLIC                In Millions of USS         144,406        121,877         121,877          112,357
DEBT                         --------------------------------------------------------------------------------------
                               As a % of GDP                 53.8           45.0            43.0             37.6
                             --------------------------------------------------------------------------------------
COUNTRY RISK RATE (2)          Basis Points                 1,542            674             722              601

----------
Source: Ministry of Economy.

(1)  Excluding revenues from privatizations.
(2)  Average for the year.

          In March 2001, Argentina was not able to meet the targets imposed by the IMF, which participated in a US$39.7 billion financial assistance package granted to the Government by multilateral financial institutions, foreign governments, domestic banks and institutional investors. The failure to meet such targets prompted the crisis to spread into the financial system by causing a run on bank deposits. In March 2001 alone, total deposits in the financial system declined by Ps.5,446 million (approximately 8.1% of total deposits in the financial system).

          The table below shows the financial system deposits and liquid reserves for the periods indicated:

                                                          Monthly                             Monthly
                                                           Change             Liquid           Change
Month (1)                         Deposits (2)                (%)       Reserves (2)              (%)
------------------------------    ------------          ---------       ------------        ---------
December 2000                           85,814                 --             25,148               --
-----------------------------------------------------------------------------------------------------
January                                 87,051                1.4             25,437              1.1
-----------------------------------------------------------------------------------------------------
February                                87,455                0.5             24,990             (1.8)
-----------------------------------------------------------------------------------------------------
March                                   82,009               (6.2)            21,453            (14.2)
-----------------------------------------------------------------------------------------------------
April                                   82,062                0.1             20,547             (4.2)
-----------------------------------------------------------------------------------------------------
May                                     82,549                0.6             20,265             (1.4)
-----------------------------------------------------------------------------------------------------
June                                    82,976                0.5             21,082              4.0
-----------------------------------------------------------------------------------------------------
July                                    76,781               (7.5)            16,693            (20.8)
-----------------------------------------------------------------------------------------------------
August                                  74,237               (3.3)            14,378            (13.9)
-----------------------------------------------------------------------------------------------------
September                               75,848                2.2             20,584             43.2
-----------------------------------------------------------------------------------------------------
October                                 73,206               (3.5)            18,080            (12.2)
-----------------------------------------------------------------------------------------------------
November                                67,631               (7.6)            14,740            (18.5)
-----------------------------------------------------------------------------------------------------
December 2001                           65,059               (3.8)            14,546             (1.3)
-----------------------------------------------------------------------------------------------------

----------
(1)  End-of-period data.
(2)  In millions of Pesos.

          During the second quarter of 2001, there was a slight increase in deposits. However, the public sector's funding problems continued to impact the financial system as the Government took a series of measures designed to induce financial institutions to increase their holding of Government debt instruments. In April 2001, the Government placed a Ps.2,000 million bond (Bono del Gobierno Nacional 9% - Vencimiento 2002, 9% National Government Bond maturing in 2002, also known as Bono Encaje) which was purchased by a significant number of Argentine financial institutions that could use the bond to meet regulatory minimum liquidity requirements. As a result, the financial system's liquidity diminished by the same amount as the bond. In June 2001, the Government completed a debt swap known as Megacanje by which certain instruments representing public sector debt were replaced by new debt instruments with extended maturities. A significant portion of these debt instruments was placed with domestic banks and institutional investors. Given the extension of the maturity of the new debt instruments, the debt swap resulted in a further reduction of the financial system's liquidity.

          By June 2001, the public sector's complete lack of access to credit forced the Government to announce a zero-deficit budgeting policy. That is, the public sector was to finance its expenditures exclusively out of its current revenues, while honoring its obligations with respect to payments due on the national debt and transfers to Argentine provinces arising from tax revenue sharing agreements. Depositors reacted with skepticism to the Government's announcement, which caused a second period of deposit withdrawals during the months of July and August 2001. During these two months, total deposits in the Argentine financial system declined by Ps.8,739 million and its liquid reserves declined by US$6,704 million.

          By the end of August 2001, the financial system's total deposits stabilized and, during September 2001, showed a slight recovery as a direct consequence of successful negotiations between the Argentine Government and the IMF that resulted in a new agreement. This agreement was predicated on the commitment to obtain a balanced public sector budget for the remainder of 2001. However, tax collections fell sharply due to the contraction in the economic activity that followed the liquidity crunch originated by bank deposit withdrawals. This forced the Government to renegotiate the tax revenue sharing agreements with the provinces and to launch a new public sector debt restructuring effort, the first phase of which ended on November 30, 2001, and was directed at domestic debt holders (mainly banks and pension funds). In order to compensate the provinces for a reduction in tax revenues to be remitted by the federal Government, the Government began a restructuring of the provincial debt with the domestic banks that resulted in the extension in maturity, and a significant reduction in interest rates.

          By the end of October 2001, the lack of improvement in fiscal performance and increased uncertainties in the political process caused another systemic run on deposits. During October and November 2001, total deposits held with the financial system fell by Ps.8,217 million, while its liquid reserves fell by US$5,844 million.

          The first phase of the public-sector debt restructuring was successful. However, it was not enough to improve the public perception of the Argentine financial system. The crisis peaked at the end of November 2001. On the last day in November, the run on bank deposits amounted to approximately Ps.2,100 million.

          In response to the liquidity crisis, the Government significantly restricted banking activities by limiting cash withdrawals and establishing severe controls on foreign exchange and movement of capital.

          The systemic nature of the liquidity crisis is evidenced by the various measures taken by the Government and the Central Bank, such as:

          . a significant increase in the financial assistance granted by the Central Bank to financial institutions, including repurchase operations and advances on accounts at the Central Bank;

          .    a loosening of the rules on cash and liquidity requirements;

          . an amendment to the Central Bank's charter and to the Financial Entities Law (through Decrees No. 1,523/01, 1,526/01 and 214/02) in order to substantially extend the repayment period of the financial assistance that the Central Bank could provide to financial institutions in the form of advances secured by the new loans created by the public-sector debt swap completed on November 30, 2001, and in the elimination of restrictions on the amount of financial assistance that each institution could receive;

          . the establishment of an additional 75% reserve requirement on the positive variation of deposits above the November 30, 2001 levels, in order for the Central Bank to be able to compensate the redistribution of deposits among financial institutions;

          . the establishment of an additional 100% reserve requirement on those deposits bearing interest rates higher than the market's average; and

          . the creation of the Fondo de Liquidez Bancaria (Bank Liquidity Fund or FLB) to provide financial assistance to financial institutions. The FLB was funded by a mandatory contribution from all financial institutions in Argentina equivalent to 5% of their deposit base as of November 30, 2001.

          On December 5, 2001, the IMF announced that it would not disburse an anticipated financial aid package to Argentina. On December 17, 2001, President de la Rua's administration announced its budget for 2002, which included a nearly 20% cut in spending. This cut in spending followed many rounds of spending cuts that had occurred throughout the year and that had been very unpopular. The enforcement of the corralito, and the disruption it created in economic activity, triggered nationwide looting and protesting on December 19, 2001. This led to the resignation of President de la Rua's entire cabinet, including Economy Minister Domingo Cavallo. Thereafter, President de la Rua declared a state of emergency and, on December 21, 2001, he resigned in the midst of an escalating crisis. On the same day, the Central Bank imposed a bank holiday which continued until January 11, 2002.

          After a succession of interim presidents, on January 1, 2002, the Legislative Assembly elected Peronist Senator Eduardo Duhalde as President to serve until December 2003 for the remaining term of former President de la Rua.

          On January 7, 2002, the Congress enacted the Public Emergency Law, putting an end to ten years of the U.S. dollar-Peso parity under the Convertibility Law and eliminating the requirement that the Central Bank's reserves in gold and foreign currency and other U.S. dollar-denominated assets be at all times equivalent to not less than 100% of the monetary base (Pesos in circulation plus the deposits of the financial sector with the Central Bank). The Public Emergency Law granted the Executive Branch the power to set the exchange rate between the Peso and foreign currencies and to issue regulations related to the foreign exchange market.

          On January 10, 2002, President Duhalde issued Decree No. 71/02 establishing a dual exchange rate system, with an official market where the exchange rate was fixed at Ps.1.40 per U.S. dollar for transactions subject to Central Bank approval and import and export transactions and an unofficial free market for all other transactions, where the exchange rate was to be freely determined by the market. This decree also provided for the conversion, known as asymmetric pesification, of certain U.S. dollar-denominated loans and deposits into Pesos.

          On January 11, 2002, the Central Bank ended the banking holiday that it had imposed on December 21, 2001. The exchange rate for the Peso was allowed to float freely for the first time in eleven years, beginning at the rate of Ps.1.40 per US$1.00. Heightened demand for scarce U.S. dollars, caused by uncertainty and by the lack of any other investment alternatives within the corralito, led the Peso to trade well below the Ps.1.40 per U.S. dollar exchange rate used by the Government in the official market. The Central Bank intervened on several occasions by selling U.S. dollars in order to support the Peso. However, the Central Bank's ability to support the Peso by selling U.S. dollars is restricted by its limited U.S. dollar reserves. After January 11, 2002, due to restrictions imposed on bank deposits, trading in foreign currency was limited and involved only small amounts. However, the exchange rate moved against the Peso and ultimately forced the Government to abandon the dual exchange rate system and allow the Peso to float.

          On January 24, 2002, the Government amended the charter of the Central Bank to allow it to print currency, eliminating the limitations introduced in 1991 by the Convertibility Law. It also enabled the Central Bank to make short-term advances to the Government for amounts not to exceed 10% of the Government's cash revenues during the prior 12 months and to act as a lender of last resort by providing financial assistance to financial institutions experiencing liquidity difficulties.

          On February 1, 2002, the Supreme Court declared the corralito unconstitutional deciding on a provisional remedy requested by a depositor against the corralito shortly after the new economic measures were adopted. Numerous injunctions to obtain the release of deposits blocked as a result of the corralito were being filed and the Supreme Court's ruling led the Government, on February 3, 2002 to adopt new measures under Emergency Decree No. 214/02, which suspended for a 180-day period all causes of action and injunctions challenging the corralito and amended the Public Emergency Law.

          Decree No. 214/02 established the mandatory conversion of all foreign currency-denominated deposits into Peso-denominated deposits at a rate of Ps.1.40 per U.S. dollar. This decree also established the compulsory restructuring of all time deposits denominated in Pesos and of all Peso-denominated deposits resulting from the compulsory conversion of all types of dollar-denominated deposits into Peso-denominated deposits. Limited amounts in dollar-denominated deposit accounts were allowed to be transferred to Peso-denominated demand accounts.

          Decree No. 214/02 also amended the corralito to eliminate restrictions affecting the withdrawal of salaries and pensions in cash. In addition, it ruled the mandatory conversion of all private-sector foreign-currency- denominated debt with Argentine financial institutions into Pesos at a rate of Ps.1.00 per U.S. dollar.

          Pursuant to Decree No. 214/02 and its implementing regulations, assets and liabilities in foreign currency that were converted into Peso-denominated assets and liabilities would, commencing 180 days from February 4, 2002, be retroactively adjusted pursuant to the CER index. However, most loans to individuals were subsequently excluded from such adjustment according to the CER value and they became subject to adjustment according to the CVS index.

          By virtue of Decree No. 214/02, the Government also announced that it would issue Compensatory Bonds to financial institutions to provide compensation for the losses resulting from the mandatory conversion of assets and liabilities at different rates of exchange and the devaluation of the Peso.

          On February 3, 2002, President Duhalde's administration replaced the dual exchange rate with a single freely floating exchange rate for all transactions. On the same day, a new banking holiday was imposed, which lasted until February 8, 2002, and a foreign exchange market holiday was imposed, which lasted until February 11, 2002.

          On February 14, 2002, Law No. 25,563, amending the Bankruptcy Law, was enacted. Under such law, certain bankruptcies and foreclosures were suspended for a period of 180 days from such Law's effective date and then further amended to suspend them until November 14, 2002. By agreement between the Argentine Banking Association and the Government, the Banks agreed voluntarily to postpone the expiration of this suspension with respect to mortgage loans until February 1, 2003. The Argentine Congress is considering, however, a bill to postpone the suspension until February 1, 2003 as a matter of law with general application.

          The corralito and the mandatory restructuring of time deposits were meant to shield banks from further massive withdrawal of deposits. However, the financial system's deposit levels continued to diminish, despite the enforcement of the corralito. One of the reasons for the continued reduction in the financial system's deposit levels was the increased access in cash to funds in demand accounts that was permitted by Decree No. 214/02 and the subsequent withdrawal of all such funds by depositors in the context of the prevailing lack of confidence in the financial system.

          The other factor that became increasingly important during March 2002, and especially during April 2002, was the increase in the number of successful injunctions obtained by depositors requiring banks to release deposits, based on the February 1, 2002 decision by the Argentine Supreme Court which declared the corralito unconstitutional. Even though the Executive Branch continued to enforce the corralito, injunctions resulted in a significant decrease in deposits. For information on the lifting of the corralito see "Risk Related to Argentina -- The stability of the Argentine financial system is at risk -- Deposit Withdrawal Limitations."

          The increase in outflows from the financial system caused the exchange rate to reach Ps.3.15 per U.S. dollar on April 29, 2002 (according to the Central Bank quotation). Several other factors also contributed to this fund outflow, among which the most relevant were the uncertainty generated by the lack of an agreement between the Argentine Government and the IMF and the growing expectations of a compulsory exchange of restructured time deposits for the Compensatory Bonds to be issued by the Government. In order to prevent additional deposit withdrawals from the financial system, which have a negative impact on the exchange rate and at the same time on domestic prices, the Argentine Government declared, on April 19, 2002, a new banking and foreign-exchange market holiday that continued through April 28, 2002.

          The Government's economic team intended to use the banking holiday to submit to the Congress a bill providing for the mandatory conversion of restructured deposits into Government bonds and other measures required by the IMF.

          The proposed conversion and the other proposed measures failed to be approved by the Congress. This, together with rumors of changes in the foreign-exchange policy, triggered the resignation of President Duhalde's Minister of Economy, Remes Lenicov, and led to a new institutional crisis. The crisis was overcome by the support that provincial governors gave president Duhalde and the designation of a new Minister of Economy. The proposed mandatory conversion of deposits into Government bonds was temporarily withdrawn. However, in order to restrict fund outflows from the financial system, a new law was passed that only required banks to release deposits when injunctions have been issued pursuant to final non-appealable decisions by the Argentine Supreme Court. The "anti-trickle down law," passed by the Congress on April 25, 2002, prevents money withdrawals based on legal actions that have not resulted in a final judgment. Banks have had to repay dollar-denominated deposits pursuant to such judicial actions from depositors. A substantial amount of these payments is still pending. These payments were made at exchange rates different from the Ps.1.40 per U.S. dollar exchange rate at which the pesification was enforced, which illustrates that financial institutions are incurring losses as a result of making or having made these payments.

          On May 6, 2002, the Executive Branch issued Decree No. 762/02 providing for the elimination of the adjustment by the CER index of the principal of certain loans to individuals, namely residential mortgages on property representing the borrowers' sole family residence and personal loans of small amounts. In the case of these loans, the adjustment by the CER index was replaced by an adjustment tied to the variation of wages, as previously mentioned. This measure adds a new factor by which to compensate financial institutions, as the adjustment by the CER index has not been eliminated in the case of pesified liabilities.

          On July 2, 2002, President Duhalde unexpectedly called for anticipated elections on March 30, 2003, by which a new president would take office for a term of four years, starting May 25, 2003, which originally were scheduled for September 2003. The schedule first established by President Duhalde has been challenged before the courts, pursuant to major disagreements existing in the Peronist party. Currently, and as a result of an agreement reached between President Duhalde and most of the provinces' governors, a new schedule for the general elections has been established by Decree No. 2356/02 to take place on April 27, 2003. It is expected that, pursuant to the political agreement reached between some of the parties, the Argentine Congress will (i) ratify Decree 2356/02, (ii) accept President Duhalde's earlier resignation and (iii) suspend the primary election system established by Decree 1399/02. However, subsequent disputes within the Peronist party, which resulted in judicial intervention, creates uncertainty as to whether presidential election will finally take place in April 2003 or at a later date.

          Based on the market perception that the transition government period would be shorter than initially anticipated, key financial variables started to show signs of normalization by mid-July 2002. After posting a low at Ps.55,124 million on July 17, 2002, bank deposits resumed positive growth in following months, reaching Ps.58,694 million as of October 29, 2002, according to the Central Bank. In the same period, the exchange rate remained relatively stable, oscillating between Ps.3.55 per U.S. dollar and Ps.3.75 per U.S. dollar, which led to certain stability in the price level. Monthly consumer price inflation declined from 3.2% in July 2002 to 0.2% in October 2002. In this context, economic activity levels, measured by the official EMAE indicator (initial for the Spanish words Estimador Mensual de la Actividad Economica, or Economic Activity Monthly Estimate), ceased to decline, increasing by a seasonally adjusted 1.5% between March and August 2002. The normalization of key economic indicators encouraged Argentina and IMF officials to maintain negotiations on a new facility program. As of the date of this Offering Memorandum no agreement has been reached with respect to these negotiations.

          On November 14, 2002, the Argentine government defaulted in the payment of $805 million of principal in external indebtedness to the World Bank and only paid $77 million to cover interest. The current deadline for payment of principal is December 14, 2002 and there can be no assurances as to whether Argentina will pay such debt and if, it does not, whether the World Bank would consider Argentina to be in default.

          The table below summarizes certain economic indicators indicative of the magnitude of the recent economic crisis in Argentina:

                                                                      THREE-MONTH PERIOD ENDED
--------------------------------------------------------------------------------------------------------------
                                                       DECEMBER 31,     MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                                           2001           2002         2002          2002
                                                       ------------     ---------    --------    -------------
ECONOMIC ACTIVITY
year-over-year  % Change                                      (10.5)        (16.4)      (13.6)             N/A
--------------------------------------------------------------------------------------------------------------
Industrial Activity Index (1)                                 (14.4)        (18.0)      (15.2)            (8.0)
--------------------------------------------------------------------------------------------------------------
Construction Activity Index (2)                               (24.0)        (41.8)      (34.6)           (27.7)
--------------------------------------------------------------------------------------------------------------
Supermarket Sales (3)                                         (10.6)        (12.4)      (27.1)           (30.5)
--------------------------------------------------------------------------------------------------------------
12-MONTH INFLATION
--------------------------------------------------------------------------------------------------------------
Consumer Price Index year-over-year % Change (4)               (1.6)          4.2        23.3             36.0
--------------------------------------------------------------------------------------------------------------
Wholesale Price Index year-over-year % Change (5)              (5.9)         13.8        71.5            106.5
--------------------------------------------------------------------------------------------------------------
TAX COLLECTION (6)
--------------------------------------------------------------------------------------------------------------
12-Month % Change                                             (17.0)        (16.1)       (3.9)           (23.1)
--------------------------------------------------------------------------------------------------------------

ARGENTINE FINANCIAL SYSTEM DEPOSITS
--------------------------------------------------------------------------------------------------------------
Amounts in Millions of Pesos (7)                             77,089        68,608      56,307           58,093
--------------------------------------------------------------------------------------------------------------
END-OF-PERIOD FREE EXCHANGE RATE
--------------------------------------------------------------------------------------------------------------
Ps. per US Dollar (8)                                           1.0          2.90**      3.80             3.75
--------------------------------------------------------------------------------------------------------------
12-Month % Change (9)                                           0.0         190.0       280.0            275.0

----------
(1), (2), (3), (4), (5) Source: Instituto Nacional de Estadisticas y Censos (National Institute of Statistics and Census, or INDEC).
(1), (2) Seasonally adjusted variation.
(3)  Nominal monetary amounts.
(6) Source: Ministry of Economy. Consolidated aggregate tax collection. Nominal amounts.
(7) Source: Argentine Central Bank. Total deposits of the Argentine financial system. Nominal period-end amounts. Dollar-denominated deposits for December 2001, as well as for previous and subsequent months, were converted into Pesos at a Ps. 1.4 per US dollar exchange rate.
(8) Banco de la Nacion Argentina nominal free exchange rate, buying closing quotation, except for January 2002. Banco de la Nacion's free market quotation is not available as of the end of January 2002: a dual foreign exchange market was in place until February 11, 2002, when the market was unified.
(**) Closing quotation. Exchange houses.
(9)  The exchange rate throughout 2001 was Ps.l per U.S. dollar.

          For a detailed description of the recent events in Argentina, see Note 1 to the Consolidated Unaudited Interim Financial Statements for the three-month period ended March 31, 2002 and Note 1 to the Consolidated Unaudited Interim Financial Statements for the six-month period ended June 30, 2002 contained elsewhere in this Offering Memorandum.

                                 EXCHANGE RATES

          From April 1, 1991 until the beginning of 2002, the Convertibility Law was applicable in Argentina. The Convertibility Law established a fixed exchange rate under which the Central Bank was obliged to sell U.S. dollars at a fixed rate of one Peso per U.S. dollar.

          On January 6, 2002, the Congress enacted the Public Emergency Law putting an end to the regime of the Convertibility Law and, thus, abandoning over ten years of the U.S. dollar-Peso parity and eliminating the requirement that the Central Bank's reserves in gold and foreign currency be at all times equivalent to not less than 100% of the monetary base. The Public Emergency Law grants the Executive Branch the power to set the exchange rate between the Peso and foreign currencies and to issue regulations related to the foreign exchange market. On the same day, the Executive Branch established a temporary dual exchange rate system. One exchange rate, applicable to exports and essential imports, was set at a rate of Ps.1.40 per dollar. The other, which was applicable to all other transactions, was a floating rate to be freely determined by the market. On February 3, 2002 the Executive Branch repealed the dual exchange system, and since February 11, 2002, there has been only one freely floating exchange rate for all transactions. See "Risk Factors -- Risks Related to Argentina -- The devaluation of the Peso creates greater uncertainty as to Argentina's economic future."

          On January 11, 2002, the Central Bank ended a banking holiday that it had imposed since December 21, 2001. The exchange rate began to float freely for the first time in eleven years at Ps.1.40 per dollar. The shortage of dollars and its heightened demand has caused the Peso to further devalue significantly. As a result, the Central Bank has intervened on several occasions by selling dollars in order to lower the exchange rate. Since January 11, 2002 the Peso has continued to fluctuate significantly. On February 3, 2002, another banking holiday was imposed and no exchange operations were resumed until February 11, 2002. The exchange rate has moved against the Peso since it began floating on January 11, 2002. On January 11, 2002, the Central Bank ended the banking holiday that it had imposed on December 21, 2001. The exchange rate for the Peso was allowed to float freely for the first time in eleven years, beginning at the rate of Ps.1.40 per US$1.00. Heightened demand for scarce U.S. dollars, caused by uncertainty and by the lack of any other investment alternatives within the corralito, led the Peso to trade well below the Ps.1.40 per U.S. dollar exchange rate used by the Government in the official market. During June 2002, the Peso lost significant ground, trading as low as Ps.3.90 per US$1.00. The Central Bank intervened on several occasions by selling U.S. dollars in order to support the Peso and during the third quarter the Peso recovered part of the value lost. However, the Central Bank's ability to support the Peso by selling U.S. dollars is restricted by its limited U.S. dollar reserves. On November 15, 2002, the U.S. dollar-Peso exchange rate was approximately Ps.3.54 per dollar.

          The following table sets forth the annual high, low, average and period-end exchange rates for U.S. dollars for the periods indicated, expressed in nominal Pesos per U.S. dollar and not adjusted for inflation.

                                                    Exchange Rate of Pesos per US$1.00
                                            ---------------------------------------------------
          YEAR ENDED DECEMBER 31            Low          High     Average (1)        Period-end
          ----------------------------      ----         ----     -----------        ----------
          1997 to 2001(2)............       1.00         1.00         1.00              1.00

          MONTH ENDED
          ---------------------------
          January 31, 2002...........       1.40         2.05         1.46              2.05
          February 28, 2002..........       1.70         2.15         1.99              2.15
          March 31, 2002.............       2.05         3.15         2.45              3.00
          April 30, 2002.............       2.68         3.15         2.86              2.98
          May 30, 2002...............       3.10         3.60         3.33              3.60
          June 30, 2002..............       3.50         3.90         3.65              3.80
          July 31, 2002..............       3.55         3.79         3.63              3.70
          August 31, 2002............       3.59         3.65         3.63              3.63
          September 30, 2002.........       3.62         3.75         3.65              3.75
          October 31, 2002...........       3.52         3.75         3.66              3.52
          November 2002 (through
           November15, 2002).........       3.52         3.57         3.55              3.54

----------
Source: Banco de la Nacion Argentina.
(1) Represents the daily average exchange rate during each of the relevant periods.
(2) Our assets and liabilities denominated in foreign currency as of December 31, 2001 were valued at the exchange rate of Ps.1.00 to each U.S. dollar, as required by Resolution MD No. 01/02 of the "Consejo Profesional de Ciencias Economicas de la Cuidad Autonoma de Buenos Aires" (CPCECABA-Professional Council in Economic Sciences of Buenos Aires Autonomous City), by BCRA Communiques "A" 3439 and "A" 3574, by "Comision Nacional de Valores" (CNV - Argentine National Securities Commission) Resolution No. 392 and "Inspeccion General de Justicia" (IGJ - Governmental Regulatory Agency of Corporations) Resolution No. 2/02.

                                 CAPITALIZATION

          Subject to the following, the table below sets forth our consolidated debt and shareholders' equity (determined in accordance with Argentine GAAP) as of March 31, 2002.

          Investors should be aware that the historical financial information included below may not fully reflect the impact of various actions taken by the Argentine Government, including the default by the Argentine Government on November 14, 2002 of US$805 million in principal due on certain external indebtedness to the World Bank and payment of only US$77 million to cover interest. In addition, certain of the actions taken by the Argentine Government have yet to be fully reflected in our financial statements, including the results of the various exchanges of Government Securities for certain of our assets and liabilities. Due to the continued deterioration of the Argentine economy and the impact of such deterioration on our customers and, as a result of our prospects and financial condition, investors should assume that our current capitalization as of the date hereof may be less than reflected in the financial information included herein.

                                                                                        At
                                                                                  March 31, 2002
                                                                                  --------------
                                                                             (in thousands of constant
                                                                                     Pesos)/(1)/
              Short-Term Debt:                                                         6,538,690
              Deposits...............................................                  3,012,370
              Negotiable Obligations.................................                  1,804,332
              Other..................................................                  1,721,988

              Long-Term Debt:                                                          6,217,793
              Deposits...............................................                  4,252,699
              Negotiable Obligations.................................                  1,199,802
              Other..................................................                    765,292

              Shareholders' Equity:                                                    1,936,096
              Capital Stock..........................................                    346,742
              Non-Capitalized Contributions..........................                    241,561
              Capital Adjustments....................................                    285,460
              Reserves...............................................                    565,328
              Unrealized valuation difference........................                    550,907
              Retained Earnings......................................                    (53,902)

              Total Capitalization...................................                 14,692,579

----------
/(1)/ Assets and liabilities in U.S. dollars converted to Pesos at an exchange rate of Ps.3.00 to US$1.00 for the Unconsolidated and Consolidated Unaudited Interim Financial Statements.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

GENERAL

          Our Unconsolidated and Consolidated Audited Financial Statements and our Unconsolidated and Consolidated Unaudited Interim Financial Statements have been prepared pursuant to going concern criteria. We took this approach under the premise that the restructuring of the financial system as a whole, together with the specific plans and actions to be implemented by us, will allow us to continue our operations and maintain the liquidity and solvency required by the Central Bank. Notwithstanding the foregoing, given the significant uncertainty related to the future effects that the continuation of Argentina's economic crisis could have on the recoverability of the accounting value of government securities (national and provincial), the credit assistance granted to customers in the non-financial government sector and the non-financial private sector, and our interests in subsidiaries. Our independent Auditors were not able to render an opinion with regard to our financial condition as of December 31, 2001 in accordance with Argentine GAAP and mentioned in their report that this situation could continue to affect our financial position and our ability to continue as a going concern. Furthermore, given the continued instability and regulatory and economic policy changes affecting Argentina, the accounting information submitted in this Offering Memorandum and the discussion and analysis below is not indicative of our current economic and financial position or anticipated results of operations or business prospects after the dates indicated. In early 2000, duty to file financial statements for the three-month periods ended June 30, 2002 and September 30, 2002 has been postponed by the regulations of the Central Bank and the CNV and on November 12, 2002, the Central Bank provided for new due dates for filing the financial statements for the three-month periods ending on June 30, September 30 and December 31, 2001. The new due dates are November 20, 2002, January 6, and February 3, 2003, respectively. Recent financial information for the six months ending June 30, 2002 is set forth below under the caption "Recent Financial Information".

          Holders of the Existing Notes should be aware that many of the actions taken by the Argentine Government in connection with the recent economic crisis in Argentina described in detail under "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank," including the conversion of certain of our U.S. dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the devaluation of the Peso, took place after December 31, 2001, and, therefore, are not reflected in our financial statements for the fiscal year ended December 31, 2001. Further economic uncertainties, including devaluation of the Peso, continue to affect our financial condition. While the pesification of assets and liabilities and the devaluation of the Peso as of March 31, 2002 and June 30, 2002 are reflected in our financial statements for the three-month period ended March 31, 2002 and six-month period ended June 30, 2002, our subsequent financial statements may not fully reflect the impact on our operations and financial condition of further actions taken by the Argentine Government, including adjustments in the level and nature of Government compensation for the pesification of our balance sheet, and the continued deterioration of the Argentine economy since the date of financial information included in this Offering Memorandum. The impact of, and changes in, Argentine law and Government policies relating to, among other things, fluctuations in the amount and levels of deposits, damage claims brought by depositors and the various voluntary exchange programs being pursued by the Argentine Government will also likely have an adverse effect on our business operations and financial condition unless and until the Argentine economy stabilizes and achieves prolonged growth.

          As a result of the foregoing, holders of our Existing Notes should be aware that the financial statements and information included elsewhere in this Offering Memorandum are not comparable to financial statements and information for prior periods and the financial statements and information included herein may not be indicative or fully reflect our current financial position or anticipated results of operations or business prospects, all of which have been materially and adversely affected since the respective dates of those statements. Holders of the Existing Notes are cautioned not to place undue significance on the financial statements and information contained herein and should assume that our current financial condition is less secure than that indicated in such financial statements and information.

DISCUSSION OF CRITICAL ACCOUNTING POLICIES

          The Consolidated Financial Statements are prepared in accordance with the rules prescribed by the Central Bank, which differ in certain respects from generally accepted accounting principles in Argentina, as mentioned in Note 4 to the Unconsolidated and Consolidated Audited Financial Statements. These rules require us and our subsidiaries to make some estimates and assumptions that complement the rules prescribed by the Central Bank and generally accepted accounting principles in Argentina. The following estimates and assumptions may involve a higher degree of judgment and complexity by us.

          Allowance for commercial loan losses

          We provide for estimated possible losses on loans and the related accrued interest generally through the establishment of an allowance for loan losses. The allowance for commercial loan losses charged to expense is determined by management based on a periodic analysis of updated financial information provided by the debtor at our request. The basic assessment criterion is the future debt payment capacity or the collateral granted to us on the basis of the estimated cash flow. We also take into account other circumstances such as timely compliance with obligations, qualified and honest management or whether we are engaged in economic activities with acceptable prospects and whether the debtor is competitive within its industry. On the basis of these conditions, the customer is placed in any of the six categories established by the Central Bank of Argentina that have been assigned minimum fixed allowance requirements. On the basis of the analysis mentioned above, we record additional allowances for certain debtors, which does not imply re-categorizing the debtor under the rules of the Central Bank of Argentina.

          The use of different estimates or assumptions could result in different allowances for commercial loan losses.

          Contingent liabilities

          We are subject to proceedings, lawsuits and other claims related to labor, commercial, civil and other matters. A determination of the amount of reserves required, if any, for these contingencies was made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in the settlement strategy upon dealing with these matters. We cannot assure that the effect of the resolution of such claims will not have a material impact on our consolidated financial position and performance.

PRESENTATION OF NET FINANCIAL INCOME

          In order to present our financial information in a format more familiar to international investors, certain classification and groupings have been made, and certain subtotals introduced in, "Selected Statistical Information" differ from those used in the Consolidated Financial Statements presented on the basis of Argentine Banking GAAP. In the past years, our financial presentation reclassified commissions on foreign exchange activities from gain on foreign exchange (a component of financial income) to fees related to foreign currency exchange (service charge income). We no longer reclassify these commissions and no such reclassification has been made in any period presented herein. We believe that this is an appropriate format to use in analyzing its results.

Analysis of the Bank's Results of Operations for Fiscal Years ended December 31, 2001, December 31, 2000 and December 31, 1999

          The following discussion of our results of operations for fiscal year 2001, fiscal year 2000 and fiscal year 1999 should be read in conjunction with our Consolidated Financial Statements included elsewhere in this Offering Memorandum.

          NET INCOME

          Our net income (loss) for the fiscal year 2001 was a loss of Ps.10.2 million, which represents a significant decrease from the net income of Ps.207.6 million in the fiscal year 2000. Net loss per share in 2001 amounted to Ps.0.03 as compared to earnings per share of Ps.0.60 in 2000. Our net income for the fiscal year 2000 represents an increase of 74.20% compared to the net income of Ps.119.2 million recorded for fiscal year 1999. Return on average assets was a negative 0.08% for fiscal year 2001, 1.54% for fiscal year 2000 and 1.04% for fiscal year 1999, respectively, and the return on average equity was a negative 0.78% for fiscal year 2001, 15.84% for fiscal year 2000 and 10.36% for fiscal year 1999, respectively.

          The components of net income for fiscal years 2001, 2000 and 1999 are discussed in greater detail in the following sections.

          Net Financial Income After Provision

          Net financial income after provision decreased by 57.39% to Ps.206.0 million for fiscal year 2001 as compared to Ps.483.6 million for fiscal year 2000, which was 17.13% greater than the Ps.412.8 million recorded for fiscal year 1999.

                                                                       For the fiscal year ended December 31,
                                                                    ---------------------------------------------
                                                                        1999(1)       2000(2)          2001(3)
                                                                    -------------   -------------   -------------
                                                                                 (in thousands of Pesos)
INTEREST INCOME (4)
     Interest on cash and due from banks ........................          27,912          41,400          27,520
     Interest on loans and financial leases .....................         780,330         882,865         982,211
     Net gain on Government and private securities ..............         122,479         228,931          27,559
     Other ......................................................          56,854          60,014          17,462
                                                                    -------------   -------------   -------------
     Total interest income ......................................         987,575       1,213,210       1,054,752
INTEREST EXPENSE (5)
     Interest on current account ................................               -               -         (12,477)
     Interest on savings deposits ...............................         (31,344)        (40,678)        (24,019)
     Interest on certificates of deposits .......................        (266,321)       (351,564)       (425,461)
     Other ......................................................        (172,418)       (211,032)       (153,814)
                                                                    -------------   -------------   -------------
     Total interest expense .....................................        (470,083)       (603,274)       (615,771)
Net interest income before adjustments ..........................         517,492         609,936         438,981
                                                                    -------------   -------------   -------------
ADJUSTMENTS TO INTEREST
     Gain (losses) on foreign exchange (6).......................          45,792          52,060          63,881
                                                                    -------------   -------------   -------------
     Total adjustments to interest ..............................          45,792          52,060          63,881
Net interest income after adjustments ...........................         563,284         661,996         502,862
                                                                    -------------   -------------   -------------
OTHER FINANCIAL EXPENSES
     Contribution to Guarantee of Deposits Fund .................         (18,414)        (10,924)        (12,926)
     Taxes on financial income ..................................         (19,620)        (20,210)        (19,762)
                                                                    -------------   -------------   -------------
     Total other financial expenses .............................         (38,034)        (31,134)        (32,688)
Net financial income before provision ...........................         525,250         630,862         470,174
                                                                    -------------   -------------   -------------
Provision for loan losses .......................................        (112,433)       (147,329)       (264,148)
Net financial income after provision ............................         412,817         483,533         206,026
                                                                    =============   =============   =============

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the result of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes all items shown in "Financial Income" on the Bank's Statement of Income except "Foreign exchange gains and premiums on the sales of foreign currency," which is included under "Gain on foreign exchange" herein.
(5) The remaining items shown in "Financial expense" on the Bank's Statement of Income have been reclassified and are set forth under other headings herein.
(6) Reflects the gains (losses) realized by the Bank on its net dollar-denominated monetary asset position as the Argentine currency depreciates (appreciates), and net premiums on sold and purchased foreign currency.

                      NET FINANCIAL INCOME AFTER PROVISION

                                                                      (By currency denomination)
                                                               ---------------------------------------
                                                                          Peso-denominated
                                                               ---------------------------------------
                                                                For the fiscal year ended December 31,
                                                               ---------------------------------------
                                                                 1999(1)       2000(2)       2001(3)
                                                               -----------   -----------   -----------
                                                                         (in thousands of Pesos)
INTEREST INCOME (4)
    Interest on cash and due from banks.....................            --            --         1,607
    Interest on loans and financial leases..................       248,452       269,505       289,514
    Net gain on Government and private securities...........        38,910        13,523        (5,807)
    Other...................................................           182           296           650
                                                               -----------   -----------   -----------
    Total interest income...................................       287,544       283,324       285,964
INTEREST EXPENSE (5)
    Interest on current account.............................            --            --        (1,830)
    Interest on saving deposits.............................       (21,562)      (24,428)      (14,789)
    Interest on certificates of deposits....................       (50,271)      (47,968)      (53,223)
    Other...................................................        (2,149)       (2,018)         (472)
                                                               -----------   -----------   -----------
    Total interest expense..................................       (73,982)      (74,414)      (70,314)
Net interest income before adjustments......................       213,562       208,910       215,650
                                                               -----------   -----------   -----------
ADJUSTMENTS TO INTEREST
    Gain (losses) on foreign exchange (6)...................            --            --            --
                                                               -----------   -----------   -----------
    Total adjustments to interest...........................            --            --            --
    Net interest income after adjustments...................       213,562       208,910       215,650
                                                               -----------   -----------   -----------
OTHER FINANCIAL EXPENSES
    Contribution to Guarantee of Deposits Fund..............        (6,381)       (3,030)       (3,171)
    Taxes on financial income...............................       (19,620)      (20,210)      (19,762)
                                                               -----------   -----------   -----------
    Total other financial expenses..........................       (26,001)      (23,240)      (22,933)
Net financial income before provision.......................       187,561       185,670       192,717
                                                               -----------   -----------   -----------
Provision for loan losses...................................       (89,533)      (98,229)     (105,034)
Net financial income after provision........................        98,028        87,441        87,683
                                                               ===========   ===========   ===========

                                                                      (By currency denomination)
                                                               ---------------------------------------
                                                                         Dollar-denominated
                                                               --------------------------------------
                                                                For the fiscal year ended December 31,
                                                               ---------------------------------------
                                                                 1999(1)       2000(2)       2001(3)
                                                               -----------   -----------   -----------
                                                                      (in thousands of Pesos)
INTEREST INCOME (4)
    Interest on cash and due from banks.....................        27,912        41,400        25,913
    Interest on loans and financial leases..................       531,878       613,360       692,697
    Net gain on Government and private securities...........        83,569       215,408        33,366
    Other...................................................        56,672        59,718        16,812
                                                               -----------   -----------   -----------
    Total interest income...................................       700,031       929,886       768,788
INTEREST EXPENSE (5)
    Interest on current account.............................            --            --       (10,647)
    Interest on saving deposits.............................        (9,782)      (16,250)       (9,230)
    Interest on certificates of deposits....................      (216,050)     (303,596)     (372,238)
    Other...................................................      (170,269)     (209,014)     (153,342)
                                                               -----------   -----------   -----------
    Total interest expense..................................      (396,101)     (528,860)     (545,457)
Net interest income before adjustments......................       303,930       401,026       223,331
                                                               -----------   -----------   -----------
ADJUSTMENTS TO INTEREST
    Gain (losses) on foreign exchange (6)...................        45,792        52,060        63,881
                                                               -----------   -----------   -----------
    Total adjustments to interest...........................        45,792        52,060        63,881
    Net interest income after adjustments...................       349,722       453,086       287,212
                                                               -----------   -----------   -----------
OTHER FINANCIAL EXPENSES
    Contribution to Guarantee of Deposits Fund..............       (12,033)       (7,894)       (9,755)
    Taxes on financial income...............................            --            --            --
                                                               -----------   -----------   -----------
    Total other financial expenses..........................       (12,033)       (7,894)       (9,755)
Net financial income before provision.......................       337,689       445,192       277,457
                                                               -----------   -----------   -----------
Provision for loan losses...................................       (22,900)      (49,100)     (159,114)
Net financial income after provision........................       314,789       396,092       118,343
                                                               ===========   ===========   ===========

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the result of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes all items shown in "Financial Income" on the Bank's Statement of Income except "Foreign exchange gains and premiums on the sales of foreign currency," which is included under "Gain on foreign exchange" herein.
(5) The remaining items shown in "Financial expense" on the Bank's Statement of Income have been reclassified and are set forth under other headings herein.
(6) Reflects the gains (losses) realized by the Bank on its net dollar-denominated monetary asset position as the Argentine currency depreciates (appreciates), and net premiums on sold and purchased foreign currency.

          FISCAL YEAR 2001 COMPARED TO FISCAL YEAR 2000

          Interest Income

          Interest income for the fiscal year ended December 31, 2001 was Ps.1,054.8 million, a decrease of 13.06% from Ps.1,213.2 million for the previous fiscal year. Average total interest-earning assets decreased 4.99% from Ps.10.1 billion for the fiscal year ended December 31, 2000 to Ps.9.6 billion for the fiscal year ended December 31, 2001.

          The average nominal yield earned on these assets decreased 102 basis points to 10.99% in the fiscal year ended December 31, 2001 when compared to 12.01% in the prior fiscal year. The decrease in interest income was driven by the sharp decline in Government Securities yields to 1.07% for the fiscal year 2001 from 11.85% for the fiscal year 2000. This sharp decline was due to a large sale of Government Securities carried under "investment accounts (held to maturity)." As macroeconomic indicators deteriorated, our strategy was to increase our liquidity and decrease exposure to the Government during 2001, as the main measures aimed at protecting shareholders' and depositors' equity and interests. The deteriorated income from Government Securities was partially offset by the increase of 109 basis points on the average nominal yield earned by the loans and financial leases to 14.67% for the fiscal year 2001 from 13.58% for the prior year. The average volume of loans and financial leases grew 2.44% from Ps.6.5 million for the fiscal year ended December 31, 2000 to Ps.6.7 million for the fiscal year ended December 31, 2001. This growth is attributable primarily to the Government-debt restructuring in November 2001, which caused a portion of the Government-sector risks previously recorded as Government-security holdings to be reclassified under loans. Loans to the private sector, on the other hand, showed some decrease in all segments, especially in loans to small and medium-sized companies. We adopted more stringent requirements for loans due to the deterioration of the economic conditions in Argentina during 2001.

          Interest Expense

          Interest expense for the fiscal year ended December 31, 2001 increased 2.07% to Ps.615.8 million from Ps.603.3 million for the previous fiscal year. The increase in interest expense is due to the increase of 141 basis points in the cost of time deposits, the main component of our sources of funds.

          Dollar-denominated average interest-bearing liabilities, which were 83.90% in fiscal year 2000 and 86.25% in fiscal year 2001 of our total interest bearing liabilities, constituted a relatively constant portion of average interest-bearing liabilities over the fiscal year 2001. In fiscal years 2000 and 2001, interest paid on dollar-denominated time deposits represented a substantial portion of interest paid on dollar-denominated liabilities: 57.40% and 68.24%, respectively.

          The most significant decrease in interest expense occurred in savings accounts, mainly those denominated in Pesos, partially offset by interest-bearing demand deposits, which we began, during fiscal year 2001, to procure from the corporate market and which reflected the increase in liquidity of mutual funds. Our market share of total deposits held with the Argentine financial system reached 8.70% at December 31, 2001, according to the Central Bank, compared to 8.10% for the prior fiscal year.

          Gains on Foreign Exchange

          We recorded a gain on foreign exchange of Ps.63.9 million for fiscal year 2001 as compared to a gain of Ps.52.1 million for fiscal year 2000. Net premiums on forward exchange sales and purchases are included in these amounts.

          Net Interest Income After Adjustments

          Net interest income after adjustments was Ps.502.9 million for fiscal year 2001, a 24.04% decrease from net interest income after adjustments of Ps.662.0 million for fiscal year 2000. The decrease in net interest income after adjustments in fiscal year 2001 reflected a 36.61% decrease in the dollar-denominated portion of such net interest income from Ps.453.1 million in fiscal year 2000 to Ps.287.2 million in fiscal year 2001, partially offset by a 3.23% increase in the Peso-denominated portion of such net interest income from Ps.208.9 million in fiscal year 2000 to Ps.215.6 million in fiscal year 2001. This decrease was due to decreases in average volume and in net interest margin from 6.04% for fiscal year 2000 to 4.57% for fiscal year 2001.

          Other Financial Expenses

          Other financial expenses, consisting of taxes on financial income and contributions to the Guarantee of Deposits Fund that was implemented in April 1995, were Ps.31.1 million for fiscal year 2000 and Ps.32.7 million for fiscal year 2001. This increase was due to the increase in the average of deposits covered by the Guarantee of Deposits Fund.

          Provision for Loan Losses

          Banco Rio recorded Ps.264.1 million in loan loss provisions for the fiscal year ended December 31, 2001, representing a 79.29% increase over the Ps.147.3 million registered for the prior fiscal year. This increase reflects the deterioration of the quality of our loan portfolio, consequence of the deep recession and the political and institutional crisis.

          Charge-offs amounted to Ps.268.7 million in the fiscal year ended December 31, 2001 compared to Ps.231.7 million in the fiscal year ended December 31, 2000.

          Banco Rio's non-performing loan portfolio fell from Ps.224.9 million at December 31, 2000 to Ps.166.2 million at December 31, 2001. The ratio of non-performing loans to total loans decreased to 2.41% at December 31, 2001 compared to 3.4% at December 31, 2000.

          As a result of increased provisions for loan losses and charge-offs of non-performing loans, Banco Rio's allowances for loan losses as a percentage of non-performing loans reached 135.51% at December 31, 2001 compared to 105.28% at December 31, 2000. This increased ratio was established due to the uncertainty of collecting certain outstanding loans.

          FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

          Interest Income

          Interest income for the fiscal year ended December 31, 2000 was Ps.1,213.2 million, an increase of 22.80% from Ps.987.6 million for the previous fiscal year. Average total interest-earning assets increased 14.80% from Ps.8.8 billion for the fiscal year ended December 31, 1999 to Ps.10.1 billion for the fiscal year ended December 31, 2000.

          The average nominal yield earned on these assets increased 78 basis points to 12.01% in the fiscal year ended December 31, 2000 when compared to 11.23% in the prior fiscal year. The increase in interest income principally reflected the 13.10% increase in interest on loans and financial leases, which grew from Ps.780.3 million for the fiscal year ended December 31, 1999 to Ps.882.9 million for the fiscal year ended December 31, 2000. This increase is due mainly to the 8.30% increase in Banco Rio's average loans and financial leases from Ps.6.0 billion for the fiscal year ended December 31, 1999 to Ps.6.5 billion for the fiscal year ended December 31, 2000 and a 62 basis point increase in the average yield earned on the loan portfolio to 13.58% for the fiscal year ended December 31, 2000 from 12.96% for the prior fiscal year. The portfolio of Government securities was the component with the highest growth among our interest-earning assets. The average volume of the portfolio of Government securities for the fiscal year ended December 31, 2000 amounted to Ps.1.9 billion, a 57.50% increase from the prior fiscal year. The portfolio of Government securities primarily contains dollar-denominated securities registered in investment accounts. This growth was fueled by the attractive yield rates offered and the excess of liquidity that we had for most of fiscal year 2000, due in part to lower demand for loans. The average yield rate was 11.85%, which represented a 202-basis-point gain from last year.

          The growth in Banco Rio's loan portfolio was due mainly to public sector loans, which increased 7.70%, from Ps.1.3 billion on average for the fiscal year ended December 31, 1999 to Ps.1.4 billion on average for the fiscal year ended December 31, 2000. Most of such public sector loans were loans to provinces secured by the co-participation tax payments received by the provinces from the Government. The average volume of retail loans, primarily mortgages, personal loans and credit card financing, grew 9.80% in the fiscal year ended December 31, 2000 as compared to the previous fiscal year. Also, the middle market average loans grew 10.20%. This growth was partly offset by a reduction in large corporate loans, which fell 9.00% in the fiscal year ended December 31, 2000 compared to the previous fiscal year, reflecting a low demand in light of the general slowdown in the economy. Banco Rio's market share of loans in the Argentine financial system grew from 7.03% as of December 1999 to 8.10% in December 2000.

          Interest Expense

          Interest expense for the fiscal year ended December 31, 2000 increased 28.30% to Ps.603.3 million from Ps.470.1 million for the previous fiscal year. The increase in interest expense reflected a 16.10% increase in Banco Rio's average total interest-bearing liabilities, from negative Ps.7.41 billion for the fiscal year ended December 31, 1999 to negative Ps.8.61 billion for the fiscal year ended December 31, 2000, and a 67-basis-point increase in the average nominal rate paid on these liabilities from 6.34% in 1999 to 7.01% in 2000.

          Dollar-denominated average interest-bearing liabilities, which stood at 79.90% in fiscal year 1999 and 83.90% in fiscal year 2000, constituted a relatively constant portion of average interest-bearing liabilities during fiscal year 2001. In fiscal years 1999 and 2000, interest paid on dollar-denominated time deposits represented a substantial portion of interest paid on dollar-denominated liabilities: 54.50% and 57.40%, respectively.

          Growth in time deposits continued being the most dynamic factor in the growth of total interest-bearing liabilities, increasing 23.00% from Ps.3.9 billion on average for the fiscal year ended December 31, 1999 to Ps.4.8 billion on average for the fiscal year ended December 31, 2000. Interest expense on time deposits increased 32.00%, to Ps.351.6 million for the fiscal year ended December 31, 2000 compared to Ps.266.3 million in the prior fiscal year. Market share of deposits in the Argentine financial system reached 8.10% at December 31, 2000, according to the Central Bank, increasing 82 basis points from the prior fiscal year.

          Gains on Foreign Exchange

          We recorded a gain on foreign exchange of Ps.52.1 million for fiscal year 2000 as compared to a gain of Ps.45.8 million for fiscal year 1999. Net premiums on forward exchange sales and purchases are included in these amounts.

          Net Interest Income After Adjustments

          Net interest income after adjustments was Ps.662.0 million for fiscal year 2000, a 17.50% increase from net interest income after adjustments of Ps.563.3 million for fiscal year 1999. The increase in net interest income after adjustments in fiscal year 1999 reflected a 29.60% increase in the dollar-denominated portion of such net interest income from Ps.349.7 million in fiscal year 1999 to Ps.453.1 million in fiscal year 2000, and a 2.20% decrease in the Peso-denominated portion of such net interest income from Ps.213.6 million in fiscal year 1999 to Ps.208.9 million in fiscal year 2000. This increase was because of increases in average volume and in net interest margin from 5.88% for fiscal year 1999 to 6.04% for fiscal year 2000.

          Other Financial Expenses

          Other financial expenses, consisting of taxes on financial income and contributions to the Guarantee of Deposits Fund that was implemented in April 1995, were Ps.38.0 million for fiscal year 1999 and Ps.31.1 million for fiscal year 2000. This decrease was due to the reduction in the rate established for the fiscal year 2000 for contributions to the Guarantee of Deposits Fund.

          Provision for Loan Losses

          Banco Rio recorded Ps.147.3 million in loan loss provisions for the fiscal year ended December 31, 2000, representing a 31.00% increase over the Ps.112.4 million registered for the prior fiscal year. This increase was due to the growth in Banco Rio's loan portfolio and the incorporation of Banco Tornquist's loan portfolio that needed more provisions for loan losses during fiscal year 2000.

          Charge-offs amounted to Ps.231.7 million in the fiscal year ended December 31, 2000 compared to Ps.115.9 million in the fiscal year ended December 31, 1999. This increase is due to Banco Rio's policy change implemented in March 1999 to accelerate the date on which loans are written off from 360 days after they become non-performing to 180 days after that date and to the clean-up process for the past-due loan portfolio acquired from Banco Tornquist.

          Banco Rio's non-performing loan portfolio grew from Ps.154.9 million at December 31, 1999 to Ps.224.9 million at December 31, 2000. The ratio of non-performing loans to total loans increased to 3.39% at December 31, 2000 compared to 2.49% at December 31, 1999.

          As a result of increased provisions for loan losses and charge-offs of non-performing loans, Banco Rio's allowances for loan losses as a percentage of non-performing loans reached 105.28% at December 31, 2000 compared to 108.53% at December 31, 1999.

          Service Charge Income, Net

          The components of service charge income, net are reflected in the following table:

                                                                       For the fiscal year ended December 31,
                                                                    ------------------------------------------
                                                                       1999(1)       2000(2)         2001(3)
                                                                    ------------   ------------   ------------
                                                                               (in thousands of Pesos)
Service charge income:
   Service Charges on Deposits Accounts .........................         97,676        112,722        125,252
   Credit Card Operations .......................................         57,803         68,891         53,420
   Collections and Fund Management ..............................         14,788         37,641         43,644
   Capital Markets and Securities Activities ....................         35,670         49,101         63,441
   Fees Related to Foreign Trade ................................          9,108          9,633         10,109
   Credit Related Fees ..........................................         33,337         46,640         46,396
   Safety Deposit Box Rentals ...................................          3,354          4,064          2,160
   Insurance ....................................................         25,582         35,179         36,668
   Other ........................................................          2,148          3,569          9,518
                                                                    ------------   ------------   ------------
   Total ........................................................        279,466        367,440        390,608
                                                                    ------------   ------------   ------------
Service charge expense (4):
   Commissions ..................................................        (35,055)       (41,580)       (47,835)
   Taxes on service charge income ...............................        (12,109)       (15,098)       (16,415)
                                                                    ------------   ------------   ------------
   Total ........................................................        (47,164)       (56,678)       (64,250)
                                                                    ------------   ------------   ------------
Service charge income, net: .....................................        232,302        310,762        326,358
                                                                    ============   ============   ============

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Most of the expenses related to "Service charge income" are included in "Operating expenses" in the Statement of Income in the Consolidated Financial Statements and are not reflected in these figures.

          FISCAL YEAR 2001 COMPARED TO FISCAL YEAR 2000

          Service charge income totaled Ps.390.6 million in the fiscal year ended December 31, 2001, a 6.31% increase from fiscal year 2000. The increase was mainly due to an 11.12% increase in fees related to the maintenance and operation of deposit accounts; a 15.95% increase in collection for third parties and asset management and a 29.21% increase in income from securities transactions. In the first case, the improvement was due to the higher number of accounts and customers. Collection for third parties and asset management commissions and fees increased due to the maturing of new products and alternatives offered to customers, especially through non-traditional channels. Commissions for securities-related services include the positive impact of the commissions obtained on the Government-debt swap of November 2001.

          Revenues from credit card services declined by 22.46%, largely due to the recessionary environment and competition that affected prices.

          Service charge expense increased by 13.36% from Ps.56.7 million for fiscal year 2000 to Ps.64.2 million for fiscal year 2001. Service charge expense includes commissions paid to third parties in connection with certain of Banco Rio's fee-generating services, such as collection fees paid to other banks, as well as Argentine taxes imposed on service charge income.

          FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

          Service charge income totaled Ps.367.4 million in the fiscal year ended December 31, 2000, a 31.50% increase over the previous fiscal year. We have become the major shareholder of Gire S.A through our merger with Banco Tornquist and, therefore, in fiscal year 2000, we consolidated Gire S.A.'s financial results. Excluding the commissions earned by Gire S.A., the service charge income would have been Ps.345.4 million, a 23.60% increase from the previous fiscal year.

          All the principal components experienced positive variations and highlighted the increase in business activity. Among them, the increase in the number of clients and accounts created a 15.40% increase in commissions on deposit accounts and a 19.20% growth in fees related to credit cards. The fees related to the sale of insurance policies also grew 37.50% due to new types of coverage and cross-selling with other products, such as mortgage loans and car loans.

          Service charge expense increased by 20.20% from Ps.47.2 million for fiscal year 1999 to Ps.56.7 million for fiscal year 2000 impelled by the growth in third-party costs related to the increase in transactions.

          Operating Expenses

          The components of our operating expenses are reflected in the following table:

                                                                       For the fiscal year ended December 31,
                                                                    ------------------------------------------
                                                                        1999(1)       2000(2)        2001(3)
                                                                    ------------   ------------   ------------
                                                                               (in thousands of Pesos)
Salaries and Payroll Taxes ......................................       (210,589)      (231,004)      (246,192)
Outside consultant and services .................................        (32,801)       (43,253)       (42,028)
Rent ............................................................        (19,591)       (21,469)       (22,423)
Advertising and Publicity .......................................        (14,495)       (20,155)       (20,514)
Taxes (other than income tax) ...................................        (11,004)       (10,845)       (14,900)
Management Fee ..................................................        (17,047)       (28,069)            --
Security Services ...............................................        (11,830)       (13,291)       (11,806)
Stationery and Supplies .........................................         (5,973)        (5,842)        (5,333)
Electric Power and Communications ...............................        (25,293)       (18,213)       (17,633)
Depreciation of Bank Premises and Equipment .....................        (29,009)       (32,781)       (36,010)
Amortization of Organization and Development ....................        (37,266)       (36,040)       (33,745)
Other ...........................................................        (68,252)       (82,136)       (76,785)
                                                                    ------------   ------------   ------------
Total ...........................................................       (483,150)      (543,098)      (527,369)
                                                                    ============   ============   ============

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.

          FISCAL YEAR 2001 COMPARED TO FISCAL YEAR 2000

          For fiscal year 2001, operating expenses were Ps.527.4 million, a 2.90% decrease compared to fiscal year 2000.

          Among the items over which we can exert control by direct action, only salaries and social security taxes showed increases. In 2001, there were higher severance pay charges, resulting from the process of efficiency enhancement and adaptation to a recessionary market. The behavior of all other items highlights the achievement of the sustained rationalization and productivity-enhancement programs. No charges accrued under the management agreement with the SCH Group because the fiscal year brought no profit.

          FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

          For fiscal year 2000, operating expenses were Ps.543.1 million, a 12.40% increase compared to fiscal year 1999. As explained in the net service charge income section, the consolidation of Gire S.A. added Ps.16.8 million of total expenses. Banco Tornquist's expenses amounting to Ps.16.4 million further added to the increase in total expenses. Excluding these items, the increase of total expenses from the previous year was 5.50%. The main variation from the previous fiscal year is a 53.70% increase in fees paid for the ten-year Management Agreement (see "Principal Shareholders -- Management Agreement") (10.00% of our income before income tax) with SCH Group that was due by the larger income obtained in fiscal year 1999. During the fiscal year 2000, we continued in the implementation of plans and programs to reduce expenses and increase productivity and efficiency. The increase in costs directly related to the level of business activity (security, supplies, communications, rent, advertising, etc.) grew less than the general expansion of our business. As a consequence, we registered an improvement in its efficiency ratio (cost to income), which decreased from 63.80% to 57.70% for fiscal years 1999 and 2000, respectively.

          Other Income, Net

          The components of other income, net are reflected in the following table:

                                                                          Fiscal year ended December 31,
                                                                    ------------------------------------------
                                                                       1999(1)        2000(2)        2001(3)
                                                                    ------------   ------------   ------------
                                                                               (in thousands of Pesos)
Income from Investments in Other Companies ......................          6,847          2,470              -
Allowances Restored to Income ...................................          1,939          7,268              1
Expenses Recovered ..............................................          3,009          3,083          2,785
Loans Recovered .................................................         11,247         28,229         44,030
Other ...........................................................         15,291         17,351         11,241
                                                                    ------------   ------------   ------------
Total ...........................................................         38,333         58,401         58,057
                                                                    ------------   ------------   ------------
Loss from Investments in Other Companies ........................              -              -         (7,522)
Provision for Losses on Other Receivables .......................
        And Other Allowances ....................................        (12,486)       (19,872)       (23,886)
Other(4) ........................................................        (27,016)       (27,424)       (29,645)
                                                                    ------------   ------------   ------------
Total ...........................................................        (39,502)       (47,296)       (61,053)
                                                                    ------------   ------------   ------------

                                                                    ------------   ------------   ------------
                                                                          (1,169)        11,105         (2,996)
                                                                    ============   ============   ============

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Most of the expenses related to "Service charge income" are included in "Operating expenses" in the Statement of Income in the Consolidated Financial Statements and are not reflected in these figures.

          FISCAL YEAR 2001 COMPARED TO FISCAL YEAR 2000

          Other income for the fiscal year 2001 was Ps.58.1 million and represented a level approximately similar to the registered in the prior year. Loans recovered were Ps.44.0 million representing 75.84% of the total of Other Income. Other expenses increased 29.09% from Ps.(47.3) million to Ps.(61.1) million, mainly due to the loss from investment in other companies. During fiscal year 2001, Prestamos de Consumo S.A., a company that offered financial services to the low-income segment was liquidated because it did not offer the prospective results.

          FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

          Other income registered a net increase from Ps.(1.2) million for the fiscal year ended December 31, 1999 to Ps.11.1 million for the fiscal year 2000. Total other income increased 52.30% from Ps.38.3 million for fiscal year 1999 to Ps.58.4 million for fiscal year 2000. The principal factor driving this improvement was an increase in the loans recovered, showing the improvements in the collection process during fiscal year 2000.

          Total other expenses increased 19.70% from Ps.(39.5) million for fiscal year 1999 compared to Ps.(47.3) million for fiscal year 2000. The main component was the 59.20% increase in provisions for losses on other receivables and other allowances, from Ps.(12.5) million for the fiscal year 1999 to Ps.(19.9) million for fiscal year 2000.

          INCOME TAX

          Income taxes were Ps.41.6 million in fiscal year 1999, Ps.54.7 million in fiscal year 2000 and Ps.12.2 million in fiscal year 2001, representing 25.90% and 20.90%, of net income before income taxes for fiscal years 1999 and 2000. The whole income tax for the year 2001 corresponded to the earnings of consolidated companies with us, since we did not yield taxes due to their lack of positive results. As a percentage of net income before income taxes, income taxes decreased in fiscal year 2000 because of the difference between our recorded net income before income tax and taxable income arising from differences in the treatment of certain past-due loans and in the valuation of government securities carried in "investment accounts," that differs from the mark-to-market valuation used by tax law.

          The statutory income tax rate was raised to 33.00% for all financial periods ending on or after September 1, 1996. Before this date and since April 13, 1992, the statutory income tax rate was 30.00%. For fiscal years 1999, 2000 and 2001, the statutory income tax rate was raised from 33.00% to 35.00%.

Analysis of the Bank's Results of Operations for the Three-Month Period ended March 31, 2002

          OVERVIEW

          As described elsewhere in this Offering Memorandum, since late 2001, we have been operating in a markedly different environment and economy than at any time in the past few years. The various actions taken by the Argentine Government have led to significant changes in inflation, unemployment, government spending, interest rates, currency exchange rates and other macroeconomic indicators. This has led to a dramatic change in the financial system with great instability among banks. Since December 2001, there has been virtually no new lending, increasing levels of non-performing loan assets, a freeze on deposit withdrawals in the first half of 2002, and a practical moratorium on debt payments by more than 30% of our private sector borrowers and a general deterioration in our loan portfolio exacerbated by amendments in the bankruptcy laws that have shielded borrowers from foreclosure and other actions.

          Due to the uncertainty stemming from the Argentine crisis, the Central Bank in early 2002 issued a ruling that excused all Argentine financial institutions from the obligation to prepare and make publicly available quarterly financial statements. As a result we did not prepare any interim or other financial statements subsequent to December 31, 2001 until we were directed to do so by the Central Bank. On October 22, 2002, consistent with the Central Bank's requirements, we issued unaudited interim consolidated financial statements for the fiscal quarter ended March 31, 2002. On November 12, 2002, the Central Bank provided for new due dates for filing the financial statements for the three-month periods ending on June 30, September 30 and December 31, 2002 to November 20, 2002 and January 6 and February 20, 2003, respectively.

          Our results for the three-month period ended March 31, 2002 presented herein and in the Consolidated Interim Financial Statements included elsewhere in this Offering Memorandum are, as indicated above, in respect of a three-month period that due to the economic crisis that began in late 2001, are not comparable to the equivalent three-month period in 2001 and most likely not comparable to future periods either. As a result, we believe any discussion or comparison of financial results or the trends that gave rise to such results would not be meaningful due to the dissimilarity of the operating environments for these two quarterly periods.

          In addition, you, holders of the Existing Notes should be aware that the financial information presented herein for the three-month period ended March 31, 2002 may not be indicative of our current financial condition. Since March 31, 2002, while inflation, the depreciation of the Peso and other macroeconomic indicators have improved as compared to prior periods, and the banking system has regained some stability (evidenced, in part, by the increase in deposits subsequent to July 2002), the Argentine economy and our business continues to be marked by many of the same adverse trends that began in late 2001.

          For the three-month period ended March 31, 2002, we recorded a net loss of Ps.40.2 million. While we are attempting to regain profitability by increasing its focus on fee related activities, attempting to develop new sources of revenue and reducing costs, there can be no assurances that we will not continue to experience significant operating and financial losses for the foreseeable future.

          RESULTS OF OPERATIONS

          The table below shows our results operations for the periods indicated:

                                                                                       Three-month period ended
                                                                    --------------------------------------------------------------
                                                                      March 31, 2002       December 31, 2001      March 31, 2001
                                                                    ------------------    ------------------    ------------------
                                                                                      (in thousands of constant Pesos)
INTEREST INCOME
      Interest on cash and due from banks .......................   Ps.          3,411    Ps.          5,273    Ps.         13,012
      Interest on loans and financial leases ....................              438,040               352,984               303,892
      Net gain (loss) on Government and private securities.......              248.362              (135.005)               98.114
      Other .....................................................               21,909                 4,879                17,445
      Total interest income .....................................              711.722               228.131               432.463
                                                                    ------------------    ------------------    ------------------
INTEREST EXPENSE
      Interest on current account ...............................               (6,375)               (6,661)                 (124)
      Interest on saving deposits ...............................               (4,582)               (5,817)              (13,085)
      Interest on certificates of deposits ......................             (207,322)             (133,928)             (122,148)
      Other .....................................................             (185,434)              (56,026)              (67,928)
                                                                    ------------------    ------------------    ------------------
      Total interest expense ....................................             (403,713)             (202,432)             (203,285)
Net interest income before adjustments ..........................              308,009                25,699               229,179
                                                                    ------------------    ------------------    ------------------
ADJUSTMENTS TO INTEREST
      Monetary gain (loss) on financial transactions(1)/1/.......             (414,018)                    -                     -
      Gain (losses) on foreign exchange .........................              437,568                20,462                21,985
      Total adjustments to interest .............................               23,550                20,462                21,985
Net interest income after adjustments ...........................              331,559                46,162               251,164
                                                                    ------------------    ------------------    ------------------
OTHER FINANCIAL EXPENSES
      Contribution to Guarantee of Deposits Fund ................               (6,359)               (5,687)               (4,132)
      Taxes on financial income .................................               (7,213)               (5,220)               (6,467)
      Total other financial expenses ............................              (13,572)              (10,907)              (10,599)

----------
(1) Reflects the costs to the Bank of having a net monetary asset position in an inflationary environment.

Net Financial Income Before Provision ...........................              317,987                35,255               240,565
                                                                    ------------------    ------------------    ------------------
Provision for loan losses .......................................             (229,955)             (148,914)              (56,385)
Net Financial Income After Provision ............................               88,032              (113,659)              184,180
                                                                    ------------------    ------------------    ------------------

Fee income, Net .................................................               80,253                99,849               105,215
Operating expenses (excluding amortization and depreciation) ....             (116,133)             (144,612)             (159,479)
Amortization and depreciation ...................................              (15,779)              (21,200)              (23,062)
Operating Income ................................................               36,373              (179,622)              106,854
                                                                    ------------------    ------------------    ------------------

Other income loss, Net (2)/2/ ...................................              (72,851)              (19,703)                5,878
Pre-Tax Total Income (Loss) .....................................              (36,478)             (199,325)              112,732
                                                                    ------------------    ------------------    ------------------

Income Tax ......................................................               (3,722)               18,394               (34,999)
Net Income (Loss) ...............................................              (40,200)             (180,931)               77,733
                                                                    ==================    ==================    ==================

----------
(2) Includes monetary results to operating expenses and other expenses and other operations.

          Net Income

          We recorded a net loss for the three-month period ended March 31, 2002 of Ps.40.2 million, principally due to an increase in the level of non-performing loans and the adverse effect of inflation on our assets and liabilities. The loss compares to a loss of Ps.180.9 million recorded for the three-month period ended December 31, 2001 and a net income of Ps.78 million for the three-month period ended March 31, 2001. The components of our net income for the three-month period ended March 31, 2002 are discussed in greater detail in the following sections. Return on average assets was a negative 1.27% for the three-month period ended March 31, 2002 and the return on average equity for this period was 9.57%.

         Financial income principally represents interest and adjustments income from loans and securities. For the three-month period ended March 31, 2002, we recorded Ps.88.0 million of financial income compared to Ps.228.1 million for the three-month period ended December 31, 2001, primarily as a result of a 24.1% increase in interest income resulting from loans and financial leases, mainly due to the interest and adjustments to the CER index on the guaranteed loans to the public sector. In addition, during the last three months of 2001, we experienced a loss due to our sale of our government securities in order to reduce our exposure to the public sector. Financial expense increased 99.4% for the three-month period ended March 31, 2002 from the three-month period ended December 31, 2001, primarily as a result of increases in rates and the adjustment of interest payments for the CER index.

          Net financial income after adjustments and before provisions (i.e., net margin) increased to Ps.318 million for the three-month period ended March 31, 2002 principally reflecting the impact on our results of a negative Ps.414 million loss reflecting the effects of inflation during the period and the effect of the restitution of the losses caused by the asymmetric pesification through the subscription of the economic crisis in Argentina on our borrowers.

          Operating Expenses

          Operating expenses (excluding amortization and depreciation) decreased 19.7% from Ps.144.6 million for the quarter ended December 31, 2001 to Ps.116.1 million for the three-month period ended March 31, 2002. This represents a 19.7% reduction in expenses. The decrease primarily reflects cost savings resulting from employee workforce reductions, branch closings and a reduction of selling and other marketing expenses, as well as the non-adjustment for inflation for the three-month period ended March 31, 2002 of the salaries of employees.

          Service Charges and Other Fee Income

                                                                    Three-month period ended
                                                     --------------------------------------------------------
                                                       March 31, 2002    December 31,2001     March 31, 2001
                                                     ----------------    ----------------    ----------------
                                                                  (in thousands of constant Pesos)
FEE INCOME
    Fees on customer deposits accounts ...........   Ps.       44,321    Ps.       46,146    Ps.       37,546
    Credit card operations .......................             15,861              23,783              24,871
    Collections ..................................             10,423              13,071              13,823
    Capital markets and securities activities ....              5,543              13,138              15,051
    Fees related to foreign trade ................              1,527               2,286               2,939
    Credit related fees ..........................              2,646               6,047              12,646
    Safety deposit box rentals ...................              1,413               1,097               1,880
    Insurance ....................................             14,300              14,868              15,032
    Other ........................................                276                 150               1,883
         Total ...................................             96,309             120,586             125,670
                                                     ----------------    ----------------    ----------------
Fee expenses .....................................            (16,056)            (20,738)            (20,456)
Fee income, net ..................................             80,253              99,849             105,215
                                                     ================    ================    ================

                                                               Variation (%)
                                                        -------------------------
                                                         3-31-02/        3-31-02/
                                                         12-31-01        3-31-01
                                                        ----------      ---------
FEE INCOME
    Fees on customer deposits accounts ...........            (4.0)%         18.0%
    Credit card operations .......................           (33.3)         (36.2)
    Collections ..................................           (20.3)         (24.6)
    Capital markets and securities activities ....           (57.8)         (63.2)
    Fees related to foreign trade ................           (33.2)         (48.0)
    Credit related fees ..........................           (56.2)         (79.1)
    Safety deposit box rentals ...................            28.8          (24.8)
    Insurance ....................................            (3.8)          (4.9)
    Other ........................................            83.5          (85.4)
         Total ...................................           (20.1)         (23.4)
Fee expenses .....................................           (22.6)         (21.5)
Fee income, net ..................................           (19.6)         (23.7)

          During the three months ended March 31, 2002, our fee income, net was Ps.80.3 million, or 19.6% less than fee income, net for the three months ended December 31, 2001. The decrease is attributable mainly to a decrease in fee revenues generated by all our operations and a determination not to readjust fee levels in light of the economic recession.

          Other Financial Expense

          Other financial expense, consisting of taxes on financial income and contributions to the Guarantee of Deposits Fund, was Ps.13.6 million, representing a 24.4% increase from the three-month period ended December 31, 2001. This increase was primarily because our deposit base increased at a rate greater than inflation by pesification at an exchange rate of Ps.1.40 per US$1.00.

          Provisions for Loan Losses

          During the three months ended March 31, 2002, there was a decrease in the loan portfolio, mainly in the individual and the small-companies loan portfolio. The increase in loans in the large-company sector is due to a small proportion of such loan portfolio, which was not subject to the pesification, and therefore was denominated in U.S. dollars as of March 31, 2002.

          The public sector loan portfolio is mainly composed of Ps.2,191.7 million in guaranteed loans and of Ps.570.6 million in loans to the Fondo Fiduciario para el Desarrollo Provincial, a Fiduciary Trust that granted loans to provincial governments.

                                                                    Three-month period ended
                                                     ------------------------------------------------------------
                                                       March 31, 2002      December 31,2001       March 31, 2001
                                                     ------------------   -----------------    ------------------
                                                                  (in thousands of constant Pesos)
Loans by segment .................................            7,615,859            9,244,953            9,341,317
    Public sector ................................            2,868,678            2,793,867            1,711,041
    Financial institutions .......................               38,581            1,034,538              880,676
    Large corporations ...........................            2,306,222            1,877,515            2,812,388
    Middle market companies ......................              588,530            1,012,197            1,353,672
    Consumer* ....................................            1,813,848            2,526,837            2,583,541

                                                                   Variation(%)
                                                     ---------------------------------------
                                                          3-31-02/              3-31-02/
                                                          12-31-01               3-31-01
                                                     ------------------   ------------------
Loans by segment .................................                (17.6)               (18.5)
    Public sector ................................                  2.7                 67.7
    Financial institutions .......................                (96.3)               (95.6)
    Large corporations ...........................                 22.8                (18.0)
    Middle market companies ......................                (41.9)               (56.5)
    Consumer* ....................................                (28.2)               (29.8)

----------
* Includes mortgage loans adjusted by CVS. See "Risk Factor -- Risk Related to the Bank -- The inability to adjust our loans to the CER or CVS index will materially affect us."

          The effects of the economic crisis in Argentina and the performance difficulties affected negatively our loan portfolio. Additionally, the high uncertainty in the economy of Argentina makes it difficult to establish objective criteria for refinancing non-performing loans.

          The levels of non-performance were also affected by the changes in the bankruptcy laws. On February 14, 2002, a law amending certain provisions of Argentina's bankruptcy laws was enacted. This new law established that the debtors have the right to refinance their debts with the financial system. It also establishes that all judicial procedures regarding bankruptcy be suspended for 180 days, which period was extended until December 2002.

          Our ability to begin making new loans and successfully restructure our increasing non-performing loan portfolio will depend on the evolution of the Argentine economy. We would expect for the foreseeable future to seek to utilize our financial margin to provide us with funds necessary to take additional provisions with respect to our non-performing loan portfolio. We would also expect that new lending for the foreseeable future will consist solely of restructurings of existing non-performing loans or, to a lesser extent, loans adequately secured by highly liquid collateral. The following table sets forth information concerning the level of our non-performing loans:

                                                                          Three-month period ended
                                                     ------------------------------------------------------------
                                                       March 31, 2002      December 31,2001       March 31, 2001
                                                     ------------------   -----------------    ------------------
Loans (before allowances) ........................            7,615,859            9,244,953            9,341,317
Non-performing at beginning of period ............              166,180              276,856              302,041
Increase / (Decrease) in NPL .....................              301,327               70,572               43,022
Write-offs .......................................              (39,498)            (124,274)             (62,456)
Non-performing at end of period ..................              428,009              223,154              282,607
   - With preferred guarantees ...................               83,377               60,028              106,352
   - Without preferred guarantees ................              344,632              163,126              176,255
Allowances at beginning of period ................              225,193              281,977              317,999
Provision for loan losses* .......................              224,380              144,696               55,891
Write-offs .......................................              (39,498)            (124,274)             (62,456)
Allowance at end of period .......................              410,075              302,399              311,434
Non-performing loans / Loans .....................                 5.62%                2.41%                3.03%
Allowances / Loans ...............................                 5.38%                3.27%                3.33%
Allowances / Non-performing loans ................                 95.8%               135.5%               110.2%
Non-performing loans with preferred
 guarantees / Non-performing loans ...............                 19.5%                26.9%                37.6%

                                                                       Variation(%)
                                                     ---------------------------------------
                                                          3-31-02/              3-31-02/
                                                          12-31-01              3-31-01
                                                     ------------------   ------------------
Loans (before allowances) ........................                (17.6)               (18.5)
Non-performing at beginning of period ............                (40.0)               (45.0)
Increase / (Decrease) in NPL .....................                327.0                600.4
Write-offs .......................................                (68.2)               (36.8)
Non-performing at end of period ..................                 91.8                 51.5
   - With preferred guarantees ...................                 38.9                (21.6)
   - Without preferred guarantees ................                111.3                 95.5
Allowances at beginning of period ................                (20.1)               (29.2)
Provision for loan losses* .......................                 55.1                301.5
Write-offs .......................................                (68.2)               (36.8)
Allowance at end of period .......................                 35.6                 31.7
Non-performing loans / Loans .....................
Allowances / Loans ...............................
Allowances / Non-performing loans ................
Non-performing loans with preferred
 guarantees / Non-performing loans ................

----------
* Includes write-offs not included in income statements.

          Our provision for loan losses for the quarter ended March 31, 2002 was Ps.230.0 million or a 54.4% increase over the amount of provisions taken in respect of the quarter ended December 31, 2001. This increase was also 164.1% more than the level of provisions taken in the quarter ended March 31, 2001. Our total non-performing loans at March 31, 2002 was 5.62% of its total loan portfolio and 2.78% of total assets at such date. As a result of continued economic uncertainty in Argentina and its impact on our borrowers, we expect to continue to see an increase in non-performing loans, provisions for loan losses and write offs over the balance of 2002 and into 2003. We will seek to manage recoveries and restructurings of non-performing loans so as to maximize financial margin and cover necessary levels of provisions. There can, however, be no assurances that our financial margin will in fact be adequate to cover provisions in future periods.

          Other Income, Net

          Other income (losses), net reflects income from investments in other companies principally those described under "Business -- Investments in Other Companies," loans recovered and other non-operating items. For the three months ended March 31, 2002, we recorded other losses, net of Ps.72.8 million or 269.7% increase compared to the three-month period ended December 31, 2001 primarily due to a Ps.41.3 million deficit resulting from the amount of deposits we were required to restore to depositors bringing successful injunctions against the corralito and the amount that was reimbursed to us from the Government. See "Recent Events in Argentina and the Impact on the Bank."

          Income Tax

          Notwithstanding the loss in income tax recorded by us for the three-month period ended March 31, 2002, we recorded Ps. 3.7 million in consolidated income tax liabilities attributable to earnings of our consolidated subsidiaries, which, under Argentine law, are not permitted to be offset by our loss for this period.

RECENT FINANCIAL INFORMATION

          On November 21, 2002 we released to the Central Bank our unaudited consolidated financial statements for the six-month period ending June 30, 2002, which are included elsewhere in this Offering Memorandum (the "June 2002 Unaudited Interim Consolidated Financial Statements"). Set forth below is certain limited financial information for this period:

                  UNAUDITED QUARTERLY BALANCE SHEET INFORMATION

                                                                                              As of
                                                                    ----------------------------------------------------------
                                                                       December 31, 2001/(1)/          June 30, 2002/(1)/
                                                                    ---------------------------    ---------------------------
                                                                      (in millions of Pesos)        (in millions of constant
                                                                                                            Pesos)
Cash and Due from Banks .........................................                       1,683.7                          488.4
Government Securities and Private Securities, Net of
 Allowances .....................................................                         630.3                          696.3
Loans ...........................................................                       7,908.1                        6,766.5
      Public Sector .............................................                       2,862.1                        3,482.0
      Financial System ..........................................                         188.1                          137.8
      Private Sector ............................................                       4,857.9                        3,796.1
Allowances ......................................................                        (229.4)                        (649.5)
Other Receivables from Financial Transactions ...................                       2,841.1                        6,251.7
Bank Premises and Equipment .....................................                         322.4                          618.4
Other Assets ....................................................                         322.0                           35.7
                                                                    ---------------------------    ---------------------------
      Total Assets ..............................................                      13,478.2                       15,487.7
                                                                    ===========================    ===========================

Deposits ........................................................                       8,164.7                        5,123.6
Other Liabilities from Financial Transactions ...................                       3,615.3                        8,342.3
Other Liabilities ...............................................                         197.3                          199.4
      Total Liabilities .........................................                      11,977.3                       13,725.1
                                                                    ---------------------------    ---------------------------
Stockholders' Equity ............................................                       1,498.9                        1,757.6
                                                                    ---------------------------    ---------------------------
      Total Liabilities and Stockholders' Equity ................                      13,478.2                       15,487.7
                                                                    ===========================    ===========================

----------
(1) Estimated unaudited consolidated pro-forma financial statements after symmetric pesification. For pro-forma balance sheet after asymmetric pesification see "Effects of Pesification -- Estimated Consolidated Pro-Forma Balance Sheet in millions of Pesos to show the effects of Pesification and Compensation Provisions."
(2) Assets and liabilities in U.S. dollars converted to Pesos at an exchange rate of Ps.3.8 to US$1.00 for the Unconsolidated and Consolidated Unaudited Interim Financial Statements.

                UNAUDITED QUARTERLY INCOME STATEMENT INFORMATION

                                                                 Six months ended
                                                                 June 30, 2002/(1)/
                                                              ----------------------
                                                              (in millions of Pesos)
Interest Income..........................................                    2,016.7
Interest Expense.........................................                   (1,462.1)
      Net Interest Income Before Adjustment..............                      544.6

Adjustments to Interest..................................
      Monetary (Loss) Gain on Financial Transactions/(2)/                   (1,150.7)
      Gains on Foreign Exchange..........................                      506.6
      Total Adjustments to Interests.....................                     (644.1)

      Net Interest Income After Adjustments..............                      (89.5)

Other Financial Expenses.................................                      (33.2)
Provisions...............................................                     (738.6)


      Net Financial Income After Provisions..............                     (861.3)

Service Charge Income, net...............................                      193.7
Operating Expenses.......................................                     (340.6)
Monetary Gain (Loss) Related to Operating Expenses/(2)/..                       (3.1)
Net Gain on Financial Transactions.......................                   (1,011.3)

Other Income, net........................................                       30.0
Monetary Gain (Loss) Related to Other Operations/(2)/....                     (143.3)
      Net Income Before Income Tax.......................                    1,124.6)

Income Tax...............................................                       (6.5)
Net Income before Loss Absorption........................                   (1,131.1)
Loss Absorption - Subject to shareholders' meeting/(3)/..                      785.2
Net Income                                                                    (345.9)

----------
/(1)/ Assets and liabilities in U.S. dollars converted to Pesos at an exchange rate of Ps.3.8 to US$1.00 for the Unconsolidated and Consolidated Unaudited Interim Financial Statements for the six-month period ended June 30, 2002.
/(2)/  Reflects inflation adjustments to assets and liabilities.
/(3)/ Reflects the effect of the pesification and its impact on the stockholders' equity in accordance with the regulations issued by the Central Bank.

          As set forth in the foregoing financial information, for the six-month period ended June 30, 2002, we recorded as loss of Ps. 345.9 million, representing a 290% decrease in our net income compared to the comparable six-month period in 2001 and a 488% increase in the loss we recorded for the three-month period ended March 31 of this year. While our financials for the nine-month period ended September 31, 2002 have not yet been prepared and are not expected to be available until some time in early 2003, we expect that we will record a substantial loss for both the nine-month period and 2002 as a whole.

          We recorded interest income for the six-month period ended on June 30, 2002 of Ps.2,016.7 million. Interest income for the three-month period ended June 30, 2002 (at constant pesos as of June 30, 2002) increased 37.2% with respect to interest income for the three-month period ended March 31, 2002 (at constant pesos as of March 31, 2002). The increase is a result of higher interest charged to short-term commercial loans and loans to the public sector. On the other hand, we recorded interest expense for the six-month period ended on June 30, 2002 of negative Ps.1,462.1 million. Interest expense for the three-month period ended June 30, 2002 (at constant pesos as of June 30, 2002) increased 116.0% with respect to interest expense for the three-month period ended March 31, 2002 (at constant pesos as of March 31, 2002). The increase is a result of the adjustment or rescheduled deposits by the CER index and higher interest rates paid to institutional short-term deposits. As result of the higher increase of interest expense over interest income our net interest income for the three-month period ended June 30, 2002 decreased 66.1% with respect to net interest for the three-month period ended March 31, 2002.

          Our provisions for non-performing loans increased 75.0%, as a result of a substantial increase in nonperforming loans during the second quarter of 2002. In the same period, service charge income declined 4.8%, mainly because of lower income from fees related to deposit accounts and credit cards. Expenses also increased 12.1% during the second quarter of 2002, as a result of the devaluation of the Peso and the consequent impact in some U.S. dollar-related expenses like system maintenance and communications, and some restructuring expenses related to the reduction in personnel. Comparisons in this paragraph were made using constant pesos as of March 31, 2002 for first quarter figures and constant pesos as of June 30, 2002 for second quarter figures in order to make such comparisons meaningful.

          The increase in the loss recorded by us during the six-month period ended June 30, 2002 is the result of higher provisions charged to income due to a substantial increase in non-performing loans and the loss related to the inflation adjustments to assets and liabilities.

          As with prior periods during 2002, the six-month period ended June 30, 2002 reflected the continuing impact of various actions taken by the Argentine Government in connection with its attempt to stabilize the Argentine economy, including various issuances of Government bonds as compensation for the pesification of our assets and liabilities and the adjustment to our financial statements for the effects of inflation throughout this period. For a description of these Government actions and the impact on our financial statements, see the notes to the June 2002 Unaudited Interim Consolidated Financial Statements.

          As noted above, there can be no assurances that our financial condition since June 30, 2002 has not been materially and adversely affected by continuing events in Argentina that have restricted our operations compared to prior periods and required, among other things, a substantial increase in nonperforming loans and assets and related provisions. These increases, which have negatively affected our profitability, have been offset to a limited degree by increases in our fee based transactional services and continuing efforts to reduce costs.

ANALYSIS OF THE BANK'S FINANCIAL POSITION

          Our financial position has been materially and adversely affected by the political, social and economic developments that have transformed Argentina since December 2001. The asymmetric pesification of many of our assets and liabilities and the measures taken by the Government to compensate us for the losses created and by us to restore our liquidity have had a deep impact on our asset and liability management and on our ability to adjust interest rates. Our policies and interest rate risk assessment have not been fully adjusted to reflect the circumstances under which we are currently operating.

          ASSET AND LIABILITY MANAGEMENT

          Our policy on asset and liability management has been to minimize the mismatching of maturities, to maximize our net financial income and the return on assets and equity, and to protect our liquid net worth, taking into account liquidity and foreign exchange risks. Due to the financial crisis in Argentina, this mismatch has increased dramatically. See "Risk Factors Related to the Bank -- Cash Flow Maturity Gaps."

          The Assets and Liabilities Committee (Comite de Activos y Pasivos, or
ALCO), which includes the principal managers of the corporate banking, commercial banking, and planning departments, in coordination with the financial department, is responsible for the design of our funding policy and for weekly funding decisions. The Market Risk Committee (Comite de Riesgos de Mercado, or
CRM), comprised of the principal managers of the financial, risk, planning and corporate banking departments, is responsible for the supervision of our positioning, measurement of related risks and compliance with fixed limits on interest rate risk and liquidity risk. These Committees used to meet at least weekly prior to the economic crisis in Argentina. After the economic crisis and due to the drop in liquidity, deposits withdrawals and the focus of the loan collection, ALCO has been meeting on a daily basis to monitor our liquidity.

          INTEREST RATES

          Interest rate risk reflects the possibility that our interest margin may diminish as a consequence of the impact that interest rate fluctuations can have on the value of assets and liabilities held at fixed rates, depending on terms to maturity or to rate revision. As a consequence of the economic crisis, the pesification and the public and private sector defaults, a substantial part of our assets is being revaluated based on the CER.

LIQUIDITY AND CAPITAL RESOURCES

          FUNDING

          Traditionally, we had three principal funding sources: customer deposits (consisting of current accounts, savings accounts and time deposits generated by the our branch network), credit lines from banks and multilaterals, and funds obtained through issuances of securities with a medium- or long-term in the international capital markets. Our ability to raise funds in the international bank and capital markets declined substantially at the end of 2001 and during 2002. In recent periods, the Central Bank has been providing short-term liquidity assistance to financial institutions, including us, in the form of loans or rediscounts as described herein, including rediscounts to fund acquisitions of Compensatory Bonds. We have received rediscounts from the Central Bank in the amount of Ps.377 million (accounting for Ps.415 million with accrued interest as of September 30, 2002). In view of that, we had to review our strategy and, as a result, implemented a refinancing strategy to extend the maturity and reduce the interest rate of our outstanding debt. "Business -- New Business Strategy -- Refinancing of Liabilities." Below is a breakdown of our funding at December 31, 2000 and 2001 and at March 31, 2002:

                                                                   At December 31,                     At March 31,
                                                     -------------------------------------------   --------------------
                                                            2000(1)               2001(2)                  2002
                                                     --------------------   --------------------   --------------------
                                                       (in thousands of      (in thousands of       (in thousands of
                                                             Pesos)                Pesos)            constant Pesos)
Deposits(3) ......................................              7,065,614              6,370,375              7,265,069
Credit Lines(3)(4) ...............................              1,069,884                676,400              1,705,134
Corporate Bonds(3)................................                984,131              1,035,446              3,004,134
Liquid Net Worth(5) ..............................                908,554                628,555              1,380,396
                                                     --------------------   --------------------   --------------------

Total Funding ....................................             10,028,183              8,710,776             13,354,733
                                                     ====================   ====================   ====================

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A which are controlled by us. Also includes the liabilities of Banco Tornquist through the time of its merger with and into Banco Rio.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(3)    Includes accrued interest and exchange differences payable.
(4) Includes credit lines and other borrowings from the Central Bank, other banks and international organizations.
(5) Stockholders' equity less bank premises and equipment, other assets, intangible assets and that portion of investments in other companies consisting of investments in banks and unlisted companies.

          While customer deposits have been the most important part of our funding sources, accounting for 71.7% of total liabilities as of December 31, 2001. After the pesification and the devaluation, as of September 30, 2002, deposits represented 54.1% of our total liabilities. Our deposit base, like those of all other banks in Argentina, has been significantly affected by the various economic plans and regulations implemented by the Argentine Government over the years, as well as by general economic conditions. Following the enactment of the Convertibility Law, our deposit base increased substantially, with the exception that, early in 1995, the deposit base shrank as a result of the Mexican peso crisis. The Asian crisis in October 1997 and the Russian default in August 1998 had no material effect on our level of deposits. See "Argentine Banking System and Regulation." Based on Central Bank estimates, as of December 31, 2001, our market share, in terms of deposits, increased to 8.70% from 8.10% as of December 31, 2000.

          Since early December 2001, Argentine authorities have implemented a number of monetary and currency-exchange control measures that include restrictions on the free disposition of funds deposited with banks (corralito) and tight restrictions on the transfer of funds abroad, with certain exceptions for transfers related to foreign trade and other authorized transactions, which are generally subject to prior approval by the Central Bank. On January 7, 2002, the Congress approved the Public Emergency Law, which introduced dramatic changes to Argentina's economic model and amended the currency board that had pegged, statutorily, the Peso at parity with the U.S. dollar since enactment of the Convertibility Law in 1991.

          For information on the lifting of the corralito see "Risk Related to Argentina -- The stability of the Argentine financial system is at risk -- Deposit Withdrawal Limitations."

          Pursuant to Emergency Decree No. 214/02, the Argentine Government established: (1) the conversion of all U.S. dollars and foreign currency-denominated bank deposits into Peso-denominated bank deposits at an exchange rate of Ps.1.40 per U.S. dollar or its equivalent in other foreign currency and (2) the conversion of all U.S. dollars and foreign currency-denominated debts with the financial system into Peso-denominated debts at an exchange rate of Ps.1.00 per U.S. dollar or its equivalent in other foreign currency.

          As a result, ever since Argentina defaulted on its foreign debt in late December 2001, all traditional sources of financing, especially the external sources customarily relied upon for any significant restoration and comprehensive debt restructuring, have been reduced, and remain at very low levels. For more information, see "Recent Events in Argentina and the Impact on the Bank."

          The following chart shows the breakdown of deposits by currency at December 31, 2000 and 2001 and at March 31, 2002:

                                                                   At December 31,                     At March 31,
                                                     -------------------------------------------   --------------------
                                                            2000(1)              2001(2)(3)                2002
                                                     --------------------   --------------------   --------------------
                                                       (in thousands of      (in thousands of       (in thousands of
                                                             Pesos)                Pesos)            constant Pesos)
Peso-denominated (3)
  Checking and Other Demand deposits .............              373,003                549,836              1,403,692
  Savings deposits ...............................              802,064                478,415              1,268,678
  Time deposits ..................................              625,504                247,697                222,573
  Other ..........................................               34,166                 37,278                119,158
    Rescheduled (4) ..............................                   --                     --              4,188,361
                                                   --------------------   --------------------   --------------------
  Total ..........................................            1,834,737              1,313,226              7,202,462
                                                   ====================   ====================   ====================
Dollar-denominated (3)
  Checking and Other Demand deposits .............              127,407                654,194                 22,249
  Saving deposits ................................              662,343              1,565,876                     21
  Time deposits ..................................            4,391,583              2,643,619                 36,437
  Other ..........................................               49,544                193,460                  3,900
                                                   --------------------   --------------------   --------------------
  Total ..........................................            5,230,877              5,057,149                 62,607
                                                   ====================   ====================   ====================

Total deposits ...................................            7,065,614              6,370,375              7,265,069

----------
(1) Consolidated to include the financial statements of Santander Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the liabilities of Banco Tornquist through the time of its merger with and into Banco Rio.
(2) Consolidated to include the financial statements of Santander Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(3) The accrued interest and exchange differences payable are included in each line.
(4) After giving effect to the pesification at a rate of Ps.1.40 per US $1.00.Other entries have been converted at different exchange rates.

          At December 31, 2001, 79.39% of our total deposits were dollar-denominated. Dollar-denominated deposits became an important source of funds for the Argentine financial system after August 1, 1989, when the Central Bank authorized banks to accept demand and time deposits in foreign currency, subject to certain cash reserve requirements. Such deposits were made even more secure with the enactment of the Convertibility Law, which modified the Argentine civil code to provide that debts contracted in a foreign currency could not be discharged with Pesos, thereby requiring banks to use dollars to repay maturing dollar-denominated deposits. Until November 1, 1995, the Central Bank imposed cash reserve requirements with respect to certain types of deposit accounts. Effective November 1, 1995, cash reserve requirements were abolished and replaced with minimum liquidity requirements. See "Argentine Banking System and Regulation."

          Our total Peso-denominated deposits decreased from Ps.1,874.8 million at December 31, 1999 to Ps.1,834.7 million at December 31, 2000 and to Ps.1,313.2 at December 31, 2001. At December 31, 2001, our Peso-denominated deposit accounts consisted of approximately 347,900 checking accounts, 594,900 savings accounts and 7,000 time deposits. Checking accounts, which represented 41.87% of total Peso-denominated deposits at that date, had an average balance of approximately Ps.396.6 million. We pay interest on approximately 10% of these checking accounts. Savings accounts represented 36.43% of total Peso-denominated deposits and had an average balance of approximately Ps.540.0 million for the fiscal year 2001. During the year 2001, the average interest rate paid on peso-denominated savings accounts was 0.23% per month. Time deposits represented 18.84% of total peso-denominated deposits at December 31, 2001. During the fiscal year, the average interest rate paid on peso-denominated time deposits was 0.86% per month. The average term for peso-denominated time deposits is 50 days.

          Total dollar-denominated deposits increased from Ps.4,372.8 million at December 31, 1999, to Ps.5,230.9 million at December 31, 2000 and decreased to Ps.5,057.1 at December 31, 2001. At that date, our dollar-denominated deposit accounts in Argentina consisted of approximately 318,000 sight deposit accounts, 441,000 savings accounts and 71,540 time deposits. Time deposits represented the largest portion of dollar-denominated deposits negative 52.27%, and the average balances of such deposits increased 2.16% from Ps. 4,237.3 million in fiscal year 2000 to Ps.4,329.0 million in fiscal year 2001. The average term for these time deposits at December 31, 2001 was 60 days. During the fiscal year 2001, the average interest rate paid on these time deposits was 0.72% per month.

          Following the establishment of the corralito in December 2001 and the pesification of dollar-denominated deposits in February 2002, and a reduction of our overall level of deposits through June 2002, deposits have begun to increase since August 2002 although these are almost all Peso-denominated.

          We also fund our operations with credit lines from banks and international agencies. At December 31, 2001, these credit lines amounted to Ps.673.6 million, a decrease of 37.04% from the Ps.1,169.9 million in credit lines at December 31, 2000. As a consequence of the crisis, these interbank credit lines are very limited. These credit lines have traditionally been used in connection with import and export financing activities which declined significantly.

          We have also been able to receive funding in the international financial markets through the issuance of euro-denominated certificates of deposit, corporate debt securities (obligaciones negociables) and medium-term notes. Long-term, dollar-denominated funds raised in the international capital markets are an important part of our funding, with Ps.1,037.9 million of such funds outstanding at December 31, 2001. In December 1993, we issued US$250.0 million of the Existing Notes. Further, as of December 31, 2001, we had issued and outstanding US$350.0 million under a global program and US$1.0 billion, and US$435.0 million under a global program of US$500 million. These sources of funding have enabled us to obtain longer-term financing in dollars. Since a significant part of those liabilities are maturing in 2003, we have adopted a refinancing strategy for our liabilities in order to refurnish our maturity and interest rate gaps. See "Business -- Strategy -- Refinancing of Liabilities" and "Risk Factors -- Cash flow and interest rate maturity gaps."

          LIQUIDITY

          The purpose of liquidity management is to ensure that we have available funds to meet our present and future financial obligations and to capitalize on business opportunities as they arise. We require liquid funds in order to honor withdrawals of deposits, to make repayments at maturity of other liabilities, to extend loans or other forms of credit to customers and to meet our own working capital needs. Due to the economic crisis in Argentina, our liquidity was severely affected, specifically during May and June 2002 and we received rediscounts from the Central Bank in the amount of Ps.377 million (accounting for Ps.415 million with accrued interest as of September 30, 2002). During that period, ALCO monitored our liquidity position daily.

          In addition, further to the corralito, on February 3, 2002 the Argentine Government decreed a mandatory rescheduling of deposits held with financial institutions to address in part the liquidity constraints faced by the financial system. See Notes 1.1.f and 1.2.d to the Unconsolidated and Consolidated Unaudited Interim Financial Statements.

          The economic recession and the current crisis of the Argentine financial system have materially and adversely affected our liquidity. To maintain appropriate conditions of liquidity we have taken diverse measures. Among them, we have successfully renegotiated all our external liabilities that have matured in the course of the year 2002. Also, we are negotiating with our foreign creditors, principally our correspondent banks, in order to restructure the terms of our outstanding liabilities with these creditors, and we are effecting this Offer. Lastly, we reinforce the collection of loans efforts and we have suspended practically all new originations of loans. See also Note 1 to our Unconsolidated and Consolidated Unaudited Interim Financial Statements.

          REPRICING OPPORTUNITIES FOR SELECTED BALANCE SHEET CATEGORIES

          For any given period, the pricing structure is matched when an equal amount of assets and liabilities mature. Any excess of assets or liabilities results in a gap. A negative gap denotes liability sensitivity and normally means that an increase in interest rates would have a negative effect on net interest income, while a decline in interest rates would have a positive effect. Conversely, a positive gap denotes asset sensitivity and normally means that an increase in interest rates would have a positive effect on net interest income, while a decline in interest rates would have a negative effect. These relationships are as of one particular date only, and significant swings can occur daily as a result of both market forces and management decisions. See "-- Analysis of the Bank's Financial Position -- Asset and Liability Management."

          The following table provides a breakdown of the remaining maturity of our assets and liabilities at December 31, 2001 in an effort to demonstrate the sensitivity of assets and liabilities to interest rate changes:

                                              Overnight            Over              Over            Over               Total
                                                 to             31 days to          3 to 6          6 to 12             within
                                               31 days           3 months           months           months            one year
                                           ---------------   ---------------   ---------------   ---------------   ---------------
                                                                           (in thousands of Pesos)
PESO DENOMINATED
Assets
Loans (1) .......................                  208,446            26,404            21,465            59,535           315,850
Government and Private Securities                        2            14,100                 7             1,524            15,633
Cash and due from banks..........                  308,227                 -                 -                 -           308,227
Investments in other companies...                        -                 -                 -                 -                 -
Bank premises and equipment......                        -                 -                 -                 -                 -
Other assets.....................                  295,146           127,558            43,169            19,635           485,508
                                           ---------------   ---------------   ---------------   ---------------   ---------------
                                                   811,821           168,062            64,641            80,694         1,125,218
                                           ===============   ===============   ===============   ===============   ===============

SOURCES OF FUNDS

Demand and saving deposits (2)...                1,028,251                 -                 -                 -         1,028,251

Time deposits (2)................                  100,855            16,882           120,389            46,849           284,975
Other liabilities................                  315,497            81,904             9,493             8,109           415,003
Stockholders' equity.............                        -                 -                 -                 -                 -
                                           ---------------   ---------------   ---------------   ---------------   ---------------
                                                 1,444,603            98,786           129,882            54,958         1,728,229
                                           ===============   ===============   ===============   ===============   ===============
Liquidity Gap....................                 (632,782)           69,276           (65,241)           25,736          (603,011)
                                           ===============   ===============   ===============   ===============   ===============

FOREIGN CURRENCY
 DENOMINATED
Assets
Loans (1)........................                2,022,029           301,724           222,752           406,918         2,953,423
Government and Private Securities                       40             6,199           192,667             1,115           200,021
Cash and due from banks..........                  986,234                 -                 -                 -           986,234
Investments in other companies...                        -                 -                 -                 -                 -
Bank premises and equipment......                        -                 -                 -                 -                 -
Other assets.....................                  296,995            51,150            13,961            47,224           409,330
                                           ---------------   ---------------   ---------------   ---------------   ---------------
                                                 3,305,298           359,073           429,380           455,257         4,549,008
                                           ===============   ===============   ===============   ===============   ===============

SOURCES OF FUNDS
Demand and saving deposits (2)...                2,220,070                 -                 -                 -         2,220,070
Time deposits (2)................                1,603,979           363,713           551,430           311,315         2,830,437
Other liabilities................                  413,044           214,309           136,538           108,255           872,146

                                               Over 1
                                               year to            Over
                                               5 years           5 years            Total
                                           ---------------   ---------------   ---------------
                                                       (in thousands of Pesos)
PESO DENOMINATED
Assets
Loans (1) .......................                   91,869            30,093           437,812
Government and Private Securities                      963                36            16,632
Cash and due from banks..........                        -                 -           308,227
Investments in other companies...                        -            48,862            48,862
Bank premises and equipment......                        -           321,716           321,716
Other assets.....................                   40,633            24,417           550,558
                                           ---------------   ---------------   ---------------
                                                   133,465           425,124         1,683,807
                                           ===============   ===============   ===============

SOURCES OF FUNDS

Demand and saving deposits (2)...                        -                 -         1,028,251

Time deposits (2)................                        -                 -           284,975
Other liabilities................                    7,870             4,889           427,762
Stockholders' equity.............                        -           (57,181)          (57,181)
                                           ---------------   ---------------   ---------------
                                                  7,870.00           (52,292)        1,683,807
                                           ===============   ===============   ===============
Liquidity Gap....................                  125,595           477,416                 -
                                           ===============   ===============   ===============

FOREIGN CURRENCY
 DENOMINATED
Assets
Loans (1)........................                2,303,533           964,637         6,221,593
Government and Private Securities                  237,283             1,934           439,238
Cash and due from banks..........                        -                 -           986,234
Investments in other companies...                        -             1,502             1,502
Bank premises and equipment......                        -               688               688
Other assets.....................                  197,146             3,753           610,229
                                           ---------------   ---------------   ---------------
                                                 2,737,962           972,514         8,259,484
                                           ===============   ===============   ===============

SOURCES OF FUNDS
Demand and saving deposits (2)...                        -                 -         2,220,070
Time deposits (2)................                    6,539            103.00         2,837,079
Other liabilities................                  163,246         12,848.00         1,048,240

Corporate bonds..................                        -           298,004        333,576.00           250,896           882,476
Stockholders' equity.............                        -                 -                 -                 -                 -
                                           ---------------   ---------------    --------------   ---------------   ---------------
                                                 4,237,093           876,026         1,021,544           670,466         6,805,129
                                           ===============   ===============    ==============   ===============   ===============
Liquidity Gap....................                 (931,795)         (516,953)         (592,164)         (215,209)       (2,256,121)
                                           ===============   ===============    ==============   ===============   ===============

Corporate bonds..................                   51,024           101,946         1,035,446
Stockholders' equity.............                        -         1,118,649         1,118,649
                                           ---------------   ---------------    --------------
                                                   220,809         1,233,546         8,259,484
                                           ===============   ===============    ==============
Liquidity Gap....................                2,517,153          (261,032)                -
                                           ===============   ===============    ==============

----------
(1) Under Decree No. 214/2002 dated February 3, 2002, in the case of loans to be settled in installments, the debtor will continue paying in pesos an amount equivalent to that of the last installment over six months as from the date when the above Decree came into effect. After this period, the debt will be rescheduled. In the case of other loans, other than that related to credit card balances, the debtor will be granted a six-month term to pay. This table does not consider the above rescheduling.
(2) Under Communique "A" 3467 of the BCRA, the return of deposits was rescheduled taking into account the currency, the type of account, and the amount deposited. Such rescheduling was not considered in the tranche breakdown of this table.

          The mandatory asymmetric pesification and related measures had a material impact on our ability to keep our pricing structure matched. Financial institutions now operate in a regulated environment and have restrictions with respect to their ability to reprice their assets and liabilities freely. Our pesified liabilities as of February 3, 2002 had an interest rate capped at CER plus 2% and pesified loans have a maximum interest rate of CER plus 7%. We anticipate significant distortions in our pricing structure for any period on or after January 1, 2002. Our ability to correct those distortions is directly linked to developments affecting the Argentine economy.

          CAPITAL EXPENDITURES

          Since the beginning of 2001, we have made no new significant investments, and have been limited to making small maintenance investments. We have not carried out significant divestitures during the last three years.

CAPITAL RESOURCES

          STOCKHOLDERS' EQUITY

          Set forth below is financial information concerning our stockholders' equity for each of the years ended December 31, 1999, 2000 and 2001. Developments that have adversely affected the Argentine economy since January 2002 have also had a material adverse effect on our operations and have resulted in a decrease in our stockholders equity. The historical financial information included herein may not fully reflect the impact of such developments. Due to the continued deterioration of the Argentine economy and the impact of such deterioration on our customers and, as a result, of our prospects and financial condition, investors should assume that our current financial condition as of the date hereof may be less secure than that reflected in the financial information included herein.

          Our stockholders' equity was Ps.1.1 billion at December 31, 2001, a decrease from Ps.1.3 billion at December 31, 2000, as compared to Ps.1.2 billion at December 31, 1999. Our ratio of tangible stockholders' equity to total assets decreased from 9.34% at December 31, 1999, to 9.01% at December 31, 2000 and increased to 10.32% at December 31, 2001, as a result of earnings and losses plus stockholders' equity (less dividends paid) either increasing or decreasing at a higher rate than total assets. Our "Stockholders' Equity" is comprised of "Capital Stock," "Non Capitalized Contributions," "Adjustments to Stockholders' Equity" resulting from accounting for inflation in accordance with Argentine Banking GAAP, "Earnings Reserved" ("Legal and Other Reserves") and "Unappropriated Earnings" (retained earnings less the earnings reserved).

          The changes in stockholders' equity for fiscal years 1999, 2000 and 2001 reflect net income of Ps.119.2 million, Ps.207.6 million and net loss of Ps.10.2 million, respectively, reduced by the payment of cash dividends of Ps.30.3 million, Ps.35.7 million and Ps.62.3 million, respectively. In the fiscal years 1999, 2000 and 2001, Ps.20.2 million, Ps.23.8 million and Ps.41.5 million, respectively, were transferred from unappropriated earnings (retained earnings) to legal reserves. In fiscal year 2000, stockholders' equity increased by Ps.17.3 million due to the incorporation of Banco Tornquist. In fiscal year 2001, stockholders' equity decreased by Ps.38 million due to the distribution of the irrevocable contribution received on July 31, 1996.

          "Adjustments to Stockholders' Equity" reflects the restatement of "Capital Stock" in equivalent purchasing power. The "Capital Stock" account generally maintains its nominal value at each balance sheet date. In fiscal year 2000, due to the merger with Banco Tornquist, capital stock increased by Ps.11.5 million to Ps.346.7 million at December 31, 2000 and 2001. The Central Bank requires that 20% of a bank's annual net income be added to its legal reserve, which is reflected in "Earnings Reserved." "Earnings Reserved" also includes other reserves (primarily voluntary reserves), from which we cannot pay dividends. "Earnings Reserved" are unrelated to our allowances for loans.

          CAPITAL ADEQUACY

          Following the criteria set forth in the directives of the Basle Committee for the Supervision of Banking Practices in July 1991, the Central Bank substantially amended its capital adequacy guidelines. Under these guidelines, banks are required to have specified levels of capital based on a percentage of the value of its non-liquid assets and the risk-weighted value of its financial and other liquid assets. See "Argentine Banking System and Regulation."

          The table below sets forth our capital, calculated pursuant to Central Bank requirements and Central Bank minimum capital requirements in effect at December 31, 1999, 2000 and 2001:

                                                                                December 31,
                                                                    ------------------------------------------
                                                                       1999(1)       2000(2)         2001(3)
                                                                    ------------   ------------   ------------
                                                                             (in thousands of Pesos)
CENTRAL BANK MINIMUM CAPITAL REQUIREMENTS

      Allocated to loans, other receivables
       and other assets and guarantees given ....................        698,900        863,594        785,642
      Allocated to fixed assets .................................         58,831         60,543         63,706
      Allocated to market risk value ............................          2,348          9,148          3,173
      Allocated to interest rate risk ...........................          6,887          6,103          6,648
                                                                    ------------   ------------   ------------
      Central Bank minimum capital requirements .................        766,966        939,388        859,169
                                                                    ============   ============   ============

BANK CAPITAL CALCULATED UNDER CENTRAL BANK
 REQUIREMENTS
      Core capital ..............................................      1,086,411      1,138,342      1,076,559
      Supplemental capital ......................................        124,135        204,225         11,505
      Deductions ................................................        (68,425)       (61,697)       (80,409)
      Additional integration market valuation ...................          5,813            579         (6,554)
      Bank capital calculated under Central
                                                                    ------------   ------------   ------------
      Bank requirements .........................................      1,147,934      1,281,449      1,001,101
                                                                    ============   ============   ============

Excess capital over required capital ............................        380,968        342,061        141,932
                                                                    ============   ============   ============

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the result of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.

                                    BUSINESS

HISTORY

          We were created in 1908 in the city of La Plata, the capital of the province of Buenos Aires, as an insurance company under the name of Rio de la Plata Compania de Seguros Contra Incendios. As banking transactions in Argentina increased during the 1930s, the insurance company expanded its activities to banking operations in 1932 under the name of Banco de Creditos y Seguros Rio de la Plata S.A. In 1935, our name was changed to Banco Rio de la Plata S.A., and the insurance activities were transferred to a separate company.

          Carlos Perez Companc acquired over 90% of our shares in 1960, and held the position of Chairman of the Board of Directors until his death in 1977, when he was replaced by his brother, Jorge Gregorio Perez Companc. Jorge Gregorio Perez Companc held this position until his resignation following the acquisition, or the Acquisition, as further described below. In 1964, we acquired Banco del Este, a Uruguayan bank with a branch in Buenos Aires. Banco del Este subsequently merged with and into us in 1968. In 1968, we moved our headquarters from the city of La Plata to the city of Buenos Aires. Our principal executive office is located at Bartolome Mitre 480, Buenos Aires, Argentina (1036). Our main telephone number is 54-11-4341-1000.

          We acquired Banco Delta S.A., a local commercial bank, in 1981, which marked the beginning of a period of sustained growth that involved the acquisition of branches of Banco Rural S.A., Banco Espanol S.A. and Banco Comercial del Norte S.A. Between 1985 and 1987, we acquired another local commercial bank, Banco Ganadero Argentino S.A.

          Since the late 1970s, we opened a branch in Panama, an agency in New York and a representative office in Paris. In 1987, we, together with certain of our shareholders, established Riobank in the Cayman Islands, acquiring the other shareholders' 70% equity interest in 1996. In 1996, we opened a representative office in Sao Paulo, Brazil, to support our relationships with corporations and correspondent banks operating in the Mercosur area. We closed our New York agency in December 1997.

          On May 26, 1997 and June 26, 1997, Jorge Gregorio Perez Companc and Maria Carmen Sundblad de Perez Companc, or the Perez Companc Family, and Sudacia, then holders of an aggregate of 78.93% of our capital stock and 91.50% of our voting stock, entered into agreements, or the Acquisition Agreements, with Santander Investment S.A., or Santander Investment, and Banco Santander S.A., a Spanish corporation (sociedad anonima), or Banco Santander, which resulted in the transfer on August 22, 1997 of 105,180,556 Class A Shares to Santander Investment, representing 35.06% of the capital stock and 51% of our voting stock.

          As provided in the Acquisition Agreements, we entered into a management agreement with Banco Santander (the "Management Agreement"). See "Major Shareholders and Related Party Transactions" for a further description of these agreements.

          On June 26, 1997, we sold our direct and indirect equity participation in Compania Rio-Citi, Siembra AFJP S.A., Siembra Seguros de Retiro S.A. and Sur Seguros de Vida S.A. (collectively, the "Rio-Citi Group") to Citicorp Pension Management Company Limited, Citicorp Banking Corporation and other related companies for an aggregate amount of U.S.$229.0 million. This transaction resulted in a gain of approximately Ps.154.4 million for us in fiscal year 1997.

          In October 1997, 84,640,000 of our Class B Shares entitled to one vote per share, par value Ps.1.00 per share (the "Class B Shares"), were offered to the public in and outside Argentina (the "Combined Offering") by Sudacia and the Perez Companc Foundation, or the Foundation.

          Pursuant to the Acquisition Agreements, Sudacia, Banco Santander and Santander Investment also agreed to effect the merger of Santander Argentina with and into us (the "Merger"). The Merger was consummated on October 15, 1998 and, at such time, became retroactively effective as of January 1, 1998 under Argentine GAAP. See "Selected Consolidated Financial Information of the Bank -- Presentation of Financial Information -- Accounting for the Merger." The Merger resulted in the issuance of 35,267,675 Class B Shares in exchange for all of the shares of common stock of Santander Argentina, par value Ps.0.01. In connection with the Merger, we acquired 99.99% of the capital stock of Santander Fondos, a subsidiary that manages and administrates mutual funds and that subsequently merged with Geinver. We also acquired 99.96% of the capital stock of Santander Sociedad de Bolsa, an investment banking subsidiary that subsequently merged with Rio Valores.

          On September 25, 1998, Sudacia transferred all of its Class A Shares and Class B Shares to BRS Investments S.A. ("BRS Investments"), a company that is wholly owned by the Perez Companc Family and initially formed to hold these shares.

          On April 17, 1999, Banco Santander merged with Banco Central Hispanoamericano S.A. ("BCH"), and the surviving corporate entity is SCH. References to "Banco Santander" herein means Banco Santander S.A. of Spain if it refers to the period of time prior to the merger with BCH, and SCH if it refers to the period thereafter.

          Prior to the merger, BCH owned 50% of the shares of Banco Tornquist and approximately 9.90% of the shares of Banco de Galicia y Buenos Aires S.A., each of which is an Argentine commercial bank. On May 3, 1999, Banco Santander acquired a Chilean company, which owned the remaining 50% of Banco Tornquist. After that acquisition, SCH owned 100% of Banco Tornquist.

          Our merger with Banco Tornquist became final on June 30, 2000, and was retroactive to January 1, 2000. All Banco Tornquist business outstanding as of such date was discontinued. The merger of Banco Tornquist with and into us, and the accompanying dissolution of Banco Tornquist, was registered with the Inspeccion General de Justicia (the Argentine Governmental regulatory agency of corporations) on July 13, 2000. Our merger with Banco Tornquist was authorized by the Central Bank on March 9, 2000.

          In addition, as a result of the merger, we hold 58.33% of the capital stock and votes of Gire S.A.

          On December 12, 2000, the Foundation entered into a contract with Merrill Lynch International, London ("Merrill") to sell to Merrill all of the 24,999,998 Class B Shares owned by the Foundation. On the same date, the Perez Companc Family entered into a separate contract with Merrill to transfer to Merrill all the 36,730,452 Class A Shares and 2,539,000 Class B Shares owned by it indirectly through BRS Investments through the sale of BRS Investments to Merrill. The sale of BRS Investments was consummated on December 18, 2000. The Foundation sale was consummated on February 8, 2001. On January 2002, as a result of the exercise of these options, Banco Santander held, directly and indirectly through other entities of the SCH Group, Class A and Class B Shares representing 98.85% of the stockholders equity and 99.24% of the our voting capital.

          On June 21, 2000, the Santander Central Hispano group, or the SCH Group, launched a public tender offer in Argentina and the United States for our shares and American Depositary Shares, for a total of 94,666,698 Class B book-entry shares, each with a face value of Ps.1.0 and each entitling its holder to one vote, representing 28.24% of the Bank's capital stock. This public tender offer closed on July 20, 2000; 88,830,009 Class B shares were tendered, resulting in the exchange of our shares representing 26.50% of our capital stock, which corresponds to 9.80% of the votes for shares in Banco Santander Central Hispano S.A., or SCH. The exchange ratio was five SCH shares for every seven of our shares.

          At our shareholders' meeting held on April 27, 2001, the shareholders agreed to delist the ADRs from the New York Stock Exchange (the "NYSE") due to the small number of holders and the low volume traded. On November 1, 2001, we Bank announced that our ADRs would be delisted from the NYSE. On December 14, 2001, our ADRs were suspended and delisted from the NYSE, as instructed by the Commission.

          On January 3, 2002, our controlling shareholders and Origenes Vivienda y Consumo Compania Financiera S.A., a financial institution (formerly Origenes Vivienda S.A., a company fully and indirectly controlled by SCH Group), signed an agreement to merge the two companies. Pursuant to that merger agreement, Origenes Vivienda y Consumo Compania Financiera S.A. would be merged into us and all transactions were absorbed by us. In connection with the merger we entered into an asset sale agreement with Origenes Vivienda y Consumo Compania Financiera S.A. pursuant to which we acquired their Ps.179 million loan portfolio at book value net of allowances.

The effects of this merger are retroactively effective for legal purposes as of January 1, 2002, upon approval by the related supervisory authorities.

          In January 2002, we sold to Santander Overseas Bank Inc. our 100% equity interest in Santander Riobank (Grand Cayman). The price of this sale was set on the basis of a valuation made by an independent third party and did not give rise to any significant gain or loss.

          We are one of the largest private-sector financial institutions in Argentina with consolidated assets of Ps.9.9 billion, loans (net of allowances) of Ps.6.7 billion, deposits of Ps.6.4 billion and stockholders' equity of Ps.1.1 billion at December 31, 2001. For the last few years, we have been operating in an economy that, as described herein, is experiencing significant economic difficulties, most recently with high inflation and the significant financial instability of the Argentine Government, private corporations and businesses and individuals. As a result of the general recession throughout 2001 and increasing financial instability throughout the year, for fiscal year 2001, we had a net loss of Ps.10.2 million. Based on net income, for the fiscal year 2001, we had a negative return on average equity of 0.78% and a negative return on average assets of 0.08%. We had a market share of 8.45% in terms of total loans (net of allowances) and 8.7% in terms of total deposits in the Argentine financial system at December 31, 2001. For the first quarter of fiscal year 2002, we had a net loss of Ps.40.2 million and our total assets were Ps.15,378 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

          We channel our services through one of the widest branch networks in Argentina. As of September 30, 2002, it was comprised of 231 branches in real time connection, 79 of which are located in Buenos Aires and the remaining 152 branches are distributed among 20 of the 23 Argentine provinces. We also has 524 automated teller machines, or ATMs, 565 self-service information terminals, 45 customer service positions at companies and 100 customer service positions in public places, a telemarketing center, phone banking and access through the Internet. We are headquartered in the city of Buenos Aires.

          Traditionally, we have engaged in a wide variety of commercial and investment banking activities and related financial services directed towards large corporations, small- and medium-sized companies, and individuals. Our commercial banking activities include making personal and corporate loans, taking deposits, and issuing credit and debit cards and overdraft facilities. Due to the recent events in Argentina, we have not been engaged in lending activities. We also have been engaged in investment banking and project finance. In addition, we develop and sell mutual funds, market and sell insurance products, and provide foreign trade financing and other transactional and cash management services to our customers.

          We have historically been one of the leading corporate banks in Argentina and have utilized our strong relationships with our corporate customers to increase expansion into the consumer and middle markets. Over the last several years, and in response to the significant political and economic changes in Argentina, we have begun to emphasize our consumer business and have sought to build our middle market business.

          During 2001 and 2002, the aggregate gross Argentine public debt grew significantly, and as of September 2002, was estimated at US$130 billion. The default on payments of the Argentine external debt and the restrictions on the withdrawal of bank deposits further contributed to the recession in Argentina. The measures adopted by the Argentine Government have significantly diminished the confidence of depositors and investors in the financial institutions, and in the financial system in Argentina as a whole. As a result, depositors withdrew a large amount of funds from banks, including ours, and during the first six months of 2002, refrained from making further deposits of funds. Recently, we have experienced an increase in the number of deposits.

          Due to the crisis, most of the banks have ceased to disburse funds under new loans and are instead focusing their efforts on collecting funds in order to pay their depositors. The lack of foreign and domestic credit has aggravated the liquidity crisis in Argentina. The devaluation of the Peso, along with exchange controls preventing conversion of Pesos into U.S. dollars, has significantly weakened the Argentine economy and the Argentine Government's capacity to create conditions for economic growth.

          Our business activities have substantially diminished compared to December 2001 in light of the liquidity crisis and economic and political environment in Argentina. Since that date, we have suspended most new loans, have encountered difficulties obtaining new deposits compared to prior years, and have decreased the sales of financial products. Despite our efforts to proactively reinforce credit risk controls by strengthening credit approval and follow-up and recover processes, the asset quality of our loan portfolio will continue to deteriorate. As discussed in this Offering Memorandum, we are beginning to renew our lending activities, initially with small loans to individuals for purchases of automobiles and other consumer goods but expect to continue maintaining ample liquidity and decreasing exposure to the government sector in order to protect shareholders' and depositors' equity and interests.

NEW BUSINESS STRATEGY

          Our business strategy is being developed and refined in reaction to the current events in Argentina, as further described in "Recent Events in Argentina and the Impact on the Bank." As a result, our ability to achieve financial stability will depend in large part on further developments in the Argentine economic and political situation, as well as the reaction of our traditional customer base to these developments.

          Background

          As described herein, Argentina is currently involved in one of the worst political and financial crises in its history. The actions taken by the Argentine Government, starting in December 2001 with the default on its external debt, have had a number of macroeconomic effects, including a significant reduction in real GDP, which is likely to be more than 15% in 2002 and a major decrease in the size of the Argentine economy measured in U.S. dollars of over 61%. These conditions have been accompanied by a number of microeconomic effects that have had a negative impact on us and our ability to operate, including the pesification of our assets and liabilities and a major increase in the quantity of our non-performing corporate and, to a lesser extent, individual loans and resulting loan loss provisions and a decrease in the our liquidity in 2002. See "Selected Statistical Information -- Credit Approval Process and Loan Provisions."

          We are currently operating in an environment of substantial legal and economic uncertainty. The current Argentine Government has imposed exchange and capital controls, has enacted changes to the bankruptcy laws and is readjusting tax and other legislation. Negotiations with the IMF, World Bank and other multilateral agencies are continuing and it can be expected that the conclusion of these negotiations will lead to further changes in Argentine law and economic policy as the Argentine Government seeks to reschedule its external indebtedness. The political situation itself is uncertain given that the current Argentine government is in fact an interim government. The next presidential elections in Argentina are scheduled to be held in March 2003, with the new administration scheduled to take office on May 25, 2003. While the economic situation has somewhat stabilized since August 2002 and, among other things, deposits have started to increase, uncertainties regarding the Argentine Supreme Court's assessment of the constitutionality of the pesification and other actions taken by the current Government and the absence of any major candidate or political party having articulated a credible program for dealing with the current situation continues to threaten the restoration of confidence necessary to ensure economic stability in Argentina.

          Impact of Recent Situation

          Despite the foregoing trends, since mid-2002 the Argentine economy has shown signs of limited stability. We believe that overall liquidity in the financial system has experienced a slight recovery, the amount of new emergency credit lines for the liquidity shortfall granted by the Central Bank has declined significantly in the last couple of months, the decline in sight deposits has ceased and overall deposits grew approximately 6% for the quarter ended September 30, 2002. As of September 30, 2002, the cumulative retail inflation for the year, as measured by the Indec, was approximately 40% and exchange rate appreciation of the U.S. dollar relative to the Peso was approximately 270%. Since May 2002, inflation has showed signs of slowing, with the official exchange rate remaining constant at around Ps.3.60 to the U.S. dollar.

          We believe that our ability to pay our obligations to the holders of our indebtedness, including the holders of the Existing Notes, as well as our overall profitability will depend on a number of variables, including the recovery of the financial system in Argentina, the rescheduling of our own indebtedness, the reaction of our traditional customer base to these developments, the policies to be articulated in connection with the upcoming changes in Government in 2003 and the resolution of discussions with the IMF, World Bank and other multilateral

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creditor agencies or other creditors of Argentine debt. Due to the current economic crisis in Argentina, we do not expect to generate significant earnings over the next few years as we seek to restructure our assets and liabilities and refocus our business. We have determined to pursue a business strategy of dealing with the "Old Bank" and our portfolio of non-performing loans and expense items, and seeking to establish a "New Bank" more focused than in the past on fees earned from the provision of a number of transactional services, selective lending and cost reductions.

          New Focus on Fee-Based Transactional Business

          To provide revenue, we expect to expand and increase our offerings of financial products and services that generate fees. We have been carrying out a systematic reevaluation of opportunities in Argentina designed to maximize revenue growth in areas in which we have perceived strengths. We are actively seeking to utilize our extensive branch network and electronic systems to increase the array of products and services we may offer and are currently focusing on a number of areas with the greatest perceived potential for growth, including the transaction business (cash management, incentives to use of credit cards), international trade activities (including promoting the use of payment and collection systems), continued sales of insurance through our agency and brokerage agreements with third party insurance companies, an expansion of our foreign currency business (consisting principally of sales and wire transfers), and other fee-based treasury activities. We will seek to improve the level of fee revenue to cover more than a 100% of operating expenses and to do so, we expect to identify additional sources of fee-based revenue and will seek to refocus the "New Bank" on a transaction-oriented business model designed to produce revenue through the provision of value-added products and services rather than the risks associated with new lending.

          We believe that the uncertain financial condition of the financial markets in Argentina and the likely difficulties that would be encountered in making and collecting on any new loans preclude any significant new lending activity. We will continue making certain short-term loans on a selective basis, subject to our liquidity, to certain of our customers primarily when we believe that such loan will generate other fee-business for us. Nevertheless, under the current economic and political environment, despite the recent increase in deposits, we do not project that we will at any time in the near future begin again making significant corporate or individual loans in Argentina.

          Increased Efforts to Contain Costs

          We have been actively seeking to reduce costs and enhance profitability. Measures adopted by us include a reduction of 43 branches, primarily in the Buenos Aires region, that have low potential for significant deposit growth and fee-related business, and a reduction of 69 in the number of automated teller machines maintained and serviced by us. To further control costs, we have also reduced the overall number of personnel from 4,770 at December 31, 2001 to 3,832 at September 30, 2002, not only in the number of personnel related to closed branches but also in other areas. Finally, we are in the process of seeking to optimize physical resources to further control costs and enhance profitability.

          Refinancing of Liabilities

          Since early 2002, we have been engaged in restructuring of our principal debt, including our external indebtedness. During 2002, we concluded negotiations with 46 international banks in three different transactions arranged by Bank of America, made partial ratable up-front cash payments and renewed (i) US$300,000,000 U.S. commercial paper program with a new one-year maturity and a reduced aggregate principal amount of US$270,000,000, (ii) US$190,000,000 of a US$200,000,000 series of one-year floating rate notes with a new one-year maturity, and (iii) US$128,250,000 for an existing US$135,000,000 U.S. commercial paper facility with a new one-year maturity. We will try to restructure each of the three facilities, together with other liabilities (including the Existing Notes) totaling in excess of US$850 million before the end of first quarter in 2003, with an objective of significantly lengthening the overall maturities of the relevant indebtedness to be able to allow us to meet our obligations thereunder and to reduce significantly the cost of these liabilities in line with the LIBOR rate we will be receiving on our assets, particularly on all Government Securities that account for almost 70% of our dollar-denominated assets. We believe that the success of any restructuring will depend on the willingness of the holders of the Existing Notes to accept the exchange and other tender offers described in this Offer to Exchange and that

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

failure on the part of the holders of the Existing Notes to accept these offers will call into question our ability to achieve financial stability.

          Pursue Selected Lending

          Since late 2001, we generally have refrained from making new loans due to the uncertainty surrounding the economic crisis in Argentina. In recent months, we have been evaluating lending opportunities in Argentina and in November 2002 we determined to begin making loans to individuals for personal purposes, including acquiring automobiles and other consumer products on a very selective and limited basis. We do not foresee making significant commercial loans for the foreseeable future. While we will continue to monitor credit and other developments in Argentina, there can be no assurances when, if at all, we will recommence large scale lending consistent with past practices.

          Pursue Recovery of Assets

          As of the date hereof, we estimate that approximately 34% of our private loan portfolio is currently non-performing due to the financial instability of our borrowers resulting from the continued economic crisis in Argentina. Increases to our loan loss provision since December 31, 2001 have been in excess of Ps.750 million, representing an increase of over 321% and 344% from the aggregate level of provisions in 2000 and 2001, respectively. While there has been a lessening of inflation, inflation still persists at an extremely high level compared to that prior to the government's default and other actions earlier in 2002. In addition, the full impact of the economic crisis has not been addressed by the borrowing segment of the economy and we expect that the level of non-performing loans and need for loan loss provisions will continue throughout 2002 and into 2003. We believe that a significant portion of our non-performing loans in our loan portfolio may be unrecoverable, either due to decreases in the value of collateral and guarantees for particular loans and/or difficulties in collecting on collateral or on borrower obligations due to changes in Argentina's bankruptcy laws. To help maximize recoveries, we have increased the number of personnel focused on the restructuring and recovery efforts and expect that additional personnel may be refocused accordingly in the near term. As we do not expect to generate significant earnings for the foreseeable future, our strategy, in part based on our increased recovery and management efforts, will be to allow gross interest earnings and recoveries to cover the impact of additional provisions on the loan portfolio.

          Manage Need for Assistance

          In July 2002, we were required to manage our liquidity shortfalls with assistance from the Central Bank. Rediscounts consisting of secured advances from the Central Bank collateralized by guaranteed loans held by us totalled Ps.415 million in September 2002, corresponding to 2.2% of the total amount of advances granted in response to circumstances of illiquidity and rediscounts, given by the Central Bank in Argentina. While we have complied with all requirements imposed on financial institutions by the Central Bank for receiving and maintaining rediscounts, there can be no assurances that the Central Bank will provide us with any financial or other kind of assistance in the future.

          Also during 2002, SCH agreed to subordinate approximately US$161.5 million of its outstanding loans to us, which were outstanding prior to the beginning of the economic crisis in Argentina. Holders of the Existing Notes and any New Notes should not expect SCH to provide any further financial support.

          BUSINESS OPERATIONS

          Prior to the recent events in Argentina, we have engaged in a wide range of wholesale, commercial, mortgage and individual lending and related financial services businesses, including securities brokerage, trade finance, foreign exchange and asset management activities. In light of the current economic situation in Argentina, we do not see the ability to engage in any significant new lending activities in Argentina and are experiencing patterns of deposits by customers that are markedly different from trends in prior periods. We expect that in the near future we may not be able to adhere to the historic model of business and may not be in a position, due to loan loss provisions associated with our loan portfolio and other circumstances, to generate any significant net income. As a result, we are currently refocusing the Bank into new businesses, including fee generating activities, and utilizing

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our financial margin from our existing portfolio of loans to cover restructuring charges and any additional loan loss provisions that may be necessary. See "New Business Strategy." Therefore, the description of our business below may change in the future.

          We are engaged in commercial banking, investment banking and other financial activities directed towards our three major customer segments: consumer, middle market and corporate. Commercial banking activities include the provision of traditional banking products and services such as deposit-taking, lending (including overdraft facilities), promissory notes, bill discounts, personal loans, secured loans (including mortgages and chattel mortgages), credit lines for financing foreign trade and investment projects, and non-credit services to large corporations, small- and medium-sized companies and individuals. Whereas, traditionally, we have offered short- and medium-term loans denominated in Pesos and U.S. dollars, with the recent economic crisis in Argentina, we have not been involved in such activity.

          Investment banking activities, on the origination side, are directed primarily toward our governmental, corporate and middle-market clients and, on the distribution side, to institutional investors with whom we have established relationships, as well as individual investors. Our activities include merger and acquisition advisory work, debt and equity underwriting, and securities sales and trading.

          Our other financial activities include the issuance of credit and debit cards, including Visa and American Express, the development and sale of mutual funds, the marketing and sale of insurance products, and the provision of foreign trade products and certain other transactional and cash management services.

          COMMERCIAL BANKING

          The commercial banking business unit provides a wide range of financial products and services to individuals and middle-market businesses. It has been traditionally an important area of funding for us in the generation of interest and fee income, but, as a reaction to the economic crisis in Argentina, we are refocusing our strategy on fee generation activities and reduced dramatically our lending-related activities.

          The existence of more stable economic conditions following the implementation of the Convertibility Plan resulted in substantially increased loan demand from the consumer- and middle-market sectors, increased availability of credit, lower interest rates and longer credit terms for loans. Through our extensive distribution network, our commercial banking unit serviced more than
1.25 million customers as of December 31, 2001. Approximately 66.69% of our total U.S. dollar-denominated deposits and 63.58% of its total Peso-denominated deposits were attributable to this unit as of such date. As a result of the repeal of the Convertibility Law and diminished depositors' confidence in Argentine financial institutions, we, like most Argentine financial institutions, have seen a dramatic decrease in deposits. Since August 2002, there has been a slight increase in our deposits.

          We channel our services through one of the widest branch networks in Argentina. We are comprised of 231 branches in real time connection, 79 of which are located in Buenos Aires, and the remaining 152 branches are distributed among 20 of the 23 Argentine provinces. We also have 524 ATMs, 565 self-service information terminals, 45 customer service positions at companies and 100 customer service positions in public places, a telemarketing center, phone banking and access through the Internet.

          Innovation and segmentation are combined to respond to the various needs and lifestyles of our customers. Personalized and tailored customer assistance provided by the "RIO Infinity" product line is recognized in the market. Through exclusive publications for customers of each group, we have maintained our ability to promote and sell products and services that are advantageous to customers and that have been specially selected. This strategy adds value to our services and stimulates cross sales.

          The "SuperCuenta" product line, the first account that rewards savings in cash, has consolidated as market model. Under its three models, designed to tailor cost and functionality to the specific characteristics of each segment, SuperCuenta has enabled growth in mortgage loans, collateral loans and insurance, affirming our "long-term relationship" marketing strategy. In 2001, we doubled our efforts to grow in the salary account in the consumer segment.

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          The bank insurance concept (sale of insurance products to our customers through our own channels) has maintained its steady growth as compared to prior years, as it grew by 20% in 2001 as compared to 2000, both in terms of commissions and policies. Commission income exceeded Ps.40.0 million, which enabled an improvement in the efficiency ratio (commission/expenses). We sell insurance policies mainly to individuals.

          Over the year 2001, insurance products were incorporated into RIO Home Banking, which placed us as one of the few institutions, including insurance companies, that allows its customers to purchase coverage through insurance. Our customers also have access to any information about the purchased insurance (i.e. coverage, due dates, payments, etc.).

          The mortgage loan product line, "Super Hipoteca," was offered successfully until the end of 2001, when it was suspended. From the year 2000, the products benefited from the "Super Recompensa," which contains compliance incentives and functions as a powerful tool for customer-loyalty building and cross sales. Under this program, customers with a good credit record who hold Infinity or SuperCuenta accounts were awarded a discount covering a portion of the loan's installment. As of December 31, 2001, there were more than 34,000 loans for an aggregate of Ps.1.07 billion.

          Small- and medium-sized companies were seriously affected by the economic crisis in Argentina. We have more than 25,000 small- and medium-sized companies as customers, which led us to implement efforts to enable such small- and medium-sized companies to continue operating despite decreased sales and restricted access to credit. In 2001, we continued training our company account officers to achieve a high degree of specialization and innovation to evaluate solutions to the different issues affecting our customers created by the economic crisis in Argentina.

          Day-to-day business transactions can use the support of Cuenta Comercio, which was created as an overall response to usual business operations, including automatic crediting of payments related to credit cards and permanent services. In mid-2001, we developed the special checking account to enable companies to continue with the operations they conducted through their savings accounts.

          The group of automatic banking tools exclusively available for companies is called "Super Banca Facil Empresas." Any company that is our customer may have access to the following products, according to their business methods: "Net Banking" and "RIOself Empresas."

          "Net Banking" enables customers to access and manage their accounts, investments and loans, make payments through transfers and receive information from any computer. Security and confidentiality of the data is assured through state-of-the-art encrypting technology. The service is free, and companies that do not have an Internet connection can obtain access to the service through Infovia.

          "RIOself Empresas" is a service provided through self-service terminals that are located at our branches and at RIO24 areas. They operate daily from 7 a.m. to 9 p.m. and accept deposits, payments, investments, requests and account inquiries. Companies may operate with these channels only or supplement them with other channels. For example, they may request a checkbook through RIOself and then authorize the transactions by calling RIOline (phone banking) or by visiting Net Banking (through the Internet).

          To achieve a quicker response, we have a credit analysis process, "CPP" or small loan central, which enables an overnight response to a large number of applications from our company customers. Small businesses, service companies, industrial customers and agribusinesses are generally assisted by qualified professionals who focus on listening and sharing information to obtain the best results for each customer's needs.

          "Super Agro" is a full line of products and services offered to agricultural customers, focused on production growth. Although we have branches located in rural areas, their activities have been suspended due to the financial crisis in Argentina.

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          CORPORATE AND INVESTMENT BANKING

          Corporate and Investment Banking is our business unit that provides commercial and investment banking services to large corporations, public-sector institutions and other financial institutions. We are the leader in the Argentine financial system in the provision of services to large corporations, as a result of our experience and high financial capacity.

          Corporate and Investment Banking offers services in the following areas:

          .  corporate financing;

          .  investment banking;

          .  transactional services;

          .  custody; and

          .  foreign trade.

          Four specialized units per activity sector are responsible for covering the requirements of the different Corporate and Investment Banking customers, which are: (i) manufacturing industries, (ii) primary industries,
(iii) consumption industries and (iv) public sector and financial institutions. In the case of investment banking, there is a unit in charge of providing mergers and acquisition advice, capital and debt issuance and investment project financing advisory services.

          During 2001, trust activities expanded. The growing need to structure more complex financing and security transactions allowed us to consolidate as the leading provider of these services, and we were able to take advantage of the related benefits therefrom, such as commission and financing margin in the Argentine markets. We are known for our experience as a reliable "third party" rendering fiduciary services, which provide protection and security to complex transactions. In 2001, we participated in the most important security trusts organized in Argentina, and had a very important role in agreements with Swiss Medical, Mastellone, Aguas de Campana and Riverview, among others.

          Furthermore, we have participated in more than 90 agreements related to registration and payment agencies, in the capacity of transfer agent and representative of the trustee in Argentina.

          Our custody area provides settlement, income collection, advising and legal and tax advisory services. We are also one of the main custodians for equity securities in Argentina in terms of traded volume.

          The transactional services area is important to the current and future relationship development between us and our customers. The comprehensive solution offered by us to corporations for transactional, banking and commercial activities is RIO Serv. Launched in 1999, RIO Serv is the tool that enables the implementation of services required by companies, thus allowing them to operate from their offices in the most reliable and secure, confidential manner, conduct business in real time and carry out transactions in Argentina and abroad. It provides maximum security and confidentiality for the management of information and monetary flow, since information is encrypted and digital certificates by each of the company's representatives are used. This tool is essential to support electronic business-to-business, thereby permitting links between a company's information technology system and those of its customers, vendors or the Bank, assuring automatic allocation of transactions, and significantly reducing costs and time.

          We have been consolidated as a "Direct Debit" leader in Argentina, and are the leader in terms of number of debits. Some of our customers are the main Argentine utility companies, such as Telecom, CTI, Edea, Aguas Argentinas, Cablevision and Multicanal, representing more than 60% of the market of the companies with the largest revenues in Argentina.

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          Electronic exchange of information between companies, as part of the customer-vendor relationship or between competitors, fostered the creation of Comunidades de Negocios (business communities). Business communities are comprised of large corporations, their vendors and customers. We believe that value creation is higher in a group where all participants are integrated favorably.

          TRADING ACTIVITIES

          Due to the Argentine economic crisis and specifically due to the default by Argentina on its foreign debt, our trading activities decreased substantially. To date, our main trading activities include foreign exchange, including the exchange of the new currencies (such as patagones and lecops).

          MUTUAL FUNDS

          We developed, and are the depository for, the Superfondos Fondos Comunes de Inversion, or the Superfondos, a group of 16 open- and closed-end funds (resulting from the integration of the "BR" funds of the Bank and the Superfondos of Banco Santander of Argentina). We market Superfondos as an investment alternative to both individuals and companies.

          The mutual fund industry plummeted in 2001 with the lowest equity in five years as of closing. Superfondos' results also reflected this trend, with total equity managed in the amount of Ps.555 million at December 31, 2001. Our pricing strategy during the period enabled us to meet revenue targets despite the serious economic difficulties. Investment objectives were met since 85% of funds were well over the benchmarks, exceeding the 69% growth of the prior year.

          Due to the Argentine financial crisis, our mutual funds activities have not been significant.

          OTHER SERVICES

          To facilitate the export and import operations of our customers, we offer traditional foreign trade financing, including letters of credit, credit facilities, collections, bank drafts, fund transfers, bank acceptances and foreign currency transactions. Due to the Argentine economic crisis, any foreign trade financing involving credit risk were almost suspended. We also offer our business customers a wide range of cash management and transaction services aimed at improving their cash management and their ability to interact with their commercial counterparts. We have a large corporate collections business operating through our extensive customer service network. Other important services are payroll services, accelerated check clearing, zero balance accounts and general account services.

          Through its SWIFT facility and its extensive correspondent network, we support our customers' needs for overseas fund transfers and collections. We also provide electronic payment and banking facilities, and automated data interchange services to our customers. In 1998, we launched "RioEDI," a new Electronic Data Interchange-based customer access mechanism that offers real-time, secure, encrypted payments and collections. We also introduced "Debito Directo," an electronic payment mechanism that simplifies bill collections for our corporate customers.

          INTERNATIONAL OPERATIONS

          Our international activities relate to the development of new sources of funds in the international markets, placing debt and equity issues, financing foreign trade, engaging in money market and foreign exchange operations, and lending and deposit-taking activities. As of December 2001, we maintained relationships with approximately 400 banks worldwide. Due to the Argentine economic crisis, our international activities are concentrated in the areas of design and implementation of our strategy of refinancing liabilities.

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INVESTMENTS IN OTHER COMPANIES

          The following table provides information with respect to our principal equity ownership at September 30, 2002 in unconsolidated companies and other information about such companies at the end of their most recent fiscal year:

                                                                                        LAST PUBLISHED
                                                                                         STOCKHOLDERS'
                                                  % OF SHARES                                EQUITY           FISCAL
           COMPANY                                   OWNED      PRINCIPAL ACTIVITY      (IN THOUSANDS)     PERIOD ENDED
---------------------------------------------    -----------   --------------------   ------------------   ------------
Bladex S.A..................................              (1)    Banking               US$       598,404      12-31-01
Banelco S.A.................................           20.00%    Services              Ps.        28,019      06-30-02
Visa Argentina S.A..........................            5.00%    Services              Ps.        15,534      05-31-01
Interbanking S.A............................           15.00%    Services              Ps.         5,800      12-31-00
Mercado de Valores de Buenos Aires S.A......            0.94%    Securities Market     Ps.       155,797      03-31-02
Caminos de las Sierras S.A..................           37.97%    Roads works           Ps.       134,700      12-31-01
Rio Cia de Seguros S.A......................           12.50%    Insurance             Ps.        10,101      03-31-02

----------
(1) The Bank and Santander Riobank hold 47,386 Class "B" shares, no par value, one vote per share, and 7,812 preferred shares, par value US$10 per share, non-voting.

COMPETITION

          We have a presence in every market segment of the Argentine financial sector and a broad geographic base from which we offer a wide variety of financial products in Argentina. Competition in each market segment of the Argentine financial sector is strong. There are banks that have similar general objectives, while other banks, financial institutions, securities brokers, financial advisers and other entities compete with us in specific products or types of activities, or in particular geographic areas. We recognize all of these banks, financial institutions, securities brokers, financial advisers and other entities as competitors.

          Since the last quarter of 1996, there has been a substantial increase in foreign ownership of Argentine privately owned commercial banks, including us.

          We believe that we have an important competitive advantage because of our historically strong relationships with large corporations and small- and medium-sized companies, our extensive customer service network and our advanced technology in Argentina. These features enable us to serve individual customers efficiently and provide them with high-quality service. In addition, we follow credit policies designed to maintain the quality of our loan portfolio using the most efficient refinancing strategy of our clients.

          The impact of the recent economic crisis in Argentina has greatly affected the stability of banks in Argentina and, as a result, the extent of competition between them. Several large institutions have experienced financial instability great enough to require involuntary assistance from the Central Bank and the establishment of a restructuring plan that has had a material adverse effect on its business activities. Other banks, including those like us that have foreign ownership, continue to work towards a voluntary restructuring of their assets and liabilities. The impact of the crisis is most pronounced in the area of lending, which has been curtailed, and in deposits, where, after a freeze on deposits, deposit levels have begun to increase in recent months as the markets adjust to the economic situation in Argentina. Over the foreseeable future, we expect that competition in the market, particularly for fee-based income and transactional services, will increase as financial institutions seek to increase revenue while controlling risks associated with old and new lending and reduce operating expenses. We believe we will meet the challenges of the new competitive environment through careful monitoring of our nonperforming loan portfolio, our dependence on government securities and debt and expense levels. No assurances can be given that we will be able to successfully compete in the current economic environment.

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EMPLOYEES

          As of September 30, 2002, we had 3,832 employees. The following table shows the distribution of our employees human resources by main units:

               General Manager Unit.........................................      5
               Corporate and Investment Banking.............................     49
               Commercial Banking...........................................    332
               Branch Network...............................................  2,359
               Private Banking and Asset Management.........................     32
               Systems and Operations.......................................    534
               Risk Management..............................................    170
               Treasury.....................................................     45
               Administration and Corporate Control.........................    127
               Internal Audit...............................................     46
               Corporate Communications.....................................      8
               Strategic Planning and e-Business............................     17
               Human Resources..............................................     36
               Legal Affairs................................................     36
               Other Staff..................................................     36
                                                                              -----
               Total employees..............................................  3,832

          Only 153 (4%) of our employees are represented by the national bank union, in which membership is optional. The union negotiates a collective agreement to establish minimum wages and general labor conditions for all of its members. In recent years, we have not experienced any conflict with the union and we consider relations with our employees to be good.

          Training and development of personnel have always played an important role in our human resources policy. We have focused particularly on the development and training of our management personnel in order to increase the quality of our operations. In fiscal year 2001, multiple programs have been continued for the training of employees, carrying out a decentralization and regionalization process. In this way, a large part of the need for training is covered in local meetings that foster opportunities to introduce and integrate colleagues located in the same geographical area. As to position coverage, the use of the search and internal resource selection system was taken to its maximum possibility of promotion and development for our team, and all demands were covered with internal resources. The future project for trainees and interns was consolidated as well, which is especially interesting and highly demanded by young university students. The project, based on a successful interaction with universities, allows students to access a different training and labor experience that will give them the possibility - in the case of trainees -- of a subsequent incorporation as junior professionals.

LEGAL PROCEEDINGS

          We are involved in normal collection proceedings initiated by us and other legal proceedings in the ordinary course of business. We are not involved in any litigation or other legal proceedings that, if determined adversely to us, would individually or in the aggregate have a material adverse effect on us or our operations, except for the legal claims filed by depositors against deposits reprogramming and de-dollarization provided for by the Argentine Government.

          Since December 20, 2001, several Argentine courts have rendered decisions in favor of plaintiffs for prompt and final release of their funds deposited in banks for amounts in the U.S. dollar equivalent of the Peso amount in deposit at the date the decision is rendered.

          As of September 30, 2002, numerous depositors had commenced legal actions against us challenging the pesification and rescheduling of deposits established by the Argentine Government. As of the date hereof, we are involved in approximately 17,000 legal proceedings, which are in different procedural stages. As of September 30,

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2002, we have paid Ps.385.2 million and US$275.1 million in connection with these legal proceedings. See also Note 1.2. to our Consolidated Interim Financial Statements.

          In all cases, we have filed our defense, including relief from exchange differences between Ps.1.40 = US$1.00 and the free exchange rate at which the court orders to pay the preventive relief. To date, this exchange difference is also the subject matter of an extrajudicial claim to the Government.

          Furthermore, a few criminal proceedings were commenced against some of our officers after the adoption of the economic measures; such officers are being assisted by criminal law experts retained by us and the criminal proceedings were reported to the insurance company.

          We expect that new suits will continue to be filed against us. Notwithstanding the fact that on February 1, 2002, the Argentine Supreme Court ruled that certain measures adopted by the Government to prevent funds withdrawals were unconstitutional, the Government continued to issue regulations aimed at decreasing the depletion of money from banks. For this measure to be effective, they need not to be challenged on constitutional grounds by the Argentine Supreme Court. This has not happened yet and it is impossible to determine whether it will do so.

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                        SELECTED STATISTICAL INFORMATION

          In the following selected statistical information, assets and liabilities have been classified by currency of denomination (Pesos or U.S. dollars), rather than by country of origin, because substantially all of our transactions are effected in Argentina or on behalf of Argentine residents in Pesos or U.S. dollars. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere herein.

          On August 22, 1995, the Argentine Government published Decree No. 316/95, which eliminated the requirement that financial information at any date or for any period after August 31, 1995 be restated for inflation. Pursuant to such decree, the CNV issued its General Resolution 272 and the Central Bank issued its Communication "A" 2365, which eliminated such requirement with respect to those companies that are subject to their respective jurisdictions, such as us.

          The Argentine Government published Decree No. 1269/02, which repealed Decree No. 316/95, and reestablished restatement of financial information accounting for inflation. Accordingly, the Central Bank, through Communication "A" 3702 and the CNV, through General Resolution No. 415/02 provided for the resumption of inflation restatement of financial information starting on January 1, 2002, and for the conversion of all entries prior to January 1, 2002, into December 31, 2001 currency values.

          The events described in detail under "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank," including the conversion of certain of our U.S. dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the devaluation of the Peso, took place after December 31, 2001, and therefore are not reflected in our financial statements for the fiscal year ended December 31, 2001 or fully reflected in our financial statements for the three-month period ended March 31, 2002. Therefore, the financial information below are not indicative of our current financial position or anticipated results of operations or business prospects, all of which have probably been materially and adversely affected since the dates indicated, and should not be relied upon.

          Set forth below is financial information concerning our assets and liabilities and results of operations for each of the years ended December 31, 1999, 2000 and 2001 as reported in our Form 20-F for the year ended December 31, 2002 filed with the Commission. The historical financial information included herein may not fully reflect the impact of various actions taken by the Argentine Government, principally the pesification of our assets and liabilities in early 2002, and other more recent actions, including the default by the Argentine Government on November 14, 2002 on US$805 million in principal due on certain external indebtedness to the World Bank and payment of only US$77 million to cover interest. In addition, certain of the actions taken by the Argentine Government have yet to be fully reflected in our financial statements, including the results of the various exchanges of Government securities for certain of our assets and liabilities. Due to the continued deterioration of the Argentine economy and the impact of such deterioration on our customers and, as a result, of our prospects and financial condition, investors should assume that our financial condition as of the date hereof may be less secure than reflected in the financial information included herein.

AVERAGE BALANCE SHEET AND INTEREST RATE DATA

          PESO-DENOMINATED AVERAGE BALANCES AND INTEREST INCOME

          Average balances for peso-denominated assets and liabilities have been calculated for each month based on the month-end balance expressed in nominal Pesos. The average balance for each year presented below is the average of the month-end balances in such year so determined. Interest income (expense) for each category has been calculated for each year assuming that it is the total of the interest income (expense) for the months in such year so determined.

          U.S. DOLLAR-DENOMINATED AVERAGE BALANCES AND INTEREST INCOME

          Average balances and interest income (expense) for U.S. dollar-denominated assets and liabilities have been calculated for each month based on a month-end balance and the interest income (expense) for such year was determined. Each month-end balance and interest income (expense) amount was then translated into Pesos at the exchange rate in effect at the end of such month. The peso average balances for each year presented below are the average of the monthly balances so determined. Interest income (expense) for each year is the total of the income (expense) for the months in such year so determined.

          AVERAGE NOMINAL AND REAL RATES

          The tables that follow present both the nominal and real rates earned on interest-earning assets and paid on interest-bearing liabilities. Average nominal rates have been calculated by dividing the amount of interest earned or paid during the period by the related average balance, calculated in the manner described below. The average nominal rates for each period were converted to average real rates as follows:

                  R//p//     =     1 + N//p//
                                   ----------            -1
                                     1 + I

                  R//d//     =     (1 + N//d//)(1+D)
                                   ----------------       -1
                                     1 + I
where:

         R//p//       =        average real rate for Peso-denominated assets and liabilities for the period;

         R//d//       =        average real rate for U.S. dollar-denominated assets and liabilities for the period;

         N//p//       =        nominal peso average rate for Peso-denominated assets and liabilities for the period;

         N//d//       =        nominal dollar average rate for U.S. dollar-denominated assets and liabilities for the period;

         D            =        devaluation rate of the peso relative to the U.S. dollar for the period; and

         I            =        Argentine inflation rate (WPI).

          The formula for the average real rates for peso-denominated assets and liabilities (Rp) deflates the average nominal rates for each period by the WPI for the period. The formula for the average real interest rates for US dollar-denominated assets and liabilities (Rd) reflects the loss or gain in purchasing power caused by the difference between the rate of depreciation of the peso relative to the US dollar, and the rate of inflation in Argentina for each period. Negative average real rates occur in periods when the inflation rate exceeds the nominal interest rate in Pesos or the combination of the nominal interest rate on US dollar-denominated assets or liabilities and the rate of depreciation of the peso.

          The following example illustrates the calculation of the average real rate for a US dollar-denominated asset yielding an average nominal rate of 15.00% per annum (N//d// =0.15), a rate of depreciation of the peso of 10% per annum (D=0.10) and a rate of inflation in Argentina of 20.00% per annum (I=0.20):

              R//d//     =     (1 / 0.15)(1 + 0.10)    -1     = 5.4% per annum
                               ---------------------
                                    (1 + 0.20)

          Because the inflation rate exceeds the devaluation rate, the average real interest rate in peso terms is less than the average nominal interest rate in US dollars. In this example, if the devaluation rate had been 25% per annum, and the other assumptions had remained the same, then the average real interest rate in peso terms would have been 19.8% per annum, which is more than the average nominal interest rate in US dollars. In the above example, if the inflation rate were to exceed 26.5% per annum, then the average real interest rate on this US dollar-denominated asset would become negative.

          Included in interest earned are capital gains and losses and mark-to-market adjustments on government securities and short-term investments. We do not, as a matter of practice, distinguish between interest income and the market gain or loss on its government securities portfolio. Neither the monetary loss or gain on financial transactions nor the loss or gains on foreign exchange are included as a component of interest earned or paid, but are instead accounted for as part of the calculation of average real rates. See "Managements Discussion and Analysis of Financial Conditions and Results -- Presentation of Net Financial Income." Non-accrual loans have been included in the related average loan balance calculation.

          The U.S. dollar-denominated portion of average assets and liabilities has been separated into those assets and liabilities related to our operations in Argentina (dollars domestic) and those related to our Grand Cayman branch and New York agency and, where applicable, the Bank (dollars foreign).

          The classification of line items in the following average balance sheet differs in certain respects from the balance sheet in the Consolidated Financial Statements. The classification system employed in the average balance sheet corresponds to the classifications used in Note 24 of the Consolidated Financial Statements in order to present the balance sheets using the classifications of Regulation S-X of the Commission.

              AVERAGE BALANCE SHEET AND INCOME FROM EARNING ASSETS
                              (AVERAGE REAL RATES)

                                                          For the fiscal years ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                       1999 (1)                           2000 (2)                            2001 (3)
                          ---------------------------------------------------------------------------------------------------------
                           Average                 Average     Average                Average     Average                 Average
                           Balance     Interest     Rate       Balance    Interest      Rate      Balance     Interest      Rate
                          ----------  ----------  ---------  ----------  ----------  ----------  ----------  ----------  ----------
ASSETS
CASH AND DUE FROM BANKS
 (4)
    Pesos...............           -           -          -           -           -           -      52,421       1,607        8.83%
    Dollars domestic....     571,096      27,912       3.73%    684,637      41,400        3.59%    702,811      25,913        9.49%
    Dollars foreign.....           -           -          -           -           -           -           -           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                             571,096      27,912       3.73%    684,637      41,400        3.59%    755,232      27,520        9.45%
                          ----------  ----------             ----------  ----------              ----------  ----------
BODEN
    Pesos...............     230,791      36,532      14.55%     75,553      13,661       15.35%     15,289       2,513       22.95%
    Dollars domestic....     940,279      76,623       6.96%  1,607,559     188,384        9.13%  1,363,747      10,705        6.43%
    Dollars foreign.....      10,321       3,001      27.65%    178,062      18,493        7.83%    118,470       2,803        8.10%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           1,181,391     116,156       8.62%  1,861,174     220,538        9.26%  1,497,506      16,021        6.73%
                          ----------  ----------             ----------  ----------              ----------  ----------
MARKETABLE SECURITIES
 (5)
    Pesos...............      21,147       2,378      10.02%     20,500        (138)      -2.97%     25,262      (8,320)     -29.18%
    Dollars domestic....      12,786       3,683      27.38%     33,173       8,460       22.60%     30,927      16,587       62.23%
    Dollars foreign.....      27,674         262      -0.17%     15,721          71       -1.87%     46,054       3,271       13.10%
                          ----------  ----------             ----------  ----------              ----------  ----------
                              61,607       6,323       9.05%     69,394       8,393        9.50%    102,243      11,538       17.51%
                          ----------  ----------             ----------  ----------              ----------  ----------
LOANS AND FINANCIAL
 LEASES (6)
    Pesos...............   1,330,720     248,452      17.36%  1,399,399     269,505       16.50%  1,226,881     289,514       30.52%
    Dollars domestic....   4,199,922     478,503      10.16%  4,871,220     595,200        9.62%  4,963,783     667,804       19.80%
    Dollars foreign.....     488,957      53,375       9.69%    229,473      18,160        5.41%    504,508      24,893       10.81%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           6,019,599     780,330      11.72%  6,500,092     882,865       10.95%  6,695,172     982,211       21.09%
                          ----------  ----------             ----------  ----------              ----------  ----------
OTHER INTEREST EARNING
 RECEIVABLES (7)
    Pesos...............       7,106         182       1.43%     10,924         296        0.33%     15,798         650        9.94%
    Dollars domestic....     754,225      39,707       4.10%    852,048      48,253        3.22%    497,103      16,321        9.06%
    Dollars foreign.....     200,546      16,965       7.26%    122,782      11,465        6.81%     33,931         491        7.13%
                          ----------  ----------             ----------  ----------              ----------  ----------
                             961,877      56,854       4.74%    985,754      60,014        3.63%    546,832      17,462        8.97%
                          ----------  ----------             ----------  ----------              ----------  ----------

TOTAL INTEREST EARNING
 ASSETS
    Pesos...............   1,589,764     287,544      16.78%  1,506,376     283,324       16.06%  1,335,651     285,964       28.21%
    Dollars domestic....   6,478,308     626,428       8.46%  8,048,637     881,697        8.39%  7,558,371     737,330       15.90%
    Dollars foreign.....     727,498      73,603       8.90%    546,038      48,189        6.31%    702,963      31,458       10.32%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           8,795,570     987,575      10.00% 10,101,051   1,213,210        9.42%  9,596,985   1,054,752       17.20%
                          ----------  ----------             ----------  ----------              ----------  ----------

INVESTMENT SECURITIES
 (8)
    Pesos...............      24,437           -          -      20,991           -           -      30,985           -           -
    Dollars domestic....         311           -          -         462           -           -         342           -           -
    Dollars foreign.....       2,240           -          -           -           -           -           -           -           -
                          ----------                         ----------                          ----------
                              26,988           -          -      21,453           -           -      31,327           -           -
                          ----------                         ----------                          ----------
CASH AND DUE FROM BANKS
 (9)
    Pesos...............     148,084           -          -     158,398           -           -     137,639           -           -
    Dollars domestic....      72,455           -          -      87,897           -           -      99,476           -           -
    Dollars foreign.....       7,065           -          -      10,303           -           -      53,504           -           -
                          ----------                         ----------                          ----------
                             227,604           -          -     256,598           -           -     290,619           -           -
                          ----------                         ----------                          ----------
ALLOWANCES
    Pesos...............     (70,042)          -          -    (103,161)          -           -     (79,506)          -           -
    Dollars domestic....    (105,856)          -          -    (173,214)          -           -    (146,911)          -           -
    Dollars foreign.....      (6,625)          -          -      (5,295)          -           -      (4,454)          -           -
                          ----------                         ----------                          ----------
                            (182,523)          -          -    (281,670)          -           -    (230,871)          -           -
                          ----------                         ----------                          ----------

                                                          For the fiscal years ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                       1999 (1)                           2000 (2)                            2001 (3)
                          ---------------------------------------------------------------------------------------------------------
                           Average                 Average     Average                Average     Average                 Average
                           Balance     Interest     Rate       Balance    Interest      Rate      Balance     Interest      Rate
                          ----------  ----------  ---------  ----------  ----------  ----------  ----------  ----------  ----------
PREMISES AND EQUIPMENT
    Pesos...............     432,988           -          -     433,648           -           -     400,923           -           -
    Dollars domestic....           -           -          -           -           -           -           -           -           -
    Dollars foreign.....       1,310           -          -         720           -           -         694           -           -
                          ----------                         ----------                          ----------
                             434,298           -          -     434,368           -           -     401,617           -           -
                          ----------                         ----------                          ----------
OTHER NON-INTEREST
 BEARING ASSETS (10)
    Pesos...............   1,214,094           -          -   1,446,759           -           -   1,274,838           -           -
    Dollars domestic....     915,010           -          -   1,457,225           -           -     975,188           -           -
    Dollars foreign.....      48,201           -          -       2,461           -           -         395           -           -
                          ----------                         ----------                          ----------
                           2,177,305           -          -   2,906,445           -           -   2,250,421           -           -
                          ----------                         ----------                          ----------

TOTAL ASSETS
    Pesos...............   3,339,325     287,544       7.41%  3,463,011     283,324        5.68%  3,100,530     285,964       15.34%
    Dollars domestic....   7,360,228     626,428       7.31%  9,421,007     881,697        6.83%  8,486,466     737,330       14.77%
    Dollars foreign.....     779,689      73,603       8.23%    554,227      48,189        6.18%    753,102      31,458       10.01%
                          ----------  ----------             ----------  ----------              ----------  ----------
                          11,479,242     987,575       7.40% 13,438,245   1,213,210        6.50% 12,340,098   1,054,752       14.62%
                          ----------  ----------             ----------  ----------              ----------  ----------

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the result of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes a portion of "Cash and due from banks" relating to amounts invested in interest-earning instruments. See "-- Argentine Banking System and Regulations."
(5) Includes shares and corporate bonds listed on the Buenos Aires Stock Exchange and the Argentine OTC Market.
(6) Includes loans and financial leases to financial institutions, federal funds sold and overnight deposits in foreign branches.
(7)  Includes other receivables from financial transactions.
(8) Includes investment in unlisted companies. See Note 12 to the Consolidated Financial Statements.
(9) Includes "Cash" in "Cash and due from banks" in the Balance Sheet in the Consolidated Financial Statements and the balance in current accounts in correspondent banks.
(10) Includes "Other receivables from financial transactions" in the Balance Sheet in the Consolidated Financial Statements, except "Central Bank of the Republic of Argentina" and "Corporate bonds purchased." Also includes "Other receivables," "Other assets," and "Suspense items."

             AVERAGE BALANCE SHEET AND INTEREST PAID ON LIABILITIES
                              (AVERAGE REAL RATES)

                                                          For the fiscal years ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                       1999 (1)                           2000 (2)                            2001 (3)
                          ---------------------------------------------------------------------------------------------------------
                           Average                 Average     Average                Average     Average                 Average
                           Balance     Interest     Rate       Balance    Interest      Rate      Balance     Interest      Rate
                          ----------  ----------  ---------  ----------  ----------  ----------  ----------  ----------  ----------
LIABILITIES
INTEREST-BEARING
 LIABILITIES CHECKING
 DEPOSITS
    Pesos...............           -           -          -           -           -           -      32,862       1,830       11.48%
    Dollars domestic....           -           -          -           -           -           -     166,434      10,647       12.35%
    Dollars foreign.....           -           -          -           -           -           -          -            -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                                   -           -          -           -           -           -     199,296      12,477       12.21%
                          ----------  ----------             ----------  ----------              ----------  ----------
DEPOSITS-SAVINGS
    Pesos...............     759,729      21,562       1.70%    809,516      24,428        0.63%    540,032      14,789        8.49%
    Dollars domestic....     530,353       9,782       0.72%    603,989      16,250        0.31%    532,645       8,507        7.28%
    Dollars foreign.....           -           -          -           -           -           -       5,662         723       19.08%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           1,290,082      31,344       1.30%  1,413,505      40,678        0.50%  1,078,339      24,019        7.95%
                          ----------  ----------             ----------  ----------              ----------  ----------
DEPOSITS-TIME
    Pesos...............     695,353      50,271       6.05%    538,206      47,968        6.39%    518,964      53,223       16.43%
    Dollars domestic....   2,900,330     196,518       5.60%  4,019,904     292,802        4.80%  3,921,259     357,014       15.21%
    Dollars foreign.....     287,127      19,532       5.62%    217,436      10,794        2.53%    407,777      15,224        9.54%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           3,882,810     266,321       5.68%  4,775,546     351,564        4.88%  4,848,000     425,461       14.86%
                          ----------  ----------             ----------  ----------              ----------  ----------
SHORT-TERM BORROWINGS
 (4)
    Pesos...............      37,049       2,149       4.63%     40,238       2,018        2.58%     29,369         472        7.29%
    Dollars domestic....     899,920      61,090       5.61%  1,157,068     107,026        6.72%    884,664      68,626       13.79%
    Dollars foreign.....     287,358      28,071       8.56%    155,476      11,523        4.92%    102,662       9,043       14.90%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           1,224,327      91,310       6.27%  1,352,782     120,567        6.39%  1,016,695      78,141       13.71%
                          ----------  ----------             ----------  ----------              ----------  ----------
LONG-TERM DEBT (5)
    Pesos...............           -           -          -           -           -           -           -           -           -
    Dollars domestic....   1,016,723      81,108       6.79%  1,068,467      90,465        5.96%  1,013,138      75,673       13.48%
    Dollars foreign.....           -           -          -           -           -           -           -           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                           1,016,723      81,108       6.79%  1,068,467      90,465        5.96%  1,013,138      75,673       13.48%
                          ----------  ----------             ----------  ----------              ----------  ----------

TOTAL INTEREST BEARING
 LIABILITIES
    Pesos...............   1,492,131      73,982       3.80%  1,387,960      74,414        2.92%  1,121,227      70,314       12.22%
    Dollars domestic....   5,347,326     348,498       5.34%  6,849,428     506,543        4.91%  6,518,140     520,467       14.03%
    Dollars foreign.....     574,485      47,603       7.09%    372,912      22,317        3.53%    516,101      24,990       10.71%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           7,413,942     470,083       5.17%  8,610,300     603,274        4.53%  8,155,468     615,771       13.57%
                          ----------  ----------             ----------  ----------              ----------  ----------

DEPOSITS-CHECKING AND
 OTHER
    Pesos...............     397,552           -          -     428,460           -           -     363,764           -           -
    Dollars domestic....     126,439           -          -     146,605           -           -     172,619           -           -
    Dollars foreign.....      38,806           -          -      18,189           -           -      88,662           -           -
                          ----------                         ----------                          ----------
                             562,797           -          -     593,254           -           -     625,045           -           -
                          ----------                         ----------                          ----------
OTHER LIABILITIES (6)
    Pesos...............     487,999           -          -     775,619           -           -     793,057           -           -
    Dollars domestic....   1,858,695           -          -   2,145,501           -           -   1,455,205           -           -
    Dollars foreign.....       5,996           -          -       3,160           -           -       2,071           -           -
                          ----------                         ----------                          ----------
                           2,352,690           -          -   2,924,280           -           -   2,250,333           -           -
                          ----------                         ----------                          ----------
STOCKHOLDERS' EQUITY
    Pesos...............   1,149,813           -          -   1,310,411           -           -   1,309,252           -           -
    Dollars domestic....           -           -          -           -           -           -           -           -           -
    Dollars foreign.....           -           -          -           -           -           -           -           -           -
                          ----------                         ----------                          ----------
                           1,149,813           -          -   1,310,411           -           -   1,309,252           -           -
                          ----------                         ----------                          ----------

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY
    Pesos...............   3,527,495      73,982       0.97%  3,902,450      74,414       -0.45%  3,587,300      70,314        7.67%
    Dollars domestic....   7,332,460     348,498       3.60%  9,141,534     506,543        3.10%  8,145,964     520,467       12.34%
    Dollars foreign.....     619,287      47,603       6.50%    394,261      22,317        3.21%    606,834      24,990        9.95%
                          ----------  ----------             ----------  ----------              ----------  ----------
                          11,479,242     470,083       2.95% 13,438,245     603,274        2.07% 12,340,098     615,771       10.87%
                          ----------  ----------             ----------  ----------              ----------  ----------

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes "Central Bank of Argentina" and the other banks of "Banks and international organizations" (call money and credit lines).
(5)  Includes "Unsubordinated Corporate bonds."
(6) Includes other non-interest bearing liabilities, spot and forward sales and purchases of foreign currency pending settlement from "Other liabilities from financial transactions," "Other liabilities," "Contingent liabilities" and "Suspense items."

              AVERAGE BALANCE SHEET AND INCOME FROM EARNING ASSETS
                             (AVERAGE NOMINAL RATES)

                                                          For the fiscal years ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                       1999 (1)                           2000 (2)                            2001 (3)
                          ---------------------------------------------------------------------------------------------------------
                           Average                 Average     Average                Average     Average                 Average
                           Balance     Interest     Rate       Balance    Interest      Rate      Balance     Interest      Rate
                          ----------  ----------  ---------  ----------  ----------  ----------  ----------  ----------  ----------
ASSETS
INTEREST-EARNING ASSETS
CASH AND DUE FROM BANKS
 (4)
   Pesos................           -           -          -           -           -           -      52,421       1,607        3.07%
   Dollars domestic.....     571,096      27,912       4.89%    684,637      41,400        6.05%    702,811      25,913        3.69%
   Dollars foreign......           -           -          -           -           -           -           -           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                             571,096      27,912       4.89%    684,637      41,400        6.05%    755,232      27,520        3.64%
                          ----------  ----------             ----------  ----------              ----------  ----------
BODEN
   Pesos................     230,791      36,532      15.83%     75,553      13,661       18.08%     15,289       2,513       16.44%
   Dollars domestic.....     940,279      76,623       8.15%  1,607,559     188,384       11.72%  1,363,747      10,705        0.78%
   Dollars foreign......      10,321       3,001      29.08%    178,062      18,493       10.39%    118,470       2,803        2.37%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           1,181,391     116,156       9.83%  1,861,174     220,538       11.85%  1,497,506      16,021        1.07%
                          ----------  ----------             ----------  ----------              ----------  ----------
MARKETABLE SECURITIES
 (5)
   Pesos................      21,147       2,378      11.25%     20,500        (138)      -0.67%     25,262      (8,320)     -32.93%
   Dollars domestic.....      12,786       3,683      28.80%     33,173       8,460       25.50%     30,927      16,587       53.63%
   Dollars foreign......      27,674         262       0.95%     15,721          71        0.45%     46,054       3,271        7.10%
                          ----------  ----------             ----------  ----------              ----------  ----------
                              61,607       6,323      10.26%     69,394       8,393       12.09%    102,243      11,538       11.28%
                          ----------  ----------             ----------  ----------              ----------  ----------
LOANS AND FINANCIAL
 LEASES (6)
   Pesos................   1,330,720     248,452      18.67%  1,399,399     269,505       19.26%  1,226,881     289,514       23.60%
   Dollars domestic.....   4,199,922     478,503      11.39%  4,871,220     595,200       12.22%  4,963,783     667,804       13.45%
   Dollars foreign......     488,957      53,375      10.92%    229,473      18,160        7.91%    504,508      24,893        4.93%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           6,019,599     780,330      12.96%  6,500,092     882,865       13.58%  6,695,172     982,211       14.67%
                          ----------  ----------             ----------  ----------              ----------  ----------
OTHER INTEREST EARNING
 RECEIVABLES (7)
   Pesos................       7,106         182       2.56%     10,924         296        2.71%     15,798         650        4.11%
   Dollars domestic.....     754,225      39,707       5.26%    852,048      48,253        5.66%    497,103      16,321        3.28%
   Dollars foreign......     200,546      16,965       8.46%    122,782      11,465        9.34%     33,931         491        1.45%
                          ----------  ----------             ----------  ----------              ----------  ----------
                             961,877      56,854       5.91%    985,754      60,014        6.09%    546,832      17,462        3.19%
                          ----------  ----------             ----------  ----------              ----------  ----------

TOTAL INTEREST EARNING
 ASSETS
   Pesos................   1,589,764     287,544      18.09%  1,506,376     283,324       18.81%  1,335,651     285,964       21.41%
   Dollars domestic.....   6,478,308     626,428       9.67%  8,048,637     881,697       10.95%  7,558,371     737,330        9.76%
   Dollars foreign......     727,498      73,603      10.12%    546,038      48,189        8.83%    702,963      31,458        4.48%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           8,795,570     987,575      11.23% 10,101,051   1,213,210       12.01%  9,596,985   1,054,752       10.99%
                          ----------  ----------             ----------  ----------              ----------  ----------

NON-INTEREST-EARNING
 ASSETS
INVESTMENTS SECURITIES (8)
   Pesos................      24,437           -          -      20,991           -           -      30,985           -           -
   Dollars domestic.....         311           -          -         462           -           -         342           -           -
   Dollars foreign......       2,240           -          -           -           -           -           -           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                              26,988           -          -      21,453           -           -      31,327           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
CASH AND DUE FROM BANKS
 (9)
   Pesos................     148,084           -          -     158,398           -           -     137,639           -           -
   Dollars domestic.....      72,455           -          -      87,897           -           -      99,476           -           -
   Dollars foreign......       7,065           -          -      10,303           -           -      53,504           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                             227,604           -          -     256,598           -           -     290,619           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------

              AVERAGE BALANCE SHEET AND INCOME FROM EARNING ASSETS
                             (AVERAGE NOMINAL RATES)

                                                          For the fiscal years ended December 31,
                          --------------------------------------------------------------------------------- ------------------------
                                       1999 (1)                           2000 (2)                            2001 (3)
                          ---------------------------------------------------------------------------------------------------------
                           Average                 Average     Average                Average     Average                 Average
                           Balance     Interest     Rate       Balance    Interest      Rate      Balance     Interest      Rate
                          ----------  ----------  ---------  ----------  ----------  ----------  ----------  ----------  ----------
ALLOWANCES
   Pesos................     (70,042)          -          -    (103,161)          -           -     (79,506)          -           -
   Dollars domestic.....    (105,856)          -          -    (173,214)          -           -    (146,911)          -           -
   Dollars foreign......      (6,625)          -          -      (5,295)          -           -      (4,454)          -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                            (182,523)          -          -    (281,670)          -           -    (230,871)          -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
PREMISES AND EQUIPMENT
   Pesos................     432,988           -          -     433,648           -           -     400,923           -           -
   Dollars domestic.....           -           -          -           -           -           -           -           -           -
   Dollars foreign......       1,310           -          -         720           -           -         694           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                             434,298           -          -     434,368           -           -     401,617           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
OTHER NON-INTEREST
 BEARING ASSETS (10)
   Pesos................   1,214,094           -          -   1,446,759           -           -   1,274,838           -           -
   Dollars domestic.....     915,010           -          -   1,457,225           -           -     975,188           -           -
   Dollars foreign......      48,201           -          -       2,461           -           -         395           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                           2,177,305           -          -   2,906,445           -           -   2,250,421           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------

TOTAL ASSETS
   Pesos................   3,339,325     287,544       8.61%  3,463,011     283,324        8.18%  3,100,530     285,964        9.22%
   Dollars domestic.....   7,360,228     626,428       8.51%  9,421,007     881,697        9.36%  8,486,466     737,330        8.69%
   Dollars foreign......     779,689      73,603       9.44%    554,227      48,189        8.69%    753,102      31,458        4.18%
                          ----------  ----------             ----------  ----------              ----------  ----------
                          11,479,242     987,575       8.60% 13,438,245   1,213,210        9.03% 12,340,098   1,054,752        8.55%
                          ----------  ----------             ----------  ----------              ----------  ----------

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes a portion of "Cash and due from banks" relating to amounts invested in interest-earning instruments. See "-- Argentine Banking System and Regulation."
(5) Includes shares and corporate bonds listed on the Buenos Aires Stock Exchange and the Argentine OTC Market.
(6) Includes loans and financial leases to financial institutions, federal funds sold and overnight deposits in foreign branches.
(7)  Includes other receivables from financial transactions.
(8) Includes investment in unlisted companies. See Note 12 to the Consolidated Financial Statements.
(9) Includes "Cash" in "Cash and due from banks" in the Balance Sheet in the Consolidated Financial Statements and the balance in current accounts in correspondent banks.
(10) Includes "Other receivables from financial transactions" in the Balance Sheet in the Consolidated Financial Statements, except "Central Bank of the Republic of Argentina" and "Corporate bonds purchased." Also includes "Other receivables," "Other assets" and "Suspense items."

             AVERAGE BALANCE SHEET AND INTEREST PAID ON LIABILITIES
                             (AVERAGE NOMINAL RATES)

                                                          For the fiscal years ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                       1999 (1)                           2000 (2)                            2001 (3)
                          ---------------------------------------------------------------------------------------------------------
                           Average                 Average     Average                Average     Average                  Average
                           Balance     Interest     Rate       Balance    Interest      Rate      Balance     Interest      Rate
                          ----------  ----------  ---------  ----------  ----------  ----------  ----------  ----------  ----------
LIABILITIES
INTEREST-BEARING
 LIABILITIES
CHECKING DEPOSITS
   Pesos................           -           -          -           -           -           -      32,862       1,830        5.57%
   Dollars domestic.....           -           -          -           -           -           -     166,434      10,647        6.40%
   Dollars foreign......           -           -          -           -           -           -           -           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                                   -           -          -           -           -           -     199,296      12,477        6.26%
                          ----------  ----------             ----------  ----------              ----------  ----------
DEPOSITS-SAVINGS
   Pesos................     759,729      21,562       2.84%    809,516      24,428        3.02%    540,032      14,789        2.74%
   Dollars domestic.....     530,353       9,782       1.84%    603,989      16,250        2.69%    532,645       8,507        1.60%
   Dollars foreign......           -           -          -           -           -           -       5,662         723       12.77%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           1,290,082      31,344       2.43%  1,413,505      40,678        2.88%  1,078,339      24,019        2.23%
                          ----------  ----------             ----------  ----------              ----------  ----------
DEPOSITS-TIME
   Pesos................     695,353      50,271       7.23%    538,206      47,968        8.91%    518,964      53,223       10.26%
   Dollars domestic.....   2,900,330     196,518       6.78%  4,019,904     292,802        7.28%  3,921,259     357,014        9.10%
   Dollars foreign......     287,127      19,532       6.80%    217,436      10,794        4.96%    407,777      15,224        3.73%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           3,882,810     266,321       6.86%  4,775,546     351,564        7.36%  4,848,000     425,461        8.78%
                          ----------  ----------             ----------  ----------              ----------  ----------
SHORT-TERM BORROWINGS
 (4)
   Pesos................      37,049       2,149       5.80%     40,238       2,018        5.02%     29,369         472        1.61%
   Dollars domestic.....     899,920      61,090       6.79%  1,157,068     107,026        9.25%    884,664      68,626        7.76%
   Dollars foreign......     287,358      28,071       9.77%    155,476      11,523        7.41%    102,662       9,043        8.81%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           1,224,327      91,310       7.46%  1,352,782     120,567        8.91%  1,016,695      78,141        7.69%
                          ----------  ----------             ----------  ----------              ----------  ----------
LONG-TERM DEBT (5)
   Pesos................           -           -          -           -           -           -           -           -           -
   Dollars domestic.....   1,016,723      81,108       7.98%  1,068,467      90,465        8.47%  1,013,138      75,673        7.47%
   Dollars foreign......           -           -          -           -           -           -           -           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                           1,016,723      81,108       7.98%  1,068,467      90,465        8.47%  1,013,138      75,673        7.47%
                          ----------  ----------             ----------  ----------              ----------  ----------

TOTAL INTEREST BEARING
 LIABILITIES
   Pesos................   1,492,131      73,982       4.96%  1,387,960      74,414        5.36%  1,121,227      70,314        6.27%
   Dollars domestic.....   5,347,326     348,498       6.52%  6,849,428     506,543        7.40%  6,518,140     520,467        7.98%
   Dollars foreign......     574,485      47,603       8.29%    372,912      22,317        5.98%    516,101      24,990        4.84%
                          ----------  ----------             ----------  ----------              ----------  ----------
                           7,413,942     470,083       6.34%  8,610,300     603,274        7.01%  8,155,468     615,771        7.55%
                          ----------  ----------             ----------  ----------              ----------  ----------

DEPOSITS-CHECKING AND
 OTHER
   Pesos................     397,552           -          -     428,460           -           -     363,764           -           -
   Dollars domestic.....     126,439           -          -     146,605           -           -     172,619           -           -
   Dollars foreign......      38,806           -          -      18,189           -           -      88,662           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                             562,797           -          -     593,254           -           -     625,045           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
OTHER LIABILITIES (6)
   Pesos................     487,999           -          -     775,619           -           -     793,057           -           -
   Dollars domestic.....   1,858,695           -          -   2,145,501           -           -   1,455,205           -           -
   Dollars foreign......       5,996           -          -       3,160           -           -       2,071           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                           2,352,690           -          -   2,924,280           -           -   2,250,333           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------

STOCKHOLDERS' EQUITY
   Pesos................   1,149,813           -          -   1,310,411           -           -   1,309,252           -           -
   Dollars domestic.....           -           -          -           -           -           -           -           -           -
   Dollars foreign......           -           -          -           -           -           -           -           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------
                           1,149,813           -          -   1,310,411           -           -   1,309,252           -           -
                          ----------  ----------             ----------  ----------              ----------  ----------

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY
   Pesos................   3,527,495      73,982       2.10%  3,902,450      74,414        1.91%  3,587,300      70,314        1.96%
   Dollars domestic.....   7,332,460     348,498       4.75%  9,141,534     506,543        5.54%  8,145,964     520,467        6.39%
   Dollars foreign......     619,287      47,603       7.69%    394,261      22,317        5.66%    606,834      24,990        4.12%
                          ----------  ----------             ----------  ----------              ----------  ----------
                          11,479,242     470,083       4.10% 13,438,245     603,274        4.49% 12,340,098     615,771        4.99%
                          ----------  ----------             ----------  ----------              ----------  ----------

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes "Central Bank of Argentina" and the other banks of "Banks and international organizations" (call money and credit lines).
(5)  Includes "Unsubordinated Corporate bonds."
(6) Includes other non-interest bearing liabilities, spot and forward sales and purchases of foreign currency pending settlement from "Other liabilities from financial transactions," "Other liabilities," "Contingent liabilities" and "Suspense items."

CHANGES IN NET INTEREST INCOME -- VOLUME AND RATE ANALYSIS

     The following table allocates, by currency denomination, changes in our net interest income between changes in average volume, changes in nominal rates and the variation caused by changes in both average volume and nominal rate for the fiscal year 1999 compared to the fiscal year 1998, for fiscal year 2000 compared to fiscal year 1999, and for fiscal year 2001 compared to fiscal year 2000. Volume and rate variances have been calculated based on movements in average balances over the period and changes in nominal interest rates on average interest-earning assets and average interest-bearing liabilities. The net change attributable to changes in both volume and interest rate has been allocated to the change due to changes in volume.

                                      --------------------------------------------------------------------------------
                                      December 1999/ December 1998              December 2000/ December 1999
                                      --------------------------------------    --------------------------------------
                                      Increase (Decrease) Due to Changes in:    Increase (Decrease) Due to Changes in:
                                                                      Net                                       Net
                                        Volume         Rate         Change        Volume         Rate         Change
                                      ----------    ----------    ----------    ----------    ----------    ----------
INTEREST-EARNING ASSETS

CASH AND DUE FROM BANKS (1)
    Pesos .........................            -             -             -             -             -             -
    Dollars domestic ..............        5,547        (3,665)        1,882         6,866         6,622        13,488
    Dollars foreign ...............            -             -             -             -             -             -
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                           5,547        (3,665)        1,882         6,866         6,622        13,488
                                      ----------    ----------    ----------    ----------    ----------    ----------
BODEN
    Pesos .........................       10,071         5,204        15,275       (28,069)        5,198       (22,871)
    Dollars domestic ..............       21,057        18,974        40,031        78,196        33,565       111,761
    Dollars foreign ...............      (24,409)       19,956        (4,453)       17,421        (1,929)       15,492
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                           6,719        44,134        50,853        67,548        36,834       104,382
                                      ----------    ----------    ----------    ----------    ----------    ----------
MARKETABLE SECURITIES (2)
    Pesos .........................       (1,142)        2,454         1,312             4        (2,520)       (2,516)
    Dollars domestic ..............       (4,700)        5,013           313         5,199          (422)        4,777
    Dollars foreign ...............         (381)       (5,674)       (6,055)          (54)         (137)         (191)
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                          (6,223)        1,793        (4,430)        5,149        (3,079)        2,070
                                      ----------    ----------    ----------    ----------    ----------    ----------
LOANS AND FINANCIAL LEASES (3)
    Pesos .........................       33,328        (2,649)       30,679        13,227         7,826        21,053
    Dollars domestic ..............       45,700        22,721        68,421        82,024        34,673       116,697
    Dollars foreign ...............      (37,379)       19,720       (17,659)      (20,535)      (14,680)      (35,215)
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                          41,649        39,792        81,441        74,716        27,819       102,535
                                      ----------    ----------    ----------    ----------    ----------    ----------
OTHER INTEREST-EARNING
 RECEIVABLES (4)
    Pesos .........................          (94)           82           (12)          104            10           114
    Dollars domestic ..............        7,065        (1,865)        5,200         5,540         3,006         8,546
    Dollars foreign ...............       16,965             -        16,965        (7,261)        1,761        (5,500)
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                          23,936        (1,783)       22,153        (1,617)        4,777         3,160
                                      ----------    ----------    ----------    ----------    ----------    ----------

TOTAL INTEREST-EARNING ASSETS
    Pesos .........................       42,163         5,091        47,254       (14,734)       10,514        (4,220)
    Dollars domestic ..............       74,669        41,178       115,847       177,825        77,444       255,269
    Dollars foreign ...............      (45,204)       34,002       (11,202)      (10,429)      (14,985)      (25,414)
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                          71,628        80,271       151,899       152,662        72,973       225,635
                                      ----------    ----------    ----------    ----------    ----------    ----------

                                      --------------------------------------
                                      December 2001/ December 2000
                                      --------------------------------------
                                      Increase (Decrease) Due to Changes in:
                                                                      Net
                                        Volume         Rate         Change
                                      ----------    ----------    ----------
INTEREST-EARNING ASSETS

CASH AND DUE FROM BANKS (1)
    Pesos .........................        1,607             -         1,607
    Dollars domestic ..............          670       (16,157)      (15,487)
    Dollars foreign ...............            -             -             -
                                      ----------    ----------    ----------
                                           2,277       (16,157)      (13,880)
                                      ----------    ----------    ----------
BODEN
    Pesos .........................       (9,906)       (1,242)      (11,148)
    Dollars domestic ..............       (1,913)     (175,766)     (177,679)
    Dollars foreign ...............       (1,410)      (14,280)      (15,690)
                                      ----------    ----------    ----------
                                         (13,229)     (191,288)     (204,517)
                                      ----------    ----------    ----------
MARKETABLE SECURITIES (2)
    Pesos .........................       (1,568)       (6,614)       (8,182)
    Dollars domestic ..............       (1,205)        9,332         8,127
    Dollars foreign ...............           47           (47)        3,200
                                      ----------    ----------    ----------
                                          (2,726)        2,671         3,145
                                      ----------    ----------    ----------
LOANS AND FINANCIAL LEASES (3)
    Pesos .........................      (40,710)       60,719        20,009
    Dollars domestic ..............       12,453        60,151        72,604
    Dollars foreign ...............       13,571        (6,838)        6,733
                                      ----------    ----------    ----------
                                         (14,686)      114,032        99,346
                                      ----------    ----------    ----------
OTHER INTEREST-EARNING
 RECEIVABLES (4)
    Pesos .........................          201           153           354
    Dollars domestic ..............      (11,654)      (20,278)      (31,932)
    Dollars foreign ...............       (9,666)        1,891       (10,974)
                                      ----------    ----------    ----------
                                         (21,119)      (18,234)      (42,552)
                                      ----------    ----------    ----------

TOTAL INTEREST-EARNING ASSETS
    Pesos .........................      (50,376)       53,016         2,640
    Dollars domestic ..............       (1,649)     (142,718)     (144,367)
    Dollars foreign ...............        2,542       (19,273)      (16,731)
                                      ----------    ----------    ----------
                                         (49,483)     (108,975)     (158,458)
                                      ----------    ----------    ----------

                                      --------------------------------------------------------------------------------
                                      December 1999/ December 1998              December 2000/ December  1999
                                      --------------------------------------    --------------------------------------
                                      Increase (Decrease) Due to Changes in:    Increase (Decrease) Due to Changes in:
                                                                      Net                                       Net
                                        Volume         Rate         Change        Volume         Rate         Change
                                      ----------    ----------    ----------    ----------    ----------    ----------
INTEREST-BEARING LIABILITIES

DEPOSITS-CHECKING
    Pesos .........................            -             -             -             -             -             -
    Dollars domestic ..............            -             -             -             -             -             -
    Dollars foreign ...............            -             -             -             -             -             -
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                               -             -             -             -             -             -
                                      ----------    ----------    ----------    ----------    ----------    ----------
DEPOSITS-SAVINGS
    Pesos .........................        1,918        (2,869)         (951)        1,502         1,364         2,866
    Dollars domestic ..............        1,496          (914)          582         1,981         4,487         6,468
    Dollars foreign ...............            -             -             -             -             -             -
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                           3,414        (3,783)         (369)        3,483         5,851         9,334
                                      ----------    ----------    ----------    ----------    ----------    ----------
DEPOSITS-TIME
    Pesos .........................        3,671         1,152         4,823       (14,006)       11,703        (2,303)
    Dollars domestic ..............       59,791         8,245        68,036        81,547        14,737        96,284
    Dollars foreign ...............        1,094         2,778         3,872        (3,460)       (5,278)       (8,738)
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                          64,556        12,175        76,731        64,081        21,162        85,243
                                      ----------    ----------    ----------    ----------    ----------    ----------
SHORT-TERM BORROWINGS (5)
    Pesos .........................       (1,748)       (1,167)       (2,915)          160          (291)         (131)
    Dollars domestic ..............       12,403           714        13,117        23,785        22,151        45,936
    Dollars foreign ...............      (35,598)       15,344       (20,254)       (9,774)       (6,774)      (16,548)
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                         (24,943)       14,891       (10,052)       14,171        15,086        29,257
                                      ----------    ----------    ----------    ----------    ----------    ----------
LONG-TERM DEBT (6)
    Pesos .........................            -             -             -             -             -             -
    Dollars domestic ..............      (15,470)       11,327        (4,143)        4,381         4,976         9,357
    Dollars foreign ...............            -             -             -             -             -             -
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                         (15,470)       11,327        (4,143)        4,381         4,976         9,357
                                      ----------    ----------    ----------    ----------    ----------    ----------

TOTAL INTEREST-BEARING LIABILITIES
    Pesos .........................        3,841        (2,884)          957       (12,344)       12,776           432
    Dollars domestic ..............       58,220        19,372        77,592       111,694        46,351       158,045
    Dollars foreign ...............      (34,504)       18,122       (16,382)      (13,234)      (12,052)      (25,286)
                                      ----------    ----------    ----------    ----------    ----------    ----------
                                          27,557        34,610        62,167        86,116        47,075       133,191
                                      ----------    ----------    ----------    ----------    ----------    ----------

                                      --------------------------------------
                                      December 2001/ December 2000
                                      --------------------------------------
                                      Increase (Decrease) Due to Changes in:
                                                                      Net
                                        Volume         Rate         Change
                                      ----------    ----------    ----------
INTEREST-BEARING LIABILITIES

DEPOSITS-CHECKING
    Pesos .........................        1,830             -         1,830
    Dollars domestic ..............       10,647             -        10,647
    Dollars foreign ...............            -             -             -
                                      ----------    ----------    ----------
                                          12,477             -        12,477
                                      ----------    ----------    ----------
DEPOSITS-SAVINGS
    Pesos .........................       (7,380)       (2,259)       (9,639)
    Dollars domestic ..............       (1,139)       (6,604)       (7,743)
    Dollars foreign ...............          723             -           723
                                      ----------    ----------    ----------
                                          (7,796)       (8,863)      (16,659)
                                      ----------    ----------    ----------
DEPOSITS-TIME
    Pesos .........................       (1,973)        7,228         5,255
    Dollars domestic ..............       (8,981)       73,193        64,212
    Dollars foreign ...............        7,106        (2,676)        4,430
                                      ----------    ----------    ----------
                                          (3,848)       77,745        73,897
                                      ----------    ----------    ----------
SHORT-TERM BORROWINGS (5)
    Pesos .........................         (175)       (1,371)       (1,546)
    Dollars domestic ..............      (21,131)      (17,269)      (38,400)
    Dollars foreign ...............       (4,652)        2,172        (2,480)
                                      ----------    ----------    ----------
                                         (25,958)      (16,468)      (42,426)
                                      ----------    ----------    ----------
LONG-TERM DEBT (6)
    Pesos .........................            -             -             -
    Dollars domestic ..............       (4,133)      (10,659)      (14,792)
    Dollars foreign ...............            -             -             -
                                      ----------    ----------    ----------
                                          (4,133)      (10,659)      (14,792)
                                      ----------    ----------    ----------

TOTAL INTEREST-BEARING LIABILITIES
    Pesos .........................       (7,698)        3,598        (4,100)
    Dollars domestic ..............      (24,737)       38,661        13,924
    Dollars foreign ...............        3,177          (504)        2,673
                                      ----------    ----------    ----------
                                         (29,258)       41,755        12,497
                                      ----------    ----------    ----------

----------
(1) Includes cash and amounts due to the Bank in respect of amounts invested in interest-earning instruments in accordance with Central Bank requirements. See "Argentine Banking System and Regulation-- Argentine Banking Regulation-- Liquidity and Solvency Requirements."
(2) Includes shares and corporate bonds listed on the Buenos Aires Stock Exchange and the Argentine OTC Market.
(3) Includes loans and financial leases to financial institutions, federal funds sold and overnight deposits in foreign branches.
(4)  Includes other receivables from financial transactions.
(5) Includes "Central Bank of Argentina," "Banks and International Organizations" (call money and credit lines).
(6)  Includes "Unsubordinated Corporate Bonds."

INTEREST-EARNING ASSETS-YIELD SPREAD

          The following table sets forth, by currency of denomination, our levels of average interest-earning assets and net interest income, and illustrates the comparative net yield obtained, for each of the fiscal years indicated. In addition, the table presents the yield spread in both nominal and real (adjusted) terms and the cross yield (adjusted for the effects of inflation and currency fluctuation) on average interest-earning assets. Yields presented on a real basis were calculated based on the methodology explained under "Average Balance Sheet and Interest Rate Data."

                                           For the fiscal year ended December 31,
                                       ----------------------------------------------
                                          1999              2000            2001
                                       -----------     -------------    -------------
                                          (1)               (2)              (3)
                                        (In thousands of Pesos, except percentages)
TOTAL AVERAGE INTEREST-EARNING
 ASSETS
         Pesos ....................      1,589,764         1,506,376        1,335,651
         Dollars Domestic .........      6,478,308         8,048,637        7,558,371
         Dollars Foreign ..........        727,498           546,038          702,963
                                       -----------     ------------------------------
             Total ................      8,795,570        10,101,051        9,596,985
                                       ===========     ==============================

NET INTEREST INCOME (4)
         Pesos ....................        213,562           208,910          215,650
         Dollars Domestic .........        277,930           375,154          216,863
         Dollars Foreign ..........         26,000            25,872            6,468
                                       -----------     ------------------------------
             Total ................        517,492           609,936          438,981
                                       ===========     ==============================

NOMINAL GROSS YIELD (5)
         Pesos ....................          18.09%            18.81%           21.41%
         Dollars Domestic .........           9.67%            10.95%            9.76%
         Dollars Foreign ..........          10.12%             8.83%            4.48%
             Total ................          11.23%            12.01%           10.99%

GROSS YIELD ADJUSTED (6)
         Pesos ....................          16.78%            16.06%           28.21%
         Dollars Domestic .........           8.46%             8.39%           15.90%
         Dollars Foreign ..........           8.90%             6.31%           10.32%
             Weighted Average Rate           10.00%             9.42%           17.20%

NET INTEREST MARGIN (7)
         Pesos ....................          13.43%            13.87%           16.15%
         Dollars Domestic .........           4.29%             4.66%            2.87%
         Dollars Foreign ..........           3.57%             4.74%            0.92%
             Weighted Average Rate            5.88%             6.04%            4.57%

NOMINAL YIELD SPREAD (8)
         Pesos ....................          13.13%            13.45%           15.14%
         Dollars Domestic .........           3.15%             3.56%            1.78%
         Dollars Foreign ..........           1.83%             2.84%          (-0.36%)
             Weighted Average Rate            4.89%             5.00%            3.44%

ADJUSTED YIELD SPREAD (9)
         Pesos ....................          12.98%            13.14%           15.79%
         Dollars Domestic .........           3.12%             3.48%            1.65%
         Dollars Foreign ..........           1.81%             2.77%          (-0.39%)
             Weighted Average Rate            4.83%             4.89%            3.43%

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.

(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes capital gains and losses and mark-to-market adjustments on government securities and short-term investments. The difference between this line item and "Net interest income before adjustments" as derived from the Statement of Income in the Consolidated Financial Statements is miscellaneous interest income/expense (e.g., punitive interest and interest on other liabilities) included in "Other income" and "Other expense" in the Statement of Income in the Consolidated Financial Statements.
(5) Average nominal rate earned on interest-earning assets or interest earned divided by interest-earning assets. (6) Average real rate earned on interest-earning assets, or nominal gross yield adjusted for the effects of inflation and currency fluctuations. Nominal net yield represents the difference between the average nominal rate on interest-earning assets and the average nominal rate on interest-bearing liabilities.
(7) Net interest margin is net interest income divided by total average interest-earning assets.
(8) Nominal yield spread represents the difference between the average nominal rate on interest-earning assets (nominal gross yield) and the average nominal rate on interest-bearing liabilities.
(9) Adjusted yield spread represents the difference between the average real rate on interest-earning assets (gross yield adjusted) and the average real rate on interest-bearing liabilities.

RETURN ON EQUITY AND ASSETS

          The following table presents our return on equity and assets for the periods indicated:

                                                         For the fiscal year ended December 31,
                                                    -----------------------------------------------
                                                       1999 (1)         2000 (2)         2001 (3)
                                                    -------------    -------------    -------------
Net Income ......................................         119,168          207,593          (10,208)
Average Total Assets ............................      11,479,242       13,438,245       12,340,098
Average Stockholders' Equity ....................       1,149,813        1,310,411        1,309,252
Net Income as a percentage of:
          Average Total Assets ..................            1.04%            1.54%           (0.08%)
          Average Stockholders' Equity ..........           10.36%           15.84%           (0.78%)
Average Stockholders' Equity
 as a percentage of Average Total Assets ........           10.02%            9.75%           10.61%
Declared Cash Dividend (4) ......................          35,750           62,278                0
Dividend Payout Ratio ...........................           30.00%           30.00%            0.00%

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the result of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Under the FIL, financial institutions are only permitted to pay dividends in respect of net earnings arising from yearly financial statements approved by their shareholders. The Bank declares dividends at its annual ordinary shareholders' meeting out of earnings of the previous fiscal year. Dividends have been classified according to the fiscal year's earnings to which they relate, rather than the year in which they were paid.

INVESTMENT SECURITIES

          Our total investment securities amounted to approximately Ps.455.9 million at December 31, 2001, representing 4.58% of our total assets. The following table sets forth our investments in government and private securities as of December 31, 2000 and 2001, by type and currency. Listed government securities are valued at market price, net of estimated selling expenses, or at acquisition cost, increased by accruing a compound internal rate of return over the period elapsed since the acquisition date, depending on the classification of each security. Unlisted government securities are valued at acquisition cost plus accrued interest. Private securities are valued at market price, net of estimated selling expenses.

                                                                                   For the fiscal year ended,
                                                                                           December 31,
                                                                                   ---------------------------
                                                                                      2000 (1)       2001 (2)
                                                                                   ------------   ------------
                                                                                     (in thousands of Pesos)
PESO-DENOMINATED (3)
Argentine Government Securities
      Economic Consolidation Bonds .............................................          6,622             61
      External Global Bonds ....................................................              -             17
      Treasury Bills to settle obligations of the Province of Buenos Aires .....              -          1,515
      External Notes ...........................................................         48,143              -
      Other ....................................................................          4,527            943
                                                                                   ------------   ------------
   Total Argentine Government Securities .......................................         59,292          2,536
                                                                                   ------------   ------------

Marketable Securities
      Mutual Funds .............................................................          6,587         10,571
      Marketable Equity Securities .............................................          6,003          1,900
      Corporate Bonds (4) ......................................................              -          1,625
                                                                                   ------------   ------------
   Total Marketable Securities .................................................         12,590         14,096
                                                                                   ------------   ------------
TOTAL PESO-DENOMINATED
 INVESTMENT SECURITIES .........................................................         71,882         16,632
                                                                                   ------------   ------------

DOLLAR-DENOMINATED (3) (5)
Argentine Government Securities
      External Bonds ...........................................................            545          1,093
      External Global Bonds ....................................................        210,945            330
      Treasury Bonds ...........................................................        842,219            539
      Treasury Bills ...........................................................         72,188              -
      Par Bonds, Discount Bonds and Floating Rate Bonds ........................         70,475            262
      Economic Consolidation Bonds .............................................         17,835             64
      Variable Rate Bonds ......................................................        578,403            100
      External Bills in Pesetas and Euros ......................................          1,900              -
      External Bills ...........................................................              -        179,208
      Fixed-Rate Government Bond ...............................................              -        192,634
      Tax Credit Certificate ...................................................              -         57,371
      Other ....................................................................         31,077             11
                                                                                   ------------   ------------
   Total Argentine Government Securities .......................................      1,825,587        431,612
                                                                                   ------------   ------------
   Total Foreign Government Securities .........................................          1,472          1,442
                                                                                   ------------   ------------

Marketable Securities
      Mutual Funds .............................................................         14,645              -
      Corporate Bonds (4) ......................................................         39,013          6,184
                                                                                   ------------   ------------
   Total Marketable Securities .................................................         53,658          6,184
                                                                                   ------------   ------------
TOTAL DOLLAR-DENOMINATED
                                                                                   ------------   ------------
    INVESTMENT SECURITIES ......................................................      1,880,717        439,238
                                                                                   ------------   ------------

TOTAL INVESTMENT SECURITIES ....................................................      1,952,599        455,870
                                                                                   ============   ============

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the bank.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(3)  Before allowances.
(4)  Includes listed corporate bonds.
(5) Includes investment securities denominated in currencies other than Pesos. The majority of these investment securities are denominated in U.S. dollars.

          The following table analyzes the remaining maturities at December 31, 2001 and weighted average yields of our government securities:

                                                                                 At December 31, 2001
                                                      --------------------------------------------------------------------------
                                                                                    Maturing after             Maturing after
                                                             Maturing                6 months but                1 year but
                                                          within 6 months           within 1 year              within 5 years
                                                     ---------------------------------------------------------------------------
                                                       Amount       Yield        Amount        Yield       Amount        Yield
                                                     ----------   ----------   ----------   ----------   ----------   ----------
                                                                       (in thousands of Pesos, except percentages)
ARGENTINE
GOVERNMENT BONDS

   EXTERNAL BONDS ................................            -            -        1,093         9.44%           -            -
   EXTERNAL BILLS US$ ............................            -            -            -            -      179,208        11.40%
   EXTERNAL GLOBAL BONDS Ps ......................            -            -            -            -            -            -
   ECONOMIC CONSOL. BONDS Ps .....................           15        15.12%           9        15.26%          21        16.06%
   ECONOMIC CONSOL. BONDS US$ ....................           42        11.05%          21        11.06%           1        12.01%
   EXTERNAL GLOBAL BONDS US$ .....................            -            -            -            -           71         9.16%
   TREASURY BONDS US$ ............................           11        11.50%           -            -          528        11.89%
   TAX CREDIT CERTIFICATE US$ ....................            -            -            -            -       57,371         7.50%
   FIXED RATE GOVERNMENT BONDS ...................      192,634         9.00%           -            -            -            -
   FLOATING AND DISCOUNT RATE BONDS ..............            1        11.48%           1        11.48%           2        11.48%
   VARIABLE RATE GOVERNMENT BOND .................            -            -            -            -          100        12.80%
   PROVINCIAL BONDS Ps ...........................            -            -        1,515         7.00%         942         5.95%
   COUPONS AND OTHER .............................            8            -            -            -            3            -

TOTAL ARGENTINE
GOVERNMENT BONDS .................................      192,711         9.00%       2,639         8.07%     238,245        10.44%
                                                     ----------                ----------                ----------

   OTHER .........................................           25            -            -            -            -            -

TOTAL ............................................      192,736         9.00%       2,639         8.07%     238,245        10.44%
                                                     ----------                ----------                ----------

                                                                                 At December 31, 2001
                                                     ---------------------------------------------------------------------------
                                                          Maturing after
                                                           5 years but            Maturing in more
                                                         within 10 years            than 10 years                 Total
                                                     -------------------------------------------------   -----------------------
                                                       Amount       Yield        Amount       Yield        Amount       Yield
                                                     ----------   ----------   ----------   ----------   ----------   ----------
ARGENTINE
GOVERNMENT BONDS

   EXTERNAL BONDS ................................            -            -            -            -        1,093         9.44%
   EXTERNAL BILLS US$ ............................            -            -            -            -      179,208        11.40%
   EXTERNAL GLOBAL BONDS Ps ......................           17        10.00%           -            -           17        10.00%
   ECONOMIC CONSOL. BONDS Ps .....................           16         7.62%           -            -           61        13.50%
   ECONOMIC CONSOL. BONDS US$ ....................            -            -            -            -           64        11.07%
   EXTERNAL GLOBAL BONDS US$ .....................           66        11.51%         193        11.30%         330        10.88%
   TREASURY BONDS US$ ............................            -            -            -            -          539        11.88%
   TAX CREDIT CERTIFICATE US$ ....................            -            -            -            -       57,371         7.50%
   FIXED RATE GOVERNMENT BONDS ...................            -            -            -            -      192,634         9.00%
   FLOATING AND DISCOUNT RATE BONDS ..............            -            -          258         9.30%         262         9.33%
   VARIABLE RATE GOVERNMENT BOND .................            -            -            -            -          100        12.80%
   PROVINCIAL BONDS Ps ...........................            1            -            -            -        2,458         6.59%
   COUPONS AND OTHER .............................            -            -            -            -           11            -

TOTAL ARGENTINE
GOVERNMENT BONDS .................................          102        10.31%         451        10.16%     434,148         9.79%
                                                     ----------                ----------                ----------

   OTHER .........................................            -            -        1,417         6.75%       1,442         6.63%

TOTAL ............................................          102        10.31%       1,868         7.57%     435,590         9.78%
                                                     ----------                ----------                ----------

----------
(1) The exchange rate prevailing in the Argentine foreign exchange market on December 31, 2001 was Ps.1.00 per U.S.$1.00.

LOAN PORTFOLIO

          Below is a description of the procedures we use for the approval and recovery of our loans for all segments of the market. Despite the changes in the financial market due to the financial crisis beginning at the end of 2001 and the pesification in 2002, the policies and procedures described below have not been changed and we intend to apply them when we return to our usual lending activities. Since the beginning of 2002, we practically have not been making any loans and, therefore, we have redirected our resources to our risk management department to improve the quality of our loan portfolio and to aid the process of recovery of non-performing loans.

          The following table sets out details of our loan portfolio by type of loan as of December 31, 1999, 2000 and 2001:

                                                      1999 (1)      2000 (2)     2001 (3)
                                                     ----------    ----------   ----------
                                                             (in thousands of Pesos)
                                                     -------------------------------------
DOMESTIC LOANS
PERFORMING LOANS
Public sector loans
  Secured
    With preferred guarantees ....................      858,799     1,024,570      912,168
    With other guarantees ........................      101,410        13,520       33,006
  Unsecured ......................................      310,685       588,852    1,030,682
                                                     ----------    ----------   ----------
Total public sector loans ........................    1,270,894     1,626,942    1,975,856
                                                     ----------    ----------   ----------
Financial sector loans
  Secured
    With preferred guarantees ....................       82,072        38,177       27,152
    With other guarantees ........................          192            63        2,825
  Unsecured
    Call money ...................................       50,500             -          322
    Other unsecured ..............................       85,174        40,625      106,120
                                                     ----------    ----------   ----------
Total financial sector loans .....................      217,938        78,865      136,419
                                                     ----------    ----------   ----------
Private sector corporate loans
  Secured
    Real estate mortgage guarantees ..............      124,604       182,761      104,262
    With collateral guarantees ...................       39,671        32,025       24,526
    With other preferred guarantees ..............      143,158       142,895       84,189
    With other guarantees ........................      405,008       402,972      412,994
  Unsecured
    Overdraft ....................................    1,513,165     1,275,516      853,750
    Term .........................................      469,031       631,885      425,542
                                                     ----------    ----------   ----------
Total private sector corporate loans .............    2,694,637     2,668,054    1,905,263
                                                     ----------    ----------   ----------
Individual loans
  Overdraft ......................................       94,866        57,513      145,438
  Real estate mortgage ...........................      779,604       932,575    1,002,309
  Collateral .....................................       88,107       116,981      138,944
  Credit card ....................................      244,195       282,827      287,926
  Other secured ..................................       17,077        11,890        4,364
  Other unsecured ................................      223,924       309,951      246,542
                                                     ----------    ----------   ----------
Total individual loans ...........................    1,447,773     1,711,737    1,825,523
                                                     ----------    ----------   ----------

Total domestic performing loans ..................    5,631,242     6,085,598    5,843,061
                                                     ----------    ----------   ----------
PAST DUE LOANS
  Secured
    With high liquidity guarantees ...............        1,041           727        1,540
    With senior guarantees .......................      124,917       167,666       94,385
    Without senior guarantees ....................       26,407        28,284       60,079
  Unsecured ......................................      121,548       147,982      145,793
                                                     ----------    ----------   ----------

                                                      1999 (1)      2000 (2)     2001 (3)
                                                     ----------    ----------   ----------
                                                             (in thousands of Pesos)
                                                     -------------------------------------
Total domestic past-due loans ....................      273,913       344,659      301,797
                                                     ----------    ----------   ----------
Total domestic loans .............................    5,905,155     6,430,257    6,144,858
                                                     ==========    ==========   ==========

FOREIGN LOANS
PERFORMING LOANS
Public sector loans
  Secured
    With preferred guarantees ....................       40,842         5,848            -
    With other guarantees ........................            -             -      104,701
  Unsecured ......................................            -             -            -
Total public sector loans ........................       40,842         5,848      104,701
                                                     ----------    ----------   ----------
Financial sector loans
  Secured
    With preferred guarantees.....................            -             -            -
    With other guarantees.........................            -             -            -
  Unsecured
    Call money ...................................            -             -            -
    Other unsecured ..............................       31,396         5,833            -
Total financial sector loans .....................       31,396         5,833            -
                                                     ----------    ----------   ----------
Private sector corporate loans
  Secured
    Real estate mortgage guarantees ..............            -             -            -
    With collateral guarantees ...................            -             -            -
    With other preferred guarantees ..............            -             -            -
    With other guarantees ........................            -             -            -
  Unsecured
    Overdraft ....................................          247            38           22
    Term .........................................      235,501       169,319      635,017
Total private sector corporate loans .............       35,748       169,357      635,039
                                                     ----------    ----------   ----------
Total foreign performing loans ...................      307,986       181,038      739,740
                                                     ----------    ----------   ----------

PAST DUE LOANS
  Secured
    With high liquidity guarantees ...............            -             -            -
    With senior guarantees .......................          536             -            -
    Without senior guarantees ....................          300             -            -
  Unsecured                                                   -           500            -
Total foreign past-due loans .....................          836           500            -
                                                     ----------    ----------   ----------
Total foreign loans ..............................      308,822       181,538      739,740
                                                     ==========    ==========   ==========

Total loans ......................................    6,213,977     6,611,795    6,884,598
Allowances for loan losses .......................     (168,112)     (236,810)    (225,193)
                                                     ----------    ----------   ----------
    Total loans, net of allowances ...............    6,045,865     6,374,985    6,659,405
                                                     ==========    ==========   ==========

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.

          Our loan categories are as follows:

          Public Sector Loans. Public sector loans are loans granted to federal governments and provinces in Argentina and elsewhere and to state-owned companies. Public sector loans with guarantees are mainly loans secured by assignment of the Argentine provinces' share of taxes collected by the federal government, tax receivables and/or energy-related royalties.

          FOREIGN LOAN GUARANTEES

          Financial Sector Loans. Financial sector loans are loans granted to financial institutions. Financial sector loans with guarantees consist of loans secured by highly liquid assets, promissory notes and other guarantees. Call money loans are short-term loans to other banks.

          Private Sector Corporate Loans. Private sector corporate loans are loans to private companies and other legal entities, other than financial institutions. Private sector corporate loans with guarantees consist primarily of loans secured by highly liquid assets, mortgages and pledges of assets. Collateral guarantees consist primarily of warehouse receipts.

          Individual Loans. Individual loans are loans to individuals. Individual loans with guarantees consist primarily of loans secured by mortgages and chattel mortgages.

          Our loans (net of allowances) amounted to Ps.6.66 billion at December 31, 2001, an increase of 4.22% from Ps.6.39 billion at December 31, 2000. This increase in the amount of loans (net of allowances) was due to an increase in public sector loans, in private individual loans and in the financial sector, partially offset by a decrease in the private corporate sector loans. Total public sector loans (excluding past-due loans) increased by 27.42% from Ps.1.6 billion at December 31, 2000 to Ps.2.1 billion at December 31, 2001. Total loans to non-financial private sector companies (excluding past-due loans) decreased by 10.92%, from Ps.2.9 billion at December 31, 2000 to Ps.2.5 billion at December 31, 2001. Total individual loans (excluding past-due loans) increased by 6.65% from December 31, 2000 to December 31, 2001, increasing from Ps.1.7 billion to Ps.1.8 billion. Total financial sector loans (excluding past-due loans), including call money loans, increased by 61.07% from Ps.84.7 million at December 31, 2000 to Ps.136.4 million at December 31, 2001. We consider call money to be part of our loan portfolio.

          Our loan portfolio is well diversified in terms of business sectors. For a breakdown of our loan portfolio by the principal business activity of the borrower, see the table "Loans by Economic Activity" included herein. We historically have been the leading lender to a number of large Argentine corporations. At December 31, 2001, the aggregate principal amount of our 50 largest loans represented approximately 46.40% of our total loans. Substantially all of these loans are U.S. dollar-denominated. The percentage of our total loans that are secured has decreased from 40.63% at December 31, 2000 to 36.16% at December 31, 2001 because of an increase of loans to the financial sector and unsecured loans to the public sector.

          Total public sector loans, which include loans to governments and companies owned by governments, represented 31.61% of our total loans (excluding past-due loans) at December 31, 2001 as compared to 26.05% in fiscal year 2000. This increase is attributable to the government-debt restructuring in November 2001. A portion of the government-sector risks previously booked as government-security holdings were subsequently booked under loans.

          Total private sector corporate loans, which include secured loans, mortgage loans, overdrafts and term loans, are an important part of our total loan portfolio, representing 47.16%, 43.04% and 36.9% of total loans (excluding past-due loans) at December 31, 1999, 2000 and 2001, respectively. Approximately 24.64% of this portfolio was secured at December 31, 2001.

          Total individual loans, which include overdrafts, mortgage loans, credit card loans and consumer loans, are an important component of the loan portfolio, representing 26.52% of total loans (excluding past-due loans) at December 31, 2001. Mortgage loans (excluding past-due loans), representing 54.90% of total individual loans at

December 31, 2001, increased from Ps.779.6 million at December 31, 1999 to Ps.932.6 million at December 31, 2000 and to Ps.1,002.3 million at December 31, 2001. Credit card loans, representing 15.77% of the total individual loans at December 31, 2001, increased from Ps.244.2 million at December 31, 1999, to Ps.282.8 million at December 31, 2000 and to Ps.287.9 million at December 31, 2001. Total financial sector loans (excluding past-due loans) increased by 61.07% to Ps.136.4 million at December 31, 2001 from Ps.84.7 million at December 31, 2000 because of the increase in secured loans (with guarantees) and call money loans.

          Of the total financial sector loans at December 31, 1999, Ps.50.5 million (23.2%) were overnight and time deposits with other financial institutions (call money loans). These funds represent a temporary use of funds awaiting application in our commercial banking business. At December 31, 2001, there were only Ps.0.3 million of call money loans balances.

          We have a heavy concentration of short-term loans, due in part to the lack of substantial long-term funding in Argentina. See "Operating and Financial Review and Prospects -- Funding." At December 31, 2001, 41.12% of our total loan portfolio (excluding past-due loans) had maturities of less than one year including overnight and time deposits with other financial institutions and 36.53% had maturities between one year and five years. See the "Maturity Composition of the Loan Portfolio" table below.

          At December 31, 2001, 93.43% of our total loan portfolio was U.S. dollar-denominated. Most of our Peso-denominated loans represented loans to individuals and small and medium-sized companies. Substantially all of the loans to large corporations and most mortgage loans are denominated in U.S. dollars. Large Argentine companies, including many of our largest borrowers, that generate foreign currency in their operations or otherwise have the capacity to hedge exchange rate risks, generally have been able to borrow in U.S. dollars at competitive rates. U.S. dollar denominated loans are typically longer term and less expensive for our customers. At December 31, 2001, 52.53% of our dollar-denominated loans and 27.86% of our Peso-denominated loans had a maturity of more than one year.

          The following table gives a breakdown of our total loans classified according to the principal economic activity of the borrower:

                                                            At December 31,
                                      ----------------------------------------------------------
                                        1999 (1)        2000 (2)        2001 (3)
                                      ------------    ------------    ------------
                                              (in thousands of Pesos, except percentages)
Services ..........................      1,937,156       2,159,643       2,575,718         37.41%
Finance (4) .......................        427,250         430,171         701,048         10.18%
Construction Industry .............        404,962         443,155         358,164          5.20%
Other Manufacturing Industries.....        502,693         395,402         240,211          3.49%
Retail Merchants ..................        371,963         341,559         381,561          5.54%
Wholesale Merchants ...............        349,344         357,131         189,052          2.75%
Primary Production ................        259,132         275,195         250,333          3.64%
Base Metal Industries .............         75,614          63,806          26,580          0.39%
Personal Loans ....................      1,198,244       1,308,148       1,478,112         21.47%
Foodstuffs ........................        184,757         179,736         114,731          1.67%
Chemical Products .................         94,253          91,991          52,313          0.76%
Petroleum and Coal Products .......         92,434          58,824         111,813          1.62%
Electric, Gas, Water and Health
 Services .........................        163,149         132,605          32,037          0.47%
Textiles ..........................         41,834          43,406          32,731          0.48%
Others ............................        111,192         331,023         340,194          4.94%
                                      ------------    ------------    ------------    ----------
Total Loans Before Adjustments ....      6,213,977       6,611,795       6,884,598        100.00%

Allowances ........................       (168,112)       (236,810)       (225,193)
                                      ------------    ------------    ------------
  Total loans, net of allowances ..      6,045,865       6,374,985       6,659,405
                                      ============    ============    ============

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4)  Includes call money loans.

          The following table shows the maturities of our loan portfolio by type and time remaining to maturity at December 31, 2001:

                                                             Maturing       Maturing       Maturing
                                                              after          after          after
                                              Maturing       1 month        6 months       1 year         Maturing
                                               within       but within     but within     but within       after
                                              1 month        6 months        1 year        5 years        5 years      Total Loans
                                            ------------   ------------   ------------   ------------   ------------   ------------
                                                                  (in thousands of Pesos, except percentages)
DOMESTIC LOANS
Performing loans
Public sector loans
    Secured
      With preferred guarantees .........         21,117         38,119         30,810        512,696        309,426        912,168
      With other guarantees .............          3,767         15,604         12,492          1,143              -         33,006
    Unsecured ...........................         32,313          3,703         61,685        932,981              -      1,030,682
                                            ------------   ------------   ------------   ------------   ------------   ------------
Total public sector loans ...............         57,197         57,426        104,987      1,446,820        309,426      1,975,856
                                            ============   ============   ============   ============   ============   ============

Financial sector loans
    Secured
      With preferred guarantees .........            107          7,233             53         19,759              -         27,152
      With other guarantees .............          2,740              -             85              -              -          2,825
    Unsecured
      Call money ........................            322              -              -              -              -            322
      Other unsecured ...................        103,721             60             34          2,305              -        106,120
                                            ------------   ------------   ------------   ------------   ------------   ------------
Total financial sector loans ............        106,890          7,293            172         22,064              -        136,419
                                            ============   ============   ============   ============   ============   ============

Private sector corporate loans
    Secured
      Real estate mortgage guarantees ...         22,047         17,690         15,578         47,448          1,499        104,262
      With collateral guarantees ........         16,213          2,632          1,786          3,895              -         24,526
      With other preferred guarantees ...         52,427         25,353          5,748            661              -         84,189
      With other guarantees .............        134,179         74,127         72,359        131,629            700        412,994
    Unsecured ...........................
      Overdraft .........................        544,218        147,429        115,278         46,615            210        853,750
      Term ..............................        194,474        110,116         22,442         98,247            263        425,542
                                            ------------   ------------   ------------   ------------   ------------   ------------
Total private sector corporate loans ....        963,558        377,347        233,191        328,495          2,672      1,905,263
                                            ============   ============   ============   ============   ============   ============

Individual loans
      Overdraft .........................         31,068          3,190          1,287          2,745        107,148        145,438
      Real estate mortgage ..............         15,300         36,370         48,238        420,058        482,343      1,002,309
      Collateral ........................          9,857         21,338         24,193         83,550              6        138,944
      Credit Card .......................        287,926              -              -              -              -        287,926
      Other secured .....................          1,012          1,147            580          1,462            163          4,364
      Other unsecured ...................         35,145         68,833         54,028         81,762          6,774        246,542
                                            ------------   ------------   ------------   ------------   ------------   ------------
Total individual loans ..................        380,308        130,878        128,326        589,577        596,434      1,825,523
                                            ============   ============   ============   ============   ============   ============

Total domestic performing loans .........      1,507,953        572,944        466,676      2,386,956        908,532      5,843,061
                                            ============   ============   ============   ============   ============   ============

FOREIGN LOANS

Performing loans
Public sector loans
    Secured
      With preferred guarantees .........              -              -              -              -              -              -
      With other guarantees .............              -              -              -         12,519         92,182        104,701
    Unsecured ...........................              -              -              -              -              -              -
                                            ------------   ------------   ------------   ------------   ------------   ------------
Total public sector loans ...............              -              -              -         12,519         92,182        104,701
                                            ============   ============   ============   ============   ============   ============
Financial sector loans
    Secured
      With preferred guarantees .........              -              -              -              -              -              -
      With other guarantees .............              -              -              -              -              -              -
    Unsecured ...........................
      Call money ........................              -              -              -              -              -              -
      Other unsecured ...................              -              -              -              -              -              -
                                            ------------   ------------   ------------   ------------   ------------   ------------
Total financial sector loans ............              -              -              -              -              -              -
                                            ============   ============   ============   ============   ============   ============
Private sector corporate loans
    Secured
      Real estate mortgage guarantees ...              -              -              -              -              -              -
      With collateral guarantees ........              -              -              -              -              -              -
      With other preferred guarantees ...              -              -              -              -              -              -
      With other guarantees .............              -              -              -              -              -              -
    Unsecured
      Overdraft .........................             22              -              -              -              -             22
      Term ..............................        621,601          4,605          3,427          5,384              -        635,017
                                            ------------   ------------   ------------   ------------   ------------   ------------
Total private sector corporate loans ....        621,623          4,605          3,427          5,384              -        635,039
                                            ============   ============   ============   ============   ============   ============

Total foreign performing loans ..........        621,623          4,605          3,427         17,903         92,182        739,740
                                            ============   ============   ============   ============   ============   ============

Total performing loans ..................      2,129,576        577,549        470,103      2,404,859      1,000,714      6,582,801
                                            ------------   ------------   ------------   ------------   ------------   ------------

Percentage of total performing loans ....          32.35%          8.77%          7.14%         36.53%         15.20%         100.0%

          The following table shows the interest rate sensitivity of our loan portfolio by currency denomination at December 31, 1999, 2000 and 2001:

                                                                           At December 31,
                                            -----------------------------------------------------------------------------
                                                    1999(1)                    2000(2)                    2001(3)
                                            -----------------------    -----------------------    -----------------------

                                                             (in thousands of Pesos except percentages)
Variable rate loans
  Peso-denominated (4) ..................      332,421         5.50%      331,759         5.20%      278,404         4.18%
  U.S. Dollar-denominated ...............    1,506,567        24.92%    1,791,389        28.10%    1,490,958        22.39%
                                            ----------   ----------    ----------   ----------    ----------   ----------
       Total variable rate loans ........    1,838,988        30.42%    2,123,148        33.30%    1,769,362        26.57%
                                            ==========   ==========    ==========   ==========    ==========   ==========
Fixed rate loans
  Peso-denominated ......................    1,025,513        16.96%      982,088        15.41%      143,866         2.16%
  U.S. Dollar-denominated ...............    3,074,727        50.86%    3,161,400        49.59%    4,669,573        70.12%
                                            ----------   ----------    ----------   ----------    ----------   ----------
       Total fixed rate loans ...........    4,100,240        67.82%    4,143,488        65.00%    4,813,439        72.28%
                                            ==========   ==========    ==========   ==========    ==========   ==========
       Total normal loans (5) ...........    5,939,228        98.24%    6,266,636        98.30%    6,582,801        98.81%
Past due loans, net of allowances .......      106,637         1.76%      108,349         1.70%       76,604         1.15%
                                            ----------   ----------    ----------   ----------    ----------   ----------
       Total loan portfolio, net
        of allowances ...................    6,045,865       100.00%    6,374,985       100.00%    6,659,405       100.00%
                                            ==========   ==========    ==========   ==========    ==========   ==========

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4)  Includes overdrafts.
(5)  According to Central Bank classifications.

          The following table provides the amounts of loans to borrowers in foreign countries as of December 31, 1999, 2000 and 2001:

                                      At December 31,
                       ---------------------------------------------
                        1999 (1)    2000 (2)    2001 (3)
                       ---------   ---------------------------------
                        (in thousands of Pesos, except percentages)
Country

Brazil .............      20,630      18,647           -           -
United States ......      45,871     183,513     661,270      100.00%
Mexico .............         514           -           -           -
Other ..............       3,585           -           -           -
                       =========   =================================
Total (4) ..........      70,600     202,160     661,270      100.00%
                       =========   =================================

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4)  Accrued interest is not included.

          Credit Review Policies

          Our credit standards and policies aim to achieve a high level of credit quality in our loan portfolio, efficiency and flexibility in the processing of loans and the specific assignment of responsibility for credit risk determination. Our credit standards and policies in respect of the evaluation, approval and disbursement of loans are determined and revised by our risk management department. Our standards and policies in determining the degree of credit risk in our loan portfolio and the classification of loans according to credit quality are established and updated by our risk auditing department. These standards and policies are specified by type of product and client segment, and formalized in a manual of rules and procedures that must be followed by all persons involved in the loan origination and approval process. Our management committee must approve all of our credit standards and policies.

          Since the beginning of the economic crisis in Argentina we generally have refrained from making new loans, except under special conditions. In recent months, we have been evaluating lending opportunities in Argentina and in November 2002 we determined to begin making loans to individuals for personal purposes, including acquiring automobiles and other consumer products on a very selective and limited basis. We do not foresee making significant commercial loans for the foreseeable future. Therefore, the policies described herein, although still valid, have not been put in practice by us. We intend to resume our lending activities as described below in the event the economic situation in Argentina improves.

          Corporate loans, depending upon their amount, were approved by our corporate banking credit committee or senior credit committee.

          The corporate banking credit committee is comprised of a corporate banking manager, managers of the relevant client segments within corporate banking (depending upon the particular loan being considered), a corporate banking risk manager and the bank risk manager. The corporate banking credit committee may approve loans resulting in an aggregate exposure to a client or a group of related companies ("Aggregate Risk") of up to US$5 million (including proposed loans and loans approved but not yet disbursed).

          Since December 1997, loans to corporate customers resulting in an Aggregate Risk exceeding US$5.0 million used to be approved by our senior credit committee, which meets twice a week and is composed of the country head manager, the risk manager and the corporate banking manager. The senior credit committee may approve loans resulting in an aggregate risk of up to US$20 million. Loans resulting in aggregate risk exceeding US$20 million must be submitted with our senior credit committee approval and recommendation to the senior credit committee of SCH.

          Loans to small- and medium-sized companies resulting in an aggregate risk of up to US$5 million were submitted to the commercial banking credit committee, comprised of a commercial banking manager, a commercial banking risk manager and the relevant regional manager and regional risk supervisor. Total exposure exceeding US$5 million must be submitted to our senior credit committee. Since January 1, 2000, loans up to US$100,000 are approved on a centralized basis by a small loans unit (Centro de Pequenos Prestamos).

          Loans to individuals had been rapidly growing since 1991. We used a computerized scoring program to evaluate all individual loans. Special requirements were applied to different products, such as loan to value ratios in mortgage and chattel mortgage loans, property valuation by independent appraisers, and maximum percentages of income required for installment repayments. We used statistically developed scorecards based on the type of loan, the socio-economic market and the geographical segment in its assessment process.

          Special requirements regarding the evaluation and approval of loans to individuals were intended to ensure credit quality and to manage risk arising from lending activities. Although home mortgage and automobile lending is suspended at the moment due to the economic situation in Argentina, we would not finance in excess of 80% of a property's value for first home mortgages, as determined by an independent appraiser, for periods up to 15 years and 70% for such loans for a period from 15 to 30 years, and we will not finance in excess of 80% of the car's value (60% in the case of a used car).

          We consider the income of the household in determining whether to make a mortgage loan and do not grant a loan if the installment payments on the loan would exceed 25% of household income (this percentage goes up to 35% in the case of high-income customers).

          Due to the current financial crisis, we monitor our loan portfolio on a weekly basis. Under normal business conditions, we use a credit review process that we implemented, which monitors all accounts periodically as follows:

          . loans in excess of 5% of our net worth (as determined at the end of the month prior to the review) are reviewed during each fiscal quarter;

          . loans in excess of 1% but not exceeding 5% of our net worth (or Ps.1.0 million, whichever is greater) are reviewed semiannually;

          . all loans exceeding Ps.200,000 are reviewed at least once every fiscal year, although loans may be reviewed more frequently if the circumstances of particular loans require such review; and

          . all consumer loans and all other loans are reviewed and classified based upon payment performance.

          All loans are subject to an internal classification system in accordance with the Central Bank's classifying requirements. For loans that are not classified according to this procedure, the review process results in the design and implementation of a plan by our risk auditing department where the loan originates in order to improve the credit quality of the loan.

          As a general policy, small past-due consumer loans are managed by our collections department as soon as principal or interest is three days overdue. For the following 90 days, the collections department makes every attempt to contact the consumer and recover past-due amounts. Meanwhile, a 5% mandatory reserve is established (3% if the loan is collateralized) and after 90 days, full provisions are established for these loans. However, when the specific situation of the loan suggests a serious risk of loss, more immediate action is taken, such as the commencement of legal proceedings.

          Our corporate loans are more closely monitored by the corporate and risk management departments. If deficiencies are observed in a corporate loan, we take immediate action, which may include administrative and legal action, without waiting for any specific time period to elapse. However, if a corporate loan is 90 days or more past-due, it is transferred to the recovery unit. At that time, the entire loan is classified as non-accrual and, according to our policy, a 100% provision is made.

          Classification of Loan Portfolio Based on Central Bank Regulations

          The following table shows our total loan portfolio (net of allowance) by the classification categories of the Central Bank relating to credit quality by type of loan at the dates indicated below:

                                                          At December 31,
                                            ------------------------------------------
                                              1999 (1)       2000 (2)       2001 (3)
                                            ------------   ------------   ------------
                                                     (in thousands of Pesos)
COMMERCIAL LOAN PORTFOLIO
Normal
Public sector ...........................      1,311,678      1,632,778      2,080,557
Financial sector ........................
  Public ................................        123,845         67,258         26,917
  Private ...............................
        High liquidity ..................            606              -          7,108
        With preferred guarantees .......         28,421            273            295
        Without preferred guarantees ....         95,213         16,992        100,963
Private sector
        High liquidity ..................         68,197        145,624         65,381
        With preferred guarantees .......        293,569        338,375        138,917
        Without preferred guarantees ....      2,530,233      2,225,913      2,220,219
                                            ------------   ------------   ------------
Total ...................................      4,451,762      4,427,213      4,640,357
                                            ============   ============   ============

Potential risk
Public sector ...........................              -              -              -
Financial sector ........................              -              -              -
Private sector
        High liquidity ..................              -            489              -
        With preferred guarantees .......          3,212          5,074          4,730
        Without preferred guarantees ....         31,156         12,738         27,282
                                            ------------   ------------   ------------
Total ...................................         34,368         18,301         32,012
                                            ============   ============   ============

Problematic
Not past-due
  Public sector .........................              -              -              -
  Financial sector ......................              -              -              -
  Private sector
        High liquidity ..................              -              -             45
        With preferred guarantees .......            803            292          1,642
        Without preferred guarantees ....            462            680          3,772
                                            ------------   ------------   ------------
Total not past-due ......................          1,265            972          5,459
                                            ============   ============   ============

                                                          At December 31,
                                            ------------------------------------------
                                              1999 (1)       2000 (2)       2001 (3)
                                            ------------   ------------   ------------
                                                     (in thousands of Pesos)
Past-due
  Public sector .........................              -              -              -
  Financial sector ......................              -              -              -
  Private sector
        High liquidity ..................              -              -              -
        With preferred guarantees .......          1,854          7,057          3,511
        Without preferred guarantees ....          1,927          3,748          1,456
                                            ------------   ------------   ------------
Total past-due...........................          3,781         10,805          4,967
                                            ------------   ------------   ------------
Total ...................................          5,046         11,777         10,426
                                            ============   ============   ============

High risk of insolvency
Not past-due
  Public sector .........................              -              -              -
  Financial sector ......................              -              -              -
  Private sector
        High liquidity ..................            520              -            761
        With preferred guarantees .......            667          5,283          3,436
        Without preferred guarantees ....          1,998          2,815          5,320
                                            ------------   ------------   ------------
Total not past-due ......................          3,185          8,098          9,517
                                            ============   ============   ============

Past due
  Public sector .........................              -              -              -
  Financial sector ......................              -              -              -
  Private sector
        High liquidity ..................            297              -            166
        With preferred guarantees .......          2,751         15,270          6,341
        Without preferred guarantees ....          6,850         26,812         28,813
                                            ------------   ------------   ------------
Total past-due ..........................          9,898         42,082         35,320
                                            ------------   ------------   ------------
Total ...................................         13,083         50,180         44,837
                                            ============   ============   ============

Uncollectible
Public sector ...........................              -              -              -
Financial sector ........................              -              -              -
Private sector
        High liquidity ..................            214            177              -
        With preferred guarantees .......              -          2,112              -
        Without preferred guarantees ....              -              -              -
                                            ------------   ------------   ------------
Total ...................................            214          2,289              -
                                            ============   ============   ============

Irrecoverable for technical reasons
Public sector ...........................              -              -              -
Financial sector ........................              -              -              -
Private sector
        High liquidity ..................              -              -              -
        With preferred guarantees .......              -              -              -
        Without preferred guarantees ....              -              -              -
                                            ------------   ------------   ------------
Total ...................................              -              -              -
                                            ------------   ------------   ------------
  Total commercial loan portfolio........      4,504,473      4,509,760      4,727,632
                                            ============   ============   ============

                                                          At December 31,
                                            ------------------------------------------
                                              1999 (1)       2000 (2)       2001 (3)
                                            ------------   ------------   ------------
                                                     (in thousands of Pesos)
CONSUMER LOAN PORTFOLIO (4)
Normal performance
Public sector ...........................             58             12              -
Private sector ..........................
        High liquidity ..................          1,533          1,692          5,441
        With preferred guarantees .......        786,955      1,025,957      1,122,091
        Without preferred guarantees ....        653,926        765,952        770,159
                                            ------------   ------------   ------------
Total ...................................      1,442,472      1,793,613      1,897,691
                                            ============   ============   ============

Inadequate performance
Public sector ...........................              -              -              -
Private sector ..........................
        High liquidity ..................              -             50            141
        With preferred guarantees .......         44,047         60,604         45,112
        Without preferred guarantees ....         36,418         36,643         52,605
                                            ------------   ------------   ------------
Total ...................................         80,465         97,297         97,858
                                            ============   ============   ============

Deficient performance
Not past-due public sector ..............              -              -              -
  Private sector high liquidity .........              -              -              -
        With preferred guarantees .......          1,921          3,929          3,296
        Without preferred guarantees ....          2,050          4,219          7,215
                                            ------------   ------------   ------------
Total not past-due......................           3,971          8,148         10,511
                                            ============   ============   ============

Past-due public sector ..................              -              -              -
  Private sector high liquidity .........              -              4             12
        With preferred guarantees .......          2,228          4,877          1,071
        Without preferred guarantees ....         10,104         16,907         11,026
                                            ------------   ------------   ------------
Total past-due ..........................         12,332         21,788         12,109
                                            ------------   ------------   ------------
Total ...................................         16,303         29,936         22,620
                                            ============   ============   ============

Difficult collection
Not past-due public sector ..............              -              -              -
  Private sector high liquidity .........              -              -              -
        With preferred guarantees .......          1,266          1,237          3,011
        Without preferred guarantees ....          1,485            708          2,465
                                            ------------   ------------   ------------
Total not past-due ......................          2,751          1,945          5,476
                                            ============   ============   ============

Past-due public sector ..................              -              -              -
  Private sector high liquidity .........              -              -              8
        With preferred guarantees .......          8,439         11,499          9,887
        Without preferred guarantees ....         13,393          3,148          3,596
                                            ------------   ------------   ------------
Total past-due ..........................         21,832         14,647         13,491
                                            ------------   ------------   ------------
Total ...................................         24,583         16,592         18,967
                                            ============   ============   ============

                                                          At December 31,
                                            ------------------------------------------
                                              1999 (1)       2000 (2)       2001 (3)
                                            ------------   ------------   ------------
                                                     (in thousands of Pesos)

Uncollectible
Public sector ...........................              -              -              -
Private sector high liquidity ...........              -              -              3
        With preferred guarantees .......          8,531          9,489            798
        Without preferred guarantees ....              -              -              -
                                            ------------   ------------   ------------
Total ...................................          8,531          9,489            801
                                            ============   ============   ============

Irrecoverable for technical reasons
Public sector ...........................              -              -              -
Private sector high liquidity ...........              -              -              -
        With preferred guarantees .......              -              -              -
        Without preferred guarantees ....              -              -              -
                                            ------------   ------------   ------------
Total ...................................              -              -              -
                                            ============   ============   ============
  Total consumer loan portfolio..........      1,572,354      1,946,927      2,037,937
                                            ============   ============   ============

Total loan portfolio.....................      6,076,827      6,456,687      6,765,569
Allowances in excess over minimum
 required ...............................        (30,962)       (81,702)      (106,164)
                                            ------------   ------------   ------------
  Total loans, net of allowances.........      6,045,865      6,374,985      6,659,405
                                            ============   ============   ============

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Consumer loans include loans of up to Ps.100,000 without preferred guarantees and loans up to Ps.200,000 with preferred guarantees.

          PAST-DUE LOAN PORTFOLIO

          On a monthly basis, banks are required to classify loan obligors according to the Central Bank's six categories, which are based upon the highest level of repayment risk of loans to an obligor. Banks are also required to submit reports to the Central Bank on a monthly basis. For further information with respect to such loan classification categories, see "Argentine Banking System and Regulation."

          Account managers monitor past-due loans on a regular basis. In addition, the risk management department monitors all loans that are considered non-performing and continually updates its estimates on the collectibility of such loans, adjusting the provision levels accordingly. We have a general allowance that is allocated to specific loans upon review in accordance with ours credit review process. See " -- Credit Review Policies."

          The following table presents information with respect to past-due and non-performing loans at December 31, 1999, 2000 and 2001:

                                                     At December 31,
                                  --------------------------------------------
                                    1999 (1)        2000 (2)        2001 (3)
                                  ------------    ------------    ------------
                                   (in thousands of Pesos, except percentages)

Total loans (4) ..............       6,213,977       6,611,795       6,884,598
Past due loan
 Portfolio (5) ...............         274,749         345,159         301,797
Non-performing loan
 Portfolio (6) ...............         154,898         224,926         166,180
Past due loans to
 total loans .................            4.42%           5.22%           4.38%
Non-performing
 loans to total loans ........            2.49%           3.40%           2.41%

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes loans to public sector entities, financial institutions (including call money), corporations and individuals. Includes past-due loan portfolio.
(5) Past-due loans are equal to the loans classified in the potential risk, problematic, high risk of insolvency, uncollectable and irrecoverable for technical reasons categories for the Bank's commercial portfolio and in the inadequate performance, deficient performance, difficult collection, uncollectable and irrecoverable for technical reasons categories for the Bank's consumer loan portfolio.
(6) Includes loans in the problematic, high risk of insolvency, uncollectable and irrecoverable for technical reasons categories for the Bank's commercial portfolio and in the deficient performance, difficult collection, uncollectable and irrecoverable for technical reasons categories for the Bank's consumer portfolio at December 31, 1999, 2000 and 2001.

          Our policy is to cease accruing interest on loans classified as non-performing. The Central Bank has specific requirements with respect to non-performing loans.

          At December 1999, the ratios of non-performing loans to total loans and past-due loans to total loans were approximately the same as on December 31, 1998. At December 31, 2000, the increases in both ratios were due to the merger with Banco Tornquist. At December 31, 2001, the decreases in both ratios were due to the large write-offs during the year.

          None of our loans in approximately the top 25% of the loan portfolio in terms of principal amount were past-due at December 31, 2001.

          ALLOWANCE FOR LOAN LOSSES

          The Central Bank requires that specified loan loss provisions be made with respect to loans of obligors that fall in the classification categories of the Central Bank. See "Argentine Banking System and Regulation."

          The following table presents our allowance ratios at December 31, 1999, 2000 and 2001:

                                                 At December 31,
                                  --------------------------------------------
                                    1999 (1)         2000 (2)         2001 (3)
                                  ------------    ------------    ------------
                                   (in thousands of Pesos, except percentages)

Allowances ....................    Ps. 168,112     Ps. 236,810     Ps. 225,193
Allowances as a % of:
Total loan portfolio ..........           2.71%           3.58%           3.27%
Past due loan
 Portfolio ....................          61.19%          68.61%          74.62%
Non-performing loan
 Portfolio ....................         108.53%         105.28%         135.51%
Past due loan portfolio without
 senior guarantees ............         113.39%         133.97%         234.12%
Non-performing loan portfolio
 without senior guarantees ....         217.97%         189.77%         504.23%

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.

          The following table shows changes in our loan loss provision at December 31, 1999, 2000 and 2001:

                                                 At December 31,
                                  --------------------------------------------
                                    1999 (1)        2000 (2)        2001 (3)
                                  ------------    ------------    ------------
                                            (in thousands of Pesos)
Allowance at beginning of
 the year......................        173,300         168,112         236,810
Provision, net (4).............        111,050         304,730         257,107
Application of allowances
 (charge offs).................       (115,905)       (231,673)       (268,724)
Allowances restored to income..           (333)         (4,359)              -
                                  ------------    ------------    ------------
Allowance at end of the year...        168,112         236,810         225,193
                                  ============    ============    ============

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) The difference in provisions as set forth in this table and the Bank's income statement represents direct charges to income.

          The following table presents our allowances for loan losses by type of loan in accordance with the loan classification system of the Central Bank for December 31, 1999, 2000 and 2001:

                                                         At December 31,
                                            ------------------------------------------
                                              1999 (1)       2000 (2)       2001 (3)
                                            ------------   ------------   ------------
                                                     (in thousands of Pesos)
COMMERCIAL LOAN PORTFOLIO

Normal
Public sector ...........................              -              -              -
Financial sector
  Public ................................              -              -              -
  Private
      High liquidity ....................              -              -             72
      With preferred guarantees .........              -              3              3
      Without preferred guarantees ......          1,249            172          1,020
Private sector
      High liquidity ....................            689          1,471            661
      With preferred guarantees .........          2,923          3,418          1,403
      Without preferred guarantees ......         25,567         22,629         22,426
                                            ------------   ------------   ------------
Total ...................................         30,428         27,693         25,585
                                            ============   ============   ============

Potential risk
Public sector ...........................              -              -              -
Financial sector ........................              -              -              -
Private sector
      High liquidity ....................              -              5              -
      With preferred guarantees .........             99            157            146
      Without preferred guarantees ......          1,640            670          1,436
                                            ------------   ------------   ------------
Total ...................................          1,739            832          1,582
                                            ============   ============   ============

Problematic
Not past-due
  Public sector .........................              -              -              -
  Financial sector ......................              -              -              -
  Private sector
      High liquidity ....................              -              -              -
      With preferred guarantees .........            110             40            224
      Without preferred guarantees ......            154            226          1,258
                                            ------------   ------------   ------------
Total not past-due ......................            264            266          1,482
                                            ============   ============   ============

Past-due
  Public sector .........................              -              -              -
  Financial sector ......................              -              -              -
  Private sector ........................
      High liquidity ....................              -              -              -
      With preferred guarantees .........            253            962            479
      Without preferred guarantees ......            642          1,250            485
                                            ------------   ------------   ------------
Total past-due ..........................            895          2,212            964
                                            ------------   ------------   ------------
Total ...................................          1,159          2,478          2,446
                                            ============   ============   ============

                                                         At December 31,
                                            ------------------------------------------
                                              1999 (1)       2000 (2)       2001 (3)
                                            ------------   ------------   ------------
                                                     (in thousands of Pesos)
High risk of insolvency
Not past-due
  Public sector .........................              -              -              -
  Financial sector ......................              -              -              -
  Private sector
      High liquidity ....................              5              -              8
      With preferred guarantees .........            598          1,761          1,145
      Without preferred guarantees ......          1,998          2,816          5,321
                                            ------------   ------------   ------------
Total not past-due ......................          2,601          4,577          6,474
                                            ============   ============   ============

Past due
  Public sector .........................              -              -              -
  Financial sector ......................              -              -              -
  Private sector
      High liquidity ....................              3              -              1
      With preferred guarantees .........          2,750          5,254          2,114
      Without preferred guarantees ......          6,850         26,813         28,813
                                            ------------   ------------   ------------
Total past-due ..........................          9,603         32,067         30,928
                                            ------------   ------------   ------------
Total ...................................         12,204         36,644         37,402
                                            ============   ============   ============

Uncollectible
Public sector ...........................              -              -              -
Financial sector ........................              -              -             41
Private sector ..........................
      High liquidity ....................              2              2              -
      With preferred guarantees .........          6,079          5,135              -
      Without preferred guarantees ......          2,171          9,160            977
                                            ------------   ------------   ------------
Total ...................................          8,252         14,297          1,018
                                            ============   ============   ============

Irrecoverable for technical reasons
Public sector ...........................              -              -              -
Financial sector ........................              -              -              -
Private sector
      High liquidity ....................              -              -            395
      With preferred guarantees .........            351            409            614
      Without preferred guarantees ......              -            950          7,918
                                            ------------   ------------   ------------
Total ...................................            351          1,359          8,927
                                            ------------   ------------   ------------
Total commercial loan portfolio .........         54,133         83,303         76,960
                                            ============   ============   ============

CONSUMER LOAN PORTFOLIO (4)

Normal performance
Public sector ...........................              -              -              -
Private sector ..........................
      High liquidity ....................             16             17             55
      With preferred guarantees .........          7,951         10,364         11,334
      Without preferred guarantees ......          6,599          7,736          7,779
                                            ------------   ------------   ------------
Total ...................................         14,566         18,117         19,168
                                            ============   ============   ============

                                                         At December 31,
                                            ------------------------------------------
                                              1999 (1)       2000 (2)       2001 (3)
                                            ------------   ------------   ------------
                                                     (in thousands of Pesos)
Inadequate performance
Public sector ...........................              -              -              -
Private sector
      High liquidity ....................              -              -              1
      With preferred guarantees .........          1,362          1,874          1,395
      Without preferred guarantees ......          1,917          1,929          2,769
                                            ------------   ------------   ------------
Total ...................................          3,279          3,803          4,165
                                            ============   ============   ============

Deficient performance
Not past-due
  Public sector .........................              -              -              -
  Private sector
      High liquidity ....................              -              -              -
      With preferred guarantees .........            262            536            449
      Without preferred guarantees ......            684          1,406          2,405
                                            ------------   ------------   ------------
Total not past-due ......................            946          1,942          2,854
                                            ============   ============   ============

Past due
  Public sector .........................              -              -              -
  Private sector
      High liquidity ....................              -              -              -
      With preferred guarantees .........            304            665            146
      Without preferred guarantees ......          3,367          5,636          3,676
                                            ------------   ------------   ------------
Total past-due ..........................          3,671          6,301          3,822
                                            ------------   ------------   ------------
Total ...................................          4,617          8,243          6,676
                                            ============   ============   ============

Difficult collection
Not past-due
  Public sector .........................              -              -              -
  Private sector
      High liquidity ....................              -              -              -
      With preferred guarantees .........            422            412          1,004
      Without preferred guarantees ......          1,485            708          2,465
                                            ------------   ------------   ------------
Total not past-due ......................          1,907          1,120          3,469
                                            ============   ============   ============

Past due
Public sector ...........................              -              -              -
  Private sector
      High liquidity ....................              -              -              -
      With preferred guarantees .........          2,813          3,918          3,296
      Without preferred guarantees ......         13,601          3,148          3,595
                                            ------------   ------------   ------------
Total past-due ..........................         16,414          7,066          6,891
                                            ------------   ------------   ------------
Total ...................................         18,321          8,186         10,360
                                            ============   ============   ============

Uncollectible
Public sector ...........................              -              -              -
Private sector ..........................
      High liquidity ....................              -              -              -
      With preferred guarantees .........         34,237         19,826            798
      Without preferred guarantees ......          7,895         13,630            902

                                                         At December 31,
                                            ------------------------------------------
                                              1999 (1)       2000 (2)       2001 (3)
                                            ------------   ------------   ------------
                                                     (in thousands of Pesos)
                                            ------------   ------------   ------------
Total ...................................         42,132         33,456          1,700
                                            ============   ============   ============

Irrecoverable for technical reasons
Public sector ...........................              -              -              -
Private sector
      High liquidity ....................              -              -              -
      With preferred guarantees .........             91              -              -
      Without preferred guarantees ......             11              -              -
                                            ------------   ------------   ------------
Total ...................................            102              -              -
                                            ------------   ------------   ------------
Total consumer loan portfolio ...........         83,017         71,805         42,069
                                            ============   ============   ============

Total assigned allowance ................        137,150        155,108        119,029
Excess of allowances over
 minimum required .......................         30,962         81,702        106,164
                                            ------------   ------------   ------------
Total allowances ........................        168,112        236,810        225,193
                                            ============   ============   ============

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Consumer loans include loans of up to Ps.100,000 without preferred guarantees and loans of up to Ps.200,000 with preferred guarantees. All loans were classified according to the categories of the Central Bank in effect at December 31, 2001.

          The following table sets out charge offs and recoveries classified by type of loan at December 31, 1999, 2000 and 2001:

                                                         At December 31,
                                            ------------------------------------------
                                              1999 (1)       2000 (2)       2001 (3)
                                            ------------   ------------   ------------
                                                     (in thousands of Pesos)
PRIVATE SECTOR
  CORPORATE LOANS
      Secured
          Overdraft .....................              -              -              -
          Term ..........................              -         16,970         22,406
      Unsecured
          Overdraft .....................         18,284         29,691         31,506
          Term ..........................          4,257         41,717         60,866
                                            ------------   ------------   ------------
Total private sector corporate
 loan charge offs .......................         22,541         88,378        114,778
                                            ============   ============   ============

INDIVIDUAL LOANS
      Secured
          Overdraft .....................              -              -              -
          Credit cards ..................              -              -              -
          Other individual loans ........            218         12,690         51,315
      Unsecured
          Overdraft .....................         59,778         53,148         71,603
          Credit cards ..................         27,470          8,027          5,782
          Other individual loans ........          5,898         69,430         25,246
                                            ------------   ------------   ------------

                                                         At December 31,
                                            ------------------------------------------
                                              1999 (1)       2000 (2)       2001 (3)
                                            ------------   ------------   ------------
                                                     (in thousands of Pesos)
Total individual loan
 charge offs ............................         93,364        143,295        153,946
                                            ============   ============   ============
Total charge offs .......................        115,905        231,673        268,724
                                            ============   ============   ============
Recoveries ..............................         11,247         28,229         44,030

----------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.

DEPOSITS

          The following table presents information regarding the maturity of deposits held by us at December 31, 2001:

                                                             At December 31, 2001
                                 -----------------------------------------------------------------------------
                                     Peso-denominated       U.S. Dollar-denominated             Total
                                 -----------------------------------------------------------------------------
                                                  (in thousands of Pesos, except percentages)
Demand and savings
 deposits (1) ................    1,028,251        78.30%    2,220,070        43.90%    3,248,321        50.99%
                                 ----------   ----------    ----------   ----------    ----------   ----------

Time deposits maturing (2)
Up to 1 month ................      100,855         7.68%    1,603,979        31.72%    1,704,834        26.76%
From 1 to 3 months ...........       16,882         1.29%      363,713         7.19%      380,595         5.97%
From 3 to 6 months ...........      120,389         9.17%      551,430        10.90%      671,819        10.55%
From 6 to 12 months ..........       46,849         3.57%      311,315         6.16%      358,164         5.62%
More than 12 months ..........            0         0.00%        6,642         0.13%        6,642         0.10%

                                 ----------   ----------    ----------   ----------    ----------   ----------
Total time deposits ..........      284,975        21.70%    2,837,079        56.10%    3,122,054        49.01%
                                 ----------   ----------    ----------   ----------    ----------   ----------

Total deposits ...............    1,313,226       100.00%    5,057,149       100.00%    6,370,375       100.00%
                                 ==========   ==========    ==========   ==========    ==========   ==========

----------
(1) Includes demand deposits, saving deposits and all other deposits that are not time deposits. Includes accrued interest and exchange differences payable.
(2)  Includes accrued interest and exchange differences payable.

          The following table shows the time deposits held by us at December 31, 2001, by amount and maturity for deposits in excess of Ps.100,000:

                                                       At December 31, 2001
                                                    -----------------------
                                                    (in thousands of Pesos)

Peso-Denominated Time Deposits (1)
Up to 100,000 Pesos .............................                   228,228
More than 100,000 Pesos
              Up to 1 month .....................                     8,073
              From 1 to 3 months ................                     3,267
              From 3 to 6 months ................                       116
              From 6 to 12 months ...............                    45,291
              More than 12 months ...............                         0

                                                    -----------------------
Total more than 100,000 Pesos ...................                    56,747
                                                    -----------------------
Total Peso-denominated time deposits ............                   284,975
                                                    =======================

Dollar-Denominated Time Deposits (1)
Up to 100,000 Dollars ...........................                 1,430,930
More than 100,000 Dollars
              Up to 1 month .....................                   529,641
              From 1 to 3 months ................                   128,860
              From 3 to 6 months ................                   469,795
              From 6 to 12 months ...............                   273,318
              More than 12 months ...............                     4,535

                                                    -----------------------
Total more than 100,000 Dollars .................                 1,406,149
                                                    -----------------------
Total U.S. Dollar-denominated time deposits .....                 2,837,079
                                                    =======================

Total Time Deposits .............................                 3,122,054
                                                    =======================

----------
(1)  Includes accrued interest and exchange differences payable.

          The following table shows information relating to our short-term borrowings at December 31, 2000 and 2001:

                                  At December 31, (1)
                             -----------------------------
                               2000 (2)         2001 (3)
                             ------------     ------------

Balance...............          1,435,319        1,166,412
Average...............          1,376,223        1,285,122
Maximum...............          1,517,462 (4)    1,402,443
Average interest rate.               7.95%            4.15%

----------
(1) Short-term borrowings in excess of 30% of stockholders' equity are comprised of lines of credit to finance foreign trade operations.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the liabilities of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4)  Maximum at the end of March 2000.
(5)  Maximum at the end of September 2001.

                                   MANAGEMENT

BOARD OF DIRECTORS

          Our administration is conducted through the Board of Directors, which is composed of a minimum of six and a maximum of 15 directors elected for one-year terms by the shareholders at their annual general meeting. The Board of Directors is comprised of six members and six alternate members.

          The following table shows the composition of our Board of Directors at October 31, 2002:

                                                                  DATE OF           EXPIRATION OF
NAME                             POSITION                         APPOINTMENT       TERM
------------------------------   ------------------------------   ---------------   -------------
Jose Luis Enrique Cristofani     Director and Chief Executive        May 29, 2002   One year
                                  Officer
Claudio Alberto Cesario          Director                            May 29, 2002   One year
Angel Oscar Agallano             Director                            May 29, 2002   One year
Marcelo Alejandro Castro         Director                            May 29, 2002   One year
Gabriel Omar Alonso              Director                            May 29, 2002   One year
Julio Jose Gomez                 Director                            May 29, 2002   One year
Luis Miguel Garcia Morales       Alternate Director                  May 29, 2002   One year
Fernando Omar de Illana          Alternate Director                  May 29, 2002   One year
Jaime Chocano Aguirre            Alternate Director                  May 29, 2002   One year
Carlos Osvaldo Schmidt           Alternate Director                  May 29, 2002   One year
Mario Eduardo Vazquez            Alternate Director                  May 29, 2002   One year
Jose Ramon Rodrigo Zarza         Alternate Director                  May 29, 2002   One year

          Jose Luis Enrique Cristofani. Mr. Cristofani has been the Executive Vice Chairman of the Board of Directors since the shareholders' meeting held on August 22, 1997. He became the Chief Executive Officer of Banco Rio in September 1997. He obtained his degree in accounting and business administration from the University of Buenos Aires. He began work at J.P. Morgan & Co. Incorporated Buenos Aires ("J.P. Morgan Buenos Aires") in the Corporate Finance unit, and, in 1984, was transferred to Madrid to be Unit Head of Corporate Finance and, in 1988, became Head of Equities. In 1992, he returned to J.P. Morgan Buenos Aires and was appointed a member of the management committee. In 1992, he joined Banco Santander as a Managing Director and Country Manager for Banco Santander and Santander Investment, respectively.

          Claudio Alberto Cesario. In 1982, Mr. Cesario graduated as a lawyer from the University of Buenos Aires. Between 1984 and 1989 he was Vice Manager of the Legal Department of Bank of America S.A. in Buenos Aires. Before he joined Banco Rio in June 1998, he was a partner at the law firm Allende & Brea. During the course of his career, he has specialized in financial and banking subjects.

          Angel Oscar Agallano. Mr. Agallano has been a member of the Board of Directors since the shareholders' meeting held on June 26, 1998. Mr. Agallano became the Principal Accounting Officer of Banco Rio in September 1997. He worked for ten years with Bank of America and became the Operations Manager and Administration Manager of Santander Argentina in 1986 and 1997, respectively. Mr. Agallano is a member of the board of directors of Santander Sociedad de Bolsa S.A.

          Marcelo Alejandro Castro. Mr. Castro has been an Alternate Director since the shareholders' meeting held on June 26, 1998 and Director since the shareholders' meeting held on May 29, 2002. Mr. Castro became the Treasury Manager of Banco Rio in September 1997, with responsibility for funding and fixed income distribution, sales, trading and research. Mr. Castro joined Grupo Santander in 1986. He became the Financial Officer of Santander Argentina in 1986 and a Managing Director of Santander Investment Securities Inc. ("SIS") in 1997. He received his degree in accounting from the Argentine Catholic University.

          Gabriel Omar Alonso. Mr. Alonso has been an Alternate Director since the shareholders' meeting held on June 26, 1998 and Director since the shareholders' meeting held on May 29, 2002. Mr. Alonso is the Corporate Banking Manager of Banco Rio. He received a degree in public accounting from the University of Buenos Aires and completed post-graduate studies in business administration in the Instituto de Altos Estudios Empresariales ("IAE") in 1988. From 1989 to 1994, he was Vice President of J.P. Morgan Buenos Aires in charge of the Global Credit unit and the Corporate Desk. In August 1994, Mr. Alonso joined Banco Rio as Government and Public Entities Manager in charge of commercial relations with public entities and banks.

          Julio Jose Gomez. Mr. Gomez has been a member of the Board of Directors since the shareholders' meeting held on April 28, 2000. Mr. Gomez was President of the Banks Association of the Argentine Republic from 1993 to 1998, President of the Central Bank of the Argentine Republic in 1981, General Manager, Vice-president and President of Banco Shaw from 1959 to 1994 and Vice-president of Banco Tornquist from 1995 to 2000.

          Luis Miguel Garcia Morales. Mr. Garcia Morales received a degree in accounting from the University of Buenos Aires. He spent nine years working for Banco Exprinter, where his assignments included responsibilities on their "Sociedad de Bolsa," Corporate and Middle Market Banking Group, and finally, Distribution Group. He joined Banco Rio Argentina in 1995, to head the Factoring Group. In December 1997, he became the head of the branch network of Banco Rio. During 1998, he was appointed as head of consumer banking.

          Fernando Omar de Illana. Mr. Illana has been an Alternate Director since April 30, 1999 and from December 23, 1997 to April 30, 1999, he was a member of the Board of Directors. He became the Private Banking and Asset Management Manager of Banco Rio in September 1997. He joined Grupo Santander in 1992, starting his career with Santander Argentina in the Treasury department. Before that, he worked for Bunge & Born Group, first as Chief Financial Officer of Bunge Espana and then as Financial Manager of Bunge & Born S.A. (holding company). Currently, he is a General Manager of Origenes AFJP.

          Jaime Chocano Aguirre. Mr. Chocano has been an Alternate Director since the shareholders' meeting held on December 3, 1999. Mr. Chocano is a Peruvian banker and director of other companies in Peru.

          Carlos Osvaldo Schmidt. Mr. Schmidt has been a member of the Board of Directors since the shareholders' meeting held on April 28, 1998. He graduated as a public accountant from the University of Buenos Aires in 1971 and took specialized courses in financial management at Stanford University. Mr. Schmidt began his career in 1971 at Andersen Consulting, leaving the firm as a partner in 1992. He continued his career at Banco Credito Argentino where he was responsible for Systems & Operations until 1995, when he became General Manager. He left Banco Credito Argentino in 1996 to join Ernst & Young Management Consulting Services as director until 1997, when he joined Banco Rio.

          Mario Eduardo Vazquez. Mr. Vazquez has been a member of the Board of Directors since the shareholders' meeting held on August 22, 1997. He received a degree in accounting and a masters in economics from the University of Buenos Aires. He worked for Pistrelli, Diaz y Asociados, member firm of Andersen, and, in 1993, he retired as an active Partner. He is a member of the board of directors of Central Puerto S.A., Corporacion Metropolitana de Finanzas S.A. and Heller Sud S.A., among others. He acts as a syndic (statutory auditor) for Ceras Johnson S.A., Mercedes Benz Argentina S.A., Repsol-YPF and others.

          Jose Ramon Rodrigo Zarza. Mr. Zarza has been an Alternate Director since the shareholders' meeting held on December 3, 1999. Mr. Zarza is a Spanish banker, and he acts as a director of various other companies in Spain.

          Duties and Liabilities of Directors

          Under Argentine law, directors have the obligation to perform their duties with the loyalty and the diligence of a prudent business person. Directors are jointly and severally liable to us, the shareholders and third parties for the improper performance of their duties, for violating the law, the by-laws of the Bank (the "By-Laws") or applicable regulations, if any, and for any damage caused by fraud, abuse of authority or gross negligence. Under Argentine law, specific duties may be assigned to a director by the by-laws or by a resolution of a shareholders' meeting. In such cases, a director's liability will be determined with reference to the performance of such duties, provided that certain recording requirements are met. Under Argentine law, directors are prohibited from engaging in activities in competition with Banco Rio without express shareholders' authorization. Certain transactions between directors and Banco Rio are subject to ratification procedures established by Argentine law; these procedures do not apply in connection with transactions between affiliates of directors and Banco Rio or between shareholders and Banco Rio. A director must inform the Board of Directors of any conflicting interest he may have in a proposed transaction and must abstain from voting thereon.

          A director will not be liable if, notwithstanding his presence at the meeting at which a resolution was adopted or his knowledge of such resolution, a written record exists of his opposition thereto and he reports his opposition to the Supervisory Committee before any complaint against him is brought to the Board of Directors, the Supervisory Committee, a shareholders meeting, the competent governmental agency or the courts. Except in the event of our mandatory liquidation or bankruptcy, shareholders' approval of a director's performance terminates any liability of a director vis-a-vis the Bank, provided that shareholders representing at least 5% of our capital stock do not object and provided further that such liability does not result from a violation of the law or the By-Laws.

          Causes of action against directors may be initiated by Banco Rio upon a majority vote of shareholders. If a cause of action has not been initiated within three months of a shareholders' resolution approving its initiation, any shareholder may start the action on behalf and for the account of Banco Rio.

EXECUTIVE OFFICERS

          Banco Rio has a Management Committee composed of Banco Rio's Chief Executive Officer and substantially all of the executive officers of Banco Rio. The Management Committee meets once a week, and attendance at each meeting varies according to the matters being brought before the committee. The Management Committee oversees the day-to-day operations of Banco Rio to ensure that the overall strategic objectives of Banco Rio are being implemented.

          The following table shows our executive officers at October 31, 2002:

NAME                                  POSITION
--------------------------------      -----------------------------------------
Jose Luis Enrique Cristofani          Chief Executive Officer
Luis Miguel Garcia Morales            Consumer Banking Manager
Oscar Luis Correa                     Corporate Communications Manager
Claudio Alberto Cesario               Corporate Banking Manager
Marcelo Alejandro Castro              Treasury Manager
Guillermo Cristiani                   General Counsel
Jose Alberto Garcia Matanza           Risk Manager
Lucia Esther Haedo                    Human Resources Manager
Norberto Rodriguez                    Administration and Corporate Control
Jesus Lopez Garcia                    Internal Audit Manager
Luis Alberto Aragon                   Strategic Planning and e-Business Manager
Pablo Enrique Vispo                   System Manager

          Oscar Luis Correa. Mr. Correa is the Corporate Communications Manager of Banco Rio. He holds a degree in business administration from the Argentine Catholic University and, before joining Banco Rio, he was a Director of Media Services at A.C. Nielsen Argentina and Senior Manager in international advertising agencies, such as J. Walter Thompson and Ogilvy & Mather.

          Guillermo Cristiani. Mr. Cristiani graduated as a lawyer from the University of Buenos Aires in 1983. From 1984 to 1989, he was an associate at the legal department of Bank of America S.A. in Buenos Aires. Before he joined Banco Rio in November 1998, he was a partner at the law firm Alberto Lisdero. During the course of his career, he has specialized in financial and banking subjects.

          Jose Alberto Garcia Matanza. Mr. Matanza graduated with a degree in Economic and Business Sciences from the University of Cantabria in Spain. From 1990 to 1991, he worked as a Risk Analyst for the Risk Central Area at Banco Santander in Spain. In 1991, he was appointed Assistant Director for the Risk Central Area at Banco Santander in Spain. In 1997, he was appointed Vice President of Risk Area at Banco Santander in Colombia. From 2000 to 2002, he joined Banco Rio as the Manager of the Gestion y Seguimiento department. As of the date hereof, he is our Risk Management Manager.

          Lucia Esther Haedo. Ms. Haedo is Head of Human Resources in Banco Rio. She holds a degree in Sciences, Communications and Psychology (labor orientation) from the University of Buenos Aires. She got a post-graduate degree in Human Resources Management from the IAE. In 1993, before joining Banco Rio, Ms. Haedo was named Head of Human Resources of Origenes AFJP S.A.

          Jesus Lopez Garcia. Mr. Jesus Lopez Gracia graduated in Economics in 1986 and in Law in 2001. Mr. Lopez Gracia began his professional career in 1988 in Banco Santander, later SCH Group. Since 1991, his functions have included being auditor and manager of various business units. Prior to joining Banco Rio, from 1998 through May 2002, Mr. Lopez Gracia held the office of Audit Director in Banco Santander Mexicano.

          Luis Alberto Aragon. Mr. Aragon graduated as Industrial Engineer from the Argentine Catholic University and earned an MBA from the Ecole des Ponts et Chausees in Paris. From 1988 through 1996, Mr. Aragon worked for BankBoston, in Buenos Aires. He joined Banco Rio in 1996, where he worked in the international business area. In 1998, Mr. Aragon was placed in charge of Investor Relations and in March 2000 added the responsibilities of E-Business and Strategic Planning Manager.

          Norberto Rodriguez. Mr. Rodriguez obtained the degree of Public Accountant at University of Buenos Aires in 1983. He worked for Price Waterhouse in its Financial Entities Division. Then he worked for Continental Illinois National Bank as an Operations Manager and Comptroller until 1988. From 1989 to 1995, he headed the Administration and IT departments of MBA. Mr. Rodriguez joined Banco Rio in 1995, a Planning and Financial Control Department manager and was named Head of Administration and Control in 2002.

          Pablo Enrique Vispo. Mr. Vispo graduated with a degree in Systems in 1985 and has a post-graduate degree in Economics and Business Administration from EASEADE in 1997 and a Banking Management degree from CEMA in 2000. In 1985 he was appointed Chief Information Officer for Bank of America. Prior to that, he worked as a Chief Information Officer at Banco de Valores. After that, he served as the Chief Operation Officer and Assistant General Manager to The Principal Financial Group. In 1997, Mr. Vispo joined Grupo Santander as the Chief Information Officer.

COMPENSATION

          The amount of compensation for the directors is composed of a fixed portion and a variable portion. The variable portion of their compensation depends on the achievement of strategic and commercial goals, which are set on a yearly basis.

          We have no stock option plans.

          For the nine-month period ended September 30, 2002 total compensation paid to our directors was approximately Ps.1,869,500. Directors that hold office positions at the Bank do not receive any compensation for their directorship functions.

          We and our subsidiaries offer a medium-term program to recruit and retain our best employees that hold positions of high responsibility and enhance the results of our operations. Payments thereunder are contingent on achieving goals related to (i) our profitability, efficiency and quality, and (ii) the position held by the employee.

SUPERVISORY COMMITTEE

          The By-Laws provide for a Supervisory Committee consisting of three members ("Syndics") and three alternate members ("Alternate Syndics"). In accordance with the By-Laws, Syndics and Alternate Syndics are elected by a majority vote of the holders of Common Stock. Each member of the Supervisory Committee is elected at the annual ordinary shareholders' meeting and serves for a one-year renewable term. Pursuant to the Argentine Companies Law, as amended, only lawyers and accountants admitted to practice in Argentina or civil partnerships composed of such persons may serve as Syndics of an Argentine sociedad anonima.

          The primary responsibilities of the Supervisory Committee are to monitor the management's compliance with Argentine Companies Law, the By-Laws, its regulations, if any, and the shareholders' resolutions, and to perform other functions such as: (i) to attend meetings of the board of directors and shareholders, (ii) to call extraordinary shareholders' meetings when deemed necessary and ordinary shareholders' meetings when not called by the Board of Directors and (iii) to investigate written complaints of shareholders. In performing these functions, the Supervisory Committee does not control the operations of the Bank or assess the merits of the decisions made by the Directors.

          The following table shows the composition of the Supervisory Committee of Banco Rio at October 31, 2002:

                                    DATE OF         EXPIRATION OF
NAME                     POSITION   APPOINTMENT     TERM
-----------------------  ---------  ------------    -------------
Alberto Bande            Syndic     May 29, 2002    One year
Claudio Gustavo Giaimo   Syndic     May 29, 2002    One year
Carlos Oscar Rey         Syndic     May 29, 2002    One year
Alberto Adolfo Allemand  Alternate  May 29, 2002    One year
Omar Raul Rolotti        Alternate  May 29, 2002    One year
Ruben Roberto Ruival     Alternate  May 29, 2002    One year

                             PRINCIPAL SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

          The following table sets forth certain information concerning the beneficial ownership of the capital stock of Banco Rio by each person known to Banco Rio to own more than 5% of the outstanding capital stock of Banco Rio as of September 30, 2002:

                                  Class A Shares       Class B Shares                         Percentage of     Percentage of
       Shareholder             (5 votes per share)   (1 vote per share)         Total            Capital             Votes
----------------------------   -------------------   -------------------   ---------------   ---------------    ---------------
Administracion de Bancos
 Latinoamericanos Santander
 S.L. (ABLASA) .............           105,180,556           109,474,024       214,654,580             61.91%             69.26%

SCH ........................                     -            88,830,009        88,830,009             25.62%              9.68%
BRS Investments S.A. .......            36,730,452             2,539,000        39,269,452             11.33%             20.30%
Others .....................               754,406             3,233,218         3,987,624              1.15%              0.76%
                               -------------------   -------------------   ---------------   ---------------    ---------------
Total ......................           142,665,414           204,076,251       346,741,665            100.00%            100.00%
                               ===================   ===================   ===============   ===============    ===============

          SCH holds, directly and indirectly through other subsidiaries of the SCH Group, 98.86% of our total capital and 99.24% of our voting stock.

          SCH

          Our controlling shareholder, ABLASA, is a wholly owned subsidiary of SCH. The SCH Group is engaged principally in financial operations in Spain and other countries worldwide and it also provides a wide range of banking, financial and related services to corporate and individual clients in approximately 40 countries. SCH was established in 1857 and it is headquartered in Spain, with consolidated assets of Euros 335.5 billion at September 30, 2002. At September 30, 2002, Grupo Santander had stockholders' equity of Euros 18,554 billion.

          SCH is the largest company in the SCH Group. The capital stock of SCH is listed on the Madrid, London, Tokyo, Frankfurt, Zurich and Geneva stock exchanges and, in the form of American Depositary Shares, on the NYSE under the symbol "STD."

          Investment banking activities are conducted principally through Santander Investment, which was organized to hold the various SCH Group companies involved in investment and merchant banking activities, including Santander Investment Securities, Inc. in New York. In addition, Santander Investment engages in corporate finance, securities underwriting, structured finance, securities trading and brokerage services, mergers and acquisitions advisory services, and project finance.

          The SCH Group does not guarantee and is not otherwise liable for any obligation with respect to any of our liabilities (including the repayment of the Existing Notes and the New Notes).

          BRS INVESTMENTS

          BRS Investments is a wholly owned subsidiary of SCH Group since January 22, 2002. BRS Investments was a holding company wholly owned by the Perez Companc Family. On July 25, 1998, Sudacia transferred all of its 36,730,452 Class A Shares and its 2,539,000 Class B Shares of the Bank to BRS Investments. On December 18, 2000 the Perez Companc Family transferred to Merrill Lynch International, London, or MLI, all the shares of BRS Investment.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT

          We entered into a management agreement, or the Management Agreement, with SCH on August 22, 1997. Pursuant to the terms of the Management Agreement, SCH has agreed to provide management and advisory services to us until June 30, 2007, and we have agreed to pay SCH for those services an annual fee equal to 10% of our annual net income before income tax.

          Pursuant to the Management Agreement, SCH has agreed to provide the following services, among others, to us: (i) assist and advise in, and supervise, the implementation of changes in policies and procedures in the areas of administration, operations and systems analysis and credit evaluation, decision-making processes and any other areas related to our banking and financial business; (ii) recommend and implement marketing strategies for products offered or sold and/or to be offered or sold by us, as well as for services rendered or to be rendered by us, and with respect to all our current or future markets; (iii) make recommendations related to the development of new products and financial and/or banking services, as well as in connection with the development of new markets; (iv) present and deliver to us product and/or service developments aiming to achieve our strategic objectives, as well as the design of the technological support and administrative services to effect them;
(v) present and propose new clients to us, and to advise us in our relationship with them; (vi) recommend, develop and implement internal audit policies and procedures in accordance with modern banking practices; (vii) recommend, develop and implement organization plans to our operation, administration, systems and human resources areas; (viii) recommend, develop and implement policies in the area of human resources, including policies and procedures related to performance evaluation and salaries and benefits administration; (ix) establish systems and procedures for the adequate documentation of transactions entered into by us; (x) recommend and implement policies on procedures and controls of foreign exchange transactions performed by us; (xi) recommend and implement improvements in the use of our real estate resources and security systems; (xii) recommend and implement a centralized system for our approval and control of expenses; (xiii) recommend and implement improvements in our budget and planning systems; and (xiv) provide training in its offices in Spain, or in any other place chosen by SCH for that purpose, to our employees in the areas of foreign exchange, banking transactions and credit administration, among others.

          In accordance with the terms of the Management Agreement, neither SCH nor any entity controlling, controlled by or under its common control, SCH will charge us any additional fee or any other amount, for any customary management or advisory products or services even if such product or service is not specifically listed in the Management Agreement. SCH will perform these services at the request and under the supervision of our Board of Directors and in accordance with an annual plan submitted by SCH for approval to our board of directors during the first month of each fiscal year. In addition, SCH must submit to our board of directors, within 60 days of the end of each fiscal year, a report detailing the management products and services provided by it during the prior fiscal year. The Management Agreement may be terminated by SCH upon 30 days' notice and by us in the event of a material breach by SCH or if SCH ceases to be our controlling shareholder.

          Due to the Argentine financial crisis, we did not generate any positive net income; therefore, there have been no payments under the Management Agreement for the years 2001 and 2002.

FINANCIAL AND RELATED SERVICES

          The extension of credit to related persons of the Bank is subject to the regulations of the Central Bank, which limits the amount of credit that may be extended to related persons based on, among other things, a percentage of our net worth. See "Argentine Banking System and Regulation."

          Our extensions of credit to companies belonging to the SCH Group and its directors and officers at December 31, 2001 amounted to Ps.205.6 million, representing approximately 2.7% of our total loans (net of allowances).

                     ARGENTINE BANKING SYSTEM AND REGULATION

          The following is a summary of certain matters relating to the Argentine banking system, including provisions of Argentine law and regulations applicable to financial entities in Argentina. This summary is not intended to constitute a complete analysis of all laws and regulations applicable to financial entities in Argentina. Prospective investors in the Notes are advised to consult their legal advisors for a more detailed analysis thereof.

          Since December 2001, Argentina has experienced an unprecedented political and economic crisis. The new administration has recently undertaken a number of far reaching legislative and regulatory initiatives, the full consequences of which are still unknown. During this period, several of the rules and regulations described below are not being fully enforced by the Central Bank. This information should be read in conjunction with, and is qualified in its entirety by reference to, "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank" appearing elsewhere in this Offering Memorandum.

THE ARGENTINE BANKING SYSTEM

          As of January 31, 2002, the Argentine financial system consisted of 107 financial institutions (including finance companies, credit unions, savings and loan associations and investment banks), 73 of which were privately owned and 13 of which were Argentine Government-owned or related banks.

          As of January 31, 2002, out of the 73 privately owned banks:

          . 32 were privately owned, locally based banks (i.e., sociedades a nonimas);

          . 39 were foreign-owned banks (i.e., local branches or subsidiaries of foreign banks); and

          .    2 were cooperative banks (bancos cooperativos limitados).

          The largest privately owned commercial banks, in terms of total assets, were: Banco Galicia, us, Banco Frances, BankBoston and Citibank. According to information published by the Central Bank as of December 31, 2001, privately owned commercial banks accounted for approximately 66.8% of deposits and approximately 68.9% of loans in the Argentine financial system. The largest foreign banks operating in Argentina at such date, according to their level of deposits, were Banco Frances, us, BankBoston and Citibank. Foreign banks compete under the same regulatory conditions as Argentine banks. Cooperative banks are active principally in consumer banking, with a special emphasis on the lower end of the market. As of December 31, 2001, financial entities (other than Banks) accounted for approximately 0.4% of deposits and 1.9% of loans in the Argentine financial system.

          The largest Argentine Government-owned or related banks, in terms of total assets, were Banco Nacion and Banco de la Provincia de Buenos Aires. Under the provisions of Argentine Law No. 21,526, as amended (the "Financial Institutions Law"), public banks have comparable rights and obligations as private banks, except that public banks handle public revenues and promote regional development and certain public banks have preferential tax treatment. The by-laws of some Argentine Government-owned banks provide that the governments that own them (national and provincial) guarantee their commitments. Under current law, Banco de la Provincia de Buenos Aires will not be subject to taxes, levies or contributions that the Argentine Government may impose. According to information published by the Central Bank, as of December 31, 2001, government-owned commercial banks and commercial banks in which the Argentine Government had an ownership interest accounted for approximately 32.8% of deposits and approximately 29.0% of loans in the Argentine financial system.

          Consolidation has been a dominant theme in the banking sector since the Convertibility Plan was implemented in 1991, with the total number of banks declining from 214 in 1991 to 86 at January 31. In spite of the large number of banks, the system is somewhat concentrated, with the ten largest private banks holding 50.8% of the system's deposits as of December 31, 2001, with significant differences in operating statistics (credit quality, efficiency and profitability ratios) between the top-tier and bottom-tier banks.

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          Since the last quarter of 1996, control of many of the largest
Argentine privately owned commercial banks has been transferred to foreign banks.

          The financial and economic measures adopted by the Argentine Government commencing in January 2002 will likely result in a restructuring of the financial system.

          Due to the severe crisis which affects Argentina and specifically the banking system, the Central Bank has not provided updated information since January 31, 2002 and, therefore, we cannot assure you that the information mentioned above has not become outdated as of the date of this Offering Memorandum. We can point out, however, that two foreign banks, Scotiabank and Credit Agricole, have closed its operations in Argentina during the first semester of 2002.

ARGENTINE BANKING REGULATION

          GENERAL

          Since 1977, the Financial Institutions Law has primarily regulated banking activities in Argentina, which empowers the Central Bank to regulate and supervise the Argentine banking system. In practice, the Central Bank has vested the Superintendencia de Entidades Financieras y Cambiarias (Superintendency of Financial Institutions and Exchange, hereinafter referred to as the "Financial Superintendency") with most of the Central Bank's supervisory powers. In this section, unless the context otherwise requires, references to the Central Bank shall be understood as references to the Central Bank acting through the Financial Superintendency. The Financial Institutions Law confers numerous powers on the Central Bank, including the ability to grant and revoke bank licenses, to authorize the establishment of branches outside Argentina, to approve bank mergers, capital increases and certain transfers of stock, to fix minimum capital, liquidity and solvency requirements, to grant certain credit facilities to financial institutions in cases of temporary liquidity problems and to promulgate other regulations that further the intent of the Financial Institutions Law.

          Argentine Law No. 25,562 passed by the Argentine Executive Branch on February 6, 2002 introduced substantial amendments to the Central Bank's charter which, inter alia, released certain restrictions on the Central Bank's ability to act as lender of last resort, allowed the Central Bank to make temporary advance payments to the federal government for up to 10% of the cash funds obtained during the preceding twelve months, which before could only be effected by purchasing at market prices negotiable securities issued by the National Treasury, and released the restriction whereby up to one-third of the freely available reserves could be composed of public securities considered at market values.

          SUPERVISION

          As supervisor of the system, the Central Bank requires financial institutions to submit information on a daily, monthly, quarterly, semi-annual and annual basis. These reports, which include balance sheets and income statements, information relating to reserve funds, use of deposits, indications of portfolio quality (including details on debtors and any loan-loss provisions established) and other pertinent information, allow the Central Bank to monitor the financial institutions' business practices. If the Central Bank's rules are breached, it may impose various sanctions depending on the gravity of the violation. These sanctions range from calling attention to the infraction to the imposition of fines or even the revocation of the institution's operating license. Moreover, non-compliance with certain rules may result in the obligatory presentation to the Central Bank of specific adequacy or regularization plans. The Central Bank must approve these plans in order for the financial institution to remain in business.

          Additionally, the Central Bank is authorized to make inspections in order to confirm the accuracy of the information it receives from financial institutions.

          Financial institutions have been subject to the supervision of the Central Bank on a consolidated basis since 1994.

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          In order to exercise supervision, the Central Bank requires financial institutions to submit certain information, including the following:

          . monthly consolidated financial statements of the financial institution, its local and foreign branches and its "material subsidiaries";

          . quarterly and annual consolidated financial statements of the financial institution, its local and foreign branches, its "subsidiaries," material subsidiaries of material subsidiaries, those "associated institutions" determined by the Central Bank and companies not mentioned above but elected by the financial institution to be consolidated with the prior approval of the Central Bank;

          . a detailed list, at June 30 and December 31 of each year, of local and foreign companies "related" either to the directors of the financial institution or to holders of at least 5.0% of the financial institution's capital stock or its voting stock; and

          . consolidated semiannual financial statements of the economic group comprising the controlling shareholders or controlling group of the financial institution, except where the controlling shareholders are local financial institutions or foreign financial institutions subject to a consolidated supervision regime in the country of origin.

          For  purposes of this regulation:

          . "subsidiary" of a local financial institution means any local or foreign financial institution that provides services complementary to those that such local financial institution provides, in which the local financial institution possesses, directly or indirectly, more than 50.0% of the voting shares in such institution that has direct or indirect control to determine how the majority of the management bodies of such institution or company are organized, or in which the majority of the directors of the local financial institution is also the majority in such institution or company;

          . "indirectly" refers to the situation in which the financial institution, through another legal entity or its controlling shareholders, directors designated by the controlling shareholders and persons connected to the financial institution, possesses 50.0% or more of the voting shares of such other institution or company; "indirect" shall also refer to any other means of control or participation in the financial institutions that, in the opinion of the Financial Superintendency, even when shareholder participation is less than 50.0%, is deemed to be, or can be inferred to be, after analysis, a situation in which one institution or company controls another and, therefore, one institution has the character of a subsidiary of a local or foreign institution or company;

          . a "material subsidiary" includes, among others, subsidiaries whose assets, contingencies and off-balance sheet operations amount to 10.0% or more of the financial institution's Argentine Regulatory Capital (as defined herein); and

          . "associated institutions" include any local or foreign financial institution which, directly or indirectly, owns or controls between 25.0% and 50.0% of the total voting stock of such associated institutions.

          Due to the significant impact of the financial crisis in Argentina, since December 31, 2001 the Central Bank has suspended the requirement of the above mentioned information or has changed the terms for the filing of relevant information by the financial institutions.

          PERMITTED ACTIVITIES

          The Financial Institutions Law provides for the following types of financial institutions: commercial banks, investment banks, mortgage banks, financial companies, savings and loan companies (sociedades de ahorro y prestamo para la vivienda) and credit unions (cajas de credito). Except for commercial banks, which are authorized to conduct all financial activities and services that are not specifically prohibited by law or by regulations of the

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Central Bank, the activities that may be carried out by Argentine financial institutions are set forth in the Financial Institutions Law and related Central Bank regulations. Some of the activities which are permitted for commercial banks include the ability:

          .    to make and receive loans;

          . to receive deposits from the public in both local currency and U.S. dollars;

          .    to guarantee clients' debts;

          . to acquire, place or negotiate stock or debt securities, including government securities, in the over-the-counter market (subject to the prior approval of the CNV);

          .    to conduct transactions in foreign currency;

          .    to act as fiduciary;

          .    to issue credit cards;

          . to act, subject to certain conditions, as brokers in real estate transactions; and

          .    to conduct trade finance transactions.

          In addition, the Financial Institutions Law prohibits commercial banks from, among other things, owning commercial, industrial, agricultural and other types of enterprises except in the case of activities that the Central Bank specifically allowed pursuant to regulations issued for all financial institutions.

          Since October, 2002, the Central Bank regulations establish certain restrictions on the lending capacity for financial entities which had received financial assistance from the Central Bank due to illiquidity circumstances. Such financial entities can only grant financing to non-related clients of the private non-financial sector, subject to certain limits imposed by the Central Bank on the total amounts to be borrowed which are determined by a percentage resulting from the relation between the assets of the bank and the assistance received from the Central Bank.

          The Central Bank regulations establish several requirements for the establishment of local or foreign branches, including the authorization of the Central Bank. However, as of April 24, 1998, the establishment of mini branches and permanent promotion stands requires only notification to the Central Bank. Mini branches are permitted to engage only in minor operations (i.e., payment of pensions, collection of up to Ps.2,000 loan forms, collections of public services and taxes). A promotion stand may be established to engage only in the receipt and delivery of forms related to services provided us and is not permitted to deal with money and securities.

          LEGAL RESERVE

          The Central Bank requires that each year banks allocate to a legal reserve a percentage of net income set by the Central Bank which is currently 20.0%. Such reserve can only be used during periods in which a bank has incurred losses and has exhausted all allowances and other provisions. Dividends may not be paid if the legal reserve has been impaired.

          MINIMUM LIQUIDITY REQUIREMENTS

          General

          After the crisis of early 1995 (the "Tequila Crisis"), the Central Bank implemented a systemic liquidity policy that consisted of setting up a liquidity reserve that discouraged the withdrawal of deposits and other liabilities, in order to regain the depositors' confidence and ensure credit for the economy. This policy resulted in

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the creation of substantial asset reserves which enabled the financial system to provide an immediate response in the event of supervening liquidity problems.
For such reason, during the second half of 1995 a system of "Minimum Liquidity Requirements" was established in substitution of the minimum cash reserves. This system principally consisted of considering the residual terms of financial liabilities and the creation of reserves preferably composed of foreign instruments, so that financial institutions could obtain a return from such reserves and thus reduce the costs incurred in their creation. This liquidity policy was implemented in accordance with the legal restrictions effective at such time (namely, the Convertibility Law and the Central Bank's charter) which prevented the Central Bank from acting as lender of last resort and the limitations imposed by the market on such powers in terms of risk.

          On March 1, 2002, through Communication "A" 3498, the Central Bank provided for the unification of both systems, therefore repealing the system of minimum liquidity requirements created in 1995.

          The minimum cash requirement is calculated based on the monthly average of the daily balances of the obligations recorded at the closing of each calendar month. For purposes of calculation of minimum cash, the following obligations shall be taken into account:

          . deposits and other obligations for sight or term financial intermediation; and

          . unused balances from advance payments made to current accounts which do not have clauses which enable the financial entity to provide for the annulment thereof.

          The cash requirement may be observed separately for each currency in which the obligations mentioned are denominated. Minimum cash payments must be made in any instrument indicated below:

          .    Cash in the country;

          . Financial entities' current accounts in Pesos and special guaranty accounts held with the Central Bank; and

          . Financial entities' minimum cash accounts held with the Central Bank in U.S. dollars or in other foreign currencies.

          The amounts of minimum cash to be paid shall be those arising from the application of the rates indicated below according to the nature of the obligation:

ITEM                                                                                              RATE
---------                                                                                         ----
Current account deposits......................................................................      22%

Savings account deposits......................................................................      22%

Certain special accounts (custodial accounts for the benefit of minors, "payment of
 remunerations," etc).........................................................................      22%

Other sight deposits and obligations, pension and retirement contributions credited by the
 ANSES, the payment of which is still pending, and immobilized balances.......................      22%

Unused balances of advance payments made to current account...................................      22%

Sight placements which are the funds of mutual investment funds...............................     100%

Current account deposits with financial non-banking entities, computable for the payment of
 minimum cash.................................................................................     100%

Deposits reached by Rescheduling..............................................................      40%

Deposits reached by Rescheduling the last installment of which is payable as from March, 2003.       0%

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

ITEM                                                                                              RATE
---------                                                                                         ----
Obligations for foreign loans..................................................................      0%

Negotiable obligations.........................................................................      0%

Deposits reached by Rescheduling assigned by other financial entities..........................    100%

Term deposits created in cash debited from "special accounts for cash deposits"

     From 7 to 13 days.........................................................................      9%

     From 14 to 29 days........................................................................      7%

     More than 30 days.........................................................................      5%

Obligations  for  "acceptances"  if cash  enters the  financial  system or by debit of special accounts for cash deposits

     From 7 to 13 days.........................................................................      5%

     From 14 to 29 days........................................................................      4%

     More than 30 days.........................................................................      3%

Fixed term deposits in U.S. dollars payable in Pesos...........................................      0%

Obligations assumed with the trust fund of aid to financial insurance and institutions               0%

Deposits made due to court orders..............................................................     10%

Special  accounts  denominated  in U.S.  dollars  devoted  to the  deposit  of the  warranties required for the operations  concerning  futures and options carried out in the self-regulated
 markets subject to the control of the CNV.....................................................    100%

Special sight accounts denominated in foreign currency.........................................    100%

Term deposits with CER clause..................................................................      0%

          Likewise, financial entities must comply with the following additional requirements:

          . 75% minimum cash requirement over the monthly average of daily increase (taking into account only the positive balances) registered by the deposits as from March 1, 2002, with respect to the balance verified as at November 30, 2001.

          . 25% minimum cash requirement over the monthly average of daily increase (taking into account only the positive balances) registered by the deposits as from March 1, 2002, with respect to the balance verified as at January 4, 2002.

          . 100% minimum cash requirement of any defect in the application of resources corresponding to deposits in foreign currency. See "Loan capacity of deposits in foreign currency."

          . 100% minimum cash requirement of any defect in the minimum application of resources derived from sight and term obligations denominated in Pesos. See "Minimum Application of Resources Derived from Sight and Term Obligations Denominated in Pesos."

          Reporting Requirements on Liquidity Position

          In order to complement the regulations designed to limit the liquidity risk assumed by financial institutions in Argentina, banks are required to prepare for the Central Bank monthly reports on cash-flows, detailing the following: (1) contractual cash-flow of assets and liabilities; (2) projected cash-flow replicating the past three months, behavior of assets and liabilities,
(3) projected cash-flow assuming an illiquidity scenario at the bank only,

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and (4) projected cash-flow assuming a systemic illiquidity scenario (both with and without compliance with minimum requirements). Financial institutions are further required to adopt management and control policies to assure the availability of reasonable levels of liquidity in order to effectively manage the different potential scenarios that may affect deposits and other financial obligations. Such policies are required to establish procedures to evaluate and sufficiently anticipate the liquidity of the institutions in the context of the market so as to revise projections, adopt measures to eliminate liquidity problems and obtain funds on market terms sufficient to maintain a prudent level of assets over the long term. Such policies are also required to address: (1) the concentration of assets and liabilities in particular customers; (2) the general economic situation, probable trends and the impact on available credit, and (3) the ability to obtain funds through the sale of public debt instruments and/or liquid assets. Furthermore, Central Bank regulations require financial institutions to establish a "daily tracking" of their liquidity and of the market, calling for the participation of and coordination with the highest level manager of the institution. Additionally, one member of the board of directors of the bank must be appointed to be informed at least weekly of the changes in the liquidity condition of the institutions and the market which may require new strategies to protect the liquidity of the institutions.

          Minimum Application of Resources Derived from Sight and Term Obligations Denominated in Pesos

          According to Communication "A" 3598 of the Central Bank, as amended and supplemented, a system was created which imposes a minimum application for the resources deriving from sight and term obligations denominated in Pesos for certain specified purposes enumerated below, the application of which is mandatory since May 2002.

          Any defect in the application of the resources under such system shall be computed by an amount equal to the effects of determining the minimum cash in Pesos for the relevant period.

          The following reflects the different types of deposits included in this system and the requirement applicable to each of them:

Current accounts and other sight deposits and obligations ................   18%

Savings accounts .........................................................   18%

Certain Special Accounts (custodial accounts for the benefit of minors,
 "payment of remunerations," etc).........................................   18%

Unused balance of advance payments made to current accounts ..............   18%

Sight deposits of mutual funds ...........................................    0%

Obligations for foreign loans ............................................    0%

Sight deposits made due to court orders ..................................    0%

Term deposits with CER clause ............................................  100%

          These resources must be applied for the following purposes: (a) credits or debt securities or interest certificates issued by financial trusts acquired in operations formalized or to be formalized as from November 26, 1998, in view of the restructuring of financial entities under the Financial Entities Law, including possible unpaid balances of participation certificates or debt securities of such trusts executed up to January 31, 2001, and (b) bills of exchange of the Central Bank in Pesos adjustable by CER, acquired through biddings or secondary negotiations. This application must be equal to the amount resulting from the requirement over fixed term deposits having a "CER" clause and it will only be admitted for such purpose.

          As from August 2002, and for a 12-month consecutive period the holding of "9% Government Bonds - maturity 2002" may be deducted from the minimum requirement to be applied to such ends, except for those corresponding to fixed term deposits having a "CER" clause, subject to compliance with certain conditions.

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

          Loan capacity of deposits in foreign currency

          According to the provisions of Communication "A" 3528 of the Central Bank, the loan capacity derived from the deposits created in foreign currency, including those created in U.S. dollars payable in Pesos, must be applied, indistinctly, to the following purposes:

          .    pre-financing or financing of exports,

          .    making inter-bank loans, and

          . securities by the Central Bank denominated in U.S. dollars, acquired in biddings or through secondary negotiations (this application must be at least equivalent to the amount payable in Pesos).

          The loan capacity shall be the sum of all the deposits in foreign currency plus the amount of all the inter-financial loans received, prior deduction of the minimum cash requirement over deposits.

          Any defect in the application of resources under such system shall be computed for an equivalent amount in order to determine the minimum cash in Pesos for the relevant period, except for that corresponding to the application mentioned in item 3, which application shall be subject to a charge equivalent to twice the rate arising from the biddings of the bills of the Central Bank in Pesos.

          REGULATORY CAPITAL

          The minimum capital requirement to cover market risk is determined as a direct function of our various positions in government securities and certain other securities recorded in marked-to-market accounts, as well as positions in foreign currencies other than the U.S. dollar. The risk-adjusted assets in this case correspond to the required capital multiplied by the reciprocal of the requirement percentage.

          "Minimum Capital" is equal to the sum of:

          (a)    "Basic Net Worth," which includes:

               . capital stock,
               . capital adjustments,
               . reserves and irrevocable capital contributions, and . third parties' share interests for those corporations subject to a supervision system on a consolidated basis; plus

          (b) "Complementary Net Worth," which includes 50% of loan loss allowances for loans to borrowers classified as "normal" under Central Bank rules, certain subordinated debt and certain unaudited net income, minus unaudited losses and certain items such as permanent investments in other financial entities and intangible assets.

          Central Bank Communication "A" 2914, dated May 5, 1999, required the deduction, as from May 1999, of any surplus between the book value of government bonds held in investment accounts as at the last day of each month and the market value of such holdings as at that date, increased by 20%. This deduction was eliminated as from March 1, 2000 by Communication "A" 3039 of the Central Bank.

          Minimum Capital must be, at least, the greater of:

          (a)    minimum basic capital and

          (b) the sum of the minimum capital required for credit risk, market risk, and the minimum capital requirement for interest rate risk.

          Basic Minimum Capital. The basic minimum capital set forth by the Central Bank for Commercial Banks (excepting wholesale commercial banks which are subject to a basic minimum capital of $10,000,000) is

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

$15,000,000. Notwithstanding the foregoing, those entities in operations as at October 31, 1995 must maintain as from January 1, 1999 a basic minimum capital of $5,000,000 if as at December 31,1998 they were subject to basic requirements lower than $5,000,000, or about $8,000,000 for the rest of the entities. Currently, the basic minimum capital is fixed at $15,000,000 for all commercial banks (except for wholesale banks subject to a basic minimum capital of $10,000,000). Those banks which act as custodians and/or registration agents of securities representing the investments of retirement and pension funds and/or as registration agents for registered mortgage letters must certify a minimum capital equal to or above the greater of $50,000,000, or the equivalent of 5% of the securities under custody (in the case of mortgage letters, considering the net value of any amortizations effected).

          Minimum Capital for Credit Risk. Central Bank Communication "A" 3307 modified the calculation of minimum capital for credit risk in force, with effect over the calculation of the Computable equity liability as well, applicable as from 2001, in the manner described below:

               Minimum Capital Requirement for Credit Risk = Max[Min(Cer1;Cerj), Cer2]

          Cer1: It corresponds to the minimum capital required according to the credit risk calculated taking the method described below. Communication "A" 3307 provides two tables of risk indicators in accordance with the interest rate, the first one of such tables is applicable to personal loans, with credit card and guaranteed by means of a pledge for amounts not exceeding the sum of Ps.15,000, advance payments in current account and other advances. The second table is applicable to any other financing.

          Cerj: It corresponds to the minimum capital required calculated taking the same method applied to Cer1 but on assets corresponding to May 2001. Therefore, Cerj has remained constant since July 2001.

          Cer2: It uses the same methodology applied for the calculation of Cer1 and Cerj with the following variations:

               A) The coefficients applicable in accordance with the above-mentioned Communication "A" 3039 were replaced by the following:

                    . For Z1: 0.01

                    . For Z2: 0.015

                    . For Z3: 0.02

                    . For Z4: 0.025

               B) Two new risk indicator tables are established according to the interest rate, based upon the standards described for Cer1 but determining new tranches according to the increases of interest rates in force at that time in the financial system.

          The minimum capital requirement for credit risk is the sum of:

        .    A certain percentage of the value of our fixed or illiquid assets;
             and

        . 11.5% of the value of certain financial or liquid assets, net of certain allowances and reserves, multiplied by a coefficient based on the perceived risk of such assets; and

        . A certain percentage on shareholdings and term purchases for swaps of government securities in investment accounts and financing granted to non-financial Argentine public sector as from June 6, 2000.

          The sum of (a), (b) and (c) shall then be multiplied by a second coefficient ranging from 0.970 to 1.15 based on the rating that the Superintendence grants to the bank based on the its net worth, asset quality, management, profitability and liquidity.

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

          The percentage of the value of our fixed or illiquid assets to be used to determine the Minimum Capital requirements is 15% in the case of assets acquired before June 30, 1993 and 12.5% in the case of assets acquired after that date. To determine a bank's risk-weighted assets, the Central Bank has assigned to each category of liquid asset a risk value based on the type of asset, borrower, collateral or guarantee, if any.

          In addition, loans and other extensions of credit are subject to a second risk valuation depending on their interest rate and the type of weighing granted. For example, while personal loans, credit cards, advance payments in current accounts and other advances at an annual rate of up to 26% and the remaining loan transactions at an annual rate of up to 16%, were assigned a 100% risk value, the same transactions at rates up to 29% and 19%, respectively, have been assigned 110% and 100% risk indicators depending upon whether the rate is applicable to the calculation of Cer1 or Cer2.

          With respect to the assets mentioned in item (c), they are classified under four groups called "Zones" (Z) according to their "Modified Duration"
(MD), with Z1 being equivalent to Modified Duration transactions up to 0.5; Z2 for Modified Duration from 0.5 to 1; Z3 for Modified Duration from 1 to 2.5, and Z4 for Modified Duration above 2.5. To each of these groups corresponds a coefficient as follows: 0.01 for Z1; 0.025 for Z2; 0.04 for Z3, and 0.05 for Z4. From the multiplication of the Zones and the coefficients corresponding to each of the Zones, the amounts are obtained which will be added to the (a) and (b) values mentioned in the preceding paragraph.

          Minimum Capital for Interest Rate Risk. Under Communication "A" No. 2793, dated October 27, 1998, the Central Bank has implemented certain modifications, to be effective as from March 1999, to the methodology used by financial entities to calculate minimum capital requirements, including risks associated with fluctuations in interest rates, credit quality and certain types of market risk. However, the following items are excluded from this regulation:

          1. securities and derivative instruments that are already subject to minimum capital requirements;

          2.   banker's acceptances;

          3. subordinated debt that is included in the calculation of Complementary Net Worth; and

          4. derivative contracts with foreign banks that have credit ratings of at least "A," as determined by an international credit rating agency.

          Minimum Capital for Market Risk. Under Communication "A" 2435, dated May 16, 1996, as amended by Communication "A" 2461, dated August 30, 1996, the Central Bank implemented, effective as from September 1, 1996, additional minimum capital requirements in relation to market risk associated with positions held by financial entities in "local assets," "foreign assets," and "foreign currency positions," including derivatives bought or sold on such positions.

          "Local assets" include:

               (a) sovereign securities issued by the national government, except for those held in investment accounts;

               (b) shares of capital stock of Argentine companies included in the Argentine stock market index (or "Indice Merval"); and

               (c) holdings in common investment funds the purpose of which is the securities or shares mentioned in (a) and (b) above.

          "Foreign assets" are defined to include:

               (a) sovereign securities issued by foreign governments and debt securities issued by foreign companies;

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               (b)  shares of capital stock of foreign companies; and

               (c) holdings in common investment funds the purpose of which is the securities or shares mentioned in (a) and (b) above.

          "Foreign currency position" is defined to include:

               (a)  positions in foreign currencies other than U.S. Dollars;

               (b)  derivatives purchased or sold on such currency; and

               (c) the value in U.S. dollars of positions held in foreign assets, which assets are denominated in any foreign currency other than U.S. dollars.

          The new capital requirements related to risk are determined by using specific risk methodologies and based on the financial entity's daily net positions in any of the above-mentioned assets. These new requirements follow, in general, standards established by the Basle Committee and the European Union.

          If a financial entity does not comply with all these minimum capital requirements, the Central Bank may impose various penalties, including:

          .    temporary limitation on the amount of deposits a bank may accept;

          . revocation of the license of a bank to conduct foreign exchange transactions; and

          .    in some cases, revocation of the license of a bank to operate.

          RATINGS

          The Central Bank requires that financial institutions be rated by at least one of the rating agencies registered with the Central Bank. Local branches of foreign financial institutions, or local banks whose deposits or other financial obligations are guaranteed by foreign banks, may alternatively provide at least two rating evaluations issued by an international rating agency approved by the Central Bank, with respect to the parent foreign financial institution of the local branch, with respect to the guarantor foreign bank. Ratings must be obtained on a three-month basis and must evaluate the relevant financial institution in order to determine the repayment probability. The factors analyzed include, among others, each institution's liquidity, capitalization, management, profitability and market indicators of credit quality and asset quality. The Central Bank outlined a series of situations in which the rating agencies or their employees will be ineligible to carry out a rating process (e.g., when both the rating agency and the financial institution have common employees). The primary objective of this requirement is to obtain an independent opinion as to the capacity of the relevant financial institution to repay principal and interest accrued in connection with any financial transaction entered into by it. Failure to maintain ratings as required leads to penalties being applied, ranging from fines to the revocation of the institution's banking license.

          Accordingly, the Central Bank established the "CAMEL" quality rating system which is based on weighting consistent and comparable criteria, creditworthiness, compliance with the Argentine Financial Entities Law, its administrative order and the general operating solvency of the entity. Each letter of the CAMEL system corresponds to the following operating areas of each bank that is being rated: "C" represents capital, "A" represents assets, "M" represents management, "E" represents earnings, and "L" represents liquidity. Each factor is evaluated and rated on a scale from 1 to 5, 1 being the highest rating an entity can receive. By combining the individual factors that are under evaluation, a combined index can be obtained that represents the final rating for the entity. The rating a bank receives from the CAMEL system can be used by the Central Bank in making decisions, such as determining the levels of minimum capital or the amount of contributions a bank is required to make to the insurance guarantee system. According to the letter presented by the Central Bank on June 2001, we were granted a quality rating of 1.

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BASIC System

          The Central Bank established a control system ("BASIC") which requires all financial entities to comply with a set of procedures concerning the operations of such financial entities. Consequently, it allows the public access to a greater level of information and safety with respect to their holdings in the Argentine banking system. Each letter of the BASIC system corresponds to one of the following procedures:

          B ("Bonos" or Bonds). The Central Bank requires that, on an annual basis, all financial entities in Argentina engage in at least one of the following activities:

               (a) an issuance of debt in a country that is both a member of the OECD and has a sovereign debt rating of "AAA";

               (b) an issuance of equity that has been approved by the relevant local authorities and whereby such shares may be freely traded in either such local market or in a market whose nation is both a member of the OECD and has a sovereign debt rating of "AAA";

               (c) an issuance of debt to an Argentine financial entity that is in compliance with the alternative procedure described in
                    (a) above; and

               (d) a transaction with a foreign bank that has a credit rating of at least "A" whereby the Argentine financial entity either receives deposits or borrows from such foreign bank. The purpose for such requirement is to expose Argentine financial entities to scrutiny and analysis by third parties that the Central Bank considers to be demanding in terms of credit analysis and quality control. The necessity to respond to the expectations of such third parties, in turn, creates for the Central Bank an additional source of quality control for the Argentine banking system. As from the adoption of this requirement, we have always been in compliance. This requirement was repealed by means of Central Bank Communication "A" 3498 issued on March 1, 2002.

          A ("Auditoria" or Audit). The Central Bank requires a set of audit procedures that include:

               (a)  the creation of a registry of auditors;

               (b) the implementation of strict accounting procedures to be complied with by auditors;

               (c) the payment of a performance guarantee by those auditors to induce their compliance with the procedures, and

               (d) the creation of a division within the Central Bank liable for verifying that the procedures are followed.

          The purpose of this requirement is to assure accurate disclosures by the financial entities to both the Superintendence and the public.

          S ("Supervision" or Supervision). The Central Bank reserves the right to inspect financial entities from time to time.

          I ("Informacion" or Information). The Central Bank requires financial entities to disclose on a monthly basis certain daily, weekly, monthly and quarterly statistical information.

          C ("Calificacion" or Rating). The Central Bank established a system requiring periodic credit evaluation by internationally recognized rating agencies.

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Foreign Currency Position

          As of the date of this Offering Memorandum, the maximum limit of the general foreign exchange position for financial entities is the greater of (a) 5% of adjusted shareholders' equity recorded by the end of November 2001, or (b) US$1,000,000 (for banks) or US$500,000 (for non-banking financial entities). The maximum limit is reduced by 50% if the financial entity records a debt for rediscount loans (redescuentos) with the Central Bank for an amount greater than 50% of the last adjusted shareholders' equity recorded by the entity.

          To such effect, the Central Bank defines the general exchange position as the total liquid foreign assets of the entity, which comprise:

               (a) cash, gold, foreign currency and foreign currency notes in Argentina and abroad;

               (b) holdings of deposits and investments at all terms in foreign banks;

               (c)  investments in foreign government and private bonds;

               (d)  other liquid investments abroad;

               (e)  correspondent bank debt and credit balances; and

               (f) purchases and sales of such assets that are perfected and which settlement is pending for exchange purchases and sales with clients within a term not exceeding 48 business hours.

          HOLDING OF SECURITIES IN INVESTMENTS ACCOUNTS

          As from March 1, 2000 and according to Communication "A" 3039 of the Central Bank, the holdings in investment accounts are recorded at cost value, increased by the interest resulting from the current coupon. The accounting value of the holdings as of the last day of each month will be reduced by an amount resulting from the positive difference between the accounting value for the position of each security as of that date and its market value increased by 20%. As an offset, the obligation to deduct from the entity's computable equity the difference between the accounting value of the securities and their market value increased by 20% is eliminated.

          By means of Central Bank Communication "A" 3083, the criteria for the accounting of holdings in investment accounts have been modified as from June 1, 2001. Such holdings are recorded at the cost value exponentially increased until the date of payment of each service, taking into account their internal return rate and the time elapsed since the incorporation into such investment accounts.

          In case of holdings incorporated into investment accounts prior to June 1, 2001, the base to be taken into account shall be the value recorded as at May 31, 2001, resulting from the application of the valuation procedures admitted up to such time and the internal return rate applicable to such securities as at May 31, 2001.

          The accounting value of the holdings shall decrease on the last day of each month by the amount of the positive difference resulting from the following formula:

          Pvc - (1,20 * Pvm)

          where

          Pvc: shall be the accounting balance of the position of each security as of the last day of each month.
          Pvm: position of each security, as of the last day of each month, taken at the market value.

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          LENDING AND INVESTMENT LIMITS

          Central Bank rules limit the amount of credit, including guarantees, that a commercial bank may extend to, and the amount of equity that it may invest in, any entity at any time. These limits are based on our Adjusted Stockholders' Equity on the last day of the immediately preceding month.

          According to Central Bank rules, a commercial bank may not extend credit to a single non-related client and its affiliates, or invest in that client's equity, for an amount in excess of 15% of the bank's Adjusted Stockholders' Equity. However, a bank may extend additional credit to that client up to 25% of the bank's Adjusted Stockholders' Equity if that additional credit is secured with certain senior preferred liquid assets, including government or private debt securities. Total loans or other extensions of credit that a commercial bank may grant to any particular borrower and its affiliates are also limited based on the borrower's net worth. Total loans or other extensions of credit to any one borrower and its affiliates may not exceed, in general, 100% of such borrower's net worth, but such limit may be increased to 200% of the borrower's net worth if such amount does not exceed 2.5% of the bank's Adjusted Stockholders' Equity.

          Effective as from October 1, 1995, the Central Bank requires that extensions of credit in any form in excess of 2.5% of a bank's Adjusted Stockholders' Equity must be approved by the relevant branch manager, regional manager, relevant first line administrative officer of the credit area, general manager and credit committee, if any, of the bank, as well as by its board of directors, administration council or similar corporate body.

          Under Central Bank regulations, the aggregate amount of investments of a commercial bank in the stock of third parties, including participation in certain mutual funds authorized pursuant to Central Bank regulations, may not exceed 50.0% of such bank's Argentine Regulatory Capital, with the aggregate amount of such investments on the assets described below being limited to 15.0% of such bank's Argentine Regulatory Capital. Such assets are:

          . unlisted stock, excluding (a) stock of companies which provide services complementary to the services offered by the bank and
               (b) any stock participation which is necessary in order to obtain the rendering of public services;

          . listed stock and participations in mutual funds which are not taken into account in order to determine the market risk related capital requirements referred to below; and

          . listed stock which does not have a "largely publicly available" market price. Under the regulations, a stock's market price is considered to be "largely publicly available" when daily quotes of relevant transactions are available, which quotes would not be significantly affected by the disposition of the bank's holdings of such stock.

          In addition, an equity investment of a commercial bank in another company that does not provide services complementary to the services provided by the commercial bank may not exceed 12.5% of such company's net worth.

          On July 17, 1997, the Central Bank issued Communication "A" 2563, which establishes new requirements, effective January 1, 1998, with which banks must comply in order to grant real estate financing secured by mortgages to individuals. These requirements are intended to standardize the way in which banks grant mortgages and thereby to promote the securitization of mortgage loans by Argentine banks.

          Under Central Bank regulations, a person is "related" to a financial institution (and thus part of the same "economic group"):

          . if the financial institution controls, is controlled by, or is under common control with, such person;

          . if the financial institution or the person that controls the financial institution have common directors to the extent such directors, voting together, will constitute a simple majority of each board; or

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          .    in certain exceptional cases, if such person has a relationship with the financial institution or the person controlling such financial institution and the Board of Directors of the Central Bank determines that such person may adversely affect the economic condition of the financial institution.

          In turn, "control" by one person of another is defined under such regulations as:

          . holding or controlling, directly or indirectly, 25.0% of the voting stock of the controlled person;

          . having held 50% or more of the voting stock of the controlled person at the time of the last election of directors;

          . holding, directly or indirectly, any other kind of participation in the controlled person so as to be able to prevail in its shareholders or Board of Directors meetings; or

          . when the Board of Directors of the Central Bank determines that a person is exercising an influence, directly or indirectly, in the direction or policies of another person.

          As from July 1, 2000, by means of Communication "A" 3129 dated June 30, 2000, the Central Bank established that the total amount of the operations of a bank or related person may not exceed the following percentages of their computable equity as at the last day of the month prior to that in which they apply:

          (a) Local financial entities whose transactions are subject to consolidation by lender or borrower in terms of rules on consolidated supervision and which are rated CAMEL 1 or 2:

               .    100% when the entity receiving the loan is rated 1.

               . If the receiving entity is rated 2, 10% without limitations and an additional 90% to be used should the term for the loans and other credit facilities not exceed 180 days.

          (b)  Local financial entities not included in the definition above:
               10%.

          (c) Local companies consolidated by the financial entity in terms of the rules on consolidated supervision issued by the Central Bank and whose only purpose is one of the activities defined below as "supplementary services of the financial activity" which are mentioned below:

               (i) Stock-exchange or over-the-counter agent in stock exchanges or markets.

               (ii)      Issuance of credit or debit or similar cards.

               (iii) Financial assistance through lease transactions in capital goods, durable goods or real property acquired for such purpose or in connection with credits on sales.

               (iv) Temporary acquisition of shareholdings in companies to facilitate their development in order to sell such holdings afterwards. The granting of financing, or advice regarding financial management and planning, to such companies.

                         .    If the controlling financial entity is rated 1:
                              100%.

                         . If the rating is 2, 10% without limitations, plus an additional 90% to be used if the term of the loans and other credit facilities do not exceed 180 days.

          (d) Any other domestic company not complying with the provisions mentioned in the preceding item: 10%.

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          (e)  Foreign financial entities rated as "Investment Grade": 10%; all others, 5% for unsecured operations and up to 10% for secured operations, without exceeding 10% as a whole.

          (f) All other transactions: 5% unsecured and up to 10% secured, without exceeding 10% as a whole.

          The total amount of the operations of all companies or persons related to the financial entity referred to in items (b), (d), (f) and (g) above may in no case exceed 20% of the Bank's computable equity liability as of the last day of the preceding month.

          On November 13, 1998, pursuant to Communication "A" 2800, as supplemented, all loans to, or investment in, Related Persons is prohibited for financial entities having a CAMEL rating of 4 or 5 (Communication "A" 2829) except in the following situations and under the following limitations:

          (a) foreign financial entities which are subsidiaries of the domestic entity subject to consolidated supervision (Communication "A"
               2829),

          (b) foreign banks controlling domestic financial entities or their branches or subsidiaries abroad (Communication "A" 2829),

          (c) when the Related Person is a company that has been fully consolidated by the bank and is exclusively involved in certain activities that are complementary to financial intermediation, the foregoing traditional restrictions with regard to investments and loans apply, and

          (d) when the Related Person is a company expressly referred to as an exempted entity under Article 28 of Law No. 21726 and only in respect of equity investments, the bank is limited to lending to such Related Person and only in accordance with the previous traditional restrictions.

          In addition, with respect to Related Persons who are individuals, the total amount of loans to those Related Persons cannot exceed Ps.50,000, which must be used exclusively for personal or family purposes. Failure to properly observe these requirements can result in an increase of the minimum capital requirements for credit risk in an amount equal to 100% of the daily excess amounts over the requirements beginning on the month when the excess amounts appear and continuing while the excess amounts remain. In the case of information registered out of term, this increase will be applied beginning on the month when the information is registered and for as long as the default exists. Moreover, once the default has been corrected, the increase will be applied for a number of months equal to the period during which the Central Bank was not informed. For repeated defaults, the increase can reach up to 130% of the excess amount.

          Effective as from July 1, 1993, the amount of non-exempted credit to, and share interests in, a single client, whether related to the bank or not, of a given bank which individually exceeds 10% of that bank's Adjusted Stockholders' Equity may not exceed, in aggregate, three or five times the bank's Adjusted Stockholders' Equity, excluding loans in domestic financial entities and including share interests in domestic financial entities.

          APPROVAL OF SIGNIFICANT ACQUISITIONS

          Argentine law and the Central Bank regulations require that, with respect to financial entities, the Central Bank approve in advance certain acquisitions of shares or transfers of voting power ("Significant
Acquisitions"). A Significant Acquisition may be:

          .    a transfer of shares;

          .    a transaction likely to result in the transfer of shares; or

          . a transaction having the effect of giving the voting rights attached to shares to a person other than the owner of those shares that is likely to alter the structure of the shareholders' groups within the financial

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               entity or involves the transfer of 5.0% or more of the capital stock or voting power, whether acquired in a single transaction or through a series of transactions within a six-month period.

          The Central Bank must also provide prior approval of the acquisition of shares through the exercise of an option, if such transaction constitutes a Significant Acquisition.

          In addition, the issuer must report any acquisition to the Central Bank, other than Significant Acquisitions, in an initial public offering of 2.0% or more of the capital stock of a financial institution.

          The approval of Significant Acquisitions by the Central Bank requires that the entity whose shares are to be acquired submit to the Financial Superintendency certain documentation, including:

          . a statement from the board of directors or members of the audit committee describing the expected changes in shareholders' ownership;

          .    the purchase price, class of stock and payment conditions;

          . copies of the prospective purchaser's bylaws and certificate of incorporation;

          . copies of the audited financial statements of the prospective purchaser for the last two fiscal years;

          . an auditors' certificate as to the existence and sufficiency of funds to purchase the shares; and

          . the identities of the members of the board of directors, audit committee and surveillance committee of the prospective purchaser and shareholders.

          Transactions which upon completion will result in a Significant Acquisition require Central Bank approval.

          LOAN LOSS RESERVES

          The Central Bank requires financial institutions to establish loss reserves in respect of all loans, guarantees and other extensions of credit granted by such institutions, the amount of which depends on the category in which the obligors thereunder are classified. Under Central Bank regulations, a bank may elect either to establish loan loss reserves or to allocate existing loan loss reserves which, based on such bank's assessment of the risk underlying its portfolio, would otherwise be available for reversal.

          PRIORITY RIGHT OF DEPOSITORS AND THE CENTRAL BANK

          Argentine Law No. 24,485, as amended, provides that in the event of judicial liquidation or bankruptcy of a bank, all depositors, regardless of the type, amount or currency of their deposits, whether individuals or legal entities, would have a general and absolute priority right over all creditors, with the exception of certain labor creditors and those creditors secured by a pledge or mortgage, credits granted under Section 17, subsections (b), (c) and
(f) of the Central Bank's charter (including rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund (Fondo de Liquidez Bancaria) secured with pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation or the assets of a failed bank. In addition, depositors of any type of deposits have a special priority right over all other creditors of a bank, with the exception of certain labor creditors, to be paid out of: (i) any funds of such bank which may be held by the Central Bank as reserves; (ii) any other funds of such bank existing at the date the license of such bank is revoked; or (iii) any proceeds which may result from the mandatory transfer of certain assets of such bank as determined by the Central Bank.

          Such payments are to be made in the following order of priority: (a) deposits up to Ps.5,000 per person or its equivalent in foreign currency; (b) all deposits with maturities of more than 90 days; and (c) all other deposits on a pro rata basis. Additionally, pursuant to section 53 of Argentine Law No. 21,526, as amended, the claims of the

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Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors and depositors, credits granted under Section 17, subsections (b), (c) and (f) of the Central Bank's charter (including rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund (Fondo de Liquidez Bancaria) secured by pledge or mortgage.

          The New Notes are not a deposit guaranteed pursuant to the deposit insurance system established by Argentine Law No. 24,485, as amended. The New Notes have no special or general priority right of payment in case of bankruptcy, liquidation or winding up of the Bank, as the provisions of Section 49(d) and (e) of Argentine Law No. 21.526, as amended, are not applicable. In addition, the New Notes are not entitled to a lien on the assets of the Issuer ("garantia flotante" or "especial," as defined under Argentine Law), nor are they secured by any other means or guaranteed by any other financial institution.

          MANDATORY DEPOSIT INSURANCE SYSTEM

          Argentine Law No. 24,485 and Decree No. 540, as amended by Decree No. 1292/96 and Decree No. 1127/98, created a deposit insurance system for bank deposits and delegated to the Central Bank the organization and start-up of the deposit insurance system.

          The deposit insurance system has been implemented through the creation of a fund named Fondo de Garantia de los Depositos ("FGD") which is administered by a private legal entity named Seguro de Depositos Sociedad Anonima ("SEDESA"). The shareholders of SEDESA are the Argentine Government through the Central Bank, which holds at least one share, and a trust constituted by the financial institutions authorized by the Central Bank which wish to participate in the fund. The Central Bank establishes the extent of participation by each institution proportionally to the resources contributed by each such institution to the FGD (Communication "A" 2,337).

          The deposit insurance system covers deposits of individuals and legal entities in local and foreign currency held in accounts in participating financial institutions, including checking accounts, savings deposits and time deposits up to Ps.30,000.

          The Central Bank may modify, at any time, and with general scope, the sum of the mandatory deposit guarantee insurance according to the consolidation of the financial system and any other elements that it may deem appropriate.

          The effective payment on this guarantee will be made within 30 days of the revocation of the license of the financial institution in which such funds are held and is subordinated to the exercise of priority rights of depositors described under " -- Priority Right of Depositors."

          Decree No. 214/2002 also contemplates that SEDESA could issue a bond denominated in U.S. dollars which depositors may opt to receive in lieu of the reimbursement of their deposits in Pesos. This substitution may only be exercised up to the sum of U.S.$30,000 per depositor and per financial institution.

          In November 1998, the Central Bank established that the deposit insurance system does not cover:

          . all transferable time deposits which have been transferred by endorsement, even if the last holder is the original depositor;

          . the taxes captured by means of systems that offer incentives to the agreed upon interest rate, whatever is the denomination or form that they adopt (insurance, lotteries, tourism, provision of services, etc.);

          . the deposits on which interest rates agreed are greater than the ones released periodically by the Central Bank for fixed-term deposits and the amounts in checking and savings accounts by the Financial Telecommunications System ("Sistema de
               Telecomunicaciones del Area Financiera"),

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               determined by adding two percentage points annually to the moving average of the last five business days of the passive rates resulting from the survey by the Central Bank;

          . deposits of financial institutions in other financial institutions, including certificates of deposits acquired in the secondary market;

          . deposits made by persons related directly or indirectly to the entity;

          .    time deposits of bonds or shares, acceptances or guarantees;

          .    the amounts not yet available from deposits; and

          . other deposits excluded pursuant to further regulations of the Central Bank.

          Every financial institution is required to contribute to the FGD a monthly amount ranging from a minimum of 0.015% to a maximum of 0.06% (currently 0.03%) of the monthly average of daily balances of deposits in local and foreign currency, as determined by the Central Bank. Punctual contribution of such amounts is a condition precedent to the continuing operation of the financial institution. The first contribution was made on May 24, 1995. The Central Bank may require financial institutions to advance the payment of up to the equivalent of two years of monthly contributions and debit the past due contributions from funds of the financial institutions deposited with the Central Bank. The Central Bank may require additional contributions by certain entities, depending on its evaluation of the financial condition of such entities.

          When the contributions to the FGD reach the greater of Ps. 2,000 million or 5.0% of the total deposits of the system, the Central Bank may suspend or reduce the monthly contributions and reinstate them when the contributions fall below that level.

          OTHER RESTRICTIONS

          The Financial Institutions Law prohibits commercial banks from creating security interests over their assets without prior authorization from the Central Bank and entering into transactions with their directors and administrators and with affiliated entities on terms more favorable than those offered to their clients.

          CAPITAL MARKETS

          Pursuant to the Financial Institutions Law, commercial banks are authorized to underwrite and place both equity and debt securities. There are currently no statutory limitations as to the amount of securities a bank may commit to underwrite. However, under Central Bank regulations, the underwriting of equity and debt securities by a bank would be treated as "credit assistance" and, accordingly, until the time the securities are placed with third parties, such underwriting would be subject to the limitations discussed under.

          Commercial banks are authorized to trade equity and debt securities on the Argentine Over-The-Counter ("OTC") Market if they are registered with the CNV as OTC brokers (agentes de mercado abierto). In its capacity as OTC broker, a commercial bank will be subject to the supervision of the CNV and, as a result, must comply with certain reporting requirements.

          The Buenos Aires Stock Market has authorized brokerage firms organized as sole-purpose corporations (sociedades de bolsa) to operate as securities brokers at the Buenos Aires Stock Exchange (BASE) since 1990. There are currently no restrictions on a commercial bank owning a sociedad de bolsa and most of the principal commercial banks operating in Argentina have established their own sociedad de bolsa. All brokers (individuals or firms) are required to purchase at least one share of the Buenos Aires Stock Market as a condition to operating as a securities broker at the BASE.

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          An agreement between the BASE and the Mercado Abierto Electronico S.A.
sets forth that the trading of shares and share-related securities must be done exclusively in the BASE, and that corporate debt securities listed in the BASE may also be traded in the Mercado Abierto Electronico S.A.

          Commercial banks may operate as both managers and depositories of Argentine mutual funds, provided that a bank may not act simultaneously as a manager and depositary for the same fund.

          FINANCIAL INSTITUTIONS WITH ECONOMIC DIFFICULTIES

          Any financial institution, including a commercial bank, which (i) evidences a cash reserve deficiency, (ii) has not abided by certain technical standards, (iii) has not maintained a minimum net worth or (iv) whose solvency or liquidity is deemed impaired by the Central Bank must submit a restructuring plan (a "Restructuring Plan") to the Central Bank, not later than 30 calendar days from the date on which the request is made by the Central Bank. The Central Bank can assign a trustee to monitor the financial institution and limit dividend distributions. In connection with a Restructuring Plan, the Central Bank is authorized to provide a temporary exemption from compliance with technical regulations and/or payment of fines which arise from such non-compliance.

          In addition, the Central Bank's charter authorizes the Superintendent of Financial Entities within the Central Bank, subject only to the approval of the president of the Central Bank, to suspend for up to 120 days, in whole or in part, the operations of a financial entity if its liquidity or solvency has been adversely affected. During the suspension, there is an automatic stay of claims, enforcement actions and precautionary measures, any commitment increasing the financial entity's liabilities is void and acceleration of indebtedness and interest accrual is suspended.

          If, in the judgment of the Central Bank, a financial entity is in a situation which, under the Financial Institutions Law, would authorize the Central Bank to revoke the financial entity's license to operate as such, the Central Bank may, prior to considering such revocation, order a variety of measures, including:

          . taking steps to capitalize or increase the financial entity's capital;

          . revoking the approval granted to the shareholders of the financial entity to own an interest therein;

          .    restructuring and/or transferring assets and liabilities;

          . granting of temporary exemptions to comply with technical regulations and/or pay charges and fines arising from such defective compliance; or

          . appointing a delegate or intervenor which may eventually replace the board of directors of the financial entity.

          DISSOLUTION AND LIQUIDATION OF FINANCIAL INSTITUTIONS

          The Central Bank must be notified of any decision to dissolve a financial institution pursuant to the Financial Institutions Law. The Central Bank, in turn, must then notify a court of competent jurisdiction which will determine who will liquidate the entity: the corporate authorities or an appointed, independent liquidator. This determination is based on whether or not sufficient assurances exist which indicate that such corporate authorities are able to carry out liquidation properly.

          Pursuant to the Financial Institutions Law, the Central Bank no longer acts as liquidator of financial institutions. However, when:

          .    a Restructuring Plan has failed or is not considered viable;

          .    local and regulatory violations exist; or

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          .    substantial changes have occurred in the entity's condition since the original authorization was granted,

          The Central Bank may decide to revoke a bank's license to operate as a financial institution. In this case, the law allows judicial or extrajudicial liquidation as in the case of voluntary liquidation described in the preceding paragraph. During the liquidation process, bankruptcy proceedings may be instituted against a bank by a court of competent jurisdiction or by any creditor of the bank, provided that in certain cases a waiting period of 60 days will apply.

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                        DESCRIPTION OF THE EXISTING NOTES

GENERAL

          The following description sets forth certain terms and conditions of the Existing Notes. This description does not purport to be complete and is qualified in its entirety by reference to an indenture, dated as of December 15, 1993 (the "Indenture"), among the Bank, The Bank of New York, as trustee, co-registrar and principal paying agent, and The Bank of New York S.A., as registrar. Copies of the Existing Notes Indenture are available for inspection at the principal office of the Information Agent. The Existing Notes were originally issued in the amount of US$250,000,000 on December 23, 1993, of which we estimate that approximately US$242,403,000 is outstanding at the date hereof (excluding approximately US$7,597,000 held by us). The Existing Notes mature at par on December 15, 2003 and bear interest at 8.75% per annum. Interest on the Existing Notes is computed on the basis of a 360-day year of twelve 30-day months and is payable semiannually in arrears on June 15 and December 15 of each year.

          Ranking and Subordination

          The Existing Notes are our unsecured obligations. Our payment obligations under the Existing Notes, except as is or may be provided by Argentine law, at all times ranks at least equally in priority of payment with all our other present and future unsecured and unsubordinated obligations from time to time outstanding. With respect to deposits, Argentine law currently provides that, in the event of our judicial liquidation, all depositors, regardless of the type, amount or currency of their deposits, whether made by individuals or corporations, will have a general and absolute priority right over all creditors (such as the Holders of Existing Notes), with the exception of certain labor creditors, those creditors secured with a pledge or mortgage, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by a pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation of our assets. In addition, depositors of any type of deposits have a special priority right over all our other creditors, with the exception of certain labor creditors, to be paid out of (i) any of our funds which may be held by the Central Bank as total reserves, (ii) any of our other funds existing as of the date our license is revoked, or (iii) any proceeds which may result from the mandatory transfer of certain of our assets as determined by the Central Bank. Payments are to be made in the following order of priority: (i) deposits made by individuals up to 5,000 Pesos per person, or its equivalent in foreign currency, (ii) all deposits with maturities of more than 90 days, and (iii) all other deposits on a pro rata basis. Additionally, pursuant to Section 53 of Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors and depositors, credits granted under section 17, subsections (b),
(c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets), and credits granted by the Banking Liquidity Fund secured by pledge or mortgage. The New Notes are not a deposit guaranteed pursuant to the deposit insurance system established by Argentine Law No. 24,485, as amended. The New Notes have no special or general priority right of payment in case of bankruptcy, liquidation or winding up of the Bank, as the provisions of Section 49(d) and (e) of Argentine Law No. 21,526, as amended, are not applicable to the New Notes. In addition, the New Notes are not entitled to a lien on the assets of the Bank ("garantia flotante" or "especial," as defined under Argentine Law), nor are they secured by any other means or guaranteed by any other financial institution.

          Restrictive Covenants

          The Existing Notes are subject to certain restrictive covenants which, among other things, restrict (with certain exceptions) our ability to create liens and to consolidate, merge, transfer or lease our Properties. Certain of the terms and conditions of the Existing Notes differ from those of the New Notes as described below under "Description of the Series A Notes and the Series B Notes."

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          Additional Payments

          All payments of principal and interest on the Existing Notes are made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, contributions, withholdings or transfer expense of any nature in effect on the closing date, or imposed or established in the future by or on behalf of Argentina or any authority in Argentina.

          Tax Redemption

          The Existing Notes are redeemable at our option in whole at par plus accrued and unpaid interest in the event that we become obligated to pay any additional payments in respect of, among other things, Argentine withholding taxes, as a result of a change in Argentine tax law or regulation or its interpretation.

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                 DESCRIPTION OF THE SERIES A AND SERIES B NOTES

GENERAL

          Both the Series A Notes and the Series B Notes will be issued under the Program pursuant to an indenture (the "Program Indenture") dated as of May 19, 2000 as amended by the First Supplemental Indenture, dated January 22, 2001 (collectively the "Program Indenture"), among the Bank, The Bank of New York, as Trustee (the "Trustee," which term includes any successor as Trustee under the Program Indenture), Co-Registrar (the "Co-Registrar") and Principal Paying Agent (the "Principal Paying Agent"), and Banque Internationale a Luxembourg S.A., as a Paying Agent and a transfer agent (a "Transfer Agent"). We will act as Registrar and Paying Agent in Argentina (the Principal Paying Agent and all other Paying Agents, including any successor or additional paying agents, are collectively referred to herein as the "Paying Agents"). The Trustee has appointed Banco de Galicia y Buenos Aires S.A., presently at Tte. Gral. J. D. Peron N DEG. 415, (1038), Buenos Aires, Argentina, as it agent (the "Trustee's Representative") in Buenos Aires to receive notices on its behalf in Argentina from holders of the notes issued under the Program, including the New Notes (holders of the New Notes being referred to herein as "Holders of the New Notes" or the "New Noteholders"). The Program Indenture and the New Notes will be subject to and governed by the Trust Indenture Act. The following summary is qualified entirely by reference to the Program Indenture, copies of which are available upon request from the Trustee. The terms and conditions described below shall, unless otherwise indicated, apply to both the Series A Notes and the Series B Notes (referred to collectively as the "New Notes").

          The Bank of New York, in its capacity as Trustee, Co-Registrar and Principal Paying Agent, will be responsible for, among other things, (i) maintaining a record of the registration of ownership, exchange and transfer of the New Notes and accepting New Notes for exchange and transfer, (ii) ensuring that payments of the principal, premium and Additional Amounts (as defined below), if any, and interest received from us in respect of the New Notes are duly paid to the registered holders thereof, (iii) transmitting to us any notices or other communications from Holders of the New Notes and (iv) transmitting to the Holders of the New Notes notice of the occurrence of any Event of Default (as defined below) as soon as practicable after obtaining knowledge thereof.

DIFFERENCES WITH EXISTING NOTES

          The terms and conditions of both the Series A Notes and the Series B Notes will be similar to the Existing Notes, with the principal differences relating to the following:

          .    the rate of interest;

          .    the amortization schedule;

          .    the maturity date;

          .    the Series A Notes will be issued with a CICC;

          . the Series B Notes will be mandatorily redeemable and exchangeable into BODEN;

          . the cross-default provisions as described under "Description of the Series A Notes and the Series B Notes," which will provide that the amount of indebtedness is US$20 million and that the Existing Notes will be excluded from the cross default provisions of the New Notes so that a payment default on the Existing Notes does not result in a cross-default on (or become the basis for cross-acceleration of) the New Notes;

          . the conditions involving mergers, consolidations, sales and leases relating to us and our subsidiaries;

          . certain provisions relating to subordination to rights of our depositors in the Bank in compliance with Argentine law;

          . addition of certain permitted encumbrance to our negative pledge covenants;

          . the required timing of our delivery of financial statements and deletion of requirement to provide U.S. GAAP reconciliation;

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          .    the occurrence of events for which we may be subject to pay
               Additional Amounts on, and for which we may redeem for tax reasons, the Series A Notes and the Series B Notes;

          . no requirement to extend tender offers, exchange offer or similar purchases to holders of New Notes on an equal basis; and

          .    certain provisions relating to defeasance.

MATURITY

          The Series A Notes will be issued in an amount up to US$237,500,000 aggregate principal amount and will mature on December 15, 2009.

          The Series B Notes will be issued in an amount up to US$237,500,000 aggregate principal amount and will mature on August 3, 2012, the same date as the maturity of the BODEN into which the Series B Notes shall be mandatorily redeemable and exchangeable as provided below. See "Redemption and Purchase Provisions."

INTEREST

          Series A Notes

          The Series A Notes will bear interest at 3% per annum until December 15, 2005, and thereafter interest on the Series A Notes will increase 1% per annum up to a maximum interest rate of 6% per annum, payable semiannually in arrears on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing June 15, 2003, to the person in whose name the Series A Note is registered at the close of business 15 calendar days prior to the relevant interest payment date (whether or not a Business Day (as defined below)) (each a "Regular Record Date"), as the case may be, immediately preceding such interest payment date; provided, however, that if we at any time default in the payment of principal or interest in respect of the Series A Notes, we shall pay interest on the amount in default from the date of such default until the date of payment at a rate equal to 2% per annum in addition to the then applicable interest rate (the "Default Rate"). Interest on the Series A Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the number of days actually elapsed. Principal of, interest, any premium and any Additional Amounts (as defined below) on, the New Notes will be payable as provided under "Payments and Paying Agents."

          Series B Notes

          The Series B Notes will bear interest from August 5, 2002 on a floating rate basis which will be determined by applying to the minimum denomination (US$100) the interest rate applicable to U.S. dollar deposits for a six month term in the London Interbank Market ("LIBOR") at 11:00 a.m. London time on the second business day next preceding the commencement of each semiannual interest period and adjusted to a calendar year of 365 or 366 days, as applicable, with the adjusted interest rate for the first interest period ending February 3, 2003 being 1.860% per annum. The interest is calculated as from and including the first day of interest accrual up to and excluding the last day of the relevant interest period. In case an interest payment date shall occur on a day that is not a business day in Buenos Aires, Argentina, New York or London, payment of interest shall be made on the next business day, provided that, in such case, the interest shall be calculated until effective payment of interest is made. The next interest period shall commence on such effective interest payment date. Interest will be calculated on the basis of a year of 365 or 366 days, as applicable, and the number of days actually elapsed. Under the Program Indenture, The Bank of New York acts as calculation agent for purposes of determining the LIBOR interest due at any time in respect of the Series B Notes.

FORM, DENOMINATION AND REGISTRATION; BOOK-ENTRY SYSTEM

          Each Series of New Notes (including any Global Note (as defined below)) will be issued only in registered form without coupons and in denominations of U.S.$1,000 or an integral multiple of $1,000 above such amount. No service charge will be made for any registration of transfer or exchange of New Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

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          Global Note

          Initially, each series of New Notes offered and sold in reliance on
Section 3(a)(9) under the Securities Act pursuant to the Offer will be represented by one or more global notes (each, a "U.S. Global Note").

          Initially, each series of New Notes offered and sold in reliance of Regulation S ("Regulation S") under the Securities Act pursuant to the Non-U.S. Concurrent Offer will be represented by one or more global notes (each, a "Regulation S Global Note"). The beneficial interest in a Regulation S Global Note may be held through Euroclear or Clearstream, or through organizations that are DTC participants and any resale or transfer of such interests to U.S. persons shall not be permitted unless such resale and transfer is made pursuant to Regulation S.

          The U.S. Global Notes and Regulation S Global Notes, collectively the "Global Notes." The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary ("DTC" or the "Depositary"), and will be registered in the name of the nominee of the Depositary.

          Upon receipt of Global Notes, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Existing Notes represented by such Global Notes to the accounts of institutions that have accounts with the Depositary or its nominee ("Participants"). Ownership of beneficial interests in Global Notes are limited to Participants or persons that may hold interests through Participants. Ownership of interests in such Global Notes are shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to Participants' interests) and such Participants (with respect to the owners of beneficial interests held through Participants in such Global Notes). The laws of some jurisdictions may require that certain purchasers of New Notes take physical delivery of such New Notes in definitive form. Consequently, any transfer of beneficial interests in Global Notes to such persons may require that such interests in Global Notes be exchanged for Certificated Notes (as defined below).

          Because the Depositary can only act on behalf of Participants, which in turn act on behalf of owners of beneficial interests held through such Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge or transfer such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may require that such interest in a Global Note be exchanged for Certificated Notes. Interests in a Global Note will be exchangeable for Certificated Notes as described under "-- Certificated Notes." Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global Note.

          So long as the Depositary, or its nominee, is the registered holder and owner of such Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related New Notes for all purposes of such Notes and for all purposes under the Program Indenture. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have the relevant series of the New Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the relevant series of the New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Program Indenture or such Global Notes.

          Accordingly, each person owning a beneficial interest in Global Notes must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of New Notes under the Program Indenture or such Global Notess. We understand that under existing industry practice, in the event we request any action of Holders or an owner of a beneficial interest in Global Notes desires to take any action that the Depositary, as the holder of such Global Notes, is entitled to take, the Depositary would authorize the Participants to take such action, and that the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

          All payments in respect of New Notes represented by a Global Note are made to the Depositary or its nominee, as the case may be, as the registered owner and holder of such Global Note and we will be fully discharged by payment to DTC from any responsibility or liability in respect of each amount so paid. Upon receipt of any such payment in respect of a Global Note, DTC will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC.

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          The Depositary has advised us and the Trustee that its current practice is to immediately credit the accounts of the Participants with payments in respect of Global Notes on the date the same are payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in the applicable Global Notes as shown in the records of the Depositary. DTC's current practice is to credit such accounts with respect to such payments in same-day funds. Payments by Participants to owners of beneficial interests in Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with New Notes held for the accounts of customers registered in "street name," and will be the responsibility of such Participants. None of the Trustee, any Paying Agent or us will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Note for any New Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its Participants or the relationship between such Participants and the owners of beneficial interests in such Global Notes held through such Participants.

          Unless and until it is exchanged in whole or in part for New Notes in definitive form, a Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or to a successor of the Depositary or its nominee.

          The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

          The rules applicable to the Depositary and the Participants are on file with the Commission. The Depositary agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. Neither the Bank nor the Trustee will have any responsibility for the performance by the Depositary or its Participants or owners of beneficial interests held through Participants of their respective obligations under the rules and procedures governing their operations.

          Certificated Notes

          Owners of beneficial interests in Global Notes will be entitled under the limited circumstances described below, to receive physical delivery of certificated Notes ("Certificated Notes") in fully registered definitive form. The New Notes are not issuable in bearer form. Interests in a Global Note will be exchangeable or transferable, as the case may be, for Certificated Notes if
(i) the Depositary notifies us that it is unwilling or unable to continue as depositary for such Global Note, or the Depositary ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days, (ii) we, at our option, notify the Trustee in writing that Global Notes shall be exchangeable for Certificated Notes, or (iii) an Event of Default has occurred and is continuing with respect to such New Notes. Upon the occurrence of any of the events described in the preceding sentence, we will cause the appropriate Certificated Notes to be delivered. Certificated Notes will be exchangeable or transferable for interests in other Certificated Notes as described under "-- Transfer and Exchange."

          All Certificated Notes issued upon any exchange or registration of transfer of New Notes shall be valid obligations of us evidencing the same debt and entitled to the same benefits as the Global Note.

TRANSFER AND EXCHANGE

          Transfers by a holder of a beneficial interest in a Global Note to a transferee who takes delivery of such interest through a Global Note will be made only in accordance with the applicable procedures of the Depositary (the "Applicable Procedures").

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          A beneficial interest in a Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the U.S. Global
Note in accordance with any applicable securities law of any state of United States or any other jurisdiction. Beneficial interests in a U.S. Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Global Note, only upon receipt by the Trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S.

          Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to the beneficial interests in such Global Note for as long as it remains such interest.

          Transfers between Participants will be effected in the ordinary way in accordance with the Applicable Procedures and will be settled in same-day funds.

          Certificated Notes may be exchanged or transferred in whole or in part for other Certificated Notes of any authorized denominations and of a like tenor and aggregate principal amount by surrendering such Certificated Notes at the office of the Registrar or Co-Registrar with a written instrument of transfer as provided in the Program Indenture.

          The costs and expenses of effecting any exchange or registration of transfer pursuant to the foregoing provisions, except for the expense of delivery by other than regular mail (if any) and except for the payment of a sum sufficient to cover any tax or other governmental charges or insurance charges that may be imposed in relation thereto, will be borne by us.

          The Registrar and Co-Registrar will effect transfers of Global Notes and will effect exchanges and transfers of Certificated Notes. In addition, the Registrar and Co-Registrar will keep books (the "Note Register") for the ownership, exchange and transfer of any New Notes in definitive form.

          The Depositary has advised us that it will take any action permitted to be taken by a Holder (including, without limitation, the presentation of New Notes for exchange as described above) only at the direction of one or more Participants to whose account with the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, the Depositary will exchange the Global Notes for Certificated Notes which it will distribute to its Participants.

PAYMENTS AND PAYING AGENTS

          Payments in respect of the principal of the New Notes will be made at the corporate trust office of the Principal Paying Agent in The City of New York and at our principal executive office in Buenos Aires and, subject to any fiscal or other laws and regulations applicable thereto, at the specified offices of any other Paying Agent appointed by us. Payments in respect of principal on New Notes will be made only against surrender of such New Notes, in the same manner as payments of interest as set forth below. Payment in respect of interest on each interest payment date with respect to any New Note will be made to the person in whose name such New Note is registered on the Regular Record Date immediately preceding such interest payment date by U.S. dollar check drawn on a bank in The City of New York or, in the case of a registered holder of at least US$1,000,000 principal amount of New Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States or in Argentina, provided that the registered Holder so elects by giving written notice to such effect designating such account which is received by the Trustee or a Paying Agent no later than June 1 or December 1, as the case may be, immediately preceding such interest Payment Date. Unless such designation is revoked, any such designation made by such Holder with respect to such New Notes will remain in effect with respect to any future payments with respect to such New Note payable to such Holder. We will pay any administrative cost imposed by banks in connection with making payments by wire transfer.

          If any payment on a New Note is due on a day that is, at any place of payment, a Saturday or Sunday or a day on which banking institutions are authorized or obligated by law or executive order or decree to close, then, at

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such place of payment, such payment need not be made on such day but may be made on the next succeeding day that is not, at such place of payment, a day on which banking institutions are authorized or obligated by law or executive order or decree to close (a "Business Day"), with the same force and effect as if made on the date for such payment, and no interest will accrue for the period from and after such date.

          Under the terms of the Program Indenture and the New Notes, any money paid by us to any Paying Agent with respect to payments on the New Notes which remains unclaimed at the end of two years after the principal and/or interest shall have become due and payable (whether at maturity, upon election for redemption or otherwise) will be repaid to the Bank upon written request therefor and, upon such repayment, all liability of such Paying Agent with respect thereto shall cease without, however, limiting in any way any obligations that we may have to pay the principal of, interest, premium, if any, and Additional Amounts, if any, on the New Notes as the same shall become due.

          Under the terms of the Program Indenture and the New Notes, in the event of any foreign exchange restriction or prohibition in Argentina, any and all payments in respect of the New Notes will be made in U.S. dollars through
(i) the sale of any series of Bonos Externos de la Republica Argentina (U.S. dollar-denominated Argentine Government Bonds, or "Bonex") or of any other public or private bond issued in U.S. dollars in Argentina or (ii) any other legal mechanism for the acquisition of U.S. dollars in any exchange market. All costs, including any taxes, relative to such operations to obtain U.S. dollars will be borne by us.

STATUS

          The New Notes will constitute (subject to "-- Covenants -- Negative Pledge") our direct, unsecured and unconditional obligations and will rank pari passu without any preference among themselves, except for such exceptions as are or may be provided by Argentine law. Our payment obligations under or in respect of the New Notes will, except for such exceptions as are or may be provided by applicable Argentine law and subject to "-- Covenants -- Negative Pledge" at all times rank at least equally in priority of payment with all of our other present and future unsecured and unsubordinated obligations from time to time outstanding.

          Argentine Law No. 24,485, as amended, provides that in the event of our judicial liquidation or bankruptcy, all depositors, regardless of the type, amount or currency of their deposits, whether made by individuals or corporations, will have a general and absolute priority right over all creditors (such as the holders of the New Notes), with the exception of certain labor creditors, those creditors secured with a pledge or mortgage, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by a pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation of our assets. In addition, depositors of any type of deposits have a special priority right over all other of our creditors, with the exception of certain labor creditors, to be paid out of (i) any of our funds which may be held by the Central Bank as reserves, (ii) any other of our funds existing as of the date our license is revoked, or (iii) any proceeds which may result from the mandatory transfer of certain of our assets as determined by the Central Bank.

          Such payments are to be made in the following order of priority: (i) deposits up to Ps.5,000 per person or its equivalent in foreign currency, (ii) all deposits with maturities of more than 90 days, and (iii) all other deposits on a pro rata basis. Additionally, pursuant to Section 53 of Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors and depositors, credits granted under section 17, subsections (b),
(c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets), and credits granted by the Banking Liquidity Fund secured by pledge or mortgage.

          The New Notes are not deposits guaranteed under the deposit insurance system established by Argentine Law No. 24,485, as amended. The New Notes have no special or general priority right of payment in case of our bankruptcy, liquidation or winding up, since provisions contained in Section 49(d) and (e) of Argentine Law No. 21,526, as amended, are not applicable. In addition, the New Notes are not entitled to a lien on our assets nor are they secured by any other means or guaranteed by any other financial institution.

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REDEMPTION AND PURCHASE PROVISIONS

          Mandatory Redemption and Exchange into BODEN

          The Series B Notes will be subject to being mandatorily redeemed by us and exchanged for BODEN on a dollar-for-dollar basis as soon as the restrictions imposed by the Central Bank on our ability to transfer ownership of the BODEN shall have been released on BODEN credited to our account in 2002 in connection with the pesification of our assets and liabilities. See "Recent Events in Argentina and the Impact on the Bank". The terms of the BODEN are as set forth in "Description of BODEN" below.

          Under the terms of the Program Indenture, we shall be obligated to use commercially reasonable efforts to obtain the release of the restrictions imposed by the Central Bank on our ability to transfer ownership of the BODEN and to communicate to the Trustee when the restrictions shall have been released from an aggregate amount of BODEN equal to the then aggregate outstanding amount of the Series B Notes. It is expected that upon receipt of such notice, the Trustee will commence the process of informing holders of the Series B Notes of the date of the mandatory redemption and exchange and thereafter to effect the mandatory redemption and exchange without the need of any action by the holders of the Series B Notes. At the time of the mandatory redemption and exchange, holders will be furnished with BODEN in an aggregate principal amount equal to the amount of the Series B Notes held by them, together with accrued but unpaid interest on the BODEN at the rate stated to be paid thereon (which may differ from the stated rate on the Series B Notes) from the immediately preceding interest payment date to the date of any such mandatory redemption and exchange in satisfaction of all of the rights of the holders of the Series B Notes to principal, accrued but unpaid interest and other amounts on the Series B Notes held by, or for the benefit of, such holder of Series B Notes.

          No BODEN will be furnished to the holders of the Series B Notes until the restrictions on our ability to transfer ownserhip of a sufficient quantity of BODEN have been released so that all holders of Series B Notes may be furnished with their allocable portion of BODEN. To the extent BODEN become available to us prior to the Expiration Date, we may, at our discretion, exchange the Series B Notes or the amount of BODEN that would otherwise be delivered upon mandatory redemption and exchange of the Series B Notes as described herein for the Existing Notes validly tendered and accepted in the Offer on the Settlement Date. In addition, in the event that Argentina has defaulted on the BODEN prior to the date scheduled for the mandatory redemption and exchange, or publicly indicated an intention to do so, the redemption and the exchange will not proceed as aforesaid and the holders of the Series B Notes will not be furnished with BODEN and will retain the Series B Notes and all rights related thereto. Series B Notes that are the subject of the mandatory redemption and exchange will be cancelled. BODEN furnished to the holders of the Series B Notes will not be held by the Trustee or in the manner in which the Series B Notes are held and will instead be held directly by the holders of the Series B Notes in the manner provided for under "Description of the BODEN."

          Redemption of both the Series A Notes and Series B Notes for Tax
Reasons

          If at any time after the date of the issuance of the New Notes as a result of any change in, or amendment to, the laws or regulations of Argentina or of any political subdivision thereof, or of any authority therein having power to tax, or as a result of any change in the application, administration or official interpretation of such laws, regulations or rulings, including the holding of a court of competent jurisdiction, which change or amendment becomes effective after the date of issuance of the New Notes, we become obligated to pay any additional amounts ("Additional Amounts") as provided or referred to below under "-- Payments of Additional Amounts" and such obligation cannot be avoided by us taking reasonable measures available to it, then the New Notes will be redeemable as a whole (but not in part), at our option, at any time upon not less than 30 nor more than 60 days' notice to the Trustee and not less than 15 nor more than 60 days' notice to the Holders (which notice shall be irrevocable), as provided in the Program Indenture at 100% of their principal amount together with accrued interest thereon to the date fixed for redemption (the "Redemption Date"). We will also pay to the Holders on the Redemption Date any Additional Amounts which would otherwise be payable. In order to effect a redemption of the New Notes under this paragraph, we are required to deliver to the Trustee prior to the distribution of any notice of redemption pursuant to this paragraph (i) a certificate signed by two of our Directors stating that the obligation to pay such Additional Amounts cannot be avoided by us taking reasonable measures available to it and setting forth a statement of facts showing that the conditions precedent to our right to effect such redemption have occurred and (ii)

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an opinion of independent legal counsel of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment. No notice of redemption may be given earlier than
(90) days prior to the earliest date on which we would be obliged to pay such Additional Amounts were a payment in respect of the New Notes then due.

          Our Right to Purchase of New Notes

          We may, to the extent permitted by applicable law, at any time or from time to time purchase New Notes in the open market, on an exchange, or by tender or by private agreement at any price. All New Notes so purchased may be held for our account and may be canceled by us; provided, however, that for purposes of determining the Holders entitled to make, give or take any requests, demands, authorizations, directions, notices, consents, waivers or other action under the terms of the Program Indenture and the New Notes, any New Notes held for our account, any of our Subsidiaries (as defined below) or any other of our Affiliate (as defined below) or such Subsidiaries shall not be considered outstanding and shall not participate in making, giving or taking such action. As used herein, "Subsidiary" means any corporation of which, at the time of determination, we and/or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock; "voting stock," when used with reference to a Subsidiary, means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation provided that, for the purposes hereof, stock which carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened. As used herein, "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified person; for the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting notes, by contract or otherwise, and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

PAYMENTS OF ADDITIONAL AMOUNTS

          Except with respect to Argentine entities, all payments in respect of the New Notes, including, without limitation, payments of principal, interest and premium, if any, will be made by us without withholding or deduction for, or on account of, any present or future taxes, duties, levies, withholdings or transfer amounts or other governmental charges of whatever nature in effect on the date of the Program Indenture or imposed or established in the future by or on behalf of Argentina or any political subdivision or authority thereof or therein having power to tax ("Argentine Taxes"), unless such withholding or deduction is required by law. In the event any such taxes or liabilities are so imposed or established, we will pay such Additional Amounts as may be necessary in order that the net amounts receivable by the Holders after any payment, withholding or deduction in respect of such tax or liability shall equal the respective amounts of principal, interest and premium, if any, which would have been receivable in respect of the New Notes in the absence of such payment, withholding or deduction; except that no such Additional Amounts will be payable with respect to any payment on any New Note to, or to a third party on behalf of, a Holder for or on account of any such Argentine Taxes that have been imposed by reason of:

          (i) the Holder or beneficial owner of a New Note being a resident of Argentina or having some present connection with Argentina other than the mere holding of such New Note or the receipt of principal, interest or premium, if any, in respect thereof; or

          (ii) the presentation by the Holder of a New Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such New Note (or payment on the last date of such period of 30 days); or

          (iii) any estate, asset, inheritance, gift, sales or transfer tax or any similar tax, assessment or governmental charge; or

          (iv) any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments on or in respect of any New Note; or

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          (v)       any Argentine taxes imposed by reason of a holder's failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such Note requested by us at least 30 days prior to the applicable Payment Date if such compliance is required by statute or regulation of Argentina or of any political subdivision or taxing authority thereof as therein as a precondition to relief or exemption from such Argentine Taxes (and such Argentine Taxes would not have been imposed but for such failure to comply).

          Any reference herein or in the New Notes to principal and/or interest shall be deemed also to refer to any Additional Amounts which may be payable under the undertakings described in this paragraph.

COVENANTS

          Under the terms of the New Notes, we will covenant and agree that as long as any of the New Notes remain outstanding:

          Negative Pledge

          We will not, and will not permit any of our Subsidiaries to, create or suffer to exist any Encumbrance (defined to mean any mortgage, pledge, lien or security interest or other charge or encumbrance including, without limitation, any equivalent created or arising under the laws of Argentina) upon or with respect to any of their present or future Property (defined to include any asset, revenue or any other property, whether tangible or intangible, real or personal, including, without limitation, any right to receive income), in each case to secure Indebtedness (as defined below) unless the New Notes are equally and ratably secured to the satisfaction of the Trustee, except:

          (i)       any Encumbrance on any Property existing on the date hereof;

          (ii) any Encumbrance on any asset securing Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring such asset, which Encumbrance attached to such asset concurrently with or within 90 days after the acquisition thereof;

          (iii)     any Encumbrance required to be created in connection with:
                    (a) special lines of credit or advances granted to the Bank by or through local or foreign governmental entities (including, without limitation, the Central Bank, Banco de Inversion y Comercio Exterior S.A. ("BICE"), Fondo Fiduciario de Asistencia A Entidades Financieras y de Seguros ("FFA"), Seguro de Depositos S.A. ("SEDESA"), Fondo de Liquidez Bancaria ("FLB"), and banks and export credit agencies) or international multilateral lending organizations (including, without limitation, the International Bank for Reconstruction and Development and the Inter-American Development Bank), (the "lineas especiales de credito"); or (b) rediscount loans or advances granted in response to circumstances of illiquidity by the Central Bank and by other Argentine Government entities (including, without limitation, BICE, FFA, SEDESA and FLB) (the "redescuentos" or "adelantos"), each obtained in accordance with the applicable rules and regulations of the Central Bank or such other applicable rules and regulations governing lineas especiales de credito or redescuentos or adelantos.

          (iv) any Encumbrance on any Property existing thereon at the time of acquisition of such Property and not created in connection with such acquisition;

          (v) any Encumbrance on any Property securing an extension, renewal or refunding of Indebtedness secured by an Encumbrance referred to in (i), (ii) or (iv) above provided that such new Encumbrance is limited to the Property which was subject to the prior Encumbrance immediately before such extension, renewal or refunding and provided that the principal amount of Indebtedness secured by the prior Encumbrance immediately before such extension, renewal or refunding is not increased;

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          (vi)      any Encumbrance in the form of a tax or other statutory
                    lien, provided that any such lien shall be discharged within 30 days after the date it is created or arises (unless contested in good faith by us, in which case it shall be discharged within 30 days after final adjudication); or

          (vii) any other Encumbrance on our assets or any Subsidiary provided that the Indebtedness secured by such Encumbrance, together with all of our other indebtedness or any Subsidiary secured by any Encumbrance under this clause shall have an aggregate market value at the time of the creation of such Encumbrance no greater than 10% of the total assets of us and our Subsidiaries as set forth in our most recent consolidated financial statements.

          Notwithstanding the foregoing, this provision shall not prohibit us and our Subsidiaries from complying with the Central Bank's capital adequacy and other requirements.

          As used herein, the term "Indebtedness" shall mean, for any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof (each a "Person"), (A) all Indebtedness of such Person for borrowed money or for the deferred purchase price of any Property or services, (B) all Indebtedness created or arising under any conditional sales (including, without limitation, Indebtedness under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such Property), (C) all obligations under leases which shall have been or should be, in accordance with Argentine GAAP, recorded as capitalized leases in respect of which such Person is liable as lessee, (D) all direct or indirect guaranties (including, without limitation, avales) of such Person in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, any Indebtedness referred to above in clause (A), (B) or (C) of any other Person, and (E) all Indebtedness and obligations referred to above in clause (A), (B), (C) or (D) secured by (or for which the holder of such Indebtedness or obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in any Property of such Person, notwithstanding that such Person has not assumed or become liable for the payment of such Indebtedness or obligation; provided, however, that the term "Indebtedness" shall not include "Indebtedness incurred by us or any Subsidiary in the ordinary course of business." As used herein, the "Indebtedness incurred by us or any Subsidiary in the ordinary course of business" shall include any liability or obligation of the Bank or any Subsidiary with respect to (1) any deposits with or funds collected by it (but not funds borrowed or raised by it),
(2) any check, note, certificate of deposit, draft or bill of exchange, issued, accepted or endorsed by it in the ordinary course of its business, (3) any transaction in which it acts solely in a fiduciary or agency capacity, (4) any banker's acceptance, (5) any agreement, made by it in the ordinary course of business, to purchase or repurchase notes or loans or currency or to participate in loans, (6) letters of credit to the extent they are issued by us or any of our Subsidiary in the ordinary course of business.

          Financial Statements

          We will furnish or cause to be furnished to the Trustee, (i) as soon as available but in any event not later than 120 days after the close of each of its fiscal years, a complete copy of our report in English (an "Annual Report") unless a later date is prescribed by the Central Bank and our regulators, in which case it will be as of such later date, and (ii) as soon as available and in any event no later than 90 days unless a later date is prescribed by the Central Bank and our regulators, in which case it will be as of such later date, after the end of each of our first three quarters of each of our fiscal years, a complete copy of our report in English (a "Quarterly Report") unless a later date is prescribed by the Central Bank and our regulators, in which case it will be as of such later date, and such Annual Report and Quarterly Report shall include a balance sheet, statement of income, statement of changes in stockholders' equity and statement of cash flows for such fiscal year or quarter, as the case may be, and which, in the case of the Annual Report, will be audited by and accompanied by a report of an independent certified public accountant selected by us and, in the case of each Quarterly Report, will be subject to limited review by an independent certified public accountant selected by us.

          Notification

          We will give notice to the Trustee, as soon as possible and in any event within 10 days after we become aware or should reasonably become aware of the occurrence of any Event of Default (as defined herein) or an event

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that would give rise to an Event of Default upon the giving of notice or the lapse of time or both, accompanied by a certificate specifying the nature of such Event of Default or other such event, the period of existence thereof and the action that we have taken or proposes to take with respect thereto.

          Insurance

          We will, and will cause each of our Subsidiaries to, maintain insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as is usually carried by financial institutions engaged in similar businesses and owning and/or operating Properties similar to those owned and/or operated by us or such Subsidiary, as the case may be, in the same general areas in which we or such Subsidiary owns and/or operates its Properties.

          Maintenance of Existence

          We will, and will cause each of its Subsidiaries to (i) maintain in effect our and their corporate existence (including our authorization from the Central Bank to engage in the business of banking) and all registrations necessary therefor and (ii) take all reasonable actions to maintain all rights, privileges, and titles to Property, franchises necessary or desirable in the normal conduct of our business, activities or operations and (iii) keep all our and their Property in good working order or condition; provided, however, that this covenant shall not prohibit any transaction by us or any of our Subsidiaries otherwise permitted under "Mergers, Consolidations, Sales and Leases" and this covenant shall not require us to maintain any such right, privilege, or title to Property or franchise or to preserve the corporate existence of any Subsidiary, if our board of directors shall determine that the maintenance or preservation thereof is no longer desirable in the conduct of our business and our Subsidiaries taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the New Noteholders.

          Mergers, Consolidations, Sales and Leases

          We will not, and will not permit any of our Subsidiaries to, merge, consolidate or amalgamate with or into, or convey, transfer or lease our Properties and assets substantially as an entirety to, any Person, unless immediately after giving effect to such transaction (i) no Event of Default shall have occurred and be continuing, (ii) any corporation formed by any such merger, consolidation or amalgamation with us or the Person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety (a "successor corporation") shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest (including Additional Amounts, if any) on all the New Notes according to their terms, and the due and punctual performance of all of our covenants and obligations under the New Notes as specified herein and in the Program Indenture and (iii) our successor corporation (except in the case of leases), if any, succeeds to and becomes substituted for us with the same effect as if it had been named in the New Notes as the issuer thereof.

          Compliance with Laws and Other Agreements

          We will, and will cause each of our Subsidiaries to, comply with all applicable laws, rules, regulations, orders and directions of any governmental agency (as defined in the Program Indenture) having jurisdiction over it or its business and all covenants and other obligations contained in any agreements to which we or any such Subsidiary is a party, except where the failure to so comply would not have a material adverse effect on the condition, financial or otherwise, or on our earnings, operations, business affairs or business prospects and those of our Subsidiaries taken as a whole.

          Maintenance of Books and Records

          We will, and will cause each of our Subsidiaries to, maintain books, accounts and records in accordance with Argentine GAAP and the accounting standards of the Central Bank.

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          Further Assurances

          We will, at our own cost and expense, execute and deliver to the Trustee all such other documents, instruments and agreements and do all such other acts and things as may be reasonably required, in the opinion of the Trustee, to enable the Trustee to exercise and enforce its rights pursuant to the Program Indenture under the Program and under the documents, instruments and agreements required under the Program Indenture and to carry at the intent of the Program Indenture.

          Other

          We may make tender offers, exchange offers or other purchases for the Series A and/or Series B Notes to some but not other holders, including if extending such offer to holders residing in any particular jurisdiction would impose substantial burdens on us.

CONTINGENT INTEREST COUPON CERTIFICATES

          General. Each $1.00 original principal amount of Series A Notes (but not the Series B Notes) will be issued with an immediately detachable CICC that will be able to be traded separately from the Series A Notes. The CICC will be issued under the Program and pursuant to the Program Indenture under which the Series A Notes will be issued.

          The CICCs are being issued as part of the Series A Notes as additional contingent interest and will detach from the Series A Notes automatically following issuance without any action on the part of the holders thereof. The CICCs will represent only a contingent right of the holder to receive a cash payment in US dollars determined in accordance with the formula set forth below that is based on our yearly earnings and net worth for each of the fiscal years 2003 through and including 2009, subject to satisfaction of specified conditions. Our obligation under the CICCs will not have any principal, fixed or certain amount and the claim of the holders of the CICCs will constitute an unsecured unsubordinated contingent claim against us for amounts, if any, payable to the CICC holders as such amounts accrue under the terms of the formula described herein. The CICCs will have no covenants or events of default or rights of acceleration associated therewith other than the obligation to make the specific payment, if any, if provided the conditions to such payment are satisfied.

          As with payments of principal or interest on the Series A Notes generally, the Trustee and the Paying Agent for the Series A Notes will act on behalf of the holders from time to time of the CICCs for purposes of making the contingent payments, if any, contemplated herein.

          Notional Amount and Adjusted Notional Amount. The CICCs will be issued to each holder that elects to receive Series A Notes in the Exchange Offer with a notional amount equal to the principal amount of the Series A Notes to be issued to such holder in the Exchange Offer (the "Notional Amount"). The Notional Amount will be adjusted throughout the term of the CICCs by a factor for each fiscal year set forth in the following schedule:

                      FISCAL YEAR                      FACTOR

                      2003 through 2006..............  1.000
                      2007...........................  0.750
                      2008...........................  0.500
                      2009...........................  0.250

          The amount obtained by multiplying the Notional Amount by the Factor set forth above is the "Adjusted Notional Amount." The CICC will not entitle the holder thereof to payment of the Notional Amount or the Adjusted Notional Amount. Amounts due on or in respect of the CICCs will, however, be determined solely by applying the formula described below to the Adjusted Notional Amount.

          Timing of Payments (if any). Payments on the CICC, if any, will be determined annually following the delivery by us to the Trustee of our audited consolidated financial statements for the prior fiscal year. Subject to the

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rules and requirements of the Central Bank, we expect that such financial statements will be prepared and publicly released on March of each year and, assuming this to be the case, payments (if any) on the CICCs will be made on or about April 30 of each year starting on April 30, 2004 through April 30, 2010 (with respect to the fiscal years 2003 through and including 2009) and in any event no later than 30 days after our audited consolidated financial statements have been publicly released by us (each, a "CICC Payment Date"). No later than 30 days after our audited consolidated financial statements are publicly released, our independent auditors will be required to certify to the Trustee whether, and if so the amount of any payment, we are required to make under the CICC for such fiscal year. In the event that we change our fiscal year in the future, payment dates and calculations under the CICC will be adjusted to reflect such change.

          Amount of Payment (if any). Under the terms of the CICC, no payment for any fiscal year covered by the CICC will be made unless, for the relevant fiscal year (i) our shareholders' equity under Argentine Banking GAAP as set forth in our audited consolidated financial statements at the end of each calendar year (excluding any capital contributions made after the date of issuance of the CICCs adjusted to reflect inflation in accordance with Argentine Banking GAAP to the end of such calendar year and measured in U.S. dollars at the Exchange Rate (as defined below) on the last business day of the relevant fiscal year) exceeds US$500 million and (ii) the Return on Equity, or ROE (as defined below), exceeds 8%. Assuming that the foregoing preconditions are satisfied, we shall be obligated to make a payment in respect of the CICCs, on a pro rata basis, determined by multiplying the Adjusted Notional Amount by a percentage amount (the "CICC Coupon"), which shall be equal to the lesser of:

          (i)     6%; or

          (ii) an amount, expressed as a percentage, equal to 25% of the amount obtained by taking ROE for the relevant fiscal year and subtracting 8% and multiplying the resulting percentage obtained therefrom by Net Worth (as defined below) and dividing the result by US$250,000,000.

          For purpose of the foregoing:

          (i) "Net Worth" means for any fiscal year our stockholders' equity as reflected on our annual consolidated audited financial statements prepared in accordance with Argentine Banking GAAP for such fiscal year as converted into US dollars based on the Exchange Rate on the last business day of the relevant fiscal year.

          (ii) "ROE" is an amount, expressed as a percentage of our Net Worth, equal to our Net Income for the prior fiscal year divided by Net Worth minus Net Income for such fiscal year.

          (iii) "Net Income" means for any fiscal year the amount of our net income after taxes as reflected on our audited consolidated financial statements prepared in accordance with Argentine Banking GAAP for such fiscal year as converted into US dollars based on the Exchange Rate on the last day of the relevant fiscal year.

          (iv) "Exchange Rate" means, for any date with respect to Argentine pesos to be converted into US dollars, the rate for the purchase of US dollars with Argentine pesos (or any other legal tender of Argentina for such date) determined in accordance with the "CME/EMTA ARS Industry Survey Rate" which is published on the Reuters Screen EMTA page, the EMTA website (www.emta.org) and/or the CME website (www.cme.com) by approximately 1:00 p.m. Buenos Aires time, on such date; provided, however, that in the event no such rate is quoted for such date, the Exchange Rate shall be determined by reference to the rate for the purchase of US dollars with Argentine pesos (or any other legal tender of Argentina for such date) quoted by Reuters page "ARSIB-" at approximately 3:00 p.m., Buenos Aires time on such date.

          Pesos amounts used in calculating the CICC Coupon will be converted into US dollars by reference to the Exchange Rate on the last calendar day of the relevant fiscal year for which the calculation is to be made and shall be payable as provided above.

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          Other. Payments, if any, in respect of the CICCs will be made consistent with the manner in which payments are made with respect to payments of principal, interest or other amounts on or with respect to the Series A Notes, including the provisions with respect to the payment of Additional Amounts. Payments, if any, on the CICCs will be subject to the same possibility of limitations or restrictions imposed by, and need for authorizations or approval from, the Central Bank as apply to payments of principal, interest and other amounts on the Series A Notes. See "Description of the Series A Notes and the Series B Notes - Additional Amounts." The Paying Agent will deliver or cause to be delivered to holders of the CICCs any payments received from us to which such holders are entitled under the Program and related indenture. In addition, the CICCs are redeemable at our option (without regard to any redemptions of Series A Notes or the Series B Notes) in the event that we become obligated to pay additional amounts in respect of, among other things, Argentine withholding taxes as a result of a change in Argentine tax law or regulation or in its interpretation after the Issue Date at a redemption price equal to 5% of the then prevailing Adjusted Notional Amount. See "Description of the Series A Notes and the Series B Notes -- Redemption and Purchase Provisions -- Redemption for Tax Reasons."

          Amendments. The CICCs and the provisions of the Program Indenture related thereto may not be amended without the consent of the holders of the CICC in the manner provided in the Program Indenture, regardless of whether the Series A Notes are outstanding.

          Form and Denomination. The CICC are to be issued in global form as a coupon attached to the form of Global Series A Notes, as described above under "Form, Denomination and Registration; Book Entry System." The CICC will have a separate Common Code and ISN that is different from that for the Series A Notes to which they are attached. No service charge will be made for registration of transfer or exchange upon surrender of any CICC at the office at the Trustee maintained for that purpose.

EVENTS OF DEFAULT

          As long as any of the New Notes remain outstanding, if any of the following events (each, an "Event of Default") shall occur and be continuing:

                  (i) default by us in the payment of any principal due on the New Notes; or

                  (ii) default by us in the payment of any interest, any premium, or any Additional Amounts due on any New Note and such default continues for a period of 30 business days; or

                  (iii) default by us or any of our Subsidiaries in the performance or observance of any term, covenant or obligation described herein under "Mergers, Consolidations, Sales and Leases"; or

                  (iv) default in the performance or observance of any other term, covenant or obligation of the Bank or any of our Subsidiaries in the New Notes or the Program Indenture, not otherwise expressly defined as an Event of Default in (i), (ii) or (iii) above, for a period of more than 30 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by any New Noteholder, a written notice specifying such default or breach and requiring it to be remedied; or

                  (v) we or any of our Subsidiaries shall (A) default in the payment of the principal of, premium or prepayment charge (if any) or interest on, any note, bond, coupon or other instrument evidencing Indebtedness for money borrowed or raised in an amount of US$20 million or more, other than the Existing Notes, issued, assumed or guaranteed by us, when and as the same shall become due and payable, if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been effectively extended; provided, however, that in the case of any such Indebtedness constituting interbank loans of up to seven days, any such default must continue for a minimum of 15 days beyond the time payment thereof was originally due before the default in the payment of any amount in respect thereof shall constitute an Event of Default hereunder, or (B) default in the observance of any other terms and conditions relating to any such Indebtedness for money borrowed or raised, if the effect of such default is to cause such Indebtedness to become due prior to its stated maturity; or

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                  (vi)     any government or governmental authority shall have
          condemned, nationalized, seized, or otherwise expropriated all or any substantial part of our property or other assets, or of any Significant Subsidiary (defined to mean any of our Subsidiaries which is material to the condition, financial or otherwise, or to our earnings, operations, business affairs or business prospects and those of our Subsidiaries taken as a whole) or our share capital or of any such Significant Subsidiary, or shall have assumed custody or control of such property or other assets or of our business or operations or of any such Significant Subsidiary, or shall have taken any action for our dissolution or disestablishment or any such Significant Subsidiary or any action that would prevent us or any such Significant Subsidiary or our officers from carrying on their business or operations or a substantial part thereof for a period of longer than 90 days and the result of any such action shall materially prejudice our ability to perform our obligations under the New Notes; or

                  (vii) it becomes unlawful for us to perform any of our obligations under the Program Indenture or the New Notes, or any of our obligations thereunder ceases to be valid, binding or enforceable; or

                  (viii) the Program Indenture for any reason ceases to be in full force and effect in accordance with its terms or the binding effect or enforceability thereof shall be contested by us, or we shall deny that we have any further liability or obligation thereunder or in respect thereof; or

                  (ix) a resolution is passed or adopted by our directors or stockholders or by the Central Bank, or a judgment of a court of competent jurisdiction is made, that we be wound up or dissolved other than for the purposes of or pursuant to a merger, consolidation or amalgamation (within the meaning of these words under the law of Argentina) otherwise permitted under and in accordance with the terms under "Mergers, Consolidation, Sales and Leases" and any winding up, dissolution or liquidation proceedings resulting from the taking of such corporate action remains undismissed for 30 days; or

                  (x) an attachment, execution, seizure before judgment or other legal process is levied or enforced upon any part of our property or of any of our Subsidiaries which property is material to the condition, financial or otherwise, or to our earnings, operations, business affairs or business prospects and those of our Subsidiaries taken as a whole and (A) such attachment, execution, seizure before judgment or other legal process is not discharged within 60 days thereof or (B) if such attachment, execution, seizure before judgment or other legal process shall not have been discharged within such 60-day period, we or such Subsidiary, as the case may be, shall not have within such 60-day period contested such attachment, execution, seizure before judgment or other legal process in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith; provided, however, that in no event shall the grace period provided by subclause
          (B) of this subparagraph extend beyond the 90th day after the initiation of such proceedings; or

                  (xi) (a) a court having jurisdiction enters a decree or order for (i) relief in respect of us or any Significant Subsidiary in an involuntary case under Argentine Law No. 21,526, as amended, Argentine Law No. 24, 522 or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or, (ii) appointment of an administrator, receiver, Trustee or intervenor for us or any Significant Subsidiary for all or substantially all of our property or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days, or (b) the Central Bank (i) initiates a proceeding under Article 34 of Argentine Law No. 21,526, as amended, requesting we submit a plan under such Article, or (ii) orders a temporary, total or partial suspension of our activities pursuant to Article 49 of the charter of the Central Bank; or

                  (xii) we or any Significant Subsidiary (i) commence a voluntary case under Argentine Law No. 21,526, as amended, Argentine Law No. 24,522 or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consents to the appointment of or taking possession by an administrator, receiver, Trustee or intervenor for us or any Significant Subsidiary for all or substantially all of our Property or any Significant Subsidiary, or
          (iii) effects any general assignment for the benefit of creditors; or

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                  (xiii)   a moratorium is agreed or declared in respect of any
          of our Indebtedness, or of any Significant Subsidiary, or any Governmental Agency condemns, seizes, compulsorily purchases or expropriates 5% or more of our assets and those of our Subsidiaries considered as one enterprise; or

                  (xiv) any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in subparagraph (xi) or (xii) above;

then, if such an Event of Default (other than an Event of Default of the type described in subparagraphs (xi) or (xii) above) shall occur and be continuing, then either the Trustee or the holders of at least 25% in aggregate principal amount of New Notes may by written notice to us, and, in the case of holders of New Notes, to the Trustee, declare the principal amount of the relevant series of New Notes to be due and payable immediately, and if an Event of Default described in clause (xi) or (xii) above shall occur, the principal of, premium and Additional Amounts, if any, and any accrued interest on the outstanding New Notes of each series shall become immediately due and payable without the need of any notice to us or the New Noteholders, as the case may be; provided, however, that after any such acceleration, the holders of 66?% in aggregate principal amount of New Notes at the time outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided herein and in the Program Indenture. For information as to waiver of defaults, see " -- Meetings of New Noteholders" and " -- Modification, Waiver and Amendments."

          The foregoing provisions shall be without prejudice to the rights of each individual holder to initiate an action against us for the payment of any principal, premium and Additional Amounts, if any, and any interest past due on the New Notes, as the case may be, as established by the Negotiable Obligations Law as amended.

NOTICES

          We are required to give notice to the Trustee of any event which requires notice to be given to the New Noteholders in sufficient time for the Trustee to provide such notice to the New Noteholders in the manner provided herein. All notices regarding the New Notes will be given by the Trustee.

          All notices regarding the New Notes will be deemed to have been duly given upon the mailing by United States first class mail, postage prepaid, of such notices to each New Noteholder at the address of such holder as it appears in the Note Register, in each case not earlier than the earliest date and not later than the latest date prescribed in the Program Indenture for the giving of such notice and, while there are holders domiciled in Argentina, published in a general newspaper having general circulation in Argentina (which is expected to be La Nacion) and in the Official Gazette of Argentina to the extent required by law. Any notice so mailed shall be deemed to have been given on the date of such mailing.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

          We may, at our option by Board Resolution and at any time, terminate our obligations with respect to the outstanding New Notes. Such action means that we shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding New Notes (hereinafter, "defeasance"), except for
(i) the rights of New Noteholders of outstanding New Notes to receive payment in respect of the principal of, and premium, if any, and interest on such New Notes when such payments are due, (ii) our obligations to issue temporary New Notes, register the transfer or exchange of any New Notes, replace mutilated, destroyed, lost or stolen New Notes and maintain an office or agency for payments in respect of the New Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to certain covenants set forth herein, as described under " -- Certain Covenants" above, and any omission to comply with such obligations shall not thereafter constitute a Default or an Event of Default with respect to the New Notes (hereinafter, "covenant defeasance").

          In order to exercise the options above, (i) we must irrevocably deposit with the Trustee, in trust, for the benefit of the New Noteholders, cash in United States dollars, United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of

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independent public accountants, to pay the principal of, and premium, if any, and interest to redemption or maturity on the outstanding New Notes; (ii) we shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit (and the related defeasance or covenant defeasance) will not result in a breach or violation of, or constitute a default under, any instrument to which we are a party or by which either is bound; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any of our notes; (v) we shall have delivered to the Trustee, subject to certain exceptions set forth in the Indenture, an opinion of counsel to the effect that after the 91st day (or with respect to any trust funds for the benefit of any Person who may be deemed an "insider" for purposes of Title 11 of the United States Code, after one year) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vi) we have delivered to the Trustee an opinion of counsel to the effect that the exercise of our option described above will not result in us or any of the Trustee or the trust created by our deposit of funds in connection with the exercise of its option described above becoming or being deemed to be an "investment company" under the United States Investment Company Act of 1940, as amended; (vii) we have paid or duly provided for payment of all amounts then due to the Trustee; (viii) we shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under instruments or agreements governing any other outstanding Indebtedness would result.

REPORTS TO NEW NOTEHOLDERS AND THE TRUSTEE

          The Trustee shall transmit to New Noteholders such information, documents and reports, and such summaries thereof, concerning the Trustee and its actions under the Indenture as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant thereto. A copy of each such report shall, at the time of such transmission to New Noteholders, be filed by the Trustee with any stock exchange upon which such New Notes are listed, with the Commission and (except with respect to reports received from us) with us. We will notify the Trustee when any New Notes are listed on any stock exchange.

MEETINGS OF NEW NOTEHOLDERS

          We and/or the Trustee shall, upon the request of holders holding at least 5% in aggregate principal amount of each series of New Notes at the time outstanding, or we or the Trustee at its discretion, may, call a meeting of holders of each series of New Notes at any time and from time to time, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the relevant series of New Notes to be made, given or taken by the New Noteholders, including the modification of any of these conditions. The meetings will be held in Buenos Aires; provided, however, that we or the Trustee may determine to hold any such meetings simultaneously in New York or London. In any case, meetings shall be held at such time and at such place in any such city as we or the Trustee shall determine. Any resolution passed at a meeting convened in London or New York shall be binding on all New Noteholders (whether present or not at such meeting), only upon ratification by a meeting of such New Noteholders held in Buenos Aires in accordance with the Negotiable Obligations Law. The Program Indenture contains provisions for holders of each series of New Notes present or represented at such meetings convened in London or New York to appoint representatives at such meetings in Buenos Aires. As described above, any resolution duly passed will be binding on all holders (whether or not they were present at the meeting at which such resolution was passed). If a meeting is being held pursuant to a request of holders of New Notes, the agenda for the meeting shall be as determined in the request, and such meeting shall be convened within 40 days from the date such request is received by the Trustee or by us, as the case may be. Notice of any meeting of holders (which shall include the date, place and time of the meeting, the agenda therefor and the requirements to attend) shall be given not less than 10 days nor more than 30 days prior to the date fixed for the meeting in the Official Gazette of Argentina and also in the manner provided above under "Notices" and any publication thereof shall be for five consecutive business days in each place of publication.

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MODIFICATION, WAIVER AND AMENDMENTS

          Decisions with respect to New Notes at the relevant series shall be made by the affirmative vote of the holders of 66?% in aggregate principal amount of the New Notes at the relevant series of time outstanding present or represented at a meeting of such holders at which a quorum is present; provided, however, that the unanimous consent or the unanimous affirmative vote of the holders of each affected Series of New Notes shall be required to adopt a valid decision on: (i) changing the stated maturity of the principal of or any installment of interest on such New Note; (ii) reducing or canceling the principal amount of or interest on or Additional Amounts payable with respect to such New Note; or (iii) reducing the percentage in principal amount of outstanding New Notes the consent of the New Noteholders of which is required for the adoption of a resolution or the quorum required at any meeting of New Noteholders at which a resolution is adopted or the percentage in principal amount of outstanding such New Notes, the New Noteholders of which are entitled to request the calling of a meeting. For these purposes, New Notes known to a Responsible Officer of the Trustee to be held for our account, or any other of our Affiliates or Subsidiaries shall not be considered outstanding. The quorum at any meeting called to adopt a resolution will be persons holding or representing 60% in aggregate principal amount of such New Notes at the time outstanding; provided, however, that at any such reconvened meeting adjourned for lack of the requisite quorum, the quorum will be persons holding or representing 30% in aggregate principal amount of such New Notes at the time outstanding. Except as provided above, any modifications, amendments or waivers to the terms and conditions of such New Notes will be conclusive and binding on all New Noteholders, whether or not they have given such consent or were present at any meeting, and whether or not notation of such modifications, amendments or waivers is made upon such New Notes if duly passed at a meeting convened and held in accordance with the provisions of the Negotiable Obligations Law.

          For purposes of any meeting of the New Noteholders, each US$1.00 of face value of the New Notes at the relevant series will entitle the New Noteholder to one vote. Notes known to a Responsible Officer of the Trustee to be held for our account or any person directly or indirectly controlling or controlled by or under common control with us will not be considered outstanding and such New Noteholder(s) will not participate in taking any actions under the terms of such New Notes.

SATISFACTION AND DISCHARGE OF PROGRAM INDENTURE

          The Program Indenture will upon our request cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of New Notes herein expressly provided for), and the Trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of this Program Indenture, when (1) either (a) all New Notes theretofore authenticated and delivered (other than (i) New Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided under the Program Indenture and (ii) New Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided under the Program Indenture) have been delivered to the Trustee for cancellation; or (b) all such New Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice or redemption by the Trustee in the name, and at our expense, and we, in the case of (i), (ii) or (iii) above, have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust for the purpose of an amount sufficient to pay and discharge the entire Indebtedness on such New Notes not theretofore delivered to the Trustee for cancellation, for principal, premium and Additional Amounts, if any, and interest to the date of such deposit (in the case of New Notes which have become due and payable) or to the stated maturity or redemption date, as the case may be; (2) we have paid or caused to be paid all other sums payable under the Program Indenture; and (3) we have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Program Indenture for relating to the satisfaction and discharge of the Program Indenture have been complied with.

          Notwithstanding the satisfaction and discharge of the Program Indenture, our obligations and those of the Trustee with respect to compensation and reimbursement, our obligations to any authenticating agent, registrar, co-registrar, paying agent or transfer agent under the Program Indenture and, if money shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) above, the obligations of the Trustee with respect to the application of trust money under the Program Indenture shall survive.

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GOVERNING LAW AND ENFORCEABILITY

          The Negotiable Obligations Law governs the requirements for the New Notes to qualify as obligaciones negociables thereunder, while such law, together with Argentine Law No. 19,550, as amended, and other applicable Argentine laws and regulations, govern our capacity and corporate authorizations to execute and deliver the New Notes and the authorization of the CNV for the establishment of the Program and the public offering of the New Notes in Argentina. As to all other matters, the Program Indenture and the New Notes are governed by, and shall be construed in accordance with, the law of the State of New York, United States of America.

CONSENT TO SERVICE OF PROCESS; JURISDICTION

          We have submitted to the jurisdiction of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and any appellate court from either thereof for purposes of any legal suit, action or proceeding against it arising out of or related to the Program Indenture, the Exchange Agency Agreement or the New Notes. We will appoint CT Corporation System, with offices at 111 Eight Avenue, New York, New York 10011, as our authorized agent upon which process may be served in any such suit, action or proceeding.

PROSCRIPTION

          Claims against us for the payment of principal or interest in respect of the New Notes will be proscribed unless made within three years of the due payment of such principal or interest.

CURRENCY INDEMNITY

          The dollar is the sole currency of account and payment for all sums payable by us under or in connection with the New Notes, including damages. Any amount received or recovered in currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in our winding up or dissolution or otherwise) by any New Noteholder in respect of any sum expressed to be due to it from us shall only constitute our discharge to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any New Note, we shall indemnify such recipient against any loss sustained by it as a result. In any event, we shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the New Noteholder to certify in satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from our other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any New Noteholder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any New Note or any other judgment or order.

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                            DESCRIPTION OF THE BODEN

          The following description sets forth the principal terms and conditions of BODEN that holders of the Series B Notes will receive in the event of the mandatory redemption and exchange of the Series B Notes for BODEN. See "Description of the Series A Notes and the Series B Notes -- Mandatory Redemption and Exchange of the Series B Notes for BODEN." This description does not purport to be complete and is qualified in its entirety by reference to Executive Order 905/02, as amended and supplemented by applicable Argentine regulations. Copies of Executive Order 905/02 in its original Spanish text, as so amended and supplemented through the date of this Offering Memorandum, are available upon request from the Information Agent. We do not assume any liability in connection with the existing terms of, or future changes to, the terms and conditions of the BODEN.

GENERAL

          BODEN are one of a series of U.S. dollar denominated debt securities (such series are referred to as Compensatory Bonds) that were issued by the Argentine Government to compensate financial institutions in Argentina for financial losses caused by the Argentine Government's compulsory conversion of credit and debt obligations and deposits denominated in any foreign currency into Pesos at different exchange rates in January 2002 (the "asymmetric pesification") which resulted in short foreign currency positions at such financial institutions. The Compensatory Bonds, including BODEN, were issued pursuant to Executive Order No. 905/02, published in the Official Gazette on June 1, 2002, which established the compensation to which such affected financial institutions are entitled and prescribed that such compensation will be calculated by taking into account the imbalances created by the compulsory pesification on such financial institution's unconsolidated balance sheet as of December 31, 2001. As a result, BODEN were issued with an issue date of December 31, 2001 although interest on the BODEN began accruing only on February 3, 2002. On August 23, 2002, we filed with the Central Bank the information required to obtain the Compensatory Bonds and as of the date of this Offering Memorandum, BODEN in the aggregate principal amount of US$727.6 million, representing 59.9% of the approximate US$1,250 million total amount due to us as a result of the asymmetric pesification, has been issued to us, but remains subject to restrictions on use currently imposed by the Central Bank, including our ability to transfer ownership rights in BODEN (into which the Series B Notes are mandatorily exchangeable as provided herein) which are to be offered in the Offer. As of the date of this Offering Memorandum, the aggregate principal amount of BODEN outstanding is approximately US$11.7 billion, of which up to US$237.5 million are offered as part of the Offer.

          The BODEN that will be deliverable under certain circumstances upon mandatory redemption and exchange the Series B Notes, were issued to us in connection with the pesification of our assets and liabilities. While the BODEN constitute Compensatory Bonds (as described herein), the BODEN have terms and conditions that differ from the terms and conditions of the Compensatory Bonds issued by the Argentine Government for other purposes, including as compensation to depositors whose deposit accounts would be de-pesified in Government Exchange I and in Government Exchange II. Holders of the Existing Notes that elect to receive Series B Notes should be aware that bonds issued by the Argentine Government have different terms and conditions and it is possible that in the future the Argentine Government may elect to treat the BODEN the same or differently than its treatment of other issuances of Government securities.

STATUS

          BODEN are U.S. dollar denominated unsecured obligations of Argentina and rank pari passu with all of Argentina's other unsecured indebtedness. As of September 30, 2002, Argentina has reported to have in excess of US$130 billion in indebtedness, of which an estimated US$87 billion is held by external creditors and US$43 billion is held by Argentine creditors. There is no limit on the amount of indebtedness that Argentina may incur. We do not in any way guarantee, nor does our credit back, the obligations of Argentina in respect of BODEN. As a result of the current economic conditions in Argentina, the ability of Argentina to make timely payments of interest and principal on BODEN when due is uncertain. See "Risk Factors -- Risks Related to BODEN" and "-- Risks Related to Argentina."

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PRINCIPAL AND INTEREST PAYMENTS

          Payment of principal on BODEN will be made in eight annual, equal and consecutive installments, each equivalent to 12.50% of initial principal amount, beginning on August 3, 2005 and ending on the final maturity date of August 3, 2012. BODEN bear interest at a floating rate payable semiannually in arrears on February 3 and August 3 of each year commencing on August 3, 2002. Interest is calculated by applying to the minimum denomination (US$100) the interest rate applicable to U.S. dollar deposits for a six month term in the London Interbank Market ("LIBOR") at 11:00 a.m. London time on the second business day preceding the commencement of each semiannual interest period and adjusted to a calendar year of 365 or 366 days, as applicable, as determined by the Central Bank. The adjusted interest rate for the interest period ending February 3, 2003 is 1.860% per annum. The interest is calculated as from and including the first day of interest accrual up to and excluding the last day of the relevant interest period. In case an interest payment date shall occur on a day that is not a business day in Buenos Aires, Argentina, New York or London, payment of interest shall be made on the next business day, provided that, in such case, the interest shall be calculated until effective payment of interest is made. The next interest period shall commence on such effective interest payment date. Interest will be calculated on the basis of a year of 365 or 366 days, as applicable, and the number of days actually elapsed. Under Argentine law, the National Office of Public Credit acts as calculation agent for purposes of determining the LIBOR interest due at anytime in respect of BODEN.

TERMS AND CONDITIONS

          BODEN have no covenants or events of default permitting for acceleration of amounts due thereunder at any time. Furthermore, BODEN are governed by the law of Argentina, and do not contemplate or provide for the submission by Argentina to the jurisdiction of any foreign court, including in New York.

PERMITTED USES OF BODEN

          Pursuant to Executive Order No. 905/02 and subject to compliance with certain requirements and limitations imposed by applicable Argentine regulations, holders of BODEN may use them for certain prescribed purposes which include, among others, the following:

          (i) payment of loans granted by financial institutions, secured by a mortgage over the primary residence of the borrower;

          (ii) payment of loans granted by financial institutions to individuals;

          (iii)   building and construction of new real estate;

          (iv) purchase of public real estate out of the public domain, and which are not used as guarantees to trusts or other financing;

          (v) purchase of new vehicles, including agriculture and industrial machinery;

          (vi) purchase of notes issued by trusts used for project financing, authorized for the public offering and listed in self-regulated markets, in accordance with the CNV regulations; and

          (vii) payment of certain Argentine taxes due at June 30, 2001, and amounts due under existing regularization tax regimes, except for social security, labor risk contributions and tax on deposits and credits on bank accounts, subject to restrictions and requirements established from time to time.

          The purposes described in (i) and (ii) are applicable only to Argentine individuals located or residing in Argentina.

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

          In the case of holders of BODEN that are Argentine financial entities regulated by Law No. 21,526, as amended, BODEN can be exchanged in whole or in part for promissory notes (pagares) issued by the Argentine Government in minimum denominations of US$100,000. The promissory notes shall have the same terms and conditions of the exchanged BODEN.

TRADING MARKET

          BODEN are listed on the Buenos Aires Stock Exchange and are eligible for trading on the Argentine Over-The-Counter market referred to as Mercado Abierto Electronico in Argentina. The BODEN have been accepted for clearance at Caja de Valores S.A., Euroclear and Clearstream, Luxembourg. The ISIN for BODEN is ARARGE 034678 and the Common Code for BODEN is 015630159.

          For your reference below is a table with the monthly average prices as a percentage of their face value of other securities of the Argentine Government. We cannot assure you that the BODEN will have similar values once they have been delivered in connection with the mandatory redemption of the Series B Notes.

                    MONTHLY AVERAGE PRICES (% OF FACE VALUE)

                                            2001                                                2002
                           ----------------------------------------------------------------------------------------------------
BOND (COUPON)              JUN   JUL   AUG   SEP   OCT   NOV   DEC   JAN   FEB   MAR   APR   MAY   JUN   JUL   AUG   SEP   OCT
-------------------------------------------------------------------------------------------------------------------------------
Argentina 2008 (7%)        80.5  63.3  62.5  61.4  54.8  38.0  30.8  28.0  30.5  28.4  26.9  24.9  21.0  20.8  21.5  23.0  22.0

Argentina 2017 (11.375%)   80.0  62.7  59.7  58.7  54.2  40.1  29.3  27.4  27.5  26.3  24.1  22.7  20.8  20.4  21.6  22.8  22.0

Source:  Bloomberg

                                  U.S. TAXATION

UNITED STATES FEDERAL INCOME TAXATION

          The following discussion is a summary of the material U.S. tax consequences of the Offer to any persons that are U.S. Holders (as defined below) for U.S. federal income tax purposes that have held such Existing Notes, and that, if applicable, will hold the Series A Notes and the related CICCs, the Series B Notes, or the BODEN as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service ("IRS") and judicial decisions, all as currently in effect, and all of which are subject to change (possibly on a retroactive basis), and to different interpretations. This summary is intended for general information only, and does not describe all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of U.S. Holders, or to U.S. Holders that may be subject to special rules under U.S. federal income tax law (including, for example, banks and other financial institutions, insurance companies, tax-exempt organizations, partnerships and other pass-through entities, dealers in securities or currencies, regulated investment companies, real estate investment trusts, persons holding Existing Notes as a part of a "straddle," a "hedge" or a "conversion transaction" and U.S. Holders having a functional currency other than the U.S. dollar). Furthermore, this summary does not apply to any holders that are not U.S. Holders, and does not address the potential implications to U.S. Holders of any state, local or non-U.S. tax laws, or of any U.S. federal tax laws other than those pertaining to income taxation.

          U.S. Holders should be aware that there is uncertainty under current U.S. federal income tax law as to the appropriate treatment of certain aspects of the Offer, and the resulting U.S. federal income tax consequences to U.S. Holders (including with respect to their receipt and ownership of Series A Notes and related CICCs, the Series B Notes, and BODEN). Moreover, we have not obtained, and will not request, a ruling from the IRS in connection with the Offer. Accordingly, no assurance can be given that the IRS will agree with the positions to be taken by us, or that a court will not sustain any challenge by the IRS in the event of litigation.

          This discussion assumes that the Existing Notes and any Series A Notes constitute indebtedness for U.S. federal income tax purposes. However, the determination of whether the Existing Notes and the Series A Notes should be characterized as indebtedness or equity under U.S. federal income tax law depends on an analysis of the facts and circumstances relating to the Existing Notes, the Series A Notes and us. If the Existing Notes and/or the Series A Notes were determined to represent equity interests in us for U.S. federal income tax purposes, then U.S. Holders could have U.S. federal income tax consequences that are different than those described below with respect to the Offer.

          U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER, AS WELL AS OF THE OWNERSHIP AND DISPOSITION OF SERIES A NOTES AND RELATED CICCs, THE SERIES B NOTES, AND THE BODEN BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

          As used herein, a "U.S. Holder" is a beneficial owner of an Existing Note that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or
(iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or
(B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. If a partnership holds Existing Notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership holding Existing Notes should consult their own tax advisors.

          For purposes of this discussion, the "Series A Offer" means the part of the Exchange Offer pursuant to which holders of Existing Notes may exchange their Existing Notes for Series A Notes and CICC's, and the "Series

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

B Offer" means the part of the Exchange Offer pursuant to which holders of Existing Notes may exchange their Existing Notes for Series B Notes and cash.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SERIES A OFFER TO U.S. HOLDERS

          Treatment of the Series A Offer as a Recapitalization

          For U.S. Holders that exchange Existing Notes for Series A Notes and related CICCs pursuant to the Series A Offer, the resulting U.S. federal income tax consequences will depend on whether or not such exchange qualifies as a "recapitalization" under the Code. In general, the Code requirements for recapitalization treatment will be met so long as both the Existing Notes and the Series A Notes are considered securities for U.S. federal income tax purposes. In this regard, the term "securities" is not clearly defined under current U.S. federal income tax law; instead, the status of a debt instrument as a security typically is determined based upon an overall evaluation of the nature of the debt instrument, the term to maturity of the debt instrument, the extent of the investor's proprietary interest in the issuer of the debt instrument and certain other factors. While the matter is not free from doubt, we believe that both the Existing Notes and the Series A Notes would be considered securities for U.S. federal income tax purposes and, thus, that the exchange of Existing Notes for Series A Notes and CICC's pursuant to the Series A Offer would qualify as a recapitalization under the Code.

          Based upon such recapitalization treatment, a U.S. Holder would not recognize taxable gain or loss in respect of the exchange of Existing Notes for Series A Notes and related CICCs, except that gain, if any, would be recognized to the extent of the fair market value of the CICCs and the amount of cash (subject to the discussion below regarding the Early Tender Fee and accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in the exchange. In general, a U.S. Holder's gain, if any, in the recapitalization would equal the difference between (i) the sum of the initial issue price of the Series A Notes, determined in the manner described below, the fair market value of the CICCs and the amount of cash (subject to the discussion below regarding the Early Tender Fee and accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in exchange for Existing Notes, over (ii) the U.S. Holder's adjusted tax basis in the Existing Notes surrendered in the exchange. The holding period for Series A Notes received in the recapitalization would include the period of time during which the exchanging U.S. Holder held the Existing Notes, and the initial tax basis of such Series A Notes would equal the adjusted tax basis of the Existing Notes immediately prior to the exchange, decreased by the fair market value of the CICCs and the amount of cash (subject to the discussion below regarding the Early Tender Fee and accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in exchange for the Existing Notes, and increased by the amount of gain, if any, recognized by the U.S. Holder in respect of the exchange. The exchanging U.S. Holder should have an initial tax basis in the CICCs equal to their fair market value at the time of the exchange, and the holding period for such CICCs should begin on the date of the exchange.

          Cash Tender Offer

          U.S. Holders that participate in the Series A Offer also may elect to tender their Series A Notes in the Cash Tender Offer in return for Tender Offer Cash Payments equal to US$450 per Series A Note, subject to proration. While the matter is not free from doubt, a Tender Offer Cash Payment received by an exchanging U.S. Holder in exchange for some, but not all, of such U.S. Holder's Series A Notes, together with the related CICCs, should be treated as cash received in the recapitalization. As such, the Tender Offer Cash Payment would be taken into account in determining the U.S. Holder's gain in the recapitalization, if any, as well as the amount of any such gain that the U.S. Holder is required to recognize for U.S. federal income tax purposes. In contrast, if a U.S. Holder receives Tender Offer Cash Payments in exchange for all of its Series A Notes, together with the related CICCs, then the U.S. Holder should be treated as having exchanged its Existing Notes for cash in a taxable transaction in which gain or loss is recognized based upon the difference between (i) the amount of cash (subject to the discussion below regarding the Early Tender Fee and accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in the exchange, and (ii) the U.S. Holder's adjusted tax basis in the Existing Notes.

          Early Tender Fee

          The U.S. federal income tax treatment of the Early Tender Fee is not entirely clear. In particular, the Early Tender Fee might be treated for U.S. federal income tax purposes as a separate compensation paid to a U.S. Holder,

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

rather than as consideration received in exchange for the Existing Notes. If so, the Early Tender Fee may not be taken into account in determining the amount of gain, if any, recognized in respect of the exchange of Existing Notes for Series A Notes and related CICCs, and instead could be treated as an item of ordinary income that is includible in the gross income of an exchanging U.S. Holder at the time that the Early Tender Fee is received or accrued, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. The Early Tender Fee also could be treated in some other manner, including, for example, as a nontaxable return of capital or partial principal payment.

          Accrued But Unpaid Interest on the Existing Notes

          Notwithstanding the foregoing discussion of recapitalization treatment, amounts received by a U.S. Holder in the Series A Offer (including cash and, possibly, CICCs and Series A Notes) that are attributable to accrued but unpaid interest on the Existing Notes will be treated as interest for U.S. federal income tax purposes, and will be taxable to the U.S. Holder as ordinary interest income to the extent that such accrued but unpaid interest has not previously been included in gross income by the U.S. Holder.

          Failure of the Series A Offer to Qualify as a Recapitalization

          In the event that the exchange of Existing Notes for Series A Notes and related CICCs pursuant to the Series A Offer failed to qualify as a recapitalization under the Code, an exchanging U.S. Holder generally would recognize taxable gain or loss in an amount equal to the difference between (i) the sum of the initial issue price of the Series A Notes, the fair market value of the CICCs and the amount of cash (subject to the discussion above regarding the Early Tender Fee and accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in exchange for Existing Notes, and (ii) the U.S. Holder's adjusted tax basis in the Existing Notes surrendered in the exchange. The Series A Notes received by the exchanging U.S. Holder would have an initial tax basis equal to their initial issue price, determined in the manner described below, and the U.S. Holder's holding period for such Series A Notes would begin on the date of the exchange. The exchanging U.S. Holder should have an initial tax basis in the CICCs equal to their fair market value at the time of the exchange, and the holding period for such CICCs should begin on the date of the exchange.

          Characterization of Gain or Loss Recognized in Exchange

          Gain or (in the case of an exchange that does not constitute a recapitalization) loss recognized by a U.S. Holder in respect of the exchange of Existing Notes for Series A Notes and CICC's generally would be treated as capital gain or loss (except that gain would be taxable as ordinary income to the extent attributable to accrued market discount, if any, on the Existing Notes that has not previously been included in gross income by the U.S. Holder), and would be treated as long-term capital gain or loss if the Existing Notes had been held for more than one year at the time of the exchange. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

          Issue Price of the Series A Notes

          If the Series A Notes are "traded on an established market" (generally meaning that the Series A Notes are listed on a major securities exchange, appear on a quotation medium of general circulation or otherwise are readily quotable by dealers, brokers or traders) during the 60-day period ending 30 days after the date of the exchange of Existing Notes for Series A Notes and related CICCs ("publicly traded"), then the initial issue price of the Series A Notes should equal the fair market value of the Series A Notes at the time of the exchange; provided, however, that if the Series A Notes are publicly traded as "investment units" with the detachable CICCs, then the initial issue price of such investment units should be allocated between the Series A Notes and the related CICCs based upon their relative fair market values. If the Series A Notes are not publicly traded, but the Existing Notes are publicly traded, then the initial issue price of the Series A Notes generally should be determined by allocating the fair market value of the Existing Notes at the time of the exchange between the Series A Notes and the related CICCs based upon their relative fair market values. If neither the Series A Notes nor the Existing Notes are publicly traded, then the initial issue price of the Series A Notes should equal their stated redemption price at maturity, determined in the manner described below under "U.S. Federal Income Tax Consequences of the Ownership and Disposition of Series A

Notes - Interest and Original Issue Discount." We believe that the Existing Notes should be considered publicly traded, but cannot predict whether the Series A Notes will become publicly traded following their issuance.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SERIES B OFFER TO U.S. HOLDERS

          Intended Characterization of the Series B Notes

          The Series B Notes will take the form of debt instruments issued by us, but must be exchanged for BODEN of uncertain value once certain conditions are satisfied. No statutory, administrative or judicial authority directly addresses the characterization of the Series B Notes, or financial instruments similar to the Series B Notes, under current U.S. federal income tax law. As a result, the U.S. federal income tax consequences to a U.S. Holder of the receipt, ownership and disposition of Series B Notes are not clear. In the absence of any authority directly on point, we intend to treat the Series B Notes for U.S. federal income tax purposes as equity interests in us.

          Treatment of the Series B Offer as a Recapitalization

          Assuming that the Series B Notes represent equity interests in us, the exchange of Existing Notes for Series B Notes and cash pursuant to the Series B Offer would qualify as a recapitalization under the Code. Based upon such recapitalization treatment, a U.S. Holder would not recognize taxable gain or loss in respect of the exchange of Existing Notes for Series B Notes and cash, except that gain, if any, would be recognized to the extent of the amount of cash (subject to the discussion below regarding the Early Tender Fee and accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in the exchange. In general, a U.S. Holder's gain, if any, in the recapitalization would equal the difference between (i) the sum of the fair market value of the Series B Notes at the time of the exchange and the amount of cash (subject to the discussion below regarding the Early Tender Fee and accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in exchange for Existing Notes, over (ii) the U.S. Holder's adjusted tax basis of the Existing Notes surrendered in the exchange. The holding period for Series B Notes received in the recapitalization would include the period of time during which the exchanging U.S. Holder held the Existing Notes, and the initial tax basis of such Series B Notes would equal the adjusted tax basis of the Existing Notes immediately prior to the exchange, decreased by the amount of cash (subject to the discussion below regarding the Early Tender Fee and accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in exchange for the Existing Notes, and increased by the amount of gain, if any, recognized by the U.S. Holder in respect of the exchange.

          Cash Tender Offer

          U.S. Holders that participate in the Series B Offer also may elect to tender their Series B Notes in the Cash Tender Offer in return for Tender Offer Cash Payments equal to US$450 per Series B Note, subject to proration. While the matter is not free from doubt, a Tender Offer Cash Payment received by an exchanging U.S. Holder in exchange for some, but not all, of such U.S. Holder's Series B Notes should be treated as cash received in the recapitalization. As such, the Tender Offer Cash Payment would be taken into account in determining the U.S. Holder's gain in the recapitalization, if any, as well as the amount of any such gain that the U.S. Holder is required to recognize for U.S. federal income tax purposes. In contrast, if a U.S. Holder receives Tender Offer Cash Payments in exchange for all of its Series B Notes, then the U.S. Holder should be treated as having exchanged its Existing Notes for cash in a taxable transaction in which gain or loss is recognized based upon the difference between (i) the amount of cash (subject to the discussion below regarding the Early Tender Fee and accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in the exchange, and (ii) the U.S. Holder's adjusted tax basis in the Existing Notes.

          Early Tender Fee

          The U.S. federal income tax treatment of the Early Tender Fee is not entirely clear. In particular, the Early Tender Fee might be treated for U.S. federal income tax purposes as a separate compensation paid to a U.S. Holder, rather than as consideration received in exchange for the Existing Notes. If so, the Early Tender Fee may not be taken into account in determining the amount of gain, if any, recognized in respect of the exchange of Existing Notes for Series B Notes and cash, and instead could be treated as an item of ordinary income that is includible in

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

the gross income of an exchanging U.S. Holder at the time that the Early Tender Fee is received or accrued, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. The Early Tender Fee also could be treated in some other manner, including, for example, as a nontaxable return of capital or partial principal payment.

          Accrued But Unpaid Interest on the Existing Notes

          Notwithstanding the foregoing discussion of recapitalization treatment, amounts received by a U.S. Holder in the Series B Offer (including cash and, possibly, Series B Notes) that are attributable to accrued but unpaid interest on the Existing Notes will be treated as interest for U.S. federal income tax purposes, and will be taxable to the U.S. Holder as ordinary interest income to the extent that such accrued but unpaid interest has not previously been included in gross income by the U.S. Holder.

          Failure of the Series B Offer to Qualify as a Recapitalization

          In the event that the exchange of Existing Notes for Series B Notes and cash pursuant to the Series B Offer failed to qualify as a recapitalization under the Code, an exchanging U.S. Holder generally would recognize taxable gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the Series B Notes and the amount of cash (subject to the discussion above regarding the Early Tender Fee and accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in exchange for Existing Notes, and (ii) the U.S. Holder's adjusted tax basis in the Existing Notes surrendered in the exchange. The Series B Notes received by the exchanging U.S. Holder would have an initial tax basis equal to their fair market value at the time of the exchange, and the U.S. Holder's holding period for such Series B Notes would begin on the date of the exchange.

          Characterization of Gain or Loss Recognized in Exchange

          Gain or (in the case of an exchange that does not constitute a recapitalization) loss recognized by a U.S. Holder in respect of the exchange of Existing Notes for Series B Notes and cash generally would be treated as capital gain or loss (except that gain would be taxable as ordinary income to the extent attributable to accrued market discount, if any, on the Existing Notes that has not previously been included in gross income by the U.S. Holder), and would be treated as long-term capital gain or loss if the Existing Notes had been held for more than one year at the time of the exchange. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

          Alternative Characterizations of the Series B Notes

          U.S. Holders should be aware that alternative characterizations of the Series B Notes are possible, any of which might affect the timing, amount or character of income recognized by U.S. Holders in respect of the Series B Notes. For example, the Series B Notes may constitute an indirect ownership interest in the BODEN, in which case, (i) the exchange of Existing Notes for Series B Notes and cash pursuant to the Series B Offer would be a taxable transaction (and would not qualify as a recapitalization), and (ii) income derived by U.S. Holders from the Series B Notes would be treated for U.S. federal income tax purposes as derived from the BODEN (as described below under "U.S. Federal Income Tax Consequences of Ownership and Disposition of BODEN). Alternatively, the Series B Notes may be classified as "contingent payment debt instruments" that are governed by special rules prescribed by Treasury regulations. Very generally, if the Series B Notes were classified as contingent payment debt instruments, then (i) the exchange of Existing Notes for Series B Notes and cash pursuant to the Series B Offer still might qualify as a recapitalization, (ii) a U.S. Holder would be required to accrue interest income in respect of the Series B Notes each taxable year based upon a "comparable yield" for a fixed-rate debt instrument issued by us without the mandatory exchange feature, but with terms and conditions otherwise comparable to the Series B Notes and (iii) any gain realized by a U.S. Holder upon the mandatory exchange of the Series B Notes for the BODEN would be taxable as additional interest income.

          U.S. Holders are urged to consult their own tax advisors regarding the proper characterization of the Series B Notes under U.S. federal income tax law, and the U.S. federal income tax consequences arising from such characterization.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF SERIES A NOTES

          Interest and Original Issue Discount

          The Series A Notes will be treated as issued with "original issue discount" ("OID") for U.S. federal income tax purposes to the extent that the "stated redemption price at maturity" of the Series A Notes exceeds their issue price, unless the amount of such excess is de minimis (i.e., less than .0025 multiplied by the product of the stated principal amount of the Series A Notes and the number of complete years to maturity). The stated redemption price at maturity of the Series A Notes will equal the sum of all cash payments to be made on the Series A Notes (whether denominated as principal or interest), other than "qualified stated interest" that is payable in respect of the Series A Notes. For this purpose, qualified stated interest includes only stated interest that is unconditionally payable, in cash or in property (other than debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments. Stated interest on the Series A Notes that does not constitute qualified stated interest would be included in the stated redemption price at maturity of the Series A Notes.

          In general, stated interest on the Series A Notes constituting qualified stated interest will be taxable to a U.S. Holder as ordinary interest income at the time that such interest is received or accrued, depending on the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. In addition, the U.S. Holder, without regard to its regular method of accounting for U.S. federal income tax purposes, will be required to accrue OID in respect of the Series A Notes into gross income over the term of the Series A Notes using a constant-yield method. As a result, a U.S. Holder could be taxable on amounts representing accrued OID in advance of the receipt of cash payments attributable to such OID.

          Market Discount and Acquisition Premium

          To the extent that, immediately after the receipt of Series A Notes pursuant to the Series A Offer, a U.S. Holder has an adjusted tax basis in the Series A Notes that is less than their initial issue price, the Series A Notes would be treated for U.S. federal income tax purposes as issued with market discount, subject to a de minimis exception. Assuming that the exchange of Existing Notes for Series A Notes and related CICCs qualified as a recapitalization under the Code, any accrued market discount on the Existing Notes, to the extent not recognized at the time of the recapitalization, as discussed above, or previously included in the U.S. Holder's gross income, would be treated as accrued market discount on the Series A Notes if the Series A Notes have market discount, or as ordinary income upon the subsequent disposition of the Series A Notes if the Series A Notes do not have market discount. In the case of Series A Notes having market discount, a U.S. Holder will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, such Series A Notes as ordinary income to the extent of the market discount that accrued during a U.S. Holder's holding period for the Series A Notes, unless the U.S. Holder elects to annually include market discount in gross income over time as the market discount accrues (on a ratable basis or, at the election of the U.S. Holder, constant yield basis). In addition, a U.S. Holder that holds Series A Notes with market discount, and that does not elect to accrue market discount into gross income over time, may be required to defer the deduction of interest expense incurred or continued to purchase or carry the Series A Notes.

          A U.S. Holder will be treated as having "acquisition premium" on the Series A Notes if the adjusted tax basis of the U.S. Holder's Series A Notes, immediately after their receipt in exchange for Existing Notes, is greater than the initial issue price of the Series A Notes, but less than or equal to the stated redemption price at maturity of the Series A Notes. In such case, the amount of OID includible in the U.S. Holder's gross income in any taxable year would be reduced by an allocable portion of the acquisition premium. The amount of acquisition premium allocable to any taxable year generally would be determined by multiplying the annual OID accrual by a fraction, the numerator of which is the acquisition premium, and the denominator of which is the total OID on the Series A Notes.

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          Additional Amounts and Argentine Withholding Taxes

          If a U.S. Holder receives Additional Amounts in respect of Argentine income taxes withheld from payments on the Series A Notes, the U.S. Holder generally should include such Additional Amounts in gross income as received or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. U.S. Holders should be aware, however, that the IRS might assert that Additional Amounts should be treated as OID, which could affect the manner in which the Additional Amounts are reported for U.S. federal income tax purposes. A U.S. Holder may be entitled to claim a foreign tax credit for any Argentine income taxes withheld from payments on the Series A Notes, subject to applicable limitations and conditions under the Code, or alternatively may be allowed to deduct such taxes in computing taxable income. For purposes of calculating the limitations applicable to foreign tax credits, interest income (including OID) in respect of the Series A Notes generally would constitute "passive income" (or, for certain types of U.S. Holders, "financial services income") or, if such income is subject to withholding of non-U.S. income taxes at a rate of at least 5%, "high withholding tax interest," in either case, derived from sources outside the United States. The rules governing the foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

          Sale, Retirement or Other Taxable Disposition of Series A Notes

          Upon the sale, retirement or other taxable disposition of a Series A Note, a U.S. Holder generally would recognize gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts relating to accrued but unpaid qualified stated interest, which would be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder's adjusted tax basis in the Series A Note. Such gain or loss generally would be capital gain or loss (except that gain would be taxable as ordinary income to the extent attributable to accrued market discount that has not previously been included in gross income by the U.S. Holder), and would be long-term capital gain or loss if the holding period for the Series A Note exceeded one year at the time of the sale, retirement or other taxable disposition. In general, a U.S. Holder's adjusted tax basis in a Series A Note would equal the initial tax basis of the Series A Note, determined in the manner described above, at the time of its receipt in the Series A Offer, increased by the amount of OID and any market discount previously included in gross income by the U.S. Holder, and decreased by all payments received in respect of the Series A Note other than payments of qualified stated interest. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE
CICCS

          Intended Characterization of the CICCs

          The CICCs will require us to make payments in certain circumstances that will be determined, in part, based upon our earnings. No statutory, administrative or judicial authority directly addresses the characterization of the CICCs, or financial instruments similar to the CICCs, under current U.S. federal income tax law. As a result, the U.S. federal income tax consequences to a U.S. Holder of the receipt, ownership and disposition of CICCs are not clear. In the absence of any authority directly on point, we intend to treat the CICCs for U.S. federal income tax purposes as separate contractual rights to receive payments from us over a specified time period.

          CICC Payments/Sale or Other Taxable Disposition of CICCs

          Based upon such treatment, payments in respect of the CICCs generally should be included in gross income by a U.S. Holder at the time that such payments are received or accrued, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. Additionally, a U.S. Holder generally should be permitted to recover its tax basis in the CICCs over the term of the CICCs using a reasonable method of amortization. Furthermore, upon the sale or other taxable disposition of the CICCs, a U.S. Holder generally should recognize capital gain or loss equal to the difference between the amount realized in the sale or other taxable disposition, and the U.S. Holder's adjusted tax basis in the CICCs. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss is subject to certain limitations under the Code.

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          Alternative Characterizations of the CICCs

          U.S. Holders should be aware that alternative characterizations of the CICCs are possible, any of which might affect the timing, amount or character of the income recognized by U.S. Holders in respect of the CICCs. For example, the CICCs might be treated as equity interests in us, in which case, (i) a U.S. Holder should not be required to recognize gain, if any, on the receipt of the CICCs pursuant to the Series A Offer, (ii) payments in respect of the CICCs should be taxable to a U.S. Holder as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and (iii) recovery of a U.S. Holder's tax basis in the CICCs may not be available prior to the sale, exchange or expiration of the CICCs. Additionally, a U.S. Holder of a CICC that constitutes an equity interest in us could be subject to special, potentially adverse, U.S. federal income tax rules if we were classified as a "passive foreign investment company" ("PFIC") within the meaning of the Code, for any taxable year. As discussed below (under "U.S. Federal Income Tax Consequences of the Ownership and Disposition of the Series B Notes - Passive Foreign Investment Company"), we do not believe that we currently are a PFIC, but no assurance can be made that we will not be classified as a PFIC for any taxable year due to the complexities of the PFIC determination.

          U.S. Holders are urged to consult their own tax advisors regarding the proper characterization of the CICCs under U.S. federal income tax law, and the U.S. federal income tax consequences arising from such characterization.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE SERIES B NOTES

          As previously discussed, the characterization of the Series B Notes under current U.S. federal income tax purposes is not free from doubt, but we intend to treat the Series B Notes as equity interests in us. The following discussion assumes such equity characterization.

          Dividends

          For U.S. federal income tax purposes, payments of stated interest received by a U.S. Holder in respect of a Series B Note (and Additional Amounts, if any, in respect of Argentine income taxes withheld from payments on the Series B Note) would be taxable as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such payments exceeds our current and accumulated earnings and profits, then the excess first would reduce the U.S. Holder's adjusted tax basis in the Series B Note, and thereafter would be treated as capital gain. A U.S. Holder that is a corporation would not be entitled to claim the dividends-received deduction ordinarily available to it for dividends received from other U.S. corporations.

          A U.S. Holder may be entitled to claim a foreign tax credit for any Argentine income taxes withheld from payments on the Series B Notes, subject to applicable limitations and conditions under the Code, or alternatively may be allowed to deduct such taxes in computing taxable income. For purposes of calculating the limitations applicable to foreign tax credits, dividend income in respect of the Series B Notes generally would constitute "passive income" (or, for certain types of U.S. Holders, "financial services income") derived from sources outside the United States. The rules governing the foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

          Redemption Premium

          If the stated principal amount of the Series B Notes exceeds their issue price by more than a de minimis amount, such excess may constitute a "redemption premium" that gives rise to constructive distributions under section 305 of the Code. In general, a U.S. Holder would be required to accrue the redemption premium over the term of the Series B Notes on a constant yield basis (in a manner similar to the accrual of OID on debt instruments, as described above under "U.S. Federal Income Tax Consequences of the Ownership and Disposition of Series A Notes - Interest and Original Issue Discount"). Such accruals would be treated as constructive distributions by us, and would be taxable to a U.S. Holder as dividend income to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles). While the matter is not free from doubt, we believe that, for purposes of section 305 of the Code, the issue price of the Series B Notes should be equal to the fair market

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value of the Series B Notes at the time of exchange of Existing Notes for Series
B Notes and cash pursuant to the Series B Offer. Additionally, while not entirely clear under current U.S. federal income tax law, a U.S. Holder may be able to reduce the amount of constructive distributions that must be taken into account in any taxable year by an allocable share of any "acquisition premium" on the Series B Notes (that is, the excess, if any, of the U.S. Holder's initial tax basis in the Series B Notes, determined in the manner described above, at the time of their receipt in exchange for Existing Notes, over the issue price of the Series B Notes).

          U.S. Holders are urged to consult their own tax advisors regarding the application to the Series B Notes of the constructive distribution rules of Code section 305.

          Sale, Redemption or Other Taxable Disposition of Series B Notes

          Upon the sale, redemption or other taxable disposition of a Series B Note, a U.S. Holder would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized upon the sale or other taxable disposition and the U.S. Holder's adjusted tax basis in the Series B Note. Such gain or loss generally would be a capital gain or loss, and would be long-term capital gain or loss if the holding period for the Series B Note exceeded one year at the time of the sale or other taxable disposition. However, assuming that the exchange of Existing Notes for Series B Notes and cash qualified as a recapitalization under the Code, any accrued market discount on the Existing Notes, to the extent not recognized at the time of the recapitalization, as discussed above, or previously included in the U.S. Holder's gross income, would be treated as ordinary income upon a subsequent disposition of the Series B Notes. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

          The mandatory exchange by a U.S. Holder of Series B Notes for the BODEN would be treated as a taxable disposition of the Series B Notes, and the amount realized in such disposition would be based upon the fair market value of the BODEN at the time of the exchange.

          Under the terms of the Series B Notes, the principal amount of the Series B Notes will be amortized in eight annual payments. In general, a U.S. Holder should compute gain or loss in respect of such partial redemptions (in the manner described above) by allocating a proportionate share of the adjusted tax basis of the Series B Notes to each of the scheduled principal payments. However, a partial redemption of the Series B Notes could be treated for U.S. federal income tax purposes as a dividend to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax purposes) unless the redemption meets the requirements of section 302(b) of the Code. In general, Code section 302(b) requires that (i) after the redemption, the U.S. Holder does not own, actually or constructively, any equity interests in us, (ii) the redemption is "substantially disproportionate" with respect to the U.S. Holder or (iii) the redemption is "not essentially equivalent to a dividend" with respect to the U.S. Holder. Whether a redemption will qualify as "substantially disproportionate" or as "not essentially equivalent to a dividend" with respect to a U.S. Holder will depend upon all the relevant facts and circumstances at the time of the redemption. Nevertheless, for a U.S. Holder that does not own (actually or constructively) any equity interests in us other than the Series B Notes, we believe that a partial redemption of the Series B Notes typically should satisfy the requirements of Code section 302(b) and, thus, should qualify for as a transaction in which gain or loss is recognized.

          Passive Foreign Investment Company

          Special U.S. federal income tax rules apply to U.S. Holders (including certain indirect U.S. Holders) owning equity interests in a "passive foreign investment company" or "PFIC" within the meaning of the Code. A foreign corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules for certain subsidiaries, either (i) at least 75% of its gross income for the taxable year is "passive income" or (ii) on average at least 50% of the gross value of its assets is attributable to assets that produce "passive income" or are held for the production of passive income ("passive assets"). For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties and gains from the disposition of passive assets, but under an exception for active foreign banks, does not include active banking income derived by such banks when certain requirements are met.

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          We do not believe that we currently are a PFIC. However, because PFIC status is a factual determination that is made annually after the end of each taxable year, and because there are uncertainties in the application of the relevant rules, there can be no assurances that we will not be classified as a PFIC for any particular year.

          If we were classified as a PFIC for any taxable year, a U.S. Holder holding an equity interest in us would be subject to U.S. federal income tax under special rules with respect to (i) any gain realized on the sale or other disposition of the equity interest and (ii) any "excess distributions" made by us to the U.S. Holder (generally, any distributions to the U.S. Holder during a taxable year that are more than 125% of the average annual distributions during the three preceding taxable years, or, if shorter, such U.S. Holder's holding period). More specifically, (i) any such gain or excess distribution would be allocated ratably over a U.S. Holder's holding period for the Series B Notes,
(ii) the amount allocated to the taxable year in which the gain or excess distribution was realized would be taxable as ordinary income, (iii) the amount allocated to each prior taxable year, with certain exceptions, would be subject to U.S. federal income tax at the highest rate in effect for such prior taxable year and (iv) the interest charge generally applicable to underpayments of tax would be imposed in respect of the U.S. federal income tax liability attributable to each such prior taxable year. Under the special rules applicable to the ownership of equity interests in PFICs, a disposition in which gain is realized could include a disposition by way of gift, an exchange in a corporate reorganization and a pledge as security for a loan.

          U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to the Series B Notes and the availability and advisability of making an election to avoid the adverse U.S. federal income tax consequences of PFIC status should we be classified as a PFIC for any taxable year.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE
BODEN

          Interest and Original Issue Discount

          The BODEN should be considered "variable rate debt instruments" governed by Treasury regulations under section 1275 of the Code. As such, stated interest that is payable on the BODEN semi-annually at a rate equal to LIBOR would constitute qualified stated interest, and would be included in gross income by a U.S. Holder when such interest is received or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. While the matter is not free from doubt, we believe that the BODEN had an initial issue price, at the time issued to us by the Republic of Argentina, equal to the stated redemption price at maturity of the BODEN and, thus, were not treated as issued with OID for U.S. federal income tax purposes. If, contrary to our expectations, the BODEN originally were issued with OID, then U.S. Holders, regardless of their regular method of accounting for U.S. federal income tax purposes, would be required to accrue such OID into gross income over the term of the BODEN on a constant yield basis (subject to adjustment for acquisition premium, if any), in advance of the receipt of cash attributable to such OID.

          Market Discount

          To the extent that, immediately after the exchange of Series B Notes for BODEN, a U.S. Holder has an initial tax basis in the BODEN that is less than their stated redemption price at maturity, the BODEN will be treated for U.S. federal income tax purposes as acquired with market discount, subject to a de minimis exception. For this purpose, the initial tax basis in BODEN should equal the fair market value of the BODEN at the time of their receipt in exchange for Series B Notes. In the case of BODEN having market discount, a U.S. Holder would be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, such BODEN as ordinary income to the extent of the market discount that accrued during a U.S. Holder's holding period for the BODEN, unless the U.S. Holder elects to annually include market discount in gross income over time as the market discount accrues (on a ratable basis or, at the election of the U.S. Holder, constant yield basis). In addition, a U.S. Holder that holds BODEN with market discount, and that does not elect to accrue market discount into gross income over time, may be required to defer the deduction of interest expense incurred or continued to purchase or carry the BODEN.

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          Sale, Retirement or Other Taxable Disposition of the BODEN

          Upon the sale, retirement or other taxable disposition of the BODEN, a U.S. Holder generally would recognize gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts relating to accrued but unpaid qualified stated interest, which would be taxable as ordinary interest income to the extent no previously included in gross income) and the U.S. Holder's adjusted tax basis in the BODEN. Such gain or loss generally would be capital gain or loss (except that gain would be taxable as ordinary income to the extent attributable to accrued market discount that has not previously been included in gross income by the U.S. Holder), and would be long-term capital gain or loss if the holding period for the BODEN exceeded one year at the time of the disposition. In general, a U.S. Holder's adjusted tax basis in the BODEN would equal the initial tax basis of the BODEN, determined in the manner described above, at the time of their receipt, increased by the amount of market discount (and OID), if any, previously included in gross income by the U.S. Holder, and decreased by all payments received in respect of the BODEN other than payments of qualified stated interest. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

BACKUP WITHHOLDING

          A U.S. Holder who exchanges or tenders its Existing Notes pursuant to the Offer may be subject to backup withholding at the rate of 30% with respect to payments made pursuant to the Offer, unless such U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes its exemption from backup withholding or (ii) provides its correct taxpayer identification number ("TIN"), certifies that is it not currently subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional U.S. federal income tax. Rather, the amount of any backup withholding imposed on a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability, and may entitle such U.S. Holder to a refund provided that the required information is timely furnished to the IRS.

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                               ARGENTINE TAXATION

          The following discussion is a summary of certain Argentine tax considerations associated with an investment in the New Notes, the BODEN and the Contingent Interest Coupon Certificates. The discussion is for general information only and is based on current Argentine laws and regulations in force as of the date of this Offering Memorandum. Moreover, this discussion does not reflect all potential tax consequences arising from an investment in the New Notes, the BODEN and the Contingent Interest Coupon Certificates. While this description is considered to be a correct interpretation of the existing laws and regulations in force as of the date of this Offering Memorandum, no assurance can be given that the courts or fiscal authorities responsible for the administration of such laws will agree with this interpretation or that changes in such laws or the interpretation thereof by such courts or authorities will not occur.

          PROSPECTIVE HOLDERS OF THE NEW NOTES, THE GOVERNMENT SECURITIES AND THE CONTINGENT INTEREST COUPON CERTIFICATES ARE URGED TO CONSULT THEIR OWN ADVISORS REGARDING THE TAX CONSEQUENCES APPLICABLE TO THEIR PARTICULAR CIRCUMSTANCES DERIVING FROM THE PURCHASE AND SALE, HOLDING, EXCHANGE, OFFSET OR ANY OTHER KIND OF DISPOSITION OF THE NEW NOTES, THE GOVERNMENT SECURITIES, THE CONTINGENT INTEREST COUPON CERTIFICATES AND THE PAYMENT OF INTEREST THEREON.

TAX TREATMENT OF THE NEW NOTES AND THE EXISTING NOTES

          Income Tax

          Resident individuals, including undivided estates and legal entities resident in Argentina, are subject to Argentine tax on their profits obtained both in Argentina and abroad. Non-resident individuals and entities are taxed only on their profits derived from Argentine sources.

          The gains derived from the purchase and sale, barter, exchange, conversion or disposition of the negotiable obligations, as well as payments of and restatements or adjustments of principal or interest thereon, are exempt from Argentine Income Tax, regardless of the residence of the holder, as long as the negotiable obligations are placed by means of a public offering authorized by the CNV and the funds obtained are invested in fixed assets located in Argentina, working capital used in Argentina or refinancing of liabilities, or they are used to pay in capital in corporations controlled by, or related to, the issuer, which uses the funds for one of the above-mentioned purposes (the "Requirements"). In this case, since the Existing Notes meet the Requirements, the Tendering Holders will have no realization event for Income Tax purposes. In addition, since the New Notes meet the Requirements, the Holders will not be subject to tax on interest or gains on the New Notes for Income Tax purposes.

          If we do not comply with the Requirements, the above-mentioned exemption will not apply, and we will be responsible for the payment of Argentine taxes on interest income with respect to the negotiable obligations, which taxes would have been otherwise imposed on the holders of the negotiable obligations. Pursuant to the terms of the New Notes, if any, withholding on account of Argentine taxes is imposed on interest on the New Notes, we shall be responsible for payment of such withholding taxes and such additional amounts so that the holders receive the amount of interest provided in such New Notes free from any such withholdings. See "Description of the Series A Notes and the Series B Notes -- Payments of Additional Amounts."

          The exemption is not applicable to Argentine residents who are required to make adjustments for inflation for tax purposes under Title VI of the Argentine Income Tax Law (including, but not limited to, corporations, limited liability companies, civil associations and some trusts and investment funds). Therefore, the tendering of the Existing Notes will be considered a realization event for said entities. The difference between the fair market value of the New Notes received and the cost of the Existing Notes recorded for tax purposes by the holder, if positive, shall be a capital gain, taxable at 35%; if negative, it shall be a capital loss.

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          Presumptive Minimum Income Tax

          The tax basis of the Presumptive Minimum Income Tax are the assets held by the taxpayer at the end of the fiscal year. The tax rate is 1%. Argentine Income Tax paid is creditable against the Presumptive Minimum Income Tax liability.

          Individuals and undivided estates and nonresidents without a permanent establishment in Argentina are exempt from the Presumptive Minimum Income Tax.

          Personal Assets Tax

          New Notes held by individuals and undivided estates resident in Argentina on December 31 of each year are included in the tax basis of the Personal Assets Tax. The value will be the market value of the New Notes at the closing of the last business day of each year. There is a non-taxable minimum of Ps.102,300. If the tax basis is Ps.302,300 or less, there is a 0.5% tax on the excess of Ps.102,300. If the tax basis is more than Ps.302,300 there is a 0.75% tax on the excess of Ps.102,300.

          With regard to individuals or undivided estates resident outside Argentina, personal assets are subject to a 0.75% tax on their value on December 31 of each year. The minimum tax liability is Ps.255.75. The Personal Assets Tax liability is paid by the individual or legal entity domiciled in Argentina that has the custody of or keeps in deposits, holds, manages, maintains, or has the joint ownership or the right of possession, use, enjoyment or disposal of the assets owned by the nonresident individuals or undivided estates ("Substitute Taxpayer"). No other procedure for the collection of the tax has been established with respect to the negotiable obligations if such individuals or undivided estates do not have a Substitute Taxpayer in Argentina.

          The Substitute Taxpayer may recover any amount paid with respect to the Personal Assets Tax on behalf of the non-resident owner by withholding an amount equivalent to the interest paid on the negotiable obligations or by selling negotiable obligations on which the Personal Assets Tax is levied.

          In the case of legal entities residing outside Argentina, the New Notes will not be subject to the Personal Assets Tax to the extent such New Notes were placed by means of a public offering authorized by the CNV and are tradeable on an exchange or securities market located in Argentina or abroad. The New Notes will meet these requirements.

          Value-Added Tax

          Financial transactions and obligations related to the issuance, subscription, placing, transfer, amortization, interest and cancellation of a New Note and an Existing Note are exempt from Value-Added Tax as long as the negotiable obligations meet the Requirements. In this case, since the Existing Notes and the New Notes meet these Requirements, the Tendering Holders and the Holders will have no realization event for Value-Added Tax purposes and payments on the New Notes will not be subject to Value-Added Tax.

          Tax on Credits and Debits on Bank Accounts.

          Money amounts paid through bank accounts in Argentine banks are subject to a 0.6% tax when they are deposited and to another 0.6% tax when they are withdrawn. The tax is withheld by the banking institution.

          Turnover Taxes

          The turnover tax is a local sales tax levied by the Argentine provinces and the City of Buenos Aires. The tax basis is the amount of gross receipts received from any business activity within the jurisdiction. They may have differences from province to province.

          All income from transactions related to negotiable obligations issued according to the Negotiable Obligations Law such as the New Notes, is exempt from the turnover tax in the City of Buenos Aires, according to

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Section 126 paragraph 2 of the Fiscal Code of such jurisdiction. Gross receipts from the New Notes are exempt in the Province of Buenos Aires, as long as they are also exempt for income tax purposes. In the other provinces gross receipts therefrom are taxable at an average rate of about 4%.

          Stamp Taxes

          No Argentine stamp taxes shall be payable by holders of the negotiable obligations.

          Court Duties

          In the event it becomes necessary to initiate court proceedings to enforce any of the terms and conditions of the New Notes, a court duty will be imposed, equivalent to 3% of the amount claimed before any Argentine court sitting in the City of Buenos Aires.

TAX TREATMENT FOR THE BODEN

          Pursuant to the Executive Order No.905/02 and the Resolution No. 81/02 of the Ministry of Economy, as amended, the BODEN are entitled to the tax treatment applicable to the securities issued by the Republic of Argentina. Such securities are subject to the same tax treatment described above for the New Notes under Argentine law, except that no public offering, listing or use of proceeds requirements (including the requirements) are applicable in connection thereto.

TAX TREATMENT FOR THE CONTINGENT INTEREST COUPON CERTIFICATES

          Payments made to the holders of Contingent Interest Coupon Certificates are subject to the same tax treatment described above for the New Notes.

                              INDEPENDENT AUDITORS

          The Consolidated Financial Statements and Unconsolidated and Consolidated Audited Financial Statements of the Bank as of December 31, 2001, 2000 and 1999, included in this Offering Memorandum, have been audited by Pistrelli, Diaz y Asociados SC (a member firm of Andersen), independent accountants, as stated in their report appearing herein.

          The Unconsolidated and Consolidated Unaudited Interim Financial Statements of the Bank as of March 31, 2002 and June 30, 2002, included in this Offering Memorandum, have been reviewed by Pistrelli, Diaz y Asociados SRL (a member of Ernst & Young Global), independent accountants, as stated in their report appearing herein.

                                  LEGAL MATTERS

          Certain legal matters will be passed upon for us by Shearman & Sterling, New York, New York, special United States counsel to the Bank, with respect to matters of New York law and United States federal law. Certain legal matters will be passed upon for us by Perez Alati, Grondona, Benites, Arntsen & Martinez de Hoz(h), special counsel to the Bank with respect to matters of Argentine Law.

                       WHERE YOU CAN FIND MORE INFORMATION

          You have been furnished with a copy of this Offering Memorandum. By receiving this Offering Memorandum you acknowledge that (a) you have been afforded an opportunity to request from us and have received all additional information considered by you to be necessary to verify the accuracy and completeness of the information included or incorporated by reference herein,
(b) you have not relied on the Exchange Agent or the Information Agent or any person affiliated with such persons in connection with your investigation of the accuracy of this additional information or your investment decision and (c) except as provided pursuant to (a) above, no person has been authorized to give any information or to make any representation concerning the Notes, other than those contained in this Offering Memorandum. If given or made, any other information or representation should not be relied upon as having been authorized by the Bank or the Exchange Agent or the Information Agent.

          This Offering Memorandum contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries are qualified in their entirety by this reference. We will make copies of those documents available to you upon your request to us.

             SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

          We are a sociedad anonima organized under the laws of Argentina. All of the directors, members of the supervisory committee and officers named herein reside outside the United States. All or a substantial portion of our assets and of such directors, syndics and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process outside Argentina upon us or such persons, or to enforce judgments against us or such persons obtained in courts outside Argentina predicated our upon civil liabilities or such directors, syndics and officers under the laws of jurisdictions other than Argentina, including any judgment predicated upon United States federal securities laws. We have been advised by Perez Alati, Grondona, Benites, Arntsen & Martinez de Hoz, (h), our Argentine legal counsel, that there is doubt as to the enforceability in Argentina, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States.

                          INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001, 2000 AND 1999

Report of independent public accountants dated as of April 26, 2002 (except for Note 31, which is dated as of June 3, 2002)..............................................................................  F-4

Consolidated balance sheets as of December 31, 2001 and 2000..............................................  F-7

Consolidated statements of income for the fiscal years
ended December 31, 2001, 2000 and 1999....................................................................  F-10

Consolidated statements of changes in stockholders' equity for the fiscal years ended December 31, 2001, 2000 and 1999.......................................................  F-11

Consolidated statements of cash flows for the fiscal years
ended December 31, 2001, 2000 and 1999....................................................................  F-12

Notes to consolidated financial statements as of December 31, 2001, 2000 and 1999.........................  F-13

UNCONSOLIDATED AND CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31,
2001 AND 2000 FILED WITH CENTRAL BANK

Auditor's report dated April 26, 2002.....................................................................  F-80

Unconsolidated balance sheets as of December 31, 2001 and 2000............................................  F-83

Unconsolidated statements of income for the fiscal years ended December 31, 2001 and 2000.................  F-86

Unconsolidated statements of changes in stockholders' equity for the fiscal years ended December 31, 2001 and 2000.............................................................  F-87

Unconsolidated statements of cash flows for the fiscal years ended December 31, 2001 and 2000.............  F-88

Notes to the unconsolidated financial statements as of December 31, 2001 and 2000.........................  F-89

Consolidated financial statements (Section 33 - Law 19,550)
as of December 31, 2001 and 2000..........................................................................  F-144

UNCONSOLIDATED AND CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31,
2002 FILED WITH CENTRAL BANK

Limited review report on interim financial statements dated as of October 22, 2002........................  F-157

Unaudited and unconsolidated balance sheets as of March 31, 2002 and 2001.................................  F-160

Unaudited and unconsolidated statements of income for three-month periods ended March 31, 2002 and 2001 .................................................................................................  F-163

Unaudited and unconsolidated statements of changes in stockholders' equity for the three-month periods ended March 31, 2002 and 2001.........................................................  F-164

Unaudited and unconsolidated statements of cash flows for the three-month periods ended March 31, 2002 and 2001.............................................................................  F-165

Unaudited notes to the unconsolidated financial statements as of March 31, 2002 and 2001..................  F-166

Unaudited consolidated financial statements (Section 33 - Law 19,550)
as of March 31, 2002 and 2001.............................................................................  F-240

UNCONSOLIDATED AND CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 31,
2002 FILED WITH CENTRAL BANK

Limited review report on interim financial statements dated as of November 20, 2002.......................  F-249

Unaudited and unconsolidated balance sheets as of June 31, 2002 and 2001..................................  F-252

Unaudited and unconsolidated statements of income for three-month periods ended June 31, 2002 and
2001......................................................................................................  F-255

Unaudited and unconsolidated statements of changes in stockholders' equity for the three-month periods ended June 31, 2002 and 2001..........................................................  F-256

Unaudited and unconsolidated statements of cash flows for the three-month periods ended June 31, 2002 and 2001..............................................................................  F-257

Unaudited notes to the unconsolidated financial statements as of June 31, 2002 and 2001...................  F-258

Unaudited consolidated financial statements (Section 33 - Law 19,550)
as of June 31, 2002 and 2001..............................................................................  F-335

BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001, 2000 AND 1999

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Directors of
BANCO RIO DE LA PLATA S.A.
Bartolome Mitre 480
Buenos Aires

          We have audited the accompanying consolidated balance sheets of BANCO RIO DE LA PLATA S.A. (a bank organized under Argentine Legislation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years ended December 31, 2001, 2000 and 1999. These consolidated financial statements are the responsibility of the Bank's Board of Directors. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the United States of America (U.S.) generally accepted auditing standards and with the "Minimum standards for independent audits" of the Central Bank of the Argentine Republic
(BCRA). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Bank's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          As mentioned in note 4 to the accompanying consolidated financial statements, such financial statements have been prepared in accordance with accounting rules prescribed by the BCRA applicable to consolidated financial statements, which differ in certain respects from, and constitute a comprehensive basis of accounting other than Argentine generally accepted accounting principles applicable to business enterprises in general. Accounting rules prescribed by the BCRA applicable to consolidated financial statements do not conform with accounting principles generally accepted in the United States of America. Note 30 presents reconciliations of consolidated stockholders' equity as of December 31, 2001 and 2000, and to consolidated net income for the fiscal years ended December 31, 2001, 2000 and 1999, under Central Bank accounting rules to the corresponding amounts that would be reported in accordance with United States of America generally accepted accounting principles except, as allowed pursuant to item 18 of Form 20-F of the Securities and Exchange Commission, for the ommission of adjustments to account for the impact of inflation in accordance with generally accepted accounting principles in the United States of America.

          As mentioned in note 4 to the accompanying consolidated financial statements, some of the required disclosures of the BCRA have not been presented herein since they are not material to the accompanying consolidated financial statements. In addition, certain presentations and disclosures have been included in the accompanying consolidated financial statements to comply with the United States Securities and Exchange Commission's regulations for foreign registrants.

          As explained in detail in note 1 to the accompanying consolidated financial statements, during the last few months profound changes were introduced into the Argentine economic framework and the Convertibility Law, which pegged the Argentine peso at par with the US dollar and had been in effect since 1991, was amended; such changes included the devaluation of the Argentine peso in relation to the US dollar and the mandatory conversion of assets and liabilities denominated in foreign currency into pesos - the effects of which are to be recognized in the following fiscal year, in accordance with BCRA accounting standards - as well as severe restrictions on withdrawal of funds from the financial system and on fund transfers abroad. The future development of the economic crisis may require further measures from the Argentine Federal Government. The accompanying financial statements should be read taking into account the issues mentioned above. As mentioned in note 9, the Bank and its subsidiaries hold securities issued by the Argentine federal government and governments of Argentine provinces and carry receivables from credit assistance to customers in the non-financial public and private sector amounted to 435,590, 2,080,866 and 5,460,818 thousands of pesos, respectively. In view of the situation described above, it is not possible to determine the future effects that the prolongation of the economic crisis that Argentina is undergoing could have on the recoverability of the accounting value of such holding securities and financing.

          In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of BANCO RIO DE LA PLATA S.A. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and cash flows for the fiscal years ended December 31, 2001, 2000 and 1999, in conformity with rules prescribed by the BCRA applicable to consolidated financial statements.

          The accompanying consolidated financial statements as of December 31, 2001 have been prepared assuming that the Bank wil continue as a going concern. As mentioned in note 1. to the accompanying consolidated financial statements, the measures adopted by the Argentine Federal Government significantly affected the liquidity, solvency and profitability of the financial system as a whole, which made it necessary for the Argentine government and the BCRA to adopt the further regulations to moderate the abovementioned effects and foster the restructuring of the financial system; such additional regulations are currently being issued and implemented, and it is uncertain if whether the restructuring of the financial system as a whole and the Bank's own plans and actions will allow it to continue its operations and meet the solvency and liquidity ratios required by the BCRA. This situation and the financial outcome of the uncertainties related to the recoverability of the assets mentioned in the fifth paragraph of this report could continue to affect the financial position and equity of the Bank and its subsidiaries, and give rise to a substantial doubt the Bank's ability to continue as a going concern. The consolidated financial statements as of December 31, 2001 do not include any adjustment that might result the outcome of these uncertainties.

Buenos Aires,
  April 26, 2002, except for Note 31
  which is as of June 3, 2002.

                                                  PISTRELLI, DIAZ Y ASOCIADOS


                                                     /s/ERNESTO J. CASSANI
                                                       ERNESTO J. CASSANI

                                                             Partner

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES
          CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2001 AND 2000
                         (Stated in thousands of pesos)

                                     ASSETS                                          2001            2000 (1)(2)
----------------------------------------------------------------------------------------------------------------
A. CASH AND DUE FROM BANKS                                                          1,294,461          1,091,557
----------------------------------------------------------------------------------------------------------------
   - Cash                                                                             250,933            278,519
   - Banks and correspondents                                                       1,043,528            813,038

----------------------------------------------------------------------------------------------------------------
B. GOVERNMENT AND PRIVATE SECURITIES                                                  455,870          1,952,599
----------------------------------------------------------------------------------------------------------------
   - Holdings in investment accounts                                                  179,208          1,672,710
   - Holdings for trading                                                               4,454            188,670
   - Unlisted government securities                                                   251,928             24,971
   - Investments in listed private securities                                          20,280             66,248

----------------------------------------------------------------------------------------------------------------
C. LOANS                                                                            6,659,405          6,374,985
----------------------------------------------------------------------------------------------------------------
   - To the nonfinancial public sector                                              2,080,557          1,632,790
   - To the financial sector                                                          136,419             84,698
   - To the private nonfinancial sector and foreign residents:                      4,667,622          4,894,307
         - Overdraft                                                                1,326,798          1,697,697
         - Promissory notes                                                           776,503          1,010,976
         - Real estate mortgage                                                     1,166,087          1,148,042
         - Collateral loans                                                           145,125            190,668
         - Consumer                                                                   204,392            244,712
         - Credit Cards                                                               303,470            299,458
         - Other                                                                      679,806            291,330
         - Accrued interest and price differences receivable                           84,246             82,797
         - Unapplied collections                                                         (497)           (14,351)
         - Unearned discount                                                          (18,308)           (57,022)
     Less: Allowances                                                                (225,193)          (236,810)

----------------------------------------------------------------------------------------------------------------
D. OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS                                      889,092          4,347,058
----------------------------------------------------------------------------------------------------------------
   - Central Bank of the Argentine Republic                                           117,521          1,107,475
   - Receivables on spot and forward transactions                                     367,446          1,737,663
   - Securities and foreign exchange receivable on spot and forward purchases         125,929          1,343,608
   - Premiums on options purchased                                                      1,027              1,648
   - Unlisted corporate bonds                                                         195,577             53,153
   - Other not included in Debtor Rating Standards                                     64,378             54,862
   - Other included in Debtor Rating Standards                                         21,350             47,270
   - Accrued interest receivable included in Debtor Rating Standards                    1,113              4,963
     Less: Allowances                                                                  (5,249)            (3,584)

----------------------------------------------------------------------------------------------------------------
E. ASSETS COVERED BY FINANCING LEASES                                                  64,253             61,137
----------------------------------------------------------------------------------------------------------------
   - Assets covered by financing leases                                                67,521             65,903
     Less: Allowances                                                                  (3,268)            (4,766)

----------------------------------------------------------------------------------------------------------------
F. INVESTMENTS IN OTHER COMPANIES                                                      50,364             14,558
----------------------------------------------------------------------------------------------------------------
   - Banking                                                                            4,191                998
   - Others                                                                            46,626             14,010
     Less: Allowances                                                                    (453)              (450)

----------------------------------------------------------------------------------------------------------------
G. OTHER RECEIVABLES                                                                  146,668             72,340
----------------------------------------------------------------------------------------------------------------
   - From sale of assets                                                                   --                  4
   - Other                                                                            151,424             78,857
   - Other accrued interest receivable                                                    431                 73
     Less: Allowances                                                                  (5,187)            (6,594)

----------------------------------------------------------------------------------------------------------------
H. BANK PREMISES AND EQUIPMENT                                                        322,404            347,831
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
I. OTHER ASSETS                                                                        24,417             22,039
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
J. INTANGIBLE ASSETS                                                                   35,728             46,666
----------------------------------------------------------------------------------------------------------------
   - Goodwill                                                                             433                625
   - Organizations and development expenses                                            35,295             46,041

----------------------------------------------------------------------------------------------------------------
K. SUSPENSE ITEMS                                                                         629              7,243
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                  TOTAL ASSETS                                      9,943,291         14,338,013

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES
          CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2001 AND 2000
                         (Stated in thousands of pesos)

                                   LIABILITIES                                       2001            2000 (1)(2)
----------------------------------------------------------------------------------------------------------------
L. DEPOSITS                                                                         6,370,375          7,065,614
----------------------------------------------------------------------------------------------------------------
   - Nonfinancial public sector                                                         8,193              3,570
   - Financial sector                                                                   5,335              1,653
   - Private nonfinancial sector and foreign residents:                             6,356,847          7,060,391
         - Checking accounts                                                        1,189,437            495,323
         - Savings accounts                                                         2,043,601          1,461,582
         - Certificates of deposits                                                 2,386,163          4,892,798
         - Investments accounts                                                       464,589             74,505
         - Other                                                                      226,178             83,538
         - Accrued interest and price differences payable                              46,879             52,645

----------------------------------------------------------------------------------------------------------------
M. OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS                                    2,312,466          5,698,007
----------------------------------------------------------------------------------------------------------------
   - Central Bank of the Argentine Republic - Others                                      632              1,672
   - Banks and international organizations                                            557,046            809,043
   - Unsubordinated Corporate Bonds                                                 1,031,285            979,532
   - Amounts payable on spot and forward purchases                                    140,859          1,269,216
   - Securities and foreign currency payable on spot and forward sales                340,754          2,269,091
   - Premiums on options sold                                                              15                 --
   - Financing from local financial institutions                                       46,540            206,300
   - Other                                                                            177,824            144,063
   - Accrued interest and price differences payable                                    17,511             19,090

----------------------------------------------------------------------------------------------------------------
N. OTHER LIABILITIES                                                                  141,768            195,447
----------------------------------------------------------------------------------------------------------------
   - Dividends payable                                                                  1,574              1,114
   - Other                                                                            140,194            194,333

----------------------------------------------------------------------------------------------------------------
O. CONTINGENT LIABILITIES                                                              47,498             27,959
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
P. SUSPENSE ITEMS                                                                       4,827              6,888
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

                                TOTAL LIABILITIES                                   8,876,934         12,993,915

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Q. MINORITY INTEREST IN SUBSIDIARIES                                                    4,889              4,450
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
   STOCKHOLDERS' EQUITY                                                             1,061,468          1,339,648
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

  TOTAL LIABILITIES, MINORITY INTEREST IN SUBSIDIARIES AND STOCKHOLDERS' EQUITY     9,943,291         14,338,013

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES
          CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2001 AND 2000
                         (Stated in thousands of pesos)

                                MEMORANDUM ACCOUNTS                                   2001           2000 (1)(2)
   -------------------------------------------------------------------------------------------------------------
   DEBIT BALANCES                                                                  15,669,721         19,705,660
   -------------------------------------------------------------------------------------------------------------

                                                                                   -----------------------------
   CONTINGENCIES                                                                    4,382,639          4,362,738
                                                                                   -----------------------------
   - Credit lines taken (unused portion)                                                   --            350,000
   - Guarantees received                                                            3,488,518          3,301,997
   - Other not included in Debtor Rating Standards                                    300,000                 --
   - Contra to contingency account debit balances                                     594,121            710,741

                                                                                   -----------------------------
   CONTROL ACCOUNTS                                                                10,877,255         15,310,880
                                                                                   -----------------------------
   - Loans classified as irrecoverable                                                567,654            423,996
   - Other                                                                         10,170,667         14,559,525
   - Contra to control account debit balances                                         138,934            327,359

                                                                                   -----------------------------
   DERIVATIVE ACCOUNTS                                                                378,739              7,794
                                                                                   -----------------------------
   - "Notional" value of call options purchased                                           363                 --
   - "Notional" value of put options purchased                                         43,682                 --
   - Other                                                                            223,175                 --
   - Contra to derivative account debit balances                                      111,519              7,794

                                                                                   -----------------------------
   FIDUCIARY ACCOUNTS                                                                  31,088             24,248
                                                                                   -----------------------------
   - Trust funds                                                                       31,088             24,248

   -------------------------------------------------------------------------------------------------------------
   CREDIT BALANCES                                                                 15,669,721         19,705,660
   -------------------------------------------------------------------------------------------------------------

                                                                                   -----------------------------
   CONTINGENCIES                                                                    4,382,639          4,362,738
                                                                                   -----------------------------
   - Agreed-upon credits (unused balances) included in Debtor Rating Standards        376,661            432,038
   - Other guarantees given included in Debtor Rating Standards                       105,076            137,367
   - Other included in Debtor Rating Standards                                        112,384            141,336
   - Contra to contingency account credit balances                                  3,788,518          3,651,997

                                                                                   -----------------------------
   CONTROL ACCOUNTS                                                                10,877,255         15,310,880
                                                                                   -----------------------------
   - Cheks to be credited                                                             223,099            261,732
   - Other                                                                              2,522              2,417
   - Contra to control account credit balances                                     10,651,634         15,046,731

                                                                                   -----------------------------
   DERIVATIVE ACCOUNTS                                                                378,739              7,794
                                                                                   -----------------------------
   - "Notional" value of call options sold                                             11,519              7,794
   - "Notional" value of put options sold                                             100,000                 --
   - Contra to derivative account credit balances                                     267,220                 --

                                                                                   -----------------------------
   FIDUCIARY ACCOUNTS                                                                  31,088             24,248
                                                                                   -----------------------------
   - Contra to fiduciary account credit balances                                       31,088             24,248

(1) See incorporation procedure of former Banco Tornquist S.A. balance sheet account balances in note 3.4. to the consolidated financial statements of Banco Rio de la Plata S.A. and subsidiaries.

(2) See note 3.1.

  Notes 1 to 31 to the consolidated financial statements, are an integral part of these statements.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
           FOR THE FISCAL YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                         (Stated in thousands of pesos)

                        CONSOLIDATED STATEMENT OF INCOME                    12/31/2001       12/31/2000 (1) (2)     12/31/1999 (2)
----------------------------------------------------------------------------------------------------------------------------------
A. FINANCIAL INCOME                                                          1,146,062                1,281,967          1,045,766
----------------------------------------------------------------------------------------------------------------------------------
   - Interest on cash and due from banks                                        27,520                   41,400             27,918
   - Interest on loans to the financial sector                                  19,935                   13,381             13,419
   - Overdraft interest                                                        276,372                  264,221            295,990
   - Interest on promissory notes                                              351,568                  298,510            180,636
   - Interest on real estate mortgage loans                                    144,681                  129,457            102,517
   - Interest on collateral loans                                               24,161                   20,885             16,654
   - Credit card interest                                                       57,997                   67,510             56,308
   - Interest on other loans                                                    77,550                   80,009            112,585
   - Interest on other receivables from financial transactions                   6,363                   12,258              2,096
   - Net gain on government and private securities                              24,359                  228,931            139,430
   - Net gain on guaranteed loans - Decree No. 1387/01                          20,031                       --                 --
   - Other                                                                     115,525                  125,405             98,213

----------------------------------------------------------------------------------------------------------------------------------
B. FINANCIAL EXPENSE                                                          (675,888)                (651,105)          (520,516)
----------------------------------------------------------------------------------------------------------------------------------
   - Interest in checking accounts                                             (12,477)                    (657)                --
   - Interest on savings deposits                                              (23,981)                 (39,972)           (31,312)
   - Interest on certificates of deposit                                      (403,640)                (343,855)          (245,284)
   - Interest on financial sector's financing                                   (4,474)                  (2,185)            (1,291)
   - Interest on other liabilities from financial transactions                (139,412)                (182,116)          (159,599)
   - Other interest                                                            (21,954)                  (5,892)           (11,878)
   - Net expense from options                                                     (625)                  (1,808)            (7,824)
   - Other                                                                     (69,325)                 (74,620)           (63,328)

----------------------------------------------------------------------------------------------------------------------------------
   GROSS MARGIN ON FINANCIAL TRANSACTIONS                                      470,174                  630,862            525,250
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
C. PROVISION FOR LOAN LOSSES AND OTHER RECEIVABLES
   FROM FINANCIAL TRANSACTIONS                                                (264,148)                (147,329)          (112,433)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
D. SERVICE CHARGE INCOME                                                       390,608                  367,440            279,466
----------------------------------------------------------------------------------------------------------------------------------
   - Related to assets                                                          39,110                   76,211             33,908
   - Related to liabilities                                                    116,222                   89,083             76,681
   - Other commissions                                                          67,577                   26,265             19,981
   - Other                                                                     167,699                  175,881            148,896

----------------------------------------------------------------------------------------------------------------------------------
E. SERVICE CHARGE EXPENSE                                                      (64,250)                 (56,678)           (47,164)
----------------------------------------------------------------------------------------------------------------------------------
   - Commissions                                                               (42,154)                 (39,290)           (33,664)
   - Other                                                                     (22,096)                 (17,388)           (13,500)

----------------------------------------------------------------------------------------------------------------------------------
F. OPERATING EXPENSES                                                         (527,369)                (543,098)          (483,150)
----------------------------------------------------------------------------------------------------------------------------------
   - Personnel expenses                                                       (289,577)                (273,874)          (252,151)
   - Directors' and statutory auditors' fees                                      (442)                    (551)              (280)
   - Other fees                                                                (21,361)                 (50,653)           (33,401)
   - Advertising and publicity                                                 (19,530)                 (20,155)           (14,495)
   - Taxes                                                                     (14,910)                 (10,845)           (11,004)
   - Other operating expense                                                  (142,741)                (149,047)          (133,900)
   - Other                                                                     (38,808)                 (37,973)           (37,919)

----------------------------------------------------------------------------------------------------------------------------------
   NET GAIN ON FINANCIAL TRANSACTIONS                                            5,015                  251,197            161,969
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
G. MINORITY INTEREST'S SHARE IN SUBSIDIARY'S INCOME                             (1,832)                  (1,523)               (18)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
H. OTHER INCOME                                                                 58,057                   58,401             38,333
----------------------------------------------------------------------------------------------------------------------------------
   - Income from long-term investments in other companies                           --                    2,470              6,715
   - Punitive interest                                                           2,917                    3,224              2,804
   - Receivables recovered and allowances restored to income                    44,031                   35,497             14,701
   - Other                                                                      11,109                   17,210             14,113

----------------------------------------------------------------------------------------------------------------------------------
I. OTHER EXPENSE                                                               (59,221)                 (45,773)           (39,484)
----------------------------------------------------------------------------------------------------------------------------------
   - Loss from long-term investments in other companies                         (7,522)                      --                 --
   - Punitive interest and charges payable to the BCRA                             (85)                    (320)              (116)
   - Allowance for doubtful accounts and other allowances                      (23,886)                 (19,872)           (12,486)
   - Other                                                                     (27,728)                 (25,581)           (26,882)

----------------------------------------------------------------------------------------------------------------------------------
   NET INCOME BEFORE INCOME TAX                                                  2,019                  262,302            160,800
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
J. INCOME TAX                                                                  (12,227)                 (54,709)           (41,632)
----------------------------------------------------------------------------------------------------------------------------------

                     NET (LOSS) / INCOME FOR THE FISCAL YEAR                   (10,208)                 207,593            119,168
                    NET (LOSS) / INCOME PER COMMON SHARE (*)                     (0.03)                    0.61               0.36

(1) See incorporation procedure of former Banco Tornquist S.A. gain (losses) as of December 31, 2000 in note 3.4. to the consolidated financial statements of Banco Rio de la Plata S.A. and subsidiaries.

(2)  See note 3.1.

(*) Earnings per share as of December 31, 2001, 2000 and 1999, were calculated on the basis of 346,741,665, 341,004,670 and 335,267,675 average outstanding shares. The Specials Stockholders' Meetings of April 28, 2000, approved the increase of the capital stock to 346,741,665, represented by 11,473,990, class "B" shares.

  Notes 1 to 31 to the consolidated financial statements, are an integral part of these statements.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE FISCAL YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                         (Stated in thousands of pesos)

                                                             NONCAPITALIZED CONTRIBUTIONS                        EARNINGS
                                                             ----------------------------   ADJUSTMENTS TO       RESERVED
                                                   CAPITAL   SHARE ISSUE    IRREVOCABLE      STOCKHOLDERS'   -----------------
                     MOVEMENTS                      STOCK      PREMIUMS    CONTRIBUTIONS        EQUITY        LEGAL     OTHER
------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1998                    335,268        54,161           38,000           68,976   234,596    79,215
------------------------------------------------------------------------------------------------------------------------------

Unrealized valuation difference on government securities available for sale

Distribution of unappropriated earnings approved
 by Stockholders' Meeting of April 30, 1999:
   - Legal reserve                                                                                            20,212
   - Cash dividends

Net income for the fiscal year

------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1999                    335,268        54,161           38,000           68,976   254,808    79,215
------------------------------------------------------------------------------------------------------------------------------

Distribution of unappropriated earnings approved
 by Stockholders' Meeting of April 28, 2000:
   - Legal reserve                                                                                            23,834
   - Cash dividends

Resolutions of the April 28, 2000 Stockholders'
 Meeting:
   - Capital increase upon merger with Banco
      Tornquist S.A. (1)                            11,474
   - Accounting for merger premium                               125,726
   - Incorporation of irrevocable contributions
      for future capital subscriptions upon the
      merger with Banco Tornquist S.A                                              55,000
   - Incorporation of adjustments to equity,
      legal reserve, other reserves and
      unappropriated earnings upon the merger
      with Banco Tornquist S.A                                                                      55,074    14,911     6,705

Reimbursement of irrevocable contributions
 approved by the Board of Directors at its
 meeting of October 4, 2000                                                       (55,000)

Net income for the fiscal year

------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 2000                    346,742       179,887           38,000          124,050   293,553    85,920
------------------------------------------------------------------------------------------------------------------------------

Distribution of unappropriated earnings approved
 by Stockholders' Meeting of April 27, 2001:
   - Legal reserve                                                                                            41,519
   - Cash dividends

Distribution of unappropriated earnings approved
 by the Board of Directors as of June 19, 2001,
 pursuant to the authorization of the Regular
 General Shareholders' Meeting held on April
 27,2001

   - Cash dividends

Reimbursement of irrevocable contributions
 approved by the Board of Directors at its
 meeting of November 16, 2001                                                     (38,000)

Net loss for the fiscal year

------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 2001                    346,742       179,887               --          124,050   335,072    85,920
------------------------------------------------------------------------------------------------------------------------------

                                                   UNREALIZED
                     MOVEMENTS                     VALUATION    UNAPPROPRIATED
                                                   DIFFERENCE      EARNINGS        TOTAL
------------------------------------------------------------------------------------------
Balance as of December 31, 1998                         3,385          306,488   1,120,089
------------------------------------------------------------------------------------------

Unrealized valuation difference on government
 securities available for sale                         (3,385)                      (3,385)

Distribution of unappropriated earnings approved
 by Stockholders' Meeting of April 30, 1999:
   - Legal reserve                                                     (20,212)
   - Cash dividends                                                    (30,318)    (30,318)

Net income for the fiscal year                                         119,168     119,168

------------------------------------------------------------------------------------------
Balance as of December 31, 1999                            --          375,126   1,205,554
------------------------------------------------------------------------------------------

Distribution of unappropriated earnings approved
 by Stockholders' Meeting of April 28, 2000:
   - Legal reserve                                                     (23,834)
   - Cash dividends                                                    (35,750)    (35,750)

Resolutions of the April 28, 2000 Stockholders'
 Meeting:
   - Capital increase upon merger with Banco
      Tornquist S.A. (1)                                                            11,474
   - Accounting for merger premium                                                 125,726
   - Incorporation of irrevocable contributions
      for future capital subscriptions upon the
      merger with Banco Tornquist S.A                                               55,000
   - Incorporation of adjustments to equity,
      legal reserve, other reserves and
      unappropriated earnings upon the merger
      with Banco Tornquist S.A                                        (251,639)   (174,949)

Reimbursement of irrevocable contributions
 approved by the Board of Directors at its
 meeting of October 4, 2000                                                        (55,000)

Net income for the fiscal year                                         207,593     207,593

------------------------------------------------------------------------------------------
Balance as of December 31, 2000                            --          271,496   1,339,648
------------------------------------------------------------------------------------------

Distribution of unappropriated earnings approved
 by Stockholders' Meeting of April 27, 2001:
   - Legal reserve                                                     (41,519)
   - Cash dividends                                                    (62,278)    (62,278)

Distribution of unappropriated earnings approved
 by the Board of Directors as of June 19, 2001,
 pursuant to the authorization of the Regular
 General Shareholders' Meeting held on April
 27,2001

   - Cash dividends                                                   (167,694)   (167,694)

Reimbursement of irrevocable contributions
 approved by the Board of Directors at its
 meeting of November 16, 2001                                                      (38,000)

Net loss for the fiscal year                                           (10,208)    (10,208)

------------------------------------------------------------------------------------------
Balance as of December 31, 2001                            --          (10,203)  1,061,468
------------------------------------------------------------------------------------------

(1)  Shares exchanged with Banco Tornquist S.A. Stockholders.

  Notes 1 to 31 to the Consolidated Financial Statements, are an integral part of these statements.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE FISCAL YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                         (Stated in thousands of pesos)

                                                                            12/31/2001         12/31/2000 (1)(2)     12/31/1999 (2)
                                                                          --------------------------------------------------------
Cash provided by operating activities

     - Financial income collected                                            1,117,307                1,023,715            880,106
     - Service charge income collected                                         390,504                  367,477            279,518
     - Other income collected                                                   66,550                   36,278             48,457

     Less:
     - Financial expenses paid                                                (710,737)                (638,926)          (519,458)
     - Operating expenses paid                                                (504,650)                (473,621)          (430,011)
     - Other expenses paid                                                     (59,756)                 (58,158)           (46,833)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                      299,218                  256,765            211,779
----------------------------------------------------------------------------------------------------------------------------------

     Less:

Cash (provided by) used in investing activities:

    - (Decrease) / Increase in government and private securities            (1,520,103)                 238,236            261,775
    - Increase in loans                                                        533,372                  477,676            118,478
    - (Decrease) / Increase in other receivables from financial
       transactions                                                         (3,432,992)               1,221,489           (289,008)
    - Increase in other assets                                                 156,350                   79,898             59,167

----------------------------------------------------------------------------------------------------------------------------------
Net cash (provided by) used in investing activities                         (4,263,373)               2,017,299            150,412
----------------------------------------------------------------------------------------------------------------------------------

Plus:

Cash (used in) provided by financing activities:

     - (Decrease) / Increase in deposits                                      (689,759)                 806,456            921,199
     - (Decrease) / Increase in other liabilities from
        financial transactions                                              (3,361,063)               1,095,206           (496,832)
     - Decrease in other liabilities                                           (41,353)                 (11,502)           (34,358)
     - Cash dividends paid                                                    (229,512)                 (48,674)           (19,536)
     - Merger with Banco Tornquist S.A.                                             --                   17,251                 --
     - Reimbursement of irrevocable contributions                              (38,000)                 (55,000)                --

----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                         (4,359,687)               1,803,737            370,473
----------------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                          202,904                   43,203            431,840
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Reconciliation of cash and due from banks
----------------------------------------------------------------------------------------------------------------------------------

Cash and due from banks at the beginning of fiscal year                      1,091,557                1,048,354            616,514
Increase in cash and cash and equivalents                                      202,904                   43,203            431,840
----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at the end of fiscal year                            1,294,461                1,091,557          1,048,354

(1) As of December 31, 2000 includes 29 upon the merger of Banco Tornquist S.A. See incorporation procedure of former Banco Tornquist S.A.'s account balances and gain (losses) in note 3.4. to the consolidated financial statements of Banco Rio de la Plata S.A. and subsidiaries.

(2)  See note 3.1.

  Notes 1 to 31 to the consolidated financial statements, are an intergal part of these statements.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

1.   MACROECONOMIC SITUATION OF THE FINANCIAL SYSTEM AND THE BANK

     1.1. EFFECTS OF THE DEVALUATION OF THE ARGENTINE PESO AND OTHER CHANGES TO ECONOMIC LEGISLATION AND REGULATIONS

          The economic and financial situation in Argentina deteriorated unrelentingly over the last few months; since June 30, 2001, this was basically reflected in an increase in sovereign risk, diminishing reserves, continuing fiscal imbalance, lower deposits in the financial system overall, deeply recessionary conditions with significant drops in both consumption and investment, decreased actual cash flows, difficulties to settle short-term debt and a deteriorating chain of payments.

          On November 1, 2001, the Argentine Government announced a new economic plan, the main measures of which related to the comprehensive restructuring of public debt at lower interest rates, launching a plan to revive the economy, and other fiscal measures, while the convertibility law (whereby the Argentine peso was pegged at par with the US dollar) and the balanced-budget law were to remain in effect.

          Although the domestic phase of the national public-debt restructuring process pursuant to Decree No. 1387/01 was successful, a new crisis broke out on November 30, 2001, triggered by the loss of deposits out of the financial system, which led the Government to issue Decree No. 1570/01, which set tight restrictions on the withdrawal of cash from banks and controls on the transfer of funds abroad while fostering an increased dollarization of the economy.

          Subsequent to year-end, the deterioration of the economic and financial situation affected the institutions, with several successive changes taking place at the highest levels of the Federal Executive, which culminated with National Congress electing a new President to complete the constitutional period until December 10, 2003. In the interim, the suspension of payments on public debt, domestic and foreign, was declared.

          On January 6, 2002, National Congress enacted Public Emergency and Foreign Exchange System Reform Law No. 25,561, which introduced deep changes to the economic framework effective until then and, particularly, amended the Convertibility Law (whereby the Argentine peso was pegged at par with the US dollar) which had been in effect since March 1991; Law No. 25,561 also empowered the Federal Executive to issue additional monetary, financial and foreign exchange measures aimed at overcoming the economic crisis in the medium term. The law included, among others, the following measures:

          a) The switch into pesos of certain debts towards the financial sector originally denominated in US dollars and outstanding as of December 31, 2001, at the exchange rate of one Argentine peso
               (ARS) to each US dollar;

          b) The switch into pesos of private contracts stipulated in US dollars or including indexation clauses, over a term of 180 days, at the exchange rate of one ARS 1 to each US dollar;

          c) The switch into pesos at the exchange rate of one ARS 1 to each US dollar of public utility rates priorly stipulated in US dollars, to be subsequently renegotiated on a case-by-case basis;

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

          d) The implementation of a new system levying duties on the export of oil and gas;

          e) Empowering the Federal Executive to establish compensatory measures to avoid imbalances in financial institutions that may result from the switch into pesos of certain receivables.

          Furthermore, Federal Executive Decree No. 71/02 and "Central Bank of the Argentine Republic" (BCRA) Communique "A" 3425 established an "officially-ruled" foreign exchange market, basically for exports and certain imports and financial transactions, and another "free" exchange market (floating rate) for all other transactions. The officially-ruled exchange rate was set at ARS 1.4 to each US dollar, while the exchange rate on the "free market" at close of business of January 11, 2002, (the first day the foreign exchange market reopened after being suspended since December 23, 2001), ranged from ARS 1.60 to ARS 1.70 to each US dollar, selling price. Later, by Decree No. 260/02 of February 8, 2002, the Federal Executive established a single and free market through which all foreign exchange transactions are to be channeled as from the date of issuance of such Decree. Foreign exchange transactions are to take place at freely agreed-upon rates, subject to certain requirements and to the regulations to be set by the BCRA. As of the date of issuance of these financial statements, the latest exchange rate was ARS 3.10 to each US dollar, which was that as of April 19, 2002, given that the BCRA - through Communique "A" 3571 - had suspended foreign exchange transactions.

          Subsequently, through Decrees No. 214/02 of February 3, 2002, and No. 410/02 of March 1, 2002, the Federal Executive took, among others, the following measures:

          a) The switch into pesos of all obligations, whatever their cause or origin, to deliver sums of money stipulated in US dollars or any other foreign currency outstanding of the date of enactment of Law No. 25,561, with the exceptions, mainly, of financing related to foreign trade granted by financial institutions, and the private and government sectors' obligations to deliver sums to which foreign law is applicable;

          b) The switch into pesos of all deposits with all financial institutions stipulated in US dollars or other foreign currencies at an exchange rate of ARS 1.4 to each US dollar, or its equivalent in other currencies;

          c) The switch into pesos of all debts towards financial institutions stipulated in US dollars or other foreign currencies, whatever the amount or nature, at the exchange rate of ARS 1 to each US dollar, or its equivalent in other currencies;

          d) The conversion into pesos of obligations to deliver monies, stipulated in US dollars or other foreign currencies, unrelated to financial institutions and whatever their origin or nature, at the exchange rate of ARS 1 to each US dollar, or its equivalent in other currencies;

          e) The adjustment of all receivables and payables referred to in points (b) through (d) by applying a "Coeficiente de Estabilizacion de Referencia" (CER -Benchmark Stabilization Coefficient) that is to be published by the BCRA and, additionally, the application of a minimum set interest rate for deposits and a maximum set interest rate for loans. The CER is applicable as from the publication of Decree No. 214/02. Obligations of any nature or origin arising after the enactment of such Law No. 25,561, shall not be allowed to contain and shall not be subject to adjustment clauses;

          f) The issuance of a Bond to be borne by the Federal Treasury to compensate the imbalances in the financial system resulting from the exchange difference caused by the switch of deposits with and payables to the financial system mentioned in points (b) and (c) above.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     1.2. IMPACT OF THE NEW MEASURES ON THE BANK'S PARTICULAR SITUATION

          a)   EFFECTS OF THE DEVALUATION OF THE ARGENTINE PESO

               As indicated in note 4.a) The Bank's assets and liabilities denominated in foreign currency as of December 31, 2001, were valued at the exchange rate of ARS 1 to each US dollar, as required by Resolution MD No. 01/02 of the "Consejo Profesional de Ciencias Economicas de la Ciudad Autonoma de Buenos Aires" (CPCECABA - Professional Council in Economic Sciences of Buenos Aires Autonomus City), by BCRA Communiques "A" 3439 and "A" 3574, by "Comision Nacional de Valores" (CNV - Argentine National Securities Commission) Resolution No. 392 and "Inspeccion General de Justicia" (IGJ - Governmental Regulatory Agency of Corporations) Resolution No. 2/02.

               Under the provisions of Law No. 25,561, and Sections Nos. 2, 3 and 6 of Decree No. 214/02 and the amending and complementary regulations mentioned above, a significant portion of such assets and liabilities denominated in foreign currency were switched into pesos. The BCRA will define a procedure to compensate the adverse effects on equity resulting from switching into pesos (at different exchange rates) the receivables and payables denominated in foreign currency and to cover the negative difference in the net position of assets and liabilities denominated in foreign currency resulting from their switch into pesos; the procedure shall meet the following criteria:

               a) The balance sheet as of December 31, 2001, shall be taken as reference.

               b) The shareholders' equity resulting from the balance indicated in (a) shall be adjusted by applying to the net foreign currency position the exchange rate of ARS 1.4 to each US dollar, or its equivalent in other currency.

               c) The amount to be compensated shall be any positive difference between the shareholders' equity determined as provided in point (b) above and the shareholders' equity resulting from having switched into pesos, at different exchange rates, the Bank's assets and liabilities as recorded in its balance sheet as of December 31, 2001.

               d) The compensation to the Bank, determined in pesos, shall be paid by delivering Argentine Federal Government Compensatory Bonds in Pesos. Up to the amount of the net negative position in foreign currency resulting from converting into pesos the assets and liabilities recorded in the balance sheet as of December 31, 2001, the Bank will be entitled to have Argentine Federal Government Compensatory Bonds in Pesos received in compensation or acquired from third parties be exchanged for Argentine Government Compensatory Bonds in US Dollars at a rate of ARS 1.4 to each US dollar, at nominal values for both kinds of bonds, under the conditions and through the mechanism set by the BCRA. The Argentine Federal Government Compensatory Bonds in Pesos will be tradable on exchanges and markets, will carry the issuance date of December 31, 2001, and will mature on February 3, 2007. Such bonds shall be amortized in pesos in sixteen equal and consecutive quarterly installments to be adjusted by the CER - the first of which falls due on March 3, 2003 - and shall pay interest at 3% per annum on adjusted outstanding balances, also to be paid quarterly and in pesos. Meanwhile, the Argentine Federal Government Compensatory bonds in US dollars will be tradable on exchanges and markets, will carry the issuance date of December 31, 2001, and will mature on February 3, 2012. Such bonds shall be amortized in US dollars in eight equal and consecutive annual installments, the first of which falls due on February 3, 2005, and shall pay interest at 180-day LIBOR per annum on outstanding balances, payable semi-annually in US dollars.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

               The consolidated net foreign currency position as of December 31, 2001, amounts to 1,118,649, resulting from assets (net of loan loss reserves) amounting to 8,259,484 and liabilities amounting to 7,140,835 (See note 17.).

               Although the propose of the government Bonds are to offset the imbalance in the banking system resulting from the exchange difference stemming from the switch into Argentine pesos of the deposits with, and debts owed to, the banking system, the regulations from the BCRA, which will establish the methodology, calculation and the specific treatment for balances in foreign currency to be converted into pesos, have not yet been issued. Accordingly the Bank is unable to estimate the ultimate net impact the devaluation and conversion of assets and liabilities in foreign currency will have on the financial position of the Bank. Once the BCRA has defined the criteria regarding the valuation of assets and liabilities denominated in foreign currency, the Bank will present and file a Pro-forma Balance Sheet including the effects of applying such regulations. Also, as of the date of issuance of these consolidated financial statements, the Bank had not submitted to the BCRA the monthly accounting information for January, February and March 2002, availing itself of the due dates postponement provided by the latter institution.

          b) DEPOSITS. REPROGRAMMING OF BALANCES. REPLACEMENT BY FEDERAL GOVERNMENT SECURITIES.

               As mentioned in note 1.1, the Federal Executive, through Decree No. 1570/01, established severe restrictions on withdrawals of funds from banks. Subsequently, pursuant to Decree No. 71/02, the Ministry of Economy issued Resolution No. 6/02, dated January 9, 2002, amended by Decree No. 214/02, which laid down a schedule of reprogrammed repayment due dates for deposits held by the financial system under the system instated by Decree No. 1570/01. The BCRA, through Communique "A" 3426 of January 10, 2002 and "A" 3467 of February 8, 2002, set the dates for the abovementioned schedule of deposit repayments, as follows:

               .    Deposits denominated in pesos (fixed-term deposits):

                                                         NUMBER OF
                    AMOUNT (IN THOUSANDS OF PESOS)      INSTALLMENTS         REPAYMENT SCHEDULE
                    ------------------------------      ------------        ---------------------
                    From ARS 0,4 and up to ARS 10               4           As from March 2002
                    From ARS 10 to ARS 30                      12           As from August 2002
                    Larger than ARS 30                         24           As from December 2002

                    Reprogrammed deposits, originally stipulated in pesos, shall accrue interest at a nominal annual rate of 7% on outstanding balances, payable on a monthly basis as from February 2002. Installments to amortize the principal of such deposits shall be monthly and consecutive.

               . Deposits denominated in foreign currency switched into pesos at the exchange rate of ARS 1.4 to each US dollar (checking account deposits in excess of US$ 10,000, savings account deposits in excess of US$ 3,000 and fixed-term deposits):

                                                         NUMBER OF
                    AMOUNT (IN THOUSANDS OF PESOS)      INSTALLMENTS         REPAYMENT SCHEDULE
                    ------------------------------      ------------        ----------------------
                    From ARS 1.2 and up to ARS 7              12            As from January 2003
                    From ARS 7 and up to ARS 14               12            As from March 2003
                    From ARS 14 and up to ARS 42              18            As from June 2003
                    More than ARS 42                          24            As from September 2003

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                    Reprogrammed deposits originally stipulated in foreign currency shall accrue interest at a nominal annual rate of 2% on outstanding balances, payable monthly as from February 2002. Installments to amortize the principal of such deposits shall be monthly and consecutive.

               Subsequently, on March 12, 2002, the Federal Executive issued Decree No. 494/02 providing that owners of deposits originally made in pesos or made in foreign currency and that were switched into pesos under Decree No. 214/02 shall be entitled to swap the total or a portion of the amount of their deposits, without any cap, for Argentine Federal Government Bonds in Pesos - paying 3% and maturing in 2007 -, while the owners of deposits made in foreign currency and that were switched into pesos under Decree No. 214/02, shall be entitled to swap the total or a portion of the amount of their deposits, up to the lower of the amount of the reprogrammed deposit or US$ 30,000, for Argentine Federal Government Bonds in US dollars - paying 2% and maturing in 2012 - or Federal Government Compound - Interest Bonds in US Dollars paying LIBOR plus 1% and maturing in 2012.

               On the other hand, as a consequence of the measures adopted by the Federal Executive, a number of depositors filed before the courts petitions for precautionary measures, mainly constitutional rights protection actions, seeking to obtain the return of their deposits in cash and in the original currency, for amounts exceeding current regulations. In view of such circumstances, the banking industry organizations "Asociacion de Bancos Publicos y Privados de la Republica Argentina" (ABAPRA - Association of Governmental and Private Banks of Argentina) and "Asociacion de Bancos de la Argentina" (ABA - Argentine Banking Association) filed a petition against the precautionary measures before the Supreme Court of Justice of the Nation seeking that the Supreme Court consider the issue directly (Per Saltum procedure). As of the date of issuance of these consolidated financial statements, the Supreme Court had not yet issued any ruling on the issue. As a consequence of constitutional rights protection actions filed by depositors, by the date of issuance of these consolidated financial statements, the Bank had paid out 59,399 (in thousands of ARS) and 66,839 (in thousands of US dollar).

               On April 25, 2002, National Congress enacted Law No. 25,587, on Public Emergency and Foreign Exchange System Reform, which sets forth that in court proceedings of any nature where defendants include financial institutions, and the matter of which regards financial loans, receivables, debts, obligations, deposits or reprogramming that could be considered affected by the provisions of Law No. 25,261 and its administrative order and supplementary measures, the precautionary measures provided by Section 230 of the Federal Civil and Commercial Procedure Code shall only be admissible when there were the danger that the maintenance or any alteration, as the case may be, of the status quo, whether under law or de facto, could interfere with the final judgment or render its execution impossible or ineffective.

               These statutory provisions, matters of public policy, shall be applicable to all cases in process and all precautionary measures pending execution, whatever the date of the court order.

          c)   CHANGES IN THE MACROECONOMIC SITUATION

               The negative effects for the financial system as a whole of the situations described above are related to the deep illiquidity, the impact of the devaluation of the peso, and the switching of obligations and deposits into pesos and their consequences on the recoverability of government and private sector loans, reduced profitability and the mismatch of terms and currencies.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     The Bank's Management is continually assessing the magnitude of the impact that economic measures could have on the Bank's equity and financial situation.

     These consolidated financial statements have been prepared assuming that the Bank will continue as a going concern, based on the understanding that the restructuring of the financial system as a whole, the restructuring of public debts and the implementation of the Bank's own action plans, will allow it to continue its operations and meet the liquidity and solvency ratios required by the BCRA and, accordingly, these consolidated financial statements do not include adjustments related to the recoverability of the asset amounts booked or the sufficiency of liabilities that may be necessary to resolve favorably the situations described above.

2.   THE BANK'S CORPORATE SITUATION

     As of April 26, 2002, Santander Central Hispano (SCH) Group owns, directly and through Administracion de Bancos Latinoamericanos Santander S.L. and other SCH Group companies, and also taking into account the exercise in January 2002 of call options - acquired in September 1998 - on shares owned by Merril Lynch International (holder of the rights and obligations of the Bank's former controlling shareholders), class "A" and "B" shares of Banco Rio de la Plata S.A., such shares represent 98.85% of capital stock equivalent to 99.23% of votes.

     As from 1997, the Bank lists its stock on the Buenos Aires Stock Exchange
     (BCBA) and on the New York Stock Exchange (NYSE) and, since 1999, on the Latin-American Euro Stock Exchange (Latibex) in Spain. The Shareholders' Meeting of Banco Rio de la Plata S.A. of April 27, 2001, aggred, among other things, to delist from the NYSE the "American Depository Receipts"
     (ADRs) which represent Bank shares because of the low number of holders and volume traded. On November 1, 2001, Banco Rio de la Plata S.A. announced that its ADRs would be delisted from the NYSE, but the request to deregister ADRs from the United States Securities and Exchange Commission
     (SEC) had not been filed yet. On December 14, 2001, the Bank's ADRs were suspended and delisted from the NYSE, as instructed by the SEC.

     As a consequence of the commitments made upon the execution of the Bank's stock transfer to the current controlling stockholders, a management agreement was entered into with SCH Group for a 10-year term with a 10% annual retribution of the Bank's net income of each year, before income tax.

     2.1. MERGER WITH BANCO SANTANDER S.A. OF ARGENTINA.

          On June 26, 1998, the Special Shareholders' Meetings of Banco Rio de la Plata S.A. (Banco Rio) and Banco Santander S.A. of Argentina (BSA) approved, among other things, the preliminary merger agreement executed by both institutions, the special merger-purposes financial statements of Banco Rio and BSA as of September 30, 1997, the rate at which shares would be exchanged and the merger of both institutions. In addition, the above mentioned Shareholders' Meetings also approved the increase of the capital stock of Banco Rio de la Plata S.A. to 335,268 (represented by 35,267,675 class "B" book-entry shares, for a nominal value of $ 1 each entitled to one vote per share), allocated the sum of 54,161 as merger premium and the early dissolution, without liquidation, of BSA and the addition of all its assets to and assumption of all its liabilities by Banco Rio (as the surviving entity). The Banks executed the definitive merger agreement on July 31, 1998. The BCRA authorized the merger of both institutions on October 1, 1998. Consequently, on October 15, 1998, BSA merged into Banco Rio de la Plata S.A., effective as of January 1, 1998, transferring all BSA's current businesses as of such date following the procedure described in note 3.4 and the former discontinued all operations (See note 30.1).

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     2.2. MERGER WITH BANCO TORNQUIST S.A.

          On January 6, 2000, the controlling shareholders of Banco Rio de la Plata S.A. and Banco Tornquist S.A. (an entity in which SCH indirectly holds a 100% equity interest) executed an agreement for the merger of both entities, whereby all Banco Tornquist S.A. (absorbed entity) operations are to be merged into Banco Rio de la Plata S.A. (absorbing entity). Under the abovementioned agreement, Banco Rio de la Plata S.A. took over management of Banco Tornquist S.A. for the purpose of ensuring effective integration of operations, customer service continuity, and sharing the benefits of the former's broad range of services. Furthermore, on February 16, 2000, Banco Rio de la Plata S.A. and Banco Tornquist S.A. executed a preliminary merger agreement; also, the Boards of Directors of both entities approved the special merger-purposes consolidated financial statements of Banco Rio de la Plata S.A. and Banco Tornquist S.A. as of December 31, 1999, and the share exchange rate.

          On April 28, 2000, the Shareholders' Meetings of Banco Rio de la Plata S.A. and Banco Tornquist S.A. approved, among other issues, the preliminary merger agreement that had been executed between the two Banks, the merger-purposes special consolidated financial statements of Banco Rio de la Plata S.A. and Banco Tornquist S.A. as of December 31, 1999, the share exchange ratio and the effective merger of both institutions. In addition, the abovementioned shareholders' meetings approved that the capital stock of Banco Rio de la Plata S.A. be increased to 346,742 (represented by 11,473,990 Class B book-entry shares of a face value of $1 each and entitled to one vote per share), the dissolution without liquidation of Banco Tornquist S.A. and the transfer of its entire equity to Banco Rio de la Plata S.A. (the surviving entity).

          The BCRA, through Resolution No. 122 dated March 9, 2000, authorized Banco Tornquist S.A. to be merged with and into the Bank and allowing the operating ratios used for regulatory purposes to be computed on a consolidated basis. Also, the merger was authorized by the BCBA on May 31, 2000, and by the CNV through Resolution No. 13,452 dated June 30, 2000.

          Accordingly, the merger of Banco Tornquist S.A. with and into Banco Rio de la Plata S.A. became final on June 30, 2000, and was given retroactive effect as from January 1, 2000. All Banco Tornquist S.A. business outstanding as of such date was transferred to the Bank following the procedure described in note 3.4 and the former discontinued all operations. The merger of Banco Tornquist S.A. with and into Banco Rio de la Plata S.A. and the former's subsequent dissolution was registered with the IGJ on July 13, 2000.

3.   SIGNIFICANT ACCOUNTING POLICIES

     Banco Rio de la Plata S.A. is a private sector commercial bank in Argentina organized and existing under the laws of Argentina. It also has a foreign branch in Grand Cayman and other related companies. The principal business of the Bank is to engage directly and indirectly through its foreign branch and related companies, in a wide variety of commercial banking activities and related financial and non-financial services in Argentina and abroad, including investment banking and capital markets activities in pesos and U.S. dollars with both retail and wholesale customers.

     The consolidated financial statements include the accounts of the Bank in Argentina and its foreign branch (See note 3.2 below) and its directly or indirectly held subsidiaries. All significant intercompany transactions have been eliminated.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     As of December 31, 2001 and 2000, the Bank has consolidated its financial statements with Santander Riobank (Grand Cayman) and its subsidiaries, Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Gire S.A.

     The Bank's (direct and indirect) equity interest in subsidiaries is as follows:

                                                             SHARES                 PERCENTAGE OVER
                                                      ---------------------      ----------------------
                                                                                  TOTAL        POSSIBLE
                    COMPANY                            TYPE        NUMBER        CAPITAL        VOTES
     ------------------------------------------       ------      ---------      -------       --------
     Santander Riobank (Grand Cayman)                 Common      9,360,000       100.00%        100.00%
     Santander Sociedad de Bolsa S.A.                 Common      4,900,000       100.00%        100.00%
     Santander Investment Gerente de F.C.I. S.A.      Common        113,740       100.00%        100.00%
     Gire S.A.                                        Common         57,163        58.33%         58.33%

     As of December 31, 1999, Banco Rio de la Plata S.A. has consolidated its financial statements with the financial statements of Santander Riobank (Grand Cayman) and its subsidiaries, Santander Sociedad de Bolsa S.A. and Santander Investment Gerente de Fondos Comunes de Inversion S.A. as of that date.

     3.1. COMPARATIVE INFORMATION

          The consolidated financial statements as of December 31, 2001 are presented comparatively with those of the December 31, 2000 and 1999 fiscal years and have been restated to reflect the effect of changes in the purchasing power of the peso through August 31, 1995, as explained in note 3.3.

          The following are the changes in the inflation rate based on the general price index for the fiscal years ended:

          December 31, 2001              (5.30)%
          December 31, 2000               2.40%
          December 31, 1999               1.06%

          As a result of the merger between Banco Rio de la Plata S.A. and Banco Santander S.A. of Argentina mentioned in note 2.1., the consolidated financial statements for the years ended December 31, 2001, 2000 and 1999, include the balance sheet and statement of income of the former BSA from the beginning of the year through the merger with Banco Rio de la Plata S.A. (See note 3.4).

          As a result of the merger between Banco Rio de la Plata S.A. and Banco Tornquist S.A. mentioned in note 2.1., the consolidated financial statements for the year ended December 31, 2001 and 2000, include the balance sheet and statement of income of the former Banco Tornquist S.A. from the beginning of the year through the merger with Banco Rio de la Plata S.A.

          By Communiques "A" 3147 as supplemented, and "A" 3345, the BCRA amended the accounting information quarterly/annual publishing rules and regulations and, specifically, the regulations in connection with the presentation and disclosure of the financial statements of financial institutions, which were in effect through September 30, 2000 and 2001, respectively. These changes in disclosures methods do not imply any changes in shareholders' equity or income (loss) for each fiscal year. Consequently, the consolidated financial statements as of December 31, 1999 and 2000 have been reclassified by applying the regulations, for the sole purpose of comparing them with the consolidated financial statements of the year ended December 31, 2001.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     3.2. CONSOLIDATION OF THE BANK'S FOREIGN BRANCH AND SUBSIDIARIES

          The consolidation procedure was as follows:

          a) The financial statements of the foreign branch, originally expressed in U.S. dollars (US$), have been adapted to generally accepted accounting principles in Argentina and the standards of the Central Bank. As the functional currency is considered to be the Argentine peso, the branch financial statements amount were translated into pesos as described below:

               . Assets and liabilities were translated into pesos as described in note 4.a) below.

               . The translation difference on Bank Premises and Equipment and Other Assets was credited to "Adjustments to Stockholders' Equity".

               . Assigned capital was reflected at the peso amounts remitted by Head Office and recorded in the Head Office books.

               . Retained earnings were determined as the difference between assets and liabilities plus capital stock, translated into pesos as indicated above.

               . Income statement accounts were converted into pesos as described in note 4.a) below.

          b) Intercompany transactions between foreign branch and Head Office were eliminated from both the Balance Sheets and the Statements of Income.

          c) The subsidiaries' financial statements have been prepared in accordance with the same accounting methods as those applied by Banco Rio de la Plata S.A. to prepare its financial statements insofar as valuation of assets and liabilities, measurement of income and restatement procedures are concerned.

               Intercompany transactions between subsidiaries and between these and the Bank were eliminated from both the Balance Sheets and the Statements of Income.

     3.3. RESTATEMENT OF THE HEAD OFFICE'S AND LOCAL BRANCHES' FINANCIAL STATEMENTS IN EQUIVALENT PURCHASING POWER

          The consolidated financial statements have been prepared from the Bank's books of account in conformity with the accounting standards of the BCRA.

          The consolidated financial statements fully reflect the effect of changes in the purchasing power of the peso through August 31, 1995 by the application of the method for restatement in constant pesos set forth in Technical Resolution No. 6 of the "Federacion Argentina de Consejos Profesionales de Ciencias Economicas" (FACPCE - Argentine Federation of Professional Council in Economic Sciences). As from September 1, 1995, in view of the economic stability conditions prevailing at the time and as required by General Resolution No. 272 of the CNV and Communique "A" 2365 of the BCRA, the Bank suspended the application of the restatement-in-constant-pesos method and maintained the restatement recorded until such date.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

          This criterion has been accepted by professional accounting standards as long as the variation in the internal producer price index, general level, applicable for such restatement does not exceed an annual 8% rate. The variation of such index for each of the years ended as from September 1, 1995, was below such percentage. However, the "Instituto Nacional de Estadistica y Censos" (INDEC - Argentine Institute of Statistics and Census) informed that such index had increased by 6.6%, 11% and 11.2%, respectively, for January, February and March 2002.

          Considering the existence of a new inflationary context and the conditions imposed by the new system created by the Law on Public Emergency and Exchange System Reform, which are described in detail in note 1, on March 6, 2002, the Directors of CPCECABA approved Resolution MD No. 03/02, which provides, among other things, the resumption in the application of the inflation adjustment for the interim periods or years ended as from March 31, 2002. Such Resolution further provides that the above mentioned adjustment may be applied in advance and establishes that the accounting measurements restated upon the change on the currency purchasing power loss (gain) until the interruption of the adjustments, including those measurements dating back to the stability period, shall be considered restated as of December 2001. The restatement-in-constant-pesos method shall be applied to the accounting cost values prior the capitalization of the exchange differences mentioned in note 4.s), which shall be considered an advanced recognition of variations in the purchasing power loss
          (gain) of currency and will, therefore, be absorbed by the value in constant pesos of assets. The Bank must apply the provisions of Resolution MD No. 03/02 of the CPCECABA upon approval by the related controlling authorities.

     3.4. PROCEDURE TO INCORPORATE BANCO SANTANDER S.A. OF ARGENTINA'S AND BANCO TORNQUIST S.A.'S BALANCES

          Similar methods to those applied by Banco Rio de la Plata S.A. to prepare the consolidated financial statements as of December 31, 1998 and 2000, were used for the valuation of assets and liabilities and the calculation of income (loss) of the former Banco Santander S.A. of Argentina and the former Banco Tornquist S.A., respectively.

          The procedures to incorporate the former Banco Santander S.A. of Argentina's and the former Banco Tornquist S.A.'s accounts to the consolidated financial statements of Banco Rio de la Plata S.A. were as follows:

          a)   Balance Sheet:

               .    Banco Santander S.A. of Argentina:

                    On April 30, 1998, Banco Rio de la Plata S.A. and Banco Santander S.A. of Argentina executed an assets and liabilities purchase agreement whereby Banco Santander S.A. of Argentina transferred to Banco Rio de la Plata S.A. a portion of the former's assets and liabilities as of that date at book value.

                    As from the merger date, the former Banco Santander S.A. of Argentina's assets and liabilities in effect as of such date were incorporated to those of Banco Rio de la Plata S.A. line by line.

                    At the same time, premium on merger was recorded in the amount of 54,161 as a result of the share exchange between the shareholders from both banks as explained in note 2.1.

               .    Banco Tornquist S.A.:

                    The assets and liabilities remaining as of June 30, 2000, were added on a line-by-line basis to those of Banco Rio de la Plata S.A.; the assets of the former Banco Tornquist S.A. amounted to about 980,000 and its liabilities to about 963,000.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                    At the same time, the premium on merger was set in the amount of 125,726 as a result of the share exchange between the shareholders from both banks as explained in note 1 and was recorded under "Stockholders' Equity - Share issue premiums".

          b)   Statement of Income:

               The income (loss) items of the former Banco Santander S.A. of Argentina and the former Banco Tornquist S.A. generated from the beginning of the years ended December 31, 1998 and 2000, respectively, through the merger date were allocated, line by line, to those of Banco Rio de la Plata S.A.

          c) Transactions between the former Banco Santander S.A. of Argentina and the former Banco Tornquist S.A. and Banco Rio de la Plata
               S.A.:

               The balance sheet accounts balances and the transactions between the banks through the merger dates were eliminated.

          d)   Statement of cash flows:

               .    Cash provided by transactions:

                    The income (loss) for the fiscal years ended December 31, 1998 and 2000, include the cash receipts, disbursements and expenses of the former Banco Santander S.A. of Argentina and the former Banco Tornquist S.A., respectively, from the beginning of these years through the merger dates.

               .    Cash used for assets and/or provided by liabilities:

                    The variations in the balance sheet accounts balances are affected by the incorporation of the assets and liabilities of the former Banco Santander S.A. of Argentina and the former Banco Tornquist S.A. as explained in a).

4.   MAIN VALUATION METHODS

     The accounting policies and financial statement presentation conform to the rules prescribed by the Central Bank. The Central Bank prescribes the reporting and disclosure practices of all banks in Argentina, wich practices differ from those applicable to business associations in general. These rules differ in certain respects from generally accepted accounting principles in Argentina. The rules of the Central Bank allowed for certain of the bank's investments in federal government securities to be carried at amortized cost plus interest accrued, basically, when such securities are held for at least one year; whereas Argentine generally accepted accounting principles applicable to business enterprises in general require, under those same conditions, such securities to be accounted for at market value.

     Until February 28, 1999, the Bank classified part of its government securities holdings and certain assets in government securities under repurchase agreements as "available for sale" in accordance with Communique "A" 2266 and supplementary ones of the BCRA, charging the difference between the higher cost and listed prices to the "Stockholders' Equity - Unrealized valuation difference" account. By Communique "A" 2793 dated October 27, 1998, as supplemented, the BCRA had repealed the valuation system to be applied to federal government securities held as "available for sale" (that had been established by Communique "A" 2266 and supplementary ones of the BCRA), that was to become effective on March 1, 1999.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     As disclosed in notes 4.b) and 4.g) below, as of December 31, 2001 and 2000, the Bank classified part of its listed government securities portfolio and certain assets in government securities used by repurchase agreements as "holdings in investment account" in accordance with BCRA standards. Under generally accepted accounting principles in Argentina, the listed Argentine government securities mentioned in the preceding paragraph should have been valued at the listed price net of estimated selling expenses, crediting (charging) any differences in the listed price to current income (loss) of each year.

     As disclosed in note 4.c) below during the fiscal year ended, and as provided by Decree No. 1387/01, Banco Rio de la Plata S.A. and its subsidiary Santander Riobank (Grand Cayman) swapped Federal Government securities, bonds, and Treasury Notes (classified and valued as "Investment accounts" or "trading or financial transactions" under BCRA accounting standards) with the Federal Government on November 6, 2001.In accordance with Argentine professional accounting standards the abovementioned loans should be valued, until November 6, 2001, thus converting then into loans to the Government, considering the respective listed prices of the securities swapped, the listed price on such date becoming the cost of the transaction to which the interest accrued from then and until year-end should be added. Under Argentine professional accounting standards the effect of such holdings as of November 6, 2001, as disclosed in note 30.6.c).

     In all other respects, BCRA standards are consistent with Argentine generally accepted accounting principles in Argentina. Certain of the required disclosures of the BCRA have not been presented herein since they are not material to the accompanying financial statements. In addition, certain presentations and disclosures have been included in the accompanying financial statements to comply with the United SEC's regulations for foreign registrants. The following is a summary of the main valuation methods used in the preparation of the consolidated financial statements:

     a)   Foreign currency assets and liabilities:

          As of December 31, 2001, assets and liabilities in foreign currency were converted at the ARS 1 = USD 1 rate effective as of the date of suspension of the exchange market on December 23, 2001 (See note 1), according to the provisions of BCRA Communiques "A" 3439 and "A" 3574, CPCECABA Resolution MD No. 02/02 and CNV Resolution No. 392/02.

          As of December 31, 2000, such assets and liabilities were converted at the Banco de la Nacion Argentina selling rate (ARS 1= USD 1 in accordance with the Convertibility Law) effective for each currency as of the closing of transactions of the last working day of the year. Any exchange differences have been credited/charged to income of each year.

     b)   Government and private securities:

          .    Listed government securities:

               . Holdings in investment accounts: as of December 31, 2001 each security was valued at original cost, increased by a compound interest formula on the basis of the internal rate of return and the time elapsed since acquisition. For holdings carried over from before the new method came into effect, original cost was considered to be the book value of such holdings as of May 31, 2001, plus the internal rate of return as from such date, as required by Communique "A" 3278 as supplemented by the BCRA.

                    As of December 31, 2000, each security was valued at acquisition cost increased by the interest rate of the current coupon at year-end, with a limit of 120% of market value as of such date, if applicable. On the other hand, the BCRA, through Communique "A" 3303 dated July 20, 2001, extended the transitory suspension of the abovementioned cap equivalent to 120% of market value provided by Communique "A" 3269 of May 9, 2001.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                    Any differences between acquisition cost and the valuation described in the preceding paragraphs have been credited/charged to income of each year.

               . Holdings for trading or financial transactions: they have been valued at the listed price of each security at each year-end. Any differences in listed price have been credited/charged to income of each fiscal year.

          . Unlisted government securities - In foreign currency: they have been valued at residual face value plus interest accrued at each year-end. These amounts were converted into Argentine pesos as described in note 4.a) above.

          .    Listed private securities:

               . Debt securities: valued at their listed price in effect as of each year-end, net of estimated selling expenses. The differences in listed price were charged/credited to income for each fiscal year.

               . Equity securities: valued at their listed price in effect as of each year-end, net of estimated selling expenses. The differences in listed price were charged/credited to income for each fiscal year.

     c)   Guaranteed loans - Decree No. 1387/01

          On November 1, 2001, by Decree No. 1387/01, the Federal Executive instructed the Ministry of Economy to offer, under voluntary conditions, the swap of the federal and provincial public debt for guaranteed loans granted by the Federal Government or the Fiduciary Fund for Provincial Development, intending to obtain a reduction of the interest on the bonds swapped and the extension of amortization periods.

          Decrees No. 1387/01 and 1646/01 established the basic characteristics of such guaranteed loans, which include: conversion at the nominal value plus interest on the obligation swapped (one-to-one), loan denominated in the same currency as the obligation swapped, 3-year term broader than the term of the obligation swapped, tax exemption both for the difference between the conversion value and the market or accounting value and guaranteed loans and interest, providing as security for all payments of principal and interest on guaranteed loans all resources from the bank account credit-debit tax and, in general, all resources of the Federal Government under the federal tax revenue sharing system. Additionally, Decree No. 471/02 provided, among other things, the conversion into Argentine pesos of all obligations of the Federal, Provincial and Municipal public sector denominated in foreign currency, which are only subject to Argentine law at the ARS 1.40 = USD 1 rate or equivalent in any other currency, and the adjustment according the CER and the interest rate applicable to each type of public bond and guaranteed loan, based on its average life and the currency in which it was originally issued. In such sense, the Bank and its subsidiary, Santander Riobank (Grand Cayman), swapped part of their federal government securities and/or loans of the Federal Public Sector effective as of November 6, 2001, for a nominal value of USD 1,084,480,968, receiving in consideration guaranteed loans in the amount of 1,105,865.

          As provided for by BCRA Communiques "A" 3366 and "A" 3385, the initial value of guaranteed loans coincided with the prior accounting value of federal government securities (classified and valued as "investment accounts" or "for trading or financial transactions", under BCRA accounting standards) and/or loans as of the date of the swap, giving rise to no income at all as a result of the recognition of the swap, since the positive difference derived from the swap values established by the Ministry of Economy and the accounting value of the instruments swapped was reflected in an asset regularization account. The balance of such account will be allocated monthly to income in proportion to the term of each guaranteed loan.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

          Consequently, as of December 31, 2001, such guaranteed loans have been valued at the swap values established by the Ministry of Economy as of November 6, 2001, plus the related interest accrued until the year-end and have been registered in the consolidated financial statements as "Loans to the non-financial public sector" in the amount of 1,005,868, net of discounts.

          Moreover, the Bank has presented before Banco de la Nacion Argentina, in its capacity as fiduciary agent of the Fiduciary Fund for Provincial Development, provincial government securities and loans granted to the Provincial Public Sector with a nominal value of USD 586,365,448 to execute the swap established by Decree No. 1387/01 which, to date, has not yet been documented. Such transaction has been recorded as "Loans to the non-financial public sector" in such amount plus the related interest accrued and pending as of December 31, 2001, under the provisions of Decree No. 1387/01.

     d)   Accrual of interest:

          Interest has been accrued by the straight-line method in the years in which it was generated, except interest on transactions maturing in more than 92 days, on which interest has been accrued according to a compound interest formula.

          Generally, the Bank suspends the accrual of interest when the related loan is past-due and the collection of principal and interest is in doubt. Accrued interest remains on the Bank's books of account and is considered a part of the loan balance when determining the allowance for loan losses. Interest is then recognized on a cash basis after reducing the balance of accrued interest, if applicable.

     e)   Loans and deposits in government securities:

          They have been valued at the market price prevailing for each security at each year-end, plus accrued interest. Price differences have been credited/charged to income of each year.

     f)   Allowance for doubtful accounts and for contingencies commitments:

          The Bank generally provides for estimated possible future loans losses and the related accrued interest through the establishment of an allowance for loan losses.

          In the past, Argentina has gone through an economic crisis which had an impact on the financial system as a whole. As mentioned in notes 1 and 9, adverse changes in the current economic environment could negatively affect the financial position of the Bank's debtors.

          The allowance for loans losses has been calculated based on the Bank's estimated loan loss risk in the light of debtor compliance, the Bank's analysis of each debtor's loan repayment capacity and the guarantee/security supporting the respective transactions, under Communique "A" 2950 as supplemented of the BCRA.

          In cases where loans with specifically allocated provisions are settled, and the specific provision established in previous years is greater than needed, the reversal of the specific provision is shown in the "Allowances restored to income" account in the accompanying Consolidated Statements of Income.

          Certain loans are charged off directly to the provision for loan losses in the accompanying Consolidated Statements of Income. Generally, these are loans for which a specific provision had not been provided in the Allowance for loan losses.

          Recoveries on charged-off loans are recorded directly in income as "Loans recovered" in the accompanying Consolidated Statements of Income.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     g) Securities and foreign exchange receivable or deliverable on spot and forward transactions pending settlement:

          The Bank enters into forward contracts to purchase or sell currencies or securities at future dates. A receivable and payable is reflected at the time of the agreement which reflects the amounts of cash and currencies or securities to be exchanged at close of business on the last business day of each year. The difference between the receivable and payable on the original transaction date (premium) is deferred and amortized over the contract life.

          The Bank also purchases and sells foreign currencies on behalf of its customers who will settle on the following day. An asset or liability is reflected for the amounts due from or to the customer and a corresponding asset or liability is reflected for the currency to be exchanged.

          The Bank's receivables or payables representing the future receipt or delivery of currencies or securities are valued as follows:

          . Foreign currency transactions: converted at the Banco de la Nacion Argentina's selling exchange rate for each currency at close of business on the last business day of each year.

          . Government securities held in investment accounts: as of December 31, 2000, such holdings have been valued at acquisition cost increased by the interest rate of the current coupon through December 31, 2000 with a limit of 120% of market value as of the same date, if applicable. Any differences between acquisition cost and the valuation described in the preceding paragraph have been credited/charged to income of each year.

          . Government and private securities held for trading or financial transactions: as of December 31, 2000 they have been valued at the listed price of each security at each year-end. Price differences have been credited/charged to income of the year.

          .    Financial instruments related to repurchase agreements with the
               BCRA: as of December 31, 2000, they have been valued at acquisition cost plus interest accrued but not collected at fiscal year-end.

     h) Amounts receivable and payable under spot and forward transactions pending settlement:

          Such amounts were valued at the price agreed upon for each transaction plus the respective premiums accrued at each year-end.

     i)   Corporate bonds purchased - unlisted:

          They have been valued at acquisition cost plus interest accrued but not collected at each fiscal year-end.

     j)   Certificates of participation in financial trust-unlisted:

          They have been valued at acquisition cost plus interest accrued but not collected at each year-end. These instruments are included in "Other receivables from financial transactions - Other not included in Debtor Rating Standards".

     k)   Assets covered by financing leases:

          Such assets were booked at the present value of unaccrued amounts (the periodic installments and the previously stipulated net book value) calculated according to the conditions agreed upon in the related agreements and applying the respective interest rates.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     l)   Investments in other companies:

          . Interest in financial institutions, complementary and authorized activities:

               Affiliates - local: Origenes Vivienda y Consumo Compania Financiera S.A. (former Origenes Vivienda S.A.), was valued by the equity method.

               Affiliates - foreign: Bladex S.A. was valued at acquisition cost in foreign currency plus stock dividends received at nominal value converted into pesos as described in note 4.a) above.

          .    In other companies:

               .    Affiliates - local:

                    . Banelco S.A., Visa Argentina S.A. and Interbanking S.A., were valued by the equity method.

                    . Rio Compania de Seguros S.A., Prestamos de Consumo S.A. and Caminos de las Sierras S.A., were valued at their acquisition cost; the limit on the proportional equity value having been calculated based on the shareholders' equity of the issuing companies according to the last financial statements available.

                    . Mercado de Valores de Buenos Aires S.A.: valued at acquisition cost, restated as explained in note 3.3.

                    . Other local affiliates: were valued at acquisition cost while the Bank has recorded allowances for impairment in value for the amounts by wich the recorded values of equity interest in other unlisted affiliates companies exceed their value as calculated by the equity method on the basis of the latest available financial statements.

               .    Affiliates - foreign: valued at acquisition cost.

          As from the effective date of Law No. 25,063, the dividends, in cash and in kind, received by the Bank for its investments in other companies in excess of their accumulated taxable income upon distribution thereof, will be subject to a 35% income tax withholding as sole and definite payment.

          The Bank has not charged income tax since it estimates that the dividends from earnings recorded by the equity method would not be subject to such tax.

     m)   Bank premises and equipment and other assets:

          They have been valued at acquisition cost plus increases from appraisal revaluations in prior years, restated as explained in note 3.3., less related accumulated depreciation calculated in proportion to the months of estimated useful life of the items concerned. These amounts (the net book value) of bank premises and equipment and other assets taken as a whole does not exceed their recoverable value.

     n)   Intangible assets:

          They have been valued at acquisition cost restated as explained in note 3.3., less related accumulated amortization calculated in proportion to the months of estimated useful life of the items concerned.

     o)   Employee termination pay:

          The Bank expenses employee termination pay when disbursed.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     p) Certificates of deposit at a variable interest rate - Communique "A" 2482, as supplemented. Hedge options (See note 26.c):

          The variable interest rate and the hedge of these investments, which have been traded for terms exceeding 180 days, were accrued based on the variation in the price of financial assets or financial assets ratios, which are habitually listed on the domestic and international markets. The premiums paid on the execution of agreements involving financial instruments to hedge the income from certificates of deposit were accrued over their respective effective terms.

     q)   Options (See note 26.c)

          .    Call options sold:

               They have been valued at the listed prices of the underlying shares in effect at each year-end. Price differences have been charged/credited to income of each year.

          .    Call and put options purchased and put options sold:

               They have been valued at the strike price.

     r)   Stockholders' equity accounts:

          They have been restated as explained in note 3.3., except "Capital stock" which has been left at its original value. The adjustment required to restate it is included in the "Adjustments to Stockholders' Equity-Adjustment to Capital" account.

     s)   Income statement accounts:

          . Accounts representing monetary transactions (financial income and expense, service charge income and expense, provision for loan losses, operating expenses, etc.) have been accrued monthly at historical amounts.

          . Accounts reflecting the income effect of the sale, retirement or consumption of nonmonetary assets were computed based on the value of those assets, restated as described in note 3.3.

          . Income on investments in subsidiaries has been computed on the basis of the income reported by such subsidiaries, restated as described in note 3.3.

     t)   Consolidated statement of Cash Flows:

          For purposes of reporting cash flows, Cash and cash equivalents include "Cash and Due from Banks".

5.   RESTRICTIONS ON ASSETS

     a) As of December 31, 2001 and 2000, there are other liabilities owed to the "Banco de Inversion y Comercio Exterior" (Investment and Foreign Trade Bank) totaling 5,314 and 9,429, respectively, secured by promissory notes from the Bank's loan portfolio.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     b) As of December 31, 2001 and 2000, a total of 1,515 in shares of "Mercado de Valores de Buenos Aires S.A." (Buenos Aires Stock Exchange) included in the "Investments in Other Companies" account has been given as collateral in favor of "La Buenos Aires Cia. de Seguros S.A." as required by article 7 of the Operating Regulations of the Buenos Aires Stock Exchange.

     c) As of December 31, 2001, the "Government and private securities - Unlisted government securities" account included tax credit certificates in the amount of 57,371 which may be used to settle certain tax obligations as from the year beginning January 1, 2003, under Decree No. 979/01.

6.   INTEREST-BEARING DEPOSITS WITH OTHER BANKS

     a) Included in "Cash and Due from Banks" are interest-bearing deposits totaling 82,008 and 756,862, as of December 31, 2001 and 2000, respectively.

     b) Included in "Loans - Foreign residents" are overnight foreign bank interest-bearing deposits totaling 620,620 and 125,567, as of December 31, 2001 and 2000, respectively.

7.   GOVERNMENT AND PRIVATE SECURITIES

     A breakdown of the government and private securities is as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                       NAME OF SECURITY                         2001           2000
          --------------------------------------------      -----------    -----------
          GOVERNMENT SECURITIES

          HOLDINGS IN INVESTMENT ACCOUNTS

          External Bills in foreign currency                    179,208              -
          Treasury Bonds                                              -        809,534
          Variable Rate Government Bonds                              -        570,219
          Global External Bonds                                       -        170,213
          Floating Rate Bonds (FRB)                                   -         68,182
          External Bills in local currency                            -         45,020
          Other                                                       -          9,542
                                                            -----------    -----------
            Subtotal holdings in investment accounts            179,208      1,672,710
                                                            -----------    -----------

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                                          DECEMBER 31,
                                                                                   -------------------------
                                  NAME OF SECURITY                                    2001          2000
          ---------------------------------------------------------------------    -----------   -----------
          HOLDINGS FOR TRADING OR FINANCIAL TRANSACTIONS

          Central Bank of the Oriental Republic of Uruguay                               1,417         1,417
          External Bonds                                                                 1,093           545
          Treasury Bonds                                                                   539        32,686
          Global External Bonds                                                            347        40,733
          Dollar denominated, secured, floating rate Bonds (Discount Bonds)                259            20
          Variable Rate Government Bonds                                                   100         8,184
          Pension Fund Debt Consolidation Bonds                                             96         8,498
          Debt Consolidation Bonds                                                          29         9,852
          External Bills                                                                    17         3,122
          Treasury Bills                                                                     -        72,188
          Buenos Aires Province Consolidation Bonds                                          -         3,767
          Bonds of the Argentine Republic in Euros                                           -         1,900
          Other                                                                            557         5,758
                                                                                   -----------   -----------
            Subtotal holdings for trading or financial transactions                      4,454       188,670
                                                                                   -----------   -----------
          TOTAL INVESTMENTS IN GOVERNMENT SECURITIES - LISTED                          183,662     1,861,380
                                                                                   -----------   -----------

          GOVERNMENT SECURITIES - UNLISTED
          Fixed - rate Government Bonds of the Argentine Republic 2002 - 9%            192,634             -
          Tax credit certificate                                                        57,371             -
          Treasury Bills to settle obligations of the Province of Buenos Aires           1,515        24,971
          Other                                                                            408             -
                                                                                   -----------   -----------
          TOTAL OF GOVERNMENT SECURITIES - UNLISTED                                    251,928        24,971
                                                                                   -----------   -----------
          TOTAL INVESTMENTS IN GOVERNMENT SECURITIES                                   435,590     1,886,351
                                                                                   ===========   ===========

          INVESTMENTS IN LISTED PRIVATE SECURITIES

          OTHER DEBT SECURITIES

          Fideicomiso Financiero Pegasus Clase "B"                                        2,537              -
          Origenes Vivienda S.A                                                           2,348          8,331
          Banco Hipotecario Nacional S.A                                                    798          2,222
          Multicanal S.A                                                                     85          2,581
          Sideco Americana S.A                                                               64          1,354
          Empresa Distribuidora de Electricidad de Mendoza S.A                                -         15,680
          Distribuidora de Gas del Centro S.A                                                 -          2,360
          Other                                                                           1,977          6,485
                                                                                   ------------   ------------
               Subtotal Other Debt Securities                                             7,809         39,013
                                                                                   ------------   ------------

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                                           DECEMBER 31,
                                                                                   ---------------------------
                                 NAME OF SECURITY                                      2001           2000
          --------------------------------------------------------------           ------------   ------------
          EQUITY SECURITIES

          Superfondo Europa                                                               5,410          7,909
          Fideicomiso Financiero La Nacion                                                3,639              -
          Metrovias S.A                                                                   1,111          1,753
          Superfondo Inmobiliario                                                           790          1,196
          Quickfood S.A                                                                     676          1,432
          Superfondo Ahorro US$                                                               -          6,327
          Superfondo Ahorro $                                                               270          5,391
          Other                                                                             575          3,227
                                                                                   ------------   ------------
               Subtotal Equity Securities                                                12,471         27,235
                                                                                   ------------   ------------
               TOTAL INVESTMENTS IN LISTED PRIVATE SECURITIES                            20,280         66,248
                                                                                   ============   ============
               TOTAL GOVERNMENT AND PRIVATE SECURITIES                                  455,870      1,952,599
                                                                                   ============   ============

8.   LOANS

     Description of certain categories of loans on the accompanying Balance Sheets include:

     . Non financial public sector: loans to public sector, excluding public financial entities.

     . Financial sector: short-term loans to other banks and short-term loans from foreign branch to banks outside Argentina.

     . Private non financial sector and foreign residents: loans given to the private sector (excluding financial entities) and residents abroad from Argentina.

     . Overdraft: basically short-term loans to companies and overdraft lines of credit.

     .    With collateral security: loans secured by privileged guarantees.

     .    Credit cards: consists mainly of credit card loans.

     Under BCRA rules, the Bank must disclose the type of collateral pledged on loans to non-financial private sector and residents abroad. The classification of the loan portfolio in this regard is as follows:

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                                      DECEMBER 31,
                                                                              ---------------------------
                                                                                  2001         2000 (1)
                                                                              ------------   ------------
     Non financial public sector                                                 2,080,557      1,632,790
                                                                              ------------   ------------
     Financial sector                                                              136,419         84,698
                                                                              ------------   ------------
     Private non financial sector and foreign residents

     -    Commercial

          With Senior "A" guarantees and counter-guarantees                         67,418        147,768

          With Senior "B" guarantees and counter-guarantees                        164,702        390,599

          Without senior guarantees or counter-guarantees                        2,355,496      2,337,220

     -    Consumer

          With Senior "A" guarantees and counter-guarantees                          5,661          1,763

          With Senior "B" guarantees and counter-guarantees                      1,203,688      1,155,187

          Without senior guarantees or counter-guarantees                          870,657        861,770
                                                                              ------------   ------------
                                                                                 4,667,622      4,894,307
                                                                              ------------   ------------
     Subtotal Loans                                                              6,884,598      6,611,795
                                                                              ------------   ------------
          Less:  Allowance for loan losses                                        (225,193)      (236,810)
                                                                              ------------   ------------
     Total loans, net of allowances                                              6,659,405      6,374,985
                                                                              ============   ============

     Commercial loan: encompasses all financing facilities, other than those not reaching an amount equivalent to Argentine Pesos (Ps.) 200 thousand with or without senior guarantees.

     Consumer loan: encompasses all financing facilities related to consumption (whether personal, professional or family consumption, loans for purchasing of consumer goods and financing credit cards) or housing loans (for buying, building or refurbishing) and financing (credits and guarantees) of a commercial nature up to an amount equivalent to Ps. 200 thousand with or without senior guarantees.

     "With Senior "A" guarantees and counter-guarantees" consist mainly of cash guarantees, gold guarantees, warrants over primary products and other forms of collateral of self-liquidation.

     "With Senior "B" guarantees and counter-guarantees" consist, in general, of real estate mortgages and other forms of collateral pledged to secure the loan amount. The entire principal amount of loan is included under the heading "preferred guarantees" regardless of the current market value of the collateral.

     "Without Senior guarantees or counter-guarantees" consist, in general, of unsecured third-party guarantees.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     A classification of loans by status is a follows:

                                                                                  DECEMBER 31,
                                                            --------------------------------------------------------
                                                                      2001                         2000 (1)
                                                            --------------------------    --------------------------
                                                            COMMERCIAL       CONSUMER     COMMERCIAL       CONSUMER
                                                            ----------     -----------    ----------      ----------
     Normal                                                  4,665,942       1,916,859     4,454,906       1,811,730
     Potential Risk/Inadequate compliance                       33,594         102,023        19,133         101,100
     With Problems/Deficient compliance                         12,872          29,296        14,255          38,179
     High risk of insolvency                                    82,239          29,327        86,824          24,778
     Irrecoverable                                               1,018           2,501        16,586          42,945
     Irrecoverable under Central Bank standards                  8,927               -         1,359               -
                                                            ----------     -----------    ----------      ----------
                                                             4,804,592       2,080,006     4,593,063       2,018,732

     Less: Allowances                                         (183,124)        (42,069)     (165,005)        (71,805)
                                                            ----------     -----------    ----------      ----------
     Total loans, net of allowances                          4,621,468       2,037,937     4,428,058       1,946,927
                                                            ==========     ===========    ==========      ==========

     A breakdown of total loans by geographic location of the borrowers is as follows:

                                                                                      DECEMBER 31,
                                                                              ---------------------------
                                                                                  2001         2000 (1)
                                                                              ------------   ------------
     Argentina                                                                   6,095,160      6,301,176
     United States of America                                                      661,270        183,513
     Brazil                                                                              -         18,647
                                                                              ------------   ------------
                                                                                 6,756,430      6,503,336

     Accrued interest and price differences receivable                             128,168        108,459
     Less:  Allowances                                                            (225,193)      (236,810)
                                                                              ------------   ------------
     Total loans, net of allowances                                              6,659,405      6,374,985
                                                                              ============   ============

     A breakdown of total loans by sector activity classified according to the principal business of the borrowers is as follows:

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                                      DECEMBER 31,
                                                                              ---------------------------
                                                                                  2001         2000 (1)
                                                                              ------------   ------------
     Services                                                                    2,575,718      2,159,643
     Finance                                                                       701,048        430,171
     Construction Industry                                                         358,164        443,155
     Other Manufacturing Industries                                                240,211        395,402
     Retail Merchants                                                              381,561        341,559
     Wholesale Merchants                                                           189,052        357,131
     Primary Production                                                            250,333        275,195
     Base Metal Industries                                                          26,580         63,806
     Consumer                                                                    1,478,112      1,308,148
     Foodstuffs                                                                    114,731        179,736
     Chemical Products                                                              52,313         91,991
     Petroleum and Coal Products                                                   111,813         58,824
     Electric, Gas, Water and Health Services                                       32,037        132,605
     Textiles                                                                       32,731         43,406
     Other                                                                         340,194        331,023
                                                                              ------------   ------------
                                                                                 6,884,598      6,611,795

     Less:  Allowances                                                            (225,193)      (236,810)
                                                                              ------------   ------------
     Total loans, net of allowances                                              6,659,405      6,374,985
                                                                              ============   ============

     During 2001 and 2000, the Bank had loans to certain companies related to executive officers and directors of the Bank and its subsidiaries. Loans outstanding to these companies as of December 31, 2001 and 2000 totaled 190,696 and 15,970, respectively. It is the Bank's policy that such loans are made in the ordinary course of business at normal credit terms, including interest rate and collateral requirements.

     The detail of the above mentioned loans is as follows:

                                                                                      DECEMBER 31,
                                                                              ---------------------------
                                                                                  2001         2000 (1)
                                                                              ------------   ------------
     Origenes Vivienda y Consumo Cia. Financiera S.A. (former Origenes
      Vivienda S.A.)                                                                98,347         12,462
     Caminos de las Sierras S.A                                                     92,290              -
     Rio Compania de Seguros S.A                                                        59              -
     Prestamos de Consumo S.A                                                            -          3,508
                                                                              ------------   ------------
                                                                                   190,696         15,970
                                                                              ============   ============

     (1)  See note 3.1.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

9.   CREDIT ASSISTANCE

     a)   CREDIT ASSISTANCE TO THE NON-FINANCIAL PUBLIC SECTOR

          As a consequence of the enactment of the Law on Public Emergency and Exchange System Reform and the suspension in payment of the public debt, the fulfillment of such obligations is conditioned by the Federal Treasury's lack of resources and the continuance of the fiscal deficit of municipal, provincial and federal public accounts, which inevitably resulted in significant public indebtness. Consequently, the Ministry of Economy has been empowered to enter into negotiations and adopt any necessary measures to restructure the debt of the Federal Government.

          In this respect, on February 27, 2002, the Federal Government and the provinces signed the Agreement on Financial Relations and bases for a Federal Tax Revenue-Sharing system whereby, among other provisions, the Federal Government is entrusted by provincial governments with the duty to renegotiate provincial public debts, which may be restructured under the same terms and conditions as the federal public debt.

          On March 6, 2002, Decree No. 471/02 defined the treatment applicable pursuant to Law No. 25,561 and Decree No. 214/02 to the debt originally stipulated in US dollars or any other foreign currency by the municipal, provincial and federal public sector such obligations are subject to Argentine law.

          As of December 31, 2001, the Bank and its subsidiaries carries the following receivables from the public sector:

          . Municipal, provincial and federal public bonds in the amount of 435,590. The detail of such portfolio is disclosed in note 7.

          . Credit assistance to the municipal, provincial and federal public sector for 2,080,866, whose origin may be classified as follows:

                                                                                                     AMOUNT AS OF
                                                 ITEM                                                 12-31-2001
             --------------------------------------------------------------------------------        ------------
             .   Guaranteed loans - Decree No. 1387/01 - (net of discounts) (1)                         1,597,903
             .   Other loans to the federal public sector (Provincial Development Trust Fund)             388,889
             .   Loans to the provincial public sector and its decentralized entities:
                  Province of Santa Fe                                                                     28,500
                 Housing Institute of the Province of Misiones                                              4,857
                 Roadworks Administration of the Province of Chubut                                         1,780
             .   Loans to the municipal public sector and its decentralized entities:
                 Municipality of Lujan de Cuyo - Province of Mendoza                                        1,129
                 Municipality of Godoy Cruz - Province of Mendoza                                             167
             .   Loans to other entities of the public sector:
                 Yacireta Binational Entity                                                                22,272
                 National Institute for Retirees and Pensioners                                             5,500
                 All other credit assistance to the public sector                                          29,869
                                                                                                     ------------
                 Total (2)                                                                              2,080,866
                                                                                                     ============

          (1) Includes 586,367 in loans guaranteed to the provincial public sector presented for the debt swap established under Decree No. 1387/01, (See note 4.c).
          (2) Includes 309 in other guarantees given to the federal public sector recorded under "Memorandum accounts - credit balances-contingencies".

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

          The BCRA rules related to minimum loan loss reserves do not require setting up any reserve for the credit assistance provided to this sector (See note 30.6.c)). To the date of issuance of these consolidated financial statements, it is not possible to determine the future effects that the continuance of the economic crisis may have on the recoverability of the book value of such financing.

     b)   CREDIT ASSISTANCE TO THE NON-FINANCIAL PRIVATE SECTOR DEBTORS

          The effects derived from the crisis Argentina is undergoing and the difficulties in the chain of payments have had a negative effect on financial assistance to borrowers in the Bank's consumer and business credit portfolios. This gave rise to an increasing impairment, compounded with a highly uncertain context that makes it difficult to establish objective criteria to agree on refinancing terms for such loans.

          Communique "A" 3418 of the BCRA of January 3, 2002, provided, for the purposes of classifying debtors in December 2001 and January 2002, to increase by 31 days the delinquency-in-payment term for rating levels 1 (performing normally) and 2 (potential risk / deficient compliance) both for the commercial and consumer portfolios.

          Considering that the basic criteria for measuring the uncollectibility risk is the ability to pay the debt or any future obligation, focusing on the cash flow analysis, the current situation does not allow objective determination of such uncollectibility risk.

          Law No. 25,563 of February 14, 2002, declared a credit and production emergency until December 10, 2003, as a result of the Argentine crisis. Such legislation amends the Bankruptcy Law and related rules; the amendments are mainly intended to provide debtors the possibility of rescheduling their debts towards the financial system, and establishes a 180-day suspension for all court and out-of-court enforced collections and foreclosures, including on mortgages and pledges.

          As of December 31, 2001, the Bank and its subsidiaries carried the following receivables from the non-financial private sector:

                  .   Business portfolio financing                   3,273,308
                  .   Consumer portfolio financing                   2,410,106
                  .   Debt securities (1)                               11,114
                      (loan loss reserves)                            (233,710)
                                                                     ---------
                      TOTAL (2)                                      5,460,818
                                                                     =========

          (1) Relates to debt securities included in financial statements as "Private and Government Securities - Investment in listed private securities". As of December 31, 2001, the Bank had not recorded any allowance for impairment in value / uncollectibility of such securities.
          (2) Includes: Loans to the private non financial sector and foreign residents (before allowances), Other receivables form financial transactions - Unlisted corporate bonds, Other included in Debtor Rating Standards and Accrued interest receivable included in debtor rating standards, Assets covered by financing leases (before allowances); Other receivables - from sale of assets, Memorandum accounts - Contingency accounts, Credit balances - agreed-upon credits (unused balances) included in Debtor Rating Standards, Other guarantees given included in Debtor Rating Standards and Other included in Debtor Rating Standards.

     The eventual recovery of financing granted depends on the future evolution of the Argentine economy and the effects derived from the abovementioned restructuring. To the date of issuance of these consolidated financial statements, it is not possible to determine the future effects that the continuance of the economic crisis may have on the recoverability of the book value of such financing.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

10.  ALLOWANCE FOR LOAN LOSSES AND RISK OF IMPAIRMENT IN VALUE OF LOANS

     The movements in the allowance for loan losses for the fiscal years ended December 31, 2001, 2000 and 1999 are as follows:

                                                                         DECEMBER 31,
                                                     ----------------------------------------------
                                                         2001             2000             1999
                                                     -------------    -------------    ------------
     Net book value at beginning of fiscal year            236,810          168,112         173,300

     Increase in allowances (1)                       (*)  257,107     (*)  304,730     (*) 111,050

     Application of allowances (2)                        (268,724)        (231,673)       (115,905)

     Allowances restored to income (3)                           -           (4,359)           (333)
                                                     -------------    -------------    ------------
     Balance at end of fiscal year                         225,193          236,810         168,112
                                                     =============    =============    ============

     (1) As of December 31, 2000 the increase in allowances includes 167,080 and 214 in the year's beginning balances and the incollectibility charges, respectively, for the period 01/01/2000 through 06/30/2000 related to the former Banco Tornquist S.A.

     (2) As of December 31, 2000 applications includes 37,843 for the period 01/01/2000 through 06/30/2000 related to the former Banco Tornquist S.A.

     (3) As of December 31, 2000 allowances restored to income includes 2,669 for the period 01/01/2000 through 06/30/2000 related to the former Banco Tornquist S.A.

     (*) The differences in provisions, as set forth in this table and the Consolidated Statements of Income, represent direct charges to income.

     A portion of the Bank's loan portfolio is under court or other agreements to satisfy the debt on a different basis from the original loan terms. The Bank eliminates any differences between principal amount and accrued interest due under the original loan and the new loan amount through an increase in the allowance for loan losses. Loans under such agreements totals 70,947 and 153,554 as of December 31, 2001 and 2000, respectively.

11.  OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS

     Certain of the other receivables from financial transactions are enhanced by credit support from governmental agencies or other financial institutions. Therefore, other receivables from financial transactions as of December 31, 2001 and 2000 are classified as follows:

                                                                          DECEMBER 31,
                                                                  ---------------------------
                                                                      2001            2000
                                                                  ------------    -----------
     With senior guarantees or counter-guarantees                            -      1,107,475
     Without senior guarantees or counter-guarantees                   889,092      3,239,583
                                                                  ------------    -----------
                                                                       889,092      4,347,058
                                                                  ============    ===========

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     The Bank and its subsidiaries enter into spot and forward transactions in government securities and foreign currencies. They recognize the cash and security or currency amount to be exchanged in the future as a receivable and payable at the initial transaction date. The assets and liabilities related to such transactions are as follows:

                                                                                      DECEMBER 31,
                                                                               --------------------------
                                                                                  2001           2000
                                                                               -----------    -----------
     Spot and forward purchases of foreign currency pending settlement             124,269        599,946
     Payables on spot and forward purchases of foreign currency pending
      settlement                                                                   129,570        622,955
     Forward purchases of securities under repurchase agreements                         -        591,692
     Payables on forward purchases of securities under repurchase agreements             -        506,299
     Receivables on spot and forward sales of foreign currency pending
      settlement                                                                   327,404      1,536,054
     Spot and forward sales of foreign currency pending settlement                 327,442      1,538,790
     Receivables on repurchase agreements of government securities and
      certificates of deposit                                                            -        554,384
     Forward sales of government securities under repurchase agreements and
      certificates of deposit                                                            -        553,896
     Spot sales of government and private securities pending settlement                 22        141,051
     Receivables on spot sales of government and private securities pending
      settlement                                                                    11,319        141,011
     Spot purchases of government and private securities pending settlement              -        140,638
     Payables on spot purchases of government and private securities pending
      settlement                                                                    11,289        139,962

     These instruments consist of foreign currency spot and forward purchase and sale contracts and spot and forward purchases and sales of securities, whose valuation method is disclosed in note 4.g).

     The fair value of these instruments held during the years ended December 31, 2001 and 2000 was:

                                          DECEMBER 31, 2001                DECEMBER 31, 2000
                                     ---------------------------     --------------------------
                                      AVERAGE        END-OF-YEAR      AVERAGE       END-OF-YEAR
                                     FAIR VALUE      FAIR VALUE      FAIR VALUE     FAIR VALUE
                                     ----------      -----------     ----------     -----------
                ASSETS                  684,015          124,269      1,131,337       1,332,276

                LIABILITIES           1,327,285          327,464      2,258,316       2,233,737

     Premiums on these instruments have been included in the Financial Income and Financial Expense captions of the Consolidated Statement of Income of each year.

12.  INVESTMENTS IN OTHER COMPANIES

     The following table provides information with respect to the main equity ownership of the Bank and its subsidiaries in other companies and other information about such companies as of the close of the fiscal year indicated for each such company:

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                BOOK VALUE
                                             ----------------                      LAST PUBLISHED
                                     %         DECEMBER 31,                         STOCKHOLDERS'    FISCAL
                                   SHARES    ----------------        PRINCIPAL         EQUITY       YEAR-END/
               COMPANY             OWNED      2001      2000         ACTIVITY      (IN THOUSANDS)   PERIOD-END
     ---------------------------   ------    ------    ------        ----------    --------------   ----------
     Bladex S.A.                         (1)    989       998         Banking       US$   699,204     12-31-00
     Banelco S.A.                   20.00%    3,674     3,412         Services      Ps.    18,369     09-30-01
     Visa Argentina S.A.             5.00%      645       924         Services      Ps.    15,534     05-31-01
     Interbanking S.A.              15.00%      753       753         Services      Ps.     5,640     12-31-00
     Mercado de Valores de                                           Securities
     Buenos Aires S.A.               0.94%    1,515     1,515          Market       Ps.   155,797     03-31-02
     Caminos de las Sierras S.A.    37.97%   37,753         -        Road works     Ps.   124,700     09-30-01
     Origenes Vivienda y Consumo
      Cia. Financiera S.A.
      (Former Origenes Vivienda
      S.A.)(2)                      12.50%    3,202     3,502         Services      Ps.    28,133     09-30-01
     Rio Cia. de Seguros S.A.       12.50%      818       818        Insurance      Ps.    10,351     09-30-01
     Prestamos de Consumo S.A.          -         -     1,832         Services      Ps.    14,661     12-31-00
     Other                               (3)  1,468     1,254                 (3)                (3)          (3)
                                             ------    ------
     Subtotal                                50,817    15,008

     Allowances                                (453)     (450)
                                             ------    ------
     Total                                   50,364    14,558
                                             ======    ======

     (1) The Bank and Santander Riobank (Grand Cayman) hold 47,386 Class "B" shares, no-par value, one vote per share and 7,812 preferred shares, par value US$10 per share, nonvoting.
     (2)  See note 2.2.
     (3)  Less than 5% held issuer's capital stock.

     As of December 31, 2001 and 2000, the balances of transactions with related companies are as follows:

                                      DECEMBER 31,
                                  --------------------
                                    2001        2000
                                  --------    --------

                Loans              190,696      15,970
                Deposits             1,595       2,215

13.  BANK PREMISES AND EQUIPMENT, OTHER ASSETS AND INTANGIBLE ASSETS

     The main categories of Bank's and its subsidiaries' premises and equipment and other assets and intangible assets at the end of each year are as follows:

                                                       DECEMBER 31,
                                                 ------------------------
        BANK PREMISES AND EQUIPMENT                 2001           2000
     ---------------------------------           ---------      ---------

     Land and buildings                            351,816        351,474
     Furniture and fixtures                         41,339         40,459
     Machinery and equipment                       115,784        117,169
     Automobiles                                     1,459          1,521
     Other                                          11,616         10,920
     Accumulated depreciation                     (199,610)      (173,712)
                                                 ---------      ---------
                                                   322,404        347,831
                                                 =========      =========

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                                         DECEMBER 31,
                                                                                   -----------------------
                                 OTHER ASSETS                                        2001           2000
     ---------------------------------------------------------------------         --------       --------
     Construction in progress                                                         2,100          2,764
     Advances against purchases of goods                                                476             95
     Works of art                                                                       398            398
     Stationery and supplies                                                            380            333
     Assets rented out                                                                4,052          4,053
     Other                                                                           17,710         14,973
     Accumulated depreciation                                                          (699)          (577)
                                                                                   --------       --------
                                                                                     24,417         22,039
                                                                                   ========       ========

                               INTANGIBLE ASSETS
     ---------------------------------------------------------------------
     Goodwill for the purchase of certain assets and liabilities of Banco
     Rio Tercero Cooperativo Limitado                                                   433            625

     Other Intangible assets (net of 99,981 and 77,362 of accumulated amortization as of December 31, 2001 and 2000, respectively):

     -    Administrative and systems reorganization done by third parties            31,861         32,464
     -    Improvements in third-party property and information systems
          investments made by third parties in local and foreign branches             3,434         13,577
                                                                                   --------       --------
                                                                                     35,728         46,666
                                                                                   ========       ========

     As of December 31, 2001 and 2000, the amortization expense on goodwill was 192 and 245, and amortization expense on other intangible assets was 33,746 and 36,040, respectively.

14.  OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS - CENTRAL BANK

     The Bank obtained funds under various credit facilities from the Central Bank for specific purposes as follows:

                                                                                      DECEMBER 31,
                                                                              ---------------------------
                                                                                  2001           2000
                                                                              ------------   ------------
     Short-term borrowings
           Other Central Bank liabilities                                              422          1,357
           Export financing                                                            105            104
                                                                              ------------   ------------
           Subtotal                                                                    527          1,461
                                                                              ------------   ------------
     Long-term debt
           Export financing                                                            105            211
                                                                              ------------   ------------
           Total                                                                       632          1,672
                                                                              ============   ============

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     Accrued interest on the above liabilities are 5 and 7 as of December 31, 2001 and 2000, respectively, and are included in "Central Bank of the Argentine Republic - Others" under the caption "Other liabilities from financial transactions" in the accompanying balance sheets.

15. OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS - BANKS AND INTERNATIONAL ORGANIZATIONS AND FINANCING FROM FINANCIAL INSTITUTIONS

                                                                                      DECEMBER 31,
                                                                              ---------------------------
                                                                                  2001           2000
                                                                              ------------   ------------
     Short-term borrowings
           Funded lines of credit from foreign banks                               129,751        291,230
           Other loans from financial institutions                                 120,855        265,022
           Export Financing                                                        267,678        434,539
           Accrued interest                                                         12,080         12,931
                                                                              ------------   ------------
           Subtotal                                                                530,364      1,003,722
                                                                              ------------   ------------
     Long-term debt
           Funded lines of credit from foreign banks                                48,978              -
           Export financing                                                         87,465         62,007
           Other loans from financial institutions                                   7,692              -
           Accrued interest                                                          1,270          1,560
                                                                              ------------   ------------
           Subtotal                                                                145,405         63,567
                                                                              ------------   ------------
           Total                                                                   675,768      1,067,289
                                                                              ============   ============

     Accrued interest on the above liabilities are 13,350 and 14,491 as of December 31, 2001 and 2000, respectively, and are included in "Accrued interest and price differences payable" under the caption "Other liabilities from financial transactions" in the accompanying balance sheets.

     Long-term debt from financial institutions consists mainly of loans from foreign banks used to fund export activities in dollars with annual interest rates ranging from 6.05% to 11.82% as of December 31, 2001.

     Maturities of the above long-term debt are as follows as of December 31, 2001:

                             2003             69,280
                             2004             76,125

     Short-term borrowings from financial institutions have maturities of generally less than one year and primarily consist of borrowings banks term foreign and interbank placements with annual interest rates ranging from 2.75% to 12.90% in dollars as of December 31, 2001.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

16.  OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS - UNSUBORDINATED CORPORATE
     BONDS

     a)   CLASS IV CORPORATE BONDS

          As of December 31, 2001 and 2000, the Bank has outstanding issues of Corporate Bonds, authorized by the Regular General Stockholders' Meeting of September 15, 1992, according to the following detail:

                      DATE          FACE                    INTEREST
            CLASS    ISSUED         VALUE        MATURITY     RATE     AUTHORIZED BY CNV
            -----   --------   ---------------   --------   --------   -----------------
              IV    12-15-93   US$ 250,000,000   10 years      8.75%       12-03-93

          The principal amount and interest accrued, biannual payed, of these bonds as of December 31, 2001 and 2000, net of discounts, totaled 250,896 and 250,876, respectively, and in line with the provisions of Communique "A" 1907 of the BCRA was used to fund consumer and mortgage loans and to grant loans to companies established in Argentina for investment in physical assets, working capital or restructuring of liabilities, loans to financial institutions and for the purchase of government securities. As of such dates, the principal amount of these bonds is recorded under "Other liabilities from financial transactions
          - Unsubordinated corporate bonds"

          On October 18, 1994, the Board of Directors determined the issuance conditions of the Second Series Class V Corporate Bonds in the amount of US$50 million. These corporate bonds have not as yet been issued.

     b)   GLOBAL CORPORATE BONDS PROGRAM

          . As of December 31, 2000, the Bank had the following outstanding Corporate Bonds: (a) three series of corporate bonds for US$200 million, US$100 million and US$30.80 million issued in June, August and December 2000, respectively, under the Global Bond Program for up to US$1 billion, (b) two series of corporate bonds for a total principal amount of US$137.5 million, each other, issued in June and October 2000, respectively, and two series of corporate bonds for a total of US$67.5 million, each other, issued in November 2000, under the Global Bond Program for a total amount of US$500 million.

               The principal amount and interest accrued of these corporate bonds as of December 31, 2000, net of discounts, amounted to 733,255 and was used, pursuant to Communique "A" 1907 of the BCRA to finance consumer and mortgage loans and to grant loans to companies established in Argentina for investment in physical assets, working capital or restructuring of liabilities, loans to financial institutions and for the purchase of government securities.

          . As of December 31, 2001, the Bank has outstanding certain classes of its Corporate Bonds Global Issuance Programs (Term Securities Programs) the maximum outstanding amounts of which are US$ 1 billion and US$ 500 million. All such programs were authorized by the respective Shareholders' Meetings and the CNV. The nominal amount effectively issued and outstanding is US$785 million; which breaks down as follows:

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                AMOUNT                              CNV'S                   DATE         FACE          INTEREST  MATURITY
            GLOBAL PROGRAM    SERIES            AUTHORIZATION              ISSUED        VALUE           RATE      DATE
          ------------------  ------   --------------------------------   --------  ----------------   --------  --------
          US$  1,000,000,000    1st               N DEG. 263                06-21-00  US$  200,000,000      (1)    06-20-02
          US$  1,000,000,000    2nd               N DEG. 263                08-25-00  US$  100,000,000      (2)    08-25-10
          US$  1,000,000,000    7th               N DEG. 263                08-31-01  US$   50,000,000      (3)    08-31-05
          US$    500,000,000   37th    N DEG. 107, 139, 194, 257 and 81     06-21-01  US$  150,000,000      (4)    03-07-02
          US$    500,000,000   38th    N DEG. 107, 139, 194, 257 and 81     08-24-01  US$   67,500,000      (5)    05-21-02
          US$    500,000,000   39th    N DEG. 107, 139, 194, 257 and 81     08-27-01  US$   67,500,000      (5)    05-24-02
          US$    500,000,000   40th    N DEG. 107, 139, 194, 257 and 81     09-19-01  US$  150,000,000      (6)    03-07-02

          (1)  Accrues interest at the 90-day LIBOR plus 1.65% per annum.
          (2)  Accrues interest at the 180-day LIBOR plus 2% per annum.
          (3)  Accrues interest at the 180-day LIBOR plus 2.5% per annum.
          (4)  A Class issued at a discount rate of 3.70% per annum.
          (5)  A Class issued at a discount rate of 3.46% per annum.
          (6)  A Class issued at a discount rate of 2.96% per annum.

          The principal and interest accrued of these liabilities as of December 31, 2001, net of discounts, totals 784,550, and was used to fund consumer and mortgage loans and to grant loans to companies established in Argentina for investment in physical assets, working capital or restructuring of liabilities, loans to financial institutions and for the purchase of government securities, in accordance with BCRA regulations effective at the time of issuance of such series of corporate bonds. The principal amount of these liabilities is recorded under "Other liabilities from financial transactions - Unsubordinated corporate bonds".

          Accrued interest on the corporate bonds is 4,161 as of December 31, 2001, and is included in "Accrued interest and price differences payable" under caption "Other liabilities from financial transactions" in the accompanying balance sheet.

          The maturities of the above liabilities (principal amounts and interest accrued) as of December 31, 2001 and each of the following years are as follows:

                         2002            635,521
                         2003            249,925
                         2005             50,000
                         2010            100,000
                                       ---------
                                       1,035,446
                                       =========

     c)   AUTHORIZATION OF NEW ISSUES OF CORPORATE BONDS

          On June 26, 1998, the Bank's Special Shareholders' Meeting approved, in compliance with the resolutions of the Regular Shareholders' Meeting held on December 13, 1996, that overall maximum amount for the issuance of corporate bonds be increased from US$ 500 million to US$ 1 billion which may be used for any of the following: (a) increase the amount of the Short-Term Securities Program from US$ 500 million to a maximum of US$ 900 million and (b) increase the amount of Medium-Term Securities Program to US$ 2 billion.

          The Regular General Shareholders' Meeting held on December 3, 1999, approved, among other things, the creation of a Medium-Term Global Program for the issuance and placement of unsecured corporate bonds not convertible into shares, for a maximum face value outstanding at any time of up to US$ 500 million; this program would not be offered publicly.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

          In addition, the Regular and Special General Shareholders' Meeting held on April 27, 2001, approved that the duration of the Short-term Corporate Bonds Global Program for a maximum face value outstanding at any time of up to US$ 500 million be extended for a further five years counted as from the approval of the CNV, which was granted on June 21, 2001, by Certificate No. 281.

          After December 31, 2001, i.e. subsequent to fiscal year-end, the Bank issued the fortieth, forty-second, and forty-third series of Corporate Bonds for a total amount of US$ 270 million, within the Short-term Corporate Bonds Global Issuance Program for an amount of US$ 500 million. Such issuance was approved by the Board of Directors it its meeting of March 6, 2002, in exercise of the powers delegated by the Special Shareholders' Meeting held on June 26, 1998. The principal obtained from these bonds, net of discounts was US$ 266.6 million. In addition, on April 11, 2002, the Bank issued the eighth series of Corporate Bonds for a total amount of ARS 26 million within the Short- and Medium-Term Corporate Bonds Global Issuance Program for a total amount of US$ 1 billion. Such issuance had been approved by the Board of Directors in its meeting of April 8, 2002, in exercise of the powers delegated by the Regular Shareholders' Meeting of December 3, 1999. The principal obtained from these bonds, net of discounts was ARS 24.1 million.

          The proceeds in principal of these placements was applied to grant consumer and mortgage loans and financing to companies located in Argentina for investment in property, plant and equipment, addition to working-capital, or debt refinancing, interbank loans and the acquisition of government securities, in accordance with BCRA regulations effective upon the issuance of these securities.

     Due to deteriorating liquidity position of the financial markets the Bank anticipates that it may not able to obtain the financing it needs during calendar 2002 to repay its foreign debt pursuant to its original terms. In addition, the Bank must obtain the Argentine Central Bank's approval to convert pesos into dollars and transfer funds abroad in order to make principal and interest payments on such debt

17.  BALANCES IN FOREIGN CURRENCY

     The balances of assets, liabilities and memorandum accounts denominated in currencies other than Argentine pesos are as follows:

                                                                             DECEMBER 31,
                                                                    ----------------------------
                                                                       2001              2000
                                                                    ----------        ----------
     Assets
          Cash and due from banks                                      986,234           878,045
          Government and private securities                            439,238         1,880,717
          Loans                                                      6,221,593         5,084,570
          Other receivables from financial transactions                497,947         2,691,150
          Assets covered by financing leases                            64,253            61,137
          Investments in other companies                                 1,502             1,502
          Other receivables                                             47,746            13,470
          Bank premises and equipment and other assets                     688               798
          Suspense items                                                   283             1,999
                                                                    ----------        ----------
                                                                     8,259,484        10,613,388
                                                                    ----------        ----------

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                             DECEMBER 31,
                                                                    ----------------------------
                                                                       2001              2000
                                                                    ----------        ----------
     Liabilities
          Deposits                                                   5,057,149         5,230,877
          Other liabilities from financial transactions              2,048,830         4,950,078
          Other liabilities                                             32,793             6,850
          Suspense items                                                 2,063             4,385
                                                                    ----------        ----------
                                                                     7,140,835        10,192,190
                                                                    ----------        ----------
     Consolidated net foreign currency position                      1,118,649           421,198
                                                                    ==========        ==========

     Memorandum accounts

        Debit Balances (Except contra accounts debit balances)
          Contingencies                                              3,733,317         2,636,313
          Control accounts                                           3,448,692         4,959,243
          Derivative accounts                                          267,220                 -
          Fiduciary accounts                                            31,088            24,248

        Credit Balances (Except contra accounts credit balances)

          Contingencies                                                556,432           283,587
          Control accounts                                             827,419         1,204,131
          Derivative accounts                                          107,953                 -

18.  TAXES

     a)   Income tax and tax on minimum presumed income

          The Bank and its subsidiaries determines the accounting charge for income tax by applying the current 35% tax rate to the estimated taxable income for the year, without taking into account the effect of temporary differences between book and taxable income. In addition, the Bank determines the tax on minimum presumed income by applying the rate of 1% on computable assets as of year-end. Law No. 25,063 provides in respect of institutions governed by the Financial Institutions law, that such institutions should take, as the taxable base for the purpose of tax on minimum presumed income, 20% of their taxable assets, after deducting those assets defined as non-computable. This tax is supplementary to income tax. The Bank's tax obligation in each tax year shall be the higher of these two taxes. However, should minimum presumed income tax be higher than income tax in any given tax year, such excess may be considered as a prepayment on account of any excess of income tax over tax on minimum presumed income that may arise in any of the ten subsequent tax years.

          In the year ended December 31, 2001, the Bank estimated an income tax net operating loss of about 110,700. The above net operating loss represents a contingent asset of about 39,000, calculated at the effective tax rate. In addition, the Bank determined a charge of 18,500 on account of tax on minimum presumed income, which was capitalized under the "Miscellaneous receivables" account. The net operating loss determined may be used to offset future taxable income through 2006. In every year that net operating loss are offset, the tax benefit (the effect of the effective rate on the net operating loss used) will be realized to the extent that income tax (net of the offsetting) equals or exceeds tax on minimum presumed income, but will be reduced by any excess of the latter over the former.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

          On the other hand, as of December 31,2001, an income tax charge 12,227 was determined by Banco Rio de la Plata S.A.'s subsidiaries and charged to the income of the year under the caption "Income tax".

          As of December 31, 2000, the Bank determined an income tax charge of 44,850, which exceeded tax on minimum presumed income and was charged to income for the year under "Income tax".

          As of December 31, 2001, and 2000, the tax on minimum presumed income credit balance was 34,947 and 24,930, respectively.

     b) Contribution to the Instituto de Servicios Sociales Bancarios (Banking Health Services Institute - ISSB)

          The contribution to the ISSB provided in Section 17, point (f) of Law No. 19,322 - originally 2% on interest and commissions charged by banks - was reduced to 1% as from July 1, 1996 through July 1, 1997; as from the latter date, the above mentioned contribution was repealed (Decrees No. 263, dated March 20, 1996 and No. 915, dated August 7,
          1996). In addition, by Decree No. 336/98 of March 26, 1998, the Federal Executive confirmed the total elimination of the Bank Employees' Social Security Institute and the establishment of a new institution (Argentine Bank Employees' Health Plan - OSBA), which is not a successor entity of such Institution.

          During 1997 and 1998, the Argentine Bank Association and the Argentine Bank Employees' Health Plan (OSBA) have made different filings with the court to declare the above mentioned decrees unconstitutional and restore the Bank's obligation to make contributions.

          Although, the Bank and Banco Santander S.A. of Argentina requested an injunction. In this regard, the federal courts of original jurisdiction Nos. 4 and 6, through judgements Nos. 5918 and 208 of December 15, 1998, sustained the actions started and declared the validity of Decree No. 336/98 and thus, the OSBA is not a successor entity of the Bank Employees' Social Security Institute and that the OSBA cannot make any claim from Banco Rio de la Plata S.A. as from July 1, 1997, for the payment of the contribution established in point
          (f) of Section No. 17 of Law No. 19,322.

          According to the Bank's management and legal counsel, there are grounds to consider that the above mentioned contribution has been eliminated and, therefore, all the requirements derived from the Decrees mentioned above have been met. Consequently, no accrual has been set up to cover the possible contributions that could be claimed.

19.  STOCKHOLDERS' EQUITY AND RESTRICTIONS ON EARNINGS DISTRIBUTIONS

     As of December 31, 2001, capital stock totaling 346,742, fully registered with the Public Register of Commerce and authorized for Public Offer, was made up as follows:

                                 VOTES PER      FACE    ISSUED AND
        CLASS       NUMBER         SHARE       VALUE    OUTSTANDING    PAID-IN
     ----------   -----------    ---------     -----    -----------    --------

     Common "A"   142,750,099        5          1.00         142,750    142,750
     Common "B"   203,991,566        1          1.00         203,992    203,992
                  -----------                           ------------   --------
                  346,741,665                                346,742    346,742
                  ===========                           ============   ========

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     The Adjustments to Stockholders' Equity account in the Statements of Changes in Stockholders' Equity represents:

     .    the balance of the 1981 appraisal revaluation of fixed assets,
     . the adjustment required to restate the "Capital Stock" and the "Adjustments to Stockholders' Equity" accounts as explained in note 3.3.,
     . the incorporation of adjustments to stockholders' equity upon the merger with Banco Tornquist S.A., in accordance with resolution April 28, 2000, Stockholders' Meeting.

     The composition of Adjustments to Stockholders' Equity is as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2001      2000
                                                              --------  --------
     Net worth Adjustment Fund-Appraisal revaluation reserve    44,705    44,705

     Adjustment to capital                                      79,345    79,345
                                                              --------  --------
                                                               124,050   124,050
                                                              ========  ========

     This balance together with the total legal reserve and earnings reserved-other of 335,072 and 85,920, respectively, are not available for payment of dividends.

20.  MINIMUM CAPITAL REQUIREMENTS

     Under Central Bank regulations, the Bank is required to have a minimum computable net worth equal to the amount resulting from the sum of a percentage of the risk value of assets. The required minimum capital requirements and the Bank's computable net worth calculated under Central Bank regulations as reported by the Bank are as follows:

                                                REGULATED COMPUTABLE     EXCESS OVER THE
                              MINIMUM         NET WORTH UNDER CENTRAL    MINIMUM CAPITAL
                         CAPITAL REQUIRED          BANK STANDARDS           REQUIRED
                        ------------------    -----------------------    ---------------
     December 31, 2001             859,169                  1,001,101            141,932
     December 31, 2000             939,388                  1,281,449            342,061

     As a consequence of recent events mentioned in note 1, to date it is impossible to provide any assurance as to the permanence of current legislation, rules and regulations or to foresee the requirements that the regulatory body could possibly impose in the event of the Bank failing to comply with the new regulatory frameworks.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

21. COMPLIANCE WITH THE REQUIREMENTS TO ACT AS AGENT IN THE OVER-THE-COUNTER MARKET

     As required under Resolution 368/01 of the CNV, the Bank's equity as of December 31, 2001 and 2000, exceeds the minimum stockholders' equity required under this resolution to act as agent in the over-the-counter market.

     As a consequence of recent events mentioned in note 1, to date it is impossible to provide any assurance as to the permanence of current legislation, rules and regulations or to foresee the requirements that the regulatory body could possibly impose in the event of the Bank failing to comply with the new regulatory frameworks.

22.  BANK DEPOSIT GUARANTEE INSURANCE SYSTEM AND BANK LIQUIDITY FUND

     a)   BANK DEPOSIT GUARANTEE INSURANCE SYSTEM

          Law N DEG. 24,485, published on April 18, 1995, and Decree N DEG. 540/95, of the same date provided for the creation of a Bank Deposit Guarantee Insurance System, characterized as being limited, mandatory, and for value. This system was designed to provide further coverage for risks inherent in bank deposits, as a subsidiary and complementary protection to that afforded by the system of bank deposit privileges and protection created by the Financial Institutions Law.

          This law provided for the creation of a company named "Seguros de Depositos Sociedad Anonima" (SEDESA, Deposit Insurance, Corporation) for the exclusive purpose of managing the Deposits Guarantee Fund. As required by the amendments made by Decree 1292/96, the shareholders of the newly created company are the BCRA (with a minimum of one share) and the trustees appointed in the trust agreement made by financial institutions in such individual proportions as determined by the BCRA in terms of their respective contributions to the Deposits Guarantee Fund.

          The current guarantee of deposit system does not include deposits made by other financial institutions (this includes certificates of deposit acquired in the secondary market), deposits made by individuals related to the bank either directly or indirectly, certificates of deposit in securities, acceptances or guarantees and, lastly, deposits made after July 1, 1995 and through September 17, 1998 at a rate two or more percentage points per annum above that offered by the Banco de la Nacion Argentina for equivalent terms and, since the latter date, at a rate two or more percentage points per annum above the rolling average for the last five days of deposit rates for an equivalent term as found by the survey conducted by the BCRA. Communique "A" 2399 of the BCRA of December 15, 1995 extended the stated grounds for exclusion from the system to include negotiable certificates of deposits acquired by endorsement and deposits obtained through systems offering other incentives in addition to agreed-upon interest rates.

          The above trust was created in August, 1995. As of December 31, 2001, the Bank has a 10.1132% interest in it.

          Communique "A" 2337 of the BCRA, issued on May 19, 1995, notified financial institutions that the rules relating to the application of the guarantee system had been approved and put into effect as from April 18, 1995.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

          The Federal Executive, by Decree No 1127/98 dated September 24, 1998, increased the reimbursement guaranty provided by Decree 540/95 to the amount of 30, regardless of the term for which the deposit is made. Deposit for amounts exceeding 30 are also covered by the guaranty system but only up to such amount. The BCRA may decide to change the amount covered by the guaranty system at any time and proveded it shall be applied to all system participants, on the basis of the developments in the Argentine financial system consolidation process and any other indicators the BCRA may consider appropriate.

          On January 21, 2000, the BCRA issued Communique "A" 3064 that set the normal contribution to the deposit guarantee insurance system at 0.015% effective as from the contributions due for January 2000, subject to the banks executing with SEDESA agreements for loans earmarked for the Deposit Guarantee Fund in the conditions provided in such Communique. Subsequently, through Communique "A" 3153 of August 24, 2000, the BCRA abrogated, as from the contributions related to September 2000, the requirement to execute loan agreements with SEDESA. However, previous loan agreements will remain in effect under originally agreed-upon terms and conditions until their respective repayments. On November 9, 2001, through Communique "A" 3358, the BCRA decided to set the regular contribution to the deposits guaranty fund at 0.03%, effective for contributions due in December 2001.

          As of December 31, 2001 and 2000, the Bank has granted loans to SEDESA amounting to 7,715, which are booked under the account "Other receivables from financial transactions - Other receivables not included in Debtor Rating Standards".

     b)   BANK LIQUIDITY FUND

          On December 26, 2001, Decree No. 32/01 provided for the creation of the Bank Liquidity Fund in order to inject liquidity into the banking system, according to the scope established therein. Such Fund will be managed by SEDESA, which will act as trustee.

          Financial institutions authorized to operate in Argentina shall contribute to such fund through subscribing class "A" Participation Certificates for an amount equivalent to 5% of the average daily balances of deposits made by the non-financial private sector in each bank as of November 2001, as determined by the BCRA. Such contribution may be increased by up to 50%.

          On March 15, 2002, through Communique "A" 3513, the BCRA decided to set the regular contribution to the Bank Liquidity Fund at 3.5%. To date, the Bank has contributed 242,148. In addition, such Communique established that financial institutions may deduct to contribution to the fund from the minimum cash requirement.

23.  EMPLOYEE BENEFIT PLANS

     The Bank is obligated to pay employer contributions to the National Pension Plan System determined on the basis of the total monthly payroll. On the other hand, the Bank does not maintain pension plans, other postretirement benefit plans or stock based compensation plans for its personnel.

     These expenses totaled 18,595, 11,764 and 13,150, for the fiscal years ended December 31, 2001, 2000 and 1999, respectively, and are included in the "Operating Expenses - Personnel Expenses" account in the Consolidated Statement of Income.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

24.  CONSOLIDATED STATEMENTS OF INCOME AND BALANCE SHEETS

     The presentation of financial statements according to the Central Bank rules differs significantly from the format required by the United States Securities and Exchange Commission under Regulation S-X (Article 9). The following financial statements have been restated through August 31, 1995 by applying conversion factors derived from the price index, as explained in note 3.3., and are presented in accordance with general accepted accounting principles of the Central Bank of the Argentine Republic. The Consolidated Statement of Income presented below discloses the categories required by Article 9:

                                                                                                  DECEMBER 31,
                                                                                    ----------------------------------------
                                                                                       2001           2000           1999
                                                                                    ----------     ----------     ----------
    CONSOLIDATED STATEMENT OF INCOME

    INTEREST INCOME:

    Interest and fees on loans                                                         988,037        928,607        792,919
    Dividends on investment securities                                                      64            198             71
    Interest on interest-bearing deposits with other banks                              27,520         42,112         28,380
    Interest on other receivables from financial transactions                           15,591         21,462         72,264
    Interest on securities and foreign exchange purchased under
     resale agreements                                                                  13,130         47,304         35,620
    Government securities and other trading gains, net                                  16,030        220,179        113,337
    Foreign exchange gains, net                                                         91,580         69,209         18,462
    Other interest income                                                               16,360         14,081          7,617
                                                                                    ----------     ----------     ----------
          Total interest income                                                      1,168,312      1,343,152      1,068,670
                                                                                    ----------     ----------     ----------
    INTEREST EXPENSE:

    Interest on deposits                                                               461,972        389,982        287,752
    Interest on short-term borrowings                                                   97,990        121,194         99,964
    Interest on long-term debt                                                          82,606        105,358         86,942
    Other interest expense                                                              20,595         24,746         30,144
                                                                                    ----------     ----------     ----------
          Total interest expense                                                       663,163        641,280        504,802
                                                                                    ----------     ----------     ----------
          Net interest income                                                          505,149        701,872        563,868
                                                                                    ----------     ----------     ----------
    Provision for loan losses, net of allowances restored to income                    264,148        140,295        110,494
                                                                                    ----------     ----------     ----------
    Net interest income after provision for loan losses                                241,001        561,577        453,374
                                                                                    ----------     ----------     ----------
    NON-INTEREST INCOME:

    Service charges on deposit accounts                                                125,252        112,722         97,676
    Credit card service charges and fees                                                53,420         68,891         57,803
    Commissions for administration of pension funds                                        791          1,179          1,456
    Other commissions                                                                  183,540        119,160         97,126
    Foreign currency exchange trading income                                             7,817          6,443          6,766
    Income from equity in other companies                                                    -          2,310          6,646
    Other                                                                               51,599         43,669         26,436
                                                                                    ----------     ----------     ----------
          Total non-interest income                                                    422,419        354,374        293,909
                                                                                    ----------     ----------     ----------

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                                                   DECEMBER 31,
                                                                                      --------------------------------------
                                                                                        2001           2000           1999
                                                                                      --------       --------       --------
    NON-INTEREST EXPENSE:

    Commissions                                                                         43,789         37,880         32,445
    Salaries and payroll taxes                                                         234,863        219,973        202,655
    Outside consultants and services                                                    65,188         67,875         57,916
    Depreciation of bank premises and equipment                                         36,010         32,781         29,009
    Personnel services                                                                  11,329         11,031          7,934
    Rent                                                                                22,424         21,469         19,591
    Stationery and supplies                                                              5,315          5,842          5,973
    Electric power and communications                                                   16,039         18,213         25,293
    Advertising and publicity                                                           19,531         20,155         14,495
    Taxes                                                                               31,316         25,943         24,504
    Contribution to Guarantee of Deposits Fund                                          12,926         10,924         18,414
    Management fee                                                                           -         28,069         17,047
    Insurance                                                                            1,371          1,318            767
    Security services                                                                   11,806         13,291         11,830
    Maintenance, conservation and repair expenses                                       12,887         13,163          5,547
    Amortization of organization and development expenses                               33,745         36,040         37,266
    Loss on transactions with bank premises and equipment and
     other assets, net                                                                   9,710          4,421          4,373
    Loss from equity in other companies                                                  7,572              -              -
    Provision for losses on other receivables and other allowances                      23,886         19,872         12,486
    Other                                                                               59,862         63,866         58,920
                                                                                      --------       --------       --------
          Total non-interest expense                                                   659,569        652,126        586,465
                                                                                      --------       --------       --------

    Minority interests income from subsidiaries                                         (1,832)        (1,523)           (18)
                                                                                      --------       --------       --------
    Income before income tax                                                             2,019        262,302        160,800
    Income tax                                                                         (12,227)       (54,709)       (41,632)
                                                                                      --------       --------       --------
      Net income                                                                       (10,208)       207,593        119,168
                                                                                      ========       ========       ========
    Dividends per share (*)                                                                  -           0.18           0.11
    Earnings per common share (**)                                                       (0.03)          0.61           0.36

     (*) As of December 31, 2001 and 2000, dividends per share of common stock has been calculated on the basis of 346,741,665 outstanding shares. The Special Stockholders' Meeting of April 28, 2000, approved the increase of the capital stock to 346,741,665, represented by 11,473,990 class "B" shares. As of December 31, 1999, dividends per share of common stock has been calculated on the basis of 335,267,675 outstanding shares.

     (**) Earnings per share as of December 31, 2001, 2000 and 1999 has been calculated on the basis of 346,741,665, 341,004,670 and 335,267,675 average outstanding shares.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     Certain categories of income and expense maintained by the Bank have been presented in the Article 9 income statement in a manner which warrants further discussion as follows:

     . Government securities and other trading gains, net: the Bank actively trades its government securities portfolio and does not distinguish in its accounting records between interest and realized and unrealized gains and losses on such securities. This caption is included as a component of Interest income.

     . Foreign exchange gains, net: Foreign exchange gains, net primarily relate to the differences in exchange rates on the Bank's foreign currency denominated investments, loans and deposits. The foreign exchange gains, net are considered by management as an integral part of the generation of interest income and the incurrence of interest expense. The Bank does not maintain foreign exchange gains or losses in separate categories of interest-earning assets or interest-bearing liabilities and, therefore, since such gains or losses cannot be separately identified by type of activity, foreign exchange gains, net, is presented as a component of Interest income.

     . Provision for loan losses, net of allowances restored to income includes direct charge-offs plus the provision charged to the allowance for loan losses and for risk of impairment in value, less allowances reversed.

     Central Bank rules also require certain classifications of assets and liabilities which are different from those required by Article 9. The following balance sheets shows the Bank's balance sheets as of December 31, 2001 and 2000, as if the Bank followed the balance sheet disclosure requirements under Article 9.

      CONSOLIDATED BALANCE SHEET

                                                                               DECEMBER 31,
                                                                       ---------------------------
                                                                           2001          2000 (1)
                                                                       ------------     ----------
      ASSETS

      Cash and due from banks                                             1,212,453        334,695
      Interest-bearing deposits in other banks                              702,628        882,429
      Federal funds sold and repurchase agreements of
       governments securities and certificates of deposits                        -      1,146,076
      Trading account assets
      -   Government Securities                                             256,382        213,641
      -   Marketable Securities                                              22,257         68,228
      Other short-term investments                                          195,577         53,153
      Investment securities                                                 227,595      1,685,288
      Loans                                                               6,234,532      6,491,222
      Unearned discount                                                     (18,321)       (58,408)
      Accrued interest and price differences receivable                     112,020        114,551
      Allowances for loan losses                                           (225,193)      (236,810)
      Premises and equipment                                                346,821        369,870
      Due from customers on acceptance                                       93,719        112,233
      Checks drawn on the Bank and other banks                              294,627        379,100
      Collection items                                                      243,190        139,195
      Other assets                                                          423,068      1,135,342
                                                                       ------------     ----------
            Total assets                                                 10,121,355     12,829,805
                                                                       ============     ==========

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                               DECEMBER 31,
                                                                        -------------------------
                                                                           2001         2000 (1)
                                                                        ----------     ----------
     LIABILITIES AND STOCKHOLDERS' EQUITY

     Non-interest bearing deposits
     -   Checking                                                        1,202,960        477,018
     -   Other                                                             226,179         83,710
     Interest-bearing deposits
     -   Savings                                                         2,043,601      1,484,915
     -   Certificates of deposit                                         2,850,756      4,967,326
     Accrued interest and price differences payable                         46,879         52,645
     Short-term borrowings                                               1,153,915      1,421,896
     Accrued interest payable                                               12,304         13,423
     Bank acceptances outstanding                                           93,719        112,233
     Other liabilities                                                     293,935      1,708,514
     Long-term debt                                                        540,223        612,099
     Accrued interest payable                                                5,212          5,674
     Commitments and contingent liabilities                                 47,498         27,959
     Liabilities on checks drawn on the Bank and other banks               294,627        379,100
     Depositors of collection items                                        243,190        139,195
                                                                        ----------     ----------
             Total liabilities                                           9,054,998     11,485,707

     Minority interest in subsidiaries                                       4,889          4,450

     Common stock                                                          346,742        346,742
     Other stockholders' equity                                            714,726        992,906
                                                                        ----------     ----------
             Total stockholders' equity                                  1,061,468      1,339,648
                                                                        ----------     ----------
             Total liabilities, minority interest in subsidiaries and
             stockholders' equity                                       10,121,355     12,829,805
                                                                        ==========     ==========

     -   FEDERAL FUNDS SOLD AND REPURCHASE AGREEMENTS OF
          GOVERNMENT SECURITIES AND CERTIFICATES OF DEPOSITS

         Forward purchases of government securities under repurchase
          agreements                                                             -        591,692
         Receivables on repurchase agreements of government
          securities and certificates of deposits                                -        554,384
                                                                        ----------     ----------
                                                                                 -      1,146,076
                                                                        ==========     ==========

     -   TRADING ACCOUNT ASSETS

         .  Government securities

            Government securities - Listed                                  4,454        188,670
            Unlisted government securities                                251,928         24,971
                                                                        ----------     ----------
                                                                           256,382        213,641
                                                                        ==========     ==========

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2000 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                                     DECEMBER 31,
                                                                              ---------------------------
                                                                                  2001         2000 (1)
                                                                              ------------   ------------
          .    Marketable securities

               Shares                                                                1,900          6,003
               Corporate bonds                                                       7,810         39,013
               Mutual funds                                                          0,570         21,232
               Investments securities included in "Investments in other
                companies" net of 453 and 450 of allowances as of
                December 31, 2001 and 2000, respectively                             1,977          1,980
                                                                              ------------   ------------
                                                                                    22,257         68,228
                                                                              ============   ============

     -    INVESTMENT SECURITIES

          "Investments in other companies - Banking"                                 4,191            998
          Investment securities included in "Investments in other Companies"        44,196         11,580
          Government securities - Holdings in investment Accounts                  179,208      1,672,710
                                                                              ------------   ------------
                                                                                   227,595      1,685,288
                                                                              ============   ============

     -    LOANS

          Amount of principal, net of 620,620 and 125,567 as of
           December 31, 2001, and 2000, respectively, in interest
           bearing deposits in other banks                                       6,216,211      6,432,814
          Unearned discount                                                         18,321         58,408
                                                                              ------------   ------------
                                                                                 6,234,532      6,491,222
                                                                              ============   ============

     -    SHORT-TERM BORROWINGS

          Central Bank short - term borrowings                                         522          1,459
          Funded lines of credit from foreign banks and other loans
           from financial institutions included in "Banks and
           international organizations" (2)                                        518,091        990,791
          Unsubordinated Corporate Bonds                                           635,302        429,646
                                                                              ------------   ------------
                                                                                 1,153,915      1,421,896
                                                                              ============   ============

     -    LONG-TERM DEBT

          Central Bank long - term debt                                                105            206
          Funded lines of credit from foreign banks included
           in "Banks and international organizations" (2)                          144,135         62,007
          Unsubordinated Corporate Bonds                                           395,983        549,886
                                                                              ------------   ------------
                                                                                   540,223        612,099
                                                                              ============   ============

                  BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

   (1)  See note 3.1.
   (2) As of December 31, 2001 and 2000, funded lines of credit from foreign banks end other loans from financial institutions includes financing granted by the SCH Group in the amount of 106,920 and 90,299, respectively.

25.  OPERATIONS BY GEOGRAPHICAL SEGMENT

     The principal financial information classified by country of office where transactions originate, is shown below:

                                                                        DECEMBER 31,
                                                        ------------------------------------------
                                                            2001          2000 (1)       1999 (1)
                                                        ------------    -----------     ----------
     TOTAL REVENUES
     Republic of Argentina                                 1,558,032      1,649,211      1,282,535
     Cayman Islands                                           36,695         58,597         81,030

     NET INCOME
     Republic of Argentina                                   (10,864)       198,592        101,788
     Cayman Islands                                              656          9,001         17,380

     TOTAL ASSETS
     Republic of Argentina                                 9,144,930     13,934,526     11,636,512
     Cayman Islands                                          798,361        417,838        604,872

     (1) See note 3.1.

26.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     a) In the normal course of business, the Bank enters into contractual agreements involving various types of off-balance-sheet financial instruments in order to meet the financing needs of clients, conduct trading activities, and manage its own exposures. These financial instruments generate commissions and fees. Credit risk represents the possibility that a loss may occur from the failure of another party to perform according to the terms of contract.

           A summary of the contractual or principal amounts of significant off-balance-sheet financial instruments, follows:

                                                                      DECEMBER 31,
                                                             ----------------------------
                                                                  2001           2000
                                                             --------------- ------------
           Guarantees given                                       105,076         137,367
           Liabilities on foreign trade transactions               93,719         112,233
           Credit lines granted                                   376,661         432,038
                                                             ------------    ------------
           Total                                                  575,456         681,638
                                                             ============    ============

                  BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

           Guarantees are commitments issued by the Bank to guarantee the performance of its clients to third parties and are accounted in memorandum accounts. The guarantees outstanding at December 31, 2001 and 2000, were written to support the financial performance of the Bank's clients. The credit risk arising from these commitments results from the potential need to satisfy, in whole or in part, the obligations of another party when certain specified future events occur. The possibility of credit risk in the Bank's operations is minimized by the fact that these guarantees are secured.

     b) The Bank accounts for checks drawn on other banks, as well as other items in process of collection, such as notes, bills and miscellaneous items, in memorandum accounts until such time as the related item clears or is accepted. In the opinion of management, no risk of loss exists on these clearing transactions. The amounts of clearing items in process are as follows:

                                                                     DECEMBER 31,
                                                             ---------------------------
                                                                 2001            2000
                                                             -----------     -----------
          Checks drawn on other banks pending clearing           294,627         379,100
          Collection items                                       243,190         139,195
                                                             -----------     -----------
              Total                                              537,817         518,295
                                                             ===========     ===========

     c)    Derivatives:

           FINANCIAL INSTRUMENTS

           The notional contractual amount of these instruments represents the volume of outstanding transactions and does not represent the potential gain or loss associated with the market or credit risk of such transactions. The market risk of derivatives arises from the potential changes in value due to fluctuations in market prices. The Bank generally reduces its exposure to market risk by entering into offsetting transactions. The credit risk of derivatives arises from the potential of a counterpart to default on its contractual obligations. The Bank attempts to limit its credit risk by dealing with creditworthy counterparties and obtaining collateral where appropriate.

           Options are purchased by the holder for a premium (up-front cash payment) that gives the right, but not the obligation to buy (call option) or sell (put option) an item at a specified price on or within a specified time. A detail of these instruments is as follows:

                                                                     DECEMBER 31,
                                                             ---------------------------
                                                                 2001            2000
                                                             -----------     -----------

           Call options purchased (**)                               363               -
           Put options purchased (**)                             43,682               -
           Call options sold (*)                                  11,519           7,794
           Put options sold (**)                                 100,000               -

           (*) Valued at market price as of December 31, 2001 and 2000, respectively.
           (**) Valued at their strike price as of December 31, 2001.

           Premiums on these instruments have been included in current income in the Financial Income and Financial Expense captions of the Consolidated Statement of Income. The term of these instruments is less than twelve-months.

                  BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

           On the other hand, on March 21, 2001, the Bank executed an interest-rate swap agreement with Deutsche Bank AG New York Branch, to cover the variable yield accrued by the First Series of Corporate Bonds, for an amount of US$200 million, issued by the Bank under Corporate Bond Issuance Global Program for a total amount of US$1 billion. In addition, on June 25, 2001, the Bank entered into two interest-rate swap agreements with the Standard Chartered Bank for a total amount of US$ 9,230,769 and US$ 13,943,917, so as to cover the variable rate payable on financing received from the Inter-American Investment Corporation; these swaps agreements expire on October 15, 2006, and November 15, 2004, respectively. Accordingly, this transaction is recorded under the account "Memorandum accounts - Derivative accounts - Other" in the amount of 223,175.

           VARIABLE - RATE CERTIFICATES OF DEPOSITS

           As of December 31, 2001 and 2000, the Bank became the obligor in connection with variable-rate certificates of deposit placed under the provisions of BCRA Communique "A" 2482 as supplemented and was assigned the respective hedging financial instrument agreements undertaken with the purpose of fully covering the impact on equity of the changes in the listed price of the financial assets on which such certificates are indexed. Most of such agreements were entered into with SCH Group member entities. The face value of such investments as of December 31, 2001 and 2000, amounts to 10,998 and 37,365 respectively and they are recorded under the "Deposits - Private nonfinancial sector and foreign residents - Investment Accounts".

           The variable consideration to be paid for the funds procured under this type of transaction amounted to 52 and 2,020 at each year-end, respectively, and are recorded under "Deposits - Private nonfinancial sector and foreign residents - Accrued interest and price differences payable"; such amounts were fully covered by the revenues, in the same amount, from the above mentioned hedging instruments. As of December 31, 2001 and 2000, the amount in such hedging instruments amounted to 3,566 and 7,794, respectively and were recorded as detailed below:

           a) As of December 31, 2001: for the account "Credit Memorandum Derivative Accounts - Notional Value of Call Options Sold" the balance was 3,566.

           b) As of December 31, 2000: for the account "Credit Memorandum Derivative Accounts - Notional Value of Call Options Sold" the balance is 7,794.

           As of December 31, 2001 and 2000, the premiums paid for such instruments amount to 1,880 and 3,616, respectively; such premiums were accrued over the effective term of the above mentioned certificates. At each year-end, the unaccrued portion of such premiums is 1,027 and 1,648 and is recorded under "Other receivables from financial transactions - Premiums on options purchased".

27.  FIDUCIARY ACTIVITIES

     Banco Rio de la Plata S.A. is the trustee for the trusts described below and in no case is the Bank liable with its own assets for the commitments undertaken in the performance of the trusts; such liabilities will only be serviced with and up to the sum of the trust corpus assets and the proceeds from such assets.

                  BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     a)   FINANCIAL TRUSTS

                                AMOUNT GLOBAL                  DATE         UNDERLYING      STOCKHOLDERS'    FISCAL YEAR/
           DESCRIPTION            PROGRAM          SERIES     ISSUED          ASSETS           EQUITY         PERIOD END
          --------------    --------------------   -------   ---------   ----------------   -------------   --------------
          PEGASUS           US$      300,000,000         B    07-17-97   Bontes 2002               20,804         12-31-01
                                                                         and Cash Flow
                                                                         Exchange

          INMOBILIARIO      US$      200,000,000       1st    11-28-96   Real Estate                  390         12-31-01
                                                                         Mortgage Loans

          EDIFICIO LA       US$       45,000,000       1st    08-10-00   Building under             8,592         12-31-01
          NACION                                                         constructi

     b)   OTHER TRUSTS

                                                                       AMOUNT OF THE
                                                                        UNDERLYING
                     DESCRIPTION            UNDERLYING ASSETS             ASSETS           KIND OF TRUST
          ---------------------------   --------------------------------------------------------------------
          CP II                         Penitentiary Complex                 102,230   Administration Trust

          CAMINOS DE LAS SIERRAS S.A.   Rights stemming from toll             92,290   Guaranty Trust
                                        collection

          BERSA                         Subordinate Debt Securities           18,046   Guaranty and
                                                                                       Safekeeping Trust

          CORREO ARGENTINO S.A.         Shares and rights                     99,000   Collection Rights
                                                                                       Assignment Trust

          SERVICIOS VIALES S.A.         Rights stemming from toll             30,000   Collection Rights
                                        collection                                     Assignment Trust

          CREDITO ACTUAL                Rights, shares and                    14,000   Guaranty Trust
                                        guarantees

28.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value, in accordance with Statement of Financial Accounting Standards N DEG. 107.

     For purpose of estimating the value of loans, other receivables from financial transactions and assets covered by financing leases, the Bank has primarily relied upon its historical assessment of the credit quality of its customers without risk adjusting such estimation for the risk solely attributable to the economic disruption currently being experienced in Argentina. Argentina's economy is currently suffering from a disruption in traditional systems of payment due to a severe shortage of liquidity in the marketplace. The shortage of cash and resulting scarcity of working capital has contributed to a severe contraction of customary trade credit which in turn has brought many commercial activities to a standstill. The disruption of the payment system has had a particularly significant impact on Argentina's cash-based informal economy and those who depend on it. The scarcity of liquidity in the financial system is likely to adversely affect our normal cash collections and the overall asset quality of our loan portfolio.

                  BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

          . Cash and due from banks, Government securities held for trading, Investments in listed private securities held for trading, Central Bank of the Argentine Republic (included in "Other receivables from financial transactions"), Other receivables from financial transactions - Other, Assets covered by financing leases and other assets.

               For these short-term instruments, the book value is a reasonable estimate of fair value.

          . Government securities held in investment accounts and securities and foreign exchange receivables on spot and forward purchases (included in "Other receivables from financial transactions").

               For these instruments the fair value has been estimated using the market value of the securities as of December 31, 2001 and 2000, respectively.

          .    Loans

               Market value has been estimated by discounting future cash flows at the interest rate in effect as of December 31, 2001 and 2000, respectively for each loan category.

          . Other receivables from financial transactions - Amounts receivables on spot and forward sales

               For these financial instruments, the present value was estimated considering the future liquidation value net of premiums unaccrued at each year-end.

          .    Long-term investments in other companies

               For these investments, which are primarily in unlisted investments, the fair market value has been estimated using the reported equity of the investee's latest financial statements multiplied by the Bank's ownership interest.

          .    Deposits - Checking, Saving and Other deposits

               The fair value has been estimated by considering the amount payable as of the date of the financial statements.

          .    Deposits - Certificates of deposits

               The fair value has been estimated by discounting future cash flows at the interest rates offered as of December 31, 2001 and 2000, respectively, for periods similar to the periods remaining through the maturity date.

               Under Communique "A" 3467 as amended by the BCRA, the return of deposits was rescheduled taking into account the currency, the type of account and the amount deposited. Such rescheduling was not considered in the fair value calculation, since all the conditions were not fully defined and it was still pending the depositors option to maintain reprogrammed term deposits or subscribe government securities.

          . Other liabilities from financial transactions - Central Bank of the Argentine Republic, Banks and international organizations and financing from local financial institutions, and Unsubordinated Corporate Bonds

               Fair value has been estimated by discounting future cash flows at the interest rate in effect as of December 31, 2001 and 2000, respectively, for each liability.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

          . Other liabilities from financial transactions - Securities and foreign currency payables on spot and forward sales

               For theses instruments the fair value has been estimated using the market value of the securities as of December 31, 2001 and 2000, respectively.

          . Other liabilities from financial transactions - Amounts payable on spot and forward purchases

               For these financial instruments, the present value was estimated considering the future liquidation value net of premiums unaccrued at each year-end.

          .    Other liabilities

               The book value is a reasonable estimate of fair value.

          .    Guarantees given

               The book value is a reasonable estimate of fair value.

          .    Call and Put Options purchased and Call and Put options sold

               For these instruments, the fair value has been estimated using the fair value of the options as of December 31, 2001 and 2000.

          The estimated fair values of the Bank's financial instruments are as follows:

                                                                      DECEMBER 31, 2001           DECEMBER 31, 2000
                                                                  -----------------------------------------------------
                                                                     BOOK          FAIR            BOOK         FAIR
                                                                     VALUE         VALUE         VALUE (1)      VALUE
                                                                  ----------    ----------      ----------   ----------
          FINANCIAL ASSETS
          Cash and due from banks                                  1,294,461     1,294,461       1,091,557    1,091,557
          Government securities held for trading                       4,454         4,454         188,670      188,670
          Government securities held in investment
           accounts (2)                                              179,208       145,296       1,672,710    1,651,647
          Investments in listed private securities held for
           trading                                                    20,280        20,280          66,248       66,248
          Unlisted Government Securities (2)                         251,928       215,475          24,971       24,971
          Loans (2)                                                6,659,405     4,949,797       6,374,985    5,627,751
          Other receivables from financial transactions:
          -    Central Bank of the Argentine Republic                117,521       117,521       1,107,475    1,107,475
          -    Amounts receivables on spot and forward
                sales                                                367,446       354,156       1,737,663    1,701,821
          -    Securities and foreign exchange
                receivables on spot and forward purchases            125,929       124,269       1,343,608    1,332,276
          -    Other                                                 278,196       278,196         158,312      158,312
          Assets  covered by financing leases                         64,253        64,253          61,137       61,137
                                                                  ----------    ----------      ----------   ----------
          Total Financial Assets                                   9,363,081     7,568,158      13,827,336   13,011,865
                                                                  ----------    ----------      ----------   ----------
          Other Assets

          Long-term investments in other companies                    50,364        50,364          14,558       14,558
          Other assets                                               529,846       529,846         496,119      496,119
                                                                  ----------    ----------      ----------   ----------
          Total Other Assets                                         580,210       580,210         510,677      510,677
                                                                  ----------    ----------      ----------   ----------

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                             DECEMBER 31, 2001              DECEMBER 31, 2000
                                                          -----------------------      --------------------------
                                                            BOOK          FAIR            BOOK           FAIR
                                                            VALUE         VALUE         VALUE (1)        VALUE
                                                          ---------     ---------       ---------      ----------
     FINANCIAL LIABILITIES
     Deposits
     .    Checking, savings and other deposits            3,474,478     3,474,478       2,048,468       2,048,527
     .    Certificates of deposits                        2,895,897     2,920,900       5,017,146       5,128,795
     Other liabilities from financial transactions:
     .    Central Bank of the Argentine Republic                632           639           1,672           1,662
     .    Banks and international organizations and
           financing from local financial institutions      675,768       682,269       1,067,289       1,069,454
     .    Unsubordinated Corporate Bonds                  1,035,446       979,513         984,131         901,988
     .    Amounts payable on spot and forward purchases     140,859       139,199       1,269,216       1,249,707
     .    Securities and foreign currency payables on
           spot and forward sales                           340,754       327,464       2,269,091       2,233,737
     .    Other                                             119,007       119,007         106,608         106,608
                                                          ---------     ---------      ----------      ----------
     Total Financial Liabilities                          8,682,841     8,643,469      12,763,621      12,970,772
                                                          ---------     ---------      ----------      ----------

     Other liabilities                                      194,093       194,093         230,294         230,294
                                                          ---------     ---------      ----------      ----------
     Total Other Liabilities                                194,093       194,093         230,294         230,294
                                                          ---------     ---------      ----------      ----------
     OTHER FINANCIAL INSTRUMENTS

     Guarantees given                                       105,076       105,076         137,367         137,367
     Call options purchased                                     363           363               -               -
     Put options purchased                                   43,682        37,753               -               -
     Call options sold                                       11,519        11,519           7,794           7,794
     Put options sold                                       100,000       100,000               -               -

     (1) See note 3.1.
     (2) As of December 31, 2001, include the effect mentioned in note 30.6.c).

29.  BUSINESS SEGMENT INFORMATION

     The Bank is mainly concentrated on financial sector, especially through its activities related to banking/financial, fund management and brokerage services. The following information shows total assets, financial income, financial expenses, provision for loan losses, service charge, net, operating expenses, other, net, loss on minority interest in subsidiaries, income tax and total net income, for each of the business segment identified by the company's management.

                                                                   DECEMBER 31, 2001 (1)
                               ----------------------------------------------------------------------------------------------------
                                                                     MUTUAL FUND    BROKERAGE   OTHER
                                       BANKING / FINANCIAL            MANAGEMENT    SERVICES   SERVICES
                               -----------------------------------   ------------   ---------  ---------
                                BANCO RIO                             SANTANDER     SANTANDER
                               DE LA PLATA   SANTANDER                INVESTMENT    SOCIEDAD
                                  S.A.        RIOBANK     TOTAL      GET.DE.F.C.I    DE BOLSA  GIRE S.A.  ELIMINATIONS     TOTAL
                               -----------   ---------  ----------   ------------   ---------  ---------  ------------  -----------
Total assets                     9,393,989     757,736  10,151,725         35,585      12,291     21,832      (278,142)   9,943,291
                               ===========   =========  ==========   ============   =========  =========  ============  ===========
Financial income                 1,127,504      25,333   1,152,832         (1,724)     (1,387)       333        (3,997)   1,146,062
Financial expenses                (662,221)    (19,737)   (681,958)         2,080          (7)         -         3,997     (675,888)
Provision for loan losses         (263,878)       (270)   (264,148)             -           -          -             -     (264,148)
Service charge, net                265,980       4,761     270,741         27,509       1,422     26,686             -      326,358
Operating expenses                (497,324)     (5,204)   (502,528)        (1,829)     (2,896)   (20,254)          138     (527,369)
Other income/(expense), net         19,731        (145)     19,586            285         (69)         -       (20,996)      (1,164)
Loss on minority interest in
 subsidiaries                            -           -           -              -           -          -        (1,832)      (1,832)
Income tax                               -        (191)       (191)        (9,668)          -     (2,368)            -      (12,227)
                               -----------   ---------  ----------   ------------   ---------  ---------  ------------  -----------
Total net income                   (10,208)      4,547      (5,661)        16,653      (2,937)     4,397       (22,660)     (10,208)
                               ===========   =========  ==========   ============   =========  =========  ============  ===========

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                    DECEMBER 31, 2001 (1) (3)
                               ----------------------------------------------------------------------------------------------------
                                                                     MUTUAL FUND    BROKERAGE   OTHER
                                       BANKING / FINANCIAL            MANAGEMENT    SERVICES   SERVICES
                               -----------------------------------   ------------   ---------  ---------
                                BANCO RIO                             SANTANDER     SANTANDER
                               DE LA PLATA   SANTANDER                INVESTMENT    SOCIEDAD
                                  S.A.        RIOBANK     TOTAL      GET.DE.F.C.I    DE BOLSA  GIRE S.A.  ELIMINATIONS     TOTAL
                               -----------   ---------  ----------   ------------   ---------  ---------  ------------  -----------
Total assets                    14,250,999     627,855  14,878,854         34,200      18,231     23,189      (616,461)  14,338,013
                               ===========   =========  ==========   ============   =========  =========  ============  ===========
Financial income                 1,249,294      50,615   1,299,909            611         522        389       (19,464)   1,281,967
Financial expenses                (638,921)    (29,962)   (668,883)           (66)     (1,620)         -        19,464     (651,105)
Provision for loan losses         (147,329)          -    (147,329)             -           -          -             -     (147,329)
Service charge, net                254,951       5,793     260,744         22,884       5,130     22,004             -      310,762
Operating expenses                (516,025)     (5,452)   (521,477)        (1,456)     (3,452)   (16,768)           55     (543,098)
Other income/(expense), net         50,473       3,021      53,494           (317)         42          -       (40,591)      12,628
Loss on minority interest in
 subsidiaries                            -           -           -              -           -          -        (1,523)      (1,523)
Income tax                         (44,850)       (100)    (44,950)        (7,790)          -     (1,969)            -      (54,709)
                               -----------   ---------  ----------   ------------   ---------  ---------  ------------  -----------
Total net income                   207,593      23,915     231,508         13,866         622      3,656       (42,059)     207,593
                               ===========   =========  ==========   ============   =========  =========  ============  ===========

                                                               DECEMBER 31, 1999 (2) (3)
                               -----------------------------------------------------------------------------------------
                                                                     MUTUAL FUND    BROKERAGE
                                       BANKING / FINANCIAL            MANAGEMENT    SERVICES
                               -----------------------------------   ------------   ---------
                                BANCO RIO                             SANTANDER     SANTANDER
                               DE LA PLATA   SANTANDER                INVESTMENT    SOCIEDAD
                                  S.A.        RIOBANK     TOTAL      GET.DE.F.C.I    DE BOLSA  ELIMINATIONS     TOTAL
                               -----------   ---------  ----------   ------------   ---------  ------------   ----------
Total assets                    12,013,740     575,465  12,589,205         17,808      16,886      (382,515)  12,241,384
                               ===========   =========  ==========   ============   =========  ============   ==========
Financial income                   999,926      46,341   1,046,267          1,217       1,816        (3,534)   1,045,766
Financial expenses                (499,079)    (24,868)   (523,947)          (103)          -         3,534     (520,516)
Provision for loan losses         (112,231)       (202)   (112,433)             -           -             -     (112,433)
Service charge, net                204,021       5,045     209,066         19,910       3,326             -      232,302
Operating expenses                (471,416)     (7,187)   (478,603)        (1,514)     (3,035)            2     (483,150)
Other income/(expense), net         32,165         302      32,467           (182)     (1,694)      (31,742)      (1,151)
Loss on minority interest in
 subsidiaries                            -         (18)        (18)             -           -             -          (18)
Income tax                         (34,218)       (575)    (34,793)        (6,579)       (260)            -      (41,632)
                               -----------   ---------  ----------   ------------   ---------  ------------   ----------
Total net income                   119,168      18,838     138,006         12,749         153       (31,740)     119,168
                               ===========   =========  ==========   ============   =========  ============   ==========

(1) As of December 31, 2001 and 2000, the Bank's consolidated financial statements include the results of operations of Santander Riobank (Grand Cayman), Santander Investment Gerente de Fondos Comunes de Inversion S.A., Santander Sociedad de Bolsa S.A. and Gire S.A.

(2) As of December 31, 1999, the Bank's consolidated financial statements include the results of operations of Santander Riobank (Grand Cayman), Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Santander Sociedad de Bolsa S.A.

(3)  See note 3.1.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

30. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN THE STANDARDS OF THE CENTRAL BANK AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The following is a description of the significant differences between the rules of the Central Bank and those applicable in the United States under generally accepted accounting principles ("US GAAP"). References below to "SFAS" are to United States Statements of Financial Accounting Standards.

     30.1.    MERGER WITH BANCO SANTANDER S.A. OF ARGENTINA

              On June 26, 1998, the Special Shareholders' Meetings of Banco Rio de la Plata S.A. (Banco Rio) and Banco Santander S.A. of Argentina
              (BSA) approved, among other things, the preliminary merger agreement executed by both institutions, the special merger-purposes financial statements of Banco Rio and BSA as of September 30, 1997, the rate at which shares would be exchanged and the merger of both institutions. In addition, the above mentioned Shareholders' Meetings also approved the increase of the capital stock of Banco Rio de la Plata S.A. to 335,268 (represented by 35,267,675 class "B" book-entry shares, for a nominal value of $ 1 each entitled to one vote per share), allocated the sum of 54,161 as merger premium and the early dissolution, without liquidation, of BSA and the addition of all its assets to and assumption of all its liabilities by Banco Rio (as the surviving entity). The Banks executed the definitive merger agreement on July 31, 1998. The merger occurred in a two-step process consisting first of the acquisition by Santander Investment S.A. of Spain of a majority voting interest in Banco Rio and a later exchange of outstanding BSA shares for outstanding stock of Banco Rio, and the merger of the banking operations. The merger between BSA and Banco Rio was accomplished through the exchange of newly issued shares of Banco Rio and consequently, the surviving legal entity and capital structure of the combined banking group is that of Banco Rio. The Central Bank of the Argentine Republic authorized the merger of both institutions on October 1, 1998.

              Consequently, on October 15, 1998, Banco Santander S.A. of Argentina merged into Banco Rio de la Plata S.A., effective as of January 1, 1998, transferring all Banco Santander S.A. of Argentina's current businesses as of such date. In addition, Banco Santander S.A. of Argentina's operation was completely discontinued.

              Under generally accepted accounting principles (GAAP) in Argentina and Central Bank Regulations, this merger has been accounted for as a combining of interests of the two entities effective January 1, 1998 which has not resulted in the revaluation of the assets or liabilities of either BSA or Banco Rio. Under Argentine GAAP, there is no change of legal or reporting entity of the basic financial statements as those presented in accordance with Argentine GAAP. This accounting differs significantly from the accounting that would be applied if the transactions were accounted for in accordance with US GAAP.

              Under US GAAP, the merger of BSA and Banco Rio is accounted for as a purchase of Banco Rio with the revaluation of the assets and liabilities of Banco Rio in proportion to the ownership interest acquired by Santander Investment S.A. of Spain, effective as from the date of the actual transfer of Banco Rio shares from Banco Rio's prior controlling shareholders to Santander Investment S.A. of Spain on August 22, 1997. This resulted in an increase in net assets and liabilities of approximately 490,848 (as of December 31, 1997, goodwill net of amortization was 484,901) as of August 22, 1997, representing the partial revaluation of assets and liabilities of Banco Rio and recording of purchase intangibles (goodwill). Consequently, for US GAAP purposes, the merger between Banco Rio and BSA have been considered since August 22, 1997.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

              As a consequence the events mentioned in note 1, under US GAAP -SFAS No. 121- requires that the Bank review long-lived assets and certain identifiable intangible to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Consequently, as of December 31, 2001 the net income would be decrease of 416,935. On the other hand, the call options -acquired in September 1998- mentioned in note 2, had been exercise on January 2002. As a consequence of the recent events mentioned in note 1, the effect of such transaction has not been calculated by the Bank's management.

     30.2.    MERGER WITH BANCO TORNQUIST S.A.

              On January 6, 2000, the controlling shareholders of Banco Rio de la Plata S.A. and Banco Tornquist S.A. (an entity in which SCH indirectly holds a 100% equity interest) executed an agreement for the merger of both entities, whereby all Banco Tornquist S.A. (absorbed entity) operations are to be merged into Banco Rio de la Plata S.A. (absorbing entity). Such merger will be given retroactive legal effect as of January 1, 2000, once it has been approved by the appropriate oversight agencies. Under the abovementioned agreement, Banco Rio de la Plata S.A. took over management of Banco Tornquist S.A. for the purpose of ensuring effective integration of operations, customer service continuity, and sharing the benefits of the former's broad range of services. The respective Boards of Directors approved the agreement on January 6, 2000.

              On February 16, 2000, a preliminary merger agreement was executed between Banco Rio de la Plata S.A. (as absorbing entity) and Banco Tornquist S.A. (as absorbed entity). Also, the Boards of Directors of both entities approved the special merger-purposes consolidated financial statements of Banco Rio de la Plata S.A. and Banco Tornquist S.A. as of December 31, 1999, and the share exchange rate. Such exchange rate was based on the valuation of the economic contribution to Banco Rio de la Plata S.A. arising from the incorporation of Banco Tornquist S.A.'s business compared to Banco Rio de la Plata S.A.'s average market capitalization, on the Buenos Aires Stock Exchange, over the three months immediately preceding the agreement date. Consequently, the share exchange ratio was set at 1 share of Banco Rio de la Plata S.A. for every
              11.9574794 shares of Banco Tornquist S.A. The above-mentioned exchange will result in Banco Rio de la Plata S.A. increasing its capital stock by 11,474; thus, after the merger, such capital stock will be 346,742.

              The Central Bank of the Argentine Republic approved the merger of Banco Rio de la Plata S.A. and Banco Tornquist S.A. on March 9, 2000; such merger was approved by the respective General Shareholders' Meeting of Banco Rio de la Plata S.A. and Banco Tornquist S.A. held on April 28, 2000.

              Under generally accepted accounting principles ("GAAP") in Argentina, this merger was accounted for as a combining of interest which did not result in the revaluation of the assets or liabilities of either Banco Tornquist S.A. or the Banco Rio de la Plata S.A. This accounting is similar from the accounting that would be applied if the transactions were accounted for in accordance with US GAAP. However and bearing in mind that the merger of Banco Tornquist S.A. (Banco Central Hispanoamericano S.A.) with and into Banco Rio de la Plata S.A. (Banco Santander S.A. of Spain) was executed by both companies' controlling shareholders on April 17, 1999, such merger is considered a combination of interest becoming effective as from the time when both companies' controlling shareholders assumed common control thereof. As a consequence, under US GAAP the impact of the merger of Banco Rio de la Plata S.A. and Banco Tornquist S.A. on shareholders' equity and income (loss), was deemed effective as from April 17, 1999.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     30.3.    RESTATEMENT OF FINANCIAL STATEMENTS FOR GENERAL PRICE LEVEL
              CHANGES

              Central Bank regulations required the restatement of assets and liabilities into constant Argentine Pesos. All nonmonetary assets and liabilities and Statement of Income amounts have been restated to reflect changes in the Argentine price index, from the date the assets were acquired or from the date the liabilities were incurred, to August 31, 1995 (See note 3.3.).

              In most circumstances, US GAAP does not allow for the restatement of financial statements for general price level changes. Under US GAAP, account balances and transactions are stated in the units of currency of the period when the transactions originated. This accounting model is commonly known as the historical cost basis of accounting.

              Rules prescribed by the Central Bank for reporting periods through August 31, 1995 called for the restatement of historical financial statements to adjust for the effects of inflation. As allowed pursuant to Item 18 of Form 20-F, no adjustments have been made in presenting the differences between Argentine and US GAAP to remove the inflationary adjustments as would be required to conform to US GAAP.

     30.4.    INCOME TAXES

              Central Bank regulations require income taxes to be recognized on the basis of amounts due in accordance with Argentine tax regulations. When income and expense recognition for income tax purposes does not occur in the same period as income and expense recognition for financial statement purposes, the resulting temporary differences are not considered in the computation of income tax expense for the period. For US GAAP purposes, the Bank accounts for income taxes under the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes".

              Under this method, "Accounting for Income Taxes", income taxes are recognized according to the liability method whereby deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized. Deferred tax assets are recognized for all temporary items and an offsetting valuation reserve is only recorded if it is determined that it is probable that the asset will not be realized.

              Reconciliation of tax provision to statutory rate:

                                                                                       DECEMBER 31,
                                                                         ---------------------------------------
                                                                             2001          2000          1999
                                                                         -----------   -----------   -----------
             Pre-tax income in accordance with Central Bank regulations        2,019       262,302       160,800
             Statutory tax rate                                                   35%           35%           35%
             Tax on net income at statutory rate                                 707        91,806        56,280
             Plus (Less) tax on permanent differences:

             -    Difference between items subject to tax and for
                   accounting purposes                                        65,459         4,381       (21,783)

             Temporary differences                                           (53,939)      (41,478)        7,135
                                                                         -----------   -----------   -----------
             Statutory income tax according to Central Bank regulations       12,227        54,709        41,632
                                                                         ===========   ===========   ===========

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

             The accumulated tax effect of significant temporary differences as of the end of each year is as follows - assets (liabilities):

                                                                                                  DECEMBER 31,
                                                                          ---------------------------------------------------------
                                                                              2001           2000                   1999
                                                                          ------------   ------------   ---------------------------
                                                                             BANCO          BANCO          BANCO          BANCO
                                                                              RIO            RIO         TORNQUIST         RIO
                                                                          ------------   ------------   ------------   ------------
             Deferred tax assets before 1991                                     2,775          2,775              -          2,775
             Provision for loan losses                                         (36,953)        79,735         60,529         44,440
             Difference between book value and tax value of
              Investments in other companies                                   (27,706)       (27,706)           730        (28,436)
             Difference between book value and tax value of bank
              Premises and equipment, other assets and intangible
              assets                                                            14,660        (12,667)            14        (20,841)
             Difference between book value and tax value of
              Government securities                                             10,734        (13,922)        (2,294)       (11,339)
             Deferred tax assets (liability)                                         -              -         15,820              -
             Other                                                              18,840          8,074         11,852          4,517
                                                                          ------------   ------------   ------------   ------------
             Net deferred tax benefit/(provision)                              (17,650)        36,289         86,651         (8,884)

             Tax effect on change of rate                                        2,147          2,147              -          2,147
                                                                          ------------   ------------   ------------   ------------
             Net deferred tax asset/(liability)                                (15,503)        38,436         86,651         (6,737)
                                                                          ============   ============   ============   ============

     30.5.    COMMISSIONS ON LOANS

              The Bank recognizes commissions (origination fees) on credit card loans and acceptances when collected. In accordance with US GAAP, under SFAS No. 91, loan origination fees and certain direct loan origination costs should be recognized over the life of the related loan as an adjustment of yield.

              The effects on the Article 9 Balance Sheets (See note 24) of adjustments required to state such amounts in accordance with US GAAP would be a decrease in loans by 76,648, 56,786, and 10,786, and a decrease in other assets by 1,004 and 795, 914 as of December 31, 2001, 2000 and 1999, respectively.

     30.6.    LOAN LOSS RESERVES

              The Bank's accounting for its allowance for loan losses differs in some respects from practices of US based banks. The most significant differences follow:

              a)   INTEREST RECOGNITION - NONACCRUAL LOANS

                   The Bank recognizes interest income on a cash basis for nonaccrual loans. US GAAP requires that if the collectibility of the principal of the nonaccrual loan is in doubt, cash payments should be applied to reduce principal to the extent necessary to remove such doubt. Management believes that the effect of this difference in interest recognition is not material to the Bank's Statements of Income because loans in such condition are covered by adequate allowances.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

              b)   LOAN CHARGE-OFFS AND RECOVERIES

                   The Bank records recoveries on previously charged off loans directly in income and records the amounts of charged off loans in excess of amounts specifically allocated as a direct charge to the Consolidated Statements of Income. The Bank does not partially charge off troubled loans until final disposition of the loan, rather, the allowance is maintained on a loan by loan basis for its estimated settlement value. The banking industry practice in the United States is to account for all charge off and recovery activity when all or part of the loan is considered uncollectible. The Bank's practice does not affect the accompanying statements of income as the Bank's reserve contemplates all losses inherent in those troubled loans.

              c)   IMPAIRED LOANS - NON FINANCIAL PUBLIC SECTOR

                   As mentioned in note 1, during the fiscal year ended December 31, 2001, and as a consequence of Decree No. 1387/01, the Bank and its subsidiary, Santander Riobank (Grand Cayman), swapped part of their federal government securities and/or loans of the Federal Public Sector effective as of November 6, 2001, for a nominal value of USD 1,084,480,968, receiving in consideration guaranteed loans in the amount of 1,105,865.

                   As provided for by BCRA Communiques "A" 3366 and "A" 3385, the initial value of guaranteed loans coincided with the prior accounting value of federal government securities (classified and valued as "investment accounts" or "for trading or financial transactions", under BCRA accounting standards) and/or loans as of the date of the swap, giving rise to no income at all as a result of the recognition of the swap (See note 4.c).

                   The abovementioned debt swap is subject to the provisions of SFAS No. 115 "Accounting for certain investments in debt securities". In accordance to SFAS No. 115 a non-temporary impairment affects the swapped obligations and therefore requires that, in the event of such obligations having been classified as "held to maturity", a loss be recorded for the difference between the book value of the obligation so swapped and its quotation at the date of the swap, as such quotation is understood to be the best measure for recognizing the abovementioned impairment. Once this impairment is recognized in the accounting, the new accounting value of the obligations to be swapped will consitute the initial value of the new loans received.

                   The effect required to state such amounts swapped in accordance with US GAAP would be a decrease of 255,948 and 216,843 in Stockholders' Equity and net income as of December 31, 2001, respectively.

                   On the other hand, as a consequence of the enactment of the Law on Public Emergency and Exchange System Reform and the suspension in payment of the public debt, the fulfillment of such obligations is conditioned by the Federal Treasury's lack of resources and the continuance of the fiscal deficit of municipal, provincial and federal public accounts, which inevitably resulted in significant public indebtness. Consequently, the Ministry of Economy has been empowered to enter into negotiations and adopt any necessary measures to restructure the debt of the Federal Government.

                   To this respect, on February 27, 2002, the Federal Government and the provinces signed the Agreement on Financial Relations and bases for a Federal Tax Revenue-Sharing system whereby, among other provisions, the Federal Government is entrusted by provincial governments with the duty to renegotiate provincial public debts, which may be restructured under the same terms and conditions as the federal public debt and government securities.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                   Moreover, the Bank has presented before Banco de la Nacion Argentina, in its capacity as fiduciary agent of the Fiduciary Fund for Provincial Development, provincial government securities and loans granted to the Provincial Public Sector with a nominal value of USD 586,365,448 to execute the swap established by Decree No. 1387/01 which, to date, has not yet been documented. Such transaction has been recorded as "Loans to the non-financial public sector" in such amount plus the related interest accrued and pending as of December 31, 2001, under the provisions of Decree No. 1387/01.

                   Considering the issues mentioned above, an impairment does affect such government securities and credit facilities to non financial public sector and a loss must therefore be recorded according to US GAAP for the difference between their accounting value and the expected value of future cash flows.

                   The effect of adjustments required to state such amounts in accordance with US GAAP would be a decrease approximate of 770,365 in Stockholders' Equity and net income as of December 31, 2001, respectively.

              d) IMPAIRED LOANS - NON FINANCIAL PRIVATE SECTOR AND RESIDENTS ABROAD

                   Under US GAAP, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", require a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. This Statement is applicable to all loans (including those restructured in a troubled debt restructuring involving modification of terms) except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. The Bank considers commercial loans over Ps. 200 thousand for individual impairment evaluations. Loans are considered impaired when, based on management's evaluation, a borrower will not be able to fulfill its obligation under the original terms of the loan. In the opinion of the Bank's management, the effect on the Bank's financial position or results of operations is not material.

                   The following table discloses the amounts required by SFAS No. 114, as of December 31, 2001 and 2000:

                                                             2001       2000
                                                           --------   --------
                    -  Amounts of loans considered
                        as impairment                       268,203    326,026
                    -  Reserves allocated to
                        impaired loans booked under BCRA
                        accounting standards                178,858    190,168

                   The Bank has primarily relied upon its historical assessment of the credit quality of its customers without risk adjusting such estimation for the risk solely attributable to the economic disruption currently being experienced in Argentina. Argentina's economy is currently suffering from a disruption in traditional systems of payment due to a severe shortage of liquidity in the marketplace. The shortage of cash and resulting scarcity of working capital has contributed to a severe contraction of customary trade credit which in turn has brought many commercial activities to a standstill. The disruption of the payment system has had a particularly significant impact on Argentina's cash-based informal economy and those who depend on it. The scarcity of liquidity in the financial system is likely to adversely affect our normal cash collections and the overall asset quality of our loan portfolio.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     30.7. GOVERNMENT SECURITIES PORTFOLIO AND FORWARD PURCHASES OF GOVERNMENT SECURITIES UNDER REPURCHASE AGREEMENTS HELD IN INVESTMENT ACCOUNTS

              As required by Central Bank Communique "A" 3278 and "A" 3039, and supplementary regulations, as of December 31, 2001 and 2000, the Bank holds securities in investment accounts that are valued as mentioned in notes 4.b) and 4.g) above.

              SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" requires that the institution retain securities through maturity to classify them as investment securities. Since the Bank could trade these securities at any time, under US GAAP, they should be classified as "Available for sale".

              The effect required to state such amounts in accordance with US GAAP would be an increase of 296 and a decrease of 39,105 and 34,308 in government securities and forward purchases of government securities under repurchase agreements and in Stockholders' Equity under "Unrealized loss on available for sale securities" as of December 31, 2001, 2000 and 1999, respectively, and a decrease of 19,423 and an increase of 12,774 and 26,782 in net income as of December 31, 2001, 2000 and 1999, respectively.

     30.8.    GOVERNMENT SECURITIES PORTFOLIO HELD IN "AVAILABLE FOR SALE"

              As required by Central Bank Communique "A" 2266 and supplementary regulations, as from beginning of fiscal year ended December 31, 1999 until February 28, 1999, the Bank held securities in "available for sale accounts" that are valued at the market price of each security at each year-end. Any difference between year-end market price and acquisition cost increased by accruing a compound internal rate of return over the period elapsed since the acquisition date were recorded in Stockholders' equity as an "Unrealized Valuation Difference". In order for these securities to classify as "available for sale", they are required to be kept in assets for at least three months.

              SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" addresses the accounting and reporting for securities classified as available for sale securities. Under such standard, these securities are accounted for at market value and any difference between year-end market price and acquisition cost is to be recorded under Stockholders' Equity as an "Unrealized gain/loss on available for sale securities".

              The effect of stating such amounts in accordance with US GAAP would be a decrease of 4,612 in net income as of December 31, 1999.

     30.9.    TRANSLATION OF FOREIGN CURRENCY STATEMENTS

              As further described in note 3.2., the foreign branch and the subsidiary of the Bank, Santander Riobank (Grand Cayman), maintain their primary accounting records in US dollars instead of the Argentine Peso. Pursuant to US GAAP set forth in SFAS No. 52, remeasurement of foreign currency statements of the Bank's non Peso operations is required. For purposes of this remeasurement, an exchange rate as of the Balance Sheet date is used for assets and liabilities and a weighted average exchange rate for the period is used for revenue and expenses. Procedures followed by the Bank pursuant to the rules of the Central Bank as described in note 3.2.a) (See note 30.17.) result in substantially the same reporting as required under US GAAP, because of the management estimates these differences have not material effect on the consolidated financial statements.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     30.10.   ITEMS IN PROCESS OF COLLECTION AND DUE FROM CUSTOMERS ON
              ACCEPTANCES

              The Bank does not give accounting recognition to checks drawn on the Bank or other banks, or other items to be collected or accepted until such time as the related item clears or is accepted. Such items are recorded by the Bank in memorandum accounts. US banks, however, account for such items through Balance Sheet clearing accounts at the time the items are presented to the Bank.

              The Bank's assets and liabilities would be increased by approximately 631,536 and 630,528 had US GAAP been applied as of December 31, 2001 and 2000, respectively.

              The same effect would be displayed in the balance sheet disclosure requirements in accordance with Regulation S-X (See note 24).

     30.11.   FORWARD CONTRACTS IN SECURITIES AND FOREIGN CURRENCY

              The Bank accounts for purchase and sale forward contracts on a different basis from that required under US GAAP.

              For forward foreign exchange contracts and spot exchange transactions pending settlement, the Bank will recognize, at the time of the agreement, a receivable and payable which reflects the amount of cash and securities or currencies to be exchanged at the closing date. The receivable or payable representing the receipt or delivery of securities or currencies is stated at the quoted market value of such securities or currencies. In the United States, accounting for forward foreign exchange contracts and futures contracts is governed by SFAS No. 52, "Foreign Currency Translation" and SFAS No. 80, "Accounting for Futures Contracts", respectively. Under either standard, entities would not recognize a receivable or payable but would recognize the difference between the change in market price of the securities or currencies to be received if the transaction did not qualify as a hedge.

              The Bank's assets and liabilities would be decreased by approximately 453,472 and 2,138,736 had US GAAP been applied as of December 31, 2001 and 2000, respectively.

              The same effect would be displayed in the balance sheet disclosure requirements in accordance with Regulation S-X (See note 24).

     30.12.   APPRAISAL REVALUATION

              As described in note 4.m), an appraisal revaluation of bank premises and equipment was made in 1981 to eliminate relative price distortions generated by the high inflation then prevailing in Argentina. This revaluation was recorded in the Adjustments to Stockholders' equity account. When an asset which has been revalued is sold at a loss, the loss is recorded directly to Adjustments to Stockholders' equity to the extent of the original revaluation. Under US GAAP, the appraisal revaluation is considered to be a permanent addition to equity and, accordingly, any loss on the sale of an asset which was revalued should be reflected in net income.

              There has been no sale of revalued assets during the fiscal years ended December 31, 2001, 2000 and 1999. Consequently, the balance related to the previously mentioned revaluation included in the "Adjustments to Stockholders' Equity" account has not been modified.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     30.13.   INTANGIBLE ASSETS

              The Bank amortizes administrative and systems reorganization done by third parties, and telephone exchange installation and reconfiguration (included in organization and development expenses) over their estimated useful life, up to a maximum of 60 months. US GAAP requires that administrative and systems reorganization done by third parties be charged off to income when incurred.

              The effect required to state such amounts in accordance with US GAAP would be a decrease of 31,861, 32,464 and 36,981 in Stockholders' Equity and an increase of 603, 4,517 and 3,155 in net income as of December 31, 2001, 2000 and 1999, respectively.

     30.14.   EARNINGS PER SHARE

              In February 1997, the Financial Accounting Standards Board (FASB) issued Statement N DEG. 128, "Earnings per share", which effective for interim financial information and annual financial statements with periods ending after December 15, 1997. SFAS No. 128 supersedes APB 15 and its interpretations. It applies to companies with publicly traded common stock or potential common stock and establishes a new methodology for reporting earnings per share. It requires that entities with simple capital structures present basic per share amounts for income for continuing operations and net income on the face of the income statement. All other entities subject to SFAS No. 128 must present basic and diluted per-share amounts for income from continuing operations and net income on the face of the income statement, regardless of the magnitude of their difference.

     30.15.   REPORTING ON COMPREHENSIVE INCOME

              SFAS No. 130 "Reporting on Comprehensive Income" requires entities to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners ("comprehensive income"). Comprehensive income is the total of net income and all other nonowner changes in equity. This statement, which is effective for fiscal years beginning after December 15, 1997, requires that comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements with an aggregate amount of comprehensive income reported in that same financial statement.

              As of December 31, 2001, 2000 and 1999, the comprehensive income balance includes unrealized gains and losses on investments securities, and related tax effects. The following represents accumulated comprehensive income balances as of December 31, 2001, 2000 and 1999:

                                                                             ACCUMULATED COMPREHENSIVE INCOME
                                                                   ------------------------------------------------------
                                                                        BEFORE               TAX                NET
                                                                         TAX              (EXPENSE)            OF TAX
                                                                        AMOUNT            OR BENEFIT           AMOUNT
                                                                   -----------------    --------------     --------------
              Balance as of December 31, 1998                                  3,385            (1,185)             2,200

              Unrealized loss arising during period                           (1,582)              554             (1,028)

              Less:  reclassification adjustment for loss
              realized in net income                                          (3,655)            1,279             (2,376)
                                                                   -----------------    --------------     --------------
              Balance as of December 31, 1999                                 (1,852)              648             (1,204)


                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                           ACCUMULATED COMPREHENSIVE INCOME (CONT'D)
                                                                   ------------------------------------------------------
                                                                        BEFORE               TAX                NET
                                                                         TAX              (EXPENSE)            OF TAX
                                                                        AMOUNT            OR BENEFIT           AMOUNT
                                                                   -----------------    --------------     --------------
              Balance as of December 31, 1999                                 (1,852)              648             (1,204)

              Unrealized loss arising during period                          (17,571)            6,150            (11,421)

              Less:  reclassification adjustment for loss
               realized in net income                                              -                 -                  -
                                                                   -----------------    --------------     --------------
              Balance as of December 31, 2000                                (19,423)            6,798            (12,625)

              Unrealized gain arising during period                              296              (103)               193

              Plus:  reclassification adjustment for loss
               realized in net income                                         19,423            (6,798)            12,625
                                                                   -----------------    --------------     --------------
              Balance as of December 31, 2001                                    296              (103)               193
                                                                   =================    ==============     ==============

     30.16.   ACCOUNTING FOR DERIVATE INSTRUMENTS AND HEDGING ACTIVITIES

              In June 1998, the U.S. Financial Accounting Standards Board Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". This statement as subsequently amended by SFAS No. 137 and 138 is required to be adopted for reporting under U.S. generally accepted accounting principles for all fiscal years beginning after June 15, 2000.

              SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets of liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
              (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction.

              Among other provisions, SFAS No. 133 requires that for a transaction to qualify for special hedge accounting treatment the transaction must meet specific test of high correlation and all hedge ineffectiveness is required to be reported currently in computation of net income. SFAS No. 133 further requires the identification of assets, liabilities or anticipated transactions being hedged and periodic revaluation of such hedged positions to reflect the changes in market value of risk being hedged. SFAS No. 133 further expands the definition of derivatives to include certain contacts or provisions commonly embedded in contracts or financial instruments and requires that such derivatives be reported at fair value.

              In note 26, it is explained, the derivatives instruments used by the Bank to cover their variable yield and the valuation method of these instruments were explained in notes 4.p) and 4.q). Such derivatives instruments has been valued at their fair value and the differences between these fair value have been credited/charged to income for the fiscal year ended as of December 31, 2001.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

     30.17.   FOREIGN EXCHANGE DIFFERENCE

              Under Argentine generally accepted accounting principles the effects of the devaluation of Argentine peso described in note 1 on the valuation in Argentine pesos of assets and liabilities should be recognized in the fiscal year ending as of December 31, 2002 (See note 1). Under US GAAP, the exchange rate effective as of the date of reopened of the foreign exchange market (January 11, 2002 - See note 1.1.) should be used for the valuation in Argentine pesos of foreign currency assets and liabilities as of December 31, 2001.

              The effect required to state such assets and libilities in accordance with US GAAP would be an increase of 12,954 in Stockholders' Equity and net income as of December 31, 2001, respectively.

              As mentioned in note 1, on January 6, 2002, the National Congress introduced deep changes to the economic framework. These changes included, together with the peso devaluation, that certain debts towards the financial sector originally denominated in US dollars and outstanding as of December 31, 2001, at the exchange rate of ARS 1 = US$ 1. Afterwards, the Federal Executive was authorized to adopt the measures to compensate any unbalances caused to the financial entities as a result of the abovementioned events.

              Subsequently, through Decrees No. 214/02 of February 3, 2002, and No. 410/02 of March 1, 2002, the Federal Executive took, among others, the following measures:

              a) The switch into pesos of all obligations, whatever their cause or origin, to deliver sums of money stipulated in US dollars or any other foreign currency outstanding of the date of enactment of Law No. 25,561, with the exceptions, mainly, of financing related to foreign trade granted by financial institutions, and the private and government sectors' obligations to deliver sums to which foreign law is applicable;

              b) The switch into pesos of all deposits with all financial institutions stipulated in US dollars or other foreign currencies at an exchange rate of ARS 1.4 to each US dollar, or its equivalent in other currencies;

              c) The switch into pesos of all debts towards financial institutions stipulated in US dollars or other foreign currencies, whatever the amount or nature, at the exchange rate of ARS 1 to each US dollar, or its equivalent in other currencies;

              The BCRA will define a procedure to compensate the adverse effects on equity resulting from switching into pesos (at different exchange rates) the receivables and payables denominated in foreign currency and to cover the negative difference in the net position of assets and liabilities denominated in foreign currency resulting from their switch into pesos.

              Although the propose of the government Bonds are to offset the imbalance in the banking system resulting from the exchange difference stemming from the switch into Argentine pesos of the deposits with, and debts owed to, the banking system, the regulations from the BCRA, which will establish the methodology, calculation and the specific treatment for balances in foreign currency to be converted into pesos, have not yet been issued. Accordingly the Bank is unable to estimate the ultimate net impact the devaluation and conversion of assets and liabilities in foreign currency will have on the financial position of the Bank.

     30.18.   RECONCILIATION OF NET INCOME AND STOCKHOLDERS' EQUITY

              The following is a summary of the significant adjustments to net income for the fiscal years ended December 31, 2001, 2000 and 1999 and to Stockholders' Equity as of these dates which would be required had US GAAP been applied instead of Central Bank regulations in the financial statements, except for the exclusion of any adjustment to remove the impact of inflation, as allowed under Item 18 of Form 20-F of SEC Regulation S-X.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                                                      DECEMBER 31,
                                                                                     ---------------------------------------------
                                                                          NOTE           2001            2000            1999
                                                                       -----------   -------------   -------------   -------------
              CONSOLIDATED NET INCOME AND
              COMPREHENSIVE INCOME
              Net income according to the Central Bank regulations:
              -    Banco Rio de la Plata S.A                                     -         (10,208)        207,593         119,168
              -    Banco Tornquist S.A                                           -               -               -        (190,374)

              Merger with Banco Santander S.A. of Argentina:
              -    Impairment and amortization of goodwill                    30.1       (416,935)        (24,542)         (24,542)

              Merger with Banco Tornquist S.A.:
              -    Loan fees                                                  30.5               -               -          (1,134)
              -    Credit card costs                                          30.5               -               -              11
              -    Government securities held in available for sale           30.8               -               -            (957)
              -    Other receivables                                             -               -               -             129
              -    Intangible assets                                         30.13               -               -           3,045
              -    Deferred tax assets                                        30.4               -               -          61,869

              Banco Rio's effects - Increase (decrease) due to (*):

              Loan origination fees and costs:
                    Loan fees                                                 30.5         (14,149)        (29,365)           (296)
                    Credit card fees                                          30.5          (6,152)        (22,888)              8
                    Credit card costs                                         30.5             439           6,253           3,333
                    Acceptances fees                                          30.5            (209)            119            (217)

              Government securities held in investment accounts
               (available for sale in accordance with US GAAP) and
               adjustment in government securities held in
               investment accounts (in accordance with Central Bank
               regulations) to exceed the limit of 120% of market
               value (See note 4.b) as of December 31, 2000)                  30.7         (19,423)         12,774          26,782

              Government securities held in available-for-sale
               accounts                                                       30.8               -               -          (3,655)

              Impaired loans to the non financial public sector
               as of the date of the swap                                   30.6.c)       (216,843)              -               -

              Approximate impaired to the non financial public
               sector                                                       30.6.c)       (770,365)              -               -

              Intangible assets                                              30.13             603           4,517             110

              Foreign exchange difference                                    30.17          12,954               -               -

              Deferred tax liabilities                                        30.4         (53,939)        (41,478)              -
                                                                                     -------------   -------------   -------------
              Approximate net income (loss) in accordance with US
               GAAP                                                                     (1,494,227)        112,983          (6,720)
                                                                                     -------------   -------------   -------------
              Other comprehensive income (loss), net of tax
              -    Unrealized gain (loss) on investment securities           30.15             193         (11,421)         (1,028)
                                                                                     -------------   -------------   -------------
              Approximate comprehensive net income (loss)
               in accordance with US GAAP                                               (1,494,034)        101,562          (7,748)
                                                                                     =============   =============   =============
              Approximate net income (loss) per share
               in accordance with US GAAP                                    30.14           (4.31)           0.33           (0.02)
                                                                                     -------------   -------------   -------------
              Average number outstanding shares (in thousands)                             346,742         341,005         335,268
                                                                                     =============   =============   =============

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

                                                                                                      DECEMBER 31,
                                                                                     ---------------------------------------------
                                                                          NOTE           2001            2000            1999
                                                                       -----------   -------------   -------------   -------------
              CONSOLIDATED STOCKHOLDERS' EQUITY

              Stockholders' Equity according to Central Bank
               regulations:
              -    Banco Rio de la Plata S.A.                                    -       1,061,468       1,339,648       1,205,554
              -    Banco Tornquist S.A.                                          -               -               -          17,251

              Merger with Banco Santander S.A. of Argentina:

              -    Goodwill in accordance with US GAAP, net of
                    amortization                                              30.1               -         416,935         441,477

              Merger with Banco Tornquist S.A.:

              -    Loan origination fees and costs                            30.5               -               -          (4,726)
              -    Unrealized gain (loss) on available-for-sale
                    securities                                                30.7               -               -          (1,852)
              -    Deferred tax asset                                         30.4               -               -          86,651

              Banco Rio's effects (*)

              -    Loan origination fees and costs                            30.5         (77,652)        (57,581)         (6,974)
              -    Unrealized loss on available-for-sale securities
                    and 32,456) adjustment in government securities
                    held in investment accounts (in accordance with
                    Central Bank regulations) to exceed the limit
                    of 120% of market value (See note 4.b) as of
                    December 31, 2000)                                        30.7             296         (39,105)        (32,456)
              -    Impaired loans to the non financial public
                    sector as of the date of the swap                       30.6.c)       (255,948)              -               -
                   Approximate impaired loans to the non financial
                    public sector                                           30.6.c)       (770,365)              -               -
              -    Intangible assets                                         30.13         (31,861)        (32,464)        (36,981)
              -    Foreign exchange difference                               30.17          12,954               -               -
              -    Deferred tax asset (liabilities)                           30.4         (15,503)         45,173               -
                                                                                     -------------   -------------   -------------
              Approximate consolidated stockholders' equity
               in accordance with US GAAP                                                  (76,611)      1,672,606       1,667,944
                                                                                     =============   =============   =============

     (*) As of December 31, 2000, as a consequence of merger mentioned in note
     2.1. "Merger with Banco Tornquist S.A." the adjustments to net income and stockholders' equity includes the Banco Rio's and the former Banco Tornquist S.A.'s effects.

31.  SUBSEQUENT EVENTS

     31.1.    RECENT EVENTS ON MACREOCEONOMIC SITUATION

              After April 26, 2002, certain relevant events occurred, which include:

              . Publication of Law No. 25,587, which establishes the limitations to the precautionary measures that may be adopted by courts in relation to the deposits subject to Law No. 25,561 as amended. Subject to certain exceptions, the law provides that: (a) such precautionary measures may not entail providing the deposited funds to the petitioner, and (b) the effect of all motions brought against such measures shall be suspensive; that is to say, they shall not be enforced until they become final for lack of appeal or, as the case may be, until such measures are not confirmed by the related appellate court.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

              . On June 1, 2002, the Federal Executive issued Decree No. 905/02, which provides as follows:

                   a) A new voluntary swap of rescheduled deposits for bonds secured by the Argentine Treasury, subject to conditions more advantageous than those provided by Decree No. 494/02 and 620/02.

                   b) In exchange for these securities which shall be delivered in payment to depositors, financial entities will receive prepayments from the BCRA, which shall be secured by the public debt securities such entities hold or, otherwise, by assigning their prime loan portfolio, including stock, so that under the obligations assumed for the benefit of depositors, the global indebtness of the public sector does not rise.

                   c) In the case of failure to pay principal and interest by the Federal Government for a term longer than 30 days as from the related maturity of the bonds to be issued or the secured loans, each financial institution shall be entitled to settle in advance all or part of the prepayments received for subscribing the bonds included in point (a) above. For such purpose, all or the equivalent part of the assets provided as security, as applicable, shall be used and considered at their registration value (under BCRA rules) at the time the prepayment was made, plus any accrued amount as of the date of settlement, net of the amount effectively paid off.

                   d) Should the Federal Government fail to meet the terms and conditions upon total or partial amortization of the bonds mentioned in point (a) above, such bonds or the unpaid partial amortization coupons may be used for paying off federal taxes.

                   e) The bonds mentioned in point (a) above shall be issued to compensate financial institutions fully, definitively and for a single time, for the negative equity effects as a result of converting into Argentine pesos foreign currency receivables and payables at different exchange rates, and the amounts necessary to compensate such institutions for the negative net position in foreign currency resulting from such conversion into Argentine pesos.

                   f) For the sole purpose of calculating the compensation, the loans secured by the Federal Government shall be included as assets at the value, at which they had been booked by the foreign branches and affiliates of local financial institutions as of December 31, 2001.

                   g) For the rescheduled deposits that have not been subject to the option contained in (a) above, the related system will remain effective. Rescheduled deposits shall be negotiable securities, and will be traded publicly and negotiable in Argentine self-regulated markets. Additionally, rescheduled deposits may be used to settle loans granted by the same financial institution with which such funds are deposited for a term equal or longer than the related rescheduled deposit.

     31.2.    IMPACT OF THESE NEW MEASURES ON THE BANK'S PARTICULAR SITUATION

              On May 22, 2002, the Bank accepted the amendments to the terms and conditions of the secured loans imposed by Decree No. 1646/01, which consist basically in the converting into Argentine pesos of the secured loans originally denominated in US dollars, the new interest rates and the possible modification of the security based on the new agreement entered into by the Federal and the Provincial governments on February 27, 2002. Moreover, all other rights under the secured loan agreements remain effective, including the possibility of compensating unpaid principal and interest balances with the Bank's tax obligations deriving from tax amounts provided as security for such loans.

                   BANCO RIO DE LA PLATA S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 2001, 2002 AND 1999

                         (STATED IN THOUSANDS OF PESOS)

              As mentioned in note 16.c), after December 31, 2001, i.e. subsequent to fiscal year, the Bank issued the fortieth, forty-second, and forty-third series of Corporate Bonds for a total amount of US$ 270 million, within the Short-term Corporate Bonds Global Issuance Program for an amount of US$ 500 million. In addition, on April 11, 2002, the Bank issued the eighth series of Corporate Bonds for a total amount of ARS 26 million within the Short- and Medium-Term Corporate Bonds Global Issuance Program for a total amount of US$ 1 billion. As of the date of these consolidated financial statements, the Bank continues with their operations without generating the noncompliance of their corporate bonds. The Bank has renovated their corporate bonds. As mentioned in note 16, in accordance to deteriorating liquidity position of the financial markets the Bank anticipates that it may not able to obtain the financing it needs during calendar 2002 to repay its foreign debt pursuant to its original terms. In addition, the Bank must obtain the Argentine Central Bank's approval to convert pesos into dollars and transfer funds abroad in order to make principal and interest payments on such debt.

     31.3. MERGER WITH ORIGENES VIVIENDA Y CONSUMO COMPANIA FINANCIERA S.A. (FORMER ORIGENES VIVIENDA S.A.) AND SALE OF SANTANDER RIOBANK (GRAND CAYMAN)

              On January 3, 2002, controlling shareholders of Banco Rio de la Plata S.A. and Origenes Vivienda y Consumo Compania Financiera S.A. (former Origenes Vivienda S.A., company fully and indirectly controlled by SCH Group) signed an agreement to merge both companies, whereby all transactions of the absorbed company, Origenes Vivienda y Consumo Compania Financiera S.A., are assumed by the absorbing company, Banco Rio de la Plata S.A. Such merger will be retroactively effective for legal purposes as from January 1, 2002, upon approval by the related oversight authorities. Management believes that the effect of this merger does not have a material impact on the Bank consolidated financial condition or results of operations.

              On the other hand, on January 4, 2002, an agreement was signed for the purchase of Santander Riobank (Grand Cayman)'s stock, whereby Banco Rio de la Plata S.A. sells Santander Overseas Bank Inc. its 100% equity interest on Santander Riobank (Grand Cayman). The gain
              (loss) resulting from selling off Santander Riobank (Grand Cayman) was immaterial.

     These new events, in addition to other special actions currently implemented by the Bank, are part of a plan to enable the Bank to continue operating and to comply with BCRA liquidity and cash requirements.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2000,
TOGETHER WITH AUDITOR'S REPORT
AND STATUTORY AUDIT COMMITTEE'S REPORT

AUDITOR'S REPORT

(English translation of the report originally issued in Spanish, except for paragraph 7 of this report and the omission of certain disclosures related to formal legal requirements for reporting in Argentina) -See note 18 to the Financial Statements

To the Directors of

BANCO RIO DE LA PLATA S.A.

Bartolome Mitre 480

Buenos Aires

         1. We have audited the balance sheets of BANCO RIO DE LA PLATA S.A. (a bank organized under Argentine legislation) as of December 31, 2001 and 2000 and the related statements of income, changes in stockholders' equity and cash flows for the fiscal years then ended. We have also audited the consolidated balance sheets of BANCO RIO DE LA PLATA S.A. and its subsidiaries as of December 31, 2001 and 2000 and the related statements of income and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Bank's Management. Our responsibility is to issue a report on these financial statements based on our audits.

         2. Our work was made in accordance with generally accepted auditing standards in Argentina and the "Minimum standards for independent audits" of the Central Bank of the Argentine Republic (BCRA). An audit requires that the auditor plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Bank's Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

         3. As mentioned in note 4 to the accompanying financial statements, the Bank and its subsidiaries hold securities issued by the Argentine federal government and governments of Argentine provinces and carry receivables from credit assistance to customers in the non-financial public sector and the non-financial private sector and, as detailed in Exhibit E, investments in subsidiaries. In view of the situation described in note 1, it is not possible to determine the future effects that the prolongation of the economic crisis that Argentina is undergoing could have on the recoverability of the accounting value of such holding, financing and investments in subsidiaries. The accompanying financial statements do not contain any adjustments that may derive from the resolution of such uncertainties.

         4. As explained in detail in note 1 to the accompanying financial statements, during the last few months profound changes were introduced into the Argentine economic framework and the Convertibility Law, which pegged the Argentine peso at par with the US dollar and had been in effect since 1991, was amended; such changes included the devaluation of the Argentine peso in relation to the US dollar and the mandatory conversion of assets and liabilities denominated in foreign currency into pesos - the effects of which are to be recognized in the following fiscal year, in accordance with Argentine professional accounting standards and BCRA standards - as well as severe restrictions on withdrawal of funds from the financial system and on fund transfers abroad. These initial measures significantly affected the liquidity, solvency and profitability of the financial system as a whole, which made it necessary for the Argentine government and the BCRA to adopt further regulations to moderate the abovementioned effects and foster the restructuring of the financial system; such additional regulations are currently being issued and implemented. This situation and the final outcome of the uncertainties mentioned above could continue to affect the financial position and equity of the Bank's and its subsidiaries. The accompanying financial statements have been prepared assuming that the Bank will continue as a going concern, based on the understanding that the restructuring of the financial system as a whole and the Bank's own plans and actions will allow it to continue its operations and meet the solvency and liquidity ratios required by the BCRA; accordingly, these financial statements do not include adjustments related to the recoverability of the asset amounts recorded or the sufficiency of liabilities, as may be required if the situations described is not resolved favorably.

         5. As explained in note 6 to the accompanying financial statements, the Bank and its subsidiaries, in valuing a portion of their government securities, certain assets in government securities applied to repurchase agreements, and the guaranteed loans to the non-financial public sector as of December 31, 2001 and 2000, the Bank and its subsidiaries applied certain criteria that are in conformity with BCRA standards but depart from effective Argentine professional accounting standards. The effects of applying such criteria on stockholders' equity and results of operations for the years then ended are disclosed in the abovementioned note 6.

         6. In view of the significance of the uncertainties mentioned in paragraphs three and four above, we are not in a position to express, and accordingly do not express, any opinion on the financial position of BANCO RIO DE LA PLATA S.A. or on the consolidated financial position of BANCO RIO DE LA PLATA S.A. and its subsidiaries as of December 31, 2001, or the respective results of operations or cash flows for the year then ended.

              On the other hand, in our opinion, the financial statements of BANCO RIO DE LA PLATA S.A. as of December 31, 2000 - individual and consolidated
- present fairly, in all material respects, its financial position as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with BCRA standards, the Argentine Business Associations Law, the relevant CNV (Argentine National Securities Commission) standards and, except for the matter mentioned in the fifth paragraph with Argentine professional accounting standards.

         7. As further disclosed in note 18, the financial statements referred to in paragraph 1 may not present financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the countries of the users of the financial statements, other than Argentina. The effects of the differences, if any, between Argentine generally accepted accounting principles and the accounting principles generally accepted in the countries in which the accompanying financial statements are to be used have not been quantified.

Buenos Aires,                                PISTRELLI, DIAZ Y ASOCIADOS
     April 26, 2002                        C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                               /s/ ERNESTO J. CASSANI
                                                   ERNESTO J. CASSANI
                                                       Partner
                                          Certified Public Accountant U.B.
                                          C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2000
                 (Translation of financial statements originally
                        issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                    ASSETS                                         2001             2000
-------------------------------------------------------------------------------------------------------------
A.       CASH AND DUE FROM BANKS                                                   1,281,408        1,081,587
-------------------------------------------------------------------------------------------------------------
         - Cash                                                                      250,932          278,518
         - Banks and correspondents                                                1,030,476          803,069
-------------------------------------------------------------------------------------------------------------
B.       GOVERNMENT AND PRIVATE SECURITIES (Exhibit A)                               442,772        1,825,848
-------------------------------------------------------------------------------------------------------------
         - Holdings in investment accounts                                           179,208        1,573,739
         - Holdings for trading                                                        3,012          184,094
         - Unlisted government securities                                            251,928           24,971
         - Investments in listed private securities                                    8,624           43,044

-------------------------------------------------------------------------------------------------------------
C.       LOANS (Exhibits B, C and D)                                               5,970,175        6,267,843
-------------------------------------------------------------------------------------------------------------
         - To the nonfinancial public sector                                       1,977,258        1,629,043
         - To the financial sector                                                   136,419           84,813
         - To the private nonfinancial sector and foreign residents:               4,079,678        4,789,054
              - Overdraft                                                          1,326,776        1,697,659
              - Promissory notes                                                     776,503        1,010,976
              - Real estate mortgage                                               1,166,087        1,148,042
              - Collateral loans                                                     145,125          190,668
              - Consumer                                                             204,392          244,712
              - Credit Cards                                                         303,470          299,458
              - Other                                                                 91,971          186,224
              - Accrued interest and price differences receivable                     84,159           82,688
              - Unapplied collections                                                   (497)         (14,351)
              - Unearned discount                                                    (18,308)         (57,022)
           Less: Allowances (Exhibit J)                                             (223,180)        (235,067)
-------------------------------------------------------------------------------------------------------------
D.       OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS                               857,177        4,310,653
-------------------------------------------------------------------------------------------------------------
         - Central Bank of the Argentine Republic                                    117,521        1,107,475
         - Receivables on spot and forward transactions                              356,378        1,738,762
         - Securities and foreign exchange receivable on spot and forward
            purchases                                                                127,463        1,345,405
         - Premiums on options purchased                                               1,027            1,648
         - Unlisted corporate bonds ( Exhibits B, C and D )                          195,577           53,153
         - Other not included in Debtor Rating Standards                              55,253           54,862
         - Other included in Debtor Rating Standards ( Exhibits B, C and D )           8,094            7,969
         - Accrued interest receivable included in Debtor Rating Standards
            (Exhibits B, C and D )                                                     1,113            4,963
           Less: Allowances (Exhibit J)                                               (5,249)          (3,584)

-------------------------------------------------------------------------------------------------------------
E.       ASSETS COVERED BY FINANCING LEASES                                           64,253           61,137
-------------------------------------------------------------------------------------------------------------
         - Assets covered by financing leases ( Exhibits B, C and D )                 67,521           65,903
           Less: Allowances (Exhibit J)                                               (3,268)          (4,766)

-------------------------------------------------------------------------------------------------------------
F.       INVESTMENTS IN OTHER COMPANIES (Exhibit E)                                  254,964          213,082
-------------------------------------------------------------------------------------------------------------
         - Banking                                                                   182,188          174,439
         - Others                                                                     73,017           38,884
           Less: Allowances (Exhibit J)                                                 (241)            (241)

-------------------------------------------------------------------------------------------------------------
G.       OTHER RECEIVABLES                                                           144,186           71,567
-------------------------------------------------------------------------------------------------------------
         - From sale of assets (Exhibits B, C and D)                                      --                4
         - Other (Note 7.a) )                                                        148,942           78,084
         - Other accrued interest receivable                                             431               73
           Less: Allowances (Exhibit J)                                               (5,187)          (6,594)

-------------------------------------------------------------------------------------------------------------
H.       BANK PREMISES AND EQUIPMENT (Exhibit F)                                     318,299          343,462
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
I.       OTHER ASSETS (Exhibit F)                                                     24,417           21,936
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
J.       INTANGIBLE ASSETS (Exhibit G)                                                35,709           46,641
-------------------------------------------------------------------------------------------------------------
         - Goodwill                                                                      433              625
         - Organizations and development expenses                                     35,276           46,016

-------------------------------------------------------------------------------------------------------------
K.       SUSPENSE ITEMS                                                                  629            7,243
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

                       TOTAL ASSETS                                                9,393,989       14,250,999

                                                                              Signed for identification purposes
    /s/ENRIQUE CRISTOFANI               /s/ANGEL O. AGALLANO                   with our report dated 04-26-2002
     ENRIQUE CRISTOFANI                   ANGEL O. AGALLANO                       PISTRELLI, DIAZ Y ASOCIADOS
   Executive Vice-Chairman         Administration & System Manager,             C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
     and General Manager                   and Controller

                                                                                  /s/ERNESTO J. CASSANI
                                                                                     ERNESTO J. CASSANI
             /s/ARNALDO L. GOMEZ YICHE                                                   Partner
              ARNALDO L. GOMEZ YICHE                                           Certified Public Accountant U.B.
                 Chief Accountant                                              C.P.C.E.C.A.B.A. Vol. 90 Fo.97
                                                                            and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                LIABILITIES                                        2001        2000
-------------------------------------------------------------------------------------------------------
L.   DEPOSITS (Exhibits H and I)                                                 5,813,369    7,024,592
-------------------------------------------------------------------------------------------------------
     - Nonfinancial public sector                                                    8,193        3,570
     - Financial sector                                                              5,335      408,799
     - Private nonfinancial sector and foreign residents:                        5,799,841    6,612,223
          - Checking accounts                                                    1,205,645      473,442
          - Savings accounts                                                     1,853,768    1,462,249
          - Certificates of deposits                                             1,999,792    4,470,732
          - Investments accounts                                                   465,119       74,505
          - Other                                                                  230,737       83,538
          - Accrued interest and price differences payable                          44,780       47,757

-------------------------------------------------------------------------------------------------------
M.  OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS (Exhibits I)                   2,342,452    5,677,744
-------------------------------------------------------------------------------------------------------
    - Central Bank of the Argentine Republic - Other                                   632        1,672
    - Banks and international organizations                                        603,046      809,041
    - Unsubordinated corporate bonds                                             1,031,285      979,532
    - Amounts payable on spot and forward purchases                                131,104    1,271,013
    - Securities and foreign currency payable on spot and forward sales            340,981    2,270,190
    - Premiums on options sold                                                          15           --
    - Financing from local financial  institutions                                  46,540      206,300
    - Other                                                                        171,294      120,906
    - Accrued interest and price differences payable                                17,555       19,090

-------------------------------------------------------------------------------------------------------
N.  OTHER LIABILITIES                                                              124,375      174,168
-------------------------------------------------------------------------------------------------------
    - Dividends payable                                                              1,574        1,114
    - Other (Note 7.b))                                                            122,801      173,054

-------------------------------------------------------------------------------------------------------
O.  CONTINGENT LIABILITIES (Exhibit J)                                              47,498       27,959
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
P.  SUSPENSE ITEMS                                                                   4,827        6,888
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

                             TOTAL LIABILITIES                                   8,332,521   12,911,351
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
    STOCKHOLDERS' EQUITY (as per respective statement)                           1,061,468    1,339,648
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

                   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    9,393,989   14,250,999

                                                                                Signed for identification purposes
    /s/ENRIQUE CRISTOFANI               /s/ANGEL O. AGALLANO                     with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                   ANGEL O. AGALLANO                        PISTRELLI, DIAZ Y ASOCIADOS
    Executive Vice-Chairman         Administration & System Manager,              C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                  and Controller

                                                                                      /s/ERNESTO J. CASSANI
                                                                                         ERNESTO J. CASSANI
             /s/ARNALDO L. GOMEZ YICHE                                                        Partner
              ARNALDO L. GOMEZ YICHE                                                Certified Public Accountant U.B.
                 Chief Accountant                                                   C.P.C.E.C.A.B.A. Vol. 90 Fo.97
                                                                                 and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July
31, 2107

                                   MEMORANDUM ACCOUNTS                                        2001            2000
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
      DEBIT BALANCES                                                                         14,836,987        18,528,975
-------------------------------------------------------------------------------------------------------------------------

                                                                                        ---------------------------------
      CONTINGENCIES                                                                           4,382,639         4,348,956
                                                                                        ---------------------------------
      - Credit lines taken (unused balances)                                                         --           350,000
      - Guarantees received                                                                   3,488,518         3,288,215
      - Other not included in Debtor Rating Standards                                           300,000                --
      - Contra to contingency account debit balances                                            594,121           710,741

                                                                                        ---------------------------------
      CONTROL ACCOUNTS                                                                       10,044,521        14,147,977
                                                                                        ---------------------------------
      - Loans classified as irrecoverable                                                       567,654           423,996
      - Other (Note 7.c) )                                                                    9,337,933        13,396,622
      - Contra to control account debit balances                                                138,934           327,359

                                                                                        ---------------------------------
      DERIVATIVE ACCOUNTS (Notes 13 and 14)                                                     378,739             7,794
                                                                                        ---------------------------------
      - "Notional" value of call options purchased                                                  363                --
      - "Notional" value of put options purchased                                                43,682                --
      - Other                                                                                   223,175                --
      - Contra to derivatives account debit balances                                            111,519             7,794

                                                                                        ---------------------------------
      FIDUCIARY ACCOUNTS                                                                         31,088            24,248
                                                                                        ---------------------------------
      - Trust funds                                                                              31,088            24,248

-------------------------------------------------------------------------------------------------------------------------
      CREDIT BALANCES                                                                        14,836,987        18,528,975
-------------------------------------------------------------------------------------------------------------------------

                                                                                        ---------------------------------
      CONTINGENCIES                                                                           4,382,639         4,348,956
                                                                                        ---------------------------------
      - Agreed-upon credits (unused balances) included in Debtor Rating Standards
         (Exhibits B, C and D)                                                                  376,661           432,038
      - Other guarantees given included in Debtor Rating Standards
         (Exhibits B, C and D)                                                                  105,076           137,367
      - Other included in Debtor Rating Standards (Exhibits B, C and D)                         112,384           141,336
      - Contra to contingency account credit balances                                         3,788,518         3,638,215

                                                                                        ---------------------------------
      CONTROL ACCOUNTS                                                                       10,044,521        14,147,977
                                                                                        ---------------------------------
      - Checks to be credited                                                                   223,099           261,732
      - Other                                                                                     2,522             2,417
      - Contra to control account credit balances                                             9,818,900        13,883,828

                                                                                        ---------------------------------
      DERIVATIVE ACCOUNTS (Notes 13 and 14)                                                     378,739             7,794
                                                                                        ---------------------------------
      - "Notional" value of call options sold                                                    11,519             7,794
      - "Notional" value of put options sold                                                    100,000                --
      - Contra to derivatives account credit balances                                           267,220                --

                                                                                        ---------------------------------
      FIDUCIARY ACCOUNTS                                                                         31,088            24,248
                                                                                        ---------------------------------
      - Contra to fiduciary account credit balances                                              31,088            24,248

Notes 1 to 18 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

                                                                                Signed for identification purposes
    /s/ENRIQUE CRISTOFANI               /s/ANGEL O. AGALLANO                     with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                   ANGEL O. AGALLANO                        PISTRELLI, DIAZ Y ASOCIADOS
    Executive Vice-Chairman         Administration & System Manager,               C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
     and General Manager                   and Controller

                                                                                      /s/ERNESTO J. CASSANI
                                                                                         ERNESTO J. CASSANI
             /s/ARNALDO L. GOMEZ YICHE                                                        Partner
              ARNALDO L. GOMEZ YICHE                                                Certified Public Accountant U.B.
                 Chief Accountant                                                   C.P.C.E.C.A.B.A. Vol. 90 Fo.97
                                                                                 and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                               STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001
               PRESENTED COMPARATIVELY WITH THE PRIOR FISCAL YEAR
       (Translation of financial statements originally issued in Spanish -
                                  See note 18)
                        - Stated in thousands of pesos -

                                                                                       2001           2000
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
A.   FINANCIAL INCOME                                                                 1,127,504      1,249,294
--------------------------------------------------------------------------------------------------------------
     - Interest on cash and due from banks                                               27,490         41,400
     - Interest on loans to the financial sector                                         19,861         12,981
     - Overdraft interest                                                               276,405        264,221
     - Interest on promissory notes                                                     351,568        298,510
     - Interest on real estate mortgage loans                                           144,681        129,457
     - Interest on collateral loans                                                      24,161         20,885
     - Credit card interest                                                              57,997         67,510
     - Interest on other loans                                                           59,501         72,526
     - Interest on other receivables from financial transactions                          5,807          4,216
     - Net gain on government and private securities                                     26,146        212,183
     - Net gain on guaranteed loans - Decree 1387/01                                     18,632             --
     - Other                                                                            115,255        125,405
--------------------------------------------------------------------------------------------------------------
B.   FINANCIAL EXPENSE                                                                 (662,221)      (638,921)
--------------------------------------------------------------------------------------------------------------
     - Interest on checking accounts                                                    (12,477)            (6)
     - Interest on savings deposits                                                     (23,258)       (39,972)
     - Interest on certificates of deposits                                            (388,546)      (334,024)
     - Interest on financial sector's financing                                          (4,474)        (1,806)
     - Interest on other liabilities from financial transactions                       (139,456)      (182,422)
     - Other interest                                                                   (21,954)        (5,883)
     - Net expense from options                                                          (2,738)        (1,808)
     - Other                                                                            (69,318)       (73,000)

--------------------------------------------------------------------------------------------------------------
     GROSS MARGIN ON FINANCIAL TRANSACTIONS                                             465,283        610,373
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
C.   PROVISION FOR LOAN LOSSES AND OTHER RECEIVABLES FROM FINANCIAL
      TRANSACTIONS                                                                     (263,878)      (147,329)
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
D.   SERVICE CHARGE INCOME                                                              328,918        310,479
--------------------------------------------------------------------------------------------------------------
     - Related to assets                                                                 39,110         54,207
     - Related to liabilities                                                           116,222         89,085
     - Other commissions                                                                 34,587         20,375
     - Other (Note 7.d) )                                                               138,999        146,812

--------------------------------------------------------------------------------------------------------------
E.   SERVICE CHARGE EXPENSE                                                             (62,938)       (55,528)
--------------------------------------------------------------------------------------------------------------
     - Commissions                                                                      (42,066)       (39,290)
     - Other (Note 7.e) )                                                               (20,872)       (16,238)

--------------------------------------------------------------------------------------------------------------
F.   OPERATING EXPENSES                                                                (497,324)      (516,025)
--------------------------------------------------------------------------------------------------------------
     - Personnel expenses                                                              (275,978)      (260,941)
     - Directors' and statutory auditors' fees                                             (337)          (551)
     - Other fees                                                                       (14,537)       (44,564)
     - Advertising and publicity                                                        (19,530)       (20,155)
     - Taxes                                                                            (14,616)       (10,621)
     - Other operating expense (Note 7.f) )                                            (134,278)      (142,105)
     - Other                                                                            (38,048)       (37,088)

--------------------------------------------------------------------------------------------------------------
     NET (LOSS) / GAIN ON FINANCIAL TRANSACTIONS                                        (29,939)       201,970
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
G.   OTHER INCOME                                                                        70,875         95,151
--------------------------------------------------------------------------------------------------------------
     - Income from long-term investments in other companies                              13,311         43,006
     - Punitive interest                                                                  2,917          3,224
     - Receivables recovered and allowances restored to income                           44,031         33,573
     - Other                                                                             10,616         15,348

--------------------------------------------------------------------------------------------------------------
H.   OTHER EXPENSE                                                                      (51,144)       (44,678)
--------------------------------------------------------------------------------------------------------------
     - Punitive interest and charges payable to the BCRA                                    (85)          (131)
     - Allowances for doubtful accounts and other allowances                            (23,619)       (19,872)
     - Other (Note 7.g) )                                                               (27,440)       (24,675)

--------------------------------------------------------------------------------------------------------------
     NET INCOME BEFORE INCOME TAX                                                       (10,208)       252,443
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
I.   INCOME TAX                                                                              --        (44,850)
--------------------------------------------------------------------------------------------------------------

                      NET (LOSS) / GAIN FOR THE FISCAL YEAR                             (10,208)       207,593

Notes 1 to 18 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                         with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                          PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
                                                                                                        Partner
               /s/ARNALDO L. GOMEZ YICHE                                                  Certified Public Accountant U.B.
                 ARNALDO L. GOMEZ YICHE                                                   C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                    Chief Accountant                                                    and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001
               PRESENTED COMPARATIVELY WITH THE PRIOR FISCAL YEAR
     (Translation of financial statements originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                                                  2001
                                                                                             ---------------
                                                                                                CAPITAL
                               MOVEMENTS                                                         STOCK
----------------------------------------------------------------------------------------     ---------------
1. Balance at beginning of fiscal year                                                               346,742

2. Distribution of unappropriated earnings approved by Stockholders'Meeting of 04-27-2001 and 04-28-2000
      - Legal reserve
      - Cash dividends

3. Distribution of unappropriated earnings approved by the Board Directors as of June
    19, 2001, pursuant to the authorization of the Regular General Shareholders'Meeting held on April 27, 2001
      - Cash dividends

4. Resolutions of the 04-28-2000 Regular Stockholdes'Meeting:
      - Capital increase upon merger with Banco Tornquist S.A.
      - Accounting for merger premium
      - Incorporation of irrevocable contributions for future capital subscriptions upon the merger with Banco Tornquist S.A.
      - Incorporation of adjustments to equity, legal reserve, other reserves and unappropriated earnings upon the merger with Banco Tornquist S.A.

5. Reimbursement of irrevocable contributions approved by the Board of Directors at its 11-16-2001 and 10-04-2000 meeting

6. Net (loss) / Gain for the fiscal year

                                                                                             ---------------
7. Balance at end of the fiscal year                                                                 346,742
                                                                                             ===============

                                                                                                          2001
                                                                                             ------------------------------
                                                                                              NONCAPITALIZED CONTRIBUTIONS
                                                                                             ------------------------------
                               MOVEMENTS                                                       SHARE
                                                                                               ISSUE         IRREVOCABLE
                                                                                              PREMIUMS      CONTRIBUTIONS
----------------------------------------------------------------------------------------     ------------------------------
1. Balance at beginning of fiscal year                                                           179,887             38,000

2. Distribution of unappropriated earnings approved by Stockholders'Meeting of 04-27-2001 and 04-28-2000
      - Legal reserve
      - Cash dividends

3. Distribution of unappropriated earnings approved by the Board Directors as of June
    19, 2001, pursuant to the authorization of the Regular General Shareholders'Meeting held on April 27, 2001
      - Cash dividends

4. Resolutions of the 04-28-2000 Regular Stockholdes'Meeting:
      - Capital increase upon merger with Banco Tornquist S.A.
      - Accounting for merger premium
      - Incorporation of irrevocable contributions for future capital subscriptions upon the merger with Banco Tornquist S.A.
      - Incorporation of adjustments to equity, legal reserve, other reserves and unappropriated earnings upon the merger with Banco Tornquist S.A.

5. Reimbursement of irrevocable contributions approved by the Board of Directors at
    its 11-16-2001 and 10-04-2000 meeting                                                                           (38,000)

6. Net (loss) / Gain for the fiscal year

                                                                                             ------------------------------
7. Balance at end of the fiscal year                                                             179,887                 --
                                                                                             ==============================

                                                                                                             2001
                                                                                             ---------------------------------------
                               MOVEMENTS                                                       ADJUSTMENTS          EARNINGS
                                                                                                   TO               RESERVED
                                                                                              STOCKHOLDERS'  ----------------------
                                                                                                 EQUITY       LEGAL        OTHER
----------------------------------------------------------------------------------------     ---------------------------------------
1. Balance at beginning of fiscal year                                                              124,050     293,553      85,920

2. Distribution of unappropriated earnings approved by Stockholders'Meeting of 04-27-2001 and 04-28-2000
      - Legal reserve
      - Cash dividends                                                                                           41,519

3. Distribution of unappropriated earnings approved by the Board Directors as of June
    19, 2001, pursuant to the authorization of the Regular General Shareholders'Meeting held on April 27, 2001
      - Cash dividends

4. Resolutions of the 04-28-2000 Regular Stockholdes'Meeting:
      - Capital increase upon merger with Banco Tornquist S.A.
      - Accounting for merger premium
      - Incorporation of irrevocable contributions for future capital subscriptions upon the merger with Banco Tornquist S.A.
      - Incorporation of adjustments to equity, legal reserve, other reserves and unappropriated earnings upon the merger with Banco Tornquist S.A.

5. Reimbursement of irrevocable contributions approved by the Board of Directors at its 11-16-2001 and 10-04-2000 meeting

6. Net (loss) / Gain for the fiscal year

                                                                                             ---------------------------------------
7. Balance at end of the fiscal year                                                                124,050     335,072      85,920
                                                                                             =======================================
                                                                                                         (1)                     (2)

                                                                                                           2001
                                                                                             --------------------------------
                               MOVEMENTS                                                      UNAPPROPRIATED
                                                                                                 EARNINGS         TOTAL
----------------------------------------------------------------------------------------     --------------------------------
1. Balance at beginning of fiscal year                                                              271,496         1,339,648

2. Distribution of unappropriated earnings approved by Stockholders'Meeting of 04-27-2001 and 04-28-2000
      - Legal reserve
      - Cash dividends                                                                              (41,519)
                                                                                                    (62,278)          (62,278)
3. Distribution of unappropriated earnings approved by the Board Directors as of June
    19, 2001, pursuant to the authorization of the Regular General Shareholders'Meeting held on April 27, 2001
      - Cash dividends                                                                             (167,694)         (167,694)

4. Resolutions of the 04-28-2000 Regular Stockholdes'Meeting:
      - Capital increase upon merger with Banco Tornquist S.A.
      - Accounting for merger premium
      - Incorporation of irrevocable contributions for future capital subscriptions upon the merger with Banco Tornquist S.A.
      - Incorporation of adjustments to equity, legal reserve, other reserves and unappropriated earnings upon the merger with Banco Tornquist S.A.

5. Reimbursement of irrevocable contributions approved by the Board of Directors at
    its 11-16-2001 and 10-04-2000 meeting                                                                             (38,000)

6. Net (loss) / Gain for the fiscal year                                                            (10,208)          (10,208)

                                                                                             --------------------------------
7. Balance at end of the fiscal year                                                                (10,203)        1,061,468
                                                                                             ================================

                                                                                                  2000
                                                                                             --------------
                               MOVEMENTS                                                          TOTAL
----------------------------------------------------------------------------------------     --------------
1. Balance at beginning of fiscal year                                                            1,205,554

2. Distribution of unappropriated earnings approved by Stockholders'Meeting of 04-27-2001 and 04-28-2000
      - Legal reserve
      - Cash dividends                                                                              (35,750)

3. Distribution of unappropriated earnings approved by the Board Directors as of June
    19, 2001, pursuant to the authorization of the Regular General Shareholders'Meeting held on April 27, 2001
      - Cash dividends

4. Resolutions of the 04-28-2000 Regular Stockholdes'Meeting:
      - Capital increase upon merger with Banco Tornquist S.A.                                       11,474
      - Accounting for merger premium                                                               125,726
      - Incorporation of irrevocable contributions for future capital subscriptions upon
         the merger with Banco Tornquist S.A.                                                        55,000
      - Incorporation of adjustments to equity, legal reserve, other reserves and
         unappropriated earnings upon the merger with Banco Tornquist S.A.                         (174,949)

5. Reimbursement of irrevocable contributions approved by the Board of Directors at
    its 11-16-2001 and 10-04-2000 meeting                                                           (55,000)

6. Net (loss) / Gain for the fiscal year                                                            207,593

                                                                                             --------------
7. Balance at end of the fiscal year                                                              1,339,648
                                                                                             ==============

(1) Adjustments to Stockholders' Equity                                         (2) Earnings reserved - Other
    Net Worth Adjustment Fund-Appraisal revaluation reserve    44,705               Mandatory reserves               1,590
    Adjustment to Capital                                      79,345               Voluntary reserves              84,330
                                                             --------                                              -------
                                                              124,050                                               85,920
                                                             ========                                              =======

Notes 1 to 18 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

   /s/ENRIQUE CRISTOFANI         /s/ANGEL O. AGALLANO           /s/ARNALDO L. GOMEZ YICHE       Signed for identification purposes
    ENRIQUE CRISTOFANI             ANGEL O. AGALLANO              ARNALDO L. GOMEZ YICHE        with our report dated 04-26-2002
   Executive Vice-Chairman   Administration & System Manager,        Chief Accountant           PISTRELLI, DIAZ Y ASOCIADOS
    and General Manager             and Controller                                               C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                                    /s/ERNESTO J. CASSANI
                                                                                                        ERNESTO J. CASSANI
                                                                                                           Partner
                                                                                                 Certified Public Accountant U.B.
                                                                                                C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                             and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                             STATEMENT OF CASH FLOWS
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001
               PRESENTED COMPARATIVELY WITH THE PRIOR FISCAL YEAR
     (Translation of financial statements originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                                    2001            2000
                                                                                ----------------------------
                                     CHANGES IN CASH
                                                                                ------------    ------------
CASH AND DUE FROM BANKS AT BEGINNING OF THE FISCAL YEAR                            1,081,587       1,039,558
                                                                                ------------    ------------

Increase in cash                                                                     199,821          42,029

                                                                                ------------    ------------
CASH AND DUE FROM BANKS AT END OF THE FISCAL YEAR                                  1,281,408       1,081,587
                                                                                ------------    ------------

                                 CAUSES OF CHANGES IN CASH

Financial income collected                                                         1,096,602       1,002,494
Service charge income collected                                                      328,814         310,516

Less:
Financial expense paid                                                              (694,282)       (621,486)
Service charge expense paid                                                          (58,047)        (56,620)
Operating expense paid                                                              (474,605)       (436,689)

                                                                                ------------    ------------
CASH PROVIDED BY RECURRING OPERATIONS                                                198,482         198,215
                                                                                ------------    ------------

Other sources of cash:
   - Net increase in deposits                                                             --         989,543
   - Net increase in other liabilities from financial transactions                        --       1,063,596
   - Net decrease in government and private securities                             1,406,838              --
   - Net decrease in loans                                                            46,250              --
   - Net decrease in other receivables from financial transactions                 3,428,502              --
   - Increase in stockholders' equity upon merger with Banco Tornquist S.A               --           17,251
   - Other sources of cash                                                            66,350          36,278

                                                                                ------------    ------------
OTHER CASH PROVIDED                                                                4,947,940       2,106,668
                                                                                ------------    ------------

Other uses of cash:
   - Net increase in government and private securities                                    --         219,065
   - Net increase in loans                                                                --         506,236
   - Net increase  in other receivables from financial transactions                       --       1,336,209
   - Net increase in other assets                                                    136,055          72,295
   - Net decrease in deposits                                                      1,205,743              --
   - Net decrease in other liabilities from financial transactions                 3,313,602              --
   - Net decrease in other liabilities                                                23,292          25,016
   - Reimbursement of irrevocable contributions                                       38,000          55,000
   - Cash dividends paid                                                             229,512          48,674
   - Other uses of cash                                                                  397             359

                                                                                ------------    ------------
TOTAL CASH USED                                                                    4,946,601       2,262,854
                                                                                ------------    ------------

                                                                                ------------    ------------
                                     INCREASE IN CASH                                199,821          42,029
                                                                                ------------    ------------

Notes 1 to 18 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                         with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                          PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
                                                                                                        Partner
               /s/ARNALDO L. GOMEZ YICHE                                                  Certified Public Accountant U.B.
                 ARNALDO L. GOMEZ YICHE                                                   C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                    Chief Accountant                                                    and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

1.  MACROECONOMIC SITUATION OF THE FINANCIAL SYSTEM AND THE BANK

    1.1. EFFECTS OF THE DEVALUATION OF THE ARGENTINE PESO AND OTHER CHANGES TO ECONOMIC LEGISLATION AND REGULATIONS

          The economic and financial situation in Argentina deteriorated unrelentingly over the last few months; since June 30, 2001, this was basically reflected in an increase in sovereign risk, diminishing reserves, continuing fiscal imbalance, lower deposits in the financial system overall, deeply recessionary conditions with significant drops in both consumption and investment, decreased actual cash flows, difficulties to settle short-term debt and a deteriorating chain of payments.

          On November 1, 2001, the Argentine Government announced a new economic plan, the main measures of which related to the comprehensive restructuring of public debt at lower interest rates, launching a plan to revive the economy, and other fiscal measures, while the convertibility law (whereby the Argentine peso was pegged at par with the US dollar) and the balanced-budget law were to remain in effect.

          Although the domestic phase of the national public-debt restructuring process pursuant to Decree No. 1387/01 was successful, a new crisis broke out on November 30, 2001, triggered by the loss of deposits out of the financial system, which led the Government to issue Decree No. 1570/01, which set tight restrictions on the withdrawal of cash from banks and controls on the transfer of funds abroad while fostering an increased dollarization of the economy.

          Subsequent to year-end, the deterioration of the economic and financial situation affected the institutions, with several successive changes taking place at the highest levels of the Federal Executive, which culminated with National Congress electing a new President to complete the constitutional period until December 10, 2003. In the interim, the suspension of payments on public debt, domestic and foreign, was declared.

          On January 6, 2002, National Congress enacted Public Emergency and Foreign Exchange System Reform Law No. 25,561, which introduced deep changes to the economic framework effective until then and, particularly, amended the Convertibility Law (whereby the Argentine peso was pegged at par with the US dollar) which had been in effect since March 1991; Law No. 25,561 also empowered the Federal Executive to issue additional monetary, financial and foreign exchange measures aimed at overcoming the economic crisis in the medium term. The law included, among others, the following measures:

          a) The switch into pesos of certain debts towards the financial sector originally denominated in US dollars and outstanding as of December 31, 2001, at the exchange rate of one Argentine peso
              (ARS) to each US dollar;

                                                                                      Signed for identification purposes
                                                                                      with our report dated 04-26-2002
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                        PISTRELLI, DIAZ Y ASOCIADOS
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                          C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
     Executive Vice-Chairman          Administration & System Manager,
      and General Manager                    and Controller

                           /s/ARNALDO L. GOMEZ YICHE                                        /s/ERNESTO J. CASSANI
                             ARNALDO L. GOMEZ YICHE                                           ERNESTO J. CASSANI
                                Chief Accountant                                                  Partner
                                                                                         Certified Public Accountant U.B.
                                                                                       C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

          b) The switch into pesos of private contracts stipulated in US dollars or including indexation clauses, over a term of 180 days, at the exchange rate of ARS 1 to each US dollar;

          c) The switch into pesos at the exchange rate of ARS 1 to each US dollar of public utility rates priorly stipulated in US dollars, to be subsequently renegotiated on a case-by-case basis;

          d) The implementation of a new system levying duties on the export of oil and gas;

          e) Empowering the Federal Executive to establish compensatory measures to avoid imbalances in financial institutions that may result from the switch into pesos of certain receivables.

          Furthermore, Federal Executive Decree No. 71/02 and Central Bank of the Argentine Republic (BCRA) Communique "A" 3425 established an "officially-ruled" foreign exchange market, basically for exports and certain imports and financial transactions, and another "free" exchange market (floating rate) for all other transactions. The officially-ruled exchange rate was set at ARS 1.4 to each US dollar, while the exchange rate on the "free market" at close of business of January 11, 2002, (the first day the foreign exchange market reopened after being suspended since December 23, 2001), ranged from ARS 1.60 to ARS 1.70 to each US dollar, selling price. Later, by Decree No. 260/02 of February 8, 2002, the Federal Executive Branch established a single and free market through which all foreign exchange transactions are to be channeled as from the date of issuance of such Decree. Foreign exchange transactions are to take place at freely agreed-upon rates, subject to certain requirements and to the regulations to be set by the BCRA. As of the date of issuance of these financial statements, the latest exchange rate was ARS 3.10 to each US dollar, which was that as of April 19, 2002, given that the BCRA - through Communique "A" 3571 - had suspended foreign exchange transactions.

          Subsequently, through Decrees No. 214/02 of February 3, 2002, and No. 410/02 of March 1, 2002, the Federal Executive took, among others, the following measures:

          a) The switch into pesos of all obligations, whatever their cause or origin, to deliver sums of money stipulated in US dollars or any other foreign currency outstanding of the date of enactment of Law No. 25,561, with the exceptions, mainly, of financing related to foreign trade granted by financial institutions, and the private and government sectors' obligations to deliver sums to which foreign law is applicable;

          b) The switch into pesos of all deposits with all financial institutions stipulated in US dollars or other foreign currencies at an exchange rate of ARS 1.4 to each US dollar, or its equivalent in other currencies;

          c) The switch into pesos of all debts towards financial institutions stipulated in US dollars or other foreign currencies, whatever the amount or nature, at the exchange rate of ARS 1 to each US dollar, or its equivalent in other currencies;

                                                                                      Signed for identification purposes
                                                                                      with our report dated 04-26-2002
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                        PISTRELLI, DIAZ Y ASOCIADOS
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                          C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
     Executive Vice-Chairman          Administration & System Manager,
      and General Manager                    and Controller

                           /s/ARNALDO L. GOMEZ YICHE                                        /s/ERNESTO J. CASSANI
                             ARNALDO L. GOMEZ YICHE                                           ERNESTO J. CASSANI
                                Chief Accountant                                                  Partner
                                                                                         Certified Public Accountant U.B.
                                                                                       C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

          d) The conversion into pesos of obligations to deliver monies, stipulated in US dollars or other foreign currencies, unrelated to financial institutions and whatever their origin or nature, at the exchange rate of ARS 1 to each US dollar, or its equivalent in other currencies;

          e) The adjustment of all receivables and payables referred to in points (b) through (d) by applying a "Coeficiente de Estabilizacion de Referencia" (CER - Benchmark Stabilization Coefficient) that is to be published by the BCRA and, additionally, the application of a minimum set interest rate for deposits and a maximum set interest rate for loans. The CER is applicable as from the publication of Decree No. 214/02. Obligations of any nature or origin arising after the enactment of such Law No. 25,561, shall not be allowed to contain and shall not be subject to adjustment clauses;

          f) The issuance of a Bond to be borne by the Federal Treasury to compensate the imbalances in the financial system resulting from the exchange difference caused by the switch of deposits with and payables to the financial system mentioned in points (b) and (c) above.

    1.2.  IMPACT OF THE NEW MEASURES ON THE BANK'S PARTICULAR SITUATION

          a)  EFFECTS OF THE DEVALUATION OF THE ARGENTINE PESO

              As indicated in note 3.4. (a) The Bank's assets and liabilities denominated in foreign currency as of December 31, 2001, were valued at the exchange rate of one Argentine peso to each US dollar, as required by Resolution MD No. 01/02 of the Professional Council in Economic Sciences of Buenos Aires Autonomous City (CPCECABA), by BCRA Communiques "A" 3439 and "A" 3574, by CNV (Argentine National Securities Commission) Resolution No. 392 and IGJ (Governmental Regulatory Agency of Corporations) Resolution No. 2/02.

              Under the provisions of Law No. 25,561, and Sections Nos. 2, 3 and 6 of Decree No. 214/02 and the amending and complementary regulations mentioned above, a significant portion of such assets and liabilities denominated in foreign currency were switched into pesos. The BCRA will define a procedure to compensate the adverse effects on equity resulting from switching into pesos (at different exchange rates) the receivables and payables denominated in foreign currency and to cover the negative difference in the net position of assets and liabilities denominated in foreign currency resulting from their switch into pesos; the procedure shall meet the following criteria:

              a) The balance sheet as of December 31, 2001, shall be used as reference.

              b) The shareholders' equity resulting from the balance indicated in (a) shall be adjusted by applying to the net foreign currency position the exchange rate of ARS 1.4 to each US dollar, or its equivalent in other currency.

                                                                                      Signed for identification purposes
                                                                                      with our report dated 04-26-2002
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                        PISTRELLI, DIAZ Y ASOCIADOS
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                          C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
     Executive Vice-Chairman          Administration & System Manager,
      and General Manager                    and Controller

                           /s/ARNALDO L. GOMEZ YICHE                                        /s/ERNESTO J. CASSANI
                             ARNALDO L. GOMEZ YICHE                                           ERNESTO J. CASSANI
                                Chief Accountant                                                  Partner
                                                                                         Certified Public Accountant U.B.
                                                                                       C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

              c) The amount to be compensated shall be any positive difference between the shareholders' equity determined as provided in point (b) above and the shareholders' equity resulting from having switched into pesos, at different exchange rates, the Bank's assets and liabilities as recorded in its balance sheet as of December 31, 2001.

              d) The compensation to the Bank, determined in pesos, shall be paid by delivering Argentine Federal Government Compensatory Bonds in Pesos. Up to the amount of the net negative position in foreign currency resulting from converting into pesos the assets and liabilities recorded in the balance sheet as of December 31, 2001, the Bank will be entitled to have Argentine Federal Government Compensatory Bonds in Pesos received in compensation or acquired from third parties be exchanged for Argentine Government Compensatory Bonds in US Dollars at a rate of ARS 1.4 to each US dollar, at nominal values for both kinds of bonds, under the conditions and through the mechanism set by the BCRA. The Argentine Federal Government Compensatory Bonds in Pesos will be tradable on exchanges and markets, will carry the issuance date of December 31, 2001, and will mature on February 3, 2007. Such bonds shall be amortized in pesos in sixteen equal and consecutive quarterly installments to be adjusted by the CER - the first of which falls due on March 3, 2003 - and shall pay interest at 3% per annum on adjusted outstanding balances, also to be paid quarterly and in pesos. Meanwhile, the Argentine Federal Government Compensatory bonds in US dollars will be tradable on exchanges and markets, will carry the issuance date of December 31, 2001, and will mature on February 3, 2012. Such bonds shall be amortized in US dollars in eight equal and consecutive annual installments, the first of which falls due on February 3, 2005, and shall pay interest at 180-day LIBOR per annum on outstanding balances, payable semi-annually in US dollars.

              As shown in Exhibit L, the Bank's net foreign currency position as of December 31, 2001, amounts to 1,118,649, resulting from assets (net of loan loss reserves) amounting to 7,733,964 and liabilities amounting to 6,615,315.

              Taking into account the legislation and regulations mentioned above, the net effect of the devaluation and switching into pesos of assets and liabilities denominated in foreign currency is not expected to significantly affect the Bank's financial position. However, as of the date of issuance of these financial statements, the BCRA has not yet issued the regulations setting forth the calculation methods and the specific treatment applicable to payables and receivables denominated in foreign currency to be switched into pesos. Once the BCRA has defined the criteria regarding the valuation of assets and liabilities denominated in foreign currency, the Bank will present and file a Pro-forma Balance Sheet including the effects of applying such regulations. Also, as of the date of issuance of these financial statements, the Bank had not submitted to the BCRA the monthly accounting information for January, February and March 2002, availing itself of the due dates postponement provided by the latter institution.

                                                                                      Signed for identification purposes
                                                                                      with our report dated 04-26-2002
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                        PISTRELLI, DIAZ Y ASOCIADOS
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                          C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
     Executive Vice-Chairman          Administration & System Manager,
      and General Manager                    and Controller

                           /s/ARNALDO L. GOMEZ YICHE                                        /s/ERNESTO J. CASSANI
                             ARNALDO L. GOMEZ YICHE                                           ERNESTO J. CASSANI
                                Chief Accountant                                                  Partner
                                                                                         Certified Public Accountant U.B.
                                                                                       C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

          b) DEPOSITS. REPROGRAMMING OF BALANCES. REPLACEMENT BY FEDERAL GOVERNMENT SECURITIES.

              As mentioned in note 1.1, the Federal Executive Branch, through Decree No. 1570/01, established severe restrictions on withdrawals of funds from banks. Subsequently, pursuant to Decree No. 71/02, the Ministry of Economy issued Resolution No. 6/02, dated January 9, 2002, amended by Decree No. 214/02, which laid down a schedule of reprogrammed repayment due dates for deposits held by the financial system under the system instated by Decree No. 1570/01. The BCRA, through Communique "A" 3426 of January 10, 2002 and "A" 3467 of February 8, 2002, set the dates for the abovementioned schedule of deposit repayments, as follows:

              -   Deposits denominated in pesos (fixed-term deposits):

                                                      NUMBER OF
                  AMOUNT (IN THOUSANDS OF PESOS)     INSTALLMENTS     REPAYMENT SCHEDULE
                  ------------------------------    --------------    -------------------
                  From ARS 0,4 and up to ARS 10          4            As from March 2002
                  From ARS 10 to ARS 30                 12            As from August 2002
                  Larger than ARS 30                    24            As from December 2002

                Reprogrammed deposits, originally stipulated in pesos, shall accrue interest at a nominal annual rate of 7% on outstanding balances, payable on a monthly basis as from February 2002. Installments to amortize the principal of such deposits shall be monthly and consecutive.

              - Deposits denominated in foreign currency switched into pesos at the exchange rate of ARS 1.4 to each US dollar (checking ] account deposits in excess of US$ 10,000, savings account deposits in excess of US$ 3,000 and fixed-term deposits):

                                                      NUMBER OF
                  AMOUNT (IN THOUSANDS OF PESOS)     INSTALLMENTS     REPAYMENT SCHEDULE
                  ------------------------------    --------------    -------------------
                  From ARS 1.2 and up to ARS 7          12            As from January 2003
                  From ARS 7 and up to ARS 14           12            As from March 2003
                  From ARS 14 and up to ARS 42          18            As from June 2003
                  More than ARS 42                      24            As from September 2003

                Reprogrammed deposits originally stipulated in foreign currency shall accrue interest at a nominal annual rate of 2% on outstanding balances, payable monthly as from February 2002. Installments to amortize the principal of such deposits shall be monthly and consecutive.

                                                                                      Signed for identification purposes
                                                                                      with our report dated 04-26-2002
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                        PISTRELLI, DIAZ Y ASOCIADOS
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                          C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
     Executive Vice-Chairman          Administration & System Manager,
      and General Manager                    and Controller

                           /s/ARNALDO L. GOMEZ YICHE                                        /s/ERNESTO J. CASSANI
                             ARNALDO L. GOMEZ YICHE                                           ERNESTO J. CASSANI
                                Chief Accountant                                                  Partner
                                                                                         Certified Public Accountant U.B.
                                                                                       C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

              Subsequently, on March 12, 2002, the Federal Executive Branch issued Decree No. 494/02 providing that owners of deposits originally made in pesos or made in foreign currency and that were switched into pesos under Decree No. 214/02 shall be entitled to swap the total or a portion of the amount of their deposits, without any cap, for Argentine Federal Government Bonds in Pesos - paying 3% and maturing in 2007 - , while the owners of deposits made in foreign currency and that were switched into pesos under Decree No. 214/02, shall be entitled to swap the total or a portion of the amount of their deposits, up to the lower of the amount of the reprogrammed deposit or US$30,000, for Argentine Federal Government Bonds in US dollars - paying 2% and maturing in 2012 - or Federal Government Compound - Interest Bonds in US Dollars paying LIBOR plus 1% and maturing in 2012.

              On the other hand, as a consequence of the measures adopted by the Federal Executive Branch, a number of depositors filed before the courts petitions for precautionary measures, mainly constitutional rights protection actions, seeking to obtain the return of their deposits in cash and in the original currency, for amounts exceeding current regulations. In view of such circumstances, the banking industry organizations ABAPRA (Association of Governmental and Private Banks of Argentina) and ABA (Argentine Banking Association) filed a petition against the precautionary measures before the Supreme Court of Justice of the Nation seeking that the Supreme Court consider the issue directly (Per Saltum procedure). As of the date of issuance of these financial statements, the Supreme Court had not yet issued any ruling on the issue. As a consequence of constitutional rights protection actions filed by depositors, by the date of issuance of these financial statements, the Bank had paid out 59,399 (in thousands of Argentine pesos) and 66,839 (in thousands of US dollar).

              On April 25, 2002, National Congress enacted Law No. 25,587, on Public Emergency and Foreign Exchange System Reform, which sets forth that in court proceedings of any nature where defendants include financial institutions, and the matter of which regards financial loans, receivables, debts, obligations, deposits or reprogramming that could be considered affected by the provisions of Law No. 25,261 and its administrative order and supplementary measures, the precautionary measures provided by Section 230 of the Federal Civil and Commercial Procedure Code shall only be admissible when there were the danger that the maintenance or any alteration, as the case may be, of the status quo, whether under law or de facto, could interfere with the final judgment or render its execution impossible or ineffective.

              These statutory provisions, matters of public policy, shall be applicable to all cases in process and all precautionary measures pending execution, whatever the date of the court order.

          c)  CHANGES IN THE MACROECONOMIC SITUATION

              The negative effects for the financial system as a whole of the situations described above are related to the deep illiquidity, the impact of the devaluation of the peso, and the switching of obligations and deposits into pesos and their consequences on the recoverability of government and private sector loans, reduced profitability and the mismatch of terms and currencies.

                                                                                      Signed for identification purposes
                                                                                      with our report dated 04-26-2002
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                        PISTRELLI, DIAZ Y ASOCIADOS
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                          C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
     Executive Vice-Chairman          Administration & System Manager,
      and General Manager                    and Controller

                           /s/ARNALDO L. GOMEZ YICHE                                        /s/ERNESTO J. CASSANI
                             ARNALDO L. GOMEZ YICHE                                           ERNESTO J. CASSANI
                                Chief Accountant                                                  Partner
                                                                                         Certified Public Accountant U.B.
                                                                                       C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

    The Bank's Management is continually assessing the magnitude of the impact that economic measures could have on the Bank's equity and financial situation.

    These financial statements have been prepared assuming that the Bank will continue as a going concern, based on the understanding that the restructuring of the financial system as a whole, the restructuring of public debts and the implementation of the Bank's own action plans, will allow it to continue its operations and meet the liquidity and solvency ratios required by the BCRA and, accordingly, these financial statements do not include adjustments related to the recoverability of the asset amounts booked or the sufficiency of liabilities that may be necessary to resolve favorably the situations described above.

2. THE BANK'S CORPORATE SITUATION AND MERGER WITH ORIGENES VIVIENDA Y CONSUMO COMPANIA FINANCIERA S.A. (FORMER ORIGENES VIVIENDA S.A.)

    To date, Santander Central Hispano (SCH) Group owns, directly and through Administracion de Bancos Latinoamericanos Santander S.L. and other SCH Group companies, and also taking into account the exercise in January 2002 of call options - acquired in September 1998 - on shares owned by Merrill Lynch International (holder of the rights and obligations of the Bank's former controlling shareholders), class "A" and "B" shares of Banco Rio de la Plata S.A., such shares represent 98.85% of capital stock equivalent to 99.23% of votes.

    As from 1997, the Bank lists its stock on the Buenos Aires Stock Exchange
    (BCBA) and on the New York Stock Exchange (NYSE) and, since 1999, on the Latin-American Euro Stock Exchange (Latibex) in Spain. The Shareholders' Meeting of Banco Rio de la Plata S.A. of April 27, 2001, aggred, among other things, to delist from the NYSE the "American Depository Receipts" (ADRs) which represent Bank shares because of the low number of holders and volume traded. On November 1, 2001, Banco Rio de la Plata S.A. announced that its ADRs would be delisted from the NYSE, but the request to deregister ADRs from the SEC had not been filed yet. On December 14, 2001, the Bank's ADRs were suspended and de-listed from the NYSE, as instructed by the SEC.

    As a consequence of the commitments made upon the execution of the Bank's stock transfer to the current controlling stockholders, a management agreement was entered into with SCH Group for a 10-year term with a 10% annual retribution of the Bank's net income of each year, before income tax.

    Furthermore, during the previous fiscal year a merger of Banco Torquinst S.A. with and into Banco Rio de la Plata S.A. thereby incorporating assets and liabilities for 980,000 and 963,000, respectively, and such merger gave rise to a 11,474 income of Banco Rio de la Plata S.A. capital stock.

                                                                                      Signed for identification purposes
                                                                                      with our report dated 04-26-2002
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                        PISTRELLI, DIAZ Y ASOCIADOS
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                          C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
     Executive Vice-Chairman          Administration & System Manager,
      and General Manager                    and Controller

                           /s/ARNALDO L. GOMEZ YICHE                                        /s/ERNESTO J. CASSANI
                             ARNALDO L. GOMEZ YICHE                                           ERNESTO J. CASSANI
                                Chief Accountant                                                  Partner
                                                                                         Certified Public Accountant U.B.
                                                                                       C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

     After the year-end, on January 3, 2002, controlling shareholders of Banco Rio de la Plata S.A. and Origenes Vivienda y Consumo Compania Financiera S.A. (former Origenes Vivienda S.A., company fully and indirectly controlled by SCH Group) signed an agreement to merge both companies, whereby all transactions of the absorbed company, Origenes Vivienda y Consumo Compania Financiera S.A., are assumed by the absorbing company, Banco Rio de la Plata S.A. Such merger will be retroactively effective for legal purposes as from January 1, 2002, upon approval by the related oversight authorities.

     Additionally, on January 4, 2002, an agreement was signed for the purchase of Santander Riobank (Grand Cayman)'s stock, whereby Banco Rio de la Plata S.A. sells Santander Overseas Bank Inc. its 100% equity interest Santander Riobank (Grand Cayman).

3.   SIGNIFICANT ACCOUNTING POLICIES

     3.1.      COMPARATIVE INFORMATION

               As required under Technical Resolution No. 8 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE), Resolution No. 89/88 of the Professional Council in Economic Sciences of Buenos Aires City (CPCECF) and the BCRA standards, the financial statements for the fiscal year ended December 31, 2001 are presented comparatively with those of the prior year.

               On the other hand, through Communique "A" 3345, the BCRA amended the accounting information of quarterly/annual financial information and, specifically, the regulations related to reporting and disclosure of the financial statements of financial institutions effective through September 30, 2001. Consequently, in accordance with such regulations, the financial statements as of December 31, 2000, were reclassified only for comparative purposes with the financial statements ended December 31, 2001.

     3.2. PROCEDURE TO INCORPORATE THE BUSINESS ACTIVITIES OF THE GRAND CAYMAN BRANCH

               The financial statements as of December 31, 2001 and 2000 include the figures of the Bank's activity in Argentina and in the Grand Cayman branch.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
   ENRIQUE CRISTOFANI                                   ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               The procedure followed to incorporate the accounts of the foreign branch into these financial statements was:

               a) The financial statements of the foreign branch have been adapted to generally accepted accounting principles in Argentina and the standards of the BCRA. These financial statements originally expressed in U.S. Dollars (US$) were then translated into pesos as described below:

                    . Assets and liabilities were translated into pesos as described in note 3.4.a) below.

                    . The translation difference on Bank Premises and Equipment and Other Assets was credited to "Adjustments to Stockholders' Equity-Adjustment to Capital".

                    . Assigned capital was reflected at the peso amounts remitted by Head Office and recorded in the Head Office books.

                    . Retained earnings were determined as the difference between assets, liabilities and assigned capital, translated into pesos as indicated above.

                    . Income statement accounts were converted into pesos as described in note 3.4.a) below.

               b) Intercompany transactions between the foreign branch and the Head Office were eliminated from both the Balance Sheet and the Statement of Income.

     3.3. RESTATEMENT OF THE HEAD OFFICE'S AND LOCAL BRANCHES' FINANCIAL STATEMENTS IN EQUIVALENT PURCHASING POWER

               The financial statements have been prepared from the Bank's books of account in conformity with the accounting standards of the BCRA.

               The financial statements fully reflect the effect of changes in the purchasing power of the peso through August 31, 1995 by the application of the method for restatement in constant pesos set forth in Technical Resolution No. 6 of the FACPCE. As from September 1, 1995, in view of the economic stability conditions prevailing at the time and as required by General Resolution No. 272 of the CNV and Communique "A" 2365 of the BCRA, the Bank suspended the application of the restatement-in-constant-pesos method and maintained the restatement recorded until such date.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               This criterion has been accepted by professional accounting standards as long as the variation in the internal producer price index, general level, applicable for such restatement does not exceed an annual 8% rate. The variation of such index for each of the years ended as from September 1, 1995, was below such percentage. However, the INDEC (Argentine Institute of Statistics and Census) informed that such index had increased by 6.6%, 11% and 11.2%, respectively, for January, February and March 2002.

               Considering the existence of a new inflationary context and the conditions imposed by the new system created by the Law on Public Emergency and Exchange System Reform, which are described in detail in note 1, on March 6, 2002, the Directors of CPCECABA approved Resolution MD No. 03/02, which provides, among other things, the resumption in the application of the inflation adjustment for the interim periods or years ended as from March 31, 2002. Such Resolution further provides that the abovementioned adjustment may be applied in advance and establishes that the accounting measurements restated upon the change on the currency purchasing power loss (gain) until the interruption of the adjustments, including those measurements dating back to the stability period, shall be considered stated at the exchange rate effective as of December 2001. The restatement-in-constant-pesos method shall be applied to the accounting cost values prior the capitalization of the exchange differences mentioned in note 3.4 s) to the financial statements, which shall be considered an advanced recognition of variations in the purchasing power loss (gain) of currency and will, therefore, be absorbed by the value in constant pesos of assets. The Bank must apply the provisions of Resolution MD No. 03/02 of the CPCECABA upon approval by the related controlling authorities.

     3.4.      VALUATION METHODS

               The main valuation methods used in the preparation of the financial statements have been as follows:

               a)   FOREIGN CURRENCY ASSETS AND LIABILITIES:

                    As of December 31, 2001, assets and liabilities in foreign currency were converted at the ARS 1 = USD 1 rate effective as of the date of suspension of the exchange market on December 23, 2002 (see note 1), according to the provisions of BCRA Communiques "A" 3439 and "A" 3574, CPCECABA Resolution MD No. 02/02 and CNV Resolution No. 392/02. As of December 31, 2000, such assets and liabilities were converted at the Banco de la Nacion Argentina selling rate effective for each currency as of the closing of transactions of the last working day of the year. Any exchange differences have been credited/charged to income of each year.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               b)   GOVERNMENT AND PRIVATE SECURITIES:

                    .    Listed government securities:

                         . Holdings in investment accounts: through Communique "A" 3278 dated May 29, 2001, the BCRA made amendments to the method for valuing securities classified as held in investment accounts that had been provided in Communique "A" 3039. Due to this amendment, as of December 31, 2001 each security was valued at original cost, increased by a compound interest formula on the basis of the internal rate of return and the time elapsed since acquisition. For holdings carried over from before the new method came into effect, original cost was considered to be the book value of such holdings as of May 31, 2001, plus the internal rate of return as from such date, as required by Communique "A" 3278 as supplemented by the BCRA.

                              As of December 31, 2000, each security was valued at acquisition cost increased by the interest rate of the current coupon at year-end, with a limit of 120% of market value as of such date, if applicable. On the other hand, the BCRA, through Communique "A" 3303 dated July 20, 2001, extended the transitory suspension of the abovementioned cap equivalent to 120% of market value provided by Communique "A" 3269 of May 9, 2001.

                              Any differences between acquisition cost and the valuation described in the preceding paragraphs have been credited/charged to income of each year.

                         . For trading or financial transactions: they have been valued at the listed price of each security at each year-end. Any differences in listed price have been credited/charged to income of each year.

                    .    Unlisted government securities:

                         . In foreign currency: they have been valued at residual face value plus interest accrued at each year-end. These amounts were converted into Argentine pesos as described in note 3.4.a) above.

                    .    Listed private securities:

                         . Debt securities: valued at their listed price in effect as of each year-end, net of estimated selling expenses. The differences in listed price were charged/credited to income for each year.

                         . Equity securities: valued at their listed price in effect as of each year-end, net of estimated selling expenses. The differences in listed price were charged/credited to income for each year.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               c)   GUARANTEED LOANS - DECREE NO. 1387/2001

                    On November 1, 2001, by Decree No. 1387/01, the Federal Executive instructed the Ministry of Economy to offer, under voluntary conditions, the swap of the federal and provincial public debt for guaranteed loans granted by the Federal Government or the Fiduciary Fund for Provincial Development, intending to obtain a reduction of the interest on the bonds swapped and the extension of amortization periods.

                    Decrees No. 1387/01 and 1646/01 established the basic characteristics of such guaranteed loans, which include: conversion at the nominal value plus interest on the obligation swapped (one-to-one), loan denominated in the same currency as the obligation swapped, 3-year term broader than the term of the obligation swapped, tax exemption both for the difference between the conversion value and the market or accounting value and guaranteed loans and interest, providing as security for all payments of principal and interest on guaranteed loans all resources from the bank account credit-debit tax and, in general, all resources of the Federal Government under the federal tax revenue sharing system. Additionally, Decree No. 471/02 provided, among other things, the conversion into Argentine pesos of all obligations of the Federal, Provincial and Municipal public sector denominated in foreign currency, which are only subject to Argentine law at the ARS 1.40 = USD 1 rate or equivalent in any other currency, and the adjustment according the benchmark stabilization coefficient and the interest rate applicable to each type of public bond and guaranteed loan, based on its average life and the currency in which it was originally issued. In such sense, the Bank and its affiliate, Santander Riobank (Grand Cayman), swapped part of their federal government securities and/or loans of the Federal Public Sector effective as of November 6, 2001, for a nominal value of USD 1,084,480,968, receiving in consideration guaranteed loans in the amount of 1,105,865.

                    As provided for by BCRA Communiques "A" 3366 and "A" 3385, the initial value of guaranteed loans coincided with the prior accounting value of federal government securities (classified and valued as "investment accounts" or "for intermediation or purchase", under BCRA accounting rules) and/or loans as of the date of the swap, giving rise to no income at all as a result of the recognition of the swap, since the positive difference derived from the swap values established by the Ministry of Economy and the accounting value of the instruments swapped was reflected in an asset regularization account. The balance of such account will be allocated monthly to income in proportion to the term of each guaranteed loan.

                    Consequently, as of December 31, 2001, such guaranteed loans have been valued at the swap values established by the Ministry of Economy as of November 6, 2001, plus the related interest accrued until the year-end and have been registered in the consolidated financial statements as "Loans to the non-financial public sector" in the amount of 1,005,868, net of discounts.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

                    Moreover, the Bank has presented before Banco de la Nacion Argentina, in its capacity as fiduciary agent of the Fiduciary Fund for Provincial Development, provincial government securities and loans granted to the Provincial Public Sector with a nominal value of USD 586,365,448 to execute the swap established by Decree No. 1387/01 which, to date, has not yet been documented. Such transaction has been recorded as "Loans to the non-financial public sector" in such amount plus the related interest accrued and pending as of December 31, 2001, under the provisions of Decree No. 1387/01.

               d)   INTEREST ACCRUAL:

                    Interest has been accrued by the straight-line method in the periods in which it was generated, except interest on transactions maturing in more than 92 days, on which interest has been accrued according to a compound interest formula.

               e) SECURITIES AND FOREIGN EXCHANGE RECEIVABLE OR DELIVERABLE ON SPOT AND FORWARD TRANSACTIONS PENDING SETTLEMENT:

                    . In foreign currency: they have been valued at the selling exchange rate of the Banco de la Nacion Argentina prevailing at close of business at each year.

                    . In government securities related to repurchase agreements:

                         . In investment accounts (government securities): as of December 31, 2000 such holdings have been valued at acquisition cost increased by the interest rate of the current coupon through December 31, 2000, with a limit of 120% of market value as of the same date, if applicable.

                              Any differences between acquisition cost and the valuation described in the preceding paragraph have been credited/charged to income of the year.

                         . In trading securities (government and private): as of December 31, 2000, they have been valued at the listed price of each security at year-end. Listed price differences have been credited/charged to income of year.

                    . Financial instruments related to repurchase agreements with the BCRA: as of December 31, 2000, they have been valued at acquisition cost plus interest accrued but not collected at year-end.

               f) AMOUNTS RECEIVABLE AND PAYABLE UNDER SPOT AND FORWARD TRANSACTIONS PENDING SETTLEMENT:

                    Such amounts were valued at the price agreed upon for each transaction plus the respective premiums accrued at each year-end.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               g)   CORPORATE BONDS PURCHASED-UNLISTED:

                    They have been valued at acquisition cost plus interest accrued but not collected at each year-end.

               h)   CERTIFICATES OF PARTICIPATION IN FINANCIAL TRUST-UNLISTED:

                    They have been valued at face value plus interest accrued but not collected at each year-end.

               i)   ASSETS COVERED BY FINANCING LEASES:

                    Such assets were booked at the present value of the unaccrued amounts (the periodic installments and the previously stipulated net book value) calculated according to the conditions agreed upon in the related agreements and applying the respective imputed interest rates.

               j)   INVESTMENTS IN OTHER COMPANIES:

                    . Interest in Financial Institutions, complementary and authorized activities: they have been valued by the following methods:

                         .    Subsidiaries - local:

                              Santander Sociedad de Bolsa S.A., Santander
                              Investment Gerente de Fondos Comunes de Inversion S.A. and Gire S.A., were valued by the equity method.

                         .    Subsidiaries - foreign:

                              Santander Riobank (Grand Cayman) was valued by the equity method, translated into pesos as described in 3.4.a) above.

                         .    Affiliates - local:

                              Origenes Vivienda y Consumo Compania Financiera S.A. (former Origenes Vivienda S.A.), was valued by the equity method.

                         .    Affiliates - foreign:

                              Bladex S.A. was valued at acquisition cost in foreign currency plus stock dividends received at nominal value converted into pesos as described in note 3.4.a) above.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

                    .    In other companies:

                         .    Affiliates - local:

                              Banelco S.A., Visa Argentina S.A. and Interbanking S.A., were valued by the equity method.

                              Rio Compania de Seguros S.A., Prestamos de Consumo S.A. and Caminos de las Sierras S.A., were valued at their acquisition cost; the limit on the proportional equity value having been calculated based on the shareholders' equity of the issuing companies according to the last financial statements available.

                              Other local affiliates were valued at acquisition cost while the company has recorded allowances for impairment in value for the amounts by which the recorded values of equity interests in other unlisted affiliate companies exceed their value as calculated by the equity method on the basis of the latest available financials statements.

                         .    Affiliates -foreign: valued at acquisition cost.

                    As from the effective date of Law No. 25,063, the dividends, in cash and in kind, received by the Bank for its investments in other companies in excess of their accumulated taxable income upon distribution thereof, will be subject to a 35% income tax withholding as sole and final payment.

                    The Bank has not charged income tax since it estimates that the dividends from earnings recorded by the equity method would not be subject to such tax.

                    On the other hand, the stock purchase agreement whereby Banco Rio de la Plata S.A. sold its entire equity interest in Prestamos de Consumo S.A. to Santander Merchant S.A., was signed on December 31, 2001.

               k)   BANK PREMISES AND EQUIPMENT AND OTHER ASSETS:

                    They have been valued at acquisition cost plus increases from prior-year appraisal revaluations, restated as explained in note 3.3., less related accumulated depreciation calculated in proportion to the months of estimated useful life of the items concerned. The net book value of bank premises and equipment and other assets taken as a whole does not exceed their recoverable value.

               l)   INTANGIBLE ASSETS:

                    They have been valued at acquisition cost restated as explained in note 3.3., less related accumulated amortization calculated in proportion to the months of estimated useful life of the items concerned.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               m)   OPTIONS (SEE NOTE 13):

                    .    Call options sold:

                         They have been valued at the listed prices of the underlying shares in effect at each year-end. Price differences have been charged/credited to income of each year.

                    .    Call and put options purchased and put options sold:

                         They have been valued at the strike price.

               n) CERTIFICATES OF DEPOSIT AT A VARIABLE INTEREST RATE - COMMUNIQUE "A" 2482, AS SUPPLEMENTED. HEDGE OPTIONS (SEE
                    NOTE 14):

                    The variable interest rate and the hedge of these investments, which have been traded for terms exceeding 180 days, were accrued for based on the variation in the price of financial assets or financial assets ratios, which are habitually listed on the domestic and international markets. The premiums paid on the execution of agreements involving financial instruments to hedge the income from certificates of deposit were accrued over their respective effective terms.

               o)   LOANS AND DEPOSITS OF GOVERNMENT SECURITIES:

                    Valued at the listed price in effect for each security as of each year-end, plus the respective accrued interest. The differences in listed price were charged/credited to income of each year.

               p)   ALLOWANCE FOR DOUBTFUL ACCOUNTS AND FOR CONTINGENT
                    COMMITMENTS:

                    Recorded on the basis of the uncollectibility risk estimated regarding the Bank's credit assistance, which results from the assessment of the compliance degree of borrowers and the securities for the respective transactions under Communique "A" 2950 as supplemented by the BCRA.

               q)   EMPLOYEE TERMINATION PAY:

                    The Bank expenses employee termination pay when disbursed.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               r)   STOCKHOLDERS' EQUITY ACCOUNTS:

                    They have been restated as explained in note 3.3., except "Capital stock" which has been left at its original value. The adjustment required to restate it is included in the "Adjustments to Stockholders' Equity-Adjustment to Capital" account.

               s)   INCOME STATEMENT ACCOUNTS:

                    . Accounts representing monetary transactions (financial income and expense, service charge income and expense, provision for loan losses, operating expenses, etc.) have been accrued monthly at historical amounts.

                    . Accounts reflecting the income effect of the sale, retirement or consumption of nonmonetary assets were computed based on the value of those assets, restated as described in note 3.3.

                    . Income on investments in subsidiaries has been computed on the basis of the income reported by such subsidiaries, restated as described in note 3.3.

4.   CREDIT ASSISTANCE

     a)        CREDIT ASSISTANCE TO THE NON-FINANCIAL PUBLIC SECTOR

               As a consequence of the enactment of the Law on Public Emergency and Exchange System Reform and the suspension in payment of the public debt, the fulfillment of such obligations is conditioned by the Federal Treasury's lack of resources and the continuance of the fiscal deficit of municipal, provincial and federal public accounts, which inevitably resulted in significant public indebtness. Consequently, the Ministry of Economy has been empowered to enter into negotiations and adopt any necessary measures to restructure the debt of the Federal Government.

               In this respect, on February 27, 2002, the Federal Government and the provinces signed the Agreement on Financial Relations and bases for a Federal Tax Revenue-Sharing system whereby, among other provisions, the Federal Government is entrusted by provincial governments with the duty to renegotiate provincial public debts, which may be restructured under the same terms and conditions as the federal public debt.

               On March 6, 2002, Decree No. 471/02 defined the treatment applicable pursuant to Law No. 25,561 and Decree No. 214/02 to the debt originally stipulated in US dollars or any other foreign currency by the municipal, provincial and federal public sector such obligations are subject to Argentine law.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               As of December 31, 2001, the Bank carries the following receivables from the public sector:

               . Municipal, provincial and federal public bonds in the amount of 434,148. The detail of such portfolio is disclosed in Exhibit A.

               . Credit assistance to the municipal, provincial and federal public sector for 1,977,567, whose origin may be classified as follows:

                                                                                                      AMOUNT AS OF
                                                    ITEM                                               12-31-2001
                    ---------------------------------------------------------------------------       ------------

                    .    Guaranteed loans - Decree No. 1387/01 - (net of discounts) (1)                  1,494,604
                    .    Other loans to the federal public sector (Provincial Development Trust
                          Fund)                                                                            388,889
                    .    Loans to the provincial public sector and its decentralized entities:
                          Province of Santa Fe                                                              28,500
                         Housing Institute of the Province of Misiones                                       4,857
                         Roadworks Administration of the Province of Chubut                                  1,780
                    .    Loans to the municipal public sector and its decentralized entities:
                         Municipality of Lujan de Cuyo - Province of Mendoza                                 1,129
                         Municipality of Godoy Cruz - Province of Mendoza                                      167
                    .    Loans to other entities of the public sector:
                         Yacireta Binational Entity                                                         22,272
                         National Institute for Retirees and Pensioners                                      5,500
                         All other credit assistance to the public sector                                   29,869
                                                                                                      ------------
                         Total                                                                           1,977,567
                                                                                                      ============

                    (1) Includes 586,367 in loans guaranteed to the provincial public sector presented for the debt swap established under Decree No. 1387/01, (see Note 3.4.c).

               In addition, as of December 31, 2001, Santander Riobank (Grand Cayman) carries guaranteed loans under Decree No. 1387/01 amounting to 103,299, net of discounts.

               Considering that the BCRA rules related to minimum loan loss reserves do not require setting up any reserve for the credit assistance provided to this sector and that, to the date of issuance of these financial statements, it is not possible to determine the effects that the continuance of the economic crisis may have of the recoverability of accounting value such holdings and financing, these financial statements do not include any adjustments that may derive from the resolution of these uncertainties.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

     b)        CREDIT ASSISTANCE TO THE NON-FINANCIAL PRIVATE SECTOR DEBTORS

               The effects derived from the crisis Argentina is undergoing and the difficulties in the chain of payments have had a negative effect on financial assistance to borrowers in the Bank's consumer and business credit portfolios. This gave rise to an increasing impairment, compounded with a highly uncertain context that makes it difficult to establish objective criteria to agree on refinancing terms for such loans.

               Communique "A" 3418 of the BCRA of January 3, 2002, provided, for the purposes of classifying debtors in December 2001 and January 2002, to increase by 31 days the delinquency-in-payment term for rating levels 1 (performing normally) and 2 (potential risk / deficient compliance) both for the commercial and consumer portfolios.

               Considering that the basic criteria for measuring the uncollectibility risk is the ability to pay the debt or any future obligation, focusing on the cash flow analysis, the current situation does not allow objective determination of such uncollectibility risk.

               Law No. 25,563 of February 14, 2002, declared a credit and production emergency until December 10, 2003, as a result of the Argentine crisis. Such legislation amends the Bankruptcy Law and related rules; the amendments are mainly intended to provide debtors the possibility of rescheduling their debts towards the financial system, and establishes a 180-day suspension for all court and out-of-court enforced collections and foreclosures, including on mortgages and pledges.

               As of December 31, 2001, the Bank carried the following receivables from the non-financial private sector:

                    .    Business portfolio financing      2,461,276
                    .    Consumer portfolio financing      2,410,106
                    .    Debt securities (1)                  11,114
                         (loan loss reserves)               (233,710)
                                                           ---------
                         TOTAL                             4,648,786
                                                           =========

                    (1) Relates to debt securities included in consolidated financial statements as "Private and Government Securities - Investment in listed private bonds". As of December 31, 2001, the Bank had not recorded any allowance for impairment in value / uncollectibility of such securities.

               The eventual recovery of financing granted depends on the future evolution of the Argentine economy and the effects derived from the abovementioned restructuring. To the date of issuance of these financial statements, it is not possible to determine the future effects that the continuance of the economic crisis may have on the recoverability of the book value of such financing. These financial statements do not include any adjustments that may derive from the resolution of these uncertainties.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

5.   ISSUANCE OF CORPORATE BONDS

     a)        CLASS IV CORPORATE BONDS

               As of December 31, 2001 and 2000, the Bank has outstanding issues of Corporate Bonds, authorized by the Regular General Stockholders' Meeting of September 15, 1992, according to the following detail:

                           DATE               FACE                             INTEREST
               CLASS      ISSUED              VALUE               MATURITY       RATE         AUTHORIZED BY CNV
               -----   ------------   ----------------------    ------------  ----------    --------------------
                IV        12-15-93      US$      250,000,000      10 years          8.75%          12-03-93

               The principal amount and interest accrued, biannual payed, of these bonds as of December 31, 2001 and 2000, net of discounts, totaled 250,896 and 250,876, respectively, and in line with the provisions of Communique "A" 1907 of the BCRA was used to fund consumer and mortgage loans and to grant loans to companies established in Argentina for investment in physical assets, working capital or restructuring of liabilities, loans to financial institutions and for the purchase of government securities.

               On October 18, 1994, the Board of Directors determined the issuance conditions of the Second Series Class V Corporate Bonds in the amount of US$50 million. These corporate bonds have not as yet been issued.

     b)        GLOBAL PROGRAM FOR THE ISSUANCE OF SECURITIES

               . As of December 31, 2000, the Bank had the following outstanding Corporate Bonds: (a) three series of corporate bonds for US$200 million, US$100 million and US$30.8 million issued in June, August and December 2000, respectively, under the Global Bond Program for up to US$1 billion, (b) two series of corporate bonds for a total principal amount of US$137.5 million, each other, issued in June and October 2000, respectively, and two series of corporate bonds for a total of US$67.5 million, each other, issued in November 2000, under the Global Bond Program for a total amount of US$500 million.

                    The principal amount and interest accrued of these corporate bonds as of December 31, 2000, net of discounts, amounted to 733,255 and was used, pursuant to Communique "A" 1907 of the BCRA to finance consumer and mortgage loans and to grant loans to companies established in Argentina for investment in physical assets, working capital or restructuring of liabilities, loans to financial institutions and for the purchase of government securities.

               . As of December 31, 2001, the Bank has outstanding certain classes of its Corporate Bonds Global Issuance Programs (Term Securities Programs) the maximum outstanding amounts of which are US$ 1 billion and US$ 500 million. All such programs were authorized by the respective Shareholders' Meetings and the CNV. The nominal amount effectively issued and outstanding is US$ 785 million; which breaks down as follows:

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

                          AMOUNT                     CNV'S                            DATE          FACE        INTEREST   MATURITY
                      GLOBAL PROGRAM    SERIES  AUTHORIZATION                        ISSUED         VALUE         RATE       DATE
                    ------------------  ------  ----------------------------------  --------  ----------------  --------  ----------
                    US$  1,000,000,000   1st                N DEG. 263              06-21-00  US$  200,000,000        (1)  06-20-02
                    US$  1,000,000,000   2nd                N DEG. 263              08-25-00  US$  100,000,000        (2)  08-25-10
                    US$  1,000,000,000   7th                N DEG. 263              08-31-01  US$   50,000,000        (3)  08-31-05
                    US$    500,000,000  37th    N DEG. 107, 139, 194, 257 and 81    06-21-01  US$  150,000,000        (4)  03-07-02
                    US$    500,000,000  38th    N DEG. 107, 139, 194, 257 and 81    08-24-01  US$   67,500,000        (5)  05-21-02
                    US$    500,000,000  39th    N DEG. 107, 139, 194, 257 and 81    08-27-01  US$   67,500,000        (5)  05-24-02
                    US$    500,000,000  40th    N DEG. 107, 139, 194, 257 and 81    09-19-01  US$  150,000,000        (6)  03-07-02

                    (1) Accrues interest at the 90-day LIBOR plus 1.65% per annum.
                    (2) Accrues interest at the 180-day LIBOR plus 2% per annum.
                    (3) Accrues interest at the 180-day LIBOR plus 2.5% per annum.
                    (4)  A Class issued at a discount rate of 3.70% per annum.
                    (5)  A Class issued at a discount rate of 3.46% per annum.
                    (6)  A Class issued at a discount rate of 2.96% per annum.

               The principal and interest accrued of these liabilities as of December 31, 2001, net of discounts, totals 784,550, and was used to fund consumer and mortgage loans and to grant loans to companies established in Argentina for investment in physical assets, working capital or restructuring of liabilities, loans to financial institutions and for the purchase of government securities, in accordance with BCRA regulations effective at the time of issuance of such series of corporate bonds.

     c)        AUTHORIZATION OF NEW ISSUES OF CORPORATE BONDS

               On June 26, 1998, the Bank's Special Shareholders' Meeting approved, in compliance with the resolutions of the Regular Shareholders' Meeting held on December 13, 1996, that overall maximum amount for the issuance of corporate bonds be increased from US$ 500 million to US$ 1 billion which may be used for any of the following: (a) increase the amount of the Short-Term Securities Program from US$ 500 million to a maximum of US$ 900 million and (b) increase the amount of Medium-Term Securities Program to US$ 2 billion.

               The Regular General Shareholders' Meeting held on December 3, 1999, approved, among other things, the creation of a Medium-Term Global Program for the issuance and placement of unsecured corporate bonds not convertible into shares, for a maximum face value outstanding at any time of up to US$ 500 million; this program would not be offered publicly.

               In addition, the Regular and Special General Shareholders' Meeting held on April 27, 2001, approved that the duration of the Short-term Corporate Bonds Global Program for a maximum face value outstanding at any time of up to US$ 500 million be extended for a further five years counted as from the approval of the CNV, which was granted on June 21, 2001, by Certificate No. 281.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               After December 31, 2001, i.e. subsequent to fiscal year-end, the Bank issued the fortieth, forty-second, and forty-third series of Corporate Bonds for a total amount of US$ 270 million, within the Short-term Corporate Bonds Global Issuance Program for an amount of US$ 500 million. Such issuance was approved by the Board of Directors it its meeting of March 6, 2002, in exercise of the powers delegated by the Special Shareholders' Meeting held on June 26, 1998. The principal obtained from these Bonds, net of discounts was US$ 266.6 million. In addition, on April 11, 2002, the Bank issued the eighth series of Corporate Bonds for a total amount of ARS 26 million within the Short- and Medium-Term Corporate Bonds Global Issuance Program for a total amount of US$ 1 billion. Such issuance had been approved by the Board of Directors in its meeting of April 8, 2002, in exercise of the powers delegated by the Regular Shareholders' Meeting of December 3, 1999. The principal obtained from these Bonds, net of discounts was ARS 24.1 million.

               The proceeds in principal of these placements was applied to grant consumer and mortgage loans and financing to companies located in Argentina for investment in property, plant and equipment, addition to working-capital, or debt refinancing, interbank loans and the acquisition of government securities, in accordance with BCRA regulations effective upon the issuance of these securities.

6. DIFFERENCES BETWEEN CENTRAL BANK STANDARDS AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ARGENTINA

     a) As disclosed in notes 3.4.b) and 3.4.e), as of December 31, 2001 and 2000, the Bank classified part of its listed government securities portfolio and certain assets in government securities used by repurchase agreements as "holdings in investment account" totaled 179,208 and 2,151,844, respectively. The listed price of such assets as of December 31, 2001 and 2000 were 179,504 and 2,112,739, respectively.

               In accordance with generally accepted accounting principles in Argentina, the listed Argentine government securities mentioned in the preceding paragraph should have been valued at the listed price net of estimated selling expenses, crediting (charging) any differences in the listed price to current income (loss) of each year.

     b) As disclosed in Note 3.4.c) during the fiscal year ended, and as provided by Decree No. 1387/01, Banco Rio de la Plata S.A. and its subsidiary Santander Riobank (Grand Cayman) swapped Federal Government securities, bonds, and Treasury Notes (classified and valued as "Investment accounts" under BCRA accounting standards) with the Federal Government on November 6, 2001. As of that date, their book value was 539,286, while their listed price as of November 6, 2001 was 283,338.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               As of December 31, 2001, under Argentine professional accounting standards the abovementioned loans should be valued, until November 6, 2001, thus converting then into loans to the Government, considering the respective listed prices of the securities swapped, the listed price on such date becoming the cost of the transaction to which the interest accrued from then and until year-end should be added.

     Consequently, shareholders' equity as of December 31, 2001 and 2000, would have decreased by 255,652 and 39,105, respectively. On the other hand, income (loss) for the fiscal years ended December 31, 2001 and 2000, would have decreased by 216,547 and 6,649, respectively.

7.   BREAKDOWN OF THE MAIN ACCOUNTS

     As of December 31, 2001 and 2000, the breakdown of the main accounts is as follows:

                                               2001       2000
                                             --------   -------
     a)  OTHER RECEIVABLES - OTHER:

         Miscellaneous receivables             85,293    51,738
         Loans to personnel                    48,213     6,090
         Prepayments                            8,884    10,280
         Guarantee deposits                     1,537     2,678
         Other                                  5,015     7,298
                                             --------   -------
                                              148,942    78,084
                                             ========   =======

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

                                                                    2001           2000
                                                                ------------   ------------
     b)        OTHER LIABILITIES - OTHER:

               Other payables                                         97,390         84,014
               Taxes payable                                          10,140         51,944
               Salaries and payroll taxes                              6,461         26,880
               Withholdings payable on salaries & wages                5,078          5,939
               Other                                                   3,732          4,277
                                                                ------------   ------------
                                                                     122,801        173,054
                                                                ============   ============

     c)        DEBIT CONTROL MEMORANDUM ACCOUNTS - OTHER:

               Items in safe keeping                               9,058,140     13,140,059
               Other                                                 279,793        256,563
                                                                ------------   ------------
                                                                   9,337,933     13,396,622
                                                                ============   ============

     d)        SERVICE CHARGE INCOME - OTHER:

               Insurance management commissions                       46,262         23,495
               Commissions on credit, debit and similar cards         37,447         33,994
               Securities management commissions                      18,565         22,491
               Collection commissions                                  8,153          7,940
               Lease of safety deposit boxes                           4,345          3,519
               Account maintenance commissions                         4,570          3,992
               Other                                                  19,657         51,381
                                                                ------------   ------------
                                                                     138,999        146,812
                                                                ============   ============

     e)        SERVICE CHARGE EXPENSE - OTHER:

               Turnover Tax                                           16,415         15,098
               Other                                                   4,457          1,140
                                                                ------------   ------------
                                                                      20,872         16,238
                                                                ============   ============

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

                                                                    2001           2000
                                                                ------------   ------------

     f)        OPERATING EXPENSES - OTHER OPERATING EXPENSES:

               Amortization of organization and development
                expenses                                              33,738         36,028
               Property and equipment depreciation                    32,919         32,781
               Leases                                                 21,263         21,469
               Electric power and communications                      15,146         18,213
               Security services                                      11,806         13,291
               Other                                                  19,406         20,323
                                                                ------------   ------------
                                                                     134,278        142,105
                                                                ============   ============

     g)        OTHER EXPENSE - OTHER:

               Insurance claims                                        5,549          5,990
               For transactions with property and equipment
                and other assets                                       9,710          4,948
               Other                                                  12,181         13,737
                                                                ------------   ------------
                                                                      27,440         24,675
                                                                ============   ============

8.   INCOME TAX AND TAX ON MINIMUM PRESUMED INCOME

     The Bank determines the accounting charge for income tax by applying the current 35% tax rate to the estimated taxable income for the year, without taking into account the effect of temporary differences between book and taxable income. In addition, the Bank determines the tax on minimum presumed income by applying the rate of 1% on computable assets as of year-end. Law No. 25,063 provides in respect of institutions governed by the Financial Institutions law, that such institutions should take, as the taxable base for the purpose of tax on minimum presumed income, 20% of their taxable assets, after deducting those assets defined as non-computable. This tax is supplementary to income tax. The Bank's tax obligation in each tax year shall be the higher of these two taxes. However, should minimum presumed income tax be higher than income tax in any given tax year, such excess may be considered as a prepayment on account of any excess of income tax over tax on minimum presumed income that may arise in any of the ten subsequent tax years.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

     In the year ended December 31, 2001, the Bank estimated an income tax net operating loss of about 110,700, and accordingly did not include any charge to such account in the Statement of Income. The above net operating loss represents a contingent asset of about 39,000, calculated at the effective tax rate. In addition, the Bank determined a charge of 18,500 on account of tax on minimum presumed income, which was capitalized under the "Miscellaneous receivables" account.

     The net operating loss determined may be used to offset future taxable income through 2006. In every year that net operating loss are offset, the tax benefit (the effect of the effective rate on the net operating loss used) will be realized to the extent that income tax (net of the offsetting) equals or exceeds tax on minimum presumed income, but will be reduced by any excess of the latter over the former.

     On the other hand, as of December 31, 2000, the Bank determined an income tax charge of 44,850, which exceeded tax on minimum presumed income and was charged to income for the year under "Income tax".

     As of December 31, 2001, and 2000, the tax on minimum presumed income credit balance was 34,947 and 24, 930, respectively.

9.   RESTRICTIONS ON ASSETS

     a) As of December 31, 2001 and 2000, there are liabilities owed to the "Banco de Inversion y Comercio Exterior" (Investment and Foreign Trade Bank) totaling 5,314 and 9,429, respectively, secured by promissory notes from the Bank's loan portfolio.

     b) As of December 31, 2001, the "Government and private securities - Unlisted government securities" account included tax credit certificates in the amount of 57,371 which may be used to settle certain tax obligations as from the year beginning January 1, 2003, under Decree No. 979/01.

10.  TRANSACTIONS WITH SUBSIDIARIES AND AFFILIATES (ART. 33 OF LAW
     N DEG. 19,550)

     The balances of transactions with parent, subsidiaries and affiliates as of December 31, 2001 and 2000 are as follows:

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

     .         PARENT (SCH Group)

                                                                          2001           2000
                                                                      ------------   ------------
               Cash and due from banks                                         749            913
               Loans                                                        44,231         25,013
               Other receivables from financial transactions               222,342      1,728,475
               Deposits                                                    415,225          2,564
               Other liabilities from financial transactions               395,928      1,885,153
               Credit lines taken (unused portion)                               -        350,000
               Other guarantees included in Debtor Rating Standards         75,162         78,938
               Financial income                                             60,730         52,875
               Financial expense                                           141,788         25,829
               Service charge expense                                          270              -

     . SUBSIDIARIES (Santander Riobank - Grand Cayman - and subsidiaries, Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Gire S.A.):

                                                                          2001           2000
                                                                      ------------   ------------
               Loans                                                           784          7,665
               Other receivables from financial transactions                 1,761          2,896
               Other receivables                                                 3            103
               Deposits                                                     25,073        409,454
               Other liabilities from financial transactions                47,832          2,896
               Items in safe keeping                                        48,812        112,947
               Financial income                                                 33              -
               Financial expense                                             3,964         19,464
               Service charge income                                           302             50
               Other income                                                    138             96

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

     . AFFILIATE COMPANIES (BANELCO S.A., VISA ARGENTINA S.A., INTERBANKING S.A., ORIGENES VIVIENDA Y CONSUMO COMPANIA FINANCIERA S.A., RIO COMPANIA DE SEGUROS S.A., PRESTAMOS DE CONSUMO S.A. AND CAMINOS DE LAS SIERRAS S.A.):

                                                                          2001           2000
                                                                      ------------   ------------
               Loans                                                       190,696         15,970
               Other receivables from financial transactions                20,016              -
               Other receivables                                                 3              -
               Deposits                                                      1,595          2,215
               Other liabilities from financial transactions                20,740              -
               Items in safe keeping                                         7,474         18,753
               Financial income                                              2,572             45
               Financial expense                                               789              -
               Service charge income                                           173              -
               Other income                                                    116              -

11.  BANK DEPOSIT GUARANTEE INSURANCE SYSTEM AND BANK LIQUIDITY FUND

     a)        BANK DEPOSIT GUARANTEE INSURANCE SYSTEM

               Law No. 24,485, published on April 18, 1995 and Decree No. 540/95 of the same date provided for the creation of a Bank Deposit Guarantee Insurance System, characterized as being limited, mandatory, and for value. This system was designed to provide further coverage for risks inherent in bank deposits, as a subsidiary and complementary protection to that afforded by the system of bank deposit privileges and protection created by the Financial Institutions Law.

               This law provided for the creation of a company named "Seguros de Depositos Sociedad Anonima" (SEDESA, Deposit Insurance, Corporation) for the exclusive purpose of managing the Deposits Guarantee Fund. As required by the amendments made by Decree 1292/96, the shareholders of the newly created company are the BCRA (with a minimum of one share) and the trustees appointed in the trust agreement made by financial institutions in such individual proportions as determined by the BCRA in terms of their respective contributions to the Deposits Guarantee Fund.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               The current guarantee of deposit system does not include deposits made by other financial institutions (this includes certificates of deposits acquired in the secondary market), deposits made by individuals related to the bank either directly or indirectly, certificates of deposit in securities, acceptances or guarantees and, lastly, deposits made after July 1, 1995 and through September 17, 1998 at a rate two or more percentage points per annum above that offered by the Banco de la Nacion Argentina for equivalent terms and, since the latter date, at a rate two or more percentage points per annum above the rolling average for the last five days of deposit rates for an equivalent term as found by the survey conducted by the BCRA. Communique "A" 2399 of the BCRA of December 15, 1995 extended the stated grounds for exclusion from the system to include negotiable certificates of deposits acquired by endorsement and deposits obtained through systems offering other incentives in addition to agreed-upon interest rates.

               The above trust was created in August, 1995. As of December 2000, the Bank has a 10.1132% interest in it.

               Communique "A" 2337 of the BCRA, issued on May 19, 1995, notified financial institutions that the rules relating to the application of the guarantee system had been approved and put into effect as from April 18, 1995.

               The Federal Executive, by Decree No 1127/98 dated September 24, 1998, increased the reimbursement guaranty provided by Decree 540/95 to the amount of 30, regardless of the term for which the deposit is made. Deposit for amounts exceeding 30 are also covered by the guaranty system but only up to such amount. The BCRA may decide to change the amount covered by the guaranty system at any time and provided it shall be applied to all system participants, on the basis of the developments in the Argentine financial system consolidation process and any other indicators the BCRA may consider appropriate.

               On January 21, 2000, the BCRA issued Communique "A" 3064 that set the normal contribution to the deposit guarantee insurance system at 0.015% effective as from the contributions due for January 2000, subject to the banks executing with SEDESA agreements for loans earmarked for the Deposit Guarantee Fund in the conditions provided in such Communique. Subsequently, through Communique "A" 3153 of August 24, 2000, the BCRA abrogated, as from the contributions related to September 2000, the requirement to execute loan agreements with SEDESA. However, previous loan agreements will remain in effect under originally agreed-upon terms and conditions until their respective repayments. On November 9, 2001, through Communique "A" 3358, the BCRA decided to set the regular contribution to the deposits guaranty fund at 0.03%, effective for contributions due in December 2001.

               As of December 31, 2001 and 2000, the Bank has granted loans to SEDESA amounting to 7,715, which are booked under the account "Other receivables from financial transactions - Other receivables not included in Debtor Rating Standards".

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

     b)        BANK LIQUIDITY FUND

               On December 26, 2001, Decree No. 32/01 provided for the creation of the Bank Liquidity Fund in order to inject liquidity into the banking system, according to the scope established therein. Such Fund will be managed by SEDESA, which will act as trustee.

               Financial institutions authorized to operate in Argentina shall contribute to such fund through subscribing class "A" Participation Certificates for an amount equivalent to 5% of the average daily balances of deposits made by the non-financial private sector in each bank as of November 2001, as determined by the BCRA. Such contribution may be increased by up to 50%.

               On March 15, 2002, through Communique "A" 3513, the BCRA decided to set the regular contribution to the Bank Liquidity Fund at 3.5%. To date, the Bank has contributed 242,148. In addition, such Communique established that financial institutions may deduct to contribution to the fund from the minimum cash requirement.

12.  FIDUCIARY ACTIVITIES

     Banco Rio de la Plata S.A. is the trustee for the trusts described below and in no case is the Bank liable with its own assets for the commitments undertaken in the performance of the trusts; such liabilities will only be serviced with and up to the sum of the trust corpus assets and the proceeds from such assets.

     a)        "PEGASUS - CLASS B" FINANCIAL TRUST AGREEMENT

               On November 11, 1996, the Bank's Board of Directors authorized the creation of a Global Program for the Issuance of Trust Securities for a maximum outstanding amount of US$300 million during such program's effectiveness or the equivalent of such amount in other currencies, under Law No. 24,441 (Housing and Construction Financing) and CNV General Resolution No. 368.

               Through Resolution No. 11,595 dated January 16, 1997, the CNV granted approval for the global program for the issuance of securities and participation certificates for a maximum amount of US$ 300 million under the "PEGASUS" Financial Trust Agreement to mature in five years as from the CNV's approval date of the program.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               By means of a note dated July 22, 1997, the Buenos Aires Stock Exchange advised the Bank that it had decided to admit the Class B Debt Securities to its listing system. Such securities were issued on July 17, 1997, for a face value of US$20 million and have been fully subscribed.

               The Underlying Assets of the PEGASUS-CLASS B Financial Trust Agreement are as follows:

               . Medium-Term Argentine Treasury Bonds (BONTES), accruing interest at an 8.75% rate, maturing on May 9, 2002 for a total face value of US$20 million.

               . Cash Flow Exchange agreement on the basis of a basket of Latin American Stock Exchange Indexes.

               In addition, as of December 31, 2001 and 2000, the financial position of the abovementioned Financial Trust is as follows:

                                                  2001       2000
                                                --------   --------

                         .    Assets              20,804     20,804
                         .    Liabilities         20,804     20,804

               As mentioned in the financial statements of the Financial Trust as of December 31, 2001 and 2000, given the features of the trust, no income is generated.

     b)        INMOBILIARIO FIDEICOMISO FINANCIERO (REAL PROPERTY FINANCIAL
               TRUST)

               Through Resolution No. 11,511 dated November 14, 1996, the CNV (Argentine National Securities Commission) authorized the public offering of certificates of participation in the financial trust INMOBILIARIO Fideicomiso Financiero (Real Property Financial Trust) under a global program for a maximum outstanding amount of US$ 200 million, with a five-year term, under the system governed by Law No. 24,441 and CNV General Resolution No. 368.

               The former Banco Tornquist S.A. was authorized to act as trustee for any financial trusts to be organized under the Program; as a consequence of the merger mentioned in Note 1, the Bank assumed this trustee capacity with authorization granted by the CNV by Resolution No. 13,456 dated July 6, 2000. The financial trusts have a minimum term of 180 days and a maximum term of fifteen years and are secured exclusively by the mortgage receivables transferred to the trusts by the bank in exchange for the proceeds of subscribed Certificates of Participation, which does not preclude covering certain series with additional sureties or other guaranty systems.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               When applying for the authorization mentioned above, the former Banco Tornquist S.A. also requested authorization for the issuance of Series I of the Certificates of Participation for an amount of up to US$ 23 million distributed into four classes of certificates that fall due upon repayment of the last installment of the longest-lasting underlying loan (in year 2003) or the last late payment collected, whichever latest; the return on such securities may be fixed or variable, depending on the class. All sums collected by the trust from the collection of loan payments or income from short-term investments of temporary excess liquidity shall be allocated to the different classes beginning with "A" and then to the other classes in order. The Bank guarantees holders of Class "B" certificates that they will collect the monthly services as per the notional flow of funds. The Board of Directors of the former Banco Tornquist S.A., in its meeting of October 25, 1999, decided to grant personal surety to the holders of class "A" and "C" certificates guaranteeing payment of monthly service payments thereto under agreed-upon conditions.

               On November 15, 1996, the Board of Directors of the former Banco Tornquist S.A. approved granting the Trust the Option for the Assignment of Credits, which was effected on November 28, 1996, for a nominal value of US$ 20,760,000. Accordingly, Series I of the certificates of participation in the Fideicomiso Financiero INMOBILIARIO was issued comprising Class "A" in the amount of US$ 13,845,000; Class "B" in the amount of US$ 3,453,000; Class "C" in the amount of US$ 1,731,000, and Class "D" in the amount of US$ 1,731,000. The returns for certificates Class "A" and "C" were set at 9.5% and 11%, respectively.

               As of December 30, 2001 and 2000, the equity and the income
               (loss) of Series I of the INMOBILIARIO financial trust stood as follows:

                                                  2001       2000
                                                --------   --------

                         .    Assets                 577      2,990
                         .    Liabilities            187        224
                         .    Owners' Equity         390      2,766
                         .    Income (loss)         (158)      (559)

               As of December 31, 2001 and 2000, respectively, the value of Series I was as follows: Class "A": 390 and 2,392; Class "B": 0 and 125; Class "C": 0 and 340, and Class "D": 0 and (91).

     c)        "EDIFICIO LA NACION" FINANCIAL TRUST

               On May 8, 2000, the Board of Directors approved setting up a financial trust as direct mutual fund named "EDIFICIO LA NACION" to issue debt certificates and/or participation certificates for a nominal amount of US$45 million as provided for in Law No. 24,441 and CNV General Resolution No. 368.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               Through Resolution No. 13,503 dated August 10, 2000, the CNV approved: (a) setting up a financial trust named "EDIFICIO LA NACION" organized as a direct mutual fund by Banco Rio de la Plata S.A. as trustee; and (b) issuing debt securities and certificates of participation under the "Fideicomiso Financiero EDIFICIO LA NACION - Fondo de Inversion Directa" for a nominal amount of US$27 million and US$18 million, respectively.

               The object of the trust is to build and sell an office building located in the property currently used by "La Nacion" newspaper.

               The underlying assets of the financial trust is represented by the following assets:

               .    Funds from the placements of the instruments issued.
               .    The property in which offices will be built, the
                    constructions, equipment and facilities to be added.
               .    The receivables and funds resulting from the sale and/or
                    lease of the units.
               .    The rights resulting from the work for service and other
                    agreements executed by the trustee.

               The definitive term of the trust is five years as from the date in which it is definitely set up and it may be extended up to a maximum ten-year term as from organization date.

               The corpus assets are the only means for repaying the debt securities and certificates of participation.

               Consequently, on January 29, 2001, the debt securities and certificates of participation were subscribed in the amounts of US$26,580,000 and US$17,720,000, respectively.

               As of December 31, 2001, the equity and income (loss) of the Financial Trust break down as follows:

               Assets            47,258      Shareholders' equity        8,592
               Liabilities       38,666      Income (loss)                (268)

     d)        OTHER TRUSTS

               As of December 31, 2001, the Bank is also trustee of the following trusts:

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

                                              TRUST                                          AMOUNT OF THE
                                            INCEPTION                                          UNDERLYING
                       DESCRIPTION            DATE             UNDERLYING ASSETS                 ASEETS        KIND OF TRUST
               ---------------------------  ---------   ------------------------------------ -------------   ------------------
               Complejo Penitenciario II     05.08.98   Marcos Paz Penitentiary Complex of         102,230   Administration Trust
                                                         Buenos Aires Province

               Caminos de las Sierras S.A.   08.07.98   Rights stemming from toll collection        92,290   Guaranty Trust

               BERSA                         06.11.99   Subordinate Debt Securities                 18,046   Guaranty and Safe
                                                                                                             Keeping Trust
               Correo Argentino S.A.         09.17.99   Shares and rights                           99,000   Collection Rights
                                                                                                             Assignment Trust
               Servicios Viales S.A.         12.23.00   Rights stemming from toll                   30,000   Collection Rights
                                                         collection                                          Assignment Trust
               Credito Actual                09.07.01   Rights, shares and guarantees               14,000   Guaranty Trust

13.  DERIVATIVE FINANCIAL INSTRUMENTS

     As of December 31, 2001, the Bank had purchased call and put options in the amount of 363 and 43,682, respectively. These options are included in "Derivatives debit memorandum accounts" under "Notional value of call options purchased" and "Notional value of put options purchased", respectively. On the other hand, as of December 31, 2001, the Bank had sold call options in the amount of 7,953, as well as put options in the amount of 100,000. These options are included in "Derivatives credit memorandum accounts" under "Notional value of call options sold" and "Notional value of put options sold", respectively. All options were valued in accordance with the method described in note 3.4.m), under effective BCRA regulations.

     The premiums collected on such instruments unaccrued at year-end of 15 are carried in the "Other liabilities from financial transactions - Premiums on options sold" account, according to the Black & Scholes method. This method is accepted by the BCRA as a reasonable method for valuing these items because the options do not have a listing on a local or a foreign market.

     Furthermore, on March 21, 2001, the Bank executed an interest-rate swap agreement with Deutsche Bank AG New York Branch, to cover the variable yield accrued by the First Series of Corporate Bonds, for an amount of US$200 million, issued by the Bank under Corporate Bond Issuance Global Program for a total amount of US$1 billion. In addition, on June 25, 2001, the Bank entered into two interest-rate swap agreements with the Standard Chartered Bank for a total amount of US$ 9,230,769 ad US$ 13,943,917, so as to cover the variable rate payable on financing received from the Inter-American Investment Corporation; these swap agreements expire on October 15, 2006, and November 15, 2004, respectively. Accordingly, this transaction is recorded under the account "Memorandum accounts - Derivative accounts - Other" in the amount of 223,175.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

     The Bank had not obtained any significant income or sustained any significant loss from transactions with financial derivative instruments either as of December 31, 2001, or as of December 31, 2000.

14. DEPOSITS PROCURED UNDER THE SYSTEM PROVIDED BY BCRA COMMUNIQUE "A" 2482 AS SUPPLEMENTED

     As of December 31, 2001 and 2000 the Bank became the obligor in connection with variable-rate certificates of deposit placed under the provisions of BCRA Communique "A" 2482 as supplemented and was assigned the respective hedging financial instrument agreements undertaken with the purpose of fully covering the impact on equity of the changes in the listed price of the financial assets on which such certificates are indexed. Most of such agreements were entered into with SCH Group member entities. The face value of such investments as of December 31, 2001 and 2000, amounts to 10,998 and 37,365 respectively and they are recorded under the "Deposits - Private nonfinancial sector and foreign residents - Investments Accounts".

     The variable consideration to be paid for the funds procured under this type of transaction amounted to 52 and 2,020 at each year-end, respectively, and are recorded under "Deposits - Private sector and foreign residents - Accrued interest and price differences payable"; such amounts were fully covered by the revenues, in the same amount, from the above mentioned hedging instruments. As of December 31, 2001 and 2000, the amount in such hedging instruments amounted to 3,566 and 7,794, respectively, and were recorded as detailed below:

     a) As of December 31, 2001: for the account "Credit Memorandum Derivative Accounts- Notional Value of Call Options Sold" the balance was 3,566.

     b) As of December 31, 2000: for the account "Credit Memorandum Derivative Accounts- Notional Value of Call Options Sold" the balance was 7,794.

     As of December 31, 2001 and 2000, the premiums paid for such instruments amount to 1,880 and 3,616, respectively; such premiums were accrued over the effective term of the above mentioned certificates. At each year-end, the unaccrued portion of such premiums is 1,027 and 1,648 and is recorded under "Other receivables from financial transactions - Premiums on options purchased".

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

15.  COMPLIANCE WITH THE REQUIREMENTS OF THE NATIONAL SECURITIES COMMISSION
     (CNV)

     a) COMPLIANCE WITH THE REQUIREMENTS TO ACT AS AGENT IN THE OVER-THE- COUNTER MARKET

               As required under Resolution 368/01 of the CNV, the Bank's equity as of December 31, 2001 and 2000, exceeds the minimum stockholders' equity required under this resolution to act as agent in the over-the-counter market.

     b)        ROLE OF THE BANK AS MUTUAL FUND DEPOSITARY

               As of December 31, 2001 and 2000, in its capacity of depositary of mutual funds, the Bank holds the following items in safekeeping:

                                                                           2001                                  2000
                                                -----------------------------------------------------------   ----------
                        MUTUAL                                 GOVERNMENT     CERTIFICATES      TOTAL OF       TOTAL OF
                         FUND                     SHARES       SECURITIES      OF DEPOSITS     INVESTMENT     INVESTMENT
               ------------------------------   ----------   --------------   ------------   --------------   ----------

               Superfondo Acciones                  11,886                -              -           11,886       15,412
               Super Ahorro $                            -            4,017              -            4,017      286,265
               Super Ahorro US$                          -           89,565              -           89,565      526,496
               Superfondo 2000                           -               37          1,421            1,458        7,839
               Superfondo 2001                           -           28,205              -           28,205      119,549
               Superfondo 2002                          94           27,636              -           27,730       57,889
               Superfondo 2003                           -            3,869              -            3,869        1,935
               Superfondo US$ Plus                       -            2,982              -            2,982       10,323
               Superfondo MIX                        1,048            1,589              -            2,637        7,645
               Superfondo Renta Variable             2,797                -              -            2,797        3,727
               Superfondo Renta Latinoamerica            -            5,809              -            5,809        8,763
               Superfondo Renta $                      495              236              -              731        8,538
               Superfondo Latinoamerica              9,038                -              -            9,038       12,589
               Superfondo Ahorro US$                     -              978            800            1,778       55,376
               Superfondo America                    1,622                -              -            1,622            -
               Superfondo Europa                    16,631                -              -           16,631       42,586

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

               Through Resolutions No. 13,305, 13,306, 13,307 and 13,308 of
               March 20, 2000, the CNV approved the commencement of the winding-up of the following mutual funds: ARGEN I - Equity Fund, ARGEN II - Dollar Fixed Income Fund, ARGEN III - Pesos Money Market Fund and ARGEN IV - Dollar Money Market Fund, where the former Banco Tornquist S.A. acted as Depositary Company. Therefore, on March 22, 2000, Administradora Tornquist S.A. Gerente de Fondos Comunes de Inversion established the final value of the outstanding shares of interest in order to wind up the abovementioned mutual funds. On September 21, 2000, the CNV issued resolutions No.13,556, No. 13,557, No. 13,558 and No. 13,559, whereby it provided that Banco Rio de la Plata S.A. replace Administradora Tornquist S.A. Gerente de Fondos Comunes de Inversion as the entity in charge of liquidating the abovementioned mutual funds.

               Taking into account the situation described in Note 1, the CNV, through General Resolution No. 384, dated December 28, 2001, authorized the mutual fund manager companies to settle the redemptions requested from them out of their securities in portfolios, under the criteria established in Section No. 18, Decree No. 174/93. Therefore, the Bank's Board of Directors, in its meeting of December 28, 2001, provided that: (a) the assets comprising the portfolio of the Superfondo Ahorro US$ F.C.I., Super Ahorro US$ F.C.I. and Super Ahorro ARS F.C.I funds be grouped based on liquidity while safeguarding the rights of shareholders; (b) the liquid assets comprising the portfolio of the above mutual funds be used to settle redemptions in proportion to each shareholder's investment holding; and (c) that, should it be required by shareholders, illiquid assets in portfolio be used to settle redemptions in kind in proportion to each shareholder's investment holding.

16.  EMPLOYER'S CONTRIBUTION TO THE BANK EMPLOYEES' SOCIAL SECURITY INSTITUTE
     (ISSB)

     The contribution provided in Section 17, point (f) of Law No. 19,322 - originally 2% on interest and commissions charged by banks - was reduced to 1% as from July 1, 1996 through July 1, 1997; as from the latter date, the above mentioned contribution was repealed (Decrees No. 263, dated March 20, 1996 and No. 915, dated August 7, 1996). In addition, by Decree No. 336/98 of March 26, 1998, the Federal Executive confirmed the total elimination of the Bank Employees' Social Security Institute and the establishment of a new institution (Argentine Bank Employees' Health Plan - OSBA), which is not a successor entity of such Institution.

     During 1997 and 1998, the Argentine Bank Association and the Argentine Bank Employees' Health Plan (OSBA) have made different filings with the court to declare the above mentioned decrees unconstitutional and restore the Bank's obligation to make contributions.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

     Although, the Bank and Banco Santander S.A. of Argentina requested an injunction. In this regard, the federal courts of original jurisdiction Nos. 4 and 6, through judgements Nos. 5918 and 208 of December 15, 1998, sustained the actions started and declared the validity of Decree No. 336/98 and thus, the OSBA is not a successor entity of the Bank Employees' Social Security Institute and that the OSBA cannot make any claim from Banco Rio de la Plata S.A. as from July 1, 1997, for the payment of the contribution established in point (f) of Section No. 17 of Law No. 19,322.

     According to the Bank's management and legal counsel, there are grounds to consider that the above mentioned contribution has been eliminated and, therefore, all the requirements derived from the Decrees mentioned above have been met. Consequently, no accrual has been set up to cover the possible contributions that could be claimed.

17.  PUBLICATION OF THE FINANCIAL STATEMENTS

     In accordance with Communique "A" 760 of the BCRA, no prior approval of this entity is required for the publication of these financial statements.

18.  ACCOUNTING PRINCIPLES - EXPLANATION ADDED FOR TRANSLATION INTO ENGLISH

     These financial statements and the consolidated financial statements (included with the supplementary information) are presented on the basis of the standards of the BCRA and, except for the matter mentioned in note 6 to the financial statements, in accordance with accounting principles generally accepted in Argentina.

     Certain accounting practices applied by the Bank that conform with the standards of the BCRA and with generally accepted accounting principles in Argentina may not conform with generally accepted accounting principles in other countries.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 2001 AND 2000

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

     The effects of the differences, if any, between Argentine generally accepted accounting principles and the accounting principles generally accepted in the countries in which the financial statements may be used have not been quantified. Accordingly, they are not intended to present financial position, results of operations or cash flows in accordance with accounting principles generally accepted in the countries of the users of the financial statements other than Argentina.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                                                                       EXHIBIT A

                   DETAIL OF GOVERNMENT AND PRIVATE SECURITIES
                        AS OF DECEMBER 31, 2001 AND 2000
               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 18)
                          STATED IN THOUSANDS OF PESOS

                                                                                                 HOLDINGS
                                                                                    ----------------------------------
                                                                                             2001              2000
                                                                                    ----------------------------------
                                                                                      MARKET       BOOK        BOOK
                             DESCRIPTION                            IDENTIFICATION     VALUE      BALANCE     BALANCE
----------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------
                     LISTED GOVERNMENT SECURITIES
-------------------------------------------------------------------

Holdings in investment account
In Foreign Currency
-External bills of the Argentine Republic in U.S. Dollars - 2.98%             --       101,464     101,220
-External bills of the Argentine Republic in U.S. Dollars - 4.95%             --        78,040      77,988
                                                                                                ----------------------
                Subtotal in investment account                                                     179,208   1,573,739
                                                                                                ----------------------

Holdings for trading or financial transactions
Local
In Pesos
-Buenos Aires City Government Bonds in local currency - 2004                  --           534         534
-Other                                                                        --            80          80
In Foreign Currency
-Medium-term fixed-rate Treasury Bonds - 2003 - 11.75%               ARBON33d=ME           234         234
-Medium-term Treasury Bonds - 2005                                   ARBON53d=ME           195         195
-External Bonds of the Argentine Republic - 1992                     ARBX923d=ME         1,093       1,093
-Floating Rate Guaranteed Bonds (Discount Bonds)                     ARDISD3d=ME           259         259
-Global External Bonds of the Argentine Republic - 2004              AR132978=ME            34          34
-Variable Rate Government Bonds - 2006                                        --           100         100
-Medium-term Treasury Bonds - 2003                                    ARBT33d=ME            99          99
-Global External Bonds of the Argentine Republic - 2008             ARGD83D3d=ME            62          62
-Global External Bonds of the Argentine Republic - 2015              ARGL153d=ME            74          74
-Global External Bonds of the Argentine Republic - 2017              ARBGL53d=ME            79          79
-Pension Fund Debt Consolidation Bonds in U.S. Dollars
  Serie 2 DEG.                                                       ARPRE43d=ME            63          63
-Other                                                                        --           106         106
                                                                                                ----------------------
            Subtotal holdings for trading or financial transactions                                  3,012     184,094
                                                                                                ----------------------

                                                                                                ----------------------
               TOTAL LISTED GOVERNMENT SECURITIES                                                  182,220   1,757,833
                                                                                                ======================
-------------------------------------------------------------------
                    UNLISTED GOVERNMENT SECURITIES
-------------------------------------------------------------------

Local
In Pesos
-Treasury Bills to settle obligations of the Province of Buenos
 (PATACON)                                                                    --                     1,515
- Bills to settle obligations Provincies                                      --                       408

In Foreign Currency
-Fixed-rate Bonds of the Argentine Republic - 2002 - 9%  (1)                  --                   192,634
-Tax Credit Certificates                                                      --                    57,371
                                                                                                ----------------------
               TOTAL UNLISTED GOVERNMENT SECURITIES                                                251,928      24,971
                                                                                                ======================

                                                                                                ----------------------
                    TOTAL GOVERNMENT SECURITIES                                                    434,148   1,782,804
                                                                                                ======================
                                                                       POSITION
                                                                       WITHOUT                  FINAL
                             DESCRIPTION                               OPTIONS     OPTIONS     POSITION
--------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------
                     LISTED GOVERNMENT SECURITIES
-------------------------------------------------------------------

Holdings in investment account
In Foreign Currency

-External bills of the Argentine Republic in U.S. Dollars - 2.98         101,464        --       101,464
-External bills of the Argentine Republic in U.S. Dollars - 4.95          78,040        --        78,040
                                                                    ------------------------------------
                Subtotal in investment account                           179,504        --       179,504
                                                                    ------------------------------------

Holdings for trading or financial transactions
Local
In Pesos
-Buenos Aires City Government Bonds in local currency - 2004                 534        --           534
-Other                                                                        80        --            80
In Foreign Currency
-Medium-term fixed-rate Treasury Bonds - 2003 - 11.75%                       234        --           234
-Medium-term Treasury Bonds - 2005                                           195        --           195
-External Bonds of the Argentine Republic - 1992                           1,093        --         1,093
-Floating Rate Guaranteed Bonds (Discount Bonds)                             259        --           259
-Global External Bonds of the Argentine Republic - 2004                       34        --            34
-Variable Rate Government Bonds - 2006                                       100        --           100
-Medium-term Treasury Bonds - 2003                                            99        --            99
-Global External Bonds of the Argentine Republic - 2008                       62        --            62
-Global External Bonds of the Argentine Republic - 2015                       74        --            74
-Global External Bonds of the Argentine Republic - 2017                       79        --            79
-Pension Fund Debt Consolidation Bonds in U.S. Dollars -
  Serie 2 DEG.                                                                63        --            63
-Other                                                                       106        --           106
                                                                    ------------------------------------
            Subtotal holdings for trading or financial transactions        3,012        --         3,012
                                                                    ------------------------------------

                                                                    ------------------------------------
               TOTAL LISTED GOVERNMENT SECURITIES                        182,516        --       182,516
                                                                    ====================================
-------------------------------------------------------------------
                    UNLISTED GOVERNMENT SECURITIES
-------------------------------------------------------------------

Local
In Pesos
-Treasury Bills to settle obligations of the Province of Buenos
 (PATACON)                                                                 1,515        --         1,515
- Bills to settle obligations Provincies                                     408        --           408

In Foreign Currency
-Fixed-rate Bonds of the Argentine Republic - 2002 - 9%  (1)             192,634        --       192,634
-Tax Credit Certificates                                                  57,371        --        57,371
                                                                    ------------------------------------
               TOTAL UNLISTED GOVERNMENT SECURITIES                      251,928        --       251,928
                                                                    ====================================

                                                                    ------------------------------------
                    TOTAL GOVERNMENT SECURITIES                          434,444        --       434,444
                                                                    ====================================

(1) As of december 31, 2001 these government securities are set aside and computed for the minimum liquidity requirements.

 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO           Signed for identification purposes
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO             with our report dated 04-26-2002
Executive Vice-Chairman                            Administration & System Manager,     PISTRELLI, DIAZ Y ASOCIADOS
  and General Manager                                     and Controller             C.P.C.E.C.A.B.A. Vol. 1  Fo. 8

                         /s/ARNALDO L. GOMEZ YICHE
                          ARNALDO L. GOMEZ YICHE
                             Chief Accountant                                              /s/ERNESTO J. CASSANI
                                                                                             ERNESTO J. CASSANI
                                                                                                    Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90  Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                                                                       Exhibit A
                                                                        (Cont'd)

                   DETAIL OF GOVERNMENT AND PRIVATE SECURITIES
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                                                 HOLDINGS
                                                                                    ----------------------------------
                                                                                             2001              2000
                                                                                    ----------------------------------
                                                                                      MARKET       BOOK        BOOK
                             DESCRIPTION                            IDENTIFICATION     VALUE      BALANCE     BALANCE
----------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------
               INVESTMENT IN LISTED PRIVATE SECURITIES
-------------------------------------------------------------------

Other debt securities
Local
In Pesos
-Origenes Vivienda S.A. (Serie VI)                                             --        1,625       1,625

In Foreign Currency
-Origenes Vivienda S.A.                                                        --          723         723
-Fideicomiso Financiero Pegasus -Class "B"                                     --        2,537       2,537
-Banco Hipotecario Nacional S.A. - 2003                               ARBHIP13=ME          473         473
-Banco Hipotecario Nacional S.A. - 2006                              AR6842925=ME          325         325
-Supermercados Norte - 2004                                           AROSPX13=BA          209         209
-Repsol YPF S.A.                                                               --          236         236
-Compania internacional de Telecomunicaciones S.A. - 2004                      --          195         195
-Other                                                                         --          401         401
                                                                                                ----------------------
                Subtotal Other debt securities                                                       6,724      39,013
                                                                                                ----------------------

Equity securities
Local
In pesos
-Metrovias S.A.                                                                --        1,111       1,111
-Quickfood S.A.                                                                --          676         676
-Grupo Autopista del Oeste S.A.                                                --          101         101
-Other                                                                         --           12          12
                                                                                                ----------------------
                  Subtotal Equity securities                                                         1,900       4,031
                                                                                                ----------------------

                                                                                                ----------------------
                   TOTAL PRIVATE SECURITIES                                                          8,624      43,044
                                                                                                ======================

                                                                                                ----------------------
           TOTAL GOVERNMENT AND PRIVATE SECURITIES                                                 442,772   1,825,848
                                                                                                ======================

                                                                      POSITION
                                                                       WITHOUT                  FINAL
                             DESCRIPTION                               OPTIONS     OPTIONS     POSITION
--------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------
               INVESTMENT IN LISTED PRIVATE SECURITIES
-------------------------------------------------------------------
Other debt securities
Local
In Pesos
-Origenes Vivienda S.A. (Serie VI)                                         1,625      --           1,625

In Foreign Currency
-Origenes Vivienda S.A.                                                      705      --             705
-Fideicomiso Financiero Pegasus -Class "B"                                 2,537      --           2,537
-Banco Hipotecario Nacional S.A. - 2003                                      473      --             473
-Banco Hipotecario Nacional S.A. - 2006                                      325      --             325
-Supermercados Norte - 2004                                                  209      --             209
-Repsol YPF S.A.                                                             236      --             236
-Compania internacional de Telecomunicaciones S.A. - 2004                    195      --             195
-Other                                                                       397      --             397
                                                                    ------------------------------------
                Subtotal Other debt securities                             6,702      --           6,702
                                                                    ------------------------------------

Equity securities
Local
In pesos
-Metrovias S.A.                                                            1,111      --           1,111
-Quickfood S.A.                                                              676      --             676
-Grupo Autopista del Oeste S.A.                                              101      --             101
-Other                                                                        12      --              12
                                                                    ------------------------------------
                  Subtotal Equity securities                               1,900      --           1,900
                                                                    ------------------------------------

                                                                    ------------------------------------
                   TOTAL PRIVATE SECURITIES                                8,602      --           8,602
                                                                    ====================================

                                                                    ------------------------------------
           TOTAL GOVERNMENT AND PRIVATE SECURITIES                       443,046      --         443,046
                                                                    ====================================

 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO           Signed for identification purposes
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO             with our report dated 04-26-2002
Executive Vice-Chairman                            Administration & System Manager,     PISTRELLI, DIAZ Y ASOCIADOS
  and General Manager                                     and Controller             C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                         /s/ARNALDO L. GOMEZ YICHE
                          ARNALDO L. GOMEZ YICHE
                             Chief Accountant                                              /s/ERNESTO J. CASSANI
                                                                                             ERNESTO J. CASSANI
                                                                                                    Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                                                                       Exhibit B

          CLASSIFICATION OF FINANCING BY STATUS AND COLLATERAL RECEIVED
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                   COMMERCIAL LOANS                                         2001           2000
---------------------------------------------------------------------------------------------------
-------------------------------------------
     Normal                                                                4,498,871      4,812,808
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                   99,662        166,050
          With senior "B" guarantees and counter-guarantees                1,059,594      1,406,353
          Without senior guarantees or counter-guarantees                  3,339,615      3,240,405

-------------------------------------------
     With potential risk                                                      39,336         20,488
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                       --            494
          With senior "B" guarantees and counter-guarantees                    4,876          5,231
          Without senior guarantees or counter-guarantees                     34,460         14,763

-------------------------------------------
     With Problems                                                            12,872         16,662
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                       45             --
          With senior "B" guarantees and counter-guarantees                    5,856          8,351
          Without senior guarantees or counter-guarantees                      6,971          8,311

-------------------------------------------
     High insolvency risk                                                     85,093         88,147
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                    1,811             --
          With senior "B" guarantees and counter-guarantees                   13,036         27,568
          Without senior guarantees or counter-guarantees                     70,246         60,579

-------------------------------------------
     Irrecoverable                                                             4,576         22,508
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                       --            179
          With senior "B" guarantees and counter-guarantees                       --          7,247
          Without senior guarantees or counter-guarantees                      4,576         15,082

-------------------------------------------
     Irrecoverable under BCRA standards                                        8,927          1,359
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                      395             --
          With senior "B" guarantees and counter-guarantees                      614            409
          Without senior guarantees or counter-guarantees                      7,918            950

                                                                        ---------------------------
                TOTAL COMMERCIAL LOANS                                     4,649,675      4,961,972
                                                                        ---------------------------

                                                                                     Signed for identification purposes
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO            with our report dated 04-26-2002
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO               PISTRELLI, DIAZ Y ASOCIADOS
Executive Vice-Chairman                            Administration & System Manager,  C.P.C.E.C.A.B.A. Vol. 1  Fo. 8
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE
                          ARNALDO L. GOMEZ YICHE                                           /s/ERNESTO J. CASSANI
                             Chief Accountant                                                ERNESTO J. CASSANI
                                                                                                    Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107
                                                                       Exhibit B
                                                                        (Cont'd)

          CLASSIFICATION OF FINANCING BY STATUS AND COLLATERAL RECEIVED
                        AS OF DECEMBER 31, 2001 AND 2000
(Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

              CONSUMER AND HOME PURCHASE LOANS                              2001           2000
                                                                        ---------------------------
-------------------------------------------
     Normal                                                                2,245,732      2,173,933
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                    6,141          1,987
          With senior "B" guarantees and counter-guarantees                1,133,526      1,036,493
          Without senior guarantees or counter-guarantees                  1,106,065      1,135,453

-------------------------------------------
     Inadequate compliance                                                   102,653        102,120
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                      142             50
          With senior "B" guarantees and counter-guarantees                   46,507         62,478
          Without senior guarantees or counter-guarantees                     56,004         39,592

-------------------------------------------
     Deficient compliance                                                     29,676         39,557
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                       12              4
          With senior "B" guarantees and counter-guarantees                    4,962         10,007
          Without senior guarantees or counter-guarantees                     24,702         29,546

-------------------------------------------
     Difficult to recover                                                     29,414         25,013
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                        8             --
          With senior "B" guarantees and counter-guarantees                   17,198         17,066
          Without senior guarantees or counter-guarantees                     12,208          7,947

-------------------------------------------
     Irrecoverable                                                             2,631         43,048
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                        3             --
          With senior "B" guarantees and counter-guarantees                    1,596         29,315
          Without senior guarantees or counter-guarantees                      1,032         13,733

-------------------------------------------
     Irrecoverable under BCRA standards
-------------------------------------------                             ---------------------------
          With senior "A" guarantees and counter-guarantees                       --             --
          With senior "B" guarantees and counter-guarantees                       --             --
          Without senior guarantees or counter-guarantees                         --             --

                                                                        ---------------------------
                   TOTAL CONSUMER AND HOME PURCHASE LOANS                  2,410,106      2,383,671
                                                                        ---------------------------

                                                                        ---------------------------
                               GRAND TOTAL (1)                             7,059,781      7,345,643
                                                                        ---------------------------

(1) The following is included: Loans (before allowances), Other receivables from financial transactions - Unlisted corporate bonds, Other included in Debtor Rating Standards and Accrued interest receivable included in Debtor Rating Standards, Assets covered by financing leases (before allowances); other receivables - from sale of assets ; Memorandum accounts - Contingency accounts, Credit balances - Agreed - upon credits (unused balances) included in Debtor Rating Standards, Other guarantees given included in Debtor Rating Standards and Other included in Debtor Rating Standards.

                                                                                     Signed for identification purposes
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO            with our report dated 04-26-2002
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO               PISTRELLI, DIAZ Y ASOCIADOS
Executive Vice-Chairman                            Administration & System Manager,  C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
  and General Manager                                     and Controller

                         /s/ARNALDO L. GOMEZ YICHE
                          ARNALDO L. GOMEZ YICHE                                           /s/ERNESTO J. CASSANI
                             Chief Accountant                                                ERNESTO J. CASSANI
                                                                                                    Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                                                                       Exhibit C
                           CONCENTRATION OF FINANCING
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                       FINANCING
                               ----------------------------------------------------------
            NUMBER                        2001                           2000
                               ----------------------------------------------------------
              OF                                 TOTAL                          TOTAL
                                  DEBT         PORTFOLIO         DEBT         PORTFOLIO
           CUSTOMERS             BALANCE           %            BALANCE           %
-----------------------------------------------------------------------------------------
     10 BIGGEST CUSTOMERS         2,162,403          30.63%      1,582,200          21.54%
-----------------------------------------------------------------------------------------
  50 NEXT BIGGEST CUSTOMERS       1,194,196          16.91%      1,324,881          18.04%
-----------------------------------------------------------------------------------------
  100 NEXT BIGGEST CUSTOMERS        536,336           7.60%        782,280          10.65%
-----------------------------------------------------------------------------------------
      REST OF CUSTOMERS           3,166,846          44.86%      3,656,282          49.77%
-----------------------------------------------------------------------------------------
          TOTAL (1)               7,059,781         100.00%      7,345,643         100.00%
-----------------------------------------------------------------------------------------

(1) See footnote (1) in Exhibit B.

 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO           Signed for identification purposes
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO             with our report dated 04-26-2002
Executive Vice-Chairman                            Administration & System Manager,     PISTRELLI, DIAZ Y ASOCIADOS
  and General Manager                                     and Controller             C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                                                                       Exhibit D

                        BREAKDOWN BY FINANCING MATURITIES
                             AS OF DECEMBER 31, 2001
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                     PERIOD LEFT UNTIL DUE DATE (1)
                                  ------------------------------------------------------------------------------------------
                                   PAST                                                                   OVER
                                   DUE         1            3           6         12           24          24
        DESCRIPTION                (2)       MONTHS      MONTHS      MONTHS      MONTHS      MONTHS      MONTHS       TOTAL
-----------------------------------------------------------------------------------------------------------------------------
  NONFINANCIAL PUBLIC SECTOR        5,709      58,134      20,756      36,670     104,987      76,395   1,674,916   1,977,567
-----------------------------------------------------------------------------------------------------------------------------
       FINANCIAL SECTOR            99,132       6,991       7,201          92      74,586         133      22,697     210,832
-----------------------------------------------------------------------------------------------------------------------------
  NONFINANCIAL PRIVATE SECTOR
     AND FOREIGN RESIDENTS        319,152   1,574,133     344,661     257,189     402,288     414,493   1,559,466   4,871,382
-----------------------------------------------------------------------------------------------------------------------------
         TOTAL (3)                423,993   1,639,258     372,618     293,951     581,861     491,021   3,257,079   7,059,781
-----------------------------------------------------------------------------------------------------------------------------

(1) Under Decree No. 214/2002 dated February 3, 2002, in the case of loans to be settled in installments, the debtor will continue paying in pesos an amount equivalent to that of the last installment over six months as from the date when the above Decree comes into force. After this period, the debt will be reschuduled. In the case of other loans, other than that related to credit card balances, the debtor will be granted a six- month term to pay. This Exhibit does not consider the above rescheduling.
(2) Included financing 31 at least days past due.
(3) See footnote (1) in Exhibit B.

                                                                                     Signed for identification purposes
                                                                                      with our report dated 04-26-2002
 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO              PISTRELLI, DIAZ Y ASOCIADOS
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO            C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
Executive Vice-Chairman                            Administration & System Manager,
  and General Manager                                     and Controller

                                                                                            /s/ERNESTO J. CASSANI
                                                                                             ERNESTO J. CASSANI
                         /s/ARNALDO L. GOMEZ YICHE                                                 Partner
                          ARNALDO L. GOMEZ YICHE                                      Certified Public Accountant U.B.
                             Chief Accountant                                         C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                                                                       Exhibit E

   DETAIL OF INVESTMENTS IN OTHER COMPANIES AS OF DECEMBER 31, 2001 AND 2000 (Translation of financial statement originally issued in Spanish - See note 18)

                                                                                                 2001
                                                                        ------------------------------------------------------
                                                                                                SHARES
                                                                        ------------------------------------------------------
                                                                                    UNIT      VOTES     PERCENT
IDENTIFICATION                                                                      FACE       PER         OF         NUMBER
 as per "FSD"                    DESCRIPTION                            CLASS       VALUE     SHARE    INVESTMENT
------------------------------------------------------------------------------------------------------------------------------
                 IN FINANCIAL INSTITUTIONS AND SUPPLEMENTARY
                          AND AUTHORIZED ACTIVITIES
                 -----------------------------------------------------

                 SUBSIDIARIES
                 Local:
33-64595126-9    - Santander Sociedad de Bolsa S.A.                     Common   $        1        1        99.96%   4,898,040
30-66187367-8    - Santander Investment Gte. F.C.I.S.A.                 Common   $        1        1        99.89%     113,610
30-64399063-2    - Gire S.A.                                            Common   $        1        1        58.33%      57,163

                 Foreign:
99-00072290-0    - Santander Riobank (Grand Cayman)                     Common   U$S     10        1       100.00%   9,360,000

                 AFFILIATES
                 Local:
30-69121742-2    - Origenes Vivienda y Consumo Cia Financiera S.A.      Common   $        1        1        12.50%   3,484,508

                 Foreign:
                 - Bladex S.A.                                                (2)          (2)      (2)          (2)          (2)

                                   SUBTOTAL

                 -----------------------------------------------------
                              IN OTHER COMPANIES
                 -----------------------------------------------------

                 AFFILIATES
                 Local:
30-60479635-7    - Banelco S.A.                                           A      $        1        1        20.00%      18,020
30-59891004-5    - Visa Argentina S.A.                                  Single   $   0,0001        1         5.00%      11,400
30-69078352-1    - Interbanking S.A.                                    Common   $        1        1        15.00%      22,856
30-69297553-3    - Caminos de las Sierras S.A.                          Common   $        1        1        37.97%  45,564,000
30-70128219-8    - Prestamos de Consumo S.A.                            Common   $        1        1        12.50%   2,847,485
30-69896545-9    - Rio Compania de Seguros S.A.                         Common   $        1        1        12.50%     830,875
30-69121742-2    - Origenes Vivienda S.A.                                     (1)          (1)      (1)          (1)          (1)
                 - Other                                                      (3)          (3)      (3)          (3)          (3)

                 Foreign:
                 - Other                                                      (3)          (3)      (3)          (3)          (3)

                                   SUBTOTAL

                                     TOTAL

                                                                                           2000
                                                                        -----------------------------------------
                                                                          AMOUNT       AMOUNT
                                                                        (stated in    (stated in
IDENTIFICATION                                                          thousands     thousands         MAIN
 as per "FSD"                    DESCRIPTION                            of pesos)     of pesos)       BUSINESS
-----------------------------------------------------------------------------------------------------------------
                 IN FINANCIAL INSTITUTIONS AND SUPPLEMENTARY
                          AND AUTHORIZED ACTIVITIES
                 -----------------------------------------------------

                                                                        -------------------------
                 SUBSIDIARIES                                              207,433        201,185
                                                                        -------------------------
                 Local:                                                     28,744         27,043
                                                                        -------------------------
33-64595126-9    - Santander Sociedad de Bolsa S.A.                          3,042          6,095   Stockbroker
30-66187367-8    - Santander Investment Gte. F.C.I.S.A.                     18,859         14,711   M.F.Manager
30-64399063-2    - Gire S.A.                                                 6,843          6,237    Services
                                                                        -------------------------
                 Foreign:                                                  178,689        174,142
                                                                        -------------------------
99-00072290-0    - Santander Riobank (Grand Cayman)                        178,689        174,142     Banking
                                                                        -------------------------
                 AFFILIATES                                                  3,499            297
                                                                        -------------------------
                 Local:                                                      3,202              -
                                                                        -------------------------
30-69121742-2    - Origenes Vivienda y Consumo Cia Financiera S.A.           3,202              -     Banking
                                                                        -------------------------
                 Foreign:                                                      297            297
                                                                        -------------------------
                 - Bladex S.A.                                                 297            297     Banking
                                                                        -------------------------
                                   SUBTOTAL                                210,932        201,482
                                                                        =========================

                 -----------------------------------------------------
                              IN OTHER COMPANIES
                 -----------------------------------------------------

                                                                        -------------------------
                 AFFILIATES                                                 44,273         11,841
                                                                        -------------------------
                 Local:                                                     44,006         11,581
                                                                        -------------------------
30-60479635-7    - Banelco S.A.                                              3,674          3,412     Services
30-59891004-5    - Visa Argentina S.A.                                         645            924     Services
30-69078352-1    - Interbanking S.A.                                           753            753     Services
30-69297553-3    - Caminos de las Sierras S.A.                              37,753              -   Roads works
30-70128219-8    - Prestamos de Consumo S.A.                                     -          1,832     Services
30-69896545-9    - Rio Compania de Seguros S.A.                                818            818    Insurance
30-69121742-2    - Origenes Vivienda S.A.                                        -          3,502              (1)
                 - Other                                                       363            340              (3)
                                                                        -------------------------
                 Foreign:                                                      267            260
                                                                        -------------------------
                 - Other                                                       267            260              (3)

                                   SUBTOTAL                                 44,273         11,841
                                                                        =========================
                                                                        -------------------------
                                     TOTAL                                 255,205        213,323
                                                                        =========================

                                                                          INFORMATION ABOUT THE ISSUER
                                                                      -----------------------------------
                                                                       DATA FROM LAST PUBLISHED FINANCIAL
                                                                                  STATEMENTS
                                                                      -----------------------------------
                                                                          FISCAL
IDENTIFICATION                                                           YEAR-END/          CAPITAL
 as per "FSD"                    DESCRIPTION                            PERIOD-END           STOCK
---------------------------------------------------------------------------------------------------------
                 IN FINANCIAL INSTITUTIONS AND SUPPLEMENTARY
                          AND AUTHORIZED ACTIVITIES
                 -----------------------------------------------------

                 SUBSIDIARIES
                 Local:
33-64595126-9    - Santander Sociedad de Bolsa S.A.                     09/30/2001    $         4,900,000
30-66187367-8    - Santander Investment Gte. F.C.I.S.A.                 09/30/2001    $           113,740
30-64399063-2    - Gire S.A.                                            12/31/2000    $            98,000

                 Foreign:
99-00072290-0    - Santander Riobank (Grand Cayman)                     09/30/2001    US$      93,600,000

                 AFFILIATES
                 Local:
30-69121742-2    - Origenes Vivienda y Consumo Cia Financiera S.A.      09/30/2001    $        27,876,061

                 Foreign:
                 - Bladex S.A.                                          12/31/2000    US$     132,851,168

                                   SUBTOTAL

                 -----------------------------------------------------
                              IN OTHER COMPANIES
                 -----------------------------------------------------

                 AFFILIATES
                 Local:
30-60479635-7    - Banelco S.A.                                         09/30/2001    $            90,100
30-59891004-5    - Visa Argentina S.A.                                  05/31/2001    $                23
30-69078352-1    - Interbanking S.A.                                    12/31/2000    $           152,373
30-69297553-3    - Caminos de las Sierras S.A.                          09/30/2001    $       120,000,000
30-70128219-8    - Prestamos de Consumo S.A.                            12/31/2000    $        22,779,880
30-69896545-9    - Rio Compania de Seguros S.A.                         09/30/2001    $         6,647,000
30-69121742-2    - Origenes Vivienda S.A.                                         (1)                    (1)
                 - Other                                                          (3)                    (3)

                 Foreign:
                 - Other                                                          (3)                    (3)
                                   SUBTOTAL

                                     TOTAL

                                                                            INFORMATION ABOUT THE ISSUER
                                                                      ----------------------------------------
                                                                         DATA FROM LAST PUBLISHED FINANCIAL
                                                                                     STATEMENTS
                                                                      ----------------------------------------
                                                                                                NET INCOME
IDENTIFICATION                                                            STOCKHOLDERS           FOR THE
 as per "FSD"                    DESCRIPTION                                 EQUITY             YEAR/PERIOD
--------------------------------------------------------------------------------------------------------------
                 IN FINANCIAL INSTITUTIONS AND SUPPLEMENTARY
                          AND AUTHORIZED ACTIVITIES
                 -----------------------------------------------------

                 SUBSIDIARIES
                 Local:
33-64595126-9    - Santander Sociedad de Bolsa S.A.                    $        3,149,815   $       (2,647,812)
30-66187367-8    - Santander Investment Gte. F.C.I.S.A.                $       16,101,452   $       13,873,890
30-64399063-2    - Gire S.A.                                           $       14,734,420   $        3,303,076

                 Foreign:
99-00072290-0    - Santander Riobank (Grand Cayman)                    US$    185,015,348   US$     10,873,785

                 AFFILIATES
                 Local:
30-69121742-2    - Origenes Vivienda y Consumo Cia Financiera S.A.     $       28,132,991   $         (323,360)

                 Foreign:
                 - Bladex S.A.                                         US$    699,204,802   US$     97,055,554

                                   SUBTOTAL

                 -----------------------------------------------------
                              IN OTHER COMPANIES
                 -----------------------------------------------------

                 AFFILIATES
                 Local:

30-60479635-7    - Banelco S.A.                                        $       18,369,379   $        7,095,631
30-59891004-5    - Visa Argentina S.A.                                 $       15,534,386   $        1,647,101
30-69078352-1    - Interbanking S.A.                                   $        5,639,512   $          169,146
30-69297553-3    - Caminos de las Sierras S.A.                         $      124,700,333   $      (10,720,121)
30-70128219-8    - Prestamos de Consumo S.A.                           $       14,660,546   $       (6,094,978)
30-69896545-9    - Rio Compania de Seguros S.A.                        $       10,351,398   $          733,530
30-69121742-2    - Origenes Vivienda S.A.                                                (1)                  (1)
                 - Other                                                                 (3)                  (3)

                 Foreign:
                 - Other                                                                 (3)                  (3)

                                   SUBTOTAL

                                     TOTAL


(1) See Note 2.
(2) Class "B" shares, one vote per share, 45,406.29 shares, without a face value. Preferred shares, unit face value US$10, nonvoting, 6,246 shares.
(3) The interest held does not exceed 5% of the equity of the issuing companies of funds.

 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO           Signed for identification purposes
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO             with our report dated 04-26-2002
Executive Vice-Chairman                            Administration & System Manager,     PISTRELLI, DIAZ Y ASOCIADOS
  and General Manager                                     and Controller             C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                                                                       Exhibit F

            MOVEMENT OF BANK PREMISES AND EQUIPMENT AND OTHER ASSETS
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                         -Stated in thousands of pesos-

                                                                              2001
                               ---------------------------------------------------------------------------------------------------
                                                                                             DEPRECIATION FOR
                                                                                              THE FISCAL YEAR
                                   NET                                                   --------------------------        NET
                                  BOOK                                                                                    BOOK
                                VALUE AT                                                   YEARS OF                       VALUE
                                BEGINNING                                                 ESTIMATED                     AT END OF
                                OF FISCAL                                                   USEFUL                     THE FISCAL
         DESCRIPTION              YEAR        ADDITIONS     TRANSFERS     RETIREMENTS        LIFE          AMOUNT         YEAR
----------------------------------------------------------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT

  - Land and buildings             281,115            --         1,612           (894)            50         (7,051)       274,782
  - Furniture and fixtures          19,332           583            27            (84)            10         (3,403)        16,455
  - Machinery and equipment         38,436         6,746          (108)          (540)             5        (20,159)        24,375
  - Automobiles                        759           290            --           (103)             5           (295)           651
  - Other                            3,820           129           208           (110)             5         (2,011)         2,036
                               ------------------------------------------------------                   --------------------------
            TOTAL                  343,462         7,748         1,739         (1,731)                      (32,919)       318,299
                               ======================================================                   ==========================

OTHER ASSETS

  - Construction in process          2,764           954        (1,611)            (7)                                       2,100
  - Capitalized prepayments
     for purchasing assets              95           513          (128)            (4)                                         476
  - Assets rented out                4,053            --            --             --                                        4,053
  - Works of art                       398            --            --             --                                          398
  - Stationery and supplies            333         1,520            --         (1,474)                                         379
  - Other                           14,293        10,614            --         (7,610)            50           (286)        17,011

                               ------------------------------------------------------                   --------------------------
            TOTAL                   21,936        13,601        (1,739)        (9,095)                         (286)        24,417
                               ======================================================                   ==========================

 /s/ENRIQUE CRISTOFANI                                /s/ANGEL O. AGALLANO           Signed for identification purposes
  ENRIQUE CRISTOFANI                                    ANGEL O. AGALLANO             with our report dated 04-26-2002
Executive Vice-Chairman                            Administration & System Manager,     PISTRELLI, DIAZ Y ASOCIADOS
  and General Manager                                     and Controller               C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                         /s/ARNALDO L. GOMEZ YICHE                                         /s/ERNESTO J. CASSANI
                          ARNALDO L. GOMEZ YICHE                                             ERNESTO J. CASSANI
                             Chief Accountant                                                       Partner
                                                                                       Certified Public Accountant U.B.
                                                                                      C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97
                                                                                     and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit G

                          MOVEMENT OF INTENGIBLE ASSETS
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                                       2001
                                             ---------------------------------------------------------------------------------------
                                                                                          AMORTIZATION FOR
                                                                                          THE FISCAL YEAR
                                                   NET BOOK                     ------------------------------------
                                                   VALUE AT                                                             NET BOOK
                                                  BEGINNING                         AGES OF                             VALUE AT
                                                  OF FISCAL                        ESTIMATES                           END OF THE
                  DESCRIPTION                        YEAR        ADDITIONS        USEFUL LIFE             AMOUNT      FISCAL YEAR
------------------------------------------------------------------------------------------------------------------------------------
  Goodwill (1)                                             625            --           5                    (192)            433

  Organization and development expenses (2)             46,016        22,998           3                 (33,738)         35,276

                                             ---------------------------------------------------------------------------------------
                     TOTAL                              46,641        22,998                             (33,930)         35,709
                                             ===================================                    ================================

(1) Breakdown:
                          - Balance of goodwill for the purchase of certain
                            assets and liabilities of Banco Rio Tercero
                            Cooperativo Limitado
                                                                                                                    ----------------
                                                                                                                             433
                                                                                                                    ----------------

(2) Breakdown:
                         - Administrative and systems reorganization done by third parties                                31,843
                         - Improvements in third-party property and information systems investments made by third parties in local and foreign branches converted into pesos as
                           explained in note 3.4.a)                                                                        3,433
                                                                                                                    ----------------
                                                                                                                          35,276
                                                                                                                    ----------------

                                                                               Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                  with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                  PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,          C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                       /s/ERNESTO J. CASSANI
                                                                                         ERNESTO J. CASSANI
                                                                                                Partner
                     /s/ARNALDO L. GOMEZ YICHE                                    Certified Public Accountant U.B.
                       ARNALDO L. GOMEZ YICHE                                     C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                          Chief Accountant                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit H

                            CONCENTRATION OF DEPOSITS
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                2001                                             2000
                                                ----------------------------------------------------------------------------------
                         NUMBERS                                               TOTAL                                   TOTAL
                           OF                             DEBT               PORTFOLIO             DEBT              PORTFOLIO
                       CUSTOMERS                         BALANCE                 %                BALANCE                %
----------------------------------------------------------------------------------------------------------------------------------
                  10 BIGGEST CUSTOMERS                         762,055           13.11%               910,484           12.96%

----------------------------------------------------------------------------------------------------------------------------------

               50 NEXT BIGGEST CUSTOMERS                       572,032            9.84%               704,466           10.03%

----------------------------------------------------------------------------------------------------------------------------------

               100 NEXT BIGGEST CUSTOMERS                      287,415            4.94%               390,190            5.55%

----------------------------------------------------------------------------------------------------------------------------------

                   REST OF CUSTOMERS                         4,191,867           72.11%             5,019,452           71.46%

----------------------------------------------------------------------------------------------------------------------------------

                         TOTAL                               5,813,369          100.00%             7,024,592          100.00%

                                                                               Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                  with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                  PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,          C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                       /s/ERNESTO J. CASSANI
                                                                                         ERNESTO J. CASSANI
                                                                                                Partner
                     /s/ARNALDO L. GOMEZ YICHE                                    Certified Public Accountant U.B.
                       ARNALDO L. GOMEZ YICHE                                     C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                          Chief Accountant                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit I

                              BREAKDOWN BY MATURITY
          OF DEPOSITS AND OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS
                             AS OF DECEMBER 31, 2001
(Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                    PERIOD LEFT UNTIL DUE DATE (1)
                                                   -------------------------------------------------------------------
                                                       1             3                6           12         24
        DESCRIPTION                                  MONTH         MONTHS          MONTHS       MONTHS     MONTHS
----------------------------------------------------------------------------------------------------------------------
     DEPOSITS                                        4,496,792      313,432          449,944    550,294      2,271

----------------------------------------------------------------------------------------------------------------------

     OTHER LIABILITIES
     FROM FINANCIAL TRANSACTIONS
     - Central Bank of the Argentine Republic              422           --               --        105        105
     - Banks and international organizations           175,770       96,694           94,407     92,010     67,813
     - Unsubordinated corporate bonds                       --      298,196          333,164    249,925         --
     - Financing from local financial institutions      23,540       23,000               --         --         --
     - Other                                           174,869        4,723            3,904      1,111        938

                   TOTAL                               374,601      422,613          431,475    343,151     68,856

----------------------------------------------------------------------------------------------------------------------

                   TOTAL                             4,871,393      736,045          881,419    893,445     71,127

                                                     PERIOD LEFT UNTIL DUE DATE (1)
                                                   ------------------------------------
                                                        OVER
                                                         24
        DESCRIPTION                                    MONTHS        TOTAL
---------------------------------------------------------------------------------------

     DEPOSITS                                              636    5,813,369

---------------------------------------------------------------------------------------

     OTHER LIABILITIES
     FROM FINANCIAL TRANSACTIONS
     - Central Bank of the Argentine Republic               --          632
     - Banks and international organizations            76,352      603,046
     - Unsubordinated corporate bonds                  150,000    1,031,285
     - Financing from local financial institutions          --       46,540
     - Other                                             3,304      188,849

                   TOTAL                               229,656    1,870,352

---------------------------------------------------------------------------------------

                   TOTAL                               230,292    7,683,721

(1) Under Communique "A" 3467 of the BCRA, the return of deposits was rescheduled taking into account the currency, the type of account, and the amount deposited. Such rescheduling was not considered in the tranche breakdown of this Exhibit.

                                                                               Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                  with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                  PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,          C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                       /s/ERNESTO J. CASSANI
                                                                                         ERNESTO J. CASSANI
                                                                                                Partner
                     /s/ARNALDO L. GOMEZ YICHE                                    Certified Public Accountant U.B.
                       ARNALDO L. GOMEZ YICHE                                     C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                          Chief Accountant                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit J

                             MOVEMENT OF ALLOWANCES
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                                              2001
                                                         ------------------------------------------------------------------
                                                                                                          DECREASES
                                                                                              -----------------------------
                                                             NET BOOK
                                                             VALUE AT                            RESTORED
                                                           BEGINNING OF                            TO
                      DESCRIPTION                          FISCAL YEAR         INCREASES          INCOME     APPLICATIONS
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------
              ALLOWANCES QUALIFYING ASSETS
---------------------------------------------------------

 - Loans
   Loan losses                                                   235,067           256,837         --           (268,724)

 - Other receivables from financial transactions
   Doubtful accounts                                               3,584             2,341         --               (676)

 - Assets covered by financing leases
   Doubtful accounts                                               4,766             3,951         --             (5,449)

 - Investments in other companies
   Doubtful accounts                                                 241                --         --                 --

 - Other receivables
   Doubtful accounts                                               6,594             1,069         --             (2,476)

                                                         ------------------------------------------------------------------
                         TOTAL                                   250,252           264,198         --           (277,325)
                                                         ==================================================================

---------------------------------------------------------
                 CONTINGENT LIABILITIES
---------------------------------------------------------

 - Other contingent commitments                                    1,100                --         --                 --

 - Other contingencies                                            26,859            20,904         --             (1,365)

                                                         ------------------------------------------------------------------------
                         TOTAL                                    27,959            20,904         --             (1,365)
                                                         ========================================================================

                                                              2001
                                                         ---------------
                                                            BALANCE
                                                             AT END
                                                            OF THE
                      DESCRIPTION                          FISCAL YEAR
------------------------------------------------------------------------

---------------------------------------------------------
              ALLOWANCES QUALIFYING ASSETS
---------------------------------------------------------
 - Loans
   Loan losses                                              223,180

 - Other receivables from financial transactions
   Doubtful accounts                                          5,249

 - Assets covered by financing leases
   Doubtful accounts                                          3,268

 - Investments in other companies
   Doubtful accounts                                            241

 - Other receivables
   Doubtful accounts                                          5,187

                                                         -------------
                         TOTAL                              237,125
                                                         =============

---------------------------------------------------------
                 CONTINGENT LIABILITIES
---------------------------------------------------------

 - Other contingent commitments                               1,100

 - Other contingencies                                       46,398

                                                         -------------
                         TOTAL                               47,498
                                                         =============

                                                                               Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                  with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                  PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,          C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                       /s/ERNESTO J. CASSANI
                                                                                         ERNESTO J. CASSANI
                                                                                                Partner
                     /s/ARNALDO L. GOMEZ YICHE                                    Certified Public Accountant U.B.
                       ARNALDO L. GOMEZ YICHE                                     C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                          Chief Accountant                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit K

                                CAPITAL STRUCTURE
                             AS OF DECEMBER 31, 2001
(Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                     SHARES                                         CAPITAL STOCK
----------------------------------------------------------------------------------------------------------
                                                                ISSUED
                                           VOTES   ----------------------------------
                                            PER                                              PAID-IN
      CLASS                    NUMBER      SHARE     OUTSTANDING       TREASURY              CAPITAL
----------------------------------------------------------------------------------------------------------
    COMMON "A"              142,672,659      5            142,673         -                    142,673

    COMMON "B"              204,069,006      1            204,069         -                    204,069

                                      -
                           --------------         ----------------                  ---------------------
      TOTAL                 346,741,665                   346,742                              346,742
                           --------------         ----------------                  ---------------------
                                                                                                    (1)

(1) Fully registered with the Public Register of Commerce and authorized for public offering.

                                                                               Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                  with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                  PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,          C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                       /s/ERNESTO J. CASSANI
                                                                                         ERNESTO J. CASSANI
                                                                                                Partner
                     /s/ARNALDO L. GOMEZ YICHE                                    Certified Public Accountant U.B.
                       ARNALDO L. GOMEZ YICHE                                     C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                          Chief Accountant                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit L

                          BALANCES IN FOREIGN CURRENCY
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                                         2001
                                                          --------------------------------------------------------------------------
                                                                                                            TOTAL PER CURRENCY
                                                            HEAD OFFICE       GRAND                    -----------------------------
                                                           AND BRANCHES      CAYMAN
                        ACCOUNTS                           IN ARGENTINA      BRANCH         TOTAL          EURO          DOLLAR
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------
                         ASSETS
----------------------------------------------------------
     Cash and due from banks                                      975,705           469        976,174         2,242        973,265
     Government and private securities                            436,610           100        436,710                      436,710
     Loans                                                      5,624,612        48,497      5,673,109                    5,667,843
     Other receivables from financial transactions                455,880        47,307        503,187         6,289        496,898
     Assets covered by financing leases                            67,521                       67,521                       67,521
     Investments in other companies                               179,253                      179,253                      179,253
     Other receivables                                             47,318            45         47,363                       47,363
     Suspense items                                                   283                          283                          283

                                                          --------------------------------------------------------------------------
                          TOTAL                                 7,787,182        96,418      7,883,600         8,531      7,869,136
                                                          --------------------------------------------------------------------------

----------------------------------------------------------
                       LIABILITIES
----------------------------------------------------------

     Deposits                                                   4,486,329                    4,486,329         5,492      4,480,837
     Other liabilities from financial transactions              1,685,645       409,229      2,094,874         2,104      2,087,423
     Other liabilities                                             32,025            24         32,049                       32,049
     Suspense items                                                 2,063                        2,063                        2,063

                                                          --------------------------------------------------------------------------
                          TOTAL                                 6,206,062       409,253      6,615,315         7,596      6,602,372
                                                          --------------------------------------------------------------------------

----------------------------------------------------------
                   MEMORANDUM ACCOUNTS
----------------------------------------------------------

DEBIT BALANCES (Except Contra accounts debit balances)
     Contingencies                                              3,713,356        19,961      3,733,317            32      3,728,455
     Control accounts                                           2,611,422        10,006      2,621,428         8,441      2,610,863
     Derivative accounts                                          267,220                      267,220                      267,220
     Fiduciary accounts                                            31,088                       31,088                       31,088

CREDIT BALANCES (Except Contra accounts credit balances)
     Contingencies                                                556,432                      556,432         1,003        553,790
     Control accounts                                                 155                          155                          155
     Derivative accounts                                          107,953                      107,953                      107,953

                                                                                        2001
                                                          --------------------------------------------------------------------------
                                                                                    TOTAL PER CURRENCY
                                                           -------------------------------------------------------------------------
                                                              DEUTSCHE        POUND         FRENCH         SWISS
                        ACCOUNTS                                MARK        STERLING         FRANC         FRANC           YEN
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------
                         ASSETS
----------------------------------------------------------
     Cash and due from banks                                           24        109            195             84            75
     Government and private securities
     Loans                                                            336                       105                        4,825
     Other receivables from financial transactions
     Assets covered by financing leases
     Investments in other companies
     Other receivables
     Suspense items

                                                          --------------------------------------------------------------------------
                          TOTAL                                       360        109            300             84         4,900
                                                          --------------------------------------------------------------------------

----------------------------------------------------------
                       LIABILITIES
----------------------------------------------------------

     Deposits
     Other liabilities from financial transactions                    396                       105             15         4,825
     Other liabilities
     Suspense items

                                                          --------------------------------------------------------------------------
                          TOTAL                                       396                       105             15         4,825
                                                          --------------------------------------------------------------------------

----------------------------------------------------------
                   MEMORANDUM ACCOUNTS
----------------------------------------------------------

DEBIT BALANCES (Except Contra accounts debit balances)
     Contingencies                                                  3,497                                      825           418
     Control accounts                                                 405         65              4            152         1,241
     Derivative accounts
     Fiduciary accounts

CREDIT BALANCES (Except Contra accounts credit balances)
     Contingencies                                                    236                       242             55           803
     Control accounts
     Derivative accounts

                                                                             2000
                                                          -------------------------
                                                           TOTAL PER
                                                            CURRENCY
                                                          -------------------------

                        ACCOUNTS                              OTHER          TOTAL
-----------------------------------------------------------------------------------

----------------------------------------------------------
                         ASSETS
----------------------------------------------------------
     Cash and due from banks                                    180        870,340
     Government and private securities                                   1,774,962
     Loans                                                               5,125,404
     Other receivables from financial transactions                       2,694,727
     Assets covered by financing leases                                     65,903
     Investments in other companies                                        174,699
     Other receivables                                                      13,661
     Suspense items                                                          1,999

                                                          -------------------------
                          TOTAL                                 180     10,721,695
                                                          -------------------------

----------------------------------------------------------
                       LIABILITIES
----------------------------------------------------------

     Deposits                                                            5,187,973
     Other liabilities from financial transactions                6      4,950,076
     Other liabilities                                                       3,570
     Suspense items                                                          4,385

                                                          -------------------------
                          TOTAL                                   6     10,146,004
                                                          -------------------------

----------------------------------------------------------
                   MEMORANDUM ACCOUNTS
----------------------------------------------------------

DEBIT BALANCES (Except Contra accounts debit balances)
     Contingencies                                               90      2,622,531
     Control accounts                                           257      3,763,458
     Derivative accounts                                                        --
     Fiduciary accounts                                                     24,248

CREDIT BALANCES (Except Contra accounts credit balances)
     Contingencies                                              303        269,805
     Control accounts                                                        8,346
     Derivative accounts

                                                                               Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                  with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                  PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,          C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                       /s/ERNESTO J. CASSANI
                                                                                         ERNESTO J. CASSANI
                                                                                                Partner
                     /s/ARNALDO L. GOMEZ YICHE                                    Certified Public Accountant U.B.
                       ARNALDO L. GOMEZ YICHE                                     C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                          Chief Accountant                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit M

                SUMMARY OF FOREIGN BRANCH'S FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2001
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                                    2001
                                         ---------------------------------------------------------------------------------
                                                                                                               NET INCOME
                                                                                         STOCKHOLDERS            FOR THE
                                                ASSETS             LIABILITIES              EQUITY             FISCAL YEAR
                                         ---------------------------------------------------------------------------------

     -   GRAND CAYMAN BRANCH                       428,181              409,253               18,928                 (212)

                                         ---------------------------------------------------------------------------------
                  TOTAL                            428,181              409,253               18,928                 (212)
                                         ---------------------------------------------------------------------------------

                                                                               Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                  with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                  PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,          C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                       /s/ERNESTO J. CASSANI
                                                                                         ERNESTO J. CASSANI
                                                                                                Partner
                     /s/ARNALDO L. GOMEZ YICHE                                    Certified Public Accountant U.B.
                       ARNALDO L. GOMEZ YICHE                                     C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                          Chief Accountant                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit N

                          ASSISTANCE TO RELATED PARTIES
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                        POTENTIAL               WITH
                                                                          RISK                PROBLEMS
                                                                        INADEQUATE            DEFICIENT
                    CLASSIFICATION                           NORMAL     COMPLIANCE            COMPLIANCE
-------------------------------------------------------------------------------------------------------------------------
DESCRIPTION
-----------------------------------------------------
                     1 - LOANS                                252,449
-------------------------------------------------------------------------------------------------------------------------

     - Overdraft                                              103,035
                                                            =============================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees       103,035

     - Promissory notes
                                                            =============================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees

     - Mortgage and pledges                                     3,583
                                                            =============================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees       3,583
        Without senior guarantees or counter-guarantees

     - Personal loans                                             132
                                                            =============================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees           132

     - Credit Cards                                               581
                                                            =============================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees           581

     - Other                                                  145,118
                                                            =============================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees       145,118

-----------------------------------------------------
        2 - CONTINGENT LIABILITIES                              6,644
-------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------
        3 - INVESTMENTS IN OTHER COMPANIES
               AND PRIVATE SECURITIES                          48,248
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                       TOTAL                                  307,341         --              --    --
-------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------
                  TOTAL ALLOWANCES                                 --         --              --    --
-------------------------------------------------------------------------------------------------------------------------

                                                                 WITH HIGH                                  IRRECOVERABLE
                                                              INSOLVENCY RISK                                  UNDER
                                                                DIFFICULT TO                                    BCRA
                    CLASSIFICATION                                RECOVER               IRRECOVERABLE         STANDARDS
------------------------------------------------------------------------------------------------------------------------------------
DESCRIPTION
-----------------------------------------------------
                     1 - LOANS
------------------------------------------------------------------------------------------------------------------------------------

     - Overdraft
                                                            ========================================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees

     - Promissory notes
                                                            ========================================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees

     - Mortgage and pledges
                                                            ========================================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees

     - Personal loans
                                                            ========================================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees

     - Credit Cards
                                                            ========================================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees

     - Other
                                                            ========================================================================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees

-----------------------------------------------------
              2 - CONTINGENT LIABILITIES
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------
        3 - INVESTMENTS IN OTHER COMPANIES
               AND PRIVATE SECURITIES
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                       TOTAL                                     --     --                  --                  --
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------
                  TOTAL ALLOWANCES                               --     --                  --                  --
------------------------------------------------------------------------------------------------------------------------------------

                                                                         TOTAL
                                                                 ------------------------

                    CLASSIFICATION                                 2001            2000
-----------------------------------------------------------------------------------------
 DESCRIPTION
-----------------------------------------------------
                     1 - LOANS                                     252,449          28,237
-----------------------------------------------------------------------------------------

     - Overdraft                                                   103,035          16,525
                                                            ==============================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees            103,035          16,525

     - Promissory notes                                                                 48
                                                            ==============================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees                                 48

     - Mortgage and pledges                                          3,583           3,468
                                                            ==============================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees            3,583           3,468
        Without senior guarantees or counter-guarantees

     - Personal loans                                                  132             296
                                                            ==============================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees                132             296

     - Credit Cards                                                    581             348
                                                            ==============================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees                581             348

     - Other                                                       145,118           7,552
                                                            ==============================
        With senior "A" guarantees and counter-guarantees
        With senior "B" guarantees and counter-guarantees
        Without senior guarantees or counter-guarantees            145,118           7,552

-----------------------------------------------------
              2 - CONTINGENT LIABILITIES                             6,644          11,453
------------------------------------------------------------------------------------------

-----------------------------------------------------
        3 - INVESTMENTS IN OTHER COMPANIES
               AND PRIVATE SECURITIES                               48,248          13,222
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                       TOTAL                                       307,341          52,912
------------------------------------------------------------------------------------------

-----------------------------------------------------
                  TOTAL ALLOWANCES                                      --              --
------------------------------------------------------------------------------------------

                                                                               Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O. AGALLANO                 with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O. AGALLANO                  PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,          C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                       /s/ERNESTO J. CASSANI
                                                                                         ERNESTO J. CASSANI
                                                                                                Partner
                     /s/ARNALDO L. GOMEZ YICHE                                    Certified Public Accountant U.B.
                       ARNALDO L. GOMEZ YICHE                                     C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                          Chief Accountant                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                           CONSOLIDATED BALANCE SHEETS
                         (Section 33 - Law No. 19,550 )
                        AS OF DECEMBER 31, 2001 AND 2000
     (Translation of consolidated financial statements originally issued in
                             Spanish - See note 18)
                        - Stated in thousands of pesos -

                                     ASSETS                                                 2001            2000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
A.   CASH AND DUE FROM BANKS                                                               1,294,461       1,091,557
--------------------------------------------------------------------------------------------------------------------
     - Cash                                                                                  250,933         278,519
     - Banks and correspondents                                                            1,043,528         813,038

--------------------------------------------------------------------------------------------------------------------
B.   GOVERNMENT AND PRIVATE SECURITIES                                                       455,870       1,952,599
--------------------------------------------------------------------------------------------------------------------
     - Holdings in investment accounts                                                       179,208       1,672,710
     - Holdings for trading                                                                    4,454         188,670
     - Unlisted government securities                                                        251,928          24,971
     - Investments in listed private securities                                               20,280          66,248

--------------------------------------------------------------------------------------------------------------------
C.   LOANS (Exhibit I)                                                                     6,659,405       6,374,985
--------------------------------------------------------------------------------------------------------------------
     - To the nonfinancial public sector                                                   2,080,557       1,632,790
     - To the financial sector                                                               136,419          84,698
     - To the private nonfinancial sector and foreign residents:                           4,667,622       4,894,307
            - Overdraft                                                                    1,326,798       1,697,697
            - Promissory notes                                                               776,503       1,010,976
            - Real estate mortgage                                                         1,166,087       1,148,042
            - Collateral loans                                                               145,125         190,668
            - Consumer                                                                       204,392         244,712
            - Credit Cards                                                                   303,470         299,458
            - Other                                                                          679,806         291,330
            - Accrued interest and price differences receivable                               84,246          82,797
            - Unapplied collections                                                             (497)        (14,351)
            - Unearned discount                                                              (18,308)        (57,022)
       Less: Allowances                                                                     (225,193)       (236,810)

--------------------------------------------------------------------------------------------------------------------
D.   OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS                                           889,092       4,347,058
--------------------------------------------------------------------------------------------------------------------
     - Central Bank of the Argentine Republic                                                117,521       1,107,475
     - Receivables on spot and forward transactions                                          367,446       1,737,663
     - Securities and foreign exchange receivable on spot and forward purchases              125,929       1,343,608
     - Premiums on options purchased                                                           1,027           1,648
     - Unlisted corporate bonds (Exhibit I)                                                  195,577          53,153
     - Other not included in Debtor Rating Standards                                          64,378          54,862
     - Other included in Debtor Rating Standards (Exhibit I)                                  21,350          47,270
     - Accrued interest receivable included in Debtor Rating Standards (Exhibit I)             1,113           4,963
       Less: Allowances                                                                       (5,249)         (3,584)

--------------------------------------------------------------------------------------------------------------------
E.   ASSETS COVERED BY FINANCING LEASES                                                       64,253          61,137
--------------------------------------------------------------------------------------------------------------------
     - Assets covered by financing leases (Exhibit I)                                         67,521          65,903
       Less: Allowances                                                                       (3,268)         (4,766)

--------------------------------------------------------------------------------------------------------------------
F.   INVESTMENTS IN OTHER COMPANIES                                                           50,364          14,558
--------------------------------------------------------------------------------------------------------------------
     - Banking                                                                                 4,191             998
     - Others                                                                                 46,626          14,010
       Less: Allowances                                                                         (453)           (450)

--------------------------------------------------------------------------------------------------------------------
G.   OTHER RECEIVABLES                                                                       146,668          72,340
--------------------------------------------------------------------------------------------------------------------
     - From sale of assets (Exhibit I)                                                            --               4
     - Other                                                                                 151,424          78,857
     - Other accrued interest receivable                                                         431              73
       Less: Allowances                                                                       (5,187)         (6,594)

--------------------------------------------------------------------------------------------------------------------
H.   BANK PREMISES AND EQUIPMENT                                                             322,404         347,831
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
I.   OTHER ASSETS                                                                             24,417          22,039
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
J.   INTANGIBLE ASSETS                                                                        35,728          46,666
--------------------------------------------------------------------------------------------------------------------
     - Goodwill                                                                                  433             625
     - Organizations and development expenses                                                 35,295          46,041

--------------------------------------------------------------------------------------------------------------------
K.   SUSPENSE ITEMS                                                                              629           7,243
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

                                  TOTAL ASSETS                                             9,943,291      14,338,013

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O.AGALLANO                          with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O.AGALLANO                           PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
               /s/ARNALDO L. GOMEZ YICHE                                                                Partner
                 ARNALDO L. GOMEZ YICHE                                                   Certified Public Accountant U.B.
                    Chief Accountant                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                           CONSOLIDATED BALANCE SHEETS
                         (Section 33 - Law No. 19,550 )
                        AS OF DECEMBER 31, 2001 AND 2000
     (Translation of consolidated financial statements originally issued in
                         Spanish - See note 18)
                        - Stated in thousands of pesos -

                                   LIABILITIES                                              2001            2000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
L.   DEPOSITS                                                                              6,370,375       7,065,614
--------------------------------------------------------------------------------------------------------------------
     - Nonfinancial public sector                                                              8,193           3,570
     - Financial sector                                                                        5,335           1,653
     - Private nonfinancial sector and foreign residents:                                  6,356,847       7,060,391
             - Checking accounts                                                           1,189,437         495,323
             - Savings accounts                                                            2,043,601       1,461,582
             - Certificates of deposits                                                    2,386,163       4,892,798
             - Investments accounts                                                          464,589          74,505
             - Other                                                                         226,178          83,538
             - Accrued interest and price differences payable                                 46,879          52,645

--------------------------------------------------------------------------------------------------------------------
M.   OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS                                         2,312,466       5,698,007
--------------------------------------------------------------------------------------------------------------------
     - Central Bank of the Argentine Republic - Other                                            632           1,672
     - Banks and international organizations                                                 557,046         809,043
     - Unsubordinated corporate bonds                                                      1,031,285         979,532
     - Amounts payable on spot and forward purchases                                         140,859       1,269,216
     - Securities and foreign currency payable on spot and forward sales                     340,754       2,269,091
     - Premiums on options sold                                                                   15              --
     - Financing from local financial institutions                                            46,540         206,300
     - Other                                                                                 177,824         144,063
     - Accrued interest and price differences payable                                         17,511          19,090

--------------------------------------------------------------------------------------------------------------------
N.   OTHER LIABILITIES                                                                       141,768         195,447
--------------------------------------------------------------------------------------------------------------------
     - Dividends payable                                                                       1,574           1,114
     - Other                                                                                 140,194         194,333

--------------------------------------------------------------------------------------------------------------------
O.   CONTINGENT LIABILITIES                                                                   47,498          27,959
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
P.   SUSPENSE ITEMS                                                                            4,827           6,888
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

                                TOTAL LIABILITIES                                          8,876,934      12,993,915

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
R.   MINORITY INTEREST IN SUBSIDIARY                                                           4,889           4,450
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
     STOCKHOLDERS'EQUITY                                                                   1,061,468       1,339,648
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

                    TOTAL LIABILITIES AND STOCKHOLDERS'EQUITY                              9,943,291      14,338,013

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O.AGALLANO                          with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O.AGALLANO                           PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
               /s/ARNALDO L. GOMEZ YICHE                                                                Partner
                 ARNALDO L. GOMEZ YICHE                                                   Certified Public Accountant U.B.
                    Chief Accountant                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                           CONSOLIDATED BALANCE SHEETS
                         (Section 33 - Law No. 19,550 )
                        AS OF DECEMBER 31, 2001 AND 2000
     (Translation of consolidated financial statements originally issued in
                             Spanish - See note 18)
                        - Stated in thousands of pesos -

                     MEMORANDUM ACCOUNTS                                2001           2000
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
      DEBIT BALANCES                                                  15,669,721     19,705,660
-----------------------------------------------------------------------------------------------

                                                                    ---------------------------
      CONTINGENCIES                                                    4,382,639      4,362,738
                                                                    ---------------------------
      - Credit lines taken (unused balances)                                  --        350,000
      - Guarantees received                                            3,488,518      3,301,997
      - Other not included in Debtor Rating Standards                    300,000             --
      - Contra to contingency account debit balances                     594,121        710,741

                                                                    ---------------------------
      CONTROL ACCOUNTS                                                10,877,255     15,310,880
                                                                    ---------------------------
      - Loans classified as irrecoverable                                567,654        423,996
      - Other                                                         10,170,667     14,559,525
      - Contra to control account debit balances                         138,934        327,359

                                                                    ---------------------------
      DERIVATIVE ACCOUNTS                                                378,739          7,794
                                                                    ---------------------------
      - "Notional" value of call options purchased                           363             --
      - "Notional" value of put options purchased                         43,682             --
      - Other                                                            223,175             --
      - Contra to derivatives account debit balances                     111,519          7,794

                                                                    ---------------------------
      FIDUCIARY ACCOUNTS                                                  31,088         24,248
                                                                    ---------------------------
      - Trust funds                                                       31,088         24,248

-----------------------------------------------------------------------------------------------
      CREDIT BALANCES                                                 15,669,721     19,705,660
-----------------------------------------------------------------------------------------------

                                                                    ---------------------------
      CONTINGENCIES                                                    4,382,639      4,362,738
                                                                    ---------------------------
      - Agreed-upon credits (unused balances) included in
         Debtor Rating Standards (Exhibit I)                             376,661        432,038
      - Other guarantees given included in Debtor Rating
         Standards (Exhibit I)                                           105,076        137,367
      - Other included in Debtor Rating Standards (Exhibit I)            112,384        141,336
      - Contra to contingency account credit balances                  3,788,518      3,651,997

                                                                    ---------------------------
      CONTROL ACCOUNTS                                                10,877,255     15,310,880
                                                                    ---------------------------
      - Checks to be credited                                            223,099        261,732
      - Other                                                              2,522          2,417
      - Contra to control account credit balances                     10,651,634     15,046,731

                                                                    ---------------------------
      DERIVATIVE ACCOUNTS                                                378,739          7,794
                                                                    ---------------------------
      - "Notional" value of call options sold                             11,519          7,794
      - "Notional" value of put options sold                             100,000             --
      - Contra to derivatives account credit balances                    267,220             --

                                                                    ---------------------------
      FIDUCIARY ACCOUNTS                                                  31,088         24,248
                                                                    ---------------------------
      - Contra to fiduciary account credit balances                       31,088         24,248

Notes 1 to 3 to the Consolidated Financial Statements and the accompanying
Exhibit I are an integral part of these statements.

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O.AGALLANO                          with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O.AGALLANO                           PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
               /s/ARNALDO L. GOMEZ YICHE                                                                Partner
                 ARNALDO L. GOMEZ YICHE                                                   Certified Public Accountant U.B.
                    Chief Accountant                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                        CONSOLIDATED STATEMENT OF INCOME
                          (Section 33 - Law No.19,550)
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001
               PRESENTED COMPARATIVELY WITH THE PRIOR FISCAL YEAR
     (Translation of consolidated financial statements originally issued in
                             Spanish - See note 18)
                        - Stated in thousands of pesos -

                  CONSOLIDATED STATEMENT OF INCOME                      2001           2000
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
A.   FINANCIAL INCOME                                                  1,146,062      1,281,967
-----------------------------------------------------------------------------------------------
     - Interest on cash and due from banks                                27,520         41,400
     - Interest on loans to the financial sector                          19,935         13,381
     - Overdraft interest                                                276,372        264,221
     - Interest on promissory notes                                      351,568        298,510
     - Interest on real estate mortgage loans                            144,681        129,457
     - Interest on collateral loans                                       24,161         20,885
     - Credit card interest                                               57,997         67,510
     - Interest on other loans                                            77,550         80,009
     - Interest on other receivables from financial transactions           6,363         12,258
     - Net gain on government and private securities                      24,359        228,931
     - Net gain on guaranteed loans - Decree 1387/01                      20,031             --
     - Other                                                             115,525        125,405

-----------------------------------------------------------------------------------------------
B.   FINANCIAL EXPENSE                                                  (675,888)      (651,105)
-----------------------------------------------------------------------------------------------
     - Interest on checking accounts                                     (12,477)          (657)
     - Interest on savings deposits                                      (23,981)       (39,972)
     - Interest on certificates of deposits                             (403,640)      (343,855)
     - Interest on financial sector's financing                           (4,474)        (2,185)
     - Interest on other liabilities from financial transactions        (139,412)      (182,116)
     - Other interest                                                    (21,954)        (5,892)
     - Net expense from options                                             (625)        (1,808)
     - Other                                                             (69,325)       (74,620)

-----------------------------------------------------------------------------------------------
     GROSS MARGIN ON FINANCIAL TRANSACTIONS                              470,174        630,862
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
C.   PROVISION FOR LOAN LOSSES AND OTHER RECEIVABLES FROM
      FINANCIAL TRANSACTIONS                                            (264,148)      (147,329)
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
D.   SERVICE CHARGE INCOME                                               390,608        367,440
-----------------------------------------------------------------------------------------------
     - Related to assets                                                  39,110         76,211
     - Related to liabilities                                            116,222         89,083
     - Other commissions                                                  67,577         26,265
     - Other                                                             167,699        175,881

-----------------------------------------------------------------------------------------------
E.   SERVICE CHARGE EXPENSE                                              (64,250)       (56,678)
-----------------------------------------------------------------------------------------------
     - Commissions                                                       (42,154)       (39,290)
     - Other                                                             (22,096)       (17,388)

-----------------------------------------------------------------------------------------------
F.   OPERATING EXPENSES                                                 (527,369)      (543,098)
-----------------------------------------------------------------------------------------------
     - Personnel expenses                                               (289,577)      (273,874)
     - Directors' and statutory auditors' fees                              (442)          (551)
     - Other fees                                                        (21,361)       (50,653)
     - Advertising and publicity                                         (19,530)       (20,155)
     - Taxes                                                             (14,910)       (10,845)
     - Other operating expense                                          (142,741)      (149,047)
     - Other                                                             (38,808)       (37,973)

-----------------------------------------------------------------------------------------------
     NET GAIN ON FINANCIAL TRANSACTIONS                                    5,015        251,197
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
G.   MINORITY INTEREST'S SHARE IN SUBSIDIARY'S INCOME                     (1,832)        (1,523)
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
H.   OTHER INCOME                                                         58,057         58,401
-----------------------------------------------------------------------------------------------
     - Income from long-term investments in other companies                   --          2,470
     - Punitive interest                                                   2,917          3,224
     - Receivables recovered and allowances restored to income            44,031         35,497
     - Other                                                              11,109         17,210

-----------------------------------------------------------------------------------------------
I.   OTHER EXPENSE                                                       (59,221)       (45,773)
-----------------------------------------------------------------------------------------------
     - Loss from long-term investments in other companies                 (7,522)            --
     - Punitive interest and charges payable to the BCRA                     (85)          (320)
     - Allowances for doubtful accounts and other allowances             (23,886)       (19,872)
     - Other                                                             (27,728)       (25,581)

-----------------------------------------------------------------------------------------------
     NET INCOME BEFORE INCOME TAX                                          2,019        262,302
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
J.   INCOME TAX                                                          (12,227)       (54,709)
-----------------------------------------------------------------------------------------------

               NET (LOSS) / GAIN FOR THE FISCAL YEAR                     (10,208)       207,593

Notes 1 to 3 to the Consolidated Financial Statements and the accompanying
Exhibit I are an integral part of these statements.

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O.AGALLANO                          with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O.AGALLANO                           PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
               /s/ARNALDO L. GOMEZ YICHE                                                                Partner
                 ARNALDO L. GOMEZ YICHE                                                   Certified Public Accountant U.B.
                    Chief Accountant                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          (Section 33 - Law No.19,550)
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001
               PRESENTED COMPARATIVELY WITH THE PRIOR FISCAL YEAR
     (Translation of consolidated financial statements originally issued in
                             Spanish - See note 18)
                        - Stated in thousands of pesos -

                                                                                                 2001            2000
                                                                                             ----------------------------
                                 CHANGES IN CASH

                                                                                             ----------------------------
     CASH AND DUE FROM BANKS AT BEGINNING OF THE FISCAL YEAR                                    1,091,557       1,048,354
                                                                                             ----------------------------

     Increase in cash                                                                             202,904          43,203

                                                                                             ----------------------------
     CASH AND DUE FROM BANKS AT END OF THE FISCAL YEAR                                          1,294,461       1,091,557
                                                                                             ----------------------------

                            CAUSES OF CHANGES IN CASH

     Financial income collected                                                                 1,117,307       1,023,715
     Service charge income collected                                                              390,504         367,477

     Less:
     Financial expense paid                                                                      (710,737)       (638,926)
     Service charge expense paid                                                                  (59,359)        (57,770)
     Operating expense paid                                                                      (504,650)       (473,621)

                                                                                             ----------------------------
     CASH PROVIDED BY RECURRING OPERATIONS                                                        233,065         220,875
                                                                                             ----------------------------

     Other sources of cash:
          - Net increase in deposits                                                                   --         806,456
          - Net increase in other liabilities from financial transactions                              --       1,095,206
          - Net decrease in government and private securities                                   1,520,103              --
          - Net decrease in other receivables from financial transactions                       3,432,992              --
          - Increase in stockholders' equity upon merger with Banco Tornquist S.A                      --          17,251
          - Other sources of cash                                                                  66,550          36,278

                                                                                             ----------------------------
     TOTAL CASH PROVIDED                                                                        5,019,645       1,955,191
                                                                                             ----------------------------

     Other uses of cash:
          - Net increase in government and private securities                                          --         238,236
          - Net increase in loans                                                                 533,372         477,676
          - Net increase in other receivables from financial transactions                              --       1,221,489
          - Net increase in other assets                                                          156,350          79,898
          - Net decrease in deposits                                                              689,759              --
          - Net decrease in other liabilities from financial transactions                       3,361,063              --
          - Net decrease in other liabilities                                                      41,353          11,502
          - Cash dividends paid                                                                   229,512          48,674
          - Reimbursement of irrevocable contributions                                             38,000          55,000
          - Other uses of cash                                                                        397             388

                                                                                             ----------------------------
     TOTAL CASH USED                                                                            5,049,806       2,132,863
                                                                                             ----------------------------

                                                                                             ----------------------------
                                INCREASE IN CASH                                                  202,904          43,203
                                                                                             ----------------------------

Notes 1 to 3 to the Consolidated Financial Statements and the accompanying
Exhibit I are an integral part of these statements.

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O.AGALLANO                          with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O.AGALLANO                           PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
               /s/ARNALDO L.GOMEZ YICHE                                                                 Partner
                 ARNALDO L.GOMEZ YICHE                                                    Certified Public Accountant U.B.
                    Chief Accountant                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

               WITH SUBSIDIARIES AS OF DECEMBER 31, 2001 AND 2000

                       (SECTION 33 DEG. - LAW N DEG. 19,550)

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 18)

                          STATED IN THOUSANDS OF PESOS

1.   SIGNIFICANT ACCOUNTING POLICIES AND SUBSIDIARIES

     In accordance with the procedures called for by the standards of the BCRA and Technical Resolution No. 4 of the FACPCE, Banco Rio de la Plata S.A. has consolidated its balance sheet as of December 31, 2001 and the statements of income and cash flows for the fiscal year then ended, on a line-by-line basis, with the financial statements of Santander Riobank (Grand Cayman) and its subsidiaries, Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Gire S.A., as of that date.

     The Bank's (direct and indirect) equity interest as of December 31, 2001 in subsidiaries is as follows:

                                               SHARES               PERCENTAGE OF
                                         -------------------   ----------------------     VALUE BY
                                                                 TOTAL      POSSIBLE     THE EQUITY
                  COMPANY                 TYPE      NUMBER      CAPITAL       VOTES        METHOD
     ---------------------------------   ------   ----------   ---------   ----------   ------------
     Santander Riobank (G. Cayman)          -      9,360,000      100.00%      100.00%       178,689
     Santander Sociedad de Bolsa S.A.    Common    4,900,000      100.00%      100.00%         3,042
     Santander Investment Gerente de
      F.C.I. S.A.                        Common      113,740      100.00%      100.00%        18,859
     Gire S.A.                           Common       57,163       58.33%       58.33%         6,843

     On January 4, 2002, an agreement was signed for the purchase of Santander Riobank (Grand Cayman)'s stock, whereby Banco Rio de la Plata S.A. sells Santander Overseas Bank Inc. its 100% equity interest Santander Riobank (Grand Cayman). The gain (loss) resulting from selling off Santander Riobank (Grand Cayman) was immaterial.

     On December 26, 2000, the Boards of Directors of the pension fund manager companies Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Admnistradora Tornquist S.A. Gerente de Fondos Comunes de Inversion gave their approval for the latter to be merged with and into the former; this merger finally became effective on May 22, 2001.

     As of December 31, 2000 Banco Rio de la Plata S.A. has consolidated, on a line-by-line basis, its balance sheet and the statements of income and cash flows, with the Financial Statements of Santander Riobank (Grand Cayman) and its subsidiaries, Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. , Administradora Tornquist S.A. Gerente de Fondos Comunes de Inversion and Gire S.A., as of that date.

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O.AGALLANO                          with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O.AGALLANO                           PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
               /s/ARNALDO L.GOMEZ YICHE                                                                 Partner
                 ARNALDO L.GOMEZ YICHE                                                    Certified Public Accountant U.B.
                    Chief Accountant                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

     The consolidated financial statements mentioned in the preceding paragraph are presented for comparative purposes as explained in note 3.1. to the financial statements of Banco Rio de la Plata S.A.

2.   VALUATION METHODS

     a) The subsidiaries' financial statements have been prepared by similar methods as those applied by Banco Rio de la Plata S.A. in the preparation of its own individual financial statements, insofar as valuation and disclosure of assets and liabilities, income measurement and restatement procedures are concerned.

     b) As of December 31, 2001 and 2000, the financial statements of Santander Riobank (Grand Cayman) were prepared in accordance with generally accepted accounting principles in Argentina and BCRA standards, in the terms of point a) above and bearing in mind the contents of the following paragraph.

          Such financial statements, originally stated in US dollars, have been converted into pesos in accordance with the method described in note 3.4.a) to Banco Rio de la Plata S.A.'s financial statements.

3.   RESTRICTIONS ON ASSETS

     In addition to the restricted assets mentioned in note 9 to the financial statements of Banco Rio de la Plata S.A., the shares of the Mercado de Valores de Buenos Aires S.A. held by Santander Sociedad de Bolsa S.A. totaling 1,515 have been pledged to "La Buenos Aires Cia. Argentina de Seguros S.A." as required by article 7 of the above mentioned securities market's regulations.

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O.AGALLANO                          with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O.AGALLANO                           PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
               /s/ARNALDO L.GOMEZ YICHE                                                                 Partner
                 ARNALDO L.GOMEZ YICHE                                                    Certified Public Accountant U.B.
                    Chief Accountant                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit I

                       CONSOLIDATED DEBTOR STATUS REPORTS
                          (Section 33 - Law No. 19,550)
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                           COMMERCIAL LOANS                             2001           2000
-----------------------------------------------------------------------------------------------
-------------------------------------------
     Normal                                                            5,203,370      4,960,956
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees               99,661        169,797
          With senior "B" guarantees and counter-guarantees            1,059,595      1,406,353
          Without senior guarantees or counter-guarantees              4,044,114      3,384,806

-------------------------------------------
     With potential risk                                                  39,336         20,488
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                   --            494
          With senior "B" guarantees and counter-guarantees                4,876          5,231
          Without senior guarantees or counter-guarantees                 34,460         14,763

-------------------------------------------
     With Problems                                                        12,872         16,662
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                   45             --
          With senior "B" guarantees and counter-guarantees                5,856          8,351
          Without senior guarantees or counter-guarantees                  6,971          8,311

-------------------------------------------
     High insolvency risk                                                 85,093         88,147
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                1,811             --
          With senior "B" guarantees and counter-guarantees               13,036         27,568
          Without senior guarantees or counter-guarantees                 70,246         60,579

-------------------------------------------
     Irrecoverable                                                         4,576         22,508
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                   --            179
          With senior "B" guarantees and counter-guarantees                   --          7,247
          Without senior guarantees or counter-guarantees                  4,576         15,082

-------------------------------------------
     Irrecoverable under BCRA standards                                    8,927          1,359
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                  395             --
          With senior "B" guarantees and counter-guarantees                  614            409
          Without senior guarantees or counter-guarantees                  7,918            950

                                                                    ---------------------------
                        TOTAL COMMERCIAL LOANS                         5,354,174      5,110,120
                                                                    ---------------------------

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O.AGALLANO                          with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O.AGALLANO                           PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
               /s/ARNALDO L.GOMEZ YICHE                                                                 Partner
                 ARNALDO L.GOMEZ YICHE                                                    Certified Public Accountant U.B.
                    Chief Accountant                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                      and for the Statutory Audit Committee

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit I
                                                                        (Cont'd)

                       CONSOLIDATED DEBTOR STATUS REPORTS
                          (Section 33 - Law No. 19,550)
                        AS OF DECEMBER 31, 2001 AND 2000
 (Translation of financial statement originally issued in Spanish - See note 18)
                        - Stated in thousands of pesos -

                   CONSUMER AND HOME PURCHASE LOANS                     2001           2000
-----------------------------------------------------------------------------------------------
-------------------------------------------
     Normal                                                            2,245,732      2,173,971
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                6,141          1,987
          With senior "B" guarantees and counter-guarantees            1,133,526      1,036,493
          Without senior guarantees or counter-guarantees              1,106,065      1,135,491

-------------------------------------------
     Inadequate compliance                                               102,653        102,120
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                  142             50
          With senior "B" guarantees and counter-guarantees               46,507         62,478
          Without senior guarantees or counter-guarantees                 56,004         39,592

-------------------------------------------
     Deficient compliance                                                 29,676         39,557
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                   12              4
          With senior "B" guarantees and counter-guarantees                4,962         10,007
          Without senior guarantees or counter-guarantees                 24,702         29,546

-------------------------------------------
     Difficult to recover                                                 29,414         25,013
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                    8             --
          With senior "B" guarantees and counter-guarantees               17,198         17,066
          Without senior guarantees or counter-guarantees                 12,208          7,947

-------------------------------------------
     Irrecoverable                                                         2,631         43,048
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                    3             --
          With senior "B" guarantees and counter-guarantees                1,596         29,315
          Without senior guarantees or counter-guarantees                  1,032         13,733

-------------------------------------------
     Irrecoverable under BCRA standards                                       --             --
-------------------------------------------                         ---------------------------
          With senior "A" guarantees and counter-guarantees                   --             --
          With senior "B" guarantees and counter-guarantees                   --             --
          Without senior guarantees or counter-guarantees                     --             --

                                                                    ---------------------------
                TOTAL CONSUMER AND HOME PURCHASE LOANS                 2,410,106      2,383,709
                                                                    ---------------------------

                                                                    ---------------------------
                                   GRAND TOTAL (1)                     7,764,280      7,493,829
                                                                    ---------------------------

(1) The following is included: Loans (before allowances), Other receivables from financial transactions - Unlisted corporate bonds, Other included in debtor rating standards and Accrued interest receivable included in debtor rating standards, Assets covered by financing leases (before allowances); other receivables - from sale of assets, Memorandum accounts - Contingency accounts, Credit balances - agreed - upon credits (unused balances) included in Debtor Rating Standards, Other guarantees given included in Debtor Rating Standards and Other included in Debtor Rating Standards.

                                                                                       Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                /s/ANGEL O.AGALLANO                          with our report dated 04-26-2002
      ENRIQUE CRISTOFANI                    ANGEL O.AGALLANO                           PISTRELLI, DIAZ Y ASOCIADOS
     Executive Vice-Chairman          Administration & System Manager,                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
      and General Manager                    and Controller

                                                                                               /s/ERNESTO J. CASSANI
                                                                                                 ERNESTO J. CASSANI
               /s/ARNALDO L.GOMEZ YICHE                                                                 Partner
                 ARNALDO L.GOMEZ YICHE                                                    Certified Public Accountant U.B.
                    Chief Accountant                                                      C.P.C.E.C.A.B.A. Vol. 90 Fo. 97
                                                                                      and for the Statutory Audit Committee

                       STATUTORY AUDIT COMMITTEE'S REPORT

To the Shareholders of
BANCO RIO DE LA PLATA S.A.

Dear Sirs,

          1. As required by the subsection 5, article No. 294 of Law No. 19,550 and Regulations of the Buenos Aires Stock Exchange, we have reviewed the inventory and the balance sheet of BANCO RIO DE LA PLATA S.A. as of December 31, 2001 and the related statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended. The abovementioned documents are the responsibility of the Bank's Management in the exercise of their exclusive duties. Our responsibility is limited to issue a report on the above documents based on the work mentioned in the following paragraph.

          2. Our work was based on the audit of the above mentioned documents made by the firm Pistrelli, Diaz y Asociados in accordance with generally accepted auditing standards in Argentina and with the "Minimum Standards for Independent Audits" issued by the Central Bank of the Argentine Republic (BCRA) and was confined to verifying the fairness of the significant information contained in the documents reviewed, its consistency with information on corporate decisions laid down in the minutes, and compliance of such decisions with the law and the Bank's bylaws, in all formal and documentary respects. We have not engaged in any management control and, accordingly, we have not evaluated business judgment and decision on issues of administration, financing and marketing, as such issues fall within the exclusive responsibility of the Bank's Management.

          3. As mentioned in note 4 to the accompanying financial statements, the Bank and its subsidiaries hold securities issued by the Argentine federal government and governments of Argentine provinces and carry receivables from credit assistance to customers in the non-financial public sector and the non-financial private sector. In view of the situation described in note 1, it is not possible to determine the future effects that the prolongation of the economic crisis that Argentina is undergoing could have on the recoverability of the accounting value of such holding, financing and investments in subsidiaries. The accompanying financial statements do not contain any adjustments that may derive from the resolution of such uncertainties.

          4. As explained in detail in note 1 to the accompanying financial statements, during the last few months profound changes were introduced into the Argentine economic framework and the Convertibility Law, which pegged the Argentine peso at par with the US dollar and had been in effect since 1991, was amended; such changes included the devaluation of the Argentine peso in relation to the US dollar and the mandatory conversion of assets and liabilities denominated in foreign currency into pesos - the effects of which are to be recognized in the following fiscal year, in accordance with Argentine professional accounting standards and BCRA standards - as well as severe restrictions on withdrawal of funds from the financial system and on fund transfers abroad. These initial measures significantly affected the liquidity, solvency and profitability of the financial system as a whole, which made it necessary for the Argentine government and the BCRA to adopt further regulations to moderate the abovementioned effects and foster the restructuring of the financial system; such additional regulations are currently being issued and implemented. This situation and the final outcome of the uncertainties mentioned above could continue to affect the financial position and equity of the Bank's and its subsidiaries. The accompanying financial statements have been prepared assuming that the Bank will continue as a going concern, based on the understanding that the restructuring of the financial system as a whole and the Bank's own plans and actions will allow it to continue its operations and meet the solvency and liquidity ratios required by the BCRA; accordingly, these financial statements do not include adjustments related to the recoverability of the asset amounts recorded or the sufficiency of liabilities, as may be required if the situations described is not resolved favorably.

          5. As explained in note 6 to the accompanying financial statements, the Bank and its subsidiaries, in valuing a portion of their government securities, certain assets in government securities applied to repurchase agreements, and the guaranteed loans to the non-financial public sector as of December 31, 2001, the Bank and its subsidiaries applied certain criteria that are in conformity with BCRA standards but depart from effective Argentine professional accounting standards. The effects of applying such criteria on stockholders' equity and results of operations for the years then ended are disclosed in the abovementioned note 6.

          6. In view of the significance of the uncertainties mentioned in paragraphs three and four above, based on our review and on report dated April 26, 2002, issued by Ernesto J. Cassani, CPA (partner of the firm Pistrelli, Diaz y Asociados and member of this Statutory Audit Committee), we are not in a position to express, and accordingly do not express, any opinion on the financial position of BANCO RIO DE LA PLATA S.A. as of December 31, 2001, or the respective results of operations or cash flows for the year then ended.

          7.  In compliance with current legislation, we also report that:

a) The inventory has been recorded in the Book of Inventory and Financial Statements.

b) We have also reviewed the Board of Directors' Letter to the Shareholders, on which, insofar as matters within our competence are concerned, we have no remarks to make.

c) As required by CNV (National Securities Commission) General Resolution No. 340 on the independence of the external auditor and the quality of the audit policies applied by such auditor and the quality of the Entity's accounting policies, the external auditor's report described above includes the statement that he has applied currently effective auditing standards, which include independence requirements; such report is not qualified with respect to the application of such auditing standards, and generally accepted accounting principles other than the matter mentioned in the fifth paragraph above.

d) We have exercised the control of legality, which is within our competence, during the year, and we have applied such remaining procedures described in Section No. 294 of Law No. 19,550 as we have considered necessary in the circumstances, and we have no remarks to make in this regard.

Buenos Aires,                                  For the Statutory Audit Committee
   April 26, 2002


                                                   /s/ERNESTO J. CASSANI
                                                      ERNESTO J. CASSANI
                                                      Statutory Auditor
                                               Certified Public Accountant U.B.
                                              C.P.C.E.C.A.B.A. Vol. 90 - Fo. 97

               FINANCIAL STATEMENTS AS OF MARCH 31, 2002 AND 2001

LIMITED REVIEW REPORT
ON INTERIM FINANCIAL STATEMENTS

(English translation of the report originally issued in Spanish, except for paragraph 7 of this report and the omission of certain disclosures related to formal legal requirements for reporting in Argentina) -See note 19 to the Financial Statements

To the Directors of

BANCO RIO DE LA PLATA S.A.

Bartolome Mitre 480

Ciudad Autonoma de Buenos Aires

     1. We have made a limited review of the accompanying balance sheet of BANCO RIO DE LA PLATA S.A. (a bank organized under Argentine Legislation) as of March 31, 2002, and the related statements of income, changes in stockholders' equity and cash flows for the three-month period then ended. We have also made a limited review of the consolidated balance sheet of BANCO RIO DE LA PLATA S.A. and its subsidiaries as of March 31, 2002, and the related consolidated statements of income and cash flows for the three-month period then ended. These financial statements are the responsibility of the Bank's Management.

     2. The individual and consolidated financial statements of BANCO RIO DE LA PLATA S.A. as of March 31, 2001, and for the three-month period then ended, which are presented only for comparative purposes, were subject to a limited review performed by Pistrelli, Diaz y Asociados Sociedad Civil, its capacity as member firm of Andersen. Such auditors' limited review concluded their report dated May 8, 2001, in which they stated that they had not become aware of any events or circumstances requiring significant changes in such financial statements for them to be presented in conformity with the Central Bank of the Argentine Republic (BCRA) standards and, except for the method used to value the government securities portfolio classified as investment accounts, with generally accepted accounting principles in Argentina.

     3. Our work was made in accordance with generally accepted auditing standards applicable to the limited review of interim financial statements in Argentina and with the "Minimum standards for independent audits" of the BCRA applicable to the review of quarterly financial statements. A limited review is substantially less in scope than an audit of the financial statements, because it does not require the application of all audit procedures necessary to express an opinion on the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     4. As explained in detail in note 1 to the accompanying financial statements, during this year profound changes were introduced into the Argentine economic framework and the Convertibility Law, which pegged the Argentine peso at par with the US dollar and had been in effect since 1991, was amended; such changes included the devaluation of the Argentine peso in relation to the US dollar, the mandatory conversion of assets and liabilities denominated in foreign currency into pesos, the default in paying the public debt and increase in domestic prices as well as severe restrictions on withdrawal of funds from the financial system and on fund transfers abroad. These initial measures significantly affected the liquidity, solvency and profitability of the financial system as a whole, which made it necessary for the Argentine Government and the BCRA to adopt further regulations to moderate the abovementioned effects and foster the restructuring of the financial system; such additional regulations are currently being issued and implemented. The audit report dated April 26, 2002, issued by Pistrelli, Diaz y Asociados Sociedad Civil, as Andersen member firm, on the individual and consolidated financial statements as of December 31, 2001, to which we refer, included an abstention of opinion originated in significant uncertainties as to the Bank's ability to continue operating as a going concern and the recoverability of the book values of the government and private securities held, financing and interests in unlisted financial trusts and other companies. Those uncertainties continue to exist as of this reporting date, and their evolution is detailed in notes 1 and 4 to the accompanying financial statements. As mentioned in note 1 to the accompanying financial statements, those statements have been prepared assuming that the Bank will continue as a going concern, based on the understanding that the restructuring of the financial system as a whole and the Bank's own plans and actions to be implemented by the Bank and its subsidiaries will allow it to continue its operations and meet the solvency and liquidity rations required by the BCRA; accordingly, these financial statements do not include adjustments related to the recoverability of the asset amounts recorded or the sufficiency of liabilities, as may be required if the situations described is not resolved favorably.

     5. As explained in note 6 to the accompanying financial statements, as of March 31, 2002, the Bank in valuing a portion of its government securities, guaranteed loans to the non-financial public sector and the compensation established by Sections Nos. 28 and 29 of Federal Executive Decree No. 905/02, the Bank applied methods that are in conformity with BCRA standards but depart from generally accepted accounting principles in Argentina. The effect of applying such methods on stockholders' equity as of March 31, 2002, and net income (loss) for the three-month period then ended are disclosed in the abovementioned note.

     6. In view of the significance of the uncertainties mentioned in the fourth paragraph, we are not in a position to make any representation on the individual and consolidated financial statements of BANCO RIO DE LA PLATA S.A. as of March 31, 2002.

     7. As further disclosed in note 19, the financial statements referred to in paragraph 1 may not present financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the countries of the users of the financial statements, other than Argentina. The effects of the differences, if any, between Argentine generally accepted accounting principles and the accounting principles generally accepted in the countries in which the accompanying financial statements are to be used have not been quantified.

Ciudad Autonoma de Buenos Aires,
    October 22, 2002

                                            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                              C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                                   /s/RICARDO M. FURMAN
                                                      RICARDO M. FURMAN
                                                          Partner
                                            Certified Public Accountant U.B.A.
                                            C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
Signatory Auditor: Ricardo M. Furman
Profesional Asociation:  Pistrelli, Diaz y Asociados S.R.L.
Accountant's review report as of the three-month period ended march 31, 2002 - Type of report: 10

                                 BALANCE SHEETS
                          AS OF MARCH 31, 2002 AND 2001
(Translation of financial statements originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                  ASSETS                                                      2002             2001
----------------------------------------------------------------------------------------------------------------------

A.   CASH AND DUE FROM BANKS                                                                 964,211         1,057,992
----------------------------------------------------------------------------------------------------------------------
     - Cash                                                                                  310,682           302,966
     - Banks and correspondents                                                              653,529           755,026

----------------------------------------------------------------------------------------------------------------------
B.   GOVERNMENT AND PRIVATE SECURITIES (Exhibit A)                                         1,002,259         2,193,690
----------------------------------------------------------------------------------------------------------------------
     - Holdings in investment accounts                                                       536,283         1,810,797
     - Holdings for trading                                                                   61,123           336,827
     - Unlisted government securities                                                        379,307                --
     - Investments in listed private securities                                               25,546            46,066

----------------------------------------------------------------------------------------------------------------------
C.   LOANS (Exhibits B, C and D)                                                           7,205,784         8,327,336
----------------------------------------------------------------------------------------------------------------------
     - To the nonfinancial public sector                                                   2,868,678         1,705,975
     - To the financial sector                                                                38,581           166,342
     - To the private nonfinancial sector and foreign residents:                           4,708,600         6,763,750
          - Overdraft                                                                      1,582,238         2,253,840
          - Promissory notes                                                                 934,314         1,370,334
          - Real estate mortgage                                                           1,263,770         1,601,172
          - Collateral loans                                                                 129,614           273,409
          - Consumer                                                                         161,700           319,157
          - Credit Cards                                                                     213,562           380,521
          - Other                                                                            310,247           560,202
          - Accrued interest, adjustments and price differences receivable                   130,313           100,261
          - Unapplied collections                                                             (9,346)          (12,480)
          - Unearned discount                                                                 (7,812)          (82,666)
       Less: Allowances (Exhibit J)                                                         (410,075)         (308,731)

----------------------------------------------------------------------------------------------------------------------
D.   OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS                                         5,097,441         5,382,098
----------------------------------------------------------------------------------------------------------------------
     - Central Bank of the Argentine Republic                                                120,919         1,020,105
     - Receivables on spot and forward transactions                                          145,636         2,445,331
     - Securities and foreign exchange receivable on spot and forward purchases              215,220         1,754,977
     - Premiums on options purchased                                                              --             1,023
     - Unlisted corporate bonds ( Exhibits B, C and D )                                      589,503            70,109
     - Other not included in Debtor Rating Standards (Note 7.a) )                          4,026,005            75,929
     - Other included in Debtor Rating Standards ( Exhibits B, C and D )                       9,661            14,747
     - Accrued interest and adjustments receivable included in Debtor
        Rating Standards (Exhibits B, C and D )                                                2,293             4,676
        Less: Allowances (Exhibit J)                                                         (11,796)           (4,799)

----------------------------------------------------------------------------------------------------------------------
E.   ASSETS COVERED BY FINANCING LEASES                                                       63,657            84,405
----------------------------------------------------------------------------------------------------------------------
     - Assets covered by financing leases ( Exhibits B, C and D )                             68,138            86,274
       Less: Allowances (Exhibit J)                                                           (4,481)           (1,869)

----------------------------------------------------------------------------------------------------------------------
F.   INVESTMENTS IN OTHER COMPANIES (Exhibit E)                                               97,319           298,588
----------------------------------------------------------------------------------------------------------------------
     - Banking                                                                                 5,491           239,646
     - Others                                                                                 92,069            59,266
       Less: Allowances (Exhibit J)                                                             (241)             (324)

----------------------------------------------------------------------------------------------------------------------
G.   OTHER RECEIVABLES                                                                       368,398           111,768
----------------------------------------------------------------------------------------------------------------------
     - Other (Note 7.b) )                                                                    411,126           120,324
     - Other accrued interest receivable                                                       5,539                77
       Less: Allowances (Exhibit J)                                                          (48,267)           (8,633)

----------------------------------------------------------------------------------------------------------------------
H.   BANK PREMISES AND EQUIPMENT (Exhibit F)                                                 425,038           456,084
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
I.   OTHER ASSETS (Exhibit F)                                                                 28,356            27,716
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
J.   INTANGIBLE ASSETS (Exhibit G)                                                            42,145            59,147
----------------------------------------------------------------------------------------------------------------------
     - Goodwill                                                                                  527               775
     - Organizations and development expenses                                                 41,618            58,372

----------------------------------------------------------------------------------------------------------------------
K.   SUSPENSE ITEMS                                                                            3,877             4,826
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

                                  TOTAL ASSETS                                            15,298,485        18,003,650

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager      PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                       C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                  C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                               LIABILITIES                                                   2002              2001
----------------------------------------------------------------------------------------------------------------------
L.   DEPOSITS (Exhibits H and I)                                                           7,281,148         8,420,470
----------------------------------------------------------------------------------------------------------------------
     - Nonfinancial public sector                                                              1,809             3,372
     - Financial sector                                                                        8,840             1,935
     - Private nonfinancial sector and foreign residents:                                  7,270,499         8,415,163
          - Checking accounts                                                              1,427,693           598,682
          - Savings accounts                                                               1,268,386         1,893,627
          - Certificates of deposits                                                         239,549         5,627,537
          - Investments accounts                                                              10,000           126,309
          - Other (Note 7.c) )                                                             4,155,860           106,993
          - Accrued interest, adjustments and price differences payable                      169,011            62,015

----------------------------------------------------------------------------------------------------------------------
M.   OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS (Exhibits I)                            5,864,173         7,400,160
----------------------------------------------------------------------------------------------------------------------
     - Central Bank of the Argentine Republic - Other                                         29,628             2,167
     - Banks and international organizations                                               1,662,060         1,111,751
     - Unsubordinated corporate bonds                                                      3,004,134         1,350,577
     - Amounts payable on spot and forward purchases                                          98,238         1,733,284
     - Securities and foreign currency payable on spot and forward sales                     311,995         2,913,081
     - Premiums on options sold                                                                   --               214
     - Financing from local financial institutions                                            12,000            70,025
     - Other                                                                                 676,308           183,525
     - Accrued interest, adjustments and price differences payable                            69,810            35,536

----------------------------------------------------------------------------------------------------------------------
N.   OTHER LIABILITIES                                                                       160,072           257,787
----------------------------------------------------------------------------------------------------------------------
     - Dividends payable                                                                       1,574             1,415
     - Other (Note 7.d) )                                                                    158,498           256,372

----------------------------------------------------------------------------------------------------------------------
O.   CONTINGENT LIABILITIES (Exhibit J)                                                       48,697            43,224
----------------------------------------------------------------------------------------------------------------------
P.   SUSPENSE ITEMS                                                                            8,299             5,335
----------------------------------------------------------------------------------------------------------------------

                                TOTAL LIABILITIES                                         13,362,389        16,126,976

----------------------------------------------------------------------------------------------------------------------
     STOCKHOLDERS' EQUITY (as per respective statement)                                    1,936,096         1,876,674
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             15,298,485        18,003,650
----------------------------------------------------------------------------------------------------------------------

     /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
       ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
  Chairman and General Manager           Controller and Administration Manager     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                       C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                  C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                               MEMORANDUM ACCOUNTS                                       2002                2001
--------------------------------------------------------------------------------------------------------------------
DEBIT BALANCES                                                                          25,448,257        26,083,112
                                                                                   ---------------------------------

                                                                                   ---------------------------------
CONTINGENCIES                                                                            5,291,322         6,307,361
                                                                                   ---------------------------------
- Credit lines taken (unused portion)                                                           --           469,996
- Guarantees received                                                                    3,368,186         4,891,928
- Other not included in Debtor Rating Standards                                            900,000                --
- Contra to contingency account debit balances                                           1,023,136           945,437

                                                                                   ---------------------------------
CONTROL ACCOUNTS                                                                        19,377,404        19,576,769
                                                                                   ---------------------------------
- Loans classified as irrecoverable                                                        587,018           607,068
- Other (Note 7.e) )                                                                    18,441,826        18,482,355
- Contra to control account debit balances                                                 348,560           487,346

                                                                                   ---------------------------------
DERIVATIVE ACCOUNTS (Notes 13 and 14)                                                      754,977           144,248
                                                                                   ---------------------------------
- "Notional" value of call options purchased                                                   363                --
- "Notional" value of put options purchased                                                 61,232                --
- Other                                                                                    669,524                --
- Contra to derivatives account debit balances                                              23,858           144,248

                                                                                   ---------------------------------
FIDUCIARY ACCOUNTS                                                                          24,554            54,734
                                                                                   ---------------------------------
- Trust funds                                                                               24,554            54,734

--------------------------------------------------------------------------------------------------------------------
CREDIT BALANCES                                                                         25,448,257        26,083,112
--------------------------------------------------------------------------------------------------------------------

                                                                                   ---------------------------------
CONTINGENCIES                                                                            5,291,322         6,307,361
                                                                                   ---------------------------------
- Agreed-upon credits (unused balances) included in Debtor Rating Standards
   (Exhibits B, C and D)                                                                   312,172           563,988
- Other guarantees included in Debtor Rating Standards (Exhibit B, C and D)                162,642           195,019
- Other included in Debtor Rating Standards (Exhibit B, C and D)                           548,322           186,430
- Contra to contingency account credit balances                                          4,268,186         5,361,924

                                                                                   ---------------------------------
CONTROL ACCOUNTS                                                                        19,377,404        19,576,769
                                                                                   ---------------------------------
- Checks to be credited                                                                    250,208           387,324
- Other                                                                                     32,810             3,367
- Contra to control account credit balances                                             19,094,386        19,186,078

                                                                                   ---------------------------------
DERIVATIVE ACCOUNTS (Notes 13 and 14)                                                      754,977           144,248
                                                                                   ---------------------------------
- "Notional" value of call options sold                                                     23,858             9,964
- "Notional" value of put options sold                                                          --           134,284
- Contra to derivatives account credit balances                                            731,119                --

                                                                                   ---------------------------------
FIDUCIARY ACCOUNTS                                                                          24,554            54,734
                                                                                   ---------------------------------
- Contra to fiduciary account credit balances                                               24,554            54,734

Notes 1 to 19 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

    /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
      ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
  Chairman and General Manager           Controller and Administration Manager     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                       C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                  C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                               STATEMENT OF INCOME
                 FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2002
      PRESENTED COMPARATIVELY WITH THE SAME PERIOD OF THE PRIOR FISCAL YEAR
(Translation of financial statements originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                           2002               2001
--------------------------------------------------------------------------------------------------------------------
A.   FINANCIAL INCOME                                                                    1,133,375           451,831
--------------------------------------------------------------------------------------------------------------------
     - Interest on cash and due from banks                                                   3,407            13,012
     - Interest on loans to the financial sector                                             1,217             3,409
     - Overdraft interest                                                                   71,245            79,131
     - Interest on promissory notes                                                        100,618           117,228
     - Interest on real estate mortgage loans                                               78,678            45,783
     - Interest on collateral loans                                                          6,188             8,332
     - Credit card interest                                                                 12,335            21,083
     - Interest on other loans                                                              15,437            22,571
     - Interest on other receivables from financial transactions                             2,071             1,449
     - Net gain on government and private securities                                       248,583            93,943
     - Gain on guaranteed loans - Decree 1387/01                                            18,740                --
     - Adjustments for CER clause                                                          133,582                --
     - Other (Note 7.f) )                                                                  441,274            45,890

--------------------------------------------------------------------------------------------------------------------
 B.  FINANCIAL EXPENSE                                                                    (418,628)         (217,082)
--------------------------------------------------------------------------------------------------------------------
     - Interest on checking accounts                                                        (6,375)               --
     - Interest on savings deposits                                                         (4,582)          (13,085)
     - Interest on certificates of deposits                                                (57,299)         (118,342)
     - Interest on financial sector's financing                                               (685)             (534)
     - Interest on other liabilities from financial transactions                           (98,285)          (52,456)
     - Other interest                                                                       (6,602)           (4,097)
     - Net expense from options                                                             (1,690)           (1,700)
     - Adjustments for CER clause                                                         (225,976)               --
     - Other                                                                               (17,134)          (26,868)

--------------------------------------------------------------------------------------------------------------------
     GROSS MARGIN ON FINANCIAL TRANSACTIONS                                                714,747           234,749
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
 C.  PROVISION FOR LOAN LOSSES AND OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS          (229,955)          (56,022)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
 D.  SERVICE CHARGE INCOME                                                                  85,330           105,357
--------------------------------------------------------------------------------------------------------------------
     - Related to assets                                                                     8,953            16,939
     - Related to liabilities                                                               40,098            30,430
     - Other commissions                                                                     2,624             6,521
     - Other (Note 7.g) )                                                                   33,655            51,467

--------------------------------------------------------------------------------------------------------------------
 E.  SERVICE CHARGE EXPENSE                                                                (15,441)          (20,093)
--------------------------------------------------------------------------------------------------------------------
     - Commissions                                                                          (8,824)          (14,851)
     - Other (Note 7.h) )                                                                   (6,617)           (5,242)

--------------------------------------------------------------------------------------------------------------------
 F.  MONETARY LOSS ON FINANCIAL TRANSACTIONS                                              (404,475)               --
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
 G.  OPERATING EXPENSES                                                                   (125,902)         (172,702)
--------------------------------------------------------------------------------------------------------------------
     - Personnel expenses                                                                  (66,511)          (89,182)
     - Directors' and statutory auditors' fees                                                 (43)             (114)
     - Other fees                                                                           (4,637)          (14,982)
     - Advertising and publicity                                                              (711)           (5,941)
     - Taxes                                                                                (5,101)           (3,728)
     - Other operating expense (Note 7.i) )                                                (40,937)          (46,661)
     - Other                                                                                (7,962)          (12,094)

--------------------------------------------------------------------------------------------------------------------
 H.  MONETARY LOSS RELATED TO OPERATING EXPENSES                                              (465)               --
--------------------------------------------------------------------------------------------------------------------

     NET GAIN ON FINANCIAL TRANSACTIONS                                                     23,839            91,289
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
 I.  OTHER INCOME                                                                           31,193            29,093
--------------------------------------------------------------------------------------------------------------------
     - Income from long-term investments in other companies                                  6,711            12,801
     - Punitive interest                                                                     1,448               879
     - Receivables recovered and allowances restored to income                              10,111            12,545
     - Other (Note 7.j) )                                                                   12,923             2,868

--------------------------------------------------------------------------------------------------------------------
 J.  OTHER EXPENSE                                                                         (50,574)          (12,435)
--------------------------------------------------------------------------------------------------------------------
     - Punitive interest and charges payable to the BCRA                                       (21)              (18)
     - Allowances for doubtful accounts and other allowances                               (45,328)           (6,295)
     - Other (Note 7.k) )                                                                   (5,225)           (6,122)

--------------------------------------------------------------------------------------------------------------------
 K.  MONETARY LOSS ON OTHER TRANSACTIONS                                                   (44,658)               --
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
     NET INCOME BEFORE INCOME TAX                                                          (40,200)          107,947
--------------------------------------------------------------------------------------------------------------------
 L.  INCOME TAX                                                                                 --           (30,214)
--------------------------------------------------------------------------------------------------------------------

                    NET INCOME FOR THE PERIOD - (LOSS)/GAIN                                (40,200)           77,733

Notes 1 to 19 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                       C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                  C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2002
      PRESENTED COMPARATIVELY WITH THE SAME PERIOD OF THE PRIOR FISCAL YEAR
(Translation of financial statements originally issued in Spanish - See note 19)
                         -Stated in thousands of pesos-

                                                                                       2002
                                            ---------------------------------------------------------------------------------------
                                                              NONCAPITALIZED      ADJUSTMENTS
                                                              CONTRIBUTIONS           TO                       EARNINGS
             MOVEMENTS                          CAPITAL       ---------------    STOCKHOLDERS'                 RESERVED
                                                 STOCK          SHARE ISSUE         EQUITY        ---------------------------------
                                                                  PREMIUMS                              LEGAL            OTHER
-----------------------------------------------------------------------------------------------------------------------------------
1. Restated balance at beginning
    of fiscal year (A)                              346,742           241,561           285,460           449,950           115,378

2. Unrealized valuation difference
    as a consequence for the compensation
    of the net foreign currency position

3. Net income for the period - (loss) / gain

                                             --------------------------------------------------------------------------------------
4. Balance at end of the period                     346,742           241,561           285,460           449,950           115,378
                                             ======================================================================================
                                                                                             (1)                                 (2)

                                                                        2002                                2001
                                            -------------------------------------------------------------------------
                                                  UNREALIZED
                                                  VALUATION       UNAPPROPRIATED
             MOVEMENTS                            DIFFERENCE         EARNINGS            TOTAL             TOTAL
---------------------------------------------------------------------------------------------------------------------
1. Restated balance at beginning
    of fiscal year (A)                                       --           (13,702)        1,425,389         1,798,941

2. Unrealized valuation difference
    as a consequence for the compensation
    of the net foreign currency position                550,907                             550,907                --

3. Net income for the period - (loss) / gain                              (40,200)          (40,200)           77,733

                                             ------------------------------------------------------------------------
4. Balance at end of the period                         550,907           (53,902)        1,936,096         1,876,674
                                             ========================================================================

(A) The balances at beginning of the year, expressed in historical pesos as of December 31, 2001, have been approved by the Regular and Special Shareholders' Meeting held on May 29, 2002.

  (1) Adjustments to Stockholders' Equity
      -----------------------------------
      Net Worth Adjustment Fund-Appraisal revaluation reserve     60,032
      Adjustment to Capital                                      225,428
                                                                --------
                                                                 285,460
                                                                ========

  (2) Earnings reserved - Other
      -------------------------
      Mandatory reserves            2,135
      Voluntary reserves          113,243
                                 --------
                                  115,378
                                 ========

Notes 1 to 19 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                       C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                  C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                             STATEMENT OF CASH FLOWS
                 FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2002
      PRESENTED COMPARATIVELY WITH THE SAME PERIOD OF THE PRIOR FISCAL YEAR
(Translation of financial statements originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                         2002              2001
                                                                                   ---------------------------------
                                 CHANGES IN CASH
                                                                                   ---------------------------------
RESTATED CASH AND DUE FROM BANKS AT BEGINNING OF FISCAL YEAR                             1,720,733         1,452,403
                                                                                   ---------------------------------

Decrease in cash                                                                          (756,522)         (394,411)

                                                                                   ---------------------------------
CASH AND DUE FROM BANKS AT END OF PERIOD                                                   964,211         1,057,992
                                                                                   ---------------------------------

                            CAUSES OF CHANGES IN CASH

Financial income collected                                                                 818,631           383,048
Service charge income collected                                                             85,608           105,419

Less:
Financial expense paid                                                                    (291,945)         (228,728)
Service charge expense paid                                                                (15,378)          (17,487)
Operating expense paid                                                                    (107,317)         (156,740)
                                                                                   ---------------------------------
CASH PROVIDED BY RECURRING OPERATIONS                                                      489,599            85,512
                                                                                   ---------------------------------

Other sources of cash:
     - Net decrease in government and private securities                                   361,675           352,085
     - Net decrease in loans                                                             2,413,432            13,731
     - Net decrease in other receivables from financial transactions                     1,013,831           399,646
     - Net decrease in other assets                                                        422,587                --
     - Other sources of cash                                                                10,486            13,077

                                                                                   ---------------------------------
OTHER CASH PROVIDED                                                                      4,222,011           778,539
                                                                                   ---------------------------------

Other uses of cash:
     - Net increase in other assets                                                             --            17,229
     - Net decrease in deposits                                                          3,267,968         1,007,009
     - Net decrease in other liabilities from financial transactions                     1,776,613           227,389
     - Net decrease in other liabilities                                                    74,269             6,687
     - Cash dividends paid                                                                      --                81
     - Other uses of cash                                                                       89                67

                                                                                   ---------------------------------
TOTAL CASH USED                                                                          5,118,939         1,258,462
                                                                                   ---------------------------------

MONETARY LOSS GENERATED ON CASH AND DUE FROM BANKS                                        (349,193)               --

                                                                                   ---------------------------------
                                DECREASE IN CASH                                          (756,522)         (394,411)
                                                                                   ---------------------------------

Notes 1 to 19 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                       C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                  C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                         NOTES TO FINANCIAL STATEMENTS

                         AS OF MARCH 31, 2002 AND 2001

    (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

1. MACROECONOMIC SITUATION OF THE FINANCIAL SYSTEM AND THE BANK. SUBSEQUENT EVENTS TO THE PERIOD END


     1.1. EFFECTS OF THE DEVALUATION OF THE ARGENTINE PESO AND OTHER CHANGES TO ECONOMIC LEGISLATION AND REGULATIONS

          Since the end of 2001, the economic and financial situation in Argentina deteriorated unrelentingly over the last few months; this was basically reflected in an increase in sovereign risk, diminishing reserves, continuing fiscal imbalance, lower deposits in the financial system overall, deeply recessionary conditions with significant drops in both consumption and investment, decreased actual cash flows, difficulties to settle short-term debt and a deteriorating chain of payments.

          On November 1, 2001, the Federal Government announced a new economic plan, the main measures of which related to the comprehensive restructuring of public debt at lower interest rates, launching a plan to revive the economy, and other fiscal measures, while the convertibility law (whereby the Argentine peso was pegged at par with the US dollar) and the balanced-budget law were to remain in effect.

          Although the domestic phase of the national public-debt restructuring process pursuant to Decree No. 1387/01 was successful, a new crisis broke out on November 30, 2001, triggered by the loss of deposits out of the financial system, which led the Government to issue Decree No. 1570/01, which set tight restrictions on the withdrawal of cash from banks and controls on the transfer of funds abroad while fostering an increased dollarization of the economy.

          By the end of the year, the deterioration of the economic and financial situation affected the institutions, with several successive changes taking place at the highest levels of the Federal Executive, which culminated with National Congress electing a new President to complete the constitutional period until December 10, 2003. In the interim, the suspension of payments on public debt, domestic and foreign, was declared.

          On January 6, 2002, National Congress enacted Public Emergency and Foreign Exchange System Reform Law No. 25,561, which introduced deep changes to the economic framework effective until then and, particularly, amended the Convertibility Law (whereby the Argentine peso was pegged at par with the US dollar) which had been in effect since March 1991; Law No. 25,561 also empowered the Federal Executive to issue additional monetary, financial and foreign exchange measures aimed at overcoming the economic crisis in the medium term. Among other measures, the abovementioned Law and the administrative order thereto provided:

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BartolomE Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                         NOTES TO FINANCIAL STATEMENTS

                         AS OF MARCH 31, 2002 AND 2001

    (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     a) The switch into pesos of certain debts towards the financial sector originally denominated in US dollars and outstanding as of December 31, 2001, at the exchange rate of one Argentine peso (ARS) to each US dollar;

     b) The switch into pesos of private contracts stipulated in US dollars or including indexation clauses, over a term of 180 days, at the exchange rate of ARS 1 to each US dollar;

     c) The switch into pesos at the exchange rate of ARS 1 to each US dollar of public utility rates priorly stipulated in US dollars, to be subsequently renegotiated on a case-by-case basis;

     d) The implementation of a new system levying duties on the export of oil and gas;

     e) Empowering the Federal Executive to establish compensatory measures to avoid imbalances in financial institutions that may result from the switch into pesos of certain receivables.

     f) The establishment of a dual exchange market, with an "officially-ruled" foreign exchange market (at an exchange rate of US$ 1=ARS 1.40) and another "free" exchange market (floating rate).

     The "switch into pesos" governmental system as of that date kept, in general terms, the financial system balance (since the imbalances generated by the asymmetrical exchange rates were low with reference to the total assets and liabilities of the financial system). The reaction of different sectors of the economy forced the Federal Government to apply significant changes to the original regulations, that emphasized the original asymmetry. In addition, the injunctions pursuant to constitutional protection actions that require deposits to be reimbursed, without rendering an opinion of the substance of the matter.

     Subsequently, new rules (Decrees No. 214/02 and No. 410/02, among others) were issued that amended or supplemented existing rules and regulations. The main new measures were:

     a) The switch into pesos of all obligations, whatever their cause or origin, to deliver sums of money stipulated in US dollars or any other foreign currency outstanding of the date of enactment of Law No. 25,561, with the exceptions, mainly, of financing related to foreign trade granted by financial institutions, and the private and public sectors' obligations to deliver sums to which foreign law is applicable;

     b) The switch into pesos of all deposits with all financial institutions stipulated in US dollars or other foreign currencies at an exchange rate of ARS 1.4 to each US dollar, or its equivalent in other currencies;

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                         NOTES TO FINANCIAL STATEMENTS

                         AS OF MARCH 31, 2002 AND 2001

    (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     c) The switch into pesos of all debts towards financial institutions stipulated in US dollars or other foreign currencies, whatever the amount or nature, at the exchange rate of ARS 1 to each US dollar, or its equivalent in other currencies;

     d) The conversion into pesos of obligations to deliver monies, stipulated in US dollars or other foreign currencies, unrelated to financial institutions and whatever their origin or nature, at the exchange rate of ARS 1 to each US dollar, or its equivalent in other currencies;

     e)   The adjustment of all receivables and payables referred to in points
          (b) through (d) by applying a "Coeficiente de Estabilizacion de Referencia" (CER - Benchmark Stabilization Coefficient) that is to be published by the Central Bank of the Argentine Republic (BCRA) and, additionally, the application of a minimum set interest rate for deposits and a maximum set interest rate for loans. The CER is applicable as from the publication of Decree No. 214/02. Obligations of any nature or origin arising after the enactment of such Law No. 25,561, shall not be allowed to contain and shall not be subject to adjustment clauses;

     f) The issuance of a Bond to be borne by the Federal Treasury to compensate the imbalances in the financial system resulting from the exchange difference caused by the switch of deposits with and payables to the financial system mentioned in points b) and c) above.

     Below are enumerated the main measures adopted by the Federal Government that were in effect as of filing date of these financial statements:

     a)   RELEVANT ISSUES OF THE EXCHANGE SYSTEM

          Decree No. 71/02 of the Federal Executive and Communique "A" 3425 of the BCRA established an "official-ruled" foreign exchange market, basically for exports and certain imports and financial transactions, and another "free" exchange market (floating rate) for all other transactions. The officially-ruled exchange rate was set at ARS 1.4 to each US dollar, while the exchange rate on the "free market" at close of business of January 11, 2002, (the first day the foreign exchange market reopened after being suspended since December 23, 2001), ranged from ARS 1.60 to ARS 1.70 to each US dollars, selling price. Later, by Decree No. 260/02 of February 8, 2002, the Federal Executive Branch established a single and free market through which all foreign exchange transactions are to be channeled as from the date of issuance of such Decree. Foreign exchange transactions are to take place at freely agreed-upon rates, subject to certain requirements and to the regulations to be set by the BCRA.

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                         NOTES TO FINANCIAL STATEMENTS

                         AS OF MARCH 31, 2002 AND 2001

    (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     Foreign exchange transactions in the floating market have, among others, the following characteristics:

     a) The exchange is determined by the free interplay of supply and demand. As of March 31, 2002, the selling exchange rate was US$ 1 = ARS 3.00 (while at the filing date of these financial statements, it was US$ 1 = ARS 3.62).

     b) Foreign exchange transactions may only be carried out at institutions authorized by the BCRA.

     c) Criminal Foreign Exchange Laws will apply to transactions that do not conform to effective regulations.

     d) Foreign currency will be sold only against the delivery of peso notes. Other payment instruments are accepted, as defined by the BCRA.

     e) Transfers abroad to be made by the financial and nonfinancial private sector and by government companies have to be authorized by the BCRA, according to the characteristics of the related payment.

     f) Certain requirements related to the registration of transactions and customer identification and certain provisions of the information system must be complied with.

     g) The requirements established by tax and money laundering prevention laws must be complied with.

     Foreign trade transactions and services to be settled in such market are regulated by the BCRA as to the transactions to be settled, terms and manner to credit the accounts.

     The BCRA has regulated the purchase and sale of US dollars on behalf of the BCRA. Such transactions will be conducted through Financial Institutions that have enrolled in the system. The regulations will include the transaction amounts and formal requirements.

     Communique "A" 3511 of March 14, 2002, issued by the BCRA established restrictions on the "Posicion General de Cambios" (FEP - Foreign Exchange Position) of financial institutions, which is mainly formed by holdings in foreign currency, plus foreign currency cash held in Argentina or abroad, and foreign currency forward transactions. The FEP of each Bank will not exceed 5% of the computable equity of each Bank as of the end of November 2001. Should that limits be exceeded, such exceed has to be cured within certain dates established by the BCRA.

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                         NOTES TO FINANCIAL STATEMENTS

                         AS OF MARCH 31, 2002 AND 2001

    (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     b) COMPENSATION TO FINANCIAL INSTITUTIONS FOR THE EFFECTS OF THE DEVALUATION AND SWITCH INTO PESOS OF CERTAIN ASSETS AND LIABILITIES

          According to the provisions of Law No. 25,561 and of sections 2, 3 and 6 of Decree No. 214/02, as amended and supplemented, a significant portion of the assets and liabilities were switched into ARS. Sections 28 and 29 of Decree No. 905/02 of June 1, 2002, established a compensation for financial institutions.

          Under such sections, the Ministry of Economy will deliver Federal Government Bonds denominated in ARS and US dollars to the financial institutions as a full and final compensation, for the negative monetary effects arising from conversion into Argentine pesos at an asymmetrical exchange rate of receivables and payables denominated in foreign currency, as well as for the net negative position in foreign currency resulting from its conversion into ARS.

          The BCRA by Communiques "A" 3650 and "A" 3716, as supplemented, determined the compensation procedures as follows:

          a) The reference point considered was the Bank's financial statements as of December 31, 2001, where the assets included the guaranteed loans to the Federal Government as mentioned in point c.1) below.

          b) The shareholders' equity resulting from the balance sheet mentioned in a) was adjusted by applying the ARS 1.40 to US$ 1 exchange rate, or its equivalent in any other currency, to the net position in foreign currency.

          c) The amount to be compensated is the positive difference between the adjusted shareholders' equity determined on the basis of b) above and the shareholders' equity resulting from conversion into pesos of certain assets and liabilities in foreign currency at the exchange rates defined by the rules and regulations.

          d) The compensation for each Financial Institution, determined in ARS, will be paid by delivering "2% Federal Government Bonds in Argentine pesos maturing in 2007".

          e) Financial Institutions will have the right to request the Bond swap mentioned in d) for "LIBOR 2012 Federal Government Banks denominated in US dollars " at the ARS 1.40 to USD 1 exchange rate, for up to the amount of the net negative position in foreign currency, resulting from conversion into pesos of assets and liabilities booked in the balance sheet as of December 31, 2001, as per the above paragraphs.

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                         NOTES TO FINANCIAL STATEMENTS

                         AS OF MARCH 31, 2002 AND 2001

    (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          f) The Federal Government, through the Ministry of Economy, may issue additional bonds in US dollars to be subscribed by Financial Institutions up to the amount of the net position in foreign currency of such Financial Institution and after allocating all the holdings in Bonds denominated in ARS received as a compensation. The subscription price of such will be ARS 140 to US$ 100, nominal value.

          g) For purposes of financing the subscription of Bonds referred to in f), the BCRA may grant advances to such financial institutions.

     c)   FINANCIAL ASSISTANCE TO THE PUBLIC AND PRIVATE SECTORS

          c.1) Guaranteed loans - Decree No. 1387/01

               On November 1, 2001, by Decree No. 1387/01, The Federal Executive instructed the Ministry of Economy to offer, under voluntary conditions, the swap of the federal and provincial public debt for guaranteed loans granted by the Federal Government or the Fiduciary Fund for Provincial Development, intending to obtain a reduction of the interest on the bonds swapped and the extension of amortization periods.

               Decrees No.1387/01 and 1646/01 established the basic characteristics of such guaranteed loans. Additionally, Decree No. 471/02 provided, among other things, the conversion into Argentine pesos of all the obligations of the Federal, Provincial or Municipal public sector denominated in foreign currency, which are only subject to Argentine law at the ARS 1.40 to US$ 1 rate or equivalent in any other currency, and adjusted according the CER and the interest rate applicable to each type of public bond and guaranteed loan, based of its average life and the currency in which it was originally issued.

               Subsequently, the Federal Executive issued Decree No. 644/02 establishing the steps to be followed by banks to accept the new conditions (conversion at the ARS 1.40 to US$ 1 rate, CER application and modification of the interest rate), for purposes of receiving principal and interest payments on guaranteed loans. If the new conditions are not accepted, the banks receive the securities originally submitted for the swap.

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                         NOTES TO FINANCIAL STATEMENTS

                         AS OF MARCH 31, 2002 AND 2001

    (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          c.2) Financial assistance to the private sector - Maximum rates.

               Decree No. 214/02 established that certain debts in US dollars or other foreign currency to the Financial System, regardless of their amount and nature, be converted into Argentine pesos at the ARS 1 to US$ 1 or its equivalent in any other currency. Furthermore, as from February 3, 2002, the CER and a maximum interest rate determined by the BCRA in Communique "A" 3561 became applicable to such loans. Interest rates are determined on the basis of whether the lender is an entity or an individual and depending on the loan's guarantee, and the interest rate caps are 6% and 8%.

     d)   AMENDMENT OF THE BANKRUPTCY AND INSOLVENCY LAW

          On January 30, 2002, the National Congress enacted Law No. 25,563 whereby it declared a state of productive and credit emergency originated in the Argentine crisis. Such emergency will extend until December 10, 2003. The law established, among other things:

          a) Suspension for 180 days as from the effective date of the law of all insolvency proceedings and court and out-of-court sales (included foreclosures and enforcement of security interests of any origin).

          b) Suspension for 180 days of any petition in bankruptcy. Subsequently, Law No. 25,640 of September 11, 2002, extended such term for 90 days.

          Later, on May 15, 2002, the Federal Government enacted Law No. 25,589 on bankruptcy and insolvency proceedings introducing modifications to the above law. The main changes are:

          a) in 90 days or within the longer term determined by the court, the debtor will have an exclusivity period to submit proposals to reach a compromise with credits.

          b) In bankruptcy proceedings the reinstatement of "cram down", a mechanism whereby it is possible for creditors to take over the indebted companies.

     e)   CER APPLICATION

          Receivables and obligations denominated in foreign currency as of the enactment of Law No. 25,561 were converted into Argentine pesos at the ARS 1 to US$ 1 or ARS 1.40 to US$ 1, as applicable. Such receivables and payables are updated by application of the CER.

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                         NOTES TO FINANCIAL STATEMENTS

                         AS OF MARCH 31, 2002 AND 2001

    (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          Loans converted into ARS will be indexed on the basis of the CER under the above terms, plus a maximum interest rate established by the BCRA, except in the case of (i) loans granted to individuals secured by a collateral constituting the single dwelling home, (ii) personal loans, whether secured by a mortgage or not, originally agreed up to the amount of ARS 12,000, US dollars or its equivalent in other currency, and (iii) personal loans, secured by a security interest or not, originally agreed up to the amount of ARS 30,000, US dollars or its equivalent in any other currency, that will be adjusted as from October 1, 2002, on the basis of a "Coeficiente de Variacion de Salarios" (CVS - Salary Variation Coefficient) that will be published by the Instituto Nacional de Estadistica y Censos (INDEC).

          Law No. 25,642 of September 12, 2002, extended until September 30, 2002, application of the CER established by section 4 of Decree No. 214/02 for all obligations of individuals and/or entities to pay a sum of money not in excess of ARS 400,000.

          The interest rates effective as of February 2, 2002, are to be maintained until the abovementioned date of September 30, 2002, and as from October 1, 2002, the respective loans will accrue lower of that same interest rate or the financial system average rate for such transactions over 2001 as published by the BCRA.

          Rescheduled deposits converted into ARS will be subsequently indexed on the basis of the CER published by the BCRA, that will be applied as from February 3, 2002 (date of publication of Decree No. 214/02), plus a minimum interest rate established by the BCRA.

     f) DEPOSITS. REPROGRAMMING. REPLACEMENT BY FEDERAL GOVERNMENTS SECURITIES (SWAPS I Y II)

          f.1) Reprogramming of balances

               As mentioned in preceding paragraphs, the Federal Executive, through Decree No. 1570/01, established severe restrictions on the withdrawal of funds from banks. Subsequently, authorities issued a series of regulations that altered the original terms and reprogrammed repayment due dates for deposits held by the Financial System. Through a series of Communiques, the BCRA set a schedule for repayment deposits that depended on the currency of denomination and the amount deposited, as follows:

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                         NOTES TO FINANCIAL STATEMENTS

                         AS OF MARCH 31, 2002 AND 2001

    (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     -  Deposits denominated in pesos (fixed-term deposits):

                                          NUMBER OF
       AMOUNT (IN THOUSANDS OF PESOS)    INSTALLMENTS       REPAYMENT SCHEDULE
       ------------------------------    ------------     ----------------------
       From ARS 0,4 and up to ARS 10                4     As from March 2002
       From ARS 10 to ARS 30                       12     As from August 2002
       Larger than ARS 30                          24     As from December 2002

     Reprogrammed deposits, originally stipulated in pesos, shall accrue interest at a nominal annual rate of 7% on outstanding balances, payable on a monthly basis as from February 2002. Installments to amortize the principal of such deposits shall be monthly and consecutive.

     - Deposits denominated in foreign currency switched into pesos at the exchange rate of ARS 1.4 to each US dollar (checking account deposits in excess of US$ 10,000, savings account deposits in excess of US$ 3,000 and fixed-term deposits):

                                          NUMBER OF
       AMOUNT (IN THOUSANDS OF PESOS)    INSTALLMENTS       REPAYMENT SCHEDULE
       ------------------------------    ------------     ----------------------
       From ARS 1.2 and up to ARS 7                12     As from January 2003
       From ARS 7 and up to ARS 14                 12     As from March 2003
       From ARS 14 and up to ARS 42                18     As from June 2003
       More than ARS 42                            24     As from September 2003

     Reprogrammed deposits originally stipulated in foreign currency shall accrue interest at a nominal annual rate of 2% on outstanding balances, payable monthly as from February 2002. Installments to amortize the principal of such deposits shall be monthly and consecutive.

     f.2) Swap I

          Decrees No. 494/02 of March 13, 2002, and 620/02 of April 17, 2002,
          established the general conditions and the procedure through which the owners of deposits in foreign currency and in ARS may exercise the option to receive "Federal Government Bonds in US Dollars at a 2% rate maturing in 2012", "Federal Government Capitalized Bonds in US dollars at LIBOR plus 1% maturing in 2012" and "Federal Government Bonds in Argentine pesos at a 3% rate maturing in 2007", within the term established by Decree No. 620/02, i.e. by April 30, 2002.

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                         NOTES TO FINANCIAL STATEMENTS

                         AS OF MARCH 31, 2002 AND 2001

    (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          For the purpose of improving the conditions of the securities to be issued and to make the above option more attractive, the Federal Executive issued Decree No. 905/02, which established the options that will be available to depositors on the features of their deposits (Swap I). The owners of deposits originally made in foreign currency that were converted into ARS and then reprogrammed will have the option to receive through the Financial Institution where they made their deposit, as total or partial payment of such deposits, "Federal Government Bonds in US dollars at LIBOR and maturing in 2012", at the rate of US$ 100 in nominal value for every ARS 140 deposited.

          On the other hand, the owners of deposits originally made in Argentine pesos in financial institutions and the owners of deposits originally made in foreign currency and that were converted into ARS and rescheduled will have the option to receive through the financial institutions, as a total or partial payment of such deposits, "Federal Government Bonds in Argentine pesos at a 2% rate, maturing in 2007".

          Finally, the owners of deposits, regardless of their currency of origin, that are (a) individuals aged 75 or older, (b) individual that received the deposit amount as severance payments or payment of a similar nature due to labor termination, and (c) individuals undergoing situations that pose a threat to their life, health or physical integrity will have the option to receive through the financial institution, as a total or partial payment of such deposits, for up to the amount that was reprogrammed, "Federal Government Bonds in Us dollars at LIBOR maturing in 2005", at the rate of US$ 100 in nominal value for every ARS 140 deposited.

          The owners of deposits originally made in foreign currency in financial institutions that have a reprogrammed deposit for up to ARS 10,000 will have the option to receive through the financial institution, as a total or partial payment of such deposits, for up to the abovementioned amount "Federal Government Bonds in US dollars at LIBOR maturing in 2005".

          Subject to the provision of guarantees, the BCRA will grant financial institutions advances in pesos for the amounts necessary to acquire the Bonds mentioned above, so that financial institutions are able to supply the bonds requested from them.

          Financial institutions have to secure at least 100% of such advances with assets taken at their book value, according to the rules of the BCRA, following the priority order established by section 15 of such Executive Order.

   /s/ENRIQUE CRISTOFANI                       /s/NORBERTO RODRIGUEZ               Signed for identification purposes
     ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                 with our report dated 10-22-2002
 Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                                     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8

                                             /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
       ALBERTO BANDE                           ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
      Statutory Auditor                           Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

               Finally, the owners of checking accounts, savings accounts and other demand deposits will have the option of acquiring through the financial institution "Federal Government Bonds in US dollars at LIBOR maturing in 2012" and/or "Federal Government Bonds in Argentine pesos at 2% rate maturing in 2007". The owners of checking accounts, savings accounts and other demand deposits who are individuals will have the option of submitting bids for acquiring "Federal Government bonds in US dollars at LIBOR maturing in 2005".

          f.3) Swap II

               On September 17, 2002, the Federal Executive issued Decree No. 1836/02 that established the basis for the second deposit swap. Such decree established the options of deposit owners and modified some sections of Decree No. 905/02.

               For purposes of obtaining such Bonds, the financial institutions must first apply their holding in Federal Government Bonds at a 9% rate maturing in 2002. For the remaining amount of bonds to be subscribed on behalf of depositors, financial institutions may opt between:

               a) Swap them for Federal Government Bonds at a 2% rate in
                  Argentine pesos maturing in 2007 received as a compensation as described in 1.1.b), Federal Government Guaranteed Loans converted into pesos by Decree 471/02 and Provincial Public Sector Debts covered by Decree 1387/01, including those incurred by the Fiduciary Fund for Provincial Development.

               b) Obtaining advances from the BCRA in ARS secured by guarantees in the amount required to acquire the abovementioned Bonds, so that financial institutions may comply with the requests from depositors. Financial institutions will provide security covering such 100% of such advances with assets considered at their book value, according to the BCRA rules, in the order priority established in section 15 of such Decree.

               c) Pay them with their own resources without receiving the BCRA's financial assistance.

     g)   LEGAL ACTIONS

          The measures taken by the Federal Executive in connection with the public emergency situation in political, economic, financial and foreign exchange matters led individuals and business enterprises to lodge constitutional protection actions against the Federal Government and the BCRA on

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          grounds that the Public Emergency Law and its supplementary regulations violate their rights as enshrined in the Argentine Constitution. In addition, given that several courts have ruled that the measures adopted by the Federal Executive are unconstitutional insofar as they restrict the withdrawal of deposits and provide mandatory switching into pesos at the exchange rate of US$ 1 = ARS 1.4, the Bank has been served notice of injunctions, mainly under constitutional protection actions, that order the return of deposits in cash in amounts exceeding those allowed by current regulations and/or the release of rescheduled deposits, and/or the inapplicability of legislation, decrees or regulations issued by National Congress, the Federal Executive or the BCRA.

          On March 11, 2002, the Asociacion de Bancos Publicos y Privados de la Republica Argentina (Argentine Association of Government-owned and Private Banks) and the Asociacion de Bancos de la Argentina (ABA - Argentine Bank Association) filed a "per saltum" appeal with the Argentine Supreme Court under section 195 bis of the Argentine Code of Civil and Commercial Procedure (according to the modification introduced by Law No. 25,561). The appeal was filed for the benefit of government-owned and private banks that are members of such associations and was based on the Argentine institutional and systemic crisis and on the need to comply with effective regulations to attain an ordered and gradual solution for the restrictions affecting the financial system and guaranteeing a plurality of interests. Such appeal seek communication to all federal courts of cases in which precautionary measures have been enforced or are about to be enforced since the effective date of Decree No. 1570/01 until March 11, 2002, against banks that are members of such associations.

          On April 25, 2002, National Congress enacted Law No. 25,587, on Public Emergency and Foreign Exchange System Reform, which sets forth that in court proceedings of any nature where defendants include financial institutions, and the matter of which regards financial loans, receivables, debts, obligations, deposits or reprogramming that could be considered affected by the provisions of Law No. 25,561 and its administrative order and supplementary measures, the precautionary measures provided by Section 230 of the Federal Civil and Commercial Procedure Code shall only be admissible when there were the danger that the maintenance or any alteration, as the case may be, of the status quo, whether under law or de facto, could interfere with the final judgment or render its execution impossible or ineffective. These statutory provisions, matters of public policy, shall be applicable to all cases in process and all precautionary measures pending execution, whatever the date of the court order.

          Finally, on July 24, 2002, the Federal Executive issued Decree No. 1316/02 establishing the temporary suspension for 120 business days of compliance with and enforcement of precautionary measures and final judgments issued in the legal actions referred to in section 1 of Law No. 25,587. Court orders must be recorded in financial institutions in chronological order and the court ordering the measure must be given notice that the financial institution acknowledges such measures.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

               Furthermore, the Bank will report, on a weekly basis, all precautionary measures occurred in such week to the BCRA. Suspended resolutions will be complied with after expiration of the term in their chronological order and within 30 business days. In the case of exceptions to the above rules, the measure will presented to the BCRA that will comply with the court orders on behalf and account of the Bank.

     1.2. IMPACT OF THE MEASURES ON THE BANK'S PARTICULAR SITUATION

          As mentioned in detail in note 1.1., since the last part of the fiscal year ended December 31, 2001, the Bank, the same as the financial system in general, has had to endure a significant impact on its liquidity position mainly due to withdrawals of deposits, constitutional protection actions lodged by depositors, court injunctions and court-ordered immediate measures/1/, the suspension of foreclosures in aid of collection and the issuance of numerous laws, decrees and Ministry of Economy resolutions and BCRA communiques that caused frequent changes in the Bank's position.

          The liquidity crisis became worse during the second quarter of the year, when withdrawal of deposits (the restrictions on withdrawals produced uncertainty which accelerated the process) and the return of deposits in compliance with constitutional protection actions and immediate measures reached its peak.

          The situation described above led the Bank's Management to decide the implementation of a program to bolster the Bank's equity and liquidity. For its part, the Board of Directorss of the BCRA, in exercise of its legal powers, required that the Bank formally submit to the BCRA a reorganization and compliance plan. In middle of August of 2002, the Bank filed with the BCRA the required plan, aimed at bringing the bank into compliance with certain aspects of the statutory minimum cash ratio, which had been affected by the abovementioned liquidity crisis caused by the drop of deposits and by court rulings pursuant to constitutional protection actions brought by depositors as well as changes in prudential regulations. Such plan incorporated actions already taken, mainly the subordination of credit lines previously granted to the Bank and advances to address illiquidity received from the BCRA. The Bank's Board of Directors reported that it had begun performing a plan comprising administrative restructuring, cost cutting and voluntary termination and early retirement of personnel; the Bank also requested a series of additional franchises.
          Other measures under analysis and negotiation include the refinancing of foreign trade transactions and the refinancing of international financing, backed by such customers' transaction flow.

----------
/1/ Generic precautionary measure also referred to as "immediately effective precautionary measure", whose subject matter coincides with the purpose of the general process, whereby a judical resolution is issued without conducting formal proceedings, which are delayed or postponed to safegaurd the exercise of the petitioners' right.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     The situation progressively improved during the third quarter; showing a noticeable decrease in the volume of injunctions ordering payments pursuant to constitutional protection actions, while deposits have reversed their trend from decline to slight growth.

     Detailed below are the measures taken by the Federal Government in effect as of the date of filing these financial statements and which have affected or could affect the Bank's equity and financial position.

     a) COMPENSATION TO FINANCIAL INSTITUTIONS FOR THE EFFECTS OF THE DEVALUATION AND CONVERSION INTO PESOS

          As mentioned in note 1.1.b) the amount that the Bank is to receive in compensation under Decree No. 905 /02 and Communiques "A" 3650 and "A" 3716 as supplemented amount to:

                                                                                                 AMOUNT
                                            ITEM                                          IN THOUSANDS OF PESOS
          --------------------------------------------------------------------------      ---------------------
          (1)  Stockholders' equity as of December 31, 2001                                     1,061,468
          (2)  Net foreign currency positions as of December 31, 2001                           1,094,815
          (3)  40% of net foreign currency positions
                as December 31, 2001 [(2) X 40%]                                                  437,926
          (4)  Adjusted stockholders' equity  [(1) + (3)]                                       1,499,394
          (5)  Stockholders' equity after switch into pesos                                       298,438
          (6)  Compensation to be received (BODEN 2007 - in thousands                           1,200,956
                of pesos) [(4) - (5)]
          (7)  Negative foreign currency position after switch into pesos (a)                  (1,700,935)
          (8)  Compensation to be received to cover the negative foreign currency position:
               -    In Compensation Bonds (BODEN 2007)                                          1,200,956
               -    In advances to be granted by the BCRA                                         499,979
          (9)  Type of government bonds to be received (BODEN 2012
                in thousands of ARS) (a)                                                        1,700,935

          a) Reflecting the negative position in foreign currency after the compulsory switch into pesos of 1,214,954 thousands of US dollars at the exchange rate of US$ 1 = ARS 1.40, which the Bank is to receive in BODEN 2012.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ               with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager      C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          Accordingly, the Bank requested Federal Government Bonds denominated in US dollars at LIBOR for a nominal value of 1,214,953,702 US dollars. Subsequently, on September 11, 2002, the BCRA credited to the Bank's "Central de Registracion y Liquidacion" (CRYL -Registration and Settlement Center) account, i.e. No. 0007213, a nominal value of 727,644,800 US dollars. As of March 31, 2002, the Bank has been recorded under "Other receivables from financial transactions" the compensation to be received in Federal Government Bonds, which amounts to 3,655,164.

          In addition, the advances to be granted by the BCRA so as to acquire the compensation to be received from the Federal Government - BODEN 2012 - for the amount of 499,979 has been recorded under the account "Other liabilities from financial transactions - Other".

          As required by BCRA Communique "A" 3703, the compensation received was recorded in January, 2002, as follows:

          - The gain resulting from the asymmetrical switch into pesos, which amounted to 763,030, was allocated to "Financial Income - Others
               - Gold and foreign currency exchange difference", for the purpose of neutralizing the negative effects of the switch into pesos.

          - The amount of the compensation received for the difference between Stockholders' Equity as of December 31, 2001, and the Stockholders' Equity that resulted from adjusting the net position in foreign currency switched into pesos at the exchange rate US$ 1 = ARS 1.4, amounting to 437,926, was allocated to the Stockholders' Equity account "Unrealized valuation difference from compensation of the net position in foreign currency".

     b)   GUARANTEED LOANS - DECREE NO. 1387/01

          As mentioned in note 1.1 c.1), pursuant to Decrees Nos 1387/01 and 1646/01, the Bank and its subsidiary Santander Riobank - Grand Cayman
          - submitted for the government debt swap a portion of its government securities holdings and/or loans to the Non-financial public sector outstanding as of November 6, 2001, for a nominal value of 1,084,480,968 US dollars; such securities were swapped into Guaranteed Loans amounting to 1,105,865 thousands of US dollars.

          Subsequently, the Federal Executive established, by Decree No. 644/02, the steps that the financial institutions were to follow to accept the new conditions so as to receive the payments of principal and interest related to the Guaranteed Loans. In this respect, on May 22 and July 18, 2002, the Bank accepted the changes to the conditions of the Guaranteed Loans mentioned above. Consequently, the nominal value finally swapped by Banco Rio de la Plata S.A. amounted to US$ 963,165,619 and the Guaranteed Loans such securities were swapped into amounted to 981,298 thousands of US dollars.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          Such guaranteed loans are recorded in the financial statements under the account "Loans - To the nonfinancial public sector" in the amount of 2,191,738, net of discounts.

          Moreover, the Bank has presented before Banco de la Nacion Argentina, in its capacity as fiduciary agent of the Fiduciary Fund for Provincial Development, provincial governments securities and loans granted to the Provincial Public Sector with a nominal value of US$ 568,365,448 to execute the swap established by Decree No. 1378/01 which, to date, has not yet been documented. Such transaction has been recorded as "Loans - To the nonfinancial public sector" in such amount plus the related accrued and pending as of March 31, 2002, converted into pesos at the exchange rate of USD 1 = ARS 1.4 and adjusted by the CER, as provided by Decrees Nos. 1387/01 and 471/02.

     c)   APPLICATION OF THE CER

          As mentioned in note 1.1.e), the Bank adjusted by the CER the loans that were switched into pesos, as well as the deposits switched into pesos and reprogrammed. This adjustment is recorded in the statement of income under "Financial Income - Adjustment for CER clause" and the "Financial Expense - Adjustment for CER clause" accounts, respectively. The Bank, through ABA has claimed from appropriate authorities compensation for the negative effects to its equity caused by the CER being applied unequally to deposits and loans.

     d) DEPOSITS. BALANCE REPROGRAMMING. SWAPS FOR GOVERNMENT BONDS (SWAPS I AND II)

          As mentioned in note 1.1.f), by the respective exercise date, the Bank's depositors had taken the following options as regards swapping their deposits for Government Bonds:

                                                                 AMOUNT
                                                             IN THOUSANDS OF
                                ITEM                             PESOS
                  ----------------------------------         ---------------
                  Section 2 of Decree No. 905/02                     296,140
                  Section 3 of Decree No. 905/02                      19,578
                  Section 4 of Decree No. 905/02                      69,366
                  Section 5 of Decree No. 905/02                       6,253
                  Section 24 of Decree No. 905/02                        848
                                                             ---------------
                  Total                                              392,185
                                                             ---------------

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          The total amount swapped was 392,185, which represents 5.39% of total deposits as of March 31, 2002 and 17.10% of deposits eligible to opt for the swap.

          The Decree No. 905/02 established the proceeding to be followed by financial institutions to award the Federal Government Bonds to depositors. It established that the BCRA will grant advances in pesos for the amounts required for the acquisition of such Bonds and that such advances have to be secured, at least by 100%, with assets according to the priority established in such decree.

          Subsequently, on September 17, 202, the Federal Executive issued Decree No. 1836/02 that provided that Financial Institutions were allowed to subscribe - in part or in full - the Bonds to be allotted to depositors by swapping them for "Federal Government Bonds in Pesos 2% 2007", "Federal Government Bonds 9% 2002", "Guaranteed Loans - Decree No. 1387/01" and "Provincial Government Sector Debts" that had been accepted for the swap transaction provided by Decree No. 1387/01, including the assistance to the Fiduciary Fund for Provincial Development. As of the date of issuance of these financial statements, the Bank swapped its holdings of "Federal Government Bonds 9% 2002" for an amount of 266,943, while it had not yet received the Bonds to be allotted to depositors. Accordingly, the Bank had been unable to begin to deliver to its depositors the Bonds mentioned above.

          In addition, Decree No. 1836/02 established the basis for Swap II of Financial System deposits, which holders of such deposits are entitled to opt for. As of the date of issuance of these financial statements, the BCRA has not issued the procedural rules related to this swap transaction.

     e)   LEGAL ACTION

          As mentioned in note 1.1.g), the Bank has received notice of court injunctions, mainly under constitutional protection actions, that order the reimbursement of cash deposits for amounts exceeding those established by current legislation and regulations and/or the release of reprogrammed deposits and/or the inapplicability of legislation or regulations, as the case may be, issued by National Congress, the Federal Executive or the BCRA. It should be noted that injunctions under constitutional protection actions and immediate measures order that payments be made partially in foreign currency (US dollars) or their equivalent in Argentine pesos at the freely floating exchange rate. Meanwhile, to date, the substance of the matter, that is to say whether the switch into pesos is constitutional has not been decided by the Supreme Court of Justice.

          As of March 31, 2002, the amounts paid pursuant to constitutional protection actions brought against the Bank amounted to about thousands of pesos 255, paid out in such currency, and thousands of US$ 188,326 paid out on in pesos at the freely floating exchange rate. Subsequently,

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          the payments in compliance with injunctions under constitutional protection actions amounted to about 125 million pesos and 89 million US dollars. Consequently, as of September 30, 20002, the Bank had paid thousands of pesos 385,151, actually paid in that same currency, and thousands of US$ 275,108 paid out in pesos at the freely floating exchange rate.

          In connection with Decree No. 1316/02, as of September 30, 2002, the Bank had received notice of 5,825 precautionary measures amounting to thousands of ARS 39,930 plus thousands of US$ 120,320.

          As of the date of issuance of these financial statements, neither Federal, Buenos Aires City or Provincial Courts had ruled on the substance of the matter addressed in the legal actions of reference, accordingly, the final outcome of the claims is unknown. Meanwhile, the Bank, through ABA, has claimed from the Ministry of Economy and the BCRA compensation for the negative effects on its equity generated by the settlement of deposits at an exchange rate differing from the one established by current legislation and regulations.

          Consequently, as of March 31, 2002, the exchange rate difference resulting from complying with the injunctions ordering payments at the freely floating exchange rate is recorded under the account "Other Receivables - Miscellaneous receivables", for an amount of 41,274, and has been fully provisioned.

     f)   LIQUIDITY SITUATION

          The BCRA by Communique "A" 3498 introduced changes to the minimum cash and minimum liquidity requirements systems. The minimum cash requirements thus imposed are higher than before.

          Subsequently, the BCRA provided that for the period November 2001 through February 2002, the minimum cash and minimum liquidity requirements and the related cash and liquidity actually held are to be calculated as an average over such four-month period, that is to say that the aggregate over such period of the daily balances of the items comprised is to be divided over the total number of days in the period.

          Finally, the BCRA issued Communique "A" 3732 that established the regulatory system for minimum application of resources originated in on-demand and term deposits in pesos. The items included are mainly deposits and other liabilities from financial transactions on-demand in pesos and fixed-term deposits subject to indexation by the CER. The requirement was set at 18%.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          To cover the decrease in deposits, in July 2002 the Bank obtained from the BCRA advances to cover situations of temporary illiquidity, which, as of the date of issuance of these financial statements, amounted to 415,064. In guarantee of such assistance, the Bank executed a first-degree security agreement whereby it pledged in favor of the BCRA a portion of the Bank's credit rights under the Guaranteed Loan Agreement executed on December 7, 2001, amounting to 662,608, in accordance with the provisions of Decree No. 1387/01, as supplemented and amended.

          The "Plan to Reinforce the Banco Rio de la Plata S.A." against the economic and financial effects mentioned in the preceding points, which are exogenous and totally beyond the scope of its management decisions, included, among others, the following measures:

          a)   refinancing of foreign trade loans amounting to US$ 124 million,

          b) refinancing international payables amounting to US$ 567 million, backed by the cash flow of transactions with such customers,

          c) Launching a campaign whereby discounts are granted on purchases made with the Bank's debit card in supermarkets, shopping centers, cinemas, and other establishments. This loyalty building campaign was imitated by the Bank's competitors.

          d) Subordination of credit lines amounting to US$ 161.5 million previously granted to the Bank by the Santander Central Hispano
               (SCH) Group, in line with the provisions of BCRA Communique "A" 2264 as supplemented, so that they may be computed as supplementary capital towards the Bank's minimum capital requirements.

          The Bank has requested from the BCRA a series of reliefs from charges and franchises related to minimum cash requirements, in view of the special and infrequent illiquidity conditions in the financial market. The oversight agency is analyzing the issue.

     g)   BCRA INFORMATION REQUIREMENTS

          The BCRA issued a series of Communiques related to its monthly accounting information requirements whereby, as an exception, it provided postponements, suspensions and new due dates, as well as additional information requirements also on an exceptional basis. The information involved included trial balances, information on debtors to the financial system, makeup of groups of companies and minimum capital requirements and capital actually held. Such changes also affected the filing of financial statements for the quarters ended March 31, June 30, and September 30, 2002.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

               The BCRA by Communique "A" 3599, suspended the requirements to file the information for January and February 2002 on debtors to the financial system, makeup of groups of companies, and minimum capital requirements and capital actually held.

               Communique "A" 3687 set a new due-dates calendar, which was abrogated by Communique "A" 3691.

               After issuing various Communiques postponing or suspending the filing of information under the reporting systems, the BCRA through Communique "A" 3760 of October 4, 2002, and supplementary regulations set the definitive schedule of due dates for trial balances, report on financial system debtors and makeup of groups of companies, statements of the local banks consolidated with their significant local and foreign branches and subsidiaries, and the respective consolidated statement of debtors.

               On October 23, 2002, the financial institutions will file with the BCRA, the Pro-forma balance sheets as of December 31, 2001, which will include the effects of Law No. 25,561, and the Decrees and Regulations that constitute its administrative order.

               As of the date of issuance of these financial statements, the Bank has filed with the BCRA the monthly trial balances and financial statements consolidated with significant local and foreign branches and subsidiaries for January, February and March 2002.

          The negative effects for the financial system as a whole and for the Bank in particular, of the situations described above are related to the deep iliquidity, the impact of the devaluation of the peso, and the switching of obligations and deposits into pesos and their consequences on the recoverability of government and private sector loans, reduced profitability and the mismatch of terms and currencies.

          In addition, the measures taken by the Federal Executive (Decrees No. 905/02 and 1836/02) allowed progress towards the compensation for the asymmetrical switch into pesos and coverage of the foreign currency position. Swap I of reprogrammed deposits for federal government bonds allowed depositors to choose to take such bonds in exchange for their receivables and, as from October 1, 2002, banks are authorized to reimburse part of such deposits in cash (in the case of the Bank, such reimbursement will amount to ARS 10,000 plus the CER). Moreover, swap II of deposits for bonds began on October 1, 2002.

          However, the search for solutions to Argentina's economic and financial situation will require further measures. For example, the possibility of covering deposits with some form of insurance, the settlement of private sector loans with bonds, the lifting of the suspension of foreclosures on assets provided as

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          collateral, the lifting of the suspension of CER application, compensation to financial institutions for the suspension of the CER, the resolution of constitutional protection actions, compensation due to financial institutions for having returned - by court order pursuant to constitutional protection actions - deposits in dollars at the floating exchange rate, differentiated application of the CER to assets and liabilities, and the maturity of reprogrammed deposits. As of the filing date of these financial statements, other issues key to the Argentine economy remain pending resolution; these include the restructuring of the Financial System, closing an agreement with the International Monetary Fund and initiating negotiations with foreign creditors.

          As of the filing date of these financial statements, the Bank has increased its portfolio of deposits and its transaction volume, has come into compliance with the minimum cash ratio and, unless there arise situations beyond its control, the Bank's Management expects to maintain the equilibrium achieved. In addition, the BCRA and the Bank are continually evaluating the measures included in the Plan referred to above and the performance and outcome of the actions undertaken by the Bank.

          The Bank's Management hopes that the Federal Government will redress the profound imbalance resulting from complying with court injunctions under constitutional protection actions and immediate measures, especially due to the impact of the differences between the exchange rates ordered in the court injunctions and that provided in the rules governing the switch into pesos of deposits, and that it will compensate the financial loss for the system and overall and for the Bank caused by the application of the CVS instead of the CER. In this respect, the Bank has reported these prejudices to the authorities and expressly reserved its right to bring claims in such connection.

          The Bank's Management is continually assessing the magnitude of the impact that the abovementioned economic measures could have on its equity and financial position.

     These financial statements have been prepared assuming that the Bank will continue as a going concern, based on the understanding that the restructuring of the financial system as a whole, the restructuring of public sector and the implementation of the Bank's own plans, will allow it to continue its operations and meet the liquidity and solvency ratios required by the BCRA and, accordingly, these financial statements do not include adjustments related to the recoverability of the assets amounts booked or the sufficiency of liabilities that may be necessary to resolve favorably the situations described above.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

2. THE BANK CORPORATE SITUATION. MERGER WITH ORIGENES VIVIENDA Y CONSUMO COMPANIA FINANCIERA S.A. (FORMER, ORIGENES VIVIENDA S.A.) AND SALE OF THE EQUITY INTEREST IN SANTANDER RIOBANK (GRAND CAYMAN)

     a)   THE BANK'S CORPORATE SITUATION

          To date, SCH Group owns, directly and through Administracion de Bancos Latinoamericanos Santander S.L. and other SCH Group companies, and also taking into account the exercise in January 2002 of call options
          - acquired in September 1998 - on shares owned by Merrill Lynch International (holder of the rights and obligations of the Bank's former controlling shareholders), classes "A" and "B" shares of Banco Rio de la Plata S.A., such shares represent 98.85% of capital stock equivalent to 99.23% of votes.

          As from 1997, the Bank lists its stock on the Buenos Aires Stock Exchange (BCBA) and on the New York Stock Exchange (NYSE) and, since 1999, on the Latin-American Euro Stock Exchange (Latibex) in Spain. The Shareholders' Meeting of Banco Rio de la Plata S.A. of April 27, 2001, agreed, among other things, to delist from the NYSE the "American Depository Receipts" (ADRs) which represent Bank shares because of the low number of holders and volume traded. On December 14, 2001, the Bank's ADRs were suspended and de-listed from the NYSE, as instructed by the SEC.

          In 1997, as a consequence of the commitments made upon the execution of the Bank's stock transfer to the current controlling stockholders, a management agreement was entered into with SCH Group for a 10-year term with a 10% annual retribution of Bank's net income of each year, before income tax.

     b) MERGER WITH ORIGENES VIVIENDA Y CONSUMO COMPANIA FINANCIERA S.A. (FORMER, ORIGENES VIVIENDA S.A)

          On January 3, 2002, controlling shareholders of Banco Rio de la Plata S.A. and Origenes Vivienda y Consumo Compania Financiera S.A. (former Origenes Vivienda S.A., company fully and indirectly controlled by SCH Group) signed an agreement to merge both companies, whereby all transactions of the absorbed company, Origenes Vivienda y Consumo Compania Financiera S.A., are assumed by the absorbing company, Banco Rio de la Plata S.A. In this connection, on March 23, 2002, Banco Rio de la Plata S.A. and Origenes Vivienda y Consumo Compania Financiera S.A. executed an assets sale agreement whereby Origenes Vivienda y Consumo Compania Financiera S.A. transferred to Banco Rio de la Plata S.A. , at book value, its loan portfolio, which amounted to about 179,084, net of allowances. Once it has been approved by authorities, such merger shall have retroactive legal effect as from January 1, 2002.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     c)   SALE OF THE EQUITY INTEREST IN SANTANDER RIOBANK (GRAND CAYMAN)

          On January 4, 2002, an agreement was signed for the purchase of Santander Riobank (Grand Cayman)'s stock, whereby Banco Rio de la Plata S.A. sells Santander Overseas Bank Inc. its 100% equity interest in Santander Riobank (Grand Cayman). The price of this sale was set on the basis of a valuation made by an independent third party, and did not give rise to any significant gain or loss. As of the date of issuance of these financial statements, Santander Overseas Bank Inc. had fully settled this transaction.

3.   SIGNIFICANT ACCOUNTING POLICIES

     3.1. COMPARATIVE INFORMATION

          As required under Technical Resolution No. 8 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE), Resolution No. 89/88 of the Professional Council in Economic Sciences of Buenos Aires City and the BCRA standards, the financial statements for the three-month period ended March 31, 2002 are presented comparatively with those of the prior year. To such end, and as explained in note 3.3., the financial statements for the three-month period ended March 31, 2001, were restated into constant pesos as of March 31, 2002, by applying the adjustment coefficient derived from the wholesale domestic price index published by the INDEC, considering that all accounting measurements predating January 1, 2002, were already expressed in current pesos as of December 31, 2001.

          On the other hand, through Communique "A" 3345, the BCRA amended the accounting information of quarterly/annual financial information and, specifically, the regulations related to reporting and disclosure of the financial statements of financial institutions effective through September 30, 2001. Consequently, in accordance with such regulations, the financial statements as of March 31, 2001, were reclassified only for comparative purposes with the financial statements of the quarter ended March 31, 2002.

     3.2. PROCEDURE TO INCORPORATE THE BUSINESS ACTIVITIES OF THE GRAND CAYMAN BRANCH

          The financial statements as of March 31, 2002 and 2001 include the figures of the Bank's activity in Argentina and in the Grand Cayman branch.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager      C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          The procedure followed to incorporate the accounts of the foreign branch into these financial statements was:

          a) The financial statements of the foreign branch have been adapted to generally accepted accounting principles in Argentina and the standards of the BCRA. These financial statements originally expressed in U.S. Dollars (US$) were then translated into pesos as described below:

               . Assets and liabilities were translated into pesos as described in note 3.4.a) below.

               . The translation difference on Bank Premises and Equipment and Other Assets was credited to "Adjustments to Stockholders' Equity-Adjustment to Capital".

               . Assigned capital was reflected at the peso amounts remitted by Head Office and recorded in the Head Office books.

               . Retained earnings were determined as the difference between assets, liabilities and assigned capital, translated into pesos as indicated above.

               . Income statement accounts were converted into pesos as described in note 3.4.a) below. The difference between the sum total of the amounts thus obtained and the overall income of each period (difference between retained earnings at the beginning of the period and retained earnings at the end of the period) were allocated to the account "Foreign exchange difference - Investment in foreign branches", net of the effect of inflation on the investment at the beginning of the fiscal year.

          b) Intercompany transactions between the foreign branch and the Head Office were eliminated from both the Balance Sheet and the Statement of Income.

     3.3. RESTATEMENT OF THE HEAD OFFICE'S AND LOCAL BRANCHES' FINANCIAL STATEMENTS IN EQUIVALENT PURCHASING POWER

          The financial statements have been prepared from the Bank's books of account in conformity with the accounting standards of the BCRA.

          The financial statements fully recognize the changes in the purchasing power of the Argentine peso through August 31, 1995, by the application of the method for adjustment by the restatement into

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          constant pesos set forth in Technical Resolution No. 6 of the FACPCE, by using adjusting coefficients derived from the wholesale price index published by the INDEC and in accordance with the BCRA Communique "A" 3702 as supplemented, and Argentine National Securities Commission
          (CNV) General Resolution No. 415/02.

          Under the abovementioned method, the accounting measures were restated into constant pesos through August 31, 1995. Thereafter, due to the stable economic conditions prevailing and as provided by CNV General Resolution No. 272 and BCRA Communique "A" 2365 and as accepted by generally accepted accountings principles in Argentina, the accounting measures were not restated until December 31, 2002. Pursuant to BCRA Communique "A" 3702 as supplemented and CNV General Resolution No. 415/02, application of the method was resumed as from January 1, 2002; all accounting measures prior to such date are considered expressed in current pesos as of December 31, 2001.

     3.4. VALUATION METHODS

          The main valuation methods used in the preparation of the financial statements have been as follows:

          a)   FOREIGN CURRENCY ASSETS AND LIABILITIES:

               They were converted at the selling exchange rate of the Banco de la Nacion Argentina effective for each currency as of the last business day of each period. Any exchange differences have been credited/charged to income of each period.

          b)   GOVERNMENT AND PRIVATE SECURITIES:

               .    Listed government securities:

                    . Holdings in investment accounts: through Communique "A" 3278 dated May 29, 2001, the BCRA made amendments to the method for valuing securities classified as held in investment accounts that had been provided in Communique "A" 3039. Due to this amendment, as of March 31, 2002 each security was valued at original cost, increased by a compound interest formula on the basis of the internal rate of return and the time elapsed since acquisition. For holdings carried over from before the new method came into effect, original cost was considered to be the book value of such holdings as of May 31, 2001, plus the internal rate of return as from such date, as required by Communique "A" 3278 as supplemented by the BCRA.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                         As of March 31, 2001, each security was valued at acquisition cost increased by the interest rate of the current coupon at period-end, with a limit of 120% of market value as of such date, if applicable. On the other hand, the BCRA, through Communique "A" 3303 dated July 20, 2001, extended the transitory suspension of the abovementioned cap equivalent to 120% of market value provided by Communique "A" 3269 of May 9, 2001.

                         Any differences between acquisition cost and the valuation described in the preceding paragraphs have been credited/charged to income of each period.

                    . For trading or financial transactions: they have been valued at the listed price of each security at each period-end. Any differences in listed price have been credited/charged to income of each period.

               .    Unlisted government securities:

                    They have been valued at residual nominal value plus interest accrued at each period-end.

               .    Investment in listed private securities:

                    . Debt securities and Equity securities: valued at their listed price in effect as of each period-end, net of estimated selling expenses. The differences in listed price were charged/credited to income for each period.

          c)   GUARANTEED LOANS - DECREE NO. 1387/01:

               As mentioned in note 1, as of March 31, 2002, Guaranteed Loans have been valued at the swap values established by the Ministry of Economy as of November 6, 2001, plus the related interest accrued through period-end, translated into pesos at the ARS 1.40 = US$ 1 exchange rate and adjusted to the CER. These Guaranteed Loans are registered in the financial statements as "Loans - To the nonfinancial public sector" totaling 2,191,738, net of discounts,.

               As provided for by BCRA Communiques "A" 3366 and "A" 3385, the initial value of guaranteed loans coincided with the prior accounting value of federal government securities (classified and valued as "investment accounts" or "for intermediation or purchase", under BCRA accounting rules) and/or loans as of the date of the swap, giving rise to no income at all as a result of the recognition of the swap, since the positive difference derived from the swap values established by the Ministry of Economy and the accounting value of the instruments swapped was reflected in an asset regularization account. The balance of such account will be allocated monthly to income in proportion to the term of each guaranteed loan.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          d)   INTEREST ACCRUAL:

               Interest has been accrued by the straight-line method in the periods in which it was generated, except interest on transactions maturing in more than 92 days, on which interest has been accrued according to a compound interest formula.

          e)   CER ACCRUAL:

               As mentioned in note 1, as of March 31, 2002, receivables and payables have been adjusted to the CER as follows:

               . Guaranteed loans: they have been adjusted under Resolution 50/02 of the Ministry of Economy, which resolved that the CER effective 10 (ten) business days prior to the maturity date of the related service will be considered for yield and repayments of these loans.

               . Other loans and receivables from sale of assets: they have been adjusted under Communique "A" 3507 and supplementary ones of the BCRA, which resolved that the payments through September 30, 2002, will be made under the original terms of each transaction and will be booked as prepayments, where as from February 3, 2002, the principal was adjusted to the CER prevailing on March 31, 2002, deducting the prepayments mentioned above as from the payment date, except those subject to the provisions of Decrees Nos. 762/02 and 1242/02, which excluded the application of that coefficient from some mortgage, pledge, personal and other lines of credit.

               . Deposits and other assets and liabilities: the CER prevailing on March 31, 2002 was applied.

          f) SECURITIES AND FOREIGN EXCHANGE RECEIVABLE OR DELIVERABLE ON SPOT AND FORWARD TRANSACTIONS PENDING SETTLEMENT:

               . In foreign currency: they have been valued at the selling exchange rate of the Banco de la Nacion Argentina prevailing at close of business at each period. Any exchange differences were charged/credited to income for each period.

               .    In government securities related to repurchase agreements:

                    . In investment accounts (government securities): as of March 31, 2001 such holdings have been valued at acquisition cost increased by the interest rate of the current coupon through March 31, 2001, with a limit of 120% of market value as of the same date, if applicable.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                         Any differences between original costs and those arising from the calculation explained in the preceding paragraph were allocated to income for the period.

                    . In trading securities (government and private): as of March 31, 2001, they have been valued at the listed price of each security at period-end. Listed price differences have been credited/charged to income of the period.

               . Financial instruments related to repurchase agreements with the BCRA: as of March 31, 2001, they have been valued at acquisition cost plus interest accrued but not collected at period-end.

          g) AMOUNTS RECEIVABLE AND PAYABLE UNDER SPOT AND FORWARD TRANSACTIONS PENDING SETTLEMENT:

               Such amounts were valued at the price agreed upon for each transaction plus the respective premiums accrued at each period-end.

          h)   CORPORATE BONDS PURCHASED-UNLISTED:

               They have been valued at acquisition cost plus interest accrued but not collected at each period-end.

          i)   COMPENSATION TO BE RECEIVED IN FEDERAL GOVERNMENT BONDS:

               As mentioned in note 1, the Bank determined the amount of the compensation to be received for the negative on its equity of the switch into pesos of receivables and payables denominated in foreign currency, in accordance with the methodology mentioned in such note.

               Pursuant to Decree No. 905/02, the Bank decided to apply the compensation amount to subscribe an amount such as to cover its net negative position in foreign currency, for a nominal value of US$ 857,825,000. Also, given that the net position mentioned exceeded the compensation to be received, the Bank decided to take an advance from the BCRA in the amount of 499,979, to subscribe the Bonds necessary to compensate such position.

               As of March 31, 2002, the Compensation that the Bank is to receive from the Federal Government Bonds in US dollars is recorded under "Other receivables from financial transactions - Others not included in Debtor Rating Standards", and was valued at residual nominal value plus interest accrued as per the issuance conditions, converted into pesos in accordance with the method described in note 3.4.a).

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          j)   CERTIFICATES OF PARTICIPATION IN FINANCIAL TRUST-UNLISTED:

               They have been valued at nominal value plus interest accrued but not collected at each period-end.

          k)   ASSETS COVERED BY FINANCING LEASES:

               Such assets were booked at the present value of the unaccrued amounts (the periodic installments and the previously stipulated net book value) calculated according to the conditions agreed upon in the related agreements and applying the respective imputed interest rates.

          l)   INVESTMENTS IN OTHER COMPANIES:

               . Interest in Financial Institutions, complementary and authorized activities: they have been valued by the following methods:

                    .    Subsidiaries - local:

                         Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Gire S.A., were valued by the equity method.

                    .    Subsidiaries - foreign:

                         As of March 31, 2001, Santander Riobank (Grand Cayman)
                         - See note 2.c) - was valued by the equity method, converted into pesos in accordance with the method described in note 3.4.a).

                    .    Affiliates - local:

                         Origenes Vivienda y Consumo Compania Financiera S.A. (former Origenes Vivienda S.A.), was valued by the equity method.

                    .    Affiliates - foreign:

                         Bladex S.A. was valued at acquisition cost in foreign currency plus stock dividends received at nominal value converted into pesos as described in note 3.4.a) above.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

               .    In other companies:

                    .    Affiliates - local:

                         Banelco S.A., Visa Argentina S.A. and Interbanking S.A., were valued by the equity method.

                         Rio Compania de Seguros S.A. and Caminos de las Sierras S.A., were valued at their acquisition cost; the limit on the proportional equity value having been calculated based on the shareholders' equity of the issuing companies according to the last financial statements available.

                         Other local affiliates were valued at acquisition cost while the company has recorded allowances for impairment in value for the amounts by which the recorded values of equity interests in other unlisted affiliate companies exceed their value as calculated by the equity method on the basis of the latest available financials statements.

                    . Affiliates - foreign: were valued at acquisition cost and were converted into pesos in accordance with the method described in note 3.4.a).

               As from the effective date of Law No. 25,063, the dividends, in cash and in kind, received by the Bank for its investments in other companies in excess of their accumulated taxable income upon distribution thereof, will be subject to a 35% income tax withholding as sole and final payment.

               The Bank has not charged income tax since it estimates that the dividends from earnings recorded by the equity method would not be subject to such tax.

               On the other hand, the stock purchase agreement whereby Banco Rio de la Plata S.A. sold its entire equity interest in Prestamos de Consumo S.A. to Santander Merchant S.A., was signed on December 31, 2001.

          m)   BANK PREMISES AND EQUIPMENT AND OTHER ASSETS:

               They have been valued at acquisition cost plus increases from prior-year appraisal revaluations, restated as explained in note 3.3., less related accumulated depreciation calculated in proportion to the months of estimated useful life of the items concerned. The net book value of bank premises and equipment and other assets taken as a whole does not exceed their recoverable value.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          n)   INTANGIBLE ASSETS:

               They have been valued at acquisition cost restated as explained in note 3.3., less related accumulated amortization calculated in proportion to the months of estimated useful life of the items concerned.

          o)   OPTIONS (SEE NOTE 13):

               .    Call options sold:

                    They have been valued at the listed prices of the underlying shares in effect at each period-end. Price differences have been charged/credited to income of each period.

               .    Call and put options purchased and put options sold:

                    They have been valued at the strike price.

          p) CERTIFICATES OF DEPOSIT AT A VARIABLE INTEREST RATE - COMMUNIQUE "A" 2482, AS SUPPLEMENTED. HEDGE OPTIONS (SEE NOTE 14):

               The variable interest rate and the hedge of these investments, which have been traded for terms exceeding 180 days, were accrued for based on the variation in the price of financial assets or financial assets ratios, which are habitually listed on the domestic and international markets. The premiums paid on the execution of agreements involving financial instruments to hedge the income from certificates of deposit were accrued over their respective effective terms.

          q)   LOANS AND DEPOSITS OF GOVERNMENT SECURITIES:

               Valued at the listed price in effect for each security as of each period-end, plus the respective accrued interest. The differences in listed price were charged/credited to income of each period.

          r)   ALLOWANCE FOR DOUBTFUL ACCOUNTS AND FOR CONTINGENT COMMITMENTS:

               Recorded on the basis of the uncollectibility risk estimated regarding the Bank's credit assistance, which results from the assessment of the compliance degree of borrowers and the securities for the respective transactions under Communique "A" 2950 as supplemented by the BCRA.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

               The BCRA by Communique "A" 3418, dated January 3, 2002, provided
               - regarding the classification of debtors in January 2002 -- that the past-due terms marking the limits for classification levels 1 (Normal situation) and 2 (Special monitoring / Inadequate compliance) should be extended by 31 days both for the commercial and consumer portfolios.

               Subsequently, on February 7, 2002, the BCRA issued Communique "A" 3463, whereby it extended the admissible past-due terms by another 31 days, further to the abovementioned extension. In addition, the BCRA established that for February 2002, the past-due terms admissible for the abovementioned classifications were to be 62 and 121 days, respectively.

               Regarding the determination of the allowances for loan losses for the monthly periods March through June 2002, the BCRA issued Communique "A" 3630 dated June 10, 2002, whereby it allowed applying to debtors classified in situation 2 (Special monitoring/Inadequate compliance) and 3 (With problems/Deficient compliance) having incurred up to 62 and 121 days of arrears, respectively, the provisioning percentages of category 1 (Normal situation) and 2 (Special monitoring/Inadequate compliance), respectively.

          s)   EMPLOYEE TERMINATION PAY:

               The Bank expenses employee termination pay when disbursed.

          t)   STOCKHOLDERS' EQUITY ACCOUNTS:

               They have been restated as explained in note 3.3., except "Capital stock" which has been left at its original value. The adjustment required to restate it is included in the "Adjustments to Stockholders' Equity-Adjustment to Capital" account.

          u)   INCOME STATEMENT ACCOUNTS:

               Statement of income accounts have been restated into constant pesos at the end of each period, as follows:

               . The accounts accumulating monetary transactions (financial expense and income, service charge expense and income, provision for loan losses, operating expenses, etc.) were restated by applying the adjustment coefficients to the historical amounts accrued on a monthly basis.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

               . Accounts that reflect the effect on income of the sale, retirement, or consumption of non-monetary assets were computed on the basis of the restated values of such assets, in accordance with the method described in note 3.3.

               . Income (loss) from equity interests in subsidiaries was computed on the basis of the income (loss) of such companies adjusted by the method described in note 3.3.

               . The effect derived from inflation for maintaining monetary assets and liabilities has been recorded in three accounts:
                    "Monetary loss on financial transactions", "Monetary loss related to operating expenses" and "Monetary loss on other transactions".

4.   CREDIT ASSISTANCE

     a)   CREDIT ASSISTANCE TO THE NON-FINANCIAL PUBLIC SECTOR

          As a consequence of the enactment of the Law on Public Emergency and Exchange System Reform and the suspension in payment of the public debt, the fulfillment of such obligations is conditioned by the Federal Treasury's lack of resources and the continuance of the fiscal deficit of municipal, provincial and federal public accounts, which inevitably resulted in significant public indebtness. Consequently, the Ministry of Economy has been empowered to enter into negotiations and adopt any necessary measures to restructure the debt of the Federal Government.

          In this respect, on February 27, 2002, the Federal Government and the provinces signed the Agreement on Financial Relations and bases for a Federal Tax Revenue-Sharing system whereby, among other provisions, the Federal Government is entrusted by provincial governments with the duty to renegotiate provincial public debts, which may be restructured under the same terms and conditions as the federal public debt.

          Subsequently, Decrees No. 471/02 and 644/02 established the treatment applicable to debts originally assumed in US dollars or other foreign currencies by the federal, provincial, and municipal public sectors when such obligations are subject to Argentine law regarding the regulatory framework provided for in Law No. 25,561 and Decree No. 214/02.

          As of March 31, 2002, the Bank carries the following receivables from the Non-financial public sector:

          . Municipal, provincial and federal public bonds in the amount of 928,195 as broken down below:

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                                 AMOUNT AS OF      AMOUNT AS OF
                                          ITEM                                    31-03-2002      31-12-2001 (*)
               -------------------------------------------------------------    --------------    --------------
               .   External bills of the Argentine Republic in US$                     536,283           179,208
               .   Fixed-rate Bonds of the Argentine Republic - 2002
                    -9%                                                                285,871           192,634
               .   Tax credit certificates (See note 9)                                 89,695            57,371
               .   Global External Bonds of the
                    Argentine Republic - 2008                                            5,080                62
                   Other                                                                11,266             4,873
                                                                                --------------    --------------
                                     TOTAL                                             928,195           434,148
                                                                                ==============    ==============

               (*) In currency as of December 31, 2001.

          . Credit assistance to the municipal, provincial and federal public sector for 2,869,607, whose origin may be classified as follows:

                                                                                 AMOUNT AS OF      AMOUNT AS OF
                                            ITEM                                  31-03-2002      31-12-2001 (*)
               -------------------------------------------------------------    --------------    --------------
               .   Guaranteed loans - Decree No. 1387/01 - (net of
                    discounts) (1)                                                   2,191,738         1,494,604
               .   Other loans to the federal public sector (Provincial
                    Development Trust Fund)                                            570,632           388,889
               .   Loans to the provincial public sector and its
                    decentralized entities:
                   Province of Santa Fe                                                 41,819            28,500
                   Housing Institute of the Province of Misiones                         7,127             4,857
                   Roadworks Administration of the Province of Chubut                    2,696             1,780
               .   Loans to the municipal sector and its decentralized
                    entities:
                   Municipality of Lujan de Cuyo - Province of Mendoza                   1,657             1,129
                   Municipality of Godoy Cruz - Province of Mendoza                         --               167
               .   Loans to other entities of the public sector:
                   Yacireta Binational Entity                                           29,417            22,272
                   National Institute for Retires and Pensioners                         7,174             5,500
                   All other credit assistance to the public sector                     47,304            29,869
                   Unearned collections                                                (29,957)               --
                                                                                --------------    --------------
                                     TOTAL                                           2,869,607         1,977,567
                                                                                ==============    ==============

               (*) In currency as of December 31, 2001.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          (1) Including 845,661 related to loans granted to the provincial public sector subject to the swap under Decree No. 1387/01 (See note 1.2.b)), converted into pesos at the ARS 1.40=US$ 1 exchange rate and including the CER accrued as of March 31, 2002.

               As to guaranteed loans, under Decree 1387/01, during the months of April to October, the Bank collected 37,481 in interest on such loans.

          . Additionally, under "Other receivables from financial transactions - Other not included in Debtor Rating Standards", and as detailed in note 3.4.i), the Bank recorded the compensation to be received in BODEN 2012 for 3,655,164.

          Considering that the BCRA rules related to minimum loan loss reserves do not require setting up any reserve for the credit assistance provided to this sector and that, to the date of issuance of these financial statements, it is not possible to determine the effects that the continuance of the economic crisis may have of the recoverability of book value such financing and holdings, these financial statements do not include any adjustments that may derive from the resolution of these uncertainties.

     b)   CREDIT ASSISTANCE TO THE NON-FINANCIAL PRIVATE SECTOR DEBTORS

          The effects derived from the crisis Argentina is undergoing and the difficulties in the chain of payments have had a negative effect on financial assistance to borrowers in the Bank's consumer and business credit portfolios. This gave rise to an increasing impairment, compounded with a highly uncertain context that makes it difficult to establish objective criteria to agree on refinancing terms for such loans.

          Through Communique "A"3630 of June 10, 2002, in order to determine the Bank's loan loss reserves, the BCRA allowed reserve percentages for categories 1 (Normal situation) and 2 (Special monitoring/Inadequate Compliance) to be applied to debtors under category 2 (Special monitoring/Inadequate Compliance) up to 62 days in arrears and category 3 (With problems/Deficient Compliance) up to 121 days in arrears, respectively.

          Considering that the basic criteria for measuring the uncollectibility risk is the ability to pay the debt or any future obligation, focusing on the cash flow analysis, the current situation does not allow objective determination of such uncollectibility risk. After the three-month period ended March 31, 2002, certain circumstances caused debtors to worsen their category, and so the loan loss reserve will be increased.

          Law No. 25,563 of February 14, 2002, declared a credit and production emergency until December 10, 2003, as a result of the Argentine crisis. Such legislation amends the Bankruptcy Law and related rules;

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          the amendments are mainly intended to provide debtors the possibility of rescheduling their debts towards the financial system, and establishes a 180-day suspension for all court and out-of-court enforced collections and foreclosures, including on mortgages and pledges.

          After that, as mentioned in note 1.1.d), Law No. 25,589 enacted on May 15, 2002, incorporated new amendments to the Bankruptcy Procedures Law (under Law No. 25,563) and established limitations to the suspension of judicial foreclosures, establishing a new 180-calendar day term as from the enactment of such law, which was later extended in 90 additional days.

          As of March 31, 2002, and December 31, 2001, the Bank carried the following receivables from the non-financial private sector:

                                                                                 AMOUNT AS OF      AMOUNT AS OF
                                           ITEM                                   31-03-2002      31-12-2001 (*)
               -------------------------------------------------------------    --------------    --------------
               .   Business portfolio financing                                      4,201,795         2,461,276
               .   Consumer portfolio financing                                      2,252,000         2,410,106
                    (loan loss reserves)                                              (421,871)         (233,710)
               .   Debt securities (1)                                                  46,062            11,114
                                                                                --------------    --------------
                                     TOTAL                                           6,077,986         4,648,786
                                                                                ==============    ==============

               (*) In currency as of December 31, 2001.

               (1) Related to debt securities included in the consolidated financial statements as "Government and Private Securities - Investments in listed private securities". As of March 31, 2002, and December 31, 2001, the Bank had not recorded any allowance for impairment in value/uncollectibility of securities.

          Additionally, as of March 31, 2002, the Bank had interests in unlisted financial trusts and other uncontrolled companies for 100,702 and 37,753, respectively. Such interests are recorded in the following accounts: "Other receivables from financial transactions - Other not included in Debtors Rating Standards - Unlisted financial trusts" and "Investments in other companies - Other uncontrolled companies", respectively.

          The eventual recovery of financing granted depends on the future evolution of the Argentine economy and the effects derived from the abovementioned restructuring. To the date of issuance of these financial statements, it is not possible to determine the future effects that the continuance of the economic crisis may have on the recoverability of the book value of such financing. These financial statements do not include any adjustments that may derive from the resolution of these uncertainties.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

5.   ISSUANCE OF CORPORATE BONDS

     a)   CLASS IV CORPORATE BONDS

          As of March 31, 2002 and 2001, the Bank has outstanding issues of Corporate Bonds, authorized by the Regular General Stockholders' Meeting of September 15, 1992, according to the following detail:

                   DATE         NOMINAL                 INTEREST
          CLASS   ISSUED         VALUE        MATURITY    RATE    AUTHORIZED BY CNV
          -----  --------  -----------------  --------  --------  ------------------
           IV    12-15-93  US$   250,000,000  10 years    8.75%       12-03-93

          The principal amount and interest accrued, biannual payed, of these bonds as of March 31, 2002 and 2001, net of discounts, totaled 769,354 and 344,236, respectively, and in line with the provisions of Communique "A" 1907 of the BCRA was used to fund consumer and mortgage loans and to grant loans to companies established in Argentina for investment in physical assets, working capital or restructuring of liabilities, loans to financial institutions and for the purchase of government securities.

          On October 18, 1994, the Board of Directors determined the issuance conditions of the Second Series Class V Corporate Bonds in the amount of USD 50 million. These corporate bonds have not as yet been issued.

     b)   GLOBAL PROGRAM FOR THE ISSUANCE OF SECURITIES

          . As of March 31, 2001, the Bank had the following outstanding Corporate Bonds: (a) three series of corporate bonds for US$ 200 million, US$ 100million and US$ 30.8 million issued in June, August and December 2000, respectively, and three series of corporate bonds for US$ 75 million, US$ 75 million and US$ 150 miilion, issued in March 2001, under the Global Bond Program for up to US$ 1 billion, (b) two series of corporate bonds for a total principal amount of US$ 67.5 million, each other, issued in November 2000, respectively, under the Global Bond Program for a total amount of US$ 500 million.

               The amount payable on account of principal and interest on such corporate bonds accrued as of March 2001, net of discounts, was 1,016,486, which was used to finance consumer and mortgage loans, loans granted to companies located in Argentina so that they may invest in tangible assets, pay in capital or reschedule payables, and interbank loans, and to purchase Government securities, under BCRA regulations effective as of the issuance date of such series of corporate bonds.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          . As of March 31, 2002, the Bank has outstanding certain classes of its Corporate Bonds Global Issuance Programs (Term Securities Programs) the maximum outstanding amounts of which are US$ 1 billion and US$ 500 million. All such programs were authorized by the respective Shareholders' Meetings and the CNV. The nominal amount effectively issued and outstanding is US$ 755 million; which breaks down as follows:

                      AMOUNT                            CNV'S                   DATE         NOMINAL       INTEREST  MATURITY
                  GLOBAL PROGRAM   SERIES           AUTHORIZATION              ISSUED         VALUE          RATE      DATE
               ------------------  ------  ---------------------------------  --------  ----------------  ---------  --------
               US$  1,000,000,000    1st               N DEG. 263             06-21-00  US$  200,000,000     (1)     06-20-02
               US$  1,000,000,000    2nd               N DEG. 263             08-25-00  US$  100,000,000     (2)     08-25-10
               US$  1,000,000,000    7th               N DEG. 263             08-31-01  US$   50,000,000     (3)     08-31-05
               US$    500,000,000   38th   N DEG. 107, 139, 194, 257 and 281  08-24-01  US$   67,500,000     (4)     05-21-02
               US$    500,000,000   39th   N DEG. 107, 139, 194, 257 and 281  08-27-01  US$   67,500,000     (5)     05-24-02
               US$    500,000,000   41th   N DEG. 107, 139, 194, 257 and 281  03-07-02  US$   85,000,000     (5)     06-05-02
               US$    500,000,000   42th   N DEG. 107, 139, 194, 257 and 281  03-07-02  US$  135,000,000     (6)     09-09-02
               US$    500,000,000   43th   N DEG. 107, 139, 194, 257 and 281  03-07-02  US$   50,000,000     (7)     12-09-02

               (1)  Accrues interest at the 90-day LIBOR plus 1.65% per annum.
               (2)  Accrues interest at the 180-day LIBOR plus 2% per annum.
               (3)  Accrues interest at the 180-day LIBOR plus 2.5% per annum.
               (4)  A Class issued at a discount rate of 3.46% per annum.
               (5)  A Class issued at a discount rate of 2.40% per annum.
               (6)  A Class issued at a discount rate of 2.55% per annum.
               (7)  A Class issued at a discount rate of 2.80% per annum.

          The principal and interest accrued of these liabilities as of March 31, 2002, net of discounts, totals 2,257,126, and was used to fund consumer and mortgage loans and to grant loans to companies established in Argentina for investment in physical assets, working capital or restructuring of liabilities, loans to financial institutions and for the purchase of government securities, in accordance with BCRA regulations effective at the time of issuance of such series of corporate bonds.

     c)   AUTHORIZATION OF NEW ISSUES OF CORPORATE BONDS

          On June 26, 1998, the Bank's Special Shareholders' Meeting approved, in compliance with the resolutions of the Regular Shareholders' Meeting held on December 13, 1996, that overall maximum amount for the issuance of corporate bonds be increased from US$ 500 million to US$ 1 billion which may be used for any of the following: (a) increase the amount of the Short-Term Securities Program from US$ 500 million to a maximum of US$ 900 million and (b) increase the amount of Medium-Term Securities Program to US$ 2 billion.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          The Regular General Shareholders' Meeting held on December 3, 1999, approved, among other things, the creation of a Medium-Term Global Program for the issuance and placement of unsecured corporate bonds not convertible into shares, for a maximum nominal value outstanding at any time of up to US$ 500 million; this program would not be offered publicly.

          In addition, the Regular and Special General Shareholders' Meeting held on April 27, 2001, approved that the duration of the Short-term Corporate Notes Global Program for a maximum nominal value outstanding at any time of up to US$ 500 million be extended for a further five years counted as from the approval of the CNV, which was granted on June 21, 2001, by Certificate No. 281.

          On May 29, 2002, the Regular and Special Shareholders' Meeting approved, among other things, setting up a Short- and Medium-term Global Program for the issuance and placement of simple corporate bonds not convertible into shares, for a maximum nominal value outstanding at any given time of up to US$ 250 million, that would replace the Short-term Global Program for the issuance and placement of corporate bonds for a maximum nominal value outstanding at any given time of up to US$ 500 million.

          As of the date of these financial statements, the Bank issued the 46th to 50th series of corporate bonds -still outstanding- in the total amount of US$ 348.2 million, within the Short-term Global Corporate Bond Program for US$ 500 million. The issuance of these series was approved by the Board of Directors in its meetings of June 3, August 28 and September 5, 2002, exercising the powers delegated to it by the Special Shareholders' Meeting of June 26, 1998. The amount issued as corporate bond principal, net of discounts, was US$ 342.3 million.

          In addition, on June 21, 2002, the Bank issued the 9th series of corporate bonds -still outstanding- in the total amount of US$ 190 million, within the Short- and Medium-term Global Corporate Bond Program for US$ 1 billion. This issuance was approved by the Board of Directors in its meeting of June 19, 2002, exercising the powers delegated to it by the Regular Shareholders' Meeting of December 3, 1999. The amount issued as corporate bond principal, net of discounts, was US$ 190 million.

          The proceeds in principal of these placements was applied to grant consumer and mortgage loans and financing to companies located in Argentina for investment in property, plant and equipment, addition to working-capital, or debt refinancing, interbank loans and the acquisition of government securities, in accordance with BCRA regulations effective upon the issuance of these securities.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

6. DIFFERENCES BETWEEN CENTRAL BANK STANDARDS AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ARGENTINA


     a) As disclosed in notes 3.4.b) and 3.4.f), as of March 31, 2002 and 2001, the Bank classified part of its listed government securities portfolio and certain assets in government securities used by repurchase agreements as "holdings in investment account" totaled 536,283 and 2,308,034, respectively. The listed price of such assets as of March 31, 2002 and 2001 were 528,330 and 2,177,685, respectively.

          In accordance with generally accepted accounting principles in Argentina, the listed Argentine government securities mentioned in the preceding paragraph should have been valued at the listed price net of estimated selling expenses, crediting (charging) any differences in the listed price to current income (loss) of each period.

     b) As disclosed in notes 1.2.b), 2.c), and 3.4.c), and as provided by Decree No. 1387/01, on November 6, 2001, the Bank swapped with the Federal Government Federal Government securities, bonds, and Treasury Notes (classified and valued as "Investment accounts" under BCRA accounting standards) -with a book value as of such date of US$ 437,486- for a nominal value of US$ 439,039,238. As of March 31, 2002, the loans into which such securities were converted were recorded in the "Loans - To the Non-financial public sector" account in the amount of 650,520, net of discounts.

          As of March 31, 2002, under Argentine professional accounting standards the abovementioned loans should be valued, until November 6, 2001, thus converting then into loans to the Government, considering the respective listed prices of the securities swapped, the listed price on such date becoming the cost of the transaction to which the interest accrued from then and until period-end should be added.

     c) As disclosed in note 1.2. a), as of March 31, 2002, the Bank allocated to stockholders' equity the amount of 550,907 from the "Unrealized valuation difference" account related to the portion of the compensation received under sections 28 and 29 of Decree No. 905/02 of the Federal Executive. Such amount relates to the recognition of 40% of the net position in foreign currency as of December 31, 2001.

          Under the generally accepted accounting principles in Argentina, as of March 31, 2002, such amount should have been charged to income for the period.

     Consequently, the stockholders' equity as of March 31, 2002, and 2001, would have decreased by 287,541 and 130,349, respectively. On the other hand, income (loss) for the three-month period ended March 31, 2002, would have increased by 607,779, whereas income (loss) for the three-month period ended March 31, 2002, would have decreased by 77,837.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     On the other hand, and as disclosed in note 3.4.i), as of March 31, 2002, the Bank recorded under "Other receivables from financial transactions - Other not included in Debtors Rating Standards" the Government securities to be received in compensation for the negative effect on shareholder's equity caused by the de-dollarization of receivables and payables denominated in foreign currency for a net book value of 3,655,164.

     Under generally accepted accounting principles in Argentina, the assets mentioned in the above paragraph should be valued at current value. As of the approval date of these financial statements, the traded volume in BODEN was not significant. Therefore, market values may not represent the actual value at which such securities are realized.

7.   BREAKDOWN OF THE MAIN ACCOUNTS

     As of March 31, 2002 and 2001, the breakdown of the main accounts is as follows:

                                                                        2002         2001
                                                                     ----------   ----------
     a)  OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS - OTHER
          NOT INCLUDED IN DEBTORS RATING STANDARDS:

         Compensation receivable from Federal Government              3,655,164           --
         Participation certificates in unlisted financial trusts        342,850       63,270
         Seguros de Depositos S.A. - Loans to the Guarantee Fund          7,715       10,360
         Other                                                           20,276        2,299
                                                                     ----------   ----------
                                                                      4,026,005       75,929
                                                                     ==========   ==========

     b)  OTHER RECEIVABLES - OTHER:

         Miscellaneous receivables                                      347,175       88,981
         Loans and advances to personnel                                 45,911        7,728
         Prepayments                                                     15,673       14,019
         Guarantee deposits                                               2,196        3,702
         Other                                                              171        5,894
                                                                     ----------   ----------
                                                                        411,126      120,324
                                                                     ==========   ==========

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                        2002         2001
                                                                     ----------   ----------
     c)  DEPOSITS - PRIVATE NON-FINANCIAL SECTOR AND FOREIGN
          RESIDENTS - OTHER:

         Reprogrammed deposits adjusted by the CER                    4.032.802           --
         Other deposits                                                 123.058      106.993
                                                                     ----------   ----------
                                                                      4.155.860      106.993
                                                                     ==========   ==========

     d)  OTHER LIABILITIES - OTHER:

         Other payables                                                 119,468      143,607
         Taxes payable                                                   16,683       74,646
         Salaries and payroll taxes                                      11,442       24,404
         Advanced collections                                             2,717        2,961
         Withholdings payable on salaries & wages                         2,324        5,453
         Other                                                            5,864        5,301
                                                                     ----------   ----------
                                                                        158,498      256,372
                                                                     ==========   ==========

     e)  DEBIT CONTROL MEMORANDUM ACCOUNTS - OTHER:

         Items in safe keeping                                       17,817,998   18,137,395
         Other                                                          623,828      344,960
                                                                     ----------   ----------
                                                                     18,441,826   18,482,355
                                                                     ==========   ==========

     f)  FINANCIAL INCOME - OTHER:

         Gold and foreign currency exchange difference                  434,254        8,139
         Other                                                            7,020       37,751
                                                                     ----------   ----------
                                                                        441,274       45,890
                                                                     ==========   ==========

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                        2002         2001
                                                                     ----------   ----------
     g)  SERVICE CHARGE INCOME - OTHER:

         Insurance management commissions                                12,772       15,566
         Commissions on credit, debit and similar cards                  10,035       13,326
         Securities management commissions                                5,006        8,797
         Collection commissions                                           1,577        3,176
         Lease of safety deposit boxes                                    1,413        1,880
         Account maintenance commissions                                    308        1,393
         Other                                                            2,544        7,329
                                                                     ----------   ----------
                                                                         33,655       51,467
                                                                     ==========   ==========

     h)  SERVICE CHARGE EXPENSE - OTHER:

         Turnover Tax                                                     4,563        4,824
         Other                                                            2,054          418
                                                                     ----------   ----------
                                                                          6,617        5,242
                                                                     ==========   ==========

     i)  OPERATING EXPENSES - OTHER OPERATING EXPENSES:

         Leases                                                          10,763        7,071
         Property and equipment depreciation                              8,455       11,113
         Amortization of organization and development expenses            7,325       11,950
         Electric power and communications                                4,720        5,746
         Security services                                                3,390        4,708
         Other                                                            6,284        6,073
                                                                     ----------   ----------
                                                                         40,937       46,661
                                                                     ==========   ==========

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                        2002         2001
                                                                     ----------   ----------
     j)  OTHER INCOME - OTHER:

         Adjustment and interest on other receivable                     11,447          569
         Other                                                            1,476        2,299
                                                                     ----------   ----------
                                                                         12,923        2,868
                                                                     ==========   ==========

     k)  OTHER EXPENSE - OTHER:

         Insurance claims                                                   383        2,547
         Depreciation of miscellaneous assets                               280          149
         For transactions with property and equipment and
          other assets                                                       66        1,213
         Other                                                            4,496        2,213
                                                                     ----------   ----------
                                                                          5,225        6,122
                                                                     ==========   ==========

8.   INCOME TAX AND TAX ON MINIMUM PRESUMED INCOME

     The Bank determines the accounting charge for income tax by applying the current 35% tax rate to the estimated taxable income for the year, without taking into account the effect of temporary differences between book and taxable income. In addition, the Bank determines the tax on minimum presumed income by applying the rate of 1% on computable assets as of year-end. Law No. 25,063 provides in respect of institutions governed by the Financial Institutions law, that such institutions should take, as the taxable base for the purpose of tax on minimum presumed income, 20% of their taxable assets, after deducting those assets defined as non-computable. This tax is supplementary to income tax. The Bank's tax obligation in each tax year shall be the higher of these two taxes. However, should minimum presumed income tax be higher than income tax in any given tax year, such excess may be considered as a prepayment on account of any excess of income tax over tax on minimum presumed income that may arise in any of the ten subsequent tax years.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     In the three-month period ended December 31, 2001, the Bank estimated a net operating loss, and accordingly did not include any charge to such account in the Statement of Income. In addition, the Bank determined a charge of 5,600 on account of tax on minimum presumed income, which was capitalized under the "Miscellaneous receivables" account.

     In every year that net operating losses are offset, the tax benefit (the effect of the effective rate on the net operating loss used) will be realized to the extent that income tax (net of the offsetting) equals or exceeds tax on minimum presumed income, but will be reduced by any excess of the latter over the former.

     On the other hand, as of March 31, 2001, the Bank estimated an income tax charge of 30,214, which exceeded the amount determined for tax on minimum presumed income and was charged to income for the year under the "Income Tax" account.

     As of March 31, 2002, and 2001, the tax on minimum presumed income credit amounted to 40,547 and 33,477, respectively, and was capitalized under the "Miscellaneous receivables" account.

9.   RESTRICTIONS ON ASSETS

     a) As of March 31, 2002 and 2001, there are liabilities owed to the "Banco de Inversion y Comercio Exterior" (Investment and Foreign Trade
          Bank) totaling 33,794 and 11,627, respectively, secured by promissory notes from the Bank's loan portfolio.

     b) As of March 31, 2002, the "Government and private securities - Unlisted government securities" account included tax credit certificates in the amount of 89,695 which may be used to settle certain tax obligations as from the year beginning January 1, 2003, under Decree No. 979/01. Subsequently, through Decree No. 1657/02, dated September 6, 2002, the Federal Executive suspended the payment of federal taxes with tax credit certificates and the possibility of transferring such certificates.

     c) As of March 31, 2001, the "Miscellaneous receivables" account included certain assets given as guarantee of repurchase agreement transactions, which amount is 28,409.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

10.  TRANSACTIONS WITH SUBSIDIARIES AND AFFILIATES (ART. 33 OF LAW N DEG.
     19,550)

     The balances of transactions with parent, subsidiaries and affiliates as of March 31, 2002 and 2001 are as follows:

     .    PARENT (SCH Group)

                                                                         2002          2001
                                                                      ----------    ----------
          Cash and due from banks                                         19,054        16,340
          Loans                                                               --       146,413
          Other receivables from financial transactions                   92,520     2,211,021
          Other receivables                                              252,679            --
          Deposits                                                       614,660            --
          Other liabilities from financial transactions                  716,920     2,165,403
          Credit lines taken (unused portion)                                 --       469,996
          Other guarantees included in Debtor Rating Standards           810,000       105,908
          Financial income                                                12,742        37,617
          Financial expense                                               34,983         2,804
          Service charge income                                               36            --
          Service charge expense                                             184            --
          Other income                                                         2            --

     . SUBSIDIARIES (Santander Riobank - Grand Cayman - and subsidiaries, Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Gire S.A.):

                                                                         2002          2001
                                                                      ----------    ----------
          Loans                                                              652            --
          Other receivables from financial transactions                       --         5,061
          Other receivables                                                    9            81
          Deposits                                                        12,502         6,452
          Other liabilities from financial transactions                       --         5,061
          Items in safe keeping                                               --       168,013
          Financial expense                                                   --         4,709
          Service charge income                                                2            17
          Other income                                                        26            --

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     . AFFILIATE COMPANIES (Banelco S.A., Visa Argentina S.A., Interbanking S.A., Origenes Vivienda y Consumo Compania Financiera S.A., Rio Compania de Seguros S.A., Prestamos de Consumo S.A. and Caminos de las Sierras S.A.):

                                                                         2002          2001
                                                                      ----------    ----------
          Loans                                                            9,314        12,304
          Other receivables from financial transactions                   60,000            --
          Other receivables                                                    3            --
          Deposits                                                        10,475         4,073
          Other liabilities from financial transactions                   60,000            --
          Items in safe keeping                                               79        14,911
          Financial income                                                 4,260            --
          Service charge income                                                3            --
          Service charge expense                                              36            --
          Other income                                                       125            --

11.  BANK DEPOSIT GUARANTEE INSURANCE SYSTEM AND BANK LIQUIDITY FUND

     a)   BANK DEPOSIT GUARANTEE INSURANCE SYSTEM

          Law No. 24,485, published on April 18, 1995 and Decree No. 540/95 of the same date provided for the creation of a Bank Deposit Guarantee Insurance System, characterized as being limited, mandatory, and for value. This system was designed to provide further coverage for risks inherent in bank deposits, as a subsidiary and complementary protection to that afforded by the system of bank deposit privileges and protection created by the Financial Institutions Law.

          This law provided for the creation of a company named "Seguros de Depositos Sociedad Anonima" (SEDESA, Deposit Insurance, Corporation) for the exclusive purpose of managing the Deposits Guarantee Fund. As required by the amendments made by Decree 1292/96, the shareholders of the newly created company are the BCRA (with a minimum of one share) and the trustees appointed in the trust agreement made by financial institutions in such individual proportions as determined by the BCRA in terms of their respective contributions to the Deposits Guarantee Fund.

          The current guarantee of deposit system does not include deposits made by other financial institutions (this includes certificates of deposits acquired in the secondary market), deposits made by individuals

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          related to the bank either directly or indirectly, certificates of deposit in securities, acceptances or guarantees and, lastly, deposits made after July 1, 1995 and through September 17, 1998 at a rate two or more percentage points per annum above that offered by the Banco de la Nacion Argentina for equivalent terms and, since the latter date, at a rate two or more percentage points per annum above the rolling average for the last five days of deposit rates for an equivalent term as found by the survey conducted by the BCRA. Communique "A" 2399 of the BCRA of December 15, 1995 extended the stated grounds for exclusion from the system to include negotiable certificates of deposits acquired by endorsement and deposits obtained through systems offering other incentives in addition to agreed-upon interest rates.

          The above trust was created in August, 1995. As of December 2000, the Bank has a 10.1132% interest in it.

          Communique "A" 2337 of the BCRA, issued on May 19, 1995, notified financial institutions that the rules relating to the application of the guarantee system had been approved and put into effect as from April 18, 1995.

          The Federal Executive, by Decree No 1127/98 dated September 24, 1998, increased the reimbursement guaranty provided by Decree 540/95 to the amount of 30, regardless of the term for which the deposit is made. Deposit for amounts exceeding 30 are also covered by the guaranty system but only up to such amount. The BCRA may decide to change the amount covered by the guaranty system at any time and provided it shall be applied to all system participants, on the basis of the developments in the Argentine financial system consolidation process and any other indicators the BCRA may consider appropriate.

          On January 21, 2000, the BCRA issued Communique "A" 3064 that set the normal contribution to the deposit guarantee insurance system at 0.015% effective as from the contributions due for January 2000, subject to the banks executing with SEDESA agreements for loans earmarked for the Deposit Guarantee Fund in the conditions provided in such Communique. Subsequently, through Communique "A" 3153 of August 24, 2000, the BCRA abrogated, as from the contributions related to September 2000, the requirement to execute loan agreements with SEDESA. However, previous loan agreements will remain in effect under originally agreed-upon terms and conditions until their respective repayments. On November 9, 2001, through Communique "A" 3358, the BCRA decided to set the regular contribution to the deposits guaranty fund at 0.03%, effective for contributions due in December 2001.

          As of March 31, 2002 and 2001, the Bank has granted loans to SEDESA amounting to 7,715 and 10,360, respectively, which are booked under the account "Other receivables from financial transactions - Other receivables not included in Debtor Rating Standards".

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     b)   BANK LIQUIDITY FUND

          On December 26, 2001, Decree No. 32/01 provided for the creation of the Bank Liquidity Fund in order to inject liquidity into the banking system, according to the scope established therein. Such Fund will be managed by SEDESA, which will act as trustee.

          Financial institutions authorized to operate in Argentina shall contribute to such fund through subscribing class "A" Participation Certificates for an amount equivalent to 5% of the average daily balances of deposits made by the non-financial private sector in each bank as of November 2001, as determined by the BCRA. Such contribution may be increased by up to 50%. Subsequently, through a Communique issued on December 28, 2001, the BCRA decided to increase such contribution to 6%. Therefore, on January 2, 2002, the Company contributed US$ 306,581 to the above Fund.

          On February 22, 2002, through Communique "A" 3487, the BCRA set the contribution to the Bank Liquidity Fund at 1.90%, and provided that the amounts contributed may be deducted from the minimum cash requirement. Subsequently, on March 15, 2002, the BCRA, through Communique "A" 3513, decided to set the contribution to the Bank Liquidity Fund at 3.50%.

          As of March 31, 2002, the amount contributed by the Bank was 242,148, calculated at the percentage effective as of that date and converted into pesos at the ARS 1.40 = USD 1 exchange rate, under effective regulations. This contribution was recorded in the "Other receivables from financial transactions - Other receivables not included in Debtors Rating Standards" account.

          On May 15, 2002, the amount contributed by the Bank to the Bank Liquidity Fund was reimbursed to the Bank by the BCRA.

12.  FIDUCIARY ACTIVITIES

     Banco Rio de la Plata S.A. is the trustee for the trusts described below and in no case is the Bank liable with its own assets for the commitments undertaken in the performance of the trusts; such liabilities will only be serviced with and up to the sum of the trust corpus assets and the proceeds from such assets.

     a)   "PEGASUS - CLASS B" FINANCIAL TRUST AGREEMENT

          Through Resolution No. 11,595 dated January 16, 1997, the CNV granted approval for the global program for the issuance of securities and participation certificates for a maximum amount of US$ 300

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

               (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY
                        ISSUED IN SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          million under the "PEGASUS" Financial Trust Agreement to mature in five years as from the CNV's approval date of the program. On July 17, 1997, debt securities were issued with a total nominal value of US$ 20 million, which was fully subscribed.

          The PEGASUS-CLASE B financial trust corpus assets were made up by the following financial assets:

          . Medium-Term Argentine Treasury Bonds (BONTES), accruing interest at an 8.75% rate, maturing on May 9, 2002 for a total nominal value of US$ 20 million.

          . Cash Flow Exchange agreement on the basis of a basket of Latin American Stock Exchange Indexes.

          As a result of the events mentioned in note 1.1., under Decree No. 471/02, the BONTES were converted into pesos at the ARS 1.40 = USD 1 exchange rate, plus the CER, and a new interest rate was set for these debt securities, for adjustment purposes. Afterwards, on May 9, 2002, the default on the BONTES principal and interest service payments caused the setting up an allowance covering the full BONTES amount as of March 31, 2002.

          Therefore, as of March 31, 2002, and 2001, the financial trust's financial position stood as follows:

                                                  2002          2001
                                               ----------    ----------

                       -   Assets                     --        28,521
                       -   Liabilities                --        28,521

          As mentioned in the financial statements of the Trust as of March 31, 2002, and 2001, given the features of the trust, no income is generated.

          Also, on July 3, 2002, the Unanimous Meeting of Class "B" Debt Security holders was held, which approved the termination and subsequent liquidation of the Trust. The liquidation was carried out on September 2, 2002, by distributing corpus assets among holders, in proportion to their participation, net of expenses incurred in the liquidation process.

     b)   INMOBILIARIO FIDEICOMISO FINANCIERO (REAL PROPERTY FINANCIAL TRUST)

          Through Resolution No. 11,511 dated November 14, 1996, the CNV (Argentine National Securities Commission) authorized the public offering of certificates of participation in the financial trust

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ              with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          INMOBILIARIO Fideicomiso Financiero (Real Property Financial Trust) under a global program for a maximum outstanding amount of US$ 200 million, with a five-year term, under the system governed by Law No. 24,441 and CNV General Resolution No. 368.

          The former Banco Tornquist S.A. was authorized to act as trustee for any financial trusts to be organized under the Program; as a consequence of the merger, the Bank assumed this trustee capacity with authorization granted by the CNV by Resolution No. 13,456 dated July 6, 2000. The financial trusts have a minimum term of 180 days and a maximum term of fifteen years and are secured exclusively by the mortgage receivables transferred to the trusts by the bank in exchange for the proceeds of subscribed Certificates of Participation, which does not preclude covering certain series with additional sureties or other guaranty systems.

          When applying for the authorization mentioned above, the former Banco Tornquist S.A. also requested authorization for the issuance of Series I of the Certificates of Participation for an amount of up to US$ 23 million distributed into four classes of certificates that fall due upon repayment of the last installment of the longest-lasting underlying loan (in year 2003) or the last late payment collected, whichever latest; the return on such securities may be fixed or variable, depending on the class. All sums collected by the trust from the collection of loan payments or income from short-term investments of temporary excess liquidity shall be allocated to the different classes beginning with "A" and then to the other classes in order. The Bank guarantees holders of Class "B" certificates that they will collect the monthly services as per the notional flow of funds. The Board of Directors of the former Banco Tornquist S.A., in its meeting of October 25, 1999, decided to grant personal surety to the holders of class "A" and "C" certificates guaranteeing payment of monthly service payments thereto under agreed-upon conditions.

          On November 15, 1996, the Board of Directors of the former Banco Tornquist S.A. approved granting the Trust the Option for the Assignment of Credits, which was effected on November 28, 1996, for a nominal value of US$ 20,760,000. Accordingly, Series I of the certificates of participation in the Fideicomiso Financiero INMOBILIARIO was issued comprising Class "A" in the amount of US$ 13,845,000; Class "B" in the amount of US$ 3,453,000; Class "C" in the amount of US$ 1,731,000, and Class "D" in the amount of US$ 1,731,000. The returns for certificates Class "A" and "C" were set at 9.5% and 11%, respectively.

          As of March 31, 2002 and 2001, the equity and the income (loss) of Series I of the INMOBILIARIO financial trust stood as follows:

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -


                                             2002               2001
                                        ---------------     --------------

            -   Assets                          341              3,073
            -   Liabilities                      60                287
            -   Owners' Equity                  281              2,786
            -   Income (loss)                    94                (99)

          As of March 31, 2002 and 2001, respectively, the value of Series I was as follows: Class "A": 282 and 2,527; Class "B": 0 and 109; Class "C":
          0 and 371, and Class "D": 0 and (221).

     c)   "EDIFICIO LA NACION" FINANCIAL TRUST

          On May 8, 2000, the Board of Directors approved setting up a financial trust as direct mutual fund named "EDIFICIO LA NACION" to issue debt certificates and/or participation certificates for a nominal amount of US$ 45 million as provided for in Law No. 24,441 and CNV General Resolution No. 368.

          Through Resolution No. 13,503 dated August 10, 2000, the CNV approved:
          (a) setting up a financial trust named "EDIFICIO LA NACION" organized as a direct mutual fund by Banco Rio de la Plata S.A. as trustee; and
          (b) issuing debt securities and certificates of participation under the "Fideicomiso Financiero EDIFICIO LA NACION - Fondo de Inversion Directa" for a nominal amount of US$ 27 million and US$ 18 million, respectively.

          The object of the trust is to build and sell an office building located in the property currently used by "La Nacion" newspaper.

          The underlying assets of the financial trust is represented by the following assets:

          .  Funds from the placements of the instruments issued.

          . The property in which offices will be built, the constructions, equipment and facilities to be added.

          . The receivables and funds resulting from the sale and/or lease of the units.

          . The rights resulting from the work for service and other agreements executed by the trustee.

          The definitive term of the trust is five years as from the date in which it is definitely set up and it may be extended up to a maximum ten-year term as from organization date.

          The corpus assets are the only means for repaying the debt securities and certificates of participation.

          Consequently, on January 29, 2001, the debt securities and certificates of participation were subscribed in the amounts of US$ 26,580,000 and US$ 17,720,000, respectively.

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          As of March 31, 2002 and 2001, the equity and income (loss) of the Financial Trust break down as follows:

                                                 2002               2001
                                             --------------    ---------------

                .    Assets                      85,753             91,584
                .    Liabilities                 61,480             68,157
                .    Owners' Equity              24,273             23,427
                .    Income (loss)                6,820               (368)

     d)   OTHER TRUSTS

          As of March 31, 2002, the Bank is also trustee of the following trusts:

                                          TRUST                                      AMOUNT OF THE
                                        INCEPTION                                      UNDERLYING
                  DESCRIPTION             DATE             UNDERLYING ASSETS             ASSETS         KIND OF TRUST
          ---------------------------   ---------  -------------------------------   -------------   -------------------
          Complejo Penitenciario II     05.08.98   Marcos Paz Penitentiary Complex      102,230      Administration
                                                   of Buenos Aires Province                          Trust

                                                   Rights stemming from toll
          Caminos de las Sierras S.A.   08.07.98   collection                            92,290      Guaranty Trust

          BERSA                         06.11.99   Subordinate Debt Securities           18,046      Guaranty and Safe
                                                                                                     Keeping Trust

          Correo Argentino S.A.         09.17.99   Shares and rights                     99,000      Collection Rights
                                                                                                     Assignment Trust

          Servicios Viales S.A.         12.23.00   Rights stemming from toll             30,000      Collection Rights
                                                   collection                                        Assignment Trust

          Credito Actual                09.07.01   Rights, shares and guarantees         14,000      Guaranty Trust

13.  DERIVATIVE FINANCIAL INSTRUMENTS

     As of March 31, 2002, the Bank had purchased call and put option in the amount of 363 and 61,232, respectively. Additionally, the Bank had sold call options in the amount of 23,858. These options are included

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     in "Derivatives debit memorandum accounts" under "Notional value of call options purchased" and "Notional value of put options purchased", and "Derivatives credit memorandum accounts" under "Notional value of call options sold", respectively. On the other hand, as of March 31, 2001, the Bank had sold put options in the amount of 134,284, which are included in "Derivatives credit memorandum accounts" under "Notional value of put options sold". All options were valued in accordance with the method described in note 3.4.o), under effective BCRA regulations.

     The premiums paid for such instruments were valued according to the Black & Scholes method. This method is accepted by the BCRA as reasonable method for valuing these items because the options do not have a listing on a local or a foreign market.

     Furthermore, on March 21, 2001, the Bank executed an interest-rate swap agreement with Deutsche Bank AG New York Branch, to cover the variable yield accrued by the First Series of Corporate Bonds, for an amount of US$ 200 million, issued by the Bank under Corporate Bond Issuance Global Program for a total amount of US$ 1 billion. In addition, on June 25, 2001, the Bank entered into two interest-rate swap agreements with the Standard Chartered Bank for a total amount of US$ 9,230,769 ad US$ 13,943,917, so as to cover the variable rate payable on financing received from the Inter-American Investment Corporation; these swap agreements expire on October 15, 2006, and November 15, 2004, respectively. Accordingly, this transaction is recorded under the account "Memorandum accounts - Derivative accounts - Other" in the amount of 669,524.

     The Bank had not obtained any significant income or sustained any significant loss from transactions with financial derivative instruments either as of March 31, 2002, or as of March 31, 2001.

14. DEPOSITS PROCURED UNDER THE SYSTEM PROVIDED BY BCRA COMMUNIQUE "A" 2482 AS SUPPLEMENTED

     As of March 31, 2002 and 2001 the Bank became the obligor in connection with variable-rate certificates of deposit placed under the provisions of BCRA Communique "A" 2482 as supplemented and was assigned the respective hedging financial instrument agreements undertaken with the purpose of fully covering the impact on equity of the changes in the listed price of the financial assets on which such certificates are indexed. Most of such agreements were entered into with SCH Group member entities. The nominal value of such investments as of March 31, 2002 and 2001, amounts to 10,000 and 46,066 respectively and they are recorded under the "Deposits - Private nonfinancial sector and foreign residents - Investments Accounts".

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     The variable consideration to be paid for the funds procured under this type of transaction amounted to 13 and 1,054 at each period-end, respectively, and are recorded under "Deposits - Private sector and foreign residents - Interest, adjustments and listing differences accrued payable"; such amounts were fully covered by the revenues, in the same amount, from the above mentioned hedging instruments. As of March 31, 2002, the amount of these deposits related to a single transaction, for which no hedging agreement was executed by the Bank. On the other hand, as of March 31, 2002, hedging devices amounted to 9,964, which are booked under the account "Derivatives credit memorandum accounts - Notional value of call options sold"

     As of March 31, 2002 and 2001, the premiums paid for such instruments amount to 1,880 and 4,648, respectively; such premiums were accrued over the effective term of the above mentioned certificates. As of March 31, 2001, the amount to be accrued for such premiums was 1,023 and was booked under "Other receivables from financial transactions - premiums for options purchased".

15.  COMPLIANCE WITH THE REQUIREMENTS OF THE NATIONAL SECURITIES COMMISSION
     (CNV)

     a) COMPLIANCE WITH THE REQUIREMENTS TO ACT AS AGENT IN THE OVER- THE-COUNTER MARKET

          As required under Resolution 368/01 of the CNV, the Bank's equity as of March 31, 2002 and 2001, exceeds the minimum stockholders' equity required under this resolution to act as agent in the over-the-counter market.

     b)   ROLE OF THE BANK AS MUTUAL FUND DEPOSITARY

          As of March 31, 2002 and 2001, in its capacity of depositary of mutual funds, the Bank holds the following items in safekeeping:

                                                                           2002                                   2001
                                               ------------------------------------------------------------  ---------------
                        MUTUAL                                 GOVERNMENT      CERTIFICATES     TOTAL OF        TOTAL OF
                         FUND                      SHARES      SECURITIES      OF DEPOSITS     INVESTMENT      INVESTMENT
          ------------------------------------ -------------  ------------   --------------- --------------  ---------------
          Superfondo Acciones                       15,220            --               --         15,220         26,809
          Super Ahorro $                               765         4,069           20,783         25,617        251,617
          Super Ahorro US$                              --        30,760            8,556         39,316        699,147
          Superfondo 2000                               --            51              745            796          5,711

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                           2002                                   2001
                                               -------------------------------------------------------------  --------------
                        MUTUAL                                 GOVERNMENT     CERTIFICATES      TOTAL OF         TOTAL OF
                         FUND                     SHARES       SECURITIES      OF DEPOSITS     INVESTMENT       INVESTMENT
          ------------------------------------ ------------  ---------------- -------------- ---------------  --------------
          Superfondo 2001                             --           11,146             61          11,207         146,043
          Superfondo 2002                             50           10,269             --          10,319          87,085
          Superfondo 2003                             --            1,606             --           1,606          10,075
          Superfondo US$ Plus                         --            1,671             --           1,671          12,318
          Superfondo MIX                             425              892             --           1,317           8,212
          Superfondo Renta Variable                5,605               --             --           5,605           4,928
          Superfondo Renta Latinoamerica              --            3,822             --           3,822          14,027
          Superfondo Renta $                         146              431             --             577          12,157
          Superfondo Latinoamerica                 6,955               --             --           6,955          19,193
          Superfondo Ahorro US$                       --              341            532             873          35,909
          Superfondo America                       1,029               --             --           1,029             924
          Superfondo Europa                       11,746               --             --          11,746          55,685

          Taking into account the situation described in note 1, the CNV, through General Resolution No. 384, dated December 28, 2001, authorized the mutual fund manager companies to settle the redemptions requested from them out of their securities in portfolios, under the criteria established in Section No. 18, Decree No. 174/93. Therefore, the Bank's Management, in its meeting of December 28, 2001, provided that: (a) the assets comprising the portfolio of the Superfondo Ahorro US$ F.C.I., Super Ahorro US$ F.C.I. and Super Ahorro ARS F.C.I funds be grouped based on liquidity while safeguarding the rights of shareholders; (b) the liquid assets comprising the portfolio of the above mutual funds be used to settle redemptions in proportion to each shareholder's investment holding; and (c) that, should it be required by shareholders, illiquid assets in portfolio be used to settle redemptions in kind in proportion to each shareholder's investment holding.

16.  EMPLOYER'S CONTRIBUTION TO THE BANK EMPLOYEES' SOCIAL SECURITY INSTITUTE
     (ISSB)

     The contribution provided in Section 17, point (f) of Law No. 19,322 - originally 2% on interest and commissions charged by banks - was reduced to 1% as from July 1, 1996 through July 1, 1997; as from the latter date, the above mentioned contribution was repealed (Decrees No. 263, dated March 20, 1996 and No. 915, dated August 7, 1996). In addition, by Decree No. 336/98 of March 26, 1998, the Federal Executive

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     confirmed the total elimination of the Bank Employees' Social Security Institute and the establishment of a new institution (Argentine Bank Employees' Health Plan - OSBA), which is not a successor entity of such Institution.

     During 1997 and 1998, the Argentine Bank Association and the Argentine Bank Employees' Health Plan (OSBA) have made different filings with the court to declare the above mentioned decrees unconstitutional and restore the Bank's obligation to make contributions.

     Although, the Bank and Banco Santander S.A. of Argentina requested an injunction. In this regard, the federal courts of original jurisdiction Nos. 4 and 6, through judgements Nos. 5918 and 208 of December 15, 1998, sustained the actions started and declared the validity of Decree No. 336/98 and thus, the OSBA is not a successor entity of the Bank Employees' Social Security Institute and that the OSBA cannot make any claim from Banco Rio de la Plata S.A. as from July 1, 1997, for the payment of the contribution established in point (f) of Section No. 17 of Law No. 19,322.

     According to the Bank's management and legal counsel, there are grounds to consider that the above mentioned contribution has been eliminated and, therefore, all the requirements derived from the Decrees mentioned above have been met. Consequently, no accrual has been set up to cover the possible contributions that could be claimed.

17.  RESTRICTION ON EARNINGS DISTRIBUTION

     The BCRA by Communique "A" 3574 suspended distribution of dividends for a term to be established by such institution.

18.  PUBLICATION OF THE FINANCIAL STATEMENTS

     In accordance with Communique "A" 760 of the BCRA, no prior approval of this entity is required for the publication of these financial statements.

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF MARCH 31, 2002 AND 2001

     (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH -
                                  SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

19.  ACCOUNTING PRINCIPLES - EXPLANATION ADDED FOR TRANSLATION INTO ENGLISH

     These financial statements and the consolidated financial statements (included with the supplementary information) are presented on the basis of the standards of the BCRA and, except for the matter mentioned in note 6 to the financial statements, in accordance with accounting principles generally accepted in Argentina.

     Certain accounting practices applied by the Bank that conform with the standards of the BCRA and with generally accepted accounting principles in Argentina may not conform with generally accepted accounting principles in other countries.

     The effects of the differences, if any, between Argentine generally accepted accounting principles and the accounting principles generally accepted in the countries in which the financial statements may be used have not been quantified. Accordingly, they are not intended to present financial position, results of operations or cash flows in accordance with accounting principles generally accepted in the countries of the users of the financial statements other than Argentina.

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit A

                     DETAIL OF GOVERNMENT AND PRIVATE SECURITIES
                          AS OF MARCH 31, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                                          HOLDINGS
                                                                                              ------------------------------------
                                                                                                 2002                    2001
                                                                                              ------------------------------------
                                                                                                MARKET      BOOK         BOOK
                                     DESCRIPTION                             IDENTIFICATION     VALUE      BALANCE      BALANCE
----------------------------------------------------------------------------------------------------------------------------------
                             LISTED GOVERNMENT SECURITIES
Holdings in investment account
 In Foreign Currency
 -External bills of the Argentine Republic in U.S. Dollars - 2.98%                     --        302,260     302,260
 -External bills of the Argentine Republic in U.S. Dollars - 4.95%                     --        234,023     234,023
                                                                                                         -------------------------
                            Subtotal in investment account                                                   536,283     1,810,797
                                                                                                         -------------------------
Holdings for trading or financial transactions
 Local
 In Pesos
 -BCRA bills denominated in pesos                                                      --         20,000      20,000             -
 -Long-Term Treasury Bonds - 2027                                             ARBON43d=ME          1,534       1,534             -
 -Medium-term fixed-rate Treasury Notes - 2003 - 11.75%                       ARBON33d=ME          1,466       1,466             -
 -External Bonds of the Argentine Republic - 1992                             ARBX923d=ME          1,344       1,344             -
 -Buenos Aires City Government Bonds in local currency - 2004                          --            533         533             -
 -Medium-term Treasury Bonds - 2006                                           ARBON63d=ME            162         162             -
 -Medium-term Treasury Bonds - 2005                                           ARBON53d=ME            144         144             -
 -Medium-term Treasury Bonds - 2002                                            ARBT23d=ME             61          61             -
 -Pension Fund Debt Consolidation Bonds in U.S. Dollars - Series 2 DEG.-
  (Converted into pesos)                                                      ARPRE43d=ME             37          37             -
 -Debt Consolidation Bonds in local currency - Series 1 DEG.                  ARPRO13d=ME             24          24             -
 -Global External Bonds of the Argentine Republic - 2008                     ARGD83D3d=ME             23          23             -
 -Pension Fund Debt Consolidation Bonds in local currency - Series 2 DEG.     ARPRE33d=ME             17          17             -
 -Debt Consolidation Bonds in U.S. Dollars - Series 2 DEG.                    ARPRO43d=ME             12          12             -
 -Other                                                                                --             13          13             -
 In Foreign Currency
 -BCRA bills denominated in U.S. Dollars                                               --         28,518      28,518             -
 -Global External Bonds of the Argentine Republic - 2008                     ARGD83D3d=ME          5,080       5,080             -
 -Floating Rate Guaranteed Bonds (Discount Bonds)                             ARDISD3d=ME            788         788             -
 -Floating Rate Bonds in U.S. Dollars                                         ARFRBD3d=ME            676         676             -
 -Goverment bonds in U.S. Dollars, series VII, at surveyed market-average
   rate plus 5,8%                                                                      --            321         321             -
 -Global External Bonds of the Argentine Republic - 2030                      ARGL3J3d=ME             81          81             -
 -Global External Bonds of the Argentine Republic - 2003                       ARBGL3d=ME             56          56             -
 -Global External Bonds of the Argentine Republic in U.S. dollars - 2004 -
   Series F -zero cupon-                                                     AR132978= ME             53          53             -
 -Global External Bonds of the Argentine Republic - 2017                      ARBGL53d=ME             28          28             -
 -Global External Bonds of the Argentine Republic - 2015                      ARGL153d=ME             21          21             -
 -Global External Bonds of the Argentine Republic - 2018                    ARGJ18KD3d=ME             20          20             -
 -Global External Bonds of the Argentine Republic - 2019                     ARGLO193d=ME             16          16             -
 -External Bonds of the Argentine Republic - 1989                                      --             13          13             -
 -Global External Bonds of the Argentine Republic - 2005                      ARARG53d=ME             12          12             -
 -Global External Bonds of the Argentine Republic - 2009                      ARGLO93d=ME              9           9             -
 -Other                                                                                --              5           5             -

 Local
 -Global Bonds of the Federative Republic of Brazil                                    --             56          56             -

                                                                                                         -------------------------
               Subtotal holdings for trading or financial transactions                                        61,123       336,827
                                                                                                         -------------------------
                          TOTAL LISTED GOVERNMENT SECURITIES                                                 597,406     2,147,624
                                                                                                         =========================

                            UNLISTED GOVERNMENT SECURITIES

Local
 In Pesos
 -Fixed-rate Bonds of the Argentine Republic - 2002 - 9% (1)                           --             --     285,871             -
 -Tax Credit Certificates                                                              --             --      89,695             -
 -Bills to settle obligations Provincies                                               --             --       1,999             -
 -Treasury Bills to settle obligations of the Province of Buenos Aires
   (Patacones)                                                                         --             --       1,742             -

                                                                                                         -------------------------
                         TOTAL UNLISTED GOVERNMENT SECURITIES                                                379,307             -
                                                                                                         =========================
                             TOTAL GOVERNMENT SECURITIES                                                     976,713     2,147,624
                                                                                                         =========================

                                                                             POSITION
                                                                              WITHOUT               FINAL
                                     DESCRIPTION                              OPTIONS   OPTIONS   POSITION
------------------------------------------------------------------------------------------------------------
                             LISTED GOVERNMENT SECURITIES
Holdings in investment account
 In Foreign Currency
 -External bills of the Argentine Republic in U.S. Dollars - 2.98%             302,260     --       302,260
 -External bills of the Argentine Republic in U.S. Dollars - 4.95%             234,023     --       234,023
                                                                            --------------------------------
                            Subtotal in investment account                     536,283     --       536,283
                                                                            --------------------------------
Holdings for trading or financial transactions
 Local
 In Pesos
 -BCRA bills denominated in pesos                                               20,000     --        20,000
 -Long-Term Treasury Bonds - 2027                                                1,379     --         1,379
 -Medium-term fixed-rate Treasury Notes - 2003 - 11.75%                          1,400     --         1,400
 -External Bonds of the Argentine Republic - 1992                                1,344     --         1,344
 -Buenos Aires City Government Bonds in local currency - 2004                      533     --           533
 -Medium-term Treasury Bonds - 2006                                                162     --           162
 -Medium-term Treasury Bonds - 2005                                                144     --           144
 -Medium-term Treasury Bonds - 2002                                                 61     --            61
 -Pension Fund Debt Consolidation Bonds in U.S. Dollars - Series 2 DEG.-
  (Converted into pesos)                                                            37     --            37
 -Debt Consolidation Bonds in local currency - Series 1 DEG.                        35     --            35
 -Global External Bonds of the Argentine Republic - 2008                            23     --            23
 -Pension Fund Debt Consolidation Bonds in local currency - Series 2 DEG.           17     --            17
 -Debt Consolidation Bonds in U.S. Dollars - Series 2 DEG.                           1     --             1
 -Other                                                                             19     --            19
 In Foreign Currency
 -BCRA bills denominated in U.S. Dollars                                        28,518     --        28,518
 -Global External Bonds of the Argentine Republic - 2008                           268     --           268
 -Floating Rate Guaranteed Bonds (Discount Bonds)                                  788     --           788
 -Floating Rate Bonds in U.S. Dollars                                              676     --           676
 -Goverment bonds in U.S. Dollars, series VII, at surveyed market-average
   rate plus 5,8%                                                                  321     --           321
 -Global External Bonds of the Argentine Republic - 2030                            81     --            81
 -Global External Bonds of the Argentine Republic - 2003                            50     --            50
 -Global External Bonds of the Argentine Republic in U.S. dollars - 2004 -
   Series F -zero cupon-                                                            53     --            53
 -Global External Bonds of the Argentine Republic - 2017                            28     --            28
 -Global External Bonds of the Argentine Republic - 2015                           279     --           279
 -Global External Bonds of the Argentine Republic - 2018                            20     --            20
 -Global External Bonds of the Argentine Republic - 2019                            16     --            16
 -External Bonds of the Argentine Republic - 1989                                   13     --            13
 -Global External Bonds of the Argentine Republic - 2005                            12     --            12
 -Global External Bonds of the Argentine Republic - 2009                             9     --             9
 -Other                                                                              5     --             5

 Local
 -Global Bonds of the Federative Republic of Brazil                                 24     --            24

                                                                            --------------------------------
               Subtotal holdings for trading or financial transactions          56,316     --        56,316
                                                                            --------------------------------
                          TOTAL LISTED GOVERNMENT SECURITIES                   592,599     --       592,599
                                                                            ================================

                            UNLISTED GOVERNMENT SECURITIES

Local
 In Pesos
 -Fixed-rate Bonds of the Argentine Republic - 2002 - 9% (1)                   285,871     --       285,871
 -Tax Credit Certificates                                                       89,695     --        89,695
 -Bills to settle obligations Provincies                                         1,999     --         1,999
 -Treasury Bills to settle obligations of the Province of Buenos Aires
   (Patacones)                                                                   1,742     --         1,742

                                                                            --------------------------------
                         TOTAL UNLISTED GOVERNMENT SECURITIES                  379,307     --       379,307
                                                                            ================================
                             TOTAL GOVERNMENT SECURITIES                       971,906     --       971,906
                                                                            ================================

(1) As of March 31, 2002, these governments securities are set aside and computed for the minimun liquidity requirements.

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit A
                                                                        (Cont'd)

                   DETAIL OF GOVERNMENT AND PRIVATE SECURITIES
                          AS OF MARCH 31, 2002 AND 2001
(Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                             HOLDINGS
                                                                ----------------------------------
                                                                  2002                    2001
                                                                ----------------------------------  POSITION
                                                                 MARKET       BOOK       BOOK        WITHOUT               FINAL
              DESCRIPTION                       IDENTIFICATION    VALUE      BALANCE    BALANCE      OPTIONS   OPTIONS   POSITION
----------------------------------------------------------------------------------------------------------------------------------
     INVESTMENT IN LISTED PRIVATE SECURITIES
Other debt securities
Local
In Pesos
 -Origenes Vivienda S.A. (Serie XV) in pesos               --      20,219      20,219          -       20,219       --      20,219
 -Fideicomiso Financiero "PEGASUS"
   Serie B - 2002                                          --       2,207       2,207          -        2,207       --       2,207
 -Perez Companc Fideicomiso Fciero                         --          35          35          -           35       --          35
 -Origenes Vivienda S.A. (Serie XV) in
   U.S. Dollars                                            --          30          30          -           30       --          30

In Foreign Currency
 -Telefonica de Argentina S.A.                             --         352         352          -          189       --         189
 -Banco Hipotecario Nacional S.A. - 2006         AR6842925=ME         322         322          -          322       --         322
 -Supermercado Norte - 2004                       AROSPX13=BA         253         253          -          253       --         253
 -Compania INTL. Telecommunications in
   U.S. Dollars - 2004                                     --          76          76          -           76       --          76
 -Perez Companc S.A. - 2004 -                              --          72          72          -           72       --          72
 -PASA S.A. 2002 - 7,875%                                  --          54          54          -           54       --          54
 -Metrogas S.A.                                            --          52          52          -           52       --          52
 -Banco Hipotecario Nacional S.A. - 2003          ARBHIP13=ME          42          42          -           42       --          42
 -Transener - 2003                                         --          34          34          -           34       --          34
 -Multicanal S.A. - 2018                                   --          13          13          -           13       --          13
 -Other                                                    --         957         957          -           40       --          40
                                                                           -------------------------------------------------------
          Subtotal Other debt securities                                       24,718     40,191       23,638       --      23,638
                                                                           -------------------------------------------------------

Equity securities
 Local
 In pesos
 -Metrovias S.A.                                           --         644         644          -          644       --         644
 -Quickfood S.A.                                           --         111         111          -          111       --         111
 -Grupo Autopista del Oeste S.A.                           --          61          61          -           61       --          61
 -Other                                                    --          12          12          -           12       --          12
                                                                           -------------------------------------------------------
          Subtotal Equity securities                                              828      5,875          828       --         828
                                                                           -------------------------------------------------------
        TOTAL PRIVATE SECURITIES                                               25,546     46,066       24,466       --      24,466
                                                                           =======================================================
    TOTAL GOVERNMENT AND PRIVATE SECURITIES                                 1,002,259  2,193,690      996,372       --     996,372
                                                                           =======================================================

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit B

          CLASSIFICATION OF FINANCING BY STATUS AND COLLATERAL RECEIVED
                          AS OF MARCH 31, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                              COMMERCIAL LOANS                               2002               2001
    ------------------------------------------------------------          -----------------------------
    Normal                                                                6,709,691           6,269,279
                                                                          -----------------------------
         With senior "A" guarantees and counter-guarantees                  185,812             119,977
         With senior "B" guarantees and counter-guarantees                2,145,980           1,794,030
         Without senior guarantees or counter-guarantees                  4,377,899           4,355,272

    With potential risk                                                     166,081              38,648
                                                                          -----------------------------
         With senior "A" guarantees and counter-guarantees                    4,749               1,774
         With senior "B" guarantees and counter-guarantees                    7,796              14,191
         Without senior guarantees or counter-guarantees                    153,536              22,683

    With Problems                                                            67,881              18,568
                                                                          -----------------------------
         With senior "A" guarantees and counter-guarantees                       --                  --
         With senior "B" guarantees and counter-guarantees                    3,657               7,645
         Without senior guarantees or counter-guarantees                     64,224              10,923

    High insolvency risk                                                     96,088              94,253
                                                                          -----------------------------
         With senior "A" guarantees and counter-guarantees                    1,145                  --
         With senior "B" guarantees and counter-guarantees                   10,827              22,842
         Without senior guarantees or counter-guarantees                     84,116              71,411

    Irrecoverable                                                             7,922              53,624
                                                                          -----------------------------
         With senior "A" guarantees and counter-guarantees                       --                 240
         With senior "B" guarantees and counter-guarantees                      195              17,867
         Without senior guarantees or counter-guarantees                      7,727              35,517

    Irrecoverable under BCRA standards                                        8,927               1,075
                                                                          -----------------------------
         With senior "A" guarantees and counter-guarantees                       --                  --
         With senior "B" guarantees and counter-guarantees                      614                 549
         Without senior guarantees or counter-guarantees                      8,313                 526
                                                                          -----------------------------
                           TOTAL COMMERCIAL LOANS                         7,056,590           6,475,447
                                                                          -----------------------------

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit B
                                                                        (Cont'd)

          CLASSIFICATION OF FINANCING BY STATUS AND COLLATERAL RECEIVED
                          AS OF MARCH 31, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                       CONSUMER AND HOME PURCHASE LOANS                      2002                2001
    ---------------------------------------------------------------------------------------------------
    Normal                                                               1,780,607           3,034,320
                                                                         -----------------------------
         With senior "A" guarantees and counter-guarantees                   1,775               2,095
         With senior "B" guarantees and counter-guarantees               1,090,917           1,474,447
         Without senior guarantees or counter-guarantees                   687,915           1,557,778

    Inadequate compliance                                                  219,575             127,786
                                                                         -----------------------------
         With senior "A" guarantees and counter-guarantees                     613                   8
         With senior "B" guarantees and counter-guarantees                 135,146              81,038
         Without senior guarantees or counter-guarantees                    83,816              46,740

    Deficient compliance                                                   188,322              50,399
                                                                         -----------------------------
         With senior "A" guarantees and counter-guarantees                     157                  --
         With senior "B" guarantees and counter-guarantees                  38,681              10,831
         Without senior guarantees or counter-guarantees                   149,484              39,568

    Difficult to recover                                                    44,490              28,275
                                                                         -----------------------------
         With senior "A" guarantees and counter-guarantees                       8                  --
         With senior "B" guarantees and counter-guarantees                  20,925              20,034
         Without senior guarantees or counter-guarantees                    23,557               8,241

    Irrecoverable                                                           18,909              41,083
                                                                         -----------------------------
         With senior "A" guarantees and counter-guarantees                      23                  --
         With senior "B" guarantees and counter-guarantees                   7,048              26,344
         Without senior guarantees or counter-guarantees                    11,838              14,739

    Irrecoverable under BCRA standards                                          97                   -
                                                                         -----------------------------
         With senior "A" guarantees and counter-guarantees                      --                  --
         With senior "B" guarantees and counter-guarantees                      97                  --
         Without senior guarantees or counter-guarantees                        --                  --
                                                                         -----------------------------
                   TOTAL CONSUMER AND HOME PURCHASE LOANS                2,252,000           3,281,863
                                                                         -----------------------------
                                       GRAND TOTAL (1)                   9,308,590           9,757,310
                                                                         -----------------------------

(1) The following is included: Loans (before allowances), Other receivables from financial transactions - Unlisted corporate bonds, Other included in Debtor Rating Standards and Accrued interest receivable included in Debtor Rating Standards, Assets covered by financing leases (before allowances), Memorandum accounts - Credit balances - Contingencies - Agreed-upon credits (unused balances) included in Debtor Rating Standards, Other guarantees included in Debtor Rating Standards and Other included in Debtor Rating Standards.

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit C

                           CONCENTRATION OF FINANCING
                          AS OF MARCH 31, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                      FINANCING
                                                      ------------------------------------------------------------------------
                                                                     2002                                2001
                                                      ------------------------------------------------------------------------
                       NUMBER                                                 TOTAL                               TOTAL
                         OF                                 DEBT            PORTFOLIO           DEBT            PORTFOLIO
                      CUSTOMERS                            BALANCE              %              BALANCE              %
------------------------------------------------------------------------------------------------------------------------------
                10 BIGGEST CUSTOMERS                          3,194,401            34.32%         2,101,061            21.53%
------------------------------------------------------------------------------------------------------------------------------
              50 NEXT BIGGEST CUSTOMERS                       1,875,609            20.14%         1,739,235            17.82%
------------------------------------------------------------------------------------------------------------------------------
             100 NEXT BIGGEST CUSTOMERS                         656,887             7.06%         1,008,852            10.34%
------------------------------------------------------------------------------------------------------------------------------
                  REST OF CUSTOMERS                           3,581,693            38.48%         4,908,162            50.31%
------------------------------------------------------------------------------------------------------------------------------
                      TOTAL (1)                               9,308,590           100.00%         9,757,310           100.00%

(1) See footnote (1) in Exhibit B.

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit D

                        BREAKDOWN BY FINANCING MATURITIES
                              AS OF MARCH 31, 2002
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                       PERIOD LEFT UNTIL DUE DATE (1)
                                                 ------------------------------------------
                                        PAST
                                         DUE           1            3              6
           DESCRIPTION                   (2)         MONTH        MONTHS        MONTHS
-------------------------------------------------------------------------------------------
    NONFINANCIAL PUBLIC SECTOR             1,190        82,685       56,648         226,184
-------------------------------------------------------------------------------------------
         FINANCIAL SECTOR                  6,258         1,103          163             332
-------------------------------------------------------------------------------------------
   NONFINANCIAL PRIVATE SECTOR
      AND FOREIGN RESIDENTS            1,248,769     1,735,004      240,874         293,226
-------------------------------------------------------------------------------------------
            TOTAL (3)                  1,256,217     1,818,792      297,685         519,742

                                                    PERIOD LEFT UNTIL DUE DATE (1)
                                        ----------------------------------------------------
                                                                       OVER
                                            12            24            24
           DESCRIPTION                    MONTHS        MONTHS        MONTHS        TOTAL
--------------------------------------------------------------------------------------------
    NONFINANCIAL PUBLIC SECTOR             152,426       232,024     2,118,450     2,869,607
--------------------------------------------------------------------------------------------
         FINANCIAL SECTOR                  223,485           409        29,865       261,615
--------------------------------------------------------------------------------------------
   NONFINANCIAL PRIVATE SECTOR
      AND FOREIGN RESIDENTS                312,956       487,521     1,859,018     6,177,368
--------------------------------------------------------------------------------------------
            TOTAL (3)                      688,867       719,954     4,007,333     9,308,590

(1) Under Decree No. 214/02 dated February 3, 2002, in the case of loans to be setled in installments, the debtor will continue paying in pesos an amount equivalent to that of the last installment over six months as from the date when the above Decree comes into force. After this period, the debt will be rescheduled. In the case of other loans, other than that related to credit cards balances, the debtor will granted a six-month term to pay. This Exhibit does not consider the above rescheduling.
(2)  Included financing 31 at least days past due.
(3)  See footnote (1) in Exhibit B.

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee

                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit E

     DETAIL OF INVESTMENTS IN OTHER COMPANIES AS OF MARCH 31, 2002 AND 2001 (Translation of financial statement originally issued in Spanish - See note 19)

                                                                                               2002
                                                                  ---------------------------------------------------------------
                                                                                              SHARES
                                                                  ---------------------------------------------------------------
                                                                              UNIT        VOTES        PERCENT
  IDENTIFICATION                                                              FACE         PER            OF
   as per "FSD"                     DESCRIPTION                   CLASS      VALUE        SHARE       INVESTMENT       NUMBER
---------------------------------------------------------------------------------------------------------------------------------
                    IN FINANCIAL INSTITUTIONS AND COMPLEMENTARY
                             AND AUTHORIZED ACTIVITIES

                   SUBSIDIARIES
                   Local:
  33-64595126-9    - Santander Sociedad de Bolsa S.A.             Common    $      1          1           99.96%        4,898,040
  30-66187367-8    - Santander Investment Gte. F.C.I. S.A.        Common    $      1          1           99.89%          113,615
                   - Administradora Tornquist S.A. Gte. F.C.I.          (1)         (1)        (1)             (1)               (1)
  30-64399063-2    - Gire S.A.                                    Common    $      1          1           58.33%           57,163

                   Foreign:
  99-00072290-0    - Santander Riobank (Grand Cayman)                   (2)         (2)        (2)             (2)               (2)

                   AFFILIATES
                   Local:
  30-69121742-2    - Origenes Vivienda y Consumo Cia.
                      Financiera S.A.                             Common    $      1          1           12.50%        3,484,508

                   Foreign:
                   - Bladex S.A.                                        (4)         (4)        (4)             (4)               (4)

                                      SUBTOTAL

                                 IN OTHER COMPANIES
                   AFFILIATES
                   Local:
  30-60479635-7    - Banelco S.A.                                   A       $      1          1           20.00%           18,020
  30-59891004-5    - Visa Argentina S.A.                          Single    $ 0,0001          1           5.00%            11,400
  30-69078352-1    - Interbanking S.A.                            Common    $      1          1           15.00%           22,856
  30-69297553-3    - Caminos de las Sierras S.A.                  Common    $      1          1           37.97%       45,564,000
  30-70128219-8    - Prestamos de Consumo S.A.                    Common    $      1          1           12.50%        2,847,485
  30-69896545-9    - Rio Compania de Seguros S.A.                 Common    $      1          1           12.50%          830,875
  30-69121742-2    - Origenes Vivienda S.A.                             (3)         (3)        (3)             (3)               (3)
                   - Otras                                              (5)         (5)        (5)             (5)               (5)

                   Foreign:

                   - Otras                                              (5)         (5)        (5)             (5)               (5)

                                                                  2002         2001                   INFORMATION ABOUT THE ISSUER
                                                                --------------------------------------------------------------------
                                                                                                         DATA FROM LAST PUBLISHED
                                                                                                            FINANCIAL STATEMENTS
                                                                  AMOUNT      AMOUNT                  ------------------------------
                                                                (stated in  (stated in                              FISCAL
IDENTIFICATION                                                   thousands    thousands    MAIN                     YEAR-END /
 as per "FSD"                     DESCRIPTION                    of pesos)    of pesos)   BUSINESS                 PERIOD-END
------------------------------------------------------------------------------------------------------------------------------------
                 IN FINANCIAL INSTITUTIONS AND COMPLEMENTARY
                          AND AUTHORIZED ACTIVITIES
                 SUBSIDIARIES                                      45,823     280,985
                                                                ----------------------
                 Local:                                            45,823      41,738
                                                                ----------------------
33-64595126-9    - Santander Sociedad de Bolsa S.A.                 5,790       7,583    Stockbroker               03/31/2002
30-66187367-8    - Santander Investment Gte. F.C.I. S.A.           31,207      24,835    M.F.Manager               03/31/2002
                 - Administradora Tornquist S.A. Gte. F.C.I.            -         122               (1)                      (1)
30-64399063-2    - Gire S.A.                                        8,826       9,198    Services                  12/31/2001
                                                                ----------------------
                 Foreign:                                               -     239,247
                                                                ----------------------
99-00072290-0    - Santander Riobank (Grand Cayman)                     -     239,247               (2)                      (2)

                                                                ----------------------
                 AFFILIATES                                         5,491         399
                                                                ----------------------
                 Local:                                             4,497           -
                                                                ----------------------
30-69121742-2    - Origenes Vivienda y Consumo Cia.
                    Financiera S.A.Common                           4,497           -    Banking                   03/31/2002

                                                                ----------------------
                 Foreign:                                             994         399
                                                                ----------------------
                 - Bladex S.A.                                        994         399    Banking                   12/31/2000

                                                                ----------------------
                                    SUBTOTAL                       51,314     281,384
                                                                ======================

                               IN OTHER COMPANIES
                 AFFILIATES                                        46,246      17,528
                                                                ----------------------
                 Local:                                            46,092      17,169
                                                                ----------------------
30-60479635-7    - Banelco S.A.                                     5,632       5,929    Services                  06/30/2002
30-59891004-5    - Visa Argentina S.A.                                645         866    Services                  05/31/2001
30-69078352-1    - Interbanking S.A.                                  753       1,011    Services                  12/31/2000
30-69297553-3    - Caminos de las Sierras S.A.                     37,753          -     Roads work                12/31/2001
30-70128219-8    - Prestamos de Consumo S.A.                             -      2,460    Services                  12/31/2000
30-69896545-9    - Rio Compania de Seguros S.A.                       818       1,098    Insurance                 03/31/2002
30-69121742-2    - Origenes Vivienda S.A.                                -      4,703               (3)                      (3)
                 - Otras                                              491       1,102               (5)                      (5)
                                                                ----------------------
                 Foreign:                                             154         359
                                                                ----------------------
                 - Otras                                              154         359               (5)                      (5)

                                    SUBTOTAL                       46,246      17,528
                                                                ======================

                                                                ----------------------
                                     TOTAL                         97,560     298,912
                                                                ======================

                                                                                INFORMATION ABOUT THE ISSUER
                                                                -----------------------------------------------------------
                                                                                  DATA FROM LAST PUBLISHED
                                                                                    FINANCIAL STATEMENTS
                                                                -----------------------------------------------------------
                                                                                                              NET INCOME
IDENTIFICATION                                                       CAPITAL          STOCKHOLDERS'             FOR THE
 as per "FSD"                     DESCRIPTION                         STOCK              EQUITY              YEAR/PERIOD
---------------------------------------------------------------------------------------------------------------------------
                 IN FINANCIAL INSTITUTIONS AND COMPLEMENTARY
                          AND AUTHORIZED ACTIVITIES

                 SUBSIDIARIES
                 Local:
33-64595126-9    - Santander Sociedad de Bolsa S.A.             $      4,900,000     $     4,642,162      $       1,780,426
30-66187367-8    - Santander Investment Gte. F.C.I. S.A.        $        113,740     $    31,227,234      $      12,151,244
                 - Administradora Tornquist S.A. Gte. F.C.I.                    (1)                 (1)                    (1)
30-64399063-2    - Gire S.A.                                    $         98,000     $     9,871,960      $       2,537,540

                 Foreign:
99-00072290-0    - Santander Riobank (Grand Cayman)                             (2)                 (2)                    (2)

                 AFFILIATES
                 Local:
30-69121742-2    - Origenes Vivienda y Consumo Cia.
                    Financiera S.A.Common                       $     27,873,000     $    12,849,000      $     (26,472,000)

                 Foreign:
                 - Bladex S.A.                                 U$S   132,851,168    U$S  699,204,802     U$S     97,055,554

                                    SUBTOTAL

                               IN OTHER COMPANIES
                 AFFILIATES
                 Local:
30-60479635-7    - Banelco S.A.                                 $         90,100     $    28,005,396      $       7,818,164
30-59891004-5    - Visa Argentina S.A.                          $             23     $    15,534,386      $       1,647,101
30-69078352-1    - Interbanking S.A.                            $        152,373     $     5,639,512      $         169,146
30-69297553-3    - Caminos de las Sierras S.A.                  $    120,000,000     $   134,736,415      $     (20,334,039)
30-70128219-8    - Prestamos de Consumo S.A.                    $     22,779,880     $    14,660,546      $      (6,094,978)
30-69896545-9    - Rio Compania de Seguros S.A.                 $      6,647,000     $    10,113,222      $       2,089,635
30-69121742-2    - Origenes Vivienda S.A.                                       (3)                 (3)                    (3)
                 - Otras                                                        (5)                 (5)                    (5)

                 Foreign:
                 - Otras                                                        (5)                 (5)                    (5)

                                    SUBTOTAL

                                     TOTAL

(1) On December 26, 2000, the Boards of Directors of Santander Investment Gerente de F.C.I. S.A. and Administradora Tornquist S.A. Gerente de Fondos Comunes de Inversion approved that the latter be merged with and into the former, such merger became effective on May 2001.
(2)   See nota 2.c)
(3)   See nota 2.b)
(4) Class "B" shares, one vote per share, 45,406.29 shares, without a face value. Preferred shares, unit face value US$10, nonvoting, 6,246 shares.
(5) The interest held does not exceed 5% of the equity of the issuing companies of funds.

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit F

            MOVEMENT OF BANK PREMISES AND EQUIPMENT AND OTHER ASSETS
                          AS OF MARCH 31, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                         -Stated in thousands of pesos-

                                                                               2002
                                     --------------------------------------------------------------------------------------------
                                                                                                   DEPRECIATION FOR THE PERIOD
                                     RESTATED NET                                                      IN CONSTANT CURRENCY
                                         BOOK                                                     -------------------------------
                                       VALUE AT                                                     YEARS OF
                                       BEGINNING      ADDITIONS       TRANSFERS      RETIREMENTS    ESTIMATED
                                       OF FISCAL     IN CONSTANT     IN CONSTANT     IN CONSTANT     USEFUL
        DESCRIPTION                       YEAR        CURRENCY         CURRENCY        CURRENCY       LIFE           AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT
  - Land and buildings                     368,989           --           5,443              --          50                (1,978)
  - Furniture and fixtures                  22,097           97              --              (5)         10                  (968)
  - Machinery and equipment                 32,732          396              --             (11)          5                (4,889)
  - Automobiles                                874          177              --             (30)          5                   (69)
  - Other                                    2,734           --              --              --           5                  (551)

---------------------------------------------------------------------------------------------------------------------------------

                   TOTAL                   427,426          670           5,443             (46)                           (8,455)
                                     ==========================================================                   ===============
                                                 -            -               -               -                                 -

OTHER ASSETS

  - Construction in process                  2,820           16              --              --                                 -
  - Capitalized prepayments for                                                                                                 -
     purchasing assets                         639           --              --              --                                 -
  - Assets rented out                        5,443           --          (5,443)             --                                 -
  - Works of art                               534           --              --              --                                 -
  - Stationery and supplies                    509          479              --            (420)                                -
  - Other                                   22,844        2,229              --          (1,014)         50                  (280)

---------------------------------------------------------------------------------------------------------------------------------

                   TOTAL                    32,789        2,724          (5,443)         (1,434)                             (280)
                                     ==========================================================                   ===============

                                           2002         2001
                                     ----------------------------
                                          NET           NET
                                         BOOK          BOOK
                                         VALUE         VALUE
                                        AT END OF     AT END OF
        DESCRIPTION                    THE PERIOD    THE PERIOD
-----------------------------------------------------------------
BANK PREMISES AND EQUIPMENT
  - Land and buildings                     372,454        376,452
  - Furniture and fixtures                  21,221         25,103
  - Machinery and equipment                 28,228         49,170
  - Automobiles                                952            913
  - Other                                    2,183          4,446
                                     ----------------------------

                   TOTAL                   425,038        456,084
                                     ============================

OTHER ASSETS
  - Construction in process                  2,836          2,847
  - Capitalized prepayments for                639            132
     purchasing assets                          --          5,443
  - Assets rented out                          534            534
  - Works of art                               568            538
  - Stationery and supplies                 23,779         18,222
  - Other                                        -              -
                                     ----------------------------
                   TOTAL                    28,356         27,716
                                     ============================

                                                                                         Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager              C.P.C.E.C.A.B.A. Vol.1 - Fo.8
For the Statutory Audit Committee


                                             /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                                   Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol.43 - Fo.114                                                        C.P.C.E.C.A.B.A. Vol 100 - Fo.138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit G

                          MOVEMENT OF INTENGIBLE ASSETS
                          AS OF MARCH 31, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                2002                                    2001
                                              ---------------------------------------------------------------------------------
                                                                           AMORTIZATION FOR THE PERIOD
                                                                               IN CONSTANT CURRENCY
                                               RESTATED NET                ---------------------------   NET BOOK     NET BOOK
                                               BOOK VALUE AT   ADDITIONS       AGES OF                   VALUE AT     VALUE AT
                                                BEGINNING     IN CONSTANT     ESTIMATES                 END OF THE   END OF THE
               DESCRIPTION                    OF FISCAL YEAR   CURRENCY      USEFUL LIFE      AMOUNT      PERIOD       PERIOD
-------------------------------------------------------------------------------------------------------------------------------
Goodwill (1)                                             581           --              5           (54)         527         775


Organization and development expenses (2)             47,370        1,573              3        (7,325)      41,618     58,372

                                              ---------------------------------------------------------------------------------
TOTAL                                                 47,951        1,573                       (7,379)      42,145      59,147
                                              ===========================                   ===================================

(1) Breakdown:
                                                                                            ----------
               - Balance of goodwill for the purchase of certain assets and
                 liabilities of Banco Rio Tercero Cooperativo Limitado                             527
                                                                                            ----------

                                                                                            ----------
(2) Breakdown:
               - Administrative and systems reorganization done by third parties                41,618
                                                                                            ==========

       /s/ENRIQUE CRISTOFANI                      /s/NORBERTO RODRIGUEZ                 Signed for identification purposes
        ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                   with our report dated 10-22-2002
   Chairman and General Manager          Controller and Administration Manager          PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                          C.P.C.E.C.A.B.A. Vol.1 - Fo.8


                                                /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
           ALBERTO BANDE                          ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
         Statutory Auditor                          Chief Accountant                                  Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                      C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit H

                            CONCENTRATION OF DEPOSITS
                          AS OF MARCH 31, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                    2002                                2001
                                         ---------------------------------------------------------------
           NUMBER                                          TOTAL                                 TOTAL
             OF                             DEBT         PORTFOLIO            DEBT             PORTFOLIO
         CUSTOMERS                        BALANCE            %               BALANCE               %
--------------------------------------------------------------------------------------------------------
   10 BIGGEST CUSTOMERS                  1,278,943           17.57%             486,840             5.78%
--------------------------------------------------------------------------------------------------------
 50 NEXT BIGGEST CUSTOMERS                 280,622            3.85%             372,638             4.43%
--------------------------------------------------------------------------------------------------------
100 NEXT BIGGEST CUSTOMERS                 199,674            2.74%             229,960             2.73%
--------------------------------------------------------------------------------------------------------
     REST OF CUSTOMERS                   5,521,909           75.84%           7,331,032            87.06%
--------------------------------------------------------------------------------------------------------
           TOTAL                         7,281,148          100.00%           8,420,470           100.00%

       /s/ENRIQUE CRISTOFANI                      /s/NORBERTO RODRIGUEZ                 Signed for identification purposes
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                    with our report dated 10-22-2002
   Chairman and General Manager          Controller and Administration Manager          PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                         C.P.C.E.C.A.B.A. Vol.1 - Fo.8


                                                /s/ARNALDO L. GOMEZ YICHE                      /s/RICARDO M. FURMAN
           ALBERTO BANDE                          ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
         Statutory Auditor                           Chief Accountant                                 Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                      C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit I
                              BREAKDOWN BY MATURITY
          OF DEPOSITS AND OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS
                              AS OF MARCH 31, 2002
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                          PERIOD LEFT UNTIL DUE DATE (1)
                                                    ------------------------------------------------------------------------
                                                                                                         OVER
                                                        1          3         6       12         24        24
             DESCRIPTION                              MONTH      MONTHS   MONTHS    MONTHS    MONTHS    MONTHS      TOTAL
----------------------------------------------------------------------------------------------------------------------------
               DEPOSITS                             2,942,428     41,038    3,247   41,736  1,018,913  3,233,786   7,281,148
----------------------------------------------------------------------------------------------------------------------------
 OTHER LIABILITIES
 FROM FINANCIAL TRANSACTIONS
 - Central Bank of the Argentine Republic - Other      28,992         --       --      318        318         --      29,628
 - Banks and international organizations              273,682    530,525   29,676   71,791    146,458    609,928   1,662,060
 - Unsubordinated corporate bonds                          --  1,256,835  400,449  147,048    749,802    450,000   3,004,134
 - Financing from local financial institutions         12,000         --       --       --         --         --      12,000
 - Other                                              192,126    543,575    1,055      774      1,509      7,079     746,118

                TOTAL                                 506,800  2,330,935  431,180  219,931    898,087  1,067,007   5,453,940
----------------------------------------------------------------------------------------------------------------------------

               TOTAL                                3,449,228  2,371,973  434,427  261,667  1,917,000  4,300,793  12,735,088

----------------------------------------------------------------------------------------------------------------------------

(1) Under Communique "A" 3467 of the BCRA, the return of deposits was reprogrammed taking into account the currency, the type of account, and the amount deposited. Such reprogramming was considered in the tranche breakdown of this Exhibit.

      /s/ENRIQUE CRISTOFANI                      /s/NORBERTO RODRIGUEZ                   Signed for identification purposes
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                     with our report dated 10-22-2002
   Chairman and General Manager          Controller and Administration Manager          PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                           C.P.C.E.C.A.B.A. Vol.1 - Fo.8

                                               /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
          ALBERTO BANDE                          ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
        Statutory Auditor                            Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                      C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit J

                             MOVEMENT OF ALLOWANCES
                          AS OF MARCH 31, 2002 AND 2001
(Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                     2002                                    2001
                                                 ----------------------------------------------------------------------------------
                                                                               DECREASES IN CONSTANT
                                                                                    CURRENCY
                                                                              ----------------------
                                                                                                       MONETARY
                                                  RESTATED NET                                        GAIN (LOSS)  BALANCE  BALANCE
                                                 BOOK VALUE AT  INCREASES IN  RESTORED                 GENERATED   AT END   AT END
                                                  BEGINNING OF    CONSTANT      TO                        ON       OF THE   OF THE
                    DESCRIPTION                   FISCAL YEAR     CURRENCY     INCOME   APPLICATIONS  ALLOWANCES   PERIOD   PERIOD
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------
           ALLOWANCES QUALIFYING ASSETS
-----------------------------------------------
- Loans (1)
  Loan losses                                          299,696       235,265        --       (44,258)     (80,628) 410,075  308,731
                                                                           -
- Other receivables from financial transactions                            -
  Doubtful accounts                                      7,049           786        --            --        3,961   11,796    4,799
                                                                           -
- Assets covered by financing leases                                       -
  Doubtful accounts                                      4,388         1,213        --            --       (1,120)   4,481    1,869
                                                                           -
- Investments in other companies                                           -
  Doubtful accounts                                        324            --        --            --          (83)     241      324
                                                                           -
- Other receivables                                          -             -
  Doubtful accounts                                      6,965        42,414        --           (62)      (1,050)  48,267    8,633
                                                                           -
                                                 ----------------------------------------------------------------------------------
                      TOTAL                            318,422       279,678        --       (44,320)     (78,920) 474,860  324,356
                                                 ==================================================================================
                                                             -             -         -             -                              -
-----------------------------------------------
              CONTINGENT LIABILITIES
-----------------------------------------------

- Other contingent commitments                           1,477            --        --            --         (377)   1,100    1,477

- Other contingencies (2)                               62,305         1,908        --          (678)     (15,938)  47,597   41,747

                                                 ----------------------------------------------------------------------------------
                      TOTAL                             63,782         1,908        --          (678)     (16,315)  48,697   43,224
                                                 ==================================================================================
                                                             -

(1) The increases and applications of allowances for loan losses includes the balances at the beginning of the fiscal year, the uncollectibility charges and applications for the period 01/01/2002, through 03/27/2002, related to Origenes Vivienda y Consumo Cia Financiera S.A. whose loan portfolio was acquired by Banco Rio de la Plata S.A. Such beginning balances, uncollectibility charges and applications amounted to 5,388, 2,250, and 203, respectively.
(2) The increases in other contingencies include the balances at the beginning of the fiscal year and the charges for provisions for mortgage loan compliance for the period 01/01/2002, through 03/27/2002, related to Origenes Vivienda y Consumo Cia Financiera S.A. whose loan portfolio was acquired by Banco Rio de la Plata S.A. Such beginning balances and provision charges amounted to 879 and 44, respectively.

      /s/ENRIQUE CRISTOFANI                     /s/NORBERTO RODRIGUEZ                   Signed for identification purposes
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ                    with our report dated 10-22-2002
   Chairman and General Manager          Controller and Administration Manager          PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                          C.P.C.E.C.A.B.A. Vol.1 - Fo.8



          ALBERTO BANDE                         /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
        Statutory Auditor                        ARNALDO L. GOMEZ YICHE                         RICARDO M. FURMAN
Certified Public Accountant U.B.A.                  Chief Accountant                                 Partner
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                      Certified Public Accountant U.B.A.
                                                                                        C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit K

                                CAPITAL STRUCTURE
                              AS OF MARCH 31, 2002
(Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

               SHARES                                        CAPITAL STOCK
------------------------------------------------------------------------------------
                                         VOTES              ISSUED
                                          PER     -----------------------    PAID-IN
      CLASS                 NUMBER       SHARE    OUTSTANDING    TREASURY    CAPITAL
------------------------------------------------------------------------------------
   COMMON "A"             142,667,289        5        142,667           -    142,667

   COMMON "B"             204,074,376        1        204,075           -    204,075

     TOTAL                346,741,665                 346,742                346,742

                                                                                    (1)
------------------------------------------------------------------------------------

(1) Fully registered with the Public Register of Commerce and authorized for public offering.

       /s/ENRIQUE CRISTOFANI                      /s/NORBERTO RODRIGUEZ                 Signed for identification purposes
        ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                   with our report dated 10-22-2002
   Chairman and General Manager          Controller and Administration Manager          PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
 For the Statutory Audit Committee                                                         C.P.C.E.C.A.B.A. Vol.1 - Fo.8


                                               /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
           ALBERTO BANDE                         ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
         Statutory Auditor                          Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                      C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit L
                          BALANCES IN FOREIGN CURRENCY
                          AS OF MARCH 31, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                                 2002
                                                ---------------------------------------------------------------
                                                                                        TOTAL PER CURRENCY
                                                 BEAD OFFICE    GRAND               ---------------------------
                                                AND BRANCHES    CAYMAN                                 DEUTSCHE
                   ACCOUNTS                     IN ARGENTINA    BRANCH     TOTAL     EURO    DOLLAR      MARK
---------------------------------------------------------------------------------------------------------------
----------------------------------------------
                    ASSETS
----------------------------------------------
 Cash and due from banks                             177,221     10,308    187,529      77    186,387        24
 Government and private securities                   574,263        321    574,584            574,584
 Loans                                             1,462,189    194,714  1,656,903   1,184  1,641,512       166
 Other receivables from financial transactions     4,333,510    149,934  4,483,444       3  4,483,323       118
 Assets covered by financing leases
 Investments in other companies                        1,148                 1,148              1,148
 Other receivables                                   259,580               259,580            259,580
 Suspense items                                          410                   410                410

                                                ---------------------------------------------------------------
                    TOTAL                          6,808,321    355,277  7,163,598   1,264  7,146,944       308
                                                ---------------------------------------------------------------

----------------------------------------------
                 LIABILITIES
----------------------------------------------

 Deposits                                             62,607                62,607             62,607
 Other liabilities from financial transactions     4,052,549  1,123,275  5,175,824   4,711  5,157,064
 Other liabilities                                    29,838         86     29,924             29,924
 Suspense items                                          212                   212                212

                                                ---------------------------------------------------------------
                    TOTAL                          4,145,206  1,123,361  5,268,567   4,711  5,249,807
                                                ---------------------------------------------------------------

----------------------------------------------
             MEMORANDUM ACCOUNTS
----------------------------------------------

DEBIT BALANCES (Except Contra accounts debit
 balances)
 Contingencies                                     1,128,757     14,883  1,143,640          1,143,640
 Control accounts                                  3,357,249     30,018  3,387,267  24,139  3,358,207
 Derivative accounts                                 731,119               731,119            731,119
 Fiduciary accounts                                   24,554                24,554             24,554

CREDIT BALANCES (Except Contra accounts credit
 balances)
 Contingencies                                       425,249    228,291    653,540   3,486    648,638
 Control accounts                                        535     30,018     30,553             29,097
 Derivative accounts                                  23,858                23,858             23,858
---------------------------------------------------------------------------------------------------------------

                                                                  2002                        2001
                                                -----------------------------------------------------
                                                     TOTAL PER CURRENCY
                                                -----------------------------------------
                                                    POUND   FRENCH  SWISS
                   ACCOUNTS                       STERLING   FRANC  FRANC    YEN    OTHER    TOTAL
-----------------------------------------------------------------------------------------------------
----------------------------------------------
                    ASSETS
----------------------------------------------
 Cash and due from banks                                43            195     469     334     844,188
 Government and private securities                                                          2,159,202
 Loans                                                                     14,041           6,888,252
 Other receivables from financial transactions                                              3,139,658
 Assets covered by financing leases                                                            86,274
 Investments in other companies                                                               240,004
 Other receivables                                                                             43,162
 Suspense items                                                                                 1,297

                                                ------------------------------------------------------
                    TOTAL                               43            195  14,510     334  13,402,037
                                                ------------------------------------------------------

----------------------------------------------
                 LIABILITIES
----------------------------------------------

 Deposits                                                                                   6,101,843
 Other liabilities from financial transactions           2              6  14,041           6,305,214
 Other liabilities                                                                              3,851
 Suspense items                                                                                   914

                                                ------------------------------------------------------
                    TOTAL                                2              6  14,041          12,411,822
                                                ------------------------------------------------------

----------------------------------------------
             MEMORANDUM ACCOUNTS
----------------------------------------------

DEBIT BALANCES (Except Contra accounts debit
 balances)
 Contingencies                                                                              3,878,927
 Control accounts                                      694            458   3,611     158   5,756,040
 Derivative accounts                                                                               --
 Fiduciary accounts                                                                            54,734

CREDIT BALANCES (Except Contra accounts credit
 balances)
 Contingencies                                         982            161     273             367,444
 Control accounts                                                           1,456               8,738
 Derivative accounts                                                                          134,285

  /s/ENRIQUE CRISTOFANI                          /s/NORBERTO RODRIGUEZ                  Signed for identification purposes
    ENRIQUE CRISTOFANI                             NORBERTO RODRIGUEZ                    with our report dated 10-22-2002
Chairman and General Manager             Controller and Administration Manager          PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                         C.P.C.E.C.A.B.A. Vol.1 - Fo.8


                                                /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
      ALBERTO BANDE                               ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
    Statutory Auditor                               Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                      Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                      C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit M

                SUMMARY OF FOREIGN BRANCH'S FINANCIAL STATEMENTS
                              AS OF MARCH 31, 2002
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                             2002
                                       -----------------------------------------------------------------------------
                                                                                                        NET INCOME
                                                                                   STOCKHOLDERS'          FOR THE
                                             ASSETS            LIABILITIES            EQUITY              PERIOD
                                       -----------------------------------------------------------------------------
     -   GRAND CAYMAN BRANCH               1,176,909            1,123,361              53,548              (3,233)
                                       -----------------------------------------------------------------------------
                 TOTAL                     1,176,909            1,123,361              53,548              (3,233)
                                       -----------------------------------------------------------------------------

       /s/ ENRIQUE CRISTOFANI                     /s/ NORBERTO RODRIGUEZ                Signed for identification purposes
         ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                   with our report dated 10-22-2002
    Chairman and General Manager           Controller and Administration Manager        PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
  For the Statutory Audit Committee                                                       C.P.C.E.C.A.B.A. Vol.1 - Fo.8

                                                 /s/ ARNALDO L. GOMEZ YICHE                  /s/ RICARDO M. FURMAN
            ALBERTO BANDE                          ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
          Statutory Auditor                           Chief Accountant                               Partner
  Certified Public Accountant U.B.A.                                                     Certified Public Accountant U.B.A.
  C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                     C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit N

                          ASSISTANCE TO RELATED PARTIES
                          AS OF MARCH 31, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                     POTENTIAL           WITH                   WITH HIGH
                                                                       RISK            PROBLEMS              INSOLVENCY RISK
                                                                    INADEQUATE         DEFICIENT              DIFFICULT TO
             CLASSIFICATION                               NORMAL    COMPLIANCE        COMPLIANCE                 RECOVER
-------------------------------------------------------------------------------------------------------------------------------
DESCRIPTION
------------------------------------------------------
                    1 - LOANS                             150,936
-------------------------------------------------------------------------------------------------------------------------------
 - Overdraft                                               13,376
                                                        =======================================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees
    Without senior guarantees or counter-guarantees        13,376

 - Documents
                                                        =======================================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees
    Without senior guarantees or counter-guarantees

 - Mortgage and pledges                                     2,116
                                                        =======================================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees       2,116
    Without senior guarantees or counter-guarantees

 - Personal loans                                             114
                                                        =======================================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees
    Without senior guarantees or counter-guarantees           114

 - Credit Cards                                               451
                                                        =======================================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees
    Without senior guarantees or counter-guarantees           451

 - Other                                                  134,879
                                                        =======================================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees
    Without senior guarantees or counter-guarantees       134,879

        2 - CONTINGENT LIABILITIES                          6,434
                                                        -----------------------------------------------------------------------

    3 - INVESTMENTS IN OTHER COMPANIES
          AND PRIVATE SECURITIES                           48,248
                                                        -----------------------------------------------------------------------
                  TOTAL                                   205,618            --         --           --          --          --
                                                        -----------------------------------------------------------------------

             TOTAL ALLOWANCES                                  --            --         --           --          --          --
                                                        -----------------------------------------------------------------------

                                                                                                 TOTAL
                                                                           IRRECOVERABLE  --------------------
                                                                               UNDER
                                                                                BCRA
             CLASSIFICATION                                IRRECOVERABLE     STANDARDS       2002      2001
--------------------------------------------------------------------------------------------------------------
DESCRIPTION
------------------------------------------------------
                    1 - LOANS                                                               150,936     26,112
--------------------------------------------------------------------------------------------------------------
 - Overdraft                                                                                 13,376     12,958
                                                        ======================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees
    Without senior guarantees or counter-guarantees                                          13,376     12,958

 - Documents                                                                                                66
                                                        ======================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees
    Without senior guarantees or counter-guarantees                                                         66

 - Mortgage and pledges                                                                       2,116      4,151
                                                        ======================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees                                         2,116      4,151
    Without senior guarantees or counter-guarantees

 - Personal loans                                                                               114        290
                                                        ======================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees
    Without senior guarantees or counter-guarantees                                             114        290

 - Credit Cards                                                                                 451        462
                                                        ======================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees
    Without senior guarantees or counter-guarantees                                             451        462

 - Other                                                                                    134,879      8,185
                                                        ======================================================
    With senior "A" guarantees and counter-guarantees
    With senior "B" guarantees and counter-guarantees
    Without senior guarantees or counter-guarantees                                         134,879      8,185

        2 - CONTINGENT LIABILITIES                                                            6,434     27,089
                                                        ------------------------------------------------------

    3 - INVESTMENTS IN OTHER COMPANIES
          AND PRIVATE SECURITIES                                                             48,248     17,755
                                                        ------------------------------------------------------
                  TOTAL                                                --             --    205,618     70,956
                                                        ------------------------------------------------------

             TOTAL ALLOWANCES                                          --             --         --         --
                                                        ------------------------------------------------------

       /s/ ENRIQUE CRISTOFANI                     /s/ NORBERTO RODRIGUEZ                Signed for identification purposes
         ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ                   with our report dated 10-22-2002
    Chairman and General Manager           Controller and Administration Manager        PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
  For the Statutory Audit Committee                                                       C.P.C.E.C.A.B.A. Vol.1 - Fo.8

                                                 /s/ ARNALDO L. GOMEZ YICHE                  /s/ RICARDO M. FURMAN
            ALBERTO BANDE                          ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
          Statutory Auditor                           Chief Accountant                               Partner
  Certified Public Accountant U.B.A.                                                     Certified Public Accountant U.B.A.
  C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                     C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                           CONSOLIDATED BALANCE SHEETS
                            (Section 33 - Law 19,550)
                          AS OF MARCH 31, 2002 AND 2001
          (Translation of consolidated financial statements originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                ASSETS                                      2002          2001
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
A.   CASH AND DUE FROM BANKS                                                976,928      1,096,644
--------------------------------------------------------------------------------------------------
     - Cash                                                                 310,682        302,967
     - Banks and correspondents                                             666,246        793,677

--------------------------------------------------------------------------------------------------
B.   GOVERNMENT AND PRIVATE SECURITIES                                    1,022,775      2,383,469
--------------------------------------------------------------------------------------------------
     - Holdings in investment accounts                                      536,283      1,967,383
     - Holdings for trading                                                  61,123        338,758
     - Unlisted government securities                                       379,307             --
     - Investments in listed private securities                              46,062         77,328

--------------------------------------------------------------------------------------------------
C.   LOANS (Exhibit I)                                                    7,205,784      9,029,883
--------------------------------------------------------------------------------------------------
     - To the nonfinancial public sector                                  2,868,678      1,711,041
     - To the financial sector                                               38,581        166,342
     - To the private nonfinancial sector and foreign residents:          4,708,600      7,463,934
          - Overdraft                                                     1,582,238      2,255,857
          - Promissory notes                                                934,314      1,370,334
          - Real estate mortgage                                          1,263,770      1,601,172
          - Collateral loans                                                129,614        273,409
          - Consumer                                                        161,700        319,157
          - Credit Cards                                                    213,562        380,521
          - Other                                                           310,247      1,257,951
          - Accrued interest, adjustments and price
             differences receivable                                         130,313        100,679
          - Unapplied collections                                            (9,346)       (12,480)
          - Unearned discount                                                (7,812)       (82,666)
       Less: Allowances                                                    (410,075)      (311,434)

--------------------------------------------------------------------------------------------------
D.   OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS                        5,177,576      5,418,780
--------------------------------------------------------------------------------------------------
     - Central Bank of the Argentine Republic                               120,919      1,020,104
     - Receivables on spot and forward transactions                         172,168      2,445,008
     - Securities and foreign exchange receivable on
        spot and forward purchases                                          215,220      1,770,531
     - Premiums on options purchased                                             --          1,023
     - Unlisted corporate bonds (Exhibit I)                                 589,503         70,109
     - Other not included in Debtor Rating Standards                      4,064,796         80,196
     - Other included in Debtor Rating Standards (Exhibit I)                 24,473         31,932
     - Accrued interest and adjustments receivable
        included in Debtor Rating Standards (Exhibit I)                       2,293          4,676
       Less: Allowances                                                     (11,796)        (4,799)

--------------------------------------------------------------------------------------------------
E.   ASSETS COVERED BY FINANCING LEASES                                      63,657         84,405
--------------------------------------------------------------------------------------------------
     - Assets covered by financing leases (Exhibit I)                        68,138         86,274
       Less: Allowances                                                      (4,481)        (1,869)

--------------------------------------------------------------------------------------------------
F.   INVESTMENTS IN OTHER COMPANIES                                          56,587         21,574
--------------------------------------------------------------------------------------------------
     - Banking                                                                5,491          1,338
     - Others                                                                51,337         20,840
       Less: Allowances                                                        (241)          (604)

--------------------------------------------------------------------------------------------------
G.   OTHER RECEIVABLES                                                      372,187        112,582
--------------------------------------------------------------------------------------------------
     - Other                                                                414,915        121,138
     - Other accrued interest receivable                                      5,539             77
       Less: Allowances                                                     (48,267)        (8,633)

--------------------------------------------------------------------------------------------------
H.   BANK PREMISES AND EQUIPMENT                                            428,590        461,712
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
I.   OTHER ASSETS                                                            28,356         28,165
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
J.   INTANGIBLE ASSETS                                                       42,167         59,178
--------------------------------------------------------------------------------------------------
     - Goodwill                                                                 527            775
     - Organizations and development expenses                                41,640         58,403

--------------------------------------------------------------------------------------------------
K.   SUSPENSE ITEMS                                                           3,877          4,826
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

                  TOTAL ASSETS                                           15,378,484     18,701,218

      /s/ENRIQUE CRISTOFANI                 /s/NORBERTO RODRIGUEZ            Signed for identification purposes
       ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ               with our report dated 10-22-2002
  Chairman and General Manager      Controller and Administration Manager    PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committe                                               C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                         /s/ARNALDO L. GOMEZ YICHE                 /s/RICARDO M. FURMAN
          ALBERTO BANDE                   ARNALDO L. GOMEZ YICHE                     RICARDO M. FURMAN
        Statutory Auditor                    Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                           Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                             C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                           CONSOLIDATED BALANCE SHEETS
                            (Section 33 - Law 19,550)
                          AS OF MARCH 31, 2002 AND 2001
     (Translation of consolidated financial statements originally issued in
                             Spanish - See note 19)
                        - Stated in thousands of pesos -

                              LIABILITIES                                   2002           2001
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
L.   DEPOSITS                                                             7,265,069      9,076,833
--------------------------------------------------------------------------------------------------
     - Nonfinancial public sector                                             1,809          3,372
     - Financial sector                                                       8,840          1,935
     - Private nonfinancial sector and foreign residents:                 7,254,420      9,071,526
          - Checking accounts                                             1,411,614        685,489
          - Savings accounts                                              1,268,386      1,893,613
          - Certificates of deposits                                        239,549      6,191,553
          - Investments accounts                                             10,000        126,309
          - Other                                                         4,155,860        106,993
          - Accrued interest, adjustments and price
             differences payable                                            169,011         67,569

--------------------------------------------------------------------------------------------------
M.   OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS                        5,928,946       7,418,279
--------------------------------------------------------------------------------------------------
     - Central Bank of the Argentine Republic - Other                        29,628          2,167
     - Banks and international organizations                              1,663,506      1,112,209
     - Unsubordinated corporate bonds                                     3,004,134      1,350,576
     - Amounts payable on spot and forward purchases                        125,537      1,728,546
     - Securities and foreign currency payable on spot and
        forward sales                                                       311,995      2,932,876
     - Premiums on options sold                                                  --            214
     - Financing from local financial institutions                           12,000         70,025
     - Other                                                                712,336        186,130
     - Accrued interest, adjustments and price differences payable           69,810         35,536

--------------------------------------------------------------------------------------------------
N.   OTHER LIABILITIES                                                      186,781        274,302
--------------------------------------------------------------------------------------------------
     - Dividends payable                                                      1,574          1,415
     - Other                                                                185,207        272,887

--------------------------------------------------------------------------------------------------
O.   CONTINGENT LIABILITIES                                                  48,697         43,224
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
P.   SUSPENSE ITEMS                                                           8,299          5,335
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

                     TOTAL LIABILITIES                                   13,437,792     16,817,973

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
R.   MINORITY INTEREST IN SUBSIDIARY                                          4,596          6,571
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
     STOCKHOLDERS' EQUITY                                                 1,936,096      1,876,674
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

                    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           15,378,484     18,701,218

      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ            Signed for identification purposes
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ              with our report dated 10-22-2002
   Chairman and General Manager      Controller and Administration Manager    PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
 For the Statutory Audit Committe                                                C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                           /s/ARNALDO L. GOMEZ YICHE                 /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                    RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                            Partner
Certified Public Accountant U.B.A.                                            Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                             C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                           CONSOLIDATED BALANCE SHEETS
                           (Section 33 - Law 19,550 )
                          AS OF MARCH 31, 2002 AND 2001
     (Translation of consolidated financial statements originally issued in
                             Spanish - See note 19)
                        - Stated in thousands of pesos -

                       MEMORANDUM ACCOUNTS                          2002            2001
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
     DEBIT BALANCES                                               25,453,997      27,711,246
--------------------------------------------------------------------------------------------

                                                               -------------    ------------
     CONTINGENCIES                                                 5,291,322       6,348,023
                                                               -------------    ------------
     - Credit lines taken (unused portion)                                --         469,997
     - Guarantees received                                         3,368,186       4,932,589
     - Other not included in Debtor Rating Standards                 900,000              --
     - Contra to contingency account debit balances                1,023,136         945,437
                                                               -------------    ------------
     CONTROL ACCOUNTS                                             19,383,144      21,164,241
                                                               -------------    ------------
     - Loans classified as irrecoverable                             587,018         607,068
     - Other                                                      18,447,566      20,069,827
     - Contra to control account debit balances                      348,560         487,346
                                                               -------------    ------------
     DERIVATIVE ACCOUNTS                                             754,977         144,248
                                                               -------------    ------------
     - "Notional" value of call options purchased                        363              --
     - "Notional" value of put options purchased                      61,232              --
     - Other                                                         669,524              --
     - Contra to derivatives account debit balances                   23,858         144,248
                                                               -------------    ------------
     FIDUCIARY ACCOUNTS                                               24,554          54,734
                                                               -------------    ------------
     - Trust funds                                                    24,554          54,734

--------------------------------------------------------------------------------------------
     CREDIT BALANCES                                              25,453,997      27,711,246
--------------------------------------------------------------------------------------------

                                                               -------------    ------------
     CONTINGENCIES                                                 5,291,322       6,348,023
                                                               -------------    ------------
     - Agreed-upon credits (unused balances) included in
        Debtor Rating Standards (Exhibit I)                          312,172         563,988
     - Other guarantees included in Debtor Rating Standards
        (Exhibit I)                                                  162,642         195,019
     - Other included in Debtor Rating Standards (Exhibit I)         548,322         186,430
     - Contra to contingency account credit balances               4,268,186       5,402,586

                                                               -------------    ------------
     CONTROL ACCOUNTS                                             19,383,144      21,164,241
                                                               -------------    ------------
     - Checks to be credited                                         250,208         387,324
     - Other                                                          32,810           3,366
     - Contra to control account credit balances                  19,100,126      20,773,551

                                                               -------------    ------------
     DERIVATIVE ACCOUNTS                                             754,977         144,248
                                                               -------------    ------------
     - "Notional" value of call options sold                          23,858           9,964
     - "Notional" value of put options sold                               --         134,284
     - Contra to derivatives account credit balances                 731,119              --

                                                               -------------    ------------
     FIDUCIARY ACCOUNTS                                               24,554          54,734
                                                               -------------    ------------
     - Contra to fiduciary account credit balances                    24,554          54,734

Notes 1 to 3 the consolidated financial statements and the accompanying
Exhibit I are an integral part of these statements.

      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ            Signed for identification purposes
        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ               with our report dated 10-22-2002
   Chairman and General Manager      Controller and Administration Manager     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
 For the Statutory Audit Committe                                                C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                           /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                     ARNALDO L. GOMEZ YICHE                    RICARDO M. FURMAN
        Statutory Auditor                      Chief Accountant                             Partner
Certified Public Accountant U.B.A.                                            Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                              C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

                        CONSOLIDATED STATEMENT OF INCOME
                            (Section 33 - Law 19,550)
                 FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2002
      PRESENTED COMPARATIVELY WITH THE SAME PERIOD OF THE PRIOR FISCAL YEAR
     (Translation of consolidated financial statements originally issued in
                             Spanish - See note 19)
                        - Stated in thousands of pesos -

                   CONSOLIDATED STATEMENT OF INCOME                      2002          2001
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
A.      FINANCIAL INCOME                                               1,150,633       461,579
----------------------------------------------------------------------------------------------
        - Interest on cash and due from banks                              3,411        13,012
        - Interest on loans to the financial sector                        1,217         3,509
        - Overdraft interest                                              71,245        79,131
        - Interest on promissory notes                                   100,618       117,228
        - Interest on real estate mortgage loans                          78,678        45,783
        - Interest on collateral loans                                     6,188         8,332
        - Credit card interest                                            12,335        21,083
        - Interest on other loans                                         15,437        28,826
        - Interest on other receivables from financial transactions        2,257         1,748
        - Net gain on government and private securities                  248,362        97,037
        - Gain on guaranteed loans - Decree 1387/01                       18,740            --
        - Adjustments for CER clause                                     133,582            --
        - Other                                                          458,563        45,890

----------------------------------------------------------------------------------------------
B.      FINANCIAL EXPENSE                                               (418,628)     (221,015)
----------------------------------------------------------------------------------------------
        - Interest on checking accounts                                   (6,375)         (124)
        - Interest on savings deposits                                    (4,582)      (13,085)
        - Interest on certificates of deposits                           (57,299)     (122,148)
        - Interest on financial sector's financing                          (685)         (534)
        - Interest on other liabilities from financial transactions      (98,285)      (52,459)
        - Other interest                                                  (6,602)       (4,097)
        - Net expense from options                                        (1,690)       (1,700)
        - Adjustments for CER clause                                    (225,976)           --
        - Other                                                          (17,134)      (26,868)

----------------------------------------------------------------------------------------------
        GROSS MARGIN ON FINANCIAL TRANSACTIONS                           732,005       240,564
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
C.      PROVISION FOR LOAN LOSSES AND OTHER RECEIVABLES
         FROM FINANCIAL TRANSACTIONS                                    (229,955)      (56,385)
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
D.      SERVICE CHARGE INCOME                                             96,309       125,669
----------------------------------------------------------------------------------------------
        - Related to assets                                                8,953        25,515
        - Related to liabilities                                          40,098        30,430
        - Other commissions                                                4,515        17,697
        - Other                                                           42,743        52,027

----------------------------------------------------------------------------------------------
E.      SERVICE CHARGE EXPENSE                                           (16,056)      (20,456)
----------------------------------------------------------------------------------------------
        - Commissions                                                     (8,828)      (14,895)
        - Other                                                           (7,228)       (5,561)

----------------------------------------------------------------------------------------------
F.      MONETARY LOSS ON FINANCIAL TRANSACTIONS                         (414,018)           --
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
G.      OPERATING EXPENSES                                              (131,912)     (182,541)
----------------------------------------------------------------------------------------------
        - Personnel expenses                                             (69,391)      (93,849)
        - Directors' and statutory auditors' fees                            (43)         (114)
        - Other fees                                                      (5,368)      (17,047)
        - Advertising and publicity                                         (711)       (5,941)
        - Taxes                                                           (5,417)       (3,776)
        - Other operating expense                                        (42,982)      (49,406)
        - Other                                                           (8,000)      (12,408)

----------------------------------------------------------------------------------------------
H.      MONETARY LOSS RELATED TO OPERATING EXPENSES                         (465)           --
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
        NET GAIN ON FINANCIAL TRANSACTIONS                                35,908       106,851
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
I.      MINORITY INTEREST'S SHARE IN SUBSIDIARY'S INCOME                    (384)         (576)
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
J.      OTHER INCOME                                                      23,230        19,039
----------------------------------------------------------------------------------------------
        - Income from long-term investments in other companies            (1,228)        1,986
        - Punitive interest                                                1,448           878
        - Receivables recovered and allowances restored to income         10,111        12,545
        - Other (Note 7.j) )                                              12,899         3,630

----------------------------------------------------------------------------------------------
K.      OTHER EXPENSE                                                    (50,574)      (12,582)
----------------------------------------------------------------------------------------------
        - Punitive interest and charges payable to the BCRA                  (21)          (17)
        - Allowances for doubtful accounts and other allowances          (45,328)       (6,295)
        - Other (Note 7.j) )                                              (5,225)       (6,270)

----------------------------------------------------------------------------------------------
L.      MONETARY LOSS ON OTHER TRANSACTIONS                              (44,658)           --
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
        NET INCOME BEFORE INCOME TAX                                     (36,478)      112,732
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
M.      INCOME TAX                                                        (3,722)      (34,999)
----------------------------------------------------------------------------------------------
             NET INCOME FOR THE PERIOD - (LOSS) / GAIN                   (40,200)       77,733

Notes 1 to 3 the consolidated financial statements and the accompanying
Exhibit I are an integral part of these statements.

      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ           Signed for identification purposes
        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ              with our report dated 10-22-2002
   Chairman and General Manager      Controller and Administration Manager   PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
 For the Statutory Audit Committe                                              C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                           /s/ARNALDO L. GOMEZ YICHE              /s/RICARDO M. FURMAN
          ALBERTO BANDE                     ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                      Chief Accountant                            Partner
Certified Public Accountant U.B.A.                                           Certified Public Accountant U.B.A.
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                             C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Section 33 - Law 19,550)
                 FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2002
      PRESENTED COMPARATIVELY WITH THE SAME PERIOD OF THE PRIOR FISCAL YEAR
       (Translation of financial statements originally issued in Spanish
                                 - See note 19)
                        - Stated in thousands of pesos -

                                                                                  2002          2001
                                                                                ---------     ---------
                                CHANGES IN CASH

                                                                                ---------     ---------
RESTATED CASH AND DUE FROM BANKS AT BEGINNING OF FISCAL YEAR                    1,738,261     1,465,792
                                                                                ---------     ---------

Decrease in cash                                                                 (761,333)     (369,148)

                                                                                ---------     ---------
CASH AND DUE FROM BANKS AT END OF PERIOD                                          976,928     1,096,644
                                                                                ---------     ---------

                           CAUSES OF CHANGES IN CASH

Financial income collected                                                        836,393       389,430
Service charge income collected                                                    96,587       125,732

Less:
Financial expense paid                                                           (293,027)     (232,527)
Service charge expense paid                                                       (15,993)      (17,849)
Operating expense paid                                                           (113,327)     (171,363)

                                                                                ---------     ---------
CASH PROVIDED BY RECURRING OPERATIONS                                             510,633        93,423
                                                                                ---------     ---------
Other sources of cash:
     - Net decrease in government and private securities                          358,526       336,684
     - Net decrease in loans                                                    3,338,659            --
     - Net decrease in other receivables from financial transactions              976,572       411,849
     - Net decrease in other assets                                               182,117            --
     - Other sources of cash                                                       10,486        13,077

                                                                                ---------     ---------
OTHER CASH PROVIDED                                                             4,866,360       761,610
                                                                                ---------     ---------
Other uses of cash:
     - Net increase in loans                                                           --       545,033
     - Net increase in other assets                                                    --        16,701
     - Net decrease in deposits                                                 4,032,021       407,951
     - Net decrease in other liabilities from financial transactions            1,671,573       235,472
     - Net decrease in other liabilities                                           76,989        18,876
     - Cash dividends paid                                                             --            81
     - Other uses of cash                                                              89            67

                                                                                ---------     ---------
  TOTAL CASH USED                                                               5,780,672     1,224,181
                                                                                ---------     ---------

  MONETARY LOSS GENERATED ON CASH AND DUE FROM BANKS                             (357,654)           --

                                                                                ---------     ---------
                               DECREASE IN CASH                                  (761,333)     (369,148)
                                                                                ---------     ---------

Notes 1 to 3 to the consolidated financial statements and the accompanying Exhibits I are an integral part of these statements.

                                                                            Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                 /s/NORBERTO RODRIGUEZ            with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager    C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
 For the Statutory Audit Committe

          ALBERTO BANDE                   /s/ARNALDO L. GOMEZ YICHE              /s/RICARDO M. FURMAN
        Statutory Auditor                   ARNALDO L. GOMEZ YICHE                 RICARDO M. FURMAN
Certified Public Accountant U.B.A.             Chief Accountant                           Partner
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                           Certified Public Accountant U.B.A.
                                                                            C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A.- Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                WITH SUBSIDIARIES AS OF MARCH 31, 2002 AND 2001

                      (Section 33 DEG. - Law N DEG. 19,550)

         (Translation of the financial statements originally issued in
                            Spanish - See Notes 19)

                        - Stated in thousands of pesos-

1.   SIGNIFICANT ACCOUNTING POLICIES AND SUBSIDIARIES

     In accordance with the procedures called for by the standards of the BCRA and Technical Resolution No. 4 of the FACPCE, Banco Rio de la Plata S.A. has consolidated its balance sheet as of March 31, 2002 and the statements of income and cash flows for the three-month period then ended, on a line-by-line basis, with the financial statements of Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Gire S.A., as of that date.

     The Bank's (direct and indirect) equity interest as of March 31, 2002 in subsidiaries is as follows:

                                                      SHARES                  PERCENTAGE OF
                                            -------------------------   ------------------------     VALUE BY
                                                                                        POSSIBLE    THE EQUITY
                   COMPANY                     TYPE         NUMBER      TOTAL CAPITAL     VOTES       METHOD
     ------------------------------------   ---------    ------------   -------------   --------   ------------
     Santander Sociedad de Bolsa S.A.          Common       4,880,400           99.96%     99.96%         5,790
     Santander Investment Gerente de
      F.C.I. S.A.                              Common         113,615           99.89%     99.89%        31,207
     Gire S.A.                                 Common          57,163           58.33%     58.33%         8,826

     As explained in note 2.c), on January 4, 2002, an agreement was signed for the purchase of Santander Riobank (Grand Cayman)'s stock, whereby Banco Rio de la Plata S.A. sells Santander Overseas Bank Inc. its 100% equity interest in Santander Riobank (Grand Cayman). The price of this sale was set on the basis of a valuation made by an independent third party, and did not give rise to any significant gain or loss. As of the date of issuance of these financial statements, Santander Overseas Bank Inc. had fully settled this transaction.

     As of March 31, 2001 Banco Rio de la Plata S.A. has consolidated, on a line-by-line basis, its balance sheet and the statements of income and cash flows, with the financial statements of Santander Riobank (Grand Cayman) and its subsidiaries, Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. , Administradora Tornquist S.A. Gerente de Fondos Comunes de Inversion and Gire S.A., as of that date.

     The consolidated financial statements mentioned in the preceding paragraph are presented for comparative purposes as explained in note 3.1. to the financial statements of Banco Rio de la Plata S.A.

                                                                            Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                 /s/NORBERTO RODRIGUEZ            with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager    C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
 For the Statutory Audit Committe

          ALBERTO BANDE                   /s/ARNALDO L. GOMEZ YICHE              /s/RICARDO M. FURMAN
        Statutory Auditor                   ARNALDO L. GOMEZ YICHE                 RICARDO M. FURMAN
Certified Public Accountant U.B.A.             Chief Accountant                           Partner
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                           Certified Public Accountant U.B.A.
                                                                            C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A.- Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                 WITH SUBSIDIARIES AS OF MARCH 31, 2002 AND 2001

                      (Section 33 DEG. - Law N DEG. 19,550)

          (Translation of the financial statements originally issued in
                             Spanish - See Note 19)

                        - Stated in thousands of pesos -

2.   VALUATION METHODS

     a) The subsidiaries' financial statements have been prepared by similar methods as those applied by Banco Rio de la Plata S.A. in the preparation of its own individual financial statements, insofar as valuation and disclosure of assets and liabilities, income measurement and restatement procedures are concerned.

     b) As of March 31, 2001, the financial statements of Santander Riobank (Grand Cayman) were prepared in accordance with generally accepted accounting principles in Argentina and BCRA standards, in the terms of point a) above and bearing in mind the contents of the following paragraph.

          Such financial statements, originally stated in US dollars, have been converted into pesos in accordance with the method described in note 3.4.a) to Banco Rio de la Plata S.A.'s financial statements.

3.   RESTRICTIONS ON ASSETS

     In addition to the restricted assets mentioned in note 9 to the financial statements of Banco Rio de la Plata S.A., the shares of the Mercado de Valores de Buenos Aires S.A. held by Santander Sociedad de Bolsa S.A. totaling 1,515 have been pledged to "La Buenos Aires Cia. Argentina de Seguros S.A." as required by article 7 of the above mentioned securities market's regulations.

                                                                            Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                 /s/NORBERTO RODRIGUEZ            with our report dated 10-22-2002
        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager    C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
 For the Statutory Audit Committe

          ALBERTO BANDE                   /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
        Statutory Auditor                   ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
Certified Public Accountant U.B.A.             Chief Accountant                           Partner
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                           Certified Public Accountant U.B.A.
                                                                            C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit I

                       CONSOLIDATED DEBTOR STATUS REPORTS
                          (Section 33 - Law No. 19,550)
                          AS OF MARCH 31, 2002 AND 2001
(Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

-----------------------------------------------------------------------------------------------------------
                                COMMERCIAL LOANS                                    2002           2001
-----------------------------------------------------------------------------------------------------------
-------------------------------------------
     Normal                                                                        6,724,503      6,989,695
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                          185,812        125,041
          With senior "B" guarantees and counter-guarantees                        2,145,980      1,794,030
          Without senior guarantees or counter-guarantees                          4,392,711      5,070,624

-------------------------------------------
     With potential risk                                                             166,081         38,648
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                            4,749          1,774
          With senior "B" guarantees and counter-guarantees                            7,796         14,191
          Without senior guarantees or counter-guarantees                            153,536         22,683

-------------------------------------------
     With Problems                                                                    67,881         18,568
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                               --             --
          With senior "B" guarantees and counter-guarantees                            3,657          7,645
          Without senior guarantees or counter-guarantees                             64,224         10,923

-------------------------------------------
     High insolvency risk                                                             96,088         94,253
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                            1,145             --
          With senior "B" guarantees and counter-guarantees                           10,827         22,842
          Without senior guarantees or counter-guarantees                             84,116         71,411

-------------------------------------------
     Irrecoverable                                                                     7,922         53,624
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                               --            240
          With senior "B" guarantees and counter-guarantees                              195         17,867
          Without senior guarantees or counter-guarantees                              7,727         35,517

-------------------------------------------
     Irrecoverable under BCRA standards                                                   --          1,075
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                               --             --
          With senior "B" guarantees and counter-guarantees                              614            549
          Without senior guarantees or counter-guarantees                              8,313            526

                                                                                ---------------------------
                             TOTAL COMMERCIAL LOANS                                7,071,402      7,195,863
                                                                                ---------------------------

           /s/ENRIQUE CRISTOFANI                   /s/NORBERTO RODRIGUEZ             Signed for identification purposes
            ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ                with our report dated 10-22-2002
       Chairman and General Manager        Controller and Administration Manager      PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
     For the Statutory Audit Committee                                                  C.P.C.E.C.A.B.A. Vol.1 - Fo.8

                                                 /s/ARNALDO L. GOMEZ YICHE                  /s/RICARDO M. FURMAN
               ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                      RICARDO M. FURMAN
             Statutory Auditor                       Chief Accountant                              Partner
    Certified Public Accountant U.B.A.                                               Certified Public Accountant U.B.A.
    C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit I
                                                                        (Cont'd)

                       CONSOLIDATED DEBTOR STATUS REPORTS
                          (Section 33 - Law No. 19,550)
                          AS OF MARCH 31, 2002 AND 2001
(Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                        CONSUMER AND HOME PURCHASE LOANS                            2002           2001
-----------------------------------------------------------------------------------------------------------
-------------------------------------------
     Normal                                                                        1,780,607      3,036,337
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                            1,775          2,095
          With senior "B" guarantees and counter-guarantees                        1,090,917      1,474,447
          Without senior guarantees or counter-guarantees                            687,915      1,559,795

-------------------------------------------
     Inadequate compliance                                                           219,575        127,786
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                              613              8
          With senior "B" guarantees and counter-guarantees                          135,146         81,038
          Without senior guarantees or counter-guarantees                             83,816         46,740

-------------------------------------------
     Deficient compliance                                                            188,322         50,399
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                              157             --
          With senior "B" guarantees and counter-guarantees                           38,681         10,831
          Without senior guarantees or counter-guarantees                            149,484         39,568

-------------------------------------------
     Difficult to recover                                                             44,490         28,275
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                                8             --
          With senior "B" guarantees and counter-guarantees                           20,925         20,034
          Without senior guarantees or counter-guarantees                             23,557          8,241

-------------------------------------------
     Irrecoverable                                                                    18,909         41,085
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                               23             --
          With senior "B" guarantees and counter-guarantees                            7,048         26,345
          Without senior guarantees or counter-guarantees                             11,838         14,740

-------------------------------------------
     Irrecoverable under BCRA standards                                                   97             --
-------------------------------------------                                     ---------------------------
          With senior "A" guarantees and counter-guarantees                               --             --
          With senior "B" guarantees and counter-guarantees                               97             --
          Without senior guarantees or counter-guarantees                                 --             --

                                                                                ---------------------------
                     TOTAL CONSUMER AND HOME PURCHASE LOANS                        2,252,000      3,283,882
                                                                                ---------------------------

                                                                                ---------------------------
                                 GRAND TOTAL (1)                                   9,323,402     10,479,745
                                                                                ---------------------------

(1) The following is included: Loans (before allowances), Other receivables from financial transactions - Unlisted corporate bonds, Other included in Debtor Rating Standards and Accrued interest receivable included in Debtor Rating Standards, Assets covered by financing leases (before allowances), Memorandum accounts - Credit balances - Contingencies - Agreed-upon credits (unused balances) included in Debtor Rating Standards, Other guarantees included in Debtor Rating Standards and Other included in Debtor Rating Standards.

           /s/ENRIQUE CRISTOFANI                   /s/NORBERTO RODRIGUEZ             Signed for identification purposes
            ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ                with our report dated 10-22-2002
       Chairman and General Manager        Controller and Administration Manager      PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
     For the Statutory Audit Committee                                                  C.P.C.E.C.A.B.A. Vol.1 - Fo.8

                                                 /s/ARNALDO L. GOMEZ YICHE                  /s/RICARDO M. FURMAN
               ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                      RICARDO M. FURMAN
             Statutory Auditor                       Chief Accountant                              Partner
    Certified Public Accountant U.B.A.                                               Certified Public Accountant U.B.A.
    C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                               C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

LIMITED REVIEW REPORT
ON INTERIM FINANCIAL STATEMENTS

English translation of the report originally issued in Spanish - See note 19 to the Financial Statements

To the Directors of

BANCO RIO DE LA PLATA S.A.

Bartolome Mitre 480

Ciudad Autonoma de Buenos Aires

     1. We have made a limited review of the accompanying balance sheet of BANCO RIO DE LA PLATA S.A. (a bank organized under Argentine Legislation) as of June 30, 2002, and the related statements of income, changes in stockholders' equity and cash flows for the six-month period then ended. We have also made a limited review of the consolidated balance sheet of BANCO RIO DE LA PLATA S.A. and its subsidiaries as of June 30, 2002, and the related consolidated statements of income and cash flows for the six-month period then ended. These financial statements are the responsibility of the Bank's Management.

     2. The individual and consolidated financial statements of BANCO RIO DE LA PLATA S.A. as of June 30, 2001, for the six-month period then ended, which are presented only for comparative purposes, were subject to a limited review performed by Pistrelli, Diaz y Asociados Sociedad Civil, its capacity as member firm of Andersen. Such auditors' limited review concluded their report dated August 10, 2001, in which they stated that they had not become aware of any events or circumstances requiring significant changes in such financial statements for them to be presented in conformity with the Central Bank of the Argentine Republic (BCRA) standards and, except for the method used to value the government securities portfolio classified as investment accounts, with generally accepted accounting principles in Argentina.

     3. Our work was made in accordance with generally accepted auditing standards applicable to the limited review of interim financial statements in Argentina and with the "Minimum standards for independent audits" of the BCRA applicable to the review of quarterly financial statements. A limited review is substantially less in scope than an audit of the financial statements, because it does not require the application of all audit procedures necessary to express an opinion on the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     4. As explained in detail in note 1 to the accompanying financial statements, during this year profound changes were introduced into the Argentine economic framework and the Convertibility Law, which pegged the Argentine peso at par with the US dollar and had been in effect since 1991, was amended; such changes included the devaluation of the Argentine peso in relation to the US dollar, the mandatory conversion of assets and liabilities denominated in foreign currency into pesos, the default in paying the public debt and increase in domestic prices as well as severe restrictions on withdrawal of funds from the financial system and on fund transfers abroad. These initial measures significantly affected the liquidity, solvency and profitability of the financial system as a whole, which made it necessary for the Argentine Government and the BCRA to adopt further regulations to moderate the abovementioned effects and foster the restructuring of the financial system; such additional regulations are currently being issued and implemented. The audit report dated April 26, 2002, issued by Pistrelli, Diaz y Asociados Sociedad Civil, as Andersen member firm, on the individual and consolidated financial statements as of December 31, 2001, to which we refer, included an abstention of opinion originated in significant uncertainties as to the Bank's ability to continue operating as a going concern and the recoverability of the book values of the government and private securities held, financing, interests in unlisted financial trusts and other companies. Those uncertainties continue to exist as of this reporting date, and their evolution is detailed in notes 1 and 4 to the accompanying financial statements, including the compensation set forth by sections 28 and 29, Federal Executive Decree No. 905/02, booked as Other Receivables from Financial Transactions and pending final assessment. The recoverability of their book value may not be determined either. As mentioned in note 1 to the accompanying financial statements, those statements have been prepared assuming that the Bank will continue as a going concern, based on the understanding that the restructuring of the financial system as a whole and the Bank's own plans and actions to be implemented by the Bank and its subsidiaries will allow it to continue its operations and meet the solvency and liquidity rations required by the BCRA; accordingly, these financial statements do not include adjustments related to the recoverability of the asset amounts recorded or the sufficiency of liabilities, as may be required if the situations described is not resolved favorably.

     5. As detailed in note 1.2.e) to the accompanying financial statements, the Bank has capitalized under the "Other Receivables" account the differences between (i) the amounts paid following court orders issued under constitutional protection actions concerning deposits made in US dollars, whether actually paid out in US dollars or in an equivalent amount of Argentine pesos at the freely floating exchange rate, and (ii) the rescheduled balance of the respective deposits (switched at the exchange rate of US$ 1 = ARS 1.4, and adjusted by the Coeficiente de Estabilizacion de Referencia (CER - Benchmark Stabilization Coefficient-). As of June 30, 2002, the differences capitalized amounted to thousands of ARS 304,682, while definition in this respect, and hence eventual recoverability, are subject to the judgments by the Federal, National or Provincial Courts regarding the substance of the matter of the abovementioned legal actions or compensation that the Federal Government could provide.

     6. As explained in note 6 to the accompanying financial statements, as of June 30, 2002 the Bank in valuing a portion of its government securities, certain assets in government securities used by repurchase agreements, guaranteed loans to the non-financial public sector and the compensation established by Sections Nos. 28 and 29 of Federal Executive Decree No. 905/02, the Bank applied methods that are in conformity with BCRA standards but depart from generally accepted accounting principles in Ciudad Autonoma de Buenos Aires, Argentine Republic. The effect of applying such methods on stockholders' equity as of June 30, 2002, and net income (loss) for the six-month period then ended are disclosed in the abovementioned note.

     7. In view of the significance of the uncertainties mentioned in paragraphs 4. and 5., we are not in a position to make any representation on the individual and consolidated financial statements of BANCO RIO DE LA PLATA S.A. as of June 30, 2002.

     8. In compliance with effective legal rules and Buenos Aires Stock Exchange regulations, please note that:

a) These financial statements have been entered into the inventories and financial statements book.

b) The financial statements of BANCO RIO DE LA PLATA S.A. arise from the accounting records kept, in all formal aspects, pursuant to effective legal provisions and BCRA standards.

c) As of June 30, 2002, the amount payable in employer and employee contributions to the Integrated Retirement and Pension System, as evidenced by the Bank's records, totals $2,895,959, and was not due as of such date.

Ciudad Autonoma de Buenos Aires,
       November 20, 2002

                                          PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                            C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8


                                                 /s/RICARDO M. FURMAN
                                                   RICARDO M. FURMAN
                                                        Partner
                                          Certified Public Accountant U.B.A.
                                          C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
Signatory Auditor: Ricardo M. Furman
Profesional Asociation:  Pistrelli, Diaz y Asociados S.R.L.
Accountant's review report as of the six-month period ended June 30, 2002 - Type of report: 10

                                 BALANCE SHEETS
                          AS OF JUNE 30, 2002 AND 2001
(Translation of financial statements originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                     ASSETS                                                        2002           2001
-------------------------------------------------------------------------------------------------------------------------
 A.    CASH AND DUE FROM BANKS                                                                     465,184      3,514,540
-------------------------------------------------------------------------------------------------------------------------
       - Cash                                                                                      174,740        429,800
       - Banks and correspondents                                                                  290,444      3,084,740

-------------------------------------------------------------------------------------------------------------------------
 B.    GOVERNMENT AND PRIVATE SECURITIES (Exhibit A)                                               672,199      2,780,714
-------------------------------------------------------------------------------------------------------------------------
       - Holdings in investment accounts                                                           247,812      1,777,536
       - Holdings for trading                                                                        4,524        572,496
       - Unlisted government securities                                                            415,197        377,998
       - Investments in listed private securities                                                    4,666         52,684

-------------------------------------------------------------------------------------------------------------------------
 C.    LOANS (Exhibits B, C and D)                                                               6,766,517     12,503,776
-------------------------------------------------------------------------------------------------------------------------
       - To the nonfinancial public sector                                                       3,482,085      2,956,657
       - To the financial sector                                                                   137,866        606,536
       - To the private nonfinancial sector and foreign residents:                               3,796,160      9,350,963
            - Overdraft                                                                          1,207,090      3,172,676
            - Promissory notes                                                                     849,213      2,115,700
            - Real estate mortgage                                                               1,056,380      2,387,064
            - Collateral loans                                                                      98,846        335,716
            - Consumer                                                                             116,615        458,341
            - Credit Cards                                                                         169,471        564,115
            - Other                                                                                117,969        213,467
            - Accrued interest, adjustments and price differences receivable                       187,980        149,884
            - Unapplied collections                                                                 (2,336)        (5,855)
            - Unearned discount                                                                     (5,068)       (40,145)
       Less: Allowances (Exhibit J)                                                               (649,594)      (410,380)

-------------------------------------------------------------------------------------------------------------------------
 D.    OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS                                             6,170,920      4,412,929
-------------------------------------------------------------------------------------------------------------------------
       - Central Bank of the Argentine Republic                                                     70,609        214,489
       - Receivables on spot and forward transactions                                               76,713      2,536,532
       - Securities and foreign exchange receivable on spot and forward purchases                  478,815      1,135,038
       - Premiums on options purchased                                                                  --            475
       - Unlisted corporate bonds (Exhibits B, C and D)                                            718,159        403,351
       - Other not included in Debtor Rating Standards (Note 7.a) )                              4,847,701        113,396
       - Other included in Debtor Rating Standards (Exhibits B, C and D)                             9,035         13,255
       - Accrued interest and adjustments receivable included in Debtor Rating
          Standards (Exhibits B, C and D)                                                            7,917          6,794
         Less: Allowances (Exhibit J)                                                              (38,029)       (10,401)

-------------------------------------------------------------------------------------------------------------------------
 E.    ASSETS COVERED BY FINANCING LEASES                                                           55,548        129,103
-------------------------------------------------------------------------------------------------------------------------
       - Assets covered by financing leases (Exhibits B, C and D)                                   61,033        131,941
         Less: Allowances (Exhibit J)                                                               (5,485)        (2,838)

-------------------------------------------------------------------------------------------------------------------------
 F.    INVESTMENTS IN OTHER COMPANIES (Exhibit E)                                                  109,370        424,289
-------------------------------------------------------------------------------------------------------------------------
       - Banking                                                                                     7,838        357,657
       - Others                                                                                    101,773         67,105
         Less: Allowances (Exhibit J)                                                                 (241)          (473)

-------------------------------------------------------------------------------------------------------------------------
 G.    OTHER RECEIVABLES                                                                           434,665        118,311
-------------------------------------------------------------------------------------------------------------------------
       - Other (Note 7.b) )                                                                        444,229        127,786
       - Other accrued interest receivable                                                             379            171
         Less: Allowances (Exhibit J)                                                               (9,943)        (9,646)

-------------------------------------------------------------------------------------------------------------------------
 H.    BANK PREMISES AND EQUIPMENT (Exhibit F)                                                     615,244        654,193
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
 I.    OTHER ASSETS (Exhibit F)                                                                     35,731         41,986
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
 J.    INTANGIBLE ASSETS (Exhibit G)                                                                61,165         83,150
-------------------------------------------------------------------------------------------------------------------------
       - Goodwill                                                                                      717          1,039
       - Organizations and development expenses                                                     60,448         82,111

-------------------------------------------------------------------------------------------------------------------------
 K.    SUSPENSE ITEMS                                                                               14,707         10,806
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                  TOTAL ASSETS                                                  15,401,250     24,673,797

                ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ               Signed for identification purposes
           Chairman and General Manager        Controller and Administration Manager      with our report dated 11-20-2002
                                                                                         PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
         For the Statutory Audit Committe                                                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                   ALBERTO BANDE                                                                  RICARDO M. FURMAN
                 Statutory Auditor                    ARNALDO L. GOMEZ YICHE                           Partner
        Certified Public Accountant U.B.A.               Chief Accountant                Certified Public Accountant U.B.A.
         C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                 C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                  LIABILITIES                                                      2002           2001
-------------------------------------------------------------------------------------------------------------------------
 L.    DEPOSITS (Exhibits H and I)                                                               5,139,889     14,379,554
-------------------------------------------------------------------------------------------------------------------------
       - Nonfinancial public sector                                                                  3,092            888
       - Financial sector                                                                            6,145          5,637
       - Private nonfinancial sector and foreign residents:                                      5,130,652     14,373,029
            - Checking accounts                                                                  1,195,237      2,110,021
            - Savings accounts                                                                     699,245      1,995,220
            - Certificates of deposits                                                             421,914      9,756,615
            - Investments accounts                                                                     103        253,960
            - Other (Note 7.c) )                                                                 2,258,865        144,339
            - Accrued interest, adjustments and price differences payable                          555,288        112,874

-------------------------------------------------------------------------------------------------------------------------
 M.    OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS (Exhibit I)                                 8,270,545      7,491,395
-------------------------------------------------------------------------------------------------------------------------
       - Central Bank of the Argentine Republic - Other                                            130,693          1,985
       - Banks and international organizations (Note 7.d) )                                      3,076,665      1,514,915
       - Unsubordinated corporate bonds                                                          3,767,940      1,978,534
       - Amounts payable on spot and forward purchases                                             282,560      1,135,621
       - Securities and foreign currency payable on spot and forward sales                         165,153      2,486,948
       - Premiums on options sold                                                                       --            218
       - Financing from local financial institutions                                                 7,000        118,584
       - Other                                                                                     774,558        206,543
       - Accrued interest, adjustments and price differences payable                                65,976         48,047

-------------------------------------------------------------------------------------------------------------------------
 N.    OTHER LIABILITIES                                                                           173,496        364,676
-------------------------------------------------------------------------------------------------------------------------
       - Dividends payable                                                                           1,702          3,841
       - Other (Note 7.e) )                                                                        171,794        360,835

-------------------------------------------------------------------------------------------------------------------------
 O.    CONTINGENT LIABILITIES (Exhibit J)                                                           52,460         71,694
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
 P.    SUSPENSE ITEMS                                                                                7,203          6,621
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                  TOTAL LIABILITIES                                             13,643,593     22,313,940
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
       STOCKHOLDERS'EQUITY (as per respective statement)                                         1,757,657      2,359,857
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                   TOTAL LIABILITIES AND STOCKHOLDERS'EQUITY                                    15,401,250     24,673,797

                ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ               Signed for identification purposes
           Chairman and General Manager        Controller and Administration Manager      with our report dated 11-20-2002
                                                                                         PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
         For the Statutory Audit Committe                                                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                   ALBERTO BANDE                                                                  RICARDO M. FURMAN
                 Statutory Auditor                    ARNALDO L. GOMEZ YICHE                           Partner
        Certified Public Accountant U.B.A.               Chief Accountant                Certified Public Accountant U.B.A.
         C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                 C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                MEMORANDUM ACCOUNTS                                                     2002           2001
------------------------------------------------------------------------------------------------------------------------------
      DEBIT BALANCES                                                                                 21,349,123     34,485,977
------------------------------------------------------------------------------------------------------------------------------

                                                                                                     -------------------------
      CONTINGENCIES                                                                                   6,576,080      8,225,997
                                                                                                     -------------------------
      - Credit lines taken (unused portion)                                                                  --        687,009
      - Guarantees received                                                                           4,679,820      6,197,235
      - Other not included in Debtor Rating Standards                                                 1,026,000             --
      - Contra to contingency account debit balances                                                    870,260      1,341,753
                                                                                                     -------------------------
      CONTROL ACCOUNTS                                                                               14,523,725     25,613,984
                                                                                                     -------------------------
      - Loans classified as irrecoverable                                                               623,084        961,011
      - Other (Note 7.f) )                                                                           13,557,304     24,028,586
      - Contra to control account debit balances                                                        343,337        624,387
                                                                                                     -------------------------
      DERIVATIVE ACCOUNTS (Notes 13 and 14)                                                             186,240        593,730
                                                                                                     -------------------------
      - "Notional" value of call options purchased                                                          363             --
      - "Notional" value of put options purchased                                                        67,594             --
      - Other                                                                                            88,063        392,576
      - Contra to derivatives account debit balances                                                     30,220        201,154
                                                                                                     -------------------------
      FIDUCIARY ACCOUNTS                                                                                 63,078         52,266
                                                                                                     -------------------------
      - Trust funds                                                                                      63,078         52,266
------------------------------------------------------------------------------------------------------------------------------
      CREDIT BALANCES                                                                                21,349,123     34,485,977
------------------------------------------------------------------------------------------------------------------------------

                                                                                                     -------------------------
      CONTINGENCIES                                                                                   6,576,080      8,225,997
                                                                                                     -------------------------
      - Agreed-upon credits (unused balances) included in Debtor Rating
         Standards (Exhibits B, C and D)                                                                310,413        822,591
      - Other guarantees included in Debtor Rating Standards (Exhibits B, C and D)                      165,374        258,582
      - Other included in Debtor Rating Standards (Exhibits B, C and D)                                 394,473        260,580
      - Contra to contingency account credit balances                                                 5,705,820      6,884,244
                                                                                                     -------------------------
      CONTROL ACCOUNTS                                                                               14,523,725     25,613,984
                                                                                                     -------------------------
      - Checks to be credited                                                                           245,684        504,382
      - Other                                                                                            40,815          5,029
      - Contra to control account credit balances                                                    14,237,226     25,104,573
                                                                                                     -------------------------
      DERIVATIVE ACCOUNTS (Notes 13 and 14)                                                             186,240        593,730
                                                                                                     -------------------------
      - "Notional" value of call options sold                                                            30,220          4,866
      - "Notional" value of put options sold                                                                 --        196,288
      - Contra to derivatives account credit balances                                                   156,020        392,576
                                                                                                     -------------------------
      FIDUCIARY ACCOUNTS                                                                                 63,078         52,266
                                                                                                     -------------------------
      - Contra to fiduciary account credit balances                                                      63,078         52,266

Notes 1 to 19 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

                ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ                Signed for identification purposes
           Chairman and General Manager        Controller and Administration Manager       with our report dated 11-20-2002
                                                                                          PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
         For the Statutory Audit Committe                                                   C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                   ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
                 Statutory Auditor                       Chief Accountant                               Partner
        Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
         C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                               STATEMENT OF INCOME
                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2002
      PRESENTED COMPARATIVELY WITH THE SAME PERIOD OF THE PRIOR FISCAL YEAR
(Translation of financial statements originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                                 2002           2001
-----------------------------------------------------------------------------------------------------------------------
 A.    FINANCIAL INCOME                                                                        2,493,874      1,247,928
-----------------------------------------------------------------------------------------------------------------------
       - Interest on cash and due from banks                                                       6,100         32,141
       - Interest on loans to the financial sector                                                 2,716         11,210
       - Overdraft interest                                                                      158,634        236,040
       - Interest on promissory notes                                                            156,747        325,442
       - Interest on real estate mortgage loans                                                  111,853        139,062
       - Interest on collateral loans                                                             12,485         24,774
       - Credit card interest                                                                     31,858         58,468
       - Interest on other loans                                                                  29,519         62,738
       - Interest on other receivables from financial transactions                                12,858          2,593
       - Net gain on government and private securities                                           351,689        230,389
       - Gain on guaranteed loans - Decree 1387/01                                                58,577             --
       - Adjustments for CER clause                                                            1,045,552             --
       - Other (Note 7.g) )                                                                      515,286        125,071

-----------------------------------------------------------------------------------------------------------------------
 B.    FINANCIAL EXPENSE                                                                      (1,500,289)      (634,148)
-----------------------------------------------------------------------------------------------------------------------
       - Interest on checking accounts                                                          (118,763)        (6,460)
       - Interest on savings deposits                                                             (9,840)       (29,820)
       - Interest on certificates of deposits                                                   (126,563)      (358,554)
       - Interest on financial sector's financing                                                 (2,047)        (2,206)
       - Interest on other liabilities from financial transactions                              (262,425)      (147,442)
       - Other interest                                                                         (173,344)        (9,977)
       - Net expense from options                                                                 (2,358)        (3,484)
       - Adjustments for CER clause                                                             (751,417)            --
       - Other                                                                                   (53,532)       (76,205)

-----------------------------------------------------------------------------------------------------------------------
       GROSS MARGIN ON FINANCIAL TRANSACTIONS                                                    993,585        613,780
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
 C.    PROVISION FOR LOAN LOSSES AND OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS              (738,559)      (172,253)
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
 D.    SERVICE CHARGE INCOME                                                                     202,368        329,562
-----------------------------------------------------------------------------------------------------------------------
       - Related to assets                                                                        21,875         44,434
       - Related to liabilities                                                                   91,572        104,021
       - Other commissions                                                                         7,410         38,561
       - Other (Note 7.h) )                                                                       81,511        142,546

-----------------------------------------------------------------------------------------------------------------------
 E.    SERVICE CHARGE EXPENSE                                                                    (34,585)       (61,413)
-----------------------------------------------------------------------------------------------------------------------
       - Commissions                                                                             (20,589)       (42,891)
       - Other (Note 7.i) )                                                                      (13,996)       (18,522)

-----------------------------------------------------------------------------------------------------------------------
 F.    MONETARY LOSS ON FINANCIAL TRANSACTIONS                                                (1,117,106)            --
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
 G.    OPERATING EXPENSES                                                                       (325,198)      (503,565)
-----------------------------------------------------------------------------------------------------------------------
       - Personnel expenses                                                                     (177,175)      (256,920)
       - Directors'and statutory auditors'fees                                                      (121)          (453)
       - Other fees                                                                              (11,218)       (42,504)
       - Advertising and publicity                                                                (3,438)       (18,755)
       - Taxes                                                                                   (12,343)       (14,296)
       - Other operating expense (Note 7.j) )                                                    (99,746)      (135,625)
       - Other                                                                                   (21,157)       (35,012)

-----------------------------------------------------------------------------------------------------------------------
 H.    MONETARY LOSS RELATED  TO OPERATING EXPENSES                                               (3,085)            --
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
       NET (LOSS) / GAIN ON FINANCIAL TRANSACTIONS                                            (1,022,580)       206,111
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
 I.    OTHER INCOME                                                                               70,092         89,519
-----------------------------------------------------------------------------------------------------------------------
       - Income from long-term investments in other companies                                      3,520         34,991
       - Punitive interest                                                                         3,869          2,632
       - Receivables recovered and allowances restored to income                                  38,256         41,856
       - Adjustments for CER clause                                                                   55             --
       - Other (Note 7.k) )                                                                       24,392         10,040

-----------------------------------------------------------------------------------------------------------------------
 J.    OTHER EXPENSE                                                                             (35,325)       (38,365)
-----------------------------------------------------------------------------------------------------------------------
       - Punitive interest and charges payable to the B.C.R.A                                        (42)           (60)
       - Allowances for doubtful accounts and other allowances                                   (20,015)       (19,332)
       - Other                                                                                   (15,268)       (18,973)

-----------------------------------------------------------------------------------------------------------------------
 K.    MONETARY LOSS ON OTHER TRANSACTIONS                                                      (143,344)            --
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
       NET (LOSS) / INCOME BEFORE INCOME TAX                                                  (1,131,157)       257,265
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
 L.    INCOME TAX                                                                                     --        (75,571)
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
       NET INCOME  FOR THE PERIOD PRIOR TO THE ABSORPTION - (LOSS) / GAIN                     (1,131,157)       181,694
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
       ABSORPTION SUBJECT TO THE APPROVAL OF THE SHAREHOLDERS'MEETING                            785,251             --
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
       - With unrealized valuation difference                                                    785,251             --
                                                                                              -------------------------
                     NET INCOME FOR THE PERIOD AFTER THE ABSORPTION - (LOSS) / GAIN             (345,906)       181,694
                                                                                              -------------------------

Notes 1 to 19 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

                 ENRIQUE CRISTOFANI                                                      Signed for identification purposes
            Chairman and General Manager                NORBERTO RODRIGUEZ                with our report dated 11-20-2002
                                               Controller and Administration Manager     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
          For the Statutory Audit Committe                                                 C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                    ALBERTO BANDE                     ARNALDO L. GOMEZ YICHE                      RICARDO M. FURMAN
                  Statutory Auditor                      Chief Accountant                              Partner
         Certified Public Accountant U.B.A.                                              Certified Public Accountant U.B.A.
          C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2002
      PRESENTED COMPARATIVELY WITH THE SAME PERIOD OF THE PRIOR FISCAL YEAR (Translation of financial statements originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                        2002
                                                                    ---------------------------------------------
                                                                                   NONCAPITALIZED
                                                                                    CONTRIBUTIONS    ADJUSTMENTS
                                                                                   --------------         TO
                                                                       CAPITAL      SHARE ISSUE     STOCKHOLDERS'
                           MOVEMENTS                                    STOCK         PREMIUMS          EQUITY
-----------------------------------------------------------------------------------------------------------------
1. Restated balance at beginning of fiscal year (A)                    346,742            353,098        577,367

2. Unrealized valuation difference as a consequence for the compensation of the net foreign currency position

3. Net income for the period - (loss) / gain
                                                                    ---------------------------------------------
4. Balance at end of the period prior to the absorption                346,742            353,098        577,367
                                                                    ---------------------------------------------
5. Absorption subject to approval of the Shareholders'
    Meeting approving the financial statements for the year
    ended December 31, 2002:
   - With unrealized valuation difference:
           a) From unappropriated earnings
           b) From Income for the period
                                                                    ---------------------------------------------
6. Balance at end of the period after the absorption                   346,742            353,098        577,367
                                                                    ---------------------------------------------

                                                                    ---------------------------------------------
                                                                                                             (1)

                                                                                          2002
                                                                    -----------------------------------------------
                                                                                  EARNINGS
                                                                                  RESERVED               UNREALIZED
                                                                    ------------------------------------ VALUATION
                           MOVEMENTS                                   LEGAL                 OTHER       DIFFERENCE
-------------------------------------------------------------------------------------------------------------------
1. Restated balance at beginning of fiscal year (A)                   657,706               168,650              --

2. Unrealized valuation difference as a consequence for the
    compensation of the net foreign currency position                                                       805,279

3. Net income for the period - (loss) / gain
                                                                    -----------------------------------------------
4. Balance at end of the period prior to the absorption               657,706               168,650         805,279
                                                                    -----------------------------------------------
5. Absorption subject to approval of the Shareholders'
    Meeting approving the financial statements for the year
    ended December 31, 2002:
   - With unrealized valuation difference:
           a) From unappropriated earnings                                                                  (20,028)
           b) From Income for the period                                                                   (785,251)
                                                                    -----------------------------------------------
6. Balance at end of the period after the absorption                  657,706               168,650              --
                                                                    -----------------------------------------------

                                                                    -----------------------------------------------
                                                                                                                 (2)

                                                                                   2002                    2001
                                                                    ---------------------------------------------
                                                                    UNAPPROPRIATED
                           MOVEMENTS                                   EARNINGS            TOTAL          TOTAL
-----------------------------------------------------------------------------------------------------------------
1. Restated balance at beginning of fiscal year (A)                      (20,028)        2,083,535      2,178,163

2. Unrealized valuation difference as a consequence for the
    compensation of the net foreign currency position                                      805,279

3. Net income for the period - (loss) / gain                          (1,131,157)       (1,131,157)       181,694
                                                                    ---------------------------------------------
4. Balance at end of the period prior to the absorption               (1,151,185)        1,757,657      2,359,857
                                                                    ---------------------------------------------
5. Absorption subject to approval of the Shareholders'
    Meeting approving the financial statements for the year
    ended December 31, 2002:
   - With unrealized valuation difference:
           a) From unappropriated earnings                                20,028
           b) From Income for the period                                 785,251
                                                                    ---------------------------------------------
6. Balance at end of the period after the absorption                    (345,906)        1,757,657      2,359,857
                                                                    ---------------------------------------------

                                                                    ---------------------------------------------

(A) The balances at beginning of the year, expressed in historical pesos as of December 31, 2001, have been approved by the Regular and Special Shareholders' Meeting held on May 29, 2002.

    (1) Adjustments to Stockholders' Equity

          Net Worth Adjustment Fund-Appraisal revaluation reserve        87,750
          Adjustment to Capital                                         489,617
                                                                    -----------
                                                                        577,367
                                                                    ===========

    (2) Earnings reserved - Other

          Mandatory reserves                                              3,120
          Voluntary reserves                                            165,530
                                                                    -----------
                                                                        168,650
                                                                    ===========

Notes 1 to 19 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

            ENRIQUE CRISTOFANI                            NORBERTO RODRIGUEZ                    Signed for identification purposes
       Chairman and General Manager              Controller and Administration Manager           with our report dated 11-20-2002
     For the Statutory Audit Committe                                                           PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                                   C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

               ALBERTO BANDE                                                                             RICARDO M. FURMAN
             Statutory Auditor                          ARNALDO L. GOMEZ YICHE                                Partner
    Certified Public Accountant U.B.A.                     Chief Accountant                     Certified Public Accountant U.B.A.
     C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                            C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                             STATEMENT OF CASH FLOWS
                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2002
      PRESENTED COMPARATIVELY WITH THE SAME PERIOD OF THE PRIOR FISCAL YEAR
(Translation of financial statements originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                   2002            2001
                                                                                --------------------------
                                 CHANGES IN CASH

                                                                                --------------------------
     RESTATED CASH AND DUE FROM BANKS AT BEGINNING OF FISCAL YEAR                2,515,252       2,123,028
                                                                                --------------------------
     (Decresae)/Increase in cash                                                (2,050,068)      1,391,512
                                                                                --------------------------
     CASH AND DUE FROM BANKS AT END OF PERIOD                                      465,184       3,514,540
                                                                                --------------------------

                            CAUSES OF CHANGES IN CASH

     Financial income collected                                                  1,402,586       1,073,810
     Service charge income collected                                               202,473         329,595

     Less:
     Financial expense paid                                                     (1,115,730)       (645,867)
     Service charge expense paid                                                   (38,103)        (54,986)
     Operating expense paid                                                       (364,230)       (485,505)
                                                                                --------------------------
      CASH PROVIDED BY RECURRING OPERATIONS                                         86,996         217,047
                                                                                --------------------------

     Other sources of cash:
          - Net decrease in government and private securities                    1,012,583         576,871
          - Net decrease in loans                                                6,657,485         992,347
          - Net decrease in other receivables from financial transactions          809,750       4,026,182
          - Net decrease in other assets                                           617,318              --
          - Other sources of cash                                                   40,493          78,348
                                                                                --------------------------
     OTHER CASH PROVIDED                                                         9,137,629       5,673,748
                                                                                --------------------------
     Other uses of cash:
          - Net increase in loans                                                       --         364,487
          - Net decrease in deposits                                             9,393,649           5,792
          - Net decrease in other liabilities from financial transactions          864,525       3,656,128
          - Net decrease in other liabilities                                      158,499          22,868
          - Cash dividends paid                                                         --         449,753
          - Other uses of cash                                                         348             255
                                                                                --------------------------
       TOTAL CASH USED                                                          10,417,021       4,499,283
                                                                                --------------------------
       MONETARY LOSS GENERATED ON CASH AND DUE FROM BANKS                         (857,672)             --
                                                                                --------------------------
           (DECREASE)/INCREASE IN CASH                                          (2,050,068)      1,391,512
                                                                                --------------------------

Notes 1 to 19 to the Financial Statements and the accompanying Exhibits A through N are an integral part of these statements.

            ENRIQUE CRISTOFANI                            NORBERTO RODRIGUEZ                   Signed for identification purposes
       Chairman and General Manager              Controller and Administration Manager          with our report dated 11-20-2002
     For the Statutory Audit Committe                                                          PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                                 C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

               ALBERTO BANDE                                                                            RICARDO M. FURMAN
             Statutory Auditor                          ARNALDO L. GOMEZ YICHE                               Partner
    Certified Public Accountant U.B.A.                     Chief Accountant                    Certified Public Accountant U.B.A.
     C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                           C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

1. MACROECONOMIC SITUATION OF THE FINANCIAL SYSTEM AND THE BANK. SUBSEQUENT EVENTS TO THE PERIOD END

     1.1. EFFECTS OF THE DEVALUATION OF THE ARGENTINE PESO AND OTHER CHANGES TO ECONOMIC LEGISLATION AND REGULATIONS

          Since the end of 2001, the economic and financial situation in Argentina deteriorated unrelentingly over the last few months; this was basically reflected in an increase in sovereign risk, diminishing reserves, continuing fiscal imbalance, lower deposits in the financial system overall, deeply recessionary conditions with significant drops in both consumption and investment, decreased actual cash flows, difficulties to settle short-term debt and a deteriorating chain of payments.

          On November 1, 2001, the Federal Government announced a new economic plan, the main measures of which related to the comprehensive restructuring of public debt at lower interest rates, launching a plan to revive the economy, and other fiscal measures, while the convertibility law (whereby the Argentine peso was pegged at par with the US dollar) and the balanced-budget law were to remain in effect.

          Although the domestic phase of the national public-debt restructuring process pursuant to Decree No. 1387/01 was successful, a new crisis broke out on November 30, 2001, triggered by the loss of deposits out of the financial system, which led the Government to issue Decree No. 1570/01, which set tight restrictions on the withdrawal of cash from banks and controls on the transfer of funds abroad while fostering an increased dollarization of the economy.

          By the end of the year, the deterioration of the economic and financial situation affected the institutions, with several successive changes taking place at the highest levels of the Federal Executive, which culminated with National Congress electing a new President to complete the constitutional period until December 10, 2003. In the interim, the suspension of payments on public debt, domestic and foreign, was declared.

          On January 6, 2002, National Congress enacted Public Emergency and Foreign Exchange System Reform Law No. 25,561, which introduced deep changes to the economic framework effective until then and, particularly, amended the Convertibility Law (whereby the Argentine peso was pegged at par with the US dollar) which had been in effect since March 1991; Law No. 25,561 also empowered the Federal Executive to issue additional monetary, financial and foreign exchange measures aimed at overcoming the economic crisis in the medium term. Among other measures, the abovementioned Law and the administrative order thereto provided:

                                                                                  Signed for identification purposes
       /s/ENRIQUE CRISTOFANI                    /s/NORBERTO RODRIGUEZ              with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager          Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                              /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
          ALBERTO BANDE                         ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
        Statutory Auditor                          Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          a) The switch into pesos of certain debts towards the financial sector originally denominated in US dollars and outstanding as of December 31, 2001, at the exchange rate of one Argentine peso
               (ARS) to each US dollar;

          b) The switch into pesos of private contracts stipulated in US dollars or including indexation clauses, over a term of 180 days, at the exchange rate of ARS 1 to each US dollar;

          c) The switch into pesos at the exchange rate of ARS 1 to each US dollar of public utility rates priorly stipulated in US dollars, to be subsequently renegotiated on a case-by-case basis;

          d) The implementation of a new system levying duties on the export of oil and gas;

          e) Empowering the Federal Executive to establish compensatory measures to avoid imbalances in financial institutions that may result from the switch into pesos of certain receivables.

          f) The establishment of a dual exchange market, with an "officially-ruled" foreign exchange market (at an exchange rate of US$ 1=ARS 1.40) and another "free" exchange market (floating rate).

          The "switch into pesos" governmental system as of that date kept, in general terms, the financial system balance (since the imbalances generated by the asymmetrical exchange rates were low with reference to the total assets and liabilities of the financial system). The reaction of different sectors of the economy forced the Federal Government to apply significant changes to the original regulations, that emphasized the original asymmetry. In addition, the injunctions pursuant to constitutional protection actions that require deposits to be reimbursed, without rendering an opinion of the substance of the matter.

          Subsequently, new rules (Decrees No. 214/02 and No. 410/02, among others) were issued that amended or supplemented existing rules and regulations. The main new measures were:

          a) The switch into pesos of all obligations, whatever their cause or origin, to deliver sums of money stipulated in US dollars or any other foreign currency outstanding of the date of enactment of Law No. 25,561, with the exceptions, mainly, of financing related to foreign trade granted by financial institutions, and the private and public sectors' obligations to deliver sums to which foreign law is applicable;

          b) The switch into pesos of all deposits with all financial institutions stipulated in US dollars or other foreign currencies at an exchange rate of ARS 1.4 to each US dollar, or its equivalent in other currencies;

                                                                                   Signed for identification purposes
       /s/ENRIQUE CRISTOFANI                 /s/NORBERTO RODRIGUEZ                  with our report dated 11-20-2002
         ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ                  PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager       Controller and Administration Manager         C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                              /s/ARNALDO L. GOMEZ YICHE                   /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
        Statutory Auditor                         Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                 C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          c) The switch into pesos of all debts towards financial institutions stipulated in US dollars or other foreign currencies, whatever the amount or nature, at the exchange rate of ARS 1 to each US dollar, or its equivalent in other currencies;

          d) The conversion into pesos of obligations to deliver monies, stipulated in US dollars or other foreign currencies, unrelated to financial institutions and whatever their origin or nature, at the exchange rate of ARS 1 to each US dollar, or its equivalent in other currencies;

          e) The adjustment of all receivables and payables referred to in points (b) through (d) by applying a "Coeficiente de Estabilizacion de Referencia" (CER - Benchmark Stabilization Coefficient) that is to be published by the Central Bank of the Argentine Republic (BCRA) and, additionally, the application of a minimum set interest rate for deposits and a maximum set interest rate for loans. The CER is applicable as from the publication of Decree No. 214/02. Obligations of any nature or origin arising after the enactment of such Law No. 25,561, shall not be allowed to contain and shall not be subject to adjustment clauses;

          f) The issuance of a Bond to be borne by the Federal Treasury to compensate the imbalances in the financial system resulting from the exchange difference caused by the switch of deposits with and payables to the financial system mentioned in points b) and c) above.

          Below are enumerated the main measures adopted by the Federal Government that were in effect as of filing date of these financial statements:

          a)   RELEVANT ISSUES OF THE EXCHANGE SYSTEM

               Decree No. 71/02 of the Federal Executive and Communique "A" 3425 of the BCRA established an "official-ruled" foreign exchange market, basically for exports and certain imports and financial transactions, and another "free" exchange market (floating rate) for all other transactions. The officially-ruled exchange rate was set at ARS 1.4 to each US dollar, while the exchange rate on the "free market" at close of business of January 11, 2002, (the first day the foreign exchange market reopened after being suspended since December 23, 2001), ranged from ARS 1.60 to ARS
               1.70 to each US dollars, selling price. Later, by Decree No. 260/02 of February 8, 2002, the Federal Executive Branch established a single and free market through which all foreign exchange transactions are to be channeled as from the date of issuance of such Decree. Foreign exchange transactions are to take place at freely agreed-upon rates, subject to certain requirements and to the regulations to be set by the BCRA.

                                                                                   Signed for identification purposes
     /s/ENRIQUE CRISTOFANI                    /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
       ENRIQUE CRISTOFANI                       NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager        C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                              /s/ARNALDO L. GOMEZ YICHE                   /s/RICARDO M. FURMAN
          ALBERTO BANDE                        ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
        Statutory Auditor                         Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                 Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                 C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          Foreign exchange transactions in the floating market have, among others, the following characteristics:

          a) The exchange is determined by the free interplay of supply and demand. As of March 31, 2002, the selling exchange rate was US$ 1 = ARS 3.00 (while at the filing date of these financial statements, it was US$ 1 = ARS 3.65).

          b) Foreign exchange transactions may only be carried out at institutions authorized by the BCRA.

          c) Criminal Foreign Exchange Laws will apply to transactions that do not conform to effective regulations.

          d) Foreign currency will be sold only against the delivery of peso notes. Other payment instruments are accepted, as defined by the BCRA.

          e) Transfers abroad to be made by the financial and nonfinancial private sector and by government companies have to be authorized by the BCRA, according to the characteristics of the related payment.

          f) Certain requirements related to the registration of transactions and customer identification and certain provisions of the information system must be complied with.

          g) The requirements established by tax and money laundering prevention laws must be complied with.

          Foreign trade transactions and services to be settled in such market are regulated by the BCRA as to the transactions to be settled, terms and manner to credit the accounts.

          The BCRA has regulated the purchase and sale of US dollars on behalf of the BCRA. Such transactions will be conducted through Financial Institutions that have enrolled in the system. The regulations will include the transaction amounts and formal requirements.

          Communique "A" 3511 of March 14, 2002, issued by the BCRA established restrictions on the "Posicion General de Cambios" (FEP - Foreign Exchange Position) of financial institutions, which is mainly formed by holdings in foreign currency, plus foreign currency cash held in Argentina or abroad, and foreign currency forward transactions. The FEP of each Bank will not exceed 5% of the computable equity of each Bank as of the end of November 2001. Should that limits be exceeded, such exceed has to be cured within certain dates established by the BCRA.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                   /s/NORBERTO RODRIGUEZ                with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ                PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     b) COMPENSATION TO FINANCIAL INSTITUTIONS FOR THE EFFECTS OF THE DEVALUATION AND SWITCH INTO PESOS OF CERTAIN ASSETS AND LIABILITIES

          According to the provisions of Law No. 25,561 and of sections 2, 3 and 6 of Decree No. 214/02, as amended and supplemented, a significant portion of the assets and liabilities were switched into ARS. Sections 28 and 29 of Decree No. 905/02 of June 1, 2002, established a compensation for financial institutions.

          Under such sections, the Ministry of Economy will deliver Federal Government Bonds denominated in ARS and US dollars to the financial institutions as a full and final compensation, for the negative monetary effects arising from conversion into Argentine pesos at an asymmetrical exchange rate of receivables and payables denominated in foreign currency, as well as for the net negative position in foreign currency resulting from its conversion into ARS.

          The BCRA by Communiques "A" 3650 and "A" 3716, as supplemented, determined the compensation procedures as follows:

          a) The reference point considered was the Bank's financial statements as of December 31, 2001, where the assets included the guaranteed loans to the Federal Government as mentioned in point c.1) below.

          b) The shareholders' equity resulting from the balance sheet mentioned in a) was adjusted by applying the ARS 1.40 to US$ 1 exchange rate, or its equivalent in any other currency, to the net position in foreign currency.

          c) The amount to be compensated is the positive difference between the adjusted shareholders' equity determined on the basis of b) above and the shareholders' equity resulting from conversion into pesos of certain assets and liabilities in foreign currency at the exchange rates defined by the rules and regulations.

          d) The compensation for each Financial Institution, determined in ARS, will be paid by delivering "2% Federal Government Bonds in Argentine pesos maturing in 2007".

          e) Financial Institutions will have the right to request the Bond swap mentioned in d) for "LIBOR 2012 Federal Government Banks denominated in US dollars " at the ARS 1.40 to USD 1 exchange rate, for up to the amount of the net negative position in foreign currency, resulting from conversion into pesos of assets and liabilities booked in the balance sheet as of December 31, 2001, as per the above paragraphs.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                   /s/NORBERTO RODRIGUEZ                with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ                PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                            /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
          ALBERTO BANDE                       ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          f) The Federal Government, through the Ministry of Economy, may issue additional bonds in US dollars to be subscribed by Financial Institutions up to the amount of the net position in foreign currency of such Financial Institution and after allocating all the holdings in Bonds denominated in ARS received as a compensation. The subscription price of such will be ARS 140 to US$ 100, nominal value.

          g) For purposes of financing the subscription of Bonds referred to in f), the BCRA may grant advances to such financial institutions.

     c)   FINANCIAL ASSISTANCE TO THE PUBLIC AND PRIVATE SECTORS

          c.1)      Guaranteed loans - Decree No. 1387/01

                    On November 1, 2001, by Decree No. 1387/01, The Federal Executive instructed the Ministry of Economy to offer, under voluntary conditions, the swap of the federal and provincial public debt for guaranteed loans granted by the Federal Government or the Fiduciary Fund for Provincial Development, intending to obtain a reduction of the interest on the bonds swapped and the extension of amortization periods.

                    Decrees No.1387/01 and 1646/01 established the basic characteristics of such guaranteed loans. Additionally, Decree No. 471/02 provided, among other things, the conversion into Argentine pesos of all the obligations of the Federal, Provincial or Municipal public sector denominated in foreign currency, which are only subject to Argentine law at the ARS 1.40 to US$ 1 rate or equivalent in any other currency, and adjusted according the CER and the interest rate applicable to each type of public bond and guaranteed loan, based of its average life and the currency in which it was originally issued.

                    Subsequently, the Federal Executive issued Decree No. 644/02 establishing the steps to be followed by banks to accept the new conditions (conversion at the ARS 1.40 to US$ 1 rate, CER application and modification of the interest rate), for purposes of receiving principal and interest payments on guaranteed loans. If the new conditions are not accepted, the banks receive the securities originally submitted for the swap.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                   /s/NORBERTO RODRIGUEZ                with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ                PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          c.2)      Swap of provincial debt.

                    On October 25, 202, the Ministry of Economy issued Resolution No. 539/02, which established in detail the procedure for swapping provincial debt. Such swap comprises the payables of the Provinces to financial institutions, provincial government securities, indirect payables of government-sector agencies and payables towards the Fiduciary Fund for Provincial Development. The procedure involves the issuance by the Fiduciary Fund for Provincial Development of a debt instrument with a 16-year term and a three-year grace period. Collection shall be secured by up to 15% of the federal revenue-sharing to be received by each province earmarked for covering its obligations. The debt instrument to be issued will have several possibilities of application; for example, it will be accepted as collateral to receive the BODEN that will, in turn, be delivered to depositors. In addition, they will be quoted on the Mercado Abierot Electronico (MAE-Open Electronic Market) and all stock exchanges and securities markets in Argentina. Bids will be submitted and accepted and the swap will effectively take place within 60 days of the above mentioned Resolution.

          c.3)      Financial assistance to the private sector - Maximum rates.

                    Decree No. 214/02 established that certain debts in US dollars or other foreign currency to the Financial System, regardless of their amount and nature, be converted into Argentine pesos at the ARS 1 to US$ 1 or its equivalent in any other currency. Furthermore, as from February 3, 2002, the CER and a maximum interest rate determined by the BCRA in Communique "A" 3561 became applicable to such loans. Interest rates are determined on the basis of whether the lender is an entity or an individual and depending on the loan's guarantee, and the interest rate caps are 6% and 8%.

     d)   AMENDMENT OF THE BANKRUPTCY AND INSOLVENCY LAW

          On January 30, 2002, the National Congress enacted Law No. 25,563 whereby it declared a state of productive and credit emergency originated in the Argentine crisis. Such emergency will extend until December 10, 2003. The law established, among other things:

          a) Suspension for 180 days as from the effective date of the law of all insolvency proceedings and court and out-of-court sales (included foreclosures and enforcement of security interests of any origin).

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                   /s/NORBERTO RODRIGUEZ                with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ                PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager        C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                            /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
          ALBERTO BANDE                       ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          b) Suspension for 180 days of any petition in bankruptcy. Subsequently, Law No. 25,640 of September 11, 2002, extended such term for 90 days.

          Later, on May 15, 2002, the Federal Government enacted Law No. 25,589 on bankruptcy and insolvency proceedings introducing modifications to the above law. The main changes are:

          a) in 90 days or within the longer term determined by the court, the debtor will have an exclusivity period to submit proposals to reach a compromise with credits.

          b) In bankruptcy proceedings the reinstatement of "cram down", a mechanism whereby it is possible for creditors to take over the indebted companies.

     e)   CER APPLICATION

          Receivables and obligations denominated in foreign currency as of the enactment of Law No. 25,561 were converted into Argentine pesos at the ARS 1 to US$ 1 or ARS 1.40 to US$ 1, as applicable. Such receivables and payables are updated by application of the CER.

          Loans converted into ARS will be indexed on the basis of the CER under the above terms, plus a maximum interest rate established by the BCRA, except in the case of (i) loans granted to individuals secured by a collateral constituting the single dwelling home, (ii) personal loans, whether secured by a mortgage or not, originally agreed up to the amount of ARS 12,000, US dollars or its equivalent in other currency, and (iii) personal loans, secured by a security interest or not, originally agreed up to the amount of ARS 30,000, US dollars or its equivalent in any other currency, that will be adjusted as from October 1, 2002, on the basis of a "Coeficiente de Variacion de Salarios" (CVS - Salary Variation Coefficient) that will be published by the Instituto Nacional de Estadistica y Censos (INDEC).

          Law No. 25,642 of September 12, 2002, extended until September 30, 2002, application of the CER established by section 4 of Decree No. 214/02 for all obligations of individuals and/or entities to pay a sum of money not in excess of ARS 400,000.

          The interest rates effective as of February 2, 2002, are to be maintained until the abovementioned date of September 30, 2002, and as from October 1, 2002, the respective loans will accrue lower of that same interest rate or the financial system average rate for such transactions over 2001 as published by the BCRA.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                   /s/NORBERTO RODRIGUEZ                with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ                PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager        C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                            /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
          ALBERTO BANDE                       ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          Rescheduled deposits converted into ARS will be subsequently indexed on the basis of the CER published by the BCRA, that will be applied as from February 3, 2002 (date of publication of Decree No. 214/02), plus a minimum interest rate established by the BCRA.

     f) DEPOSITS. REPROGRAMMING. REPLACEMENT BY FEDERAL GOVERNMENTS SECURITIES (SWAPS I Y II)

          f.1)      Reprogramming of balances

                    As mentioned in preceding paragraphs, the Federal Executive, through Decree No. 1570/01, established severe restrictions on the withdrawal of funds from banks. Subsequently, authorities issued a series of regulations that altered the original terms and reprogrammed repayment due dates for deposits held by the Financial System. Through a series of Communiques, the BCRA set a schedule for repayment deposits that depended on the currency of denomination and the amount deposited, as follows:

               .    Deposits denominated in pesos (fixed-term deposits):

                                                                   NUMBER OF
                      AMOUNT (IN THOUSANDS OF PESOS)               INSTALLMENTS         REPAYMENT SCHEDULE
                     -------------------------------               ------------       ----------------------
                     From ARS 0,4 and up to ARS 10                      4             As from March 2002
                     From ARS 10 to ARS 30                             12             As from August 2002
                     Larger than ARS 30                                24             As from December 2002

                    Reprogrammed deposits, originally stipulated in pesos, shall accrue interest at a nominal annual rate of 7% on outstanding balances, payable on a monthly basis as from February 2002. Installments to amortize the principal of such deposits shall be monthly and consecutive.

               . Deposits denominated in foreign currency switched into pesos at the exchange rate of ARS 1.4 to each US dollar (checking account deposits in excess of US$ 10,000, savings account deposits in excess of US$ 3,000 and fixed-term deposits):

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                     NUMBER OF
                      AMOUNT (IN THOUSANDS OF PESOS)                INSTALLMENTS         REPAYMENT SCHEDULE
                     --------------------------------               ------------       ----------------------
                     From ARS 1.2 and up to ARS 7                        12            As from January 2003
                     From ARS 7 and up to ARS 14                         12            As from March 2003
                     From ARS 14 and up to ARS 42                        18            As from June 2003
                     More than ARS 42                                    24            As from September 2003

                    Reprogrammed deposits originally stipulated in foreign currency shall accrue interest at a nominal annual rate of 2% on outstanding balances, payable monthly as from February 2002. Installments to amortize the principal of such deposits shall be monthly and consecutive.

          f.2)      Swap I

                    Decrees No. 494/02 of March 13, 2002, and 620/02 of April 17, 2002, established the general conditions and the procedure through which the owners of deposits in foreign currency and in ARS may exercise the option to receive "Federal Government Bonds in US Dollars at a 2% rate maturing in 2012", "Federal Government Capitalized Bonds in US dollars at LIBOR plus 1% maturing in 2012" and "Federal Government Bonds in Argentine pesos at a 3% rate maturing in 2007", within the term established by Decree No. 620/02, i.e. by April 30, 2002.

                    For the purpose of improving the conditions of the securities to be issued and to make the above option more attractive, the Federal Executive issued Decree No. 905/02, which established the options that will be available to depositors on the features of their deposits (Swap I). The owners of deposits originally made in foreign currency that were converted into ARS and then reprogrammed will have the option to receive through the Financial Institution where they made their deposit, as total or partial payment of such deposits, "Federal Government Bonds in US dollars at LIBOR and maturing in 2012", at the rate of US$ 100 in nominal value for every ARS 140 deposited.

                    On the other hand, the owners of deposits originally made in Argentine pesos in financial institutions and the owners of deposits originally made in foreign currency and that were converted into ARS and rescheduled will have the option to receive through the financial institutions, as a total or partial payment of such deposits, "Federal Government Bonds in Argentine pesos at a 2% rate".

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                    Finally, the owners of deposits, regardless of their currency of origin, that are (a) individuals aged 75 or older, (b) individual that received the deposit amount as severance payments or payment of a similar nature due to labor termination, and (c) individuals undergoing situations that pose a threat to their life, health or physical integrity will have the option to receive through the financial institution, as a total or partial payment of such deposits, for up to the amount that was reprogrammed, "Federal Government Bonds in Us dollars at LIBOR maturing in 2005", at the rate of US$ 100 in nominal value for every ARS 140 deposited.

                    The owners of deposits originally made in foreign currency in financial institutions that have a reprogrammed deposit for up to ARS 10,000 will have the option to receive through the financial institution, as a total or partial payment of such deposits, for up to the abovementioned amount "Federal Government Bonds in US dollars at LIBOR maturing in 2005".

                    Subject to the provision of guarantees, the BCRA will grant financial institutions advances in pesos for the amounts necessary to acquire the Bonds mentioned above, so that financial institutions are able to supply the bonds requested from them.

                    Financial institutions have to secure at least 100% of such advances with assets taken at their book value, according to the rules of the BCRA, following the priority order established by section 15 of such Executive Order.

                    Finally, the owners of checking accounts, savings accounts and other demand deposits will have the option of acquiring through the financial institution "Federal Government Bonds in US dollars at LIBOR maturing in 2012" and/or "Federal Government Bonds in Argentine pesos at 2% rate maturing in 2007". The owners of checking accounts, savings accounts and other demand deposits who are individuals will have the option of submitting bids for acquiring "Federal Government bonds in US dollars at LIBOR maturing in 2005".

          f.3)      Swap II

                    On September 17, 2002, the Federal Executive issued Decree No. 1836/02 that established the basis for the second deposit swap. Such decree established the options of deposit owners and modified some sections of Decree No. 905/02.

                    Subsequently, on October 29, 2002, the Federal Executive issued Decree No. 2167/02, which provided as follows:

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          a) Holders of certificates of rescheduled deposits where such deposits were originally made in foreign currency shall be entitled to opt to receive as transfer in payment of such certificates, Federal Government Bonds denominated in US dollars maturing in 2013 and/or transform the rescheduled balance into fixed-term notes issued by the Bank together with an option to convert into original currency issued by the Federal Government. Holders of such certificates are entitled to exercise the options granted for the full amount or a portion thereof, and may even combine both, within the term set by the Decree.

          b) Irrespective of the provisions of point a) above, in the case of deposits having a rescheduled balance of up to 7, whether originally denominated in Argentine pesos or foreign currency, the Bank involved is required, upon the holder's request, to repay such certificates at their notional value on payment date.

          In this connection, on October 31, 2002, the Ministry of Economy issued Resolution No. 558/02 that extended by 30 banking days the term over which depositors could opt to swap their deposits for Federal Government Bonds.

          For purposes of obtaining such Bonds, the financial institutions must first apply their holding in Federal Government Bonds at a 9% rate maturing in 2002. For the remaining amount of bonds to be subscribed on behalf of depositors, financial institutions may opt between:

          a) Swap them for Federal Government Bonds at a 2% rate in Argentine pesos maturing in 2007 received as a compensation as described in 1.1.b), Federal Government Guaranteed Loans converted into pesos by Decree 471/02 and Provincial Public Sector Debts covered by Decree 1387/01, including those incurred by the Fiduciary Fund for Provincial Development.

          b) Obtaining advances from the BCRA in ARS secured by guarantees in the amount required to acquire the abovementioned Bonds, so that financial institutions may comply with the requests from depositors. Financial institutions will provide security covering such 100% of such advances with assets considered at their book value, according to the BCRA rules, in the order priority established in section 15 of such Decree.

          c) Pay them with their own resources without receiving the BCRA's financial assistance.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                   /s/NORBERTO RODRIGUEZ                with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ                PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     g)   LEGAL ACTIONS

          The measures taken by the Federal Executive in connection with the public emergency situation in political, economic, financial and foreign exchange matters led individuals and business enterprises to lodge constitutional protection actions against the Federal Government and the BCRA on grounds that the Public Emergency Law and its supplementary regulations violate their rights as enshrined in the Argentine Constitution. In addition, given that several courts have ruled that the measures adopted by the Federal Executive are unconstitutional insofar as they restrict the withdrawal of deposits and provide mandatory switching into pesos at the exchange rate of US$ 1 = ARS 1.4, the Bank has been served notice of injunctions, mainly under constitutional protection actions, that order the return of deposits in cash in amounts exceeding those allowed by current regulations and/or the release of rescheduled deposits, and/or the inapplicability of legislation, decrees or regulations issued by National Congress, the Federal Executive or the BCRA.

          On March 11, 2002, the Asociacion de Bancos Publicos y Privados de la Republica Argentina (Argentine Association of Government-owned and Private Banks) and the Asociacion de Bancos de la Argentina (ABA - Argentine Bank Association) filed a "per saltum" appeal with the Argentine Supreme Court under section 195 bis of the Argentine Code of Civil and Commercial Procedure (according to the modification introduced by Law No. 25,561). The appeal was filed for the benefit of government-owned and private banks that are members of such associations and was based on the Argentine institutional and systemic crisis and on the need to comply with effective regulations to attain an ordered and gradual solution for the restrictions affecting the financial system and guaranteeing a plurality of interests. Such appeal seek communication to all federal courts of cases in which precautionary measures have been enforced or are about to be enforced since the effective date of Decree No. 1570/01 until March 11, 2002, against banks that are members of such associations.

          On April 25, 2002, National Congress enacted Law No. 25,587, on Public Emergency and Foreign Exchange System Reform, which sets forth that in court proceedings of any nature where defendants include financial institutions, and the matter of which regards financial loans, receivables, debts, obligations, deposits or reprogramming that could be considered affected by the provisions of Law No. 25,561 and its administrative order and supplementary measures, the precautionary measures provided by Section 230 of the Federal Civil and Commercial Procedure Code shall only be admissible when there were the danger that the maintenance or any alteration, as the case may be, of the status quo, whether under law or de facto, could interfere with the final judgment or render its execution impossible or ineffective. These statutory provisions, matters of public policy, shall be applicable to all cases in process and all precautionary measures pending execution, whatever the date of the court order.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

               Finally, on July 24, 2002, the Federal Executive issued Decree No. 1316/02 establishing the temporary suspension for 120 business days of compliance with and enforcement of precautionary measures and final judgments issued in the legal actions referred to in section 1 of Law No. 25,587. Court orders must be recorded in financial institutions in chronological order and the court ordering the measure must be given notice that the financial institution acknowledges such measures. Furthermore, the Bank will report, on a weekly basis, all precautionary measures occurred in such week to the BCRA. Suspended resolutions will be complied with after expiration of the term in their chronological order and within 30 business days. In the case of exceptions to the above rules, the measure will presented to the BCRA that will comply with the court orders on behalf and account of the Bank.

     1.2. IMPACT OF THE MEASURES ON THE BANK'S PARTICULAR SITUATION

          As mentioned in detail in note 1.1., since the last part of the fiscal year ended December 31, 2001, the Bank, the same as the financial system in general, has had to endure a significant impact on its liquidity position mainly due to withdrawals of deposits, constitutional protection actions lodged by depositors, court injunctions and court-ordered immediate measures/1/, the suspension of foreclosures in aid of collection and the issuance of numerous laws, decrees and Ministry of Economy resolutions and BCRA communiques that caused frequent changes in the Bank's position.

          The liquidity crisis became worse during the second quarter of the year, when withdrawal of deposits (the restrictions on withdrawals produced uncertainty which accelerated the process) and the return of deposits in compliance with constitutional protection actions and immediate measures reached its peak.

          The situation described above led the Bank's Management to decide the implementation of a program to bolster the Bank's equity and liquidity. For its part, the Board of Directorss of the BCRA, in exercise of its legal powers, required that the Bank formally submit to the BCRA a reorganization and compliance plan. In middle of August of 2002, the Bank filed with the BCRA the required plan, aimed at bringing the bank into compliance with certain aspects of the statutory minimum cash ratio, which had been affected by the abovementioned liquidity crisis caused by the drop of deposits and by court rulings pursuant to constitutional protection actions brought by depositors as well as changes in prudential regulations.

----------
/1/ Generic precautionary measure also referred to as "immediately effective precautionary measure", whose subject matter coincides with the purpose of the general process, whereby a judicial resolution is issued without conducting formal proceedings, which are delayed or postponed to safeguard the exercise of the petitioners' right.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          Such plan incorporated actions already taken, mainly the subordination of credit lines previously granted to the Bank and advances to address illiquidity received from the BCRA. The Bank's Board of Directors reported that it had begun performing a plan comprising administrative restructuring, cost cutting and voluntary termination and early retirement of personnel; the Bank also requested a series of additional franchises.

          Other measures under analysis and negotiation include the refinancing of foreign trade transactions and the refinancing of international financing, backed by such customers' transaction flow.

          The situation progressively improved during the third quarter; showing a noticeable decrease in the volume of injunctions ordering payments pursuant to constitutional protection actions, while deposits have reversed their trend from decline to slight growth.

          Detailed below are the measures taken by the Federal Government in effect as of the date of filing these financial statements and which have affected or could affect the Bank's equity and financial position.

          a) COMPENSATION TO FINANCIAL INSTITUTIONS FOR THE EFFECTS OF THE DEVALUATION AND CONVERSION INTO PESOS

               As mentioned in note 1.1.b) the amount that the Bank is to receive in compensation under Decree No. 905 /02 and Communiques "A" 3650 and "A" 3716 as supplemented amount to:

                                                                                                       AMOUNT
                                                 ITEM                                          IN THOUSANDS OF PESOS
               --------------------------------------------------------------------------      ---------------------
               (1)  Stockholders' equity as of December 31, 2001                                     1,061,468
               (2)  Net foreign currency positions as of December 31, 2001                           1,094,815
               (3)  40% of net foreign currency positions
                     as December 31, 2001 [(2) X 40%]                                                  437,926
               (4)  Adjusted stockholders' equity  [(1) + (3)]                                       1,499,394
               (5)  Stockholders' equity after switch into pesos                                       298,438
               (6)  Compensation to be received (BODEN 2007 - in thousands
                     of pesos) [(4) - (5)]                                                           1,200,956
               (7)  Negative foreign currency position after switch into pesos (a)                  (1,700,935)
               (8)  Compensation to be received to cover the negative foreign currency position:

                    -    In Compensation Bonds (BODEN 2007)                                          1,200,956
                    -    In advances to be granted by the BCRA                                         499,979
               (9)  Type of government bonds to be received (BODEN 2012
                     in thousands of ARS) (a)                                                        1,700,935

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          a) Reflecting the negative position in foreign currency after the compulsory switch into pesos of 1,214,954 thousands of US dollars at the exchange rate of US$ 1 = ARS 1.40, which the Bank is to receive in BODEN 2012.

          Accordingly, the Bank requested Federal Government Bonds denominated in US dollars at LIBOR 2012 for a nominal value of 1,214,953,702 US dollars. Subsequently, on September 11, 2002, the BCRA credited to the Bank's "Central de Registracion y Liquidacion" (CRYL -Registration and Settlement Center) account, i.e. No. 0007213, a nominal value of 727,644,800 US dollars. As of June 30, 2002, the Bank has been recorded under "Other receivables from financial transactions- Other not included in Debtor Rating Standards" the compensation to be received (principal amount and interest accrued receivable) in Federal Government Bonds, which amounts to 4,655,425.

          In addition, the advances to be granted by the BCRA so as to acquire the compensation to be received from the Federal Government - BODEN 2012 - for the amount of 499,972 has been recorded under the account "Other liabilities from financial transactions - Other".

          As required by BCRA Communique "A" 3703, the compensation received was recorded in January, 2002, as follows:

          . The gain resulting from the asymmetrical switch into pesos, which amounted to 763,030, was allocated to "Financial Income - Others
               - Gold and foreign currency exchange difference", for the purpose of neutralizing the negative effects of the switch into pesos.

          . The amount of the compensation received for the difference between Stockholders' Equity as of December 31, 2001, and the Stockholders' Equity that resulted from adjusting the net position in foreign currency switched into pesos at the exchange rate US$ 1 = ARS 1.4, amounting to 437,926, was allocated to the Stockholders' Equity account "Unrealized valuation difference from compensation of the net position in foreign currency".

     On October 24, 2002, BCRA Communique "B" 7564 set forth certain regulatory constructions on the treatment to be given to certain transactions made with financial entities for calculating the compensation established in sections 28 and 29, Decree No. 905/02. Consequently, the amount assessed by the Bank may be subject to modifications.

     Moreover, BCRA Communique A 3800 of November 12, 2002, established that financial entities may, at their discretion, absorb in advance any losses arising throughout the year up to the amount booked as "Retained Unappropriated earnings" and "Unrealized valuation difference for compensation of the net position in foreign currency", absorbing first any unappropriated retained losses booked as of the beginning of the year. Such absorption shall have the Board's approval and adding the decision eventually made by the Shareholders Meeting discussing the financial statements for the year ending December 31, 2002.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     b)   GUARANTEED LOANS - DECREE NO. 1387/01

          As mentioned in note 1.1 c.1), pursuant to Decrees Nos 1387/01 and 1646/01, the Bank and its subsidiary Santander Riobank - Grand Cayman
          - submitted for the government debt swap a portion of its government securities holdings and/or loans to the Non-financial public sector outstanding as of November 6, 2001, for a nominal value of 1,084,480,968 US dollars; such securities were swapped into Guaranteed Loans amounting to 1,105,865 thousands of US dollars.

          Subsequently, the Federal Executive established, by Decree No. 644/02, the steps that the financial institutions were to follow to accept the new conditions so as to receive the payments of principal and interest related to the Guaranteed Loans. In this respect, on May 22 and July 18, 2002, the Bank accepted the changes to the conditions of the Guaranteed Loans mentioned above. Consequently, the nominal value finally swapped by Banco Rio de la Plata S.A. amounted to US$ 963,165,619 and the Guaranteed Loans such securities were swapped into amounted to 981,298 thousands of US dollars.

          Such guaranteed loans are recorded in the financial statements under the account "Loans - To the nonfinancial public sector" in the amount of 2,679,803, net of discounts.

          Moreover, and as mentioned in note 1.1.e.2) the Bank has presented before Banco de la Nacion Argentina, in its capacity as fiduciary agent of the Fiduciary Fund for Provincial Development, provincial governments securities and loans granted to the Provincial Public Sector with a nominal value of US$ 568,365,448 to execute the swap established by Decree No. 1378/01. The Federal Government, by Decree No. 1579/02 of August 27, 2002, established a provincial public debt conversion mechanism, detailed in sections 1 to 12 thereof.

          Then, the Ministry of Economy by Resolution No. 539/02 of October 25, 2002, approved such provincial public debt conversion mechanism establishing the steps to be followed for submitting, accepting or withdrawing offers for provincial public debt conversion. In such sense, such Resolution provided that all financial entities having made offers to convert the provincial public debt under Decree No. 1387/01 have a term of 10 business days as from the enforcement of such Resolution to express their will to withdraw such offers. Upon expiration of such term, any offers whose acceptance has not been noticed by Banco de la Nacion Argentina will be ratified under Decree No. 1579/02. Moreover, any offers whose acceptance has not been noticed by Banco de la Nacion Argentina will be considered secured bond conversion offers under of Decree No. 1579/02.

          Such transaction has been recorded as "Loans - To the nonfinancial public sector" in such amount plus the related accrued and pending as of June 30, 2002, converted into pesos at the exchange rate of USD 1 = ARS 1.4 and adjusted by the CER, as provided by Decrees Nos. 1387/01 and 471/02.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     c)   APPLICATION OF THE CER

          As mentioned in note 1.1.e), the Bank adjusted by the CER the loans that were switched into pesos, as well as the deposits switched into pesos and reprogrammed. This adjustment is recorded in the statement of income under "Financial Income - Adjustment for CER clause" and the "Financial Expense - Adjustment for CER clause" accounts, respectively. The Bank, through ABA has claimed from appropriate authorities compensation for the negative effects to its equity caused by the CER being applied unequally to loans and deposits.

     d) DEPOSITS. BALANCE REPROGRAMMING. SWAPS FOR GOVERNMENT BONDS (SWAPS I AND II)

          As mentioned in note 1.1.f), by the respective exercise date, the Bank's depositors had taken the following options as regards swapping their deposits for Government Bonds:

                                                               AMOUNT IN
                                                              THOUSANDS OF
                               ITEM                              PESOS
                   -------------------------------            ------------
                   Section 2 of Decree No. 905/02                 296,140
                   Section 3 of Decree No. 905/02                  19,578
                   Section 4 of Decree No. 905/02                  69,366
                   Section 5 of Decree No. 905/02                   6,253
                   Section 24 of Decree No. 905/02                    848
                                                              ------------
                   Total                                          392,185
                                                              ------------

          The total amount swapped was 392,185, which represents 17.10% of deposits eligible to opt for the swap.

          The Decree No. 905/02 established the proceeding to be followed by financial institutions to award the Federal Government Bonds to depositors. It established that the BCRA will grant advances in pesos for the amounts required for the acquisition of such Bonds and that such advances have to be secured, at least by 100%, with assets according to the priority established in such decree.

          Subsequently, on September 17, 202, the Federal Executive issued Decree No. 1836/02 that provided that Financial Institutions were allowed to subscribe - in part or in full - the Bonds to be allotted to depositors by swapping them for "Federal Government Bonds in Pesos 2% 2007",

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          "Federal Government Bonds 9% 2002", "Guaranteed Loans - Decree No. 1387/01" and "Provincial Government Sector Debts" that had been accepted for the swap transaction provided by Decree No. 1387/01, including the assistance to the Fiduciary Fund for Provincial Development. The Bank swapped its 266,943 interest in "Federal Government Bonds 9% 2002", and received in consideration US$-denominated Federal Government bonds at LIBOR 2012 for a nominal value of 189,105,714 to be awarded to depositors. To the date of issuance of these financial statements and considering the recent award, the Bank could not start delivering such bonds to depositors. As of the date of issuance of these financial statements the Bank had been unable to begin to deliver to its depositors the Bonds mentioned above.

          In addition, Decree No. 1836/02 established the basis for Swap II of Financial System deposits, which holders of such deposits are entitled to opt for. Afterwards, the Ministry of Economy, by Resolution No. 558/02 of October 31, 2002, established an extension of 30 banking days to allow depositors to exercise their right of choice and swap their funds for Federal Government bonds. As of the date of issuance of these financial statements, the BCRA has not issued the procedural rules related to this swap transaction.

     e)   LEGAL ACTION

          As mentioned in note 1.1.g), the Bank has received notice of court injunctions, mainly under constitutional protection actions, that order the reimbursement of cash deposits for amounts exceeding those established by current legislation and regulations and/or the release of reprogrammed deposits and/or the inapplicability of legislation or regulations, as the case may be, issued by National Congress, the Federal Executive or the BCRA. It should be noted that injunctions under constitutional protection actions and immediate measures order that payments be made partially in foreign currency (US dollars) or their equivalent in Argentine pesos at the freely floating exchange rate. Meanwhile, to date, the substance of the matter, that is to say whether the switch into pesos is constitutional has not been decided by the Supreme Court of Justice.

          As of June 30, 2002, the amounts paid pursuant to constitutional protection actions brought against the Bank amounted to about thousands of pesos 260,621, paid out in such currency, and thousands of US$ 186,158 paid out on in pesos at the freely floating exchange rate.

          As of September 30, 20002, the Bank had paid thousands of pesos 385,151, actually paid in that same currency, and thousands of US$ 275,108 paid out in pesos at the freely floating exchange rate.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                            /s/ARNALDO L. GOMEZ YICHE                    /s/RICARDO M. FURMAN
          ALBERTO BANDE                       ARNALDO L. GOMEZ YICHE                       RICARDO M. FURMAN
        Statutory Auditor                        Chief Accountant                               Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          In connection with Decree No. 1316/02, as of September 30, 2002, the Bank had received notice of 5,825 precautionary measures amounting to thousands of ARS 39,930 plus thousands of US$ 120,320.

          As of the date of issuance of these financial statements, neither Federal, Buenos Aires City or Provincial Courts had ruled on the substance of the matter addressed in the legal actions of reference, accordingly, the final outcome of the claims is unknown. Meanwhile, the Bank, through ABA, has claimed from the Ministry of Economy and the BCRA compensation for the negative effects on its equity generated by the settlement of deposits at an exchange rate differing from the one established by current legislation and regulations.

          Consequently, as of June 30, 2002, the exchange difference resulting from having paid the abovementioned court injunctions at the freely floating exchange rate is booked under the account "Other Receivables
          - Miscellaneous" in the amount of 304,682 (See note 7.b) ), on which the Bank has not recorded any allowance for doubtful accounts because it expects that such difference will be recoverable, either pursuant to favorable rulings on the substance of the matter by Federal, National or Provincial courts, or through compensation that could be provided by the Federal Government.

     f)   LIQUIDITY SITUATION

          The BCRA by Communique "A" 3498 introduced changes to the minimum cash and minimum liquidity requirements systems. The minimum cash requirements thus imposed are higher than before.

          Subsequently, the BCRA provided that for the period November 2001 through February 2002, the minimum cash and minimum liquidity requirements and the related cash and liquidity actually held are to be calculated as an average over such four-month period, that is to say that the aggregate over such period of the daily balances of the items comprised is to be divided over the total number of days in the period.

          Finally, the BCRA issued Communique "A" 3732 that established the regulatory system for minimum application of resources originated in on-demand and term deposits in pesos. The items included are mainly deposits and other liabilities from financial transactions on-demand in pesos and fixed-term deposits subject to indexation by the CER. The requirement was set at 18%.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          To cover the decrease in deposits, in July 2002 the Bank obtained from the BCRA advances to cover situations of temporary illiquidity, which, as of the date of issuance of these financial statements, amounted to aproximately 417,600 (principal amount and interest accrued). In guarantee of such assistance, the Bank executed a first-degree security agreement whereby it pledged in favor of the BCRA a portion of the Bank's credit rights under the Guaranteed Loan Agreement executed on December 7, 2001, amounting to 662,638, in accordance with the provisions of Decree No. 1387/01, as supplemented and amended.

          The "Plan to Reinforce the Banco Rio de la Plata S.A." against the economic and financial effects mentioned in the preceding points, which are exogenous and totally beyond the scope of its management decisions, included, among others, the following measures:

          a)   refinancing of foreign trade loans amounting to US$ 124 million,

          b) refinancing international payables amounting to US$ 567 million, backed by the cash flow of transactions with such customers,

          c) Launching a campaign whereby discounts are granted on purchases made with the Bank's debit card in supermarkets, shopping centers, cinemas, and other establishments. This loyalty building campaign was imitated by the Bank's competitors.

          d) Subordination of credit lines amounting to US$ 161.5 million previously granted to the Bank by the Santander Central Hispano
               (SCH) Group, in line with the provisions of BCRA Communique "A" 2264 as supplemented, so that they may be computed as supplementary capital towards the Bank's minimum capital requirements.

          The Bank has requested from the BCRA a series of reliefs from charges and franchises related to minimum cash requirements, in view of the special and infrequent illiquidity conditions in the financial market. The oversight agency is analyzing the issue.

     g)   BCRA INFORMATION REQUIREMENTS

          The BCRA issued a series of Communiques related to its monthly accounting information requirements whereby, as an exception, it provided postponements, suspensions and new due dates, as well as additional information requirements also on an exceptional basis. The information involved included trial balances, information on debtors to the financial system, makeup of groups of companies and minimum capital requirements and capital actually held. Such changes also affected the filing of financial statements for the quarters ended March 31, June 30, and September 30, 2002.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          The BCRA by Communique "A" 3599, suspended the requirements to file the information for January and February 2002 on debtors to the financial system, makeup of groups of companies, and minimum capital requirements and capital actually held.

          Communique "A" 3687 set a new due-dates calendar, which was abrogated by Communique "A" 3691.

          After issuing various Communiques postponing or suspending the filing of information under the reporting systems, the BCRA through Communique "A" 3760 of October 4, 2002, and supplementary regulations set the definitive schedule of due dates for trial balances, report on financial system debtors and makeup of groups of companies, statements of the local banks consolidated with their significant local and foreign branches and subsidiaries, and the respective consolidated statement of debtors.

          By Communique "A" 3788 of October 31, 2002, the BCRA suspended once again the presentation of various information systems, among others, the accounting information system for annual/quarterly publication, the information system for annual/semiannual/quarterly supervision as from June 2002. Then, BCRA Communiques "A" 3800 and "A" 3802 of November 12 established a new schedule for information systems.

          As of the date of issuance of these financial statements, the Bank has filed with the BCRA the monthly trial balances and financial statements consolidated with significant local and foreign branches and subsidiaries for January to June 2002.

     The negative effects for the financial system as a whole and for the Bank in particular, of the situations described above are related to the deep iliquidity, the impact of the devaluation of the peso, and the switching of obligations and deposits into pesos and their consequences on the recoverability of government and private sector loans, reduced profitability and the mismatch of terms and currencies.

     In addition, the measures taken by the Federal Executive (Decrees No. 905/02 and 1836/02) allowed progress towards the compensation for the asymmetrical switch into pesos and coverage of the foreign currency position. Swap I of reprogrammed deposits for federal government bonds allowed depositors to choose to take such bonds in exchange for their receivables and, as from October 1, 2002, banks are authorized to reimburse part of such deposits in cash (in the case of the Bank, such reimbursement will amount to ARS 10,000 plus the CER). Moreover, swap II of deposits for bonds began on October 1, 2002.

     However, the search for solutions to Argentina's economic and financial situation will require further measures. For example, the possibility of covering deposits with some form of insurance, the settlement of private sector loans with bonds, the lifting of the suspension of foreclosures on assets provided as

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          collateral, the lifting of the suspension of CER application, compensation to financial institutions for the suspension of the CER, the resolution of constitutional protection actions, compensation due to financial institutions for having returned - by court order pursuant to constitutional protection actions - deposits in dollars at the floating exchange rate, differentiated application of the CER to assets and liabilities, and the maturity of reprogrammed deposits. As of the filing date of these financial statements, other issues key to the Argentine economy remain pending resolution; these include the restructuring of the Financial System, closing an agreement with the International Monetary Fund and initiating negotiations with foreign creditors.

          As of the filing date of these financial statements, the Bank has increased its portfolio of deposits and its transaction volume, has come into compliance with the minimum cash ratio and, unless there arise situations beyond its control, the Bank's Management expects to maintain the equilibrium achieved. In addition, the BCRA and the Bank are continually evaluating the measures included in the Plan referred to above and the performance and outcome of the actions undertaken by the Bank.

          The Bank's Management hopes that the Federal Government will redress the profound imbalance resulting from complying with court injunctions under constitutional protection actions and immediate measures, especially due to the impact of the differences between the exchange rates ordered in the court injunctions and that provided in the rules governing the switch into pesos of deposits, and that it will compensate the financial loss for the system and overall and for the Bank caused by the application of the CVS instead of the CER. In this respect, the Bank has reported these prejudices to the authorities and expressly reserved its right to bring claims in such connection.

          The Bank's Management is continually assessing the magnitude of the impact that the abovementioned economic measures could have on its equity and financial position.

     These financial statements have been prepared assuming that the Bank will continue as a going concern, based on the understanding that the restructuring of the financial system as a whole, the restructuring of public sector and the implementation of the Bank's own plans, will allow it to continue its operations and meet the liquidity and solvency ratios required by the BCRA and, accordingly, these financial statements do not include adjustments related to the recoverability of the assets amounts booked or the sufficiency of liabilities that may be necessary to resolve favorably the situations described above.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

2. THE BANK CORPORATE SITUATION. MERGER WITH ORIGENES VIVIENDA Y CONSUMO COMPANIA FINANCIERA S.A. (FORMER, ORIGENES VIVIENDA S.A.) AND SALE OF THE EQUITY INTEREST IN SANTANDER RIOBANK (GRAND CAYMAN)

     a)   THE BANK'S CORPORATE SITUATION

          To date, SCH Group owns, directly and through Administracion de Bancos Latinoamericanos Santander S.L. and other SCH Group companies, and also taking into account the exercise in January 2002 of call options
          - acquired in September 1998 - on shares owned by Merrill Lynch International (holder of the rights and obligations of the Bank's former controlling shareholders), classes "A" and "B" shares of Banco Rio de la Plata S.A., such shares represent 98.85% of capital stock equivalent to 99.23% of votes.

          As from 1997, the Bank lists its stock on the Buenos Aires Stock Exchange (BCBA) and on the New York Stock Exchange (NYSE) and, since 1999, on the Latin-American Euro Stock Exchange (Latibex) in Spain. The Shareholders' Meeting of Banco Rio de la Plata S.A. of April 27, 2001, agreed, among other things, to delist from the NYSE the "American Depository Receipts" (ADRs) which represent Bank shares because of the low number of holders and volume traded. On December 14, 2001, the Bank's ADRs were suspended and de-listed from the NYSE, as instructed by the SEC.

          In 1997, as a consequence of the commitments made upon the execution of the Bank's stock transfer to the current controlling stockholders, a management agreement was entered into with SCH Group for a 10-year term with a 10% annual retribution of Bank's net income of each year, before income tax.

     b) MERGER WITH ORIGENES VIVIENDA Y CONSUMO COMPANIA FINANCIERA S.A. (FORMER, ORIGENES VIVIENDA S.A)

          On January 3, 2002, controlling shareholders of Banco Rio de la Plata S.A. and Origenes Vivienda y Consumo Compania Financiera S.A. (former Origenes Vivienda S.A., company fully and indirectly controlled by SCH Group) signed an agreement to merge both companies, whereby all transactions of the absorbed company, Origenes Vivienda y Consumo Compania Financiera S.A., are assumed by the absorbing company, Banco Rio de la Plata S.A. In this connection, on March 23, 2002, Banco Rio de la Plata S.A. and Origenes Vivienda y Consumo Compania Financiera S.A. executed an assets sale agreement whereby Origenes Vivienda y Consumo Compania Financiera S.A. transferred to Banco Rio de la Plata S.A. , at book value, its loan portfolio, which amounted to about 179,084, net of allowances. Once it has been approved by authorities, such merger shall have retroactive legal effect as from January 1, 2002.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     c)   SALE OF THE EQUITY INTEREST IN SANTANDER RIOBANK (GRAND CAYMAN)

          On January 4, 2002, an agreement was signed for the purchase of Santander Riobank (Grand Cayman)'s stock, whereby Banco Rio de la Plata S.A. sells Santander Overseas Bank Inc. its 100% equity interest in Santander Riobank (Grand Cayman). The price of this sale was set on the basis of a valuation made by an independent third party, and did not give rise to any significant gain or loss. As of the date of issuance of these financial statements, Santander Overseas Bank Inc. had fully settled this transaction.

3.   SIGNIFICANT ACCOUNTING POLICIES

     3.1. COMPARATIVE INFORMATION

          As required under Technical Resolution No. 8 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE), Resolution No. 89/88 of the Professional Council in Economic Sciences of Buenos Aires City and the BCRA standards, the financial statements for the six-month period ended June 30, 2002 are presented comparatively with those of the prior year. To such end, and as explained in note 3.3., the financial statements for the six-month period ended June 30, 2001, were restated into constant pesos as of June 30, 2002, by applying the adjustment coefficient derived from the wholesale domestic price index published by the INDEC, considering that all accounting measurements predating January 1, 2002, were already expressed in current pesos as of December 31, 2001.

          On the other hand, through Communique "A" 3345, the BCRA amended the accounting information of quarterly/annual financial information and, specifically, the regulations related to reporting and disclosure of the financial statements of financial institutions effective through September 30, 2001. Consequently, in accordance with such regulations, the financial statements as of June 30, 2001, were reclassified only for comparative purposes with the financial statements of the quarter ended June 30, 2002.

     3.2. PROCEDURE TO INCORPORATE THE BUSINESS ACTIVITIES OF THE GRAND CAYMAN BRANCH

          The financial statements as of June 30, 2002 and 2001 include the figures of the Bank's activity in Argentina and in the Grand Cayman Branch.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          The procedure followed to incorporate the accounts of the foreign branch into these financial statements was:

          a) The financial statements of the foreign branch have been adapted to generally accepted accounting principles in Argentina and the standards of the BCRA. These financial statements originally expressed in U.S. Dollars (US$) were then translated into pesos as described below:

               . Assets and liabilities were translated into pesos as described in note 3.4.a) below.

               . The translation difference on Bank Premises and Equipment and Other Assets was credited to "Adjustments to Stockholders' Equity-Adjustment to Capital".

               . Assigned capital was reflected at the peso amounts remitted by Head Office and recorded in the Head Office books.

               . Retained earnings were determined as the difference between assets, liabilities and assigned capital, translated into pesos as indicated above.

               . Income statement accounts were converted into pesos as described in note 3.4.a) below. The difference between the sum total of the amounts thus obtained and the overall income of each period (difference between retained earnings at the beginning of the period and retained earnings at the end of the period) were allocated to the account "Foreign exchange difference - Investment in foreign branches", net of the effect of inflation on the investment at the beginning of the fiscal year.

          b) Intercompany transactions between the foreign branch and the Head Office were eliminated from both the Balance Sheet and the Statement of Income.

     3.3. RESTATEMENT OF THE HEAD OFFICE'S AND LOCAL BRANCHES' FINANCIAL STATEMENTS IN EQUIVALENT PURCHASING POWER

          The financial statements have been prepared from the Bank's books of account in conformity with the accounting standards of the BCRA.

          The financial statements fully recognize the changes in the purchasing power of the Argentine peso through August 31, 1995, by the application of the method for adjustment by the restatement into

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          constant pesos set forth in Technical Resolution No. 6 of the FACPCE, by using adjusting coefficients derived from the wholesale price index published by the INDEC and in accordance with the BCRA Communique "A" 3702 as supplemented, and Argentine National Securities Commission
          (CNV) General Resolution No. 415/02.

          Under the abovementioned method, the accounting measures were restated into constant pesos through August 31, 1995. Thereafter, due to the stable economic conditions prevailing and as provided by CNV General Resolution No. 272 and BCRA Communique "A" 2365 and as accepted by generally accepted accounting principles in Argentina, the accounting measures were not restated until December 31, 2002. Pursuant to BCRA Communique "A" 3702 as supplemented and CNV General Resolution No. 415/02, application of the method was resumed as from January 1, 2002; all accounting measures prior to such date are considered expressed in current pesos as of December 31, 2001.

     3.4. VALUATION METHODS

          The main valuation methods used in the preparation of the financial statements have been as follows:

          a)   FOREIGN CURRENCY ASSETS AND LIABILITIES:

               They were converted at the selling exchange rate of the Banco de la Nacion Argentina effective for each currency as of the last business day of each period. Any exchange differences have been credited/charged to income of each period.

          b)   GOVERNMENT AND PRIVATE SECURITIES:

               .    Listed government securities:

                    . Holdings in investment accounts: they were valued at original cost, increased by a compound interest formula on the basis of the internal rate of return and the time elapsed since acquisition.

                       Any differences between acquisition cost and the valuation described in the preceding paragraphs have been credited/charged to income of each period.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                    . For trading or financial transactions: they have been valued at the listed price of each security at each period-end. Any differences in listed price have been credited/charged to income of each period.

               .    Unlisted government securities:

                    They have been valued at residual nominal value plus interest accrued at each period-end.

               .    Investment in listed private securities:

                    . Debt securities and Equity securities: valued at their listed price in effect as of each period-end, net of estimated selling expenses. The differences in listed price were charged/credited to income for each period.

     c)   GUARANTEED LOANS - DECREE NO. 1387/01:

          As mentioned in note 1, as of June 30, 2002, Guaranteed Loans have been valued at the swap values established by the Ministry of Economy as of November 6, 2001, plus the related interest accrued through period-end, translated into pesos at the ARS 1.40 = US$ 1 exchange rate and adjusted to the CER. These Guaranteed Loans are registered in the financial statements as "Loans - To the nonfinancial public sector" totaling 2,679,803, net of discounts.

          As provided for by BCRA Communiques "A" 3366 and "A" 3385, the initial value of guaranteed loans coincided with the prior accounting value of federal government securities (classified and valued as "investment accounts" or "for trading or financial transactions", under BCRA accounting rules) and/or loans as of the date of the swap, giving rise to no income at all as a result of the recognition of the swap, since the positive difference derived from the swap values established by the Ministry of Economy and the accounting value of the instruments swapped was reflected in an asset regularization account. The balance of such account will be allocated monthly to income in proportion to the term of each guaranteed loan.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     d)   INTEREST ACCRUAL:

          Interest has been accrued by the straight-line method in the periods in which it was generated, except interest on transactions maturing in more than 92 days, on which interest has been accrued according to a compound interest formula.

     e)   CER ACCRUAL:

          As mentioned in note 1, as of June 30, 2002, receivables and payables have been adjusted to the CER as follows:

          . Guaranteed loans: they have been adjusted under Resolution 50/02 of the Ministry of Economy, which resolved that the CER effective 10 (ten) business days prior to the maturity date of the related service will be considered for yield and repayments of these loans.

          . Other loans and receivables from sale of assets: they have been adjusted under Communique "A" 3507 and supplementary ones of the BCRA, which resolved that the payments through September 30, 2002, will be made under the original terms of each transaction and will be booked as prepayments, where as from February 3, 2002, the principal was adjusted to the CER prevailing on June 30, 2002, deducting the prepayments mentioned above as from the payment date, except those subject to the provisions of Decrees Nos. 762/02 and 1242/02, which excluded the application of that coefficient from some mortgage, pledge, personal and other lines of credit.

          . Deposits and other assets and liabilities: the CER prevailing on June 30, 2002 was applied.

     f) SECURITIES AND FOREIGN EXCHANGE RECEIVABLE OR DELIVERABLE ON SPOT AND FORWARD TRANSACTIONS PENDING SETTLEMENT:

          . In foreign currency: they have been valued at the selling exchange rate of the Banco de la Nacion Argentina prevailing at close of business at each period. Any exchange differences were charged/credited to income for each period.

          . Securities: valued according to the listed price as of each period-end. Any exchange differences were charged/credited to income for each period.

          .    In government securities related to repurchase agreements:

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          . In investment accounts (government securities): as of June 30, 2002 each security was valued at original cost, increased by a compound interest formula on the basis of the internal rate of return and the time elapsed since acquisition.

               Any differences between original costs and those arising from the calculation explained in the preceding paragraph were allocated to income for the period.

          . In trading securities (government and private): as of June 30, 2001, they have been valued at the listed price of each security at period-end. Listed price differences have been credited/charged to income of the period.

     g) AMOUNTS RECEIVABLE AND PAYABLE UNDER SPOT AND FORWARD TRANSACTIONS PENDING SETTLEMENT:

          Such amounts were valued at the price agreed upon for each transaction plus the respective premiums accrued at each period-end.

     h)   CORPORATE BONDS PURCHASED-UNLISTED:

          They have been valued at acquisition cost plus interest accrued but not collected at each period-end.

     i)   COMPENSATION TO BE RECEIVED IN FEDERAL GOVERNMENT BONDS:

          As mentioned in note 1, the Bank determined the amount of the compensation to be received for the negative on its equity of the switch into pesos of receivables and payables denominated in foreign currency, in accordance with the methodology mentioned in such note. Pursuant to Decree No. 905/02, the Bank decided to apply the compensation amount to subscribe an amount such as to cover its net negative position in foreign currency, for a nominal value of US$ 857,825,000. Also, given that the net position mentioned exceeded the compensation to be received, the Bank decided to take an advance from the BCRA in the amount of 499,979, to subscribe the Bonds necessary to compensate such position.

          As of June 30, 2002, the Compensation that the Bank is to receive from the Federal Government Bonds in US dollars is recorded under "Other receivables from financial transactions - Others not included in Debtor Rating Standards", and was valued at residual nominal value plus interest accrued as per the issuance conditions, converted into pesos in accordance with the method described in note 3.4.a).

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     j)   CERTIFICATES OF PARTICIPATION IN FINANCIAL TRUST-UNLISTED:

          They have been valued at nominal value plus interest accrued but not collected at each period-end.

     k)   ASSETS COVERED BY FINANCING LEASES:

          Such assets were booked at the present value of the unaccrued amounts (the periodic installments and the previously stipulated net book value) calculated according to the conditions agreed upon in the related agreements and applying the respective imputed interest rates.

     l)   INVESTMENTS IN OTHER COMPANIES:

          . Interest in Financial Institutions, complementary and authorized activities: they have been valued by the following methods:

               .    Subsidiaries - local:

                    Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Gire S.A., were valued by the equity method.

               .    Subsidiaries - foreign:

                    As of June 30, 2001, Santander Riobank (Grand Cayman) - See
                    note 2.c) - was valued by the equity method, converted into pesos in accordance with the method described in note 3.4.a).

               .    Affiliates - local:

                    Origenes Vivienda y Consumo Compania Financiera S.A. (former Origenes Vivienda S.A.), was valued by the equity method.

               .    Affiliates - foreign:

                    Bladex S.A. was valued at acquisition cost in foreign currency plus stock dividends received at nominal value converted into pesos as described in note 3.4.a) above.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          .    In other companies:

               .    Affiliates - local:

                    Banelco S.A., Visa Argentina S.A. and Interbanking S.A., were valued by the equity method.

                    Rio Compania de Seguros S.A. and Caminos de las Sierras S.A., were valued at their acquisition cost; the limit on the proportional equity value having been calculated based on the shareholders' equity of the issuing companies according to the last financial statements available.

                    Other local affiliates: were valued at acquisition cost while the company has recorded allowances for impairment in value for the amounts by which the recorded values of equity interests in other unlisted affiliate companies exceed their value as calculated by the equity method on the basis of the latest available financials statements.

               . Affiliates - foreign: were valued at acquisition cost and were converted into pesos in accordance with the method described in note 3.4.a).

          As from the effective date of Law No. 25,063, the dividends, in cash and in kind, received by the Bank for its investments in other companies in excess of their accumulated taxable income upon distribution thereof, will be subject to a 35% income tax withholding as sole and final payment.

          The Bank has not charged income tax since it estimates that the dividends from earnings recorded by the equity method would not be subject to such tax.

     m)   BANK PREMISES AND EQUIPMENT AND OTHER ASSETS:

          They have been valued at acquisition cost plus increases from prior-year appraisal revaluations, restated as explained in note 3.3., less related accumulated depreciation calculated in proportion to the months of estimated useful life of the items concerned. The net book value of bank premises and equipment and other assets taken as a whole does not exceed their recoverable value.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     n)   INTANGIBLE ASSETS:

          They have been valued at acquisition cost restated as explained in note 3.3., less related accumulated amortization calculated in proportion to the months of estimated useful life of the items concerned.

     o)   OPTIONS (SEE NOTE 13):

          .    Call options sold:

               They have been valued at the listed prices of the underlying shares in effect at each period-end. Price differences have been charged/credited to income of each period.

          .    Call and put options purchased and put options sold:

               They have been valued at the strike price.

     p) CERTIFICATES OF DEPOSIT AT A VARIABLE INTEREST RATE - COMMUNIQUE "A" 2482, AS SUPPLEMENTED. HEDGE OPTIONS (SEE NOTE 14):

          As of June 30, 2001, the variable interest rate and the hedge of these investments, which have been traded for terms exceeding 180 days, were accrued for based on the variation in the price of financial assets or financial assets ratios, which are habitually listed on the domestic and international markets. The premiums paid on the execution of agreements involving financial instruments to hedge the income from certificates of deposit were accrued over their respective effective terms.

     q)   LOANS AND DEPOSITS OF GOVERNMENT SECURITIES:

          Valued at the listed price in effect for each security as of each period-end, plus the respective accrued interest. The differences in listed price were charged/credited to income of each period.

     r)   ALLOWANCE FOR DOUBTFUL ACCOUNTS AND FOR CONTINGENT COMMITMENTS:

          Recorded on the basis of the uncollectibility risk estimated regarding the Bank's credit assistance, which results from the assessment of the compliance degree of borrowers and the securities for the respective transactions under Communique "A" 2950 as supplemented by the BCRA.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          The BCRA by Communique "A" 3418, dated January 3, 2002, provided - regarding the classification of debtors in January 2002 -- that the past-due terms marking the limits for classification levels 1 (Normal situation) and 2 (Potential risk/Inadequate compliance) should be extended by 31 days both for the commercial and consumer portfolios.

          Subsequently, on February 7, 2002, the BCRA issued Communique "A" 3463, whereby it extended the admissible past-due terms by another 31 days, further to the abovementioned extension. In addition, the BCRA established that for February 2002, the past-due terms admissible for the abovementioned classifications were to be 62 and 121 days, respectively.

          Regarding the determination of the allowances for loan losses for the monthly periods March through June 2002, the BCRA issued Communique "A" 3630 dated June 10, 2002, whereby it allowed applying to debtors classified in situation 2 (Potential risk/Inadequate compliance) and 3 (With problems/Deficient compliance) having incurred up to 62 and 121 days of arrears, respectively, the provisioning percentages of category 1 (Normal situation) and 2 (Potential risk/Inadequate compliance), respectively.

     s)   EMPLOYEE TERMINATION PAY:

          The Bank expenses employee termination pay when disbursed.

     t)   STOCKHOLDERS' EQUITY ACCOUNTS:

          They have been restated as explained in note 3.3., except "Capital stock" which has been left at its original value. The adjustment required to restate it is included in the "Adjustments to Stockholders' Equity-Adjustment to Capital" account.

     u)   INCOME STATEMENT ACCOUNTS:

          Statement of income accounts have been restated into constant pesos at the end of each period, as follows:

          . The accounts accumulating monetary transactions (financial expense and income, service charge expense and income, provision for loan losses, operating expenses, etc.) were restated by applying the adjustment coefficients to the historical amounts accrued on a monthly basis.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          . Accounts that reflect the effect on income of the sale, retirement, or consumption of non-monetary assets were computed on the basis of the restated values of such assets, in accordance with the method described in note 3.3.

          . Income (loss) from equity interests in subsidiaries was computed on the basis of the income (loss) of such companies adjusted by the method described in note 3.3.

          . The effect derived from inflation for maintaining monetary assets and liabilities has been recorded in three accounts: "Monetary loss on financial transactions", "Monetary loss related to operating expenses" and "Monetary loss on other transactions".

4.   CREDIT ASSISTANCE

     a)   CREDIT ASSISTANCE TO THE NON-FINANCIAL PUBLIC SECTOR

          As a consequence of the enactment of the Law on Public Emergency and Exchange System Reform and the suspension in payment of the public debt, the fulfillment of such obligations is conditioned by the Federal Treasury's lack of resources and the continuance of the fiscal deficit of municipal, provincial and federal public accounts, which inevitably resulted in significant public indebtness. Consequently, the Ministry of Economy has been empowered to enter into negotiations and adopt any necessary measures to restructure the debt of the Federal Government.

          In this respect, on February 27, 2002, the Federal Government and the provinces signed the Agreement on Financial Relations and bases for a Federal Tax Revenue-Sharing system whereby, among other provisions, the Federal Government is entrusted by provincial governments with the duty to renegotiate provincial public debts, which may be restructured under the same terms and conditions as the federal public debt.

          Subsequently, Decrees No. 471/02 and 644/02 established the treatment applicable to debts originally assumed in US dollars or other foreign currencies by the federal, provincial, and municipal public sectors when such obligations are subject to Argentine law regarding the regulatory framework provided for in Law No. 25,561 and Decree No. 214/02.

          As of June 30, 2002, the Bank carries the following receivables from the Non-financial public sector:

          . Municipal, provincial and federal public bonds in the amount of 1,112,483 as broken down below:

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                                 AMOUNT AS OF       AMOUNT AS OF
                                          ITEM                                  06-30-2002 (*)     12-31-2001 (**)
              ------------------------------------------------------------      --------------     ---------------
              .        External bills of the Argentine Republic in US$              693,039             179,208
              .        Fixed-rate Bonds of the Argentine Republic - 2002 -
                        9%                                                               --             192,634
              .        Tax credit certificates (See note 9)                         411,490              57,371
              .        External Bonds of the Argentine Republic - 1992                  969                  62
                       Other                                                          6,985               4,873
                                                                                  ---------             -------
                                            TOTAL                                 1,112,483             434,148
                                                                                  =========             =======

              (*) As of June 30, 2002, US$-denominated Argentine external T-bills included 444,950 applied to repurchase agreements with the BCRA.

              (**) In currency as of December 31, 2001.

     . Credit assistance to the municipal, provincial and federal public sector for 3,483,258, whose origin may be classified as follows:

                                                                                AMOUNT AS OF          AMOUNT AS OF
                                          ITEM                                   06-30-2002          12-31-2001 (*)
              ------------------------------------------------------------      ------------         --------------
              .    Guaranteed loans - Decree No. 1387/01 - (net of
                    discounts) (1)                                                2,679,803              1,494,604
              .    Other loans to the federal public sector (Provincial
                    Development Trust Fund)                                         677,487                388,889
              .    Loans to the provincial public sector and its
                    decentralized entities:
                   Province of Santa Fe                                              48,598                 28,500
                   Housing Institute of the Province of Misiones                      4,121                  4,857
                   Roadworks Administration of the Province of Chubut                 1,134                  1,780
              .    Loans to the municipal sector and its decentralized
                    entities:

                   Municipality of Lujan de Cuyo - Province of Mendoza                1,592                  1,129
                   Municipality of Godoy Cruz - Province of Mendoza                      --                    167

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                                MOUNT AS OF          AMOUNT AS OF
                                          ITEM                                  06-30-2002          12-31-2001 (*)
              ------------------------------------------------------------      -----------         --------------
              .    Loans to other entities of the public sector:
                   Yacireta Binational Entity                                        25,844                 22,272
                   National Institute for Retires and Pensioners                      3,208                  5,500
                   All other credit assistance to the public sector                  81,580                 29,869
                   Unearned collections                                             (40,109)                    --
                                                                                  ---------              ---------
                                             TOTAL                                3,483,258              1,977,567
                                                                                  =========              =========

              (*) In currency as of December 31, 2001.

              (1) Including 1,042,086 related to loans granted to the provincial public sector subject to the swap under Decree No. 1387/01 (See note 1.2.b)), converted into pesos at the ARS 1.40=US$ 1 exchange rate and including the CER accrued as of June 30, 2002.

              As to guaranteed loans, under Decree 1387/01, during the months of April to October, the Bank collected 37,481 in interest on such loans.

          .   Additionally, under "Other receivables from financial transactions
              - Other not included in Debtor Rating Standards", and as detailed in note 3.4.i), the Bank recorded the compensation to be received in BODEN 2012 for 4,655,425.

          Considering that the BCRA rules related to minimum loan loss reserves do not require setting up any reserve for the credit assistance provided to this sector and that, to the date of issuance of these financial statements, it is not possible to determine the effects that the continuance of the economic crisis may have of the recoverability of book value such financing and holdings, these financial statements do not include any adjustments that may derive from the resolution of these uncertainties.

     b)   CREDIT ASSISTANCE TO THE NON-FINANCIAL PRIVATE SECTOR DEBTORS

          The effects derived from the crisis Argentina is undergoing and the difficulties in the chain of payments have had a negative effect on financial assistance to borrowers in the Bank's consumer and business credit portfolios. This gave rise to an increasing impairment, compounded with a highly uncertain context that makes it difficult to establish objective criteria to agree on refinancing terms for such loans.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

      (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN SPANISH
                                 - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          Through Communique "A" 3630 of June 10, 2002, in order to determine the Bank's loan loss reserves, the BCRA allowed applying to debtors classified in situation 2 (Potential risk/Inadequate compliance) and 3 (With problems/Deficient compliance) having incurred up to 62 and 121 days of arrears, respectively, the provisioning percentages of category 1 (Normal situation) and 2 (Potential risk/Inadequate compliance), respectively.

          Considering that the basic criteria for measuring the uncollectibility risk is the ability to pay the debt or any future obligation, focusing on the cash flow analysis, the current situation does not allow objective determination of such uncollectibility risk. After the six-month period ended June 30, 2002, certain circumstances caused debtors to worsen their category, and so the loan loss reserve will be increased.

          Law No. 25,563 of February 14, 2002, declared a credit and production emergency until December 10, 2003, as a result of the Argentine crisis. Such legislation amends the Bankruptcy Law and related rules; the amendments are mainly intended to provide debtors the possibility of rescheduling their debts towards the financial system, and establishes a 180-day suspension for all court and out-of-court enforced collections and foreclosures, including on mortgages and pledges.

          After that, as mentioned in note 1.1.d), Law No. 25,589 enacted on May 15, 2002, incorporated new amendments to the Bankruptcy Procedures Law (under Law No. 25,563) and established limitations to the suspension of judicial foreclosures, establishing a new 180-calendar day term as from the enactment of such law, which was later extended in 90 additional days.

          As of June 30, 2002, and December 31, 2001, the Bank carried the following receivables from the non-financial private sector:

                                                                       AMOUNT AS OF          AMOUNT AS OF
                                     ITEM                               06-30-2002          12-31-2001 (*)
              ---------------------------------------------------    -----------------    -------------------
              .        Business portfolio financing                       3,717,383              2,461,276
              .        Consumer portfolio financing                       1,896,817              2,410,106
                        (loan loss reserves)                               (693,108)              (233,710)
              .        Debt securities (1)                                   28,839                 11,114
                                                                          ---------              ---------
                                    TOTAL                                 4,949,931              4,648,786
                                                                          =========              =========

              (*) In currency as of December 31, 2001.

              (1) Related to debt securities included in the consolidated financial statements as "Government and Private Securities - Investments in listed private securities". As of June 30, 2002, and December 31, 2001, the Bank had not recorded any allowance for impairment in value/uncollectibility of securities.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager       C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          Additionally, as of June 30, 2002, the Bank had interests in unlisted financial trusts and other uncontrolled companies for 156,314 and 37,753, respectively. Such interests are recorded in the following accounts: "Other receivables from financial transactions - Other not included in Debtors Rating Standards - Unlisted financial trusts" and "Investments in other companies - Other uncontrolled companies", respectively.

      The eventual recovery of financing granted depends on the future evolution of the Argentine economy and the effects derived from the abovementioned restructuring. To the date of issuance of these financial statements, it is not possible to determine the future effects that the continuance of the economic crisis may have on the recoverability of the book value of such financing. These financial statements do not include any adjustments that may derive from the resolution of these uncertainties.

5.   ISSUANCE OF CORPORATE BONDS

     a)   CLASS IV CORPORATE BONDS

          As of June 30, 2002 and 2001, the Bank has outstanding issues of Corporate Bonds, authorized by the Regular General Stockholders' Meeting of September 15, 1992, according to the following detail:

                         DATE              NOMINAL                      INTEREST
            CLASS       ISSUED              VALUE             MATURITY    RATE    AUTHORIZED BY CNV
          ---------  ------------  -------------------------  --------  --------  -----------------
             IV        12-15-93       US$        250,000,000  10 years      8.75%     12-03-93

          The principal amount and interest accrued, biannual payed, of these bonds as of June 30, 2002 and 2001, net of discounts, totaled 953,245 and 492,299, respectively, and in line with the provisions of Communique "A" 1907 of the BCRA was used to fund consumer and mortgage loans and to grant loans to companies established in Argentina for investment in physical assets, working capital or restructuring of liabilities, loans to financial institutions and for the purchase of government securities.

          On October 18, 1994, the Board of Directors determined the issuance conditions of the Second Series Class V Corporate Bonds in the amount of USD 50 million. These corporate bonds have not as yet been issued.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     b)   GLOBAL PROGRAM FOR THE ISSUANCE OF SECURITIES

          . As of June 30, 2001, the Bank had the following outstanding Corporate Bonds: (a) three series of corporate bonds for US$ 200 million, US$ 100 million and US$ 30.8 million issued in June, August and December 2000, respectively, and a serie of corporate bonds for US$ 150 miilion, issued in March 2001, under the Global Bond Program for up to US$ 1 billion, (b) two series of corporate bonds for a total principal amount of US$ 67.5 million, each other, issued in November 2000, respectively, and a serie of corporate bonds for US$ 150 million, issued in June 2001, under the Global Bond Program for a total amount of US$ 500 million.

               The amount payable on account of principal and interest on such corporate bonds accrued as of June 30, 2001, net of discounts, was 1,493,661, which was used to finance consumer and mortgage loans, loans granted to companies located in Argentina so that they may invest in tangible assets, pay in capital or reschedule payables, and interbank loans, and to purchase Government securities, under BCRA regulations effective as of the issuance date of such series of corporate bonds.

          . As of June 30, 2002, the Bank has outstanding certain classes of its Corporate Bonds Global Issuance Programs (Term Securities Programs) the maximum outstanding amounts of which are US$ 1 billion and US$ 500 million. All such programs were authorized by the respective Shareholders' Meetings and the CNV. The nominal amount effectively issued and outstanding is US$ 745 million; which breaks down as follows:

                    AMOUNT                               CNV'S                    DATE        NOMINAL      INTEREST  MATURITY
                GLOBAL PROGRAM     SERIES            AUTHORIZATION               ISSUED        VALUE         RATE      DATE
               ------------------  ------  -----------------------------------  --------  ---------------  --------  --------
               US$  1,000,000,000   2nd               N DEG. 263                08-25-00  US$ 100,000,000     (1)    08-25-10
               US$  1,000,000,000   7th               N DEG. 263                08-31-01  US$  50,000,000     (2)    08-31-05
               US$  1,000,000,000   9th               N DEG. 263                06-21-02  US$ 190,000,000     (3)    06-20-03
               US$    500,000,000   42th     N DEG. 107, 139, 194, 257 and 281  03-07-02  US$ 135,000,000     (4)    09-09-02
               US$    500,000,000   43th     N DEG. 107, 139, 194, 257 and 281  03-07-02  US$  50,000,000     (5)    12-09-02
               US$    500,000,000   44th     N DEG. 107, 139, 194, 257 and 281  05-21-02  US$  67,500,000     (6)    08-30-02
               US$    500,000,000   45th     N DEG. 107, 139, 194, 257 and 281  05-24-02  US$  67,500,000     (6)    08-30-02
               US$    500,000,000   46th     N DEG. 107, 139, 194, 257 and 281  06-05-02  US$  85,000,000     (7)    03-06-03

               (1)  Accrues interest at the 180-day LIBOR plus 2% per annum.
               (2)  Accrues interest at the 180-day LIBOR plus 2.50% per annum.
               (3) Accrues interest at the 90-day LIBOR plus interest between 1.65% and 2.90% per annum.
               (4)  A Class issued at a discount rate of 2.55% per annum.
               (5)  A Class issued at a discount rate of 2.80% per annum.
               (6)  A Classes issued at a discount rate of 1.98% per annum.
               (7)  A Class issued at a discount rate of 2.80% per annum.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          The principal and interest accrued of these liabilities as of June 30, 2002, net of discounts, totals 2,826,891, and was used to fund consumer and mortgage loans and to grant loans to companies established in Argentina for investment in physical assets, working capital or restructuring of liabilities, loans to financial institutions and for the purchase of government securities, in accordance with BCRA regulations effective at the time of issuance of such series of corporate bonds.

     c)   AUTHORIZATION OF NEW ISSUES OF CORPORATE BONDS

          On June 26, 1998, the Bank's Special Shareholders' Meeting approved, in compliance with the resolutions of the Regular Shareholders' Meeting held on December 13, 1996, that overall maximum amount for the issuance of corporate bonds be increased from US$ 500 million to US$ 1 billion which may be used for any of the following: (a) increase the amount of the Short-Term Securities Program from US$ 500 million to a maximum of US$ 900 million and (b) increase the amount of Medium-Term Securities Program to US$ 2 billion.

          The Regular General Shareholders' Meeting held on December 3, 1999, approved, among other things, the creation of a Medium-Term Global Program for the issuance and placement of unsecured corporate bonds not convertible into shares, for a maximum nominal value outstanding at any time of up to US$ 500 million; this program would not be offered publicly.

          In addition, the Regular and Special General Shareholders' Meeting held on April 27, 2001, approved that the duration of the Short-term Corporate Notes Global Program for a maximum nominal value outstanding at any time of up to US$ 500 million be extended for a further five years counted as from the approval of the CNV, which was granted on June 21, 2001, by Certificate No. 281.

          On May 29, 2002, the Regular and Special Shareholders' Meeting approved, among other things, setting up a Short- and Medium-term Global Program for the issuance and placement of simple corporate bonds not convertible into shares, for a maximum nominal value outstanding at any given time of up to US$ 250 million, that would replace the Short-term Global Program for the issuance and placement of corporate bonds for a maximum nominal value outstanding at any given time of up to US$ 500 million.

          As of the date of these financial statements, the Bank issued the 47th to 50th series of corporate bonds -still outstanding- in the total amount of US$ 263.3 million, within the Short-term Global Corporate Bond Program for US$ 500 million. The issuance of these series was approved by the Board of Directors in its meetings of August 28 and September 5, 2002, exercising the powers delegated to it by the Special Shareholders' Meeting of June 26, 1998. The amount issued as corporate bond principal, net of discounts, was US$ 259.1 million.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          The proceeds in principal of these placements was applied to grant consumer and mortgage loans and financing to companies located in Argentina for investment in property, plant and equipment, addition to working-capital, or debt refinancing, interbank loans and the acquisition of government securities, in accordance with BCRA regulations effective upon the issuance of these securities.

6. DIFFERENCES BETWEEN CENTRAL BANK STANDARDS AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ARGENTINA

     a) As disclosed in notes 1.2.b), 2.c), and 3.4.c), and as provided by Decree No. 1387/01, on November 6, 2001, the Bank swapped with the Federal Government Federal Government securities, bonds, and Treasury Notes (classified and valued as "Investment accounts" under BCRA accounting standards) -with a book value as of such date of US$ 437,486- for a nominal value of US$ 439,039,238. As of June 30, 2002, the loans into which such securities were converted were recorded in the "Loans - To the Non-financial public sector" account in the amount of 799,489, net of discounts.

          As of June 30, 2002, under Argentine professional accounting standards the abovementioned loans should be valued, until November 6, 2001, thus converting then into loans to the Government, considering the respective listed prices of the securities swapped, the listed price on such date becoming the cost of the transaction to which the interest accrued from then and until period-end should be added.

     b) As disclosed in note 1.2.a), as of June 30, 2002, the Bank allocated to stockholders' equity the amount of 805,279 from the "Unrealized valuation difference" account related to the portion of the compensation received under sections 28 and 29 of Decree No. 905/02 of the Federal Executive. Such amount relates to the recognition of 40% of the net position in foreign currency as of December 31, 2001. Under the generally accepted accounting principles in Argentina, as of June 30, 2002, such amount should have been charged to income for the period.

          In addition, BCRA Communique "A" 3800 provided the possibility, at the option of the Bank, of absorbing the losses for the current fiscal year with contra to the account "Unrealized valuation difference". The Bank availed itself of this option and absorbed 785,251, subject to approval being given by the Shareholders' Meeting together with the approval of the financial statements as of December 31, 2002. Such absorption of losses is disclosed in the individual and consolidated statements of income and in the statement of changes in stockholders' equity. Such movement should have been included only in the statement of changes in stockholders' equity.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     Consequently, stockholders' equity as of June 30, 2002, and 2001, would have decreased by 397,372 and 157,214, respectively. Meanwhile, the loss for the six-month period ended June 30, 2002, which amounted to 1,131, 157, would have decreased by 909,721, and the income for the six-month period ended June 30, 2001, would have decreased by 80,455.

     In addition, as disclosed in notes 3.4.b) and 3.4.f), as of June 30, 2002, the Bank carries booked under the accounts "Government and Private Securities - Held in investment accounts", and "Other receivables form financial transactions - Securities and foreign exchange receivable on spot and forward purchases" a portion of its holdings in government securities and certain assets in government securities used by repurchase agreements, respectively, classified as investment accounts, for a total amount of 692,762. In addition, and as disclosed in note 3.4.i), as of such date the Bank carries in the account " Other receovables from financial transactions
     - Others not covered by Debtor Rating Standards", the government securities still to be received to compensate the negative effect on stockholders' equity of the of the compulsory switch into Argentine pesos of receivables and payables denominated in foreign currency, whose nominal residual value plus interest earned amounts to 4,655,425. Under Argentine professional accounting standards, the assets mentioned above should be valued at market value. As of the date of issuance of these financial statements, the traded volumes of Argentine Republic Treasury Foreign Bills and of BODEN, have not been significant. Accordingly, the market values known to date might not be representative of the effective eventual realization value.

7.   BREAKDOWN OF THE MAIN ACCOUNTS

     As of June 30, 2002 and 2001, the breakdown of the main accounts is as follows:

                                                                      2002        2001
                                                                  -----------  -----------
      a)  OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS - OTHER
          NOT INCLUDED IN DEBTORS RATING STANDARDS:

          Compensation receivable from Federal Government            4,655,425           --
          Participation certificates in unlisted financial trusts      156,314       98,130
          Seguros de Depositos S.A. - Loans to the Guarantee Fund        7,715       15,144
          Other                                                         28,247          122
                                                                  -----------  -----------
                                                                     4,847,701      113,396
                                                                   ===========  ===========

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                             2002           2001
                                                                         ------------   ------------
      b)  OTHER RECEIVABLES - OTHER:

          Miscellaneous receivables (1)                                       376,065         73,506
          Loans and advances to personnel                                      38,943         20,708
          Prepayments                                                          19,800         22,241
          Guarantee deposits                                                    9,250          5,641
          Other                                                                   171          5,690
                                                                         ------------   ------------
                                                                              444,229        127,786
                                                                         ============   ============

      c)  DEPOSITS - PRIVATE NON-FINANCIAL SECTOR AND FOREIGN
          RESIDENTS - OTHER:

          Reprogrammed deposits adjusted by the CER                         2,217,858             --
          Other deposits                                                       41,007        144,339
                                                                         ------------   ------------
                                                                            2,258,865        144,339
                                                                         ============   ============

      d)  OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS - BANKS
          AND INTERNATIONAL ORGANIZATIONS:

          Financing received related to foreign trade transactions (2)      3,076,665      1,514,915
                                                                         ------------   ------------
                                                                            3,076,665      1,514,915
                                                                         ============   ============

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                             2002           2001
                                                                         ------------   ------------
      e)  OTHER LIABILITIES - OTHER:

          Other payables                                                      127,255        199,598
          Taxes payable                                                        17,977        101,181
          Salaries and payroll taxes                                           14,219         36,565
          Withholdings payable on salaries & wages                              3,452         12,796
          Advanced collections                                                  1,811          2,885
          Other                                                                 7,080          7,810
                                                                         ------------   ------------
                                                                              171,794        360,835
                                                                         ============   ============

      f)  DEBIT CONTROL MEMORANDUM ACCOUNTS - OTHER:

          Items in safe keeping                                            12,483,468     23,591,421
          Other                                                             1,073,836        437,165
                                                                         ------------   ------------
                                                                           13,557,304     24,028,586
                                                                         ============   ============

      g)  FINANCIAL INCOME - OTHER:

          Gold and foreign currency exchange difference                       499,934         22,414
          Premiums on forward transactions                                      9,481         92,662
          Other                                                                 5,871          9,995
                                                                         ------------   ------------
                                                                              515,286        125,071
                                                                         ============   ============

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                             2002           2001
                                                                         ------------   ------------
      h)  SERVICE CHARGE INCOME - OTHER:

          Insurance management commissions                                     22,839         44,889
          Commissions on credit, debit and similar cards                       16,204         35,047
          Securities management commissions                                     8,680         21,258
          Lease of safety deposit boxes                                         3,727          4,864
          Collection commissions                                                2,795          8,813
          Account maintenance commissions                                         271          2,664
          Other                                                                26,995         25,011
                                                                         ------------   ------------
                                                                               81,511        142,546
                                                                         ============   ============

      i)  SERVICE CHARGE EXPENSE - OTHER:

          Turnover Tax                                                          9,435         16,844
          Other                                                                 4,561          1,678
                                                                         ------------   ------------
                                                                               13,996         18,522
                                                                         ============   ============

      j)  OPERATING EXPENSES - OTHER OPERATING EXPENSES:

          Leases                                                               27,417         20,701
          Property and equipment depreciation                                  20,179         32,625
          Amortization of organization and development expenses                17,134         34,772
          Electric power and communications                                    11,241         15,381
          Security services                                                     7,587         12,225
          Other                                                                16,188         19,921
                                                                         ------------   ------------
                                                                               99,746        135,625
                                                                         ============   ============

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                             2002           2001
                                                                         ------------   ------------
      k)  OTHER INCOME - OTHER:

          Adjustment and interest on other receivable                          19,968          1,511
          Other                                                                 4,424          8,529
                                                                         ------------   ------------
                                                                               24,392         10,040
                                                                         ============   ============

      (1) See note 1.2.e).
      (2) See note 1.2.f).

8.   INCOME TAX AND TAX ON MINIMUM PRESUMED INCOME

     The Bank determines the accounting charge for income tax by applying the current 35% tax rate to the estimated taxable income for the year, without taking into account the effect of temporary differences between book and taxable income. In addition, the Bank determines the tax on minimum presumed income by applying the rate of 1% on computable assets as of year-end. Law No. 25,063 provides in respect of institutions governed by the Financial Institutions law, that such institutions should take, as the taxable base for the purpose of tax on minimum presumed income, 20% of their taxable assets, after deducting those assets defined as non-computable. This tax is supplementary to income tax. The Bank's tax obligation in each tax year shall be the higher of these two taxes. However, should minimum presumed income tax be higher than income tax in any given tax year, such excess may be considered as a prepayment on account of any excess of income tax over tax on minimum presumed income that may arise in any of the ten subsequent tax years.

     In the six-month period ended June 30, 2002, the Bank estimated a net operating loss, and accordingly did not include any charge to such account in the Statement of Income. In addition, the Bank determined a charge of 10,300 on account of tax on minimum presumed income, which was capitalized under the "Miscellaneous receivables" account.

     In every year that net operating losses are offset, the tax benefit (the effect of the effective rate on the net operating loss used) will be realized to the extent that income tax (net of the offsetting) equals or exceeds tax on minimum presumed income, but will be reduced by any excess of the latter over the former.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     On the other hand, as of June 30, 2001, the Bank estimated an income tax charge of 75,571, which exceeded the amount determined for tax on minimum presumed income and was charged to income for the year under the "Income Tax" account.

     As of June 30, 2002, and 2001, the tax on minimum presumed income credit amounted to 45,027 and 32,284, respectively, and was capitalized under the "Miscellaneous receivables" account.

9.   RESTRICTIONS ON ASSETS

     a) As of June 30, 2002 and 2001, there are liabilities owed to the "Banco de Inversion y Comercio Exterior" (Investment and Foreign Trade Bank) totaling 16,426 and 10,770, respectively, secured by promissory notes from the Bank's loan portfolio.

     b) As of June 30, 2002, the "Government and private securities - Unlisted government securities" account included tax credit certificates in the amount of 411,490 which may be used to settle certain tax obligations as from the year beginning January 1, 2003, under Decree No. 979/01. Subsequently, through Decree No. 1657/02, dated September 6, 2002, the Federal Executive suspended the payment of federal taxes with tax credit certificates and the possibility of transferring such certificates.

10.  TRANSACTIONS WITH SUBSIDIARIES AND AFFILIATES (ART. 33 OF LAW
     N DEG. 19,550)

     The balances of transactions with parent, subsidiaries and affiliates as of June 30, 2002 and 2001 are as follows:

     .    PARENT (SCH Group)

                                                                             2002           2001
                                                                         ------------   ------------
          Cash and due from banks                                               2,618          4,911
          Loans                                                                    --         24,911
          Other receivables from financial transactions                        40,801      1,814,790
          Other receivables                                                     1,067             --

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                             2002           2001
                                                                         ------------   ------------
          Deposits                                                                935             --
          Other liabilities from financial transactions                     1,888,335      2,013,897
          Credit lines taken (unused portion)                                      --        687,009
          Other not included in Debtor Rating Standards                     1,026,000             --
          Other guarantees included in Debtor Rating Standards                288,942        157,973
          Financial income                                                     13,918         76,568
          Financial expense                                                    46,267         12,845
          Service charge income                                                    91             --
          Service charge expense                                                  368             --
          Other income                                                              2             --

      . SUBSIDIARIES (Santander Riobank - Grand Cayman - and Subsidiaries, Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes De Inversion S.A. and Gire S.A.):

                                                                             2002           2001
                                                                         ------------   ------------
          Loans                                                                 1,707             --
          Other receivables from financial transactions                            23          2,189
          Other receivables                                                        56             --
          Deposits                                                             17,178        593,293
          Other liabilities from financial transactions                            23          2,189
          Items in safe keeping                                                 6,043        324,370
          Financial expense                                                     1,964          7,141
          Service charge income                                                 1,412             92
          Other income                                                             63            118

      . AFFILIATE COMPANIES (Banelco S.A., Visa Argentina S.A., Interbanking S.A., Origenes Vivienda y Consumo Compania Financiera S.A., Rio Compania de Seguros S.A., Prestamos de Consumo S.A. and Caminos de Las Sierras S.A.):

                                                                             2002           2001
                                                                         ------------   ------------

          Loans                                                               168,965             --
          Other receivables from financial transactions                            --         24,807
          Other receivables                                                         3             --

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

                                                                             2002           2001
                                                                         ------------   ------------
          Deposits                                                             14,859         15,644
          Items in safe keeping                                                 5,220         29,322
          Agreed-upon credits (unused balances)                                 5,172            338
          Financial income                                                      5,974             --
          Financial expense                                                     2,713             --
          Service charge income                                                    24             --
          Service charge expense                                                   36             --
          Other income                                                            149             --

11.  BANK DEPOSIT GUARANTEE INSURANCE SYSTEM AND BANK LIQUIDITY FUND

     a)   BANK DEPOSIT GUARANTEE INSURANCE SYSTEM

          Law No. 24,485, published on April 18, 1995 and Decree No. 540/95 of the same date provided for the creation of a Bank Deposit Guarantee Insurance System, characterized as being limited, mandatory, and for value. This system was designed to provide further coverage for risks inherent in bank deposits, as a subsidiary and complementary protection to that afforded by the system of bank deposit privileges and protection created by the Financial Institutions Law.

          This law provided for the creation of a company named "Seguros de Depositos Sociedad Anonima" (SEDESA, Deposit Insurance, Corporation) for the exclusive purpose of managing the Deposits Guarantee Fund. As required by the amendments made by Decree 1292/96, the shareholders of the newly created company are the BCRA (with a minimum of one share) and the trustees appointed in the trust agreement made by financial institutions in such individual proportions as determined by the BCRA in terms of their respective contributions to the Deposits Guarantee Fund.

          The current guarantee of deposit system does not include deposits made by other financial institutions (this includes certificates of deposits acquired in the secondary market), deposits made by individuals related to the bank either directly or indirectly, certificates of deposit in securities, acceptances or guarantees and, lastly, deposits made after July 1, 1995 and through September 17, 1998 at a rate two or more percentage points per annum above that offered by the Banco de la Nacion Argentina for equivalent terms and, since the latter date, at a rate two or more percentage points per annum above the rolling average for the last five days of deposit rates for an equivalent term as found by the survey

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          conducted by the BCRA. Communique "A" 2399 of the BCRA of December 15, 1995 extended the stated grounds for exclusion from the system to include negotiable certificates of deposits acquired by endorsement and deposits obtained through systems offering other incentives in addition to agreed-upon interest rates.

          The above trust was created in August, 1995. As of December 2000, the Bank has a 10.1132% interest in it.

          Communique "A" 2337 of the BCRA, issued on May 19, 1995, notified financial institutions that the rules relating to the application of the guarantee system had been approved and put into effect as from April 18, 1995.

          The Federal Executive, by Decree No 1127/98 dated September 24, 1998, increased the reimbursement guaranty provided by Decree 540/95 to the amount of 30, regardless of the term for which the deposit is made. Deposit for amounts exceeding 30 are also covered by the guaranty system but only up to such amount. The BCRA may decide to change the amount covered by the guaranty system at any time and provided it shall be applied to all system participants, on the basis of the developments in the Argentine financial system consolidation process and any other indicators the BCRA may consider appropriate.

          On January 21, 2000, the BCRA issued Communique "A" 3064 that set the normal contribution to the deposit guarantee insurance system at 0.015% effective as from the contributions due for January 2000, subject to the banks executing with SEDESA agreements for loans earmarked for the Deposit Guarantee Fund in the conditions provided in such Communique. Subsequently, through Communique "A" 3153 of August 24, 2000, the BCRA abrogated, as from the contributions related to September 2000, the requirement to execute loan agreements with SEDESA. However, previous loan agreements will remain in effect under originally agreed-upon terms and conditions until their respective repayments. On November 9, 2001, through Communique "A" 3358, the BCRA decided to set the regular contribution to the deposits guaranty fund at 0.03%, effective for contributions due in December 2001.

          As of June 30, 2002 and 2001, the Bank has granted loans to SEDESA amounting to 7,715 and 15,144, respectively, which are booked under the account "Other receivables from financial transactions - Other receivables not included in Debtor Rating Standards".

      b)  BANK LIQUIDITY FUND

          On December 26, 2001, Decree No. 32/01 provided for the creation of the Bank Liquidity Fund in order to inject liquidity into the banking system, according to the scope established therein. Such Fund will be managed by SEDESA, which will act as trustee.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          Financial institutions authorized to operate in Argentina shall contribute to such fund through subscribing class "A" Participation Certificates for an amount equivalent to 5% of the average daily balances of deposits made by the non-financial private sector in each bank as of November 2001, as determined by the BCRA. Such contribution may be increased by up to 50%. Subsequently, through a Communique issued on December 28, 2001, the BCRA decided to increase such contribution to 6%. Therefore, on January 2, 2002, the Company contributed US$ 306,581 to the above Fund.

          On February 22, 2002, through Communique "A" 3487, the BCRA set the contribution to the Bank Liquidity Fund at 1.90%, and provided that the amounts contributed may be deducted from the minimum cash requirement. Subsequently, on March 15, 2002, the BCRA, through Communique "A" 3513, decided to set the contribution to the Bank Liquidity Fund at 3.50%.

          On May 15, 2002, the amount contributed by the Bank to the Bank Liquidity Fund was reimbursed to the Bank by the BCRA.

12.  FIDUCIARY ACTIVITIES

     Banco Rio de la Plata S.A. is the trustee for the trusts described below and in no case is the Bank liable with its own assets for the commitments undertaken in the performance of the trusts; such liabilities will only be serviced with and up to the sum of the trust corpus assets and the proceeds from such assets.

     a)   "PEGASUS - CLASS B" FINANCIAL TRUST AGREEMENT

          Through Resolution No. 11,595 dated January 16, 1997, the CNV granted approval for the global program for the issuance of securities and participation certificates for a maximum amount of US$ 300 million under the "PEGASUS" Financial Trust Agreement to mature in five years as from the CNV's approval date of the program. On July 17, 1997, debt securities were issued with a total nominal value of US$ 20 million, which was fully subscribed.

          The PEGASUS-CLASE B financial trust corpus assets were made up by the following financial assets:

          . Medium-Term Argentine Treasury Bonds (BONTES), accruing interest at an 8.75% rate, maturing on May 9, 2002 for a total nominal value of US$ 20 million.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     . Cash Flow Exchange agreement on the basis of a basket of Latin American Stock Exchange Indexes.

          As a result of the events mentioned in note 1.1., under Decree No. 471/02, the BONTES were converted into pesos at the ARS 1.40 = USD 1 exchange rate, plus the CER, and a new interest rate was set for these debt securities, for adjustment purposes. Afterwards, on May 9, 2002, the default on the BONTES principal and interest service payments caused the setting up an allowance covering the full BONTES amount as of March 31, 2002. Unanimous Meeting of Class B Debt Bond holders held on July 3, 2002, approved the termination and subsequent liquidation of the trust. Such liquidation was made effective on September 2, 2002, by distributing among holders the remaining assets net of any expenses derived from such process, in proportion to their related holdings. Also, on July 3, 2002, the Unanimous Meeting of Class "B" Debt Security holders was held, which approved the termination and subsequent liquidation of the Trust. The liquidation was carried out on September 2, 2002, by distributing corpus assets among holders, in proportion to their participation, net of expenses incurred in the liquidation process.

          Therefore, as of June 30, 2002, and 2001, the financial trust's financial position stood as follows:

                                               2002          2001
                                           -----------   -----------

                -  Assets                           35        42,512
                -  Liabilities                      35        42,512

          As mentioned in the financial statements of the Trust as of June 30, 2002, and 2001, given the features of the trust, no income is generated.

     b)   INMOBILIARIO FIDEICOMISO FINANCIERO (REAL PROPERTY FINANCIAL TRUST)

          Through Resolution No. 11,511 dated November 14, 1996, the CNV (Argentine National Securities Commission) authorized the public offering of certificates of participation in the financial trust INMOBILIARIO Fideicomiso Financiero (Real Property Financial Trust) under a global program for a maximum outstanding amount of US$ 200 million, with a five-year term, under the system governed by Law No. 24,441 and CNV General Resolution No. 368.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          The former Banco Tornquist S.A. was authorized to act as trustee for any financial trusts to be organized under the Program; as a consequence of the merger, the Bank assumed this trustee capacity with authorization granted by the CNV by Resolution No. 13,456 dated July 6, 2000. The financial trusts have a minimum term of 180 days and a maximum term of fifteen years and are secured exclusively by the mortgage receivables transferred to the trusts by the bank in exchange for the proceeds of subscribed Certificates of Participation, which does not preclude covering certain series with additional sureties or other guaranty systems.

          When applying for the authorization mentioned above, the former Banco Tornquist S.A. also requested authorization for the issuance of Series I of the Certificates of Participation for an amount of up to US$ 23 million distributed into four classes of certificates that fall due upon repayment of the last installment of the longest-lasting underlying loan (in year 2003) or the last late payment collected, whichever latest; the return on such securities may be fixed or variable, depending on the class. All sums collected by the trust from the collection of loan payments or income from short-term investments of temporary excess liquidity shall be allocated to the different classes beginning with "A" and then to the other classes in order. The Bank guarantees holders of Class "B" certificates that they will collect the monthly services as per the notional flow of funds. The Board of Directors of the former Banco Tornquist S.A., in its meeting of October 25, 1999, decided to grant personal surety to the holders of class "A" and "C" certificates guaranteeing payment of monthly service payments thereto under agreed-upon conditions.

          On November 15, 1996, the Board of Directors of the former Banco Tornquist S.A. approved granting the Trust the Option for the Assignment of Credits, which was effected on November 28, 1996, for a nominal value of US$ 20,760,000. Accordingly, Series I of the certificates of participation in the Fideicomiso Financiero INMOBILIARIO was issued comprising Class "A" in the amount of US$ 13,845,000; Class "B" in the amount of US$ 3,453,000; Class "C" in the amount of US$ 1,731,000, and Class "D" in the amount of US$ 1,731,000. The returns for certificates Class "A" and "C" were set at 9.5% and 11%, respectively.

          As of June 30, 2002 and 2001, the equity and the income (loss) of Series I of the INMOBILIARIO financial trust stood as follows:

                                                2002               2001
                                           ---------------     --------------

                  -   Assets                           212              3,284
                  -   Liabilities                       64                381
                  -   Owners' Equity                   148              2,903
                  -   Income (loss)                   (328)              (171)

          As of June 30, 2002 and 2001, respectively, the value of Series I was as follows: Class "A": 148 and 2,738; Class "B": 0 and 96; Class "C":
          0 and 69, and Class "D": 0, respectively.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     c)   "EDIFICIO LA NACION" FINANCIAL TRUST

          On May 8, 2000, the Board of Directors approved setting up a financial trust as direct mutual fund named "EDIFICIO LA NACION" to issue debt certificates and/or participation certificates for a nominal amount of US$ 45 million as provided for in Law No. 24,441 and CNV General Resolution No. 368.

          Through Resolution No. 13,503 dated August 10, 2000, the CNV approved:
          (a) setting up a financial trust named "EDIFICIO LA NACION" organized as a direct mutual fund by Banco Rio de la Plata S.A. as trustee; and
          (b) issuing debt securities and certificates of participation under the "Fideicomiso Financiero EDIFICIO LA NACION - Fondo de Inversion Directa" for a nominal amount of US$ 27 million and US$ 18 million, respectively.

          The object of the trust is to build and sell an office building located in the property currently used by "La Nacion" newspaper.

          The underlying assets of the financial trust is represented by the following assets:

          .    Funds from the placements of the instruments issued.
          .    The property in which offices will be built, the constructions, equipment and facilities to be added.
          .    The receivables and funds resulting from the sale and/or lease of the units.
          .    The rights resulting from the work for service and other
               agreements executed by the trustee.

          The definitive term of the trust is five years as from the date in which it is definitely set up and it may be extended up to a maximum ten-year term as from organization date.

          The corpus assets are the only means for repaying the debt securities and certificates of participation.

          Consequently, on January 29, 2001, the debt securities and certificates of participation were subscribed in the amounts of US$ 26,580,000 and US$ 17,720,000, respectively.

          As of June 30, 2002 and 2001, the equity and income (loss) of the Financial Trust break down as follows:

                                                2002              2001
                                           --------------    --------------

                    -  Assets                     125,608            64,308
                    -  Liabilities                 62,713            57,889
                    -  Owners' Equity              62,895             6,419
                    -  Income (loss)               30,768              (538)

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     d)   OTHER TRUSTS

          As of June 30, 2002, the Bank is also trustee of the following trusts:

                                          TRUST                                      AMOUNT OF THE
                                        INCEPTION                                     UNDERLYING
                  DESCRIPTION             DATE            UNDERLYING ASSETS             ASSETS         KIND OF TRUST
          ---------------------------  ----------  -------------------------------  --------------  -------------------

          Complejo Penitenciario II     05.08.98   Marcos Paz Penitentiary Complex      102,230     Administration
                                                   of Buenos Aires Province                         Trust

          Caminos de las Sierras S.A.   08.07.98   Rights stemming from toll             92,290     Guaranty Trust
                                                   collection

          BERSA                         06.11.99   Subordinate Debt Securities           18,046     Guaranty and Safe
                                                                                                    Keeping Trust

          Correo Argentino S.A.         09.17.99   Shares and rights                     99,000     Collection Rights
                                                                                                    Assignment Trust

          Servicios Viales S.A.         12.23.00   Rights stemming from toll             30,000     Collection Rights
                                                   collection                                       Assignment Trust

          Credito Actual                09.07.01   Rights, shares and guarantees         14,000     Guaranty Trust

          Cuota Hilton                  04.12.02   Cash                                   3,346     Administration
                                                                                                    Trust

13.  DERIVATIVE FINANCIAL INSTRUMENTS

     As of June 30, 2002, the Bank had purchased call and put option in the amount of 363 and 67,594, respectively. Additionally, the Bank had sold call options in the amount of 30,220. These options are included in "Derivatives debit memorandum accounts" under "Notional value of call options purchased" and "Notional value of put options purchased", and "Derivatives credit memorandum accounts" under "Notional value of call options sold", respectively. On the other hand, as of June 30, 2001, the Bank had sold put options in the amount of 196,288, which are included in "Derivatives credit memorandum accounts" under "Notional value of put options sold". All options were valued in accordance with the method described in note 3.4.o), under effective BCRA regulations.

     The premiums paid for such instruments were valued according to the Black & Scholes method. This method is accepted by the BCRA as reasonable method for valuing these items because the options do not have a listing on a local or a foreign market.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     As of June 30, 2002, the Bank entered into two interest-rate swap agreements with the Standard Chartered Bank for a total amount of US$ 9,230,769 ad US$ 13,943,917, so as to cover the variable rate payable on financing received from the Inter-American Investment Corporation; these swap agreements expire on October 15, 2006, and November 15, 2004, respectively. Accordingly, this transaction is recorded under the account "Memorandum accounts - Derivative accounts - Other" in the amount of 88,063.

     On the other hand, as of June 30, 2001, the Bank executed an interest-rate swap agreement with Deutsche Bank AG New York Branch, to cover the variable yield accrued by the First Series of Corporate Bonds, for an amount of US$ 200 million, issued by the Bank under Corporate Bond Issuance Global Program for a total amount of US$ 1 billion. Such transaction is recorded under the account "Memorandum accounts - Derivative accounts - Other" in the amount of 392,576.

     The Bank had not obtained any significant income or sustained any significant loss from transactions with financial derivative instruments either as of June 30, 2002 and 2001.

14. DEPOSITS PROCURED UNDER THE SYSTEM PROVIDED BY BCRA COMMUNIQUE "A" 2482 AS SUPPLEMENTED

     As of June 30, 2001 the Bank became the obligor in connection with variable-rate certificates of deposit placed under the provisions of BCRA Communique "A" 2482 as supplemented and was assigned the respective hedging financial instrument agreements undertaken with the purpose of fully covering the impact on equity of the changes in the listed price of the financial assets on which such certificates are indexed. Most of such agreements were entered into with SCH Group member entities. The nominal value of these investments as of such date, amounts to 25,671 and they are recorded under the "Deposits - Private nonfinancial sector and foreign residents - Investments Accounts".

     The variable consideration to be paid for the funds procured under this type of transaction amounted to 14 at period-end and are recorded under "Deposits - Private sector and foreign residents - Interest, adjustments and listing differences accrued payable"; such amounts were fully covered by the revenues, in the same amount, from the above mentioned hedging instruments. As of June 30, 2001, hedging devices amounted to 4,866, which are booked under the account "Derivatives credit memorandum accounts - Notional value of call options sold"

     As of June 30, 2002 and 2001, the premiums paid for such instruments amount to 1,880 and 2,334, respectively; such premiums were accrued over the effective term of the above mentioned certificates. As of June 30, 2001, the amount to be accrued for such premiums was 475 and was booked under "Other receivables from financial transactions - premiums for options purchased".

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

15.  COMPLIANCE WITH THE REQUIREMENTS OF THE NATIONAL SECURITIES COMMISSION
     (CNV)

     a) COMPLIANCE WITH THE REQUIREMENTS TO ACT AS AGENT IN THE OVER- THE-COUNTER MARKET

          As required under Resolution 368/01 of the CNV, the Bank's equity as of June 30, 2002 and 2001, exceeds the minimum stockholders' equity required under this resolution to act as agent in the over-the-counter market.

     b)   ROLE OF THE BANK AS MUTUAL FUND DEPOSITARY

          As of June 30, 2002 and 2001, in its capacity of depositary of mutual funds, the Bank holds the following items in safekeeping:

                                                                2002                                 2001
                                     ---------------------------------------------------------   ------------
                MUTUAL                               GOVERNMENT    CERTIFICATES     TOTAL OF       TOTAL OF
                 FUND                   SHARES       SECURITIES     OF DEPOSITS    INVESTMENT     INVESTMENT
     -----------------------------   ------------   ------------   ------------   ------------   ------------
     Superfondo Acciones (*)                7,957             --             --          7,957         33,546
     Super Ahorro $ (*)                        --             --         10,894         10,894        344,574
     Super Ahorro US$ (**)                     --         75,395        115,177        190,572        827,166
     Superfondo 2000 (**)                      --             71          2,575          2,646          5,461
     Superfondo 2001 (**)                      --         43,343          3,714         47,057        181,285
     Superfondo 2002 (**)                     175         24,765              3         24,943        118,558
     Superfondo 2003 (**)                      --          4,009             --          4,009         16,859
     Superfondo US$ Plus (**)                  --          3,759             --          3,759         21,287
     Superfondo MIX (**)                    1,719            743             --          2,462         10,721
     Superfondo Renta Variable (*)          6,820             --             --          6,820          7,261
     Superfondo Renta
     Latinoamerica (**)                        --          5,949              2          5,951         17,760
     Superfondo Renta $ (*)                    --            559             --            559         15,526
     Superfondo Latinoamerica (**)         14,979             --             --         14,979         28,069
     Superfondo Ahorro US$ (**)                --          1,313          3,367          4,680         18,412
     Superfondo America (**)               32,080             --             --         32,080          2,299
     Superfondo Europa (**)                93,811             --             --         93,811         73,730


                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

          (*) Argentine peso investment portfolio.
          (**) Foreign currency investment portfolio switched into Argentine pesos at the exchange rate effective as of each period-end.

          Taking into account the situation described in note 1, the CNV, through General Resolution No. 384, dated December 28, 2001, authorized the mutual fund manager companies to settle the redemptions requested from them out of their securities in portfolios, under the criteria established in Section No. 18, Decree No. 174/93. Therefore, the Bank's Management, in its meeting of December 28, 2001, provided that: (a) the assets comprising the portfolio of the Superfondo Ahorro US$ F.C.I., Super Ahorro US$ F.C.I. and Super Ahorro ARS F.C.I funds be grouped based on liquidity while safeguarding the rights of shareholders; (b) the liquid assets comprising the portfolio of the above mutual funds be used to settle redemptions in proportion to each shareholder's investment holding; and (c) that, should it be required by shareholders, illiquid assets in portfolio be used to settle redemptions in kind in proportion to each shareholder's investment holding.

16.  EMPLOYER'S CONTRIBUTION TO THE BANK EMPLOYEES' SOCIAL SECURITY INSTITUTE
     (ISSB)

     The contribution provided in Section 17, point (f) of Law No. 19,322 - originally 2% on interest and commissions charged by banks - was reduced to 1% as from July 1, 1996 through July 1, 1997; as from the latter date, the above mentioned contribution was repealed (Decrees No. 263, dated March 20, 1996 and No. 915, dated August 7, 1996). In addition, by Decree No. 336/98 of March 26, 1998, the Federal Executive confirmed the total elimination of the Bank Employees' Social Security Institute and the establishment of a new institution (Argentine Bank Employees' Health Plan - OSBA), which is not a successor entity of such Institution.

     During 1997 and 1998, the Argentine Bank Association and the Argentine Bank Employees' Health Plan (OSBA) have made different filings with the court to declare the above mentioned decrees unconstitutional and restore the Bank's obligation to make contributions.

     Although, the Bank and Banco Santander S.A. of Argentina requested an injunction. In this regard, the federal courts of original jurisdiction Nos. 4 and 6, through judgements Nos. 5918 and 208 of December 15, 1998, sustained the actions started and declared the validity of Decree No. 336/98 and thus, the OSBA is not a successor entity of the Bank Employees' Social Security Institute and that the OSBA cannot make any claim from Banco Rio de la Plata S.A. as from July 1, 1997, for the payment of the contribution established in point (f) of Section No. 17 of Law No. 19,322.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     According to the Bank's management and legal counsel, there are grounds to consider that the above mentioned contribution has been eliminated and, therefore, all the requirements derived from the Decrees mentioned above have been met. Consequently, no accrual has been set up to cover the possible contributions that could be claimed.

17.  RESTRICTION ON EARNINGS DISTRIBUTION

     The BCRA by Communique "A" 3574 suspended distribution of dividends for a term to be established by such institution.

18.  PUBLICATION OF THE FINANCIAL STATEMENTS

     In accordance with Communique "A" 760 of the BCRA, no prior approval of this entity is required for the publication of these financial statements.

19.  ACCOUNTING PRINCIPLES - EXPLANATION ADDED FOR TRANSLATION INTO ENGLISH

     These financial statements and the consolidated financial statements (included with the supplementary information) are presented on the basis of the standards of the BCRA and, except for the matter mentioned in note 6 to the financial statements, in accordance with accounting principles generally accepted in Ciudad Autonoma de Buenos Aires, Argentine Republic.

     Certain accounting practices applied by the Bank that conform with the standards of the BCRA and with generally accepted accounting principles in Ciudad Autonoma de Buenos Aires, Argentine Republic may not conform with generally accepted accounting principles in other countries.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2002 AND 2001

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     The effects of the differences, if any, between Argentine generally accepted accounting principles and the accounting principles generally accepted in the countries in which the financial statements may be used have not been quantified. Accordingly, they are not intended to present financial position, results of operations or cash flows in accordance with accounting principles generally accepted in the countries of the users of the financial statements other than Argentina.

                                                                           Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ            with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager     Controller and Administration Manager   C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                         /s/ARNALDO L. GOMEZ YICHE                /s/RICARDO M. FURMAN
          ALBERTO BANDE                    ARNALDO L. GOMEZ YICHE                   RICARDO M. FURMAN
        Statutory Auditor                     Chief Accountant                           Partner
Certified Public Accountant U.B.A.                                         Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                   DETAIL OF GOVERNMENT AND PRIVATE SECURITIES
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                           HOLDINGS
                                                                                 -----------------------------
                                                                                        2002           2001
                                                                                 -----------------------------  POSITION
                                                                                 MARKET    BOOK        BOOK      WITHOUT
                        DESCRIPTION                              IDENTIFICATION  VALUE    BALANCE    BALANCE     OPTIONS    OPTIONS
-----------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------
              LISTED GOVERNMENT SECURITIES
---------------------------------------------------------------
Holdings in investment account
 In Foreign Currency
 -External bills of the Argentine Republic in U.S.
   Dollars - 2.98%                                                          --       (1)   178,933                390,844        --
 -External bills of the Argentine Republic in U.S.
   Dollars - 4.95%                                                          --       (1)    68,879                301,919        --
                                                                                         ------------------------------------------
                      Subtotal in investment account                                       247,812   1,777,536    692,763        --
                                                                                         ------------------------------------------

Holdings for trading or financial transactions
 LOCAL
 In Pesos
 -External Bonds of the Argentine Republic - 1992                 ARBX923d=ME       969        969                    969        --
 -Long-Term Treasury Bonds -2027                                  ARBON43d=ME       683        683                    683        --
 -Buenos Aires City Government Bonds in local currency - 2004               --      455        455                    455        --
 -Medium-Term fixed-rate Treasury Notes - 2003 - 11.75%           ARBON33d=ME       269        269                    266        --
 -Medium-term Treasury Bonds - 2002                               ARBT23d=ME        249        249                    353        --
 -Pension Fund Debt Consolidation Bonds in local currency -
   Series 2 DEG.                                                            --       59         59                     59        --
 -Global External Bonds of the Argentine Republic - 2008          ARGD83D3d=ME       41         41                     41        --
 -Medium-term Treasury Bonds - 2005                               ARBON53d=ME        38         38                     38        --
 -Debt Consolidation Bonds in local currency - Series
   1 DEG.                                                         ARPRO13d=ME        32         32                     32        --
 -Medium-term Treasury Bonds - 2006                               ARBON63d=ME        24         24                     24        --
 -Debt Consolidation Bonds in U.S. Dollars - Series 3 DEG.        ARBOCOD3d=ME       21         21                     21        --
 -U.S. Dollar bond for settling obligations of the Province
   of Buenos Aires-2004 - 6% - (Converted into pesos)                       --       16         16                     37        --
 -Debt Consolidation Bonds in U.S. Dollars - Series 5 DEG.                  --       15         15                     15        --
 -Debt Consolidation Bonds in local currency - Series 5 DEG.                --       11         11                     11        --
 -Other                                                                              48         48                     70        --
 In Foreign Currency
 -External bills of the Argentine Republic in U.S.
   Dollars - 2.98%                                                          --       --         --                  1,248        --
 -Goverment bonds in U.S. Dollars, series VII, at surveyed
   market-average rate plus 5,8%                                            --      435        435                    435        --
 -Global External Bonds of the Argentine Republic - 2017          ARBGL53d=ME       369        369                    369        --
 -External bills of the Argentine Republic in U.S.
   Dollars - 4.95%                                                          --      277        277                  1,556        --
 -Global External Bonds of the Argentine Republic - 2008          ARGD83D3d=ME       82         82                     82        --
 -Global External Bonds of the Argentine Republic - 2030          ARGL3J3d=ME        81         81                     81        --
 -Floating Rate Bonds in U.S. Dollars                             ARFRBD3d=ME        76         76                     76        --
 -Global External Bonds of the Argentine Republic in U.S.
   dollars - 2004 - Series F                                      AR132978=ME        65         65                     65        --
 -Global External Bonds of the Argentine Republic in U.S.
   dollars - 2006 - 11%                                                     --       41         41                     41        --
 -Global External Bonds of the Argentine Republic in U.S.
   dollars - 2005 - 11%                                                     --       19         19                     19        --
 -Global External Bonds of the Argentine Republic - 2018         ARGJ18KD3d=ME       17         17                     17        --
 -Other                                                                              92         92                     94        --

FOREIGN
In Foreign Currency
 -Global Bonds of the Federative Republic of Brazil                                  40         40                     (5)       --
                                                                                         ------------------------------------------
      Subtotal holdings for trading or financial transactions                                4,524     572,496      7,152        --
                                                                                         ------------------------------------------

                                                                                         ------------------------------------------
             TOTAL LISTED GOVERNMENT SECURITIES                                            252,336   2,350,032    699,915        --
                                                                                         ==========================================
---------------------------------------------------------------
              UNLISTED GOVERNMENT SECURITIES
---------------------------------------------------------------
Local
 In Pesos
 -Tax Credit Certificates                                                   --       --    411,490                411,490        --
 -Treasury Bills to settle obligations of the Province of
  Buenos Aires (Patacones)                                                  --       --      2,645                  2,645        --
 -Bills to settle obligations Provincies (LECOP)                            --       --      1,062                  1,062        --
                                                                                         ------------------------------------------
            TOTAL UNLISTED GOVERNMENT SECURITIES                                           415,197     377,998    415,197        --
                                                                                         ==========================================

                                                                                         ------------------------------------------
               TOTAL GOVERNMENT SECURITIES                                                 667,533   2,728,030  1,115,112        --
                                                                                         ==========================================

                                                                    FINAL
                        DESCRIPTION                               POSITION
--------------------------------------------------------------------------
---------------------------------------------------------------
              LISTED GOVERNMENT SECURITIES
---------------------------------------------------------------
Holdings in investment account
 In Foreign Currency
 -External bills of the Argentine Republic in U.S.
   Dollars - 2.98%                                                 390,844
 -External bills of the Argentine Republic in U.S.
   Dollars - 4.95%                                                 301,919
                                                                 ---------
                      Subtotal in investment account               692,763
                                                                 ---------

Holdings for trading or financial transactions
 LOCAL
 In Pesos
 -External Bonds of the Argentine Republic - 1992                      969
 -Long-Term Treasury Bonds -2027                                       683
 -Buenos Aires City Government Bonds in local currency - 2004          455
 -Medium-Term fixed-rate Treasury Notes - 2003 - 11.75%                266
 -Medium-term Treasury Bonds - 2002                                    353
 -Pension Fund Debt Consolidation Bonds in local currency -
   Series 2 DEG.                                                        59
 -Global External Bonds of the Argentine Republic - 2008                41
 -Medium-term Treasury Bonds - 2005                                     38
 -Debt Consolidation Bonds in local currency - Series
   1 DEG.                                                               32
 -Medium-term Treasury Bonds - 2006                                     24
 -Debt Consolidation Bonds in U.S. Dollars - Series 3 DEG.              21
 -U.S. Dollar bond for settling obligations of the Province
   of Buenos Aires-2004 - 6% - (Converted into pesos)                   37
 -Debt Consolidation Bonds in U.S. Dollars - Series 5 DEG.              15
 -Debt Consolidation Bonds in local currency - Series 5 DEG.            11
 -Other                                                                 70
 In Foreign Currency
 -External bills of the Argentine Republic in U.S.
   Dollars - 2.98%                                                   1,248
 -Goverment bonds in U.S. Dollars, series VII, at surveyed
   market-average rate plus 5,8%                                       435
 -Global External Bonds of the Argentine Republic - 2017               369
 -External bills of the Argentine Republic in U.S.
   Dollars - 4.95%                                                   1,556
 -Global External Bonds of the Argentine Republic - 2008                82
 -Global External Bonds of the Argentine Republic - 2030                81
 -Floating Rate Bonds in U.S. Dollars                                   76
 -Global External Bonds of the Argentine Republic in U.S.
   dollars - 2004 - Series F                                            65
 -Global External Bonds of the Argentine Republic in U.S.
   dollars - 2006 - 11%                                                 41
 -Global External Bonds of the Argentine Republic in U.S.
   dollars - 2005 - 11%                                                 19
 -Global External Bonds of the Argentine Republic - 2018                17
 -Other                                                                 94

FOREIGN
In Foreign Currency
 -Global Bonds of the Federative Republic of Brazil                     (5)
                                                                 ---------
      Subtotal holdings for trading or financial transactions        7,152
                                                                 ---------

                                                                 ---------
             TOTAL LISTED GOVERNMENT SECURITIES                    699,915
                                                                 =========
---------------------------------------------------------------
              UNLISTED GOVERNMENT SECURITIES
---------------------------------------------------------------
Local
 In Pesos
 -Tax Credit Certificates                                          411,490
 -Treasury Bills to settle obligations of the Province of
  Buenos Aires (Patacones)                                           2,645
 -Bills to settle obligations Provincies (LECOP)                     1,062
                                                                 ---------
            TOTAL UNLISTED GOVERNMENT SECURITIES                   415,197
                                                                 =========

                                                                 ---------
               TOTAL GOVERNMENT SECURITIES                       1,115,112
                                                                 =========

      /s/ENRIQUE CRISTOFANI                /s/NORBERTO RODRIGUEZ           Signed for identification purposes
  Chairman and General Manager     Controller and Administration Manager    with our report dated 11-20-2002
                                                                           PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                           C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8


                                                                                  /s/RICARDO M. FURMAN
          ALBERTO BANDE                  /s/ARNALDO L. GOMEZ YICHE                       Partner
        Statutory Auditor                     Chief Accountant             Certified Public Accountant U.B.A.
Certified Public Accountant U.B.A.                                         C.P.C.E.C.A.B.A. Vol 100 - Fo. 138
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114

Entity s Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit A
                                                                        (Cont'd)

                   DETAIL OF GOVERNMENT AND PRIVATE SECURITIES
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                                     HOLDINGS
                                                                                           -----------------------------
                                                                                                 2002            2001
                                                                                           -----------------------------
                                                                                            MARKET    BOOK       BOOK
                             DESCRIPTION                                  IDENTIFICATION    VALUE    BALANCE    BALANCE
------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------
             INVESTMENT IN LISTED PRIVATE SECURITIES
--------------------------------------------------------------------

Other debt securities
LOCAL
 In Pesos
-Fideicomiso Financiero "PEGASUS" Serie B - 2002                                      --     2,537     2,537
-Supermercado Norte - 2004                                                   AROSPX13=BA       359       359
-Banco Hipotecario Nacional S.A.- 2006                                      AR6842925=ME       356       356
-Y.P.F. S.A.                                                                          --       264       264
-Compania INTL. Telecomunicaciones en dolares estadounidenses - 2004                  --       111       111
-Metrogas S.A.                                                                        --        50        50
-Transportadoras Gas del Sur S.A. 2003                                                --        45        45
-Origenes Vivienda S.A. (serie XIV) en dolares estadounidenses                        --        40        40
-Sideco Americana S.A.- 2002                                                 ARSIAMA3=ME        40        40
-Transener  2008                                                                      --        34        34
-Telefonica de Argentina S.A.                                                         --        24        24
-Perez Companc Fideicomiso Fciero.                                                    --        19        19
-Transener  2003                                                                      --        15        15
-Multicanal S.A.- 2018                                                                --        11        11
-Banco Hipotecario Nacional S.A.- 2003                                       ARBHIP13=ME         5         5
 In Foreign Currency
-Other                                                                                           4         4
                                                                                                     -------------------
                 Subtotal Other debt securities                                                        3,914      44,632
                                                                                                     -------------------

Equity securities
Local
 In pesos
-Metrovias S.A.                                                                       --       644       644
-Quickfood S.A.                                                                       --        96        96
-Other                                                                                --        12        12
                                                                                                     -------------------
                   Subtotal Equity securities                                                            752       8,052
                                                                                                     -------------------

                                                                                                     -------------------
                    TOTAL PRIVATE SECURITIES                                                           4,666      52,684
                                                                                                     ===================

                                                                                                     ===================
             TOTAL GOVERNMENT AND PRIVATE SECURITIES                                                 672,199   2,780,714
                                                                                                     ===================
                                                                         POSITION
                                                                         WITHOUT               FINAL
                             DESCRIPTION                                 OPTIONS    OPTIONS  POSITION
------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------
              INVESTMENT IN LISTED PRIVATE SECURITIES
--------------------------------------------------------------------
Other debt securities
LOCAL
 In Pesos
-Fideicomiso Financiero "PEGASUS" Serie B - 2002                             2,537       --      2,537
-Supermercado Norte - 2004                                                     359       --        359
-Banco Hipotecario Nacional S.A.- 2006                                         356       --        356
-Y.P.F. S.A.                                                                   141       --        141
-Compania INTL. Telecomunicaciones en dolares estadounidenses - 2004           111       --        111
-Metrogas S.A.                                                                  50       --         50
-Transportadoras Gas del Sur S.A. 2003                                          45       --         45
-Origenes Vivienda S.A. (serie XIV) en dolares estadounidenses                  40       --         40
-Sideco Americana S.A.- 2002                                                    40       --         40
-Transener  2008                                                                34       --         34
-Telefonica de Argentina S.A.                                                   24       --         24
-Perez Companc Fideicomiso Fciero.                                              19       --         19
-Transener  2003                                                                15       --         15
-Multicanal S.A.- 2018                                                          11       --         11
-Banco Hipotecario Nacional S.A.- 2003                                           5       --          5
 In Foreign Currency
-Other                                                                           4                   4
                                                                         -----------------------------
                 Subtotal Other debt securities                              3,791       --      3,791
                                                                         -----------------------------

Equity securities
 LOCAL
 In pesos
-Metrovias S.A.                                                                644       --        644
-Quickfood S.A.                                                                 96       --         96
-Other                                                                          12       --         12
                                                                         -----------------------------
                     Subtotal Equity securities                                752       --        752
                                                                         -----------------------------

                                                                         -----------------------------
                      TOTAL PRIVATE SECURITIES                               4,543       --      4,543
                                                                         =============================

                                                                         =============================
               TOTAL GOVERNMENT AND PRIVATE SECURITIES                   1,119,655       --  1,119,655
                                                                         =============================

(1) To the date of issuance of these financial statements, market values might not be representative of the actual realizable value of such securities.

        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ               Signed for identification purposes
   Chairman and General Manager      Controller and Administration Manager      with our report dated 11-20-2002
                                                                               PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                 C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                        RICARDO M. FURMAN
          ALBERTO BANDE                                                                      Partner
        Statutory Auditor                   ARNALDO L. GOMEZ YICHE             Certified Public Accountant U.B.A.
Certified Public Accountant U.B.A.             Chief Accountant                 C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit B

          CLASSIFICATION OF FINANCING BY STATUS AND COLLATERAL RECEIVED
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                    2002              2001
                                                              ---------------------------------
                      COMMERCIAL LOANS

     Normal                                                         5,612,536         9,636,604
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees               50,076           132,294
       With senior "B" guarantees and counter-guarantees            3,523,348         2,527,277
       Without senior guarantees or counter-guarantees              2,039,112         6,977,033

     With potential risk                                            1,206,721            60,651
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                1,710             1,017
       With senior "B" guarantees and counter-guarantees               40,114            18,959
       Without senior guarantees or counter-guarantees              1,164,897            40,675

     With Problems                                                    261,276            20,298
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                  827                --
       With senior "B" guarantees and counter-guarantees               11,397            10,678
       Without senior guarantees or counter-guarantees                249,052             9,620

     High insolvency risk                                              88,294           145,648
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                1,054               601
       With senior "B" guarantees and counter-guarantees                5,046            25,031
       Without senior guarantees or counter-guarantees                 82,194           120,016

     Irrecoverable                                                      7,944            64,053
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                   --                --
       With senior "B" guarantees and counter-guarantees                  195             7,135
       Without senior guarantees or counter-guarantees                  7,749            56,918

     Irrecoverable under BCRA standards                                 8,927               493
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                   --                --
       With senior "B" guarantees and counter-guarantees                  614               114
       Without senior guarantees or counter-guarantees                  8,313               379
                                                              ---------------------------------
                   TOTAL COMMERCIAL LOANS                           7,185,698         9,927,747
                                                              ---------------------------------

        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ               Signed for identification purposes
   Chairman and General Manager      Controller and Administration Manager      with our report dated 11-20-2002
                                                                               PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                 C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                        RICARDO M. FURMAN
          ALBERTO BANDE                                                                      Partner
        Statutory Auditor                   ARNALDO L. GOMEZ YICHE             Certified Public Accountant U.B.A.
Certified Public Accountant U.B.A.             Chief Accountant                 C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit B
                                                                        (Cont'd)

          CLASSIFICATION OF FINANCING BY STATUS AND COLLATERAL RECEIVED
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                    2002              2001
                                                              ---------------------------------

            CONSUMER AND HOME PURCHASE LOANS

     Normal                                                         1,552,263         4,524,542
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                  348             4,354
       With senior "B" guarantees and counter-guarantees              867,575         2,223,028
       Without senior guarantees or counter-guarantees                684,340         2,297,160

     Inadequate compliance                                            145,593           218,274
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                   --                41
       With senior "B" guarantees and counter-guarantees              104,540           136,291
       Without senior guarantees or counter-guarantees                 41,053            81,942

     Deficient compliance                                             119,873            77,764
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                   84                35
       With senior "B" guarantees and counter-guarantees               27,693            18,165
       Without senior guarantees or counter-guarantees                 92,096            59,564

     Difficult to recover                                              71,895            35,805
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                  167                --
       With senior "B" guarantees and counter-guarantees               40,754            24,134
       Without senior guarantees or counter-guarantees                 30,974            11,671

     Irrecoverable                                                      7,193            27,118
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                   10                --
       With senior "B" guarantees and counter-guarantees                4,269            19,417
       Without senior guarantees or counter-guarantees                  2,914             7,701

     Irrecoverable under BCRA standards                                     0                 0
                                                              ---------------------------------
       With senior "A" guarantees and counter-guarantees                   --                --
       With senior "B" guarantees and counter-guarantees                   --                --
       Without senior guarantees or counter-guarantees                     --                --
                                                              ---------------------------------
         TOTAL CONSUMER AND HOME PURCHASE LOANS                     1,896,817         4,883,503
                                                              ---------------------------------
                     GRAND TOTAL (1)                                9,082,515        14,811,250
                                                              ---------------------------------

(1) The following is included: Loans (before allowances), Other receivables from financial transactions - Unlisted corporate bonds, Other included in Debtor Rating Standards and Accrued interest receivable included in Debtor Rating Standards, Assets covered by financing leases (before allowances), Memorandum accounts - Credit balances - Contingencies - Agreed-upon credits (unused balances) included in Debtor Rating Standards, Other guarantees included in Debtor Rating Standards and Other included in Debtor Rating Standards.

        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ               Signed for identification purposes
   Chairman and General Manager      Controller and Administration Manager      with our report dated 11-20-2002
                                                                               PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                 C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                        RICARDO M. FURMAN
          ALBERTO BANDE                                                                      Partner
        Statutory Auditor                   ARNALDO L. GOMEZ YICHE             Certified Public Accountant U.B.A.
Certified Public Accountant U.B.A.             Chief Accountant                 C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit C
                           CONCENTRATION OF FINANCING
                          AS OF JUNE 30, 2002 AND 2001
       (Translation of financial statement originally issued in Spanish -
                  See note 19) - Stated in thousands of pesos -

             NUMBER                                       FINANCING
                                  ----------------------------------------------------------
               OF                            2002                           2001
                                  -----------------------------------------------------------
                                                    TOTAL                           TOTAL
            CUSTOMERS                DEBT         PORTFOLIO         DEBT          PORTFOLIO
                                    BALANCE           %            BALANCE            %
---------------------------------------------------------------------------------------------
        10 BIGGEST CUSTOMERS         4,192,852          46.16%      3,225,813          21.78%
---------------------------------------------------------------------------------------------

      50 NEXT BIGGEST CUSTOMERS      2,088,229          22.99%      2,691,229          18.17%
---------------------------------------------------------------------------------------------

     100 NEXT BIGGEST CUSTOMERS        535,578           5.90%      1,510,804          10.20%
---------------------------------------------------------------------------------------------

         REST OF CUSTOMERS           2,265,856          24.95%      7,383,404          49.85%
---------------------------------------------------------------------------------------------

              TOTAL (1)              9,082,515         100.00%     14,811,250         100.00%
---------------------------------------------------------------------------------------------

(1) See footnote (1) in Exhibit B.

        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ               Signed for identification purposes
   Chairman and General Manager      Controller and Administration Manager      with our report dated 11-20-2002
                                                                               PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                 C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                        RICARDO M. FURMAN
          ALBERTO BANDE                                                                      Partner
        Statutory Auditor                   ARNALDO L. GOMEZ YICHE             Certified Public Accountant U.B.A.
Certified Public Accountant U.B.A.             Chief Accountant                 C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit D
                        BREAKDOWN BY FINANCING MATURITIES
                               AS OF JUNE 30, 2002
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                              PERIOD LEFT UNTIL DUE DATE (1)
                                          ---------------------------------------------------------------------------------
                                PAST                                                                    OVER
         DESCRIPTION            DUE           1           3           6           12          24         24
                                (2)         MONTH       MONTHS      MONTHS      MONTHS      MONTHS     MONTHS      TOTAL
----------------------------------------------------------------------------------------------------------------------------
NONFINANCIAL PUBLIC SECTOR       83,256      37,408      19,608      16,997      48,748      48,319   3,228,922   3,483,258
----------------------------------------------------------------------------------------------------------------------------
     FINANCIAL SECTOR                40      77,160          --     282,766         370         553      59,743     420,632
----------------------------------------------------------------------------------------------------------------------------
NONFINANCIAL PRIVATE SECTOR
   AND FOREIGN RESIDENTS      1,360,490     834,844     220,992     238,350     405,352     305,337   1,813,260   5,178,625
----------------------------------------------------------------------------------------------------------------------------
         TOTAL (3)            1,443,786     949,412     240,600     538,113     454,470     354,209   5,101,925   9,082,515
----------------------------------------------------------------------------------------------------------------------------

(1) Under Decree No. 214/02 dated February 3, 2002, in the case of loans to be setled in installments, the debtor will continue paying in pesos an amount equivalent to that of the last installment over six months as from the date when the above Decree comes into force. After this period, the debt will be rescheduled. In the case of other loans, other than that related to credit cards balances, the debtor will granted a six-month term to pay. This Exhibit does not consider the above rescheduling.
(2)  Included financing 31 at least days past due.
(3)  See footnote (1) in Exhibit B.

        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ               Signed for identification purposes
   Chairman and General Manager      Controller and Administration Manager      with our report dated 11-20-2002
                                                                               PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                 C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                        RICARDO M. FURMAN
          ALBERTO BANDE                                                                      Partner
        Statutory Auditor                   ARNALDO L. GOMEZ YICHE             Certified Public Accountant U.B.A.
Certified Public Accountant U.B.A.             Chief Accountant                 C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107
                                                                       Exhibit E

      DETAIL OF INVESTMENTS IN OTHER COMPANIES AS OF JUNE 30, 2002 AND 2001 (Translation of financial statement originally issued in Spanish - See note 19)

                                                                                                       2002
                                                                         -----------------------------------------------------------
                                                                                           SHARES
                                                                         -------------------------------------------------  AMOUNT
                                                                                   UNIT     VOTES    PERCENT              (stated in
  IDENTIFICATION                                                                   FACE      PER       OF                 thousands
   as per "FSD"                        DESCRIPTION                        CLASS    VALUE    SHARE   INVESTMENT    NUMBER  of pesos)
------------------------------------------------------------------------------------------------------------------------------------
                       IN FINANCIAL INSTITUTIONS AND SUPPLEMENTARY
                                AND AUTHORIZED ACTIVITIES
                  ------------------------------------------------------
                                                                                                                           ---------
                  SUBSIDIARIES                                                                                                52,061
                                                                                                                           ---------
                  LOCAL:                                                                                                      52,061
                                                                                                                           ---------
  33-64595126-9   - Santander Sociedad de Bolsa S.A.                     Common  $      1       1       99.96%   4,898,040     8,188
  30-66187367-8   - Santander Investment Gte. F.C.I. S.A.                Common  $      1       1       99.89%     113,615    37,046
  30-64399063-2   - Gire S.A.                                            Common  $      1       1       58.33%      57,163     6,827

                                                                                                                           ---------
                  FOREIGN:                                                                                                         -
                                                                                                                           ---------
  99-00072290-0   - Santander Riobank (Grand Cayman)                         (1)       (1)     (1)         (1)          (1)        -

                                                                                                                           ---------
                  AFFILIATES                                                                                                   7,838
                                                                                                                           ---------
                  LOCAL:                                                                                                       6,573
                                                                                                                           ---------
                  - Origenes Vivienda y Consumo Cia. Financiera S.A.(3)  Common  $      1       1       12.50%   3,484,508     6,573

                                                                                                                           ---------
                  FOREIGN:                                                                                                     1,265
                                                                                                                           ---------
                  - Bladex S.A.                                              (2)       (2)     (2)         (2)          (2)    1,265

                                                                                                                           ---------
                                        SUBTOTAL                                                                              59,899
                                                                                                                           =========
                  ------------------------------------------------------
                                   IN OTHER COMPANIES
                  ------------------------------------------------------
                                                                                                                           ---------
                  AFFILIATES                                                                                                  49,712
                                                                                                                           ---------
                  LOCAL:                                                                                                      49,514
  30-60479635-7   - Banelco S.A.                                           A     $      1       1       20.00%      18,020     9,080
  30-59891004-5   - Visa Argentina S.A.                                  Single  $ 0,0001       1        5.00%      11,400       645
  30-69078352-1   - Interbanking S.A.                                    Common  $      1       1       15.00%      22,856       753
  30-69297553-3   - Caminos de las Sierras S.A.                          Common  $      1       1       37.97%  45,564,000    37,753
  30-70128219-8   - Prestamos de Consumo S.A.                            Common  $      1       1       12.50%   2,847,485         -
  30-69896545-9   - Rio Compania de Seguros S.A.                         Common  $      1       1       12.50%     830,875       818
                  - Origenes Vivienda S.A.                                   (3)       (3)     (3)         (3)          (3)        -
                  - Other                                                    (4)       (4)     (4)         (4)          (4)      465

                                                                                                                           ---------
                  FOREIGN:                                                                                                       198
                                                                                                                           ---------
                  - Other                                                    (4)       (4)     (4)         (4)          (4)      198

                                        SUBTOTAL                                                                              49,712
                                                                                                                           =========

                                                                                                                           ---------
                                          TOTAL                                                                              109,611
                                                                                                                           =========

                                                                              2001
                                                                           -----------
                                                                             AMOUNT
                                                                           (stated in
  IDENTIFICATION                        DESCRIPTION                         thousands
   as per "FSD"                                                             of pesos)
--------------------------------------------------------------------------------------
                  -----------------------------------------------------
                        IN FINANCIAL INSTITUTIONS AND SUPPLEMENTARY
                                 AND AUTHORIZED ACTIVITIES
                  ------------------------------------------------------   -----------
                   SUBSIDIARIES                                                402,121
                                                                           -----------
                   LOCAL:                                                       45,047
                                                                           -----------
  33-64595126-9    - Santander Sociedad de Bolsa S.A.                            9,006
  30-66187367-8    - Santander Investment Gte. F.C.I. S.A.                      21,631
  30-64399063-2    - Gire S.A.                                                  14,410

                                                                           -----------
                   FOREIGN:                                                    357,074
                                                                           -----------
  99-00072290-0    - Santander Riobank (Grand Cayman)                          357,074

                                                                           -----------
                   AFFILIATES                                                      583
                                                                           -----------
                   LOCAL:                                                            -
                   - Origenes Vivienda y Consumo Cia. Financiera S.A.(3)             -

                   FOREIGN:                                                        583
                   - Bladex S.A.                                                   583
                                                                           -----------
                                         SUBTOTAL                              402,704
                                                                           ===========
                  -----------------------------------------------------
                                    IN OTHER COMPANIES
                  -----------------------------------------------------    -----------
                   AFFILIATES                                                   22,058
                                                                           -----------
                   LOCAL:                                                       21,532
                                                                           -----------
  30-60479635-7    - Banelco S.A.                                                5,855
  30-59891004-5    - Visa Argentina S.A.                                         1,266
  30-69078352-1    - Interbanking S.A.                                           1,478
  30-69297553-3    - Caminos de las Sierras S.A.                                     -
  30-70128219-8    - Prestamos de Consumo S.A.                                   2,880
  30-69896545-9    - Rio Compania de Seguros S.A.                                1,606
                   - Origenes Vivienda S.A.                                      6,874
                   - Other                                                       1,573
                                                                           -----------
                   FOREIGN:                                                        526
                                                                           -----------
                   - Other                                                         526

                                         SUBTOTAL                               22,058
                                                                           ===========

                                                                           -----------
                                           TOTAL                               424,762
                                                                           ===========

                                                                                  INFORMATION ABOUT THE ISSUER
                                                                         ---------------------------------------------
                                                                                       DATA FROM LAST PUBLISHED
                                                                                         FINANCIAL STATEMENTS
                                                                                       -------------------------------
                                                                                           FISCAL
  IDENTIFICATION                                                              MAIN       YEAR-END /      CAPITAL
   as per "FSD"                         DESCRIPTION                         BUSINESS     PERIOD-END       STOCK
----------------------------------------------------------------------------------------------------------------------

                  -----------------------------------------------------
                        IN FINANCIAL INSTITUTIONS AND SUPPLEMENTARY
                                 AND AUTHORIZED ACTIVITIES
                  -----------------------------------------------------
                   SUBSIDIARIES

                   LOCAL:

  33-64595126-9    - Santander Sociedad de Bolsa S.A.                     Stockbroker    06/30/2002   $      4,900,000
  30-66187367-8    - Santander Investment Gte. F.C.I. S.A.                M.F.Manager    06/30/2002   $        113,740
  30-64399063-2    - Gire S.A.                                              Services     12/31/2001   $         98,000


                   FOREIGN:

  99-00072290-0    - Santander Riobank (Grand Cayman)                              (1)           (1)                (1)


                   AFFILIATES

                   LOCAL:
                   - Origenes Vivienda y Consumo Cia. Financiera S.A.(3)  Banking        06/30/2002   $     50,276,479

                   FOREIGN:
                   - Bladex S.A.                                          Banking        12/31/2000   U$S  132,851,168

                                         SUBTOTAL

                  -----------------------------------------------------
                                    IN OTHER COMPANIES
                  -----------------------------------------------------
                   AFFILIATES

                   LOCAL:

  30-60479635-7    - Banelco S.A.                                           Services     06/30/2002   $         90,100
  30-59891004-5    - Visa Argentina S.A.                                    Services     05/31/2001   $             23
  30-69078352-1    - Interbanking S.A.                                      Services     12/31/2000   $        152,373
  30-69297553-3    - Caminos de las Sierras S.A.                           Roads work    12/31/2001   $    120,000,000
  30-70128219-8    - Prestamos de Consumo S.A.                              Services     12/31/2001   $     30,750,880
  30-69896545-9    - Rio Compania de Seguros S.A.                          Insurance     06/30/2002   $      6,647,000
                   - Origenes Vivienda S.A.                                        (3)           (3)                (3)
                   - Other                                                         (4)           (4)                (4)

                   FOREIGN:
                                                                                   (4)           (4)                (4)
                   - Other

                                         SUBTOTAL



                                           TOTAL


                                                                            INFORMATION ABOUT THE ISSUER
                                                                         ----------------------------------
                                                                              DATA FROM LAST PUBLISHED
                                                                                FINANCIAL STATEMENTS
                                                                         ---------------------------------
                                                                                             NET INCOME
  IDENTIFICATION                                                          STOCKHOLDERS'        FOR THE
   as per "FSD"                         DESCRIPTION                          EQUITY         YEAR / PERIOD
----------------------------------------------------------------------------------------------------------

                  -----------------------------------------------------
                        IN FINANCIAL INSTITUTIONS AND SUPPLEMENTARY
                                 AND AUTHORIZED ACTIVITIES
                  -----------------------------------------------------
                   SUBSIDIARIES

                   LOCAL:

  33-64595126-9    - Santander Sociedad de Bolsa S.A.                      $     8,191,561  $    2,574,312
  30-66187367-8    - Santander Investment Gte. F.C.I. S.A.                 $    37,087,406  $     (356,505)
  30-64399063-2    - Gire S.A.                                             $     9,871,960  $    2,537,540


                   FOREIGN:

  99-00072290-0    - Santander Riobank (Grand Cayman)                                   (1)             (1)


                   AFFILIATES

                   LOCAL:
                   - Origenes Vivienda y Consumo Cia. Financiera S.A.(3)   $    32,452,324  $  (25,024,975)

                   FOREIGN:
                   - Bladex S.A.                                           U$S 699,204,802  U$S 97,055,554

                                         SUBTOTAL

                  -----------------------------------------------------
                                    IN OTHER COMPANIES
                  -----------------------------------------------------
                   AFFILIATES

                   LOCAL:

  30-60479635-7    - Banelco S.A.                                          $    28,005,396  $   7,818,164
  30-59891004-5    - Visa Argentina S.A.                                   $    15,534,386  $   1,647,101
  30-69078352-1    - Interbanking S.A.                                     $     5,639,512  $     169,146
  30-69297553-3    - Caminos de las Sierras S.A.                           $   134,736,415  $ (20,334,039)
  30-70128219-8    - Prestamos de Consumo S.A.                             $         1,990  $ (22,629,556)
  30-69896545-9    - Rio Compania de Seguros S.A.                          $    12,752,126  $  (2.974.104)
                   - Origenes Vivienda S.A.                                             (3)             (3)
                   - Other                                                              (4)             (4)

                   FOREIGN:
                                                                                        (4)             (4)
                   - Other

                                         SUBTOTAL



                                           TOTAL

(1)  See Note 2.c)

(2) Class "B" shares, one vote per share, 45,406.29 shares, without a face value. Preferred shares, unit face value US$10, nonvoting, 6,246 shares.

(3)  See Note 2.b)

(4) The interest held does not exceed 5% of the equity of the issuing companies of funds.

        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ               Signed for identification purposes
   Chairman and General Manager      Controller and Administration Manager      with our report dated 11-20-2002
                                                                               PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
For the Statutory Audit Committee                                                 C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                        RICARDO M. FURMAN
          ALBERTO BANDE                                                                      Partner
        Statutory Auditor                   ARNALDO L. GOMEZ YICHE             Certified Public Accountant U.B.A.
Certified Public Accountant U.B.A.             Chief Accountant                 C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit F

            MOVEMENT OF BANK PREMISES AND EQUIPMENT AND OTHER ASSETS
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                         -Stated in thousands of pesos-

                                                                         2002
                                            ----------------------------------------------------------
                                             RESTATED NET
                                                 BOOK
                                               VALUE AT
                                               BEGINNING        ADDITIONS     TRANSFERS    RETIREMENTS
                                               OF FISCAL       IN CONSTANT   IN CONSTANT   IN CONSTANT
                DESCRIPTION                      YEAR           CURRENCY      CURRENCY      CURRENCY
------------------------------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT

  - Land and buildings                              539,361             --        11,518        (2,495)
  - Furniture and fixtures                           32,303            167            --          (106)
  - Machinery and equipment                          47,846          1,032           459          (134)
  - Automobiles                                       1,279            260            --           (64)
  - Other                                             3,997             --            --            --

                                            ----------------------------------------------------------

                   TOTAL                            624,786          1,459        11,977        (2,799)
                                            ==========================================================

OTHER ASSETS

  - Construction in process                           4,122             53        (3,562)           --
  - Capitalized prepayments for
     purchasing assets                                  934             --          (459)           --
  - Assets rented out                                 7,956             --        (7,956)           --
  - Works of art                                        781             --            --            --
  - Stationery and supplies                             744          1,084            --          (965)
  - Other                                            33,391          3,949            --        (3,916)

                                            ----------------------------------------------------------

                   TOTAL                             47,928          5,086       (11,977)       (4,881)
                                            ==========================================================

                                                                  2002                            2001
                                            -------------------------------------------------------------
                                                  DEPRECIATION FOR THE PERIOD
                                                     IN CONSTANT CURRENCY
                                            -----------------------------------
                                                                                      NET         NET
                                               YEARS OF                               BOOK       BOOK
                                               ESTIMATED                             VALUE       VALUE
                                                 USEFUL                            AT END OF   AT END OF
                DESCRIPTION                       LIFE           AMOUNT            THE PERIOD  THE PERIOD
---------------------------------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT

  - Land and buildings                              50                   (4,838)      543,546     545,811
  - Furniture and fixtures                          10                   (2,356)       30,008      35,234
  - Machinery and equipment                          5                  (11,569)       37,634      66,027
  - Automobiles                                      5                     (170)        1,305       1,572
  - Other                                            5                   (1,246)        2,751       5,549

                                                            ---------------------------------------------

                   TOTAL                                                (20,179)      615,244     654,193
                                                            =============================================

OTHER ASSETS

  - Construction in process                                                               613       4,507
  - Capitalized prepayments for
     purchasing assets                                                                    475         122
  - Assets rented out                                                                      --       7,956
  - Works of art                                                                          781         781
  - Stationery and supplies                                                               863         732
  - Other                                           50                     (425)       32,999      27,888

                                                            ---------------------------------------------

                   TOTAL                                                   (425)       35,731      41,986
                                                            =============================================

             ENRIQUE CRISTOFANI                               NORBERTO RODRIGUEZ                  Signed for identification purposes
        Chairman and General Manager                Controller and Administration Manager          with our report dated 11-20-2002
                                                                                                  PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
     For the Statutory Audit Committee                                                               C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                                           RICARDO M. FURMAN
               ALBERTO BANDE                                                                                    Partner
             Statutory Auditor                              ARNALDO L. GOMEZ YICHE                Certified Public Accountant U.B.A.
     Certified Public Accountant U.B.A.                        Chief Accountant                    C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
      C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit G

                          MOVEMENT OF INTENGIBLE ASSETS
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                                  2002
                                                                      ------------------------------------------------------------
                                                                                                       AMORTIZATION FOR THE PERIOD
                                                                                                          IN CONSTANT CURRENCY
                                                                                                      ----------------------------
                                                                       RESTATED NET
                                                                      BOOK VALUE AT     ADDITIONS       AGES OF
                                                                        BEGINNING      IN CONSTANT     ESTIMATES
                             DESCRIPTION                              OF FISCAL YEAR    CURRENCY      USEFUL LIFE       AMOUNT
----------------------------------------------------------------------------------------------------------------------------------
  Goodwill (1)                                                                   850            --         5                  (133)

  Organization and development expenses (2)                                   69,242         8,340         3               (17,134)

                                                                      ----------------------------               -----------------
                                TOTAL                                         70,092         8,340                         (17,267)
                                                                      ============================               =================

                                                                         2002           2001
                                                                     --------------------------
                                                                       NET BOOK       NET BOOK
                                                                       VALUE AT       VALUE AT
                                                                      END OF THE     END OF THE
                             DESCRIPTION                                PERIOD         PERIOD
-----------------------------------------------------------------------------------------------
  Goodwill (1)                                                                717         1,039

  Organization and development expenses (2)                                60,448        82,111

                                                                     --------------------------
                                TOTAL                                      61,165        83,150
                                                                     ==========================

(1) Breakdown:
             - Balance of goodwill for the purchase of certain assets and liabilities of Banco Rio Tercero Cooperativo Limitado
                                                                                                               -------------------
                                                                                                                               717
                                                                                                               -------------------


(2) Breakdown:                                                                                                 -------------------
             - Administrative and systems reorganization done by third parties                                              60,448
                                                                                                               ===================

                                                                                        Signed for identification purposes
             ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ                  with our report dated 11-20-2002
        Chairman and General Manager         Controller and Administration Manager      PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                          C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
     For the Statutory Audit Committee

                                                                                                RICARDO M. FURMAN
                                                                                                    Partner
               ALBERTO BANDE                                                            Certified Public Accountant U.B.A.
             Statutory Auditor                  ARNALDO L. GOMEZ YICHE                  C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
     Certified Public Accountant U.B.A.            Chief Accountant
      C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit H

                            CONCENTRATION OF DEPOSITS
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                           2002                       2001
                                                --------------------------------------------------
                          NUMBER                                  TOTAL                    TOTAL
                            OF                      DEBT        PORTFOLIO      DEBT      PORTFOLIO
                         CUSTOMERS                 BALANCE          %         BALANCE        %
--------------------------------------------------------------------------------------------------
                  10 BIGGEST CUSTOMERS              503,807         9.80%    1,262,889        8.78%

--------------------------------------------------------------------------------------------------

                50 NEXT BIGGEST CUSTOMERS           383,685         7.46%      737,802        5.13%

--------------------------------------------------------------------------------------------------

               100 NEXT BIGGEST CUSTOMERS           213,667         4.16%      397,268        2.76%

--------------------------------------------------------------------------------------------------

                    REST OF CUSTOMERS             4,038,730        78.58%   11,981,595       83.33%

--------------------------------------------------------------------------------------------------

                          TOTAL                   5,139,889       100.00%   14,379,554      100.00%

                                                                                                  Signed for identification purposes
                   ENRIQUE CRISTOFANI                          NORBERTO RODRIGUEZ                  with our report dated 11-20-2002
               Chairman and General Manager           Controller and Administration Manager       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                                       C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
            For the Statutory Audit Committee
                                                                                                          RICARDO M. FURMAN
                                                                                                               Partner
                      ALBERTO BANDE                                                               Certified Public Accountant U.B.A.
                    Statutory Auditor                       ARNALDO L. GOMEZ YICHE                C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
           Certified Public Accountant U.B.A.                  Chief Accountant
            C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit I

                              BREAKDOWN BY MATURITY
          OF DEPOSITS AND OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS
                               AS OF JUNE 30, 2002
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -


                                                                                  PERIOD LEFT UNTIL DUE DATE (1)
                                                      -----------------------------------------------------------------------
                                                                                                                      OVER
                                                          1            3           6           12           24         24
                 DESCRIPTION                            MONTH        MONTHS      MONTHS      MONTHS       MONTHS     MONTHS
-----------------------------------------------------------------------------------------------------------------------------
                  DEPOSITS                            2,291,976       13,884       20,237     121,697   1,100,922   1,591,173
-----------------------------------------------------------------------------------------------------------------------------
     OTHER LIABILITIES
     FROM FINANCIAL TRANSACTIONS
     - Central Bank of the Argentine Republic           129,887           --          403          --         403          --
     - Banks and international organizations            540,512      761,616      371,212     182,577      90,732   1,130,016
     - Unsubordinated corporate bonds                        --    1,012,940      190,000   1,045,000     950,000     570,000
     - Financing from local financial institutions        7,000           --           --          --          --          --
     - Other                                            780,695       21,837        4,665       2,005       1,103      30,229

                   TOTAL                              1,458,094    1,796,393      566,280   1,229,582   1,042,238   1,730,245

-----------------------------------------------------------------------------------------------------------------------------

                   TOTAL                              3,750,070    1,810,277      586,517   1,351,279   2,143,160   3,321,418

                                                          PERIOD LEFT UNTIL DUE DATE (1)
                                                          ------------------------------
                 DESCRIPTION                                                      TOTAL
----------------------------------------------------------------------------------------
                  DEPOSITS                                                     5,139,889
----------------------------------------------------------------------------------------
     OTHER LIABILITIES
     FROM FINANCIAL TRANSACTIONS
     - Central Bank of the Argentine Republic                                    130,693
     - Banks and international organizations                                   3,076,665
     - Unsubordinated corporate bonds                                          3,767,940
     - Financing from local financial institutions                                 7,000
     - Other                                                                     840,534

                   TOTAL                                                       7,822,832

----------------------------------------------------------------------------------------

                   TOTAL                                                      12,962,721

(1) Under Communique "A" 3467, as supplemented, of the BCRA, the return of deposits was reprogrammed taking into account the currency, the type of account, and the amount deposited. Such reprogramming was considered in the tranche breakdown of this Exhibit.

             ENRIQUE CRISTOFANI                             NORBERTO RODRIGUEZ                Signed for identification purposes
        Chairman and General Manager               Controller and Administration Manager       with our report dated 11-20-2002
                                                                                               PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                                 C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
     For the Statutory Audit Committee

                                                                                                         RICARDO M. FURMAN
               ALBERTO BANDE                                                                                  Partner
             Statutory Auditor                         ARNALDO L. GOMEZ YICHE                   Certified Public Accountant U.B.A.
     Certified Public Accountant U.B.A.                   Chief Accountant                      C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
      C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit J

                             MOVEMENT OF ALLOWANCES
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                           2002
                                                        ------------------------------------------------------------------
                                                                                         DECREASES IN CONSTANT CURRENCY
                                                                                       -----------------------------------
                                                         RESTATED NET
                                                        BOOK VALUE AT   INCREASES IN   RESTORED
                                                         BEGINNING OF     CONSTANT        TO
                       DESCRIPTION                       FISCAL YEAR      CURRENCY      INCOME             APPLICATIONS
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------
              ALLOWANCES QUALIFYING ASSETS
--------------------------------------------------------

 - Loans (1)
   Loan losses                                                438,076        718,357        --                  (184,255)

 - Other receivables from financial transactions
   Doubtful accounts                                           10,303         23,937        --                        --

 - Assets covered by financing leases
   Doubtful accounts                                            6,416          2,821        --                        --

 - Investments in other companies
   Doubtful accounts                                              473             --        --                        --

 - Other receivables
   Doubtful accounts                                           10,181          4,325        --                      (127)

                                                        ------------------------------------------------------------------
                         TOTAL                                465,449        749,440        --                  (184,382)
                                                        ==================================================================

--------------------------------------------------------
                 CONTINGENT LIABILITIES
--------------------------------------------------------

 - Other contingent commitments                                 2,159          2,794        --                        --

 - Other contingencies (2)                                     91,074          4,937        --                    (2,243)

                                                        ----------------------------------------------------------------------
                         TOTAL                                 93,233          7,731        --                    (2,243)
                                                        ======================================================================

                                                                      2002                 2001
                                                        -------------------------------------------
                                                          MONETARY
                                                            GAIN          BALANCE         BALANCE
                                                           (LOSS)          AT END          AT END
                                                        GENERATED ON       OF THE          OF THE
                       DESCRIPTION                       ALLOWANCES        PERIOD          PERIOD
---------------------------------------------------------------------------------------------------
--------------------------------------------------------
              ALLOWANCES QUALIFYING ASSETS
--------------------------------------------------------

 - Loans (1)
   Loan losses                                              (322,584)      649,594         410,380

 - Other receivables from financial transactions
   Doubtful accounts                                           3,789        38,029          10,401

 - Assets covered by financing leases
   Doubtful accounts                                          (3,752)        5,485           2,838

 - Investments in other companies
   Doubtful accounts                                            (232)          241             473

 - Other receivables
   Doubtful accounts                                          (4,436)        9,943           9,646

                                                        -------------------------------------------
                         TOTAL                              (327,215)      703,292         433,738
                                                        ===========================================

-------------------------------------------------------
                 CONTINGENT LIABILITIES
-------------------------------------------------------

 - Other contingent commitments                               (1,215)        3,738           2,159

 - Other contingencies (2)                                   (45,046)       48,722          69,535

                                                       --------------------------------------------
                         TOTAL                               (46,261)       52,460          71,694
                                                       ============================================

(1) The increases of allowances for loan losses includes the balances at the beginning of the fiscal year, the uncollectibility charges and applications for the period 01/01/2002, through 03/27/2002, related to Origenes Vivienda y Consumo Cia Financiera S.A. whose loan portfolio was acquired by Banco Rio de la Plata S.A. Such beginning balances, uncollectibility charges and applications amounted to $ 7,876, $ 3,289, and $ 297, respectively.

(2) The increases in other contingencies include the balances at the beginning of the fiscal year and the charges for provisions for mortgage loan compliance for the period 01/01/2002, through 03/27/2002, related to Origenes Vivienda y Consumo Cia Financiera S.A. whose loan portfolio was acquired by Banco Rio de la Plata S.A. Such beginning balances and provision charges amounted to $ 1,285 and $ 64, respectively.

                   ENRIQUE CRISTOFANI                             NORBERTO RODRIGUEZ             Signed for identification purposes
              Chairman and General Manager               Controller and Administration Manager    with our report dated 11-20-2002
                                                                                                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                                   C.P.C.E.C.A.B.A. Vol. 1 Fo. 8
           For the Statutory Audit Committee

                                                                                                         RICARDO M. FURMAN
                     ALBERTO BANDE                                                                            Partner
                   Statutory Auditor                           ARNALDO L. GOMEZ YICHE            Certified Public Accountant U.B.A.
           Certified Public Accountant U.B.A.                     Chief Accountant                C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
            C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit K

                                CAPITAL STRUCTURE
                               AS OF JUNE 30, 2002
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                            SHARES                                       CAPITAL STOCK
---------------------------------------------------------------------------------------------------
                                                       VOTES            ISSUED
                                                        PER   -----------------------     PAID-IN
                 CLASS                      NUMBER     SHARE  OUTSTANDING    TREASURY     CAPITAL
---------------------------------------------------------------------------------------------------
                COMMON "A"                142,665,414    5        142,665       -           142,665

                COMMON "B"                204,076,251    1        204,077       -           204,077

                                          -----------         -----------                ---------
                 TOTAL                    346,741,665             346,742                   346,742
                                          -----------         -----------                ----------
                                                                                                (1)

(1) Fully registered with the Public Register of Commerce and authorized for public offering.

                                                                                Signed for identification purposes
                                                                                 with our report dated 11-20-2002
          ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ            PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
     Chairman and General Manager        Controller and Administration Manager     C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

   For the Statutory Audit Committee
                                                                                         RICARDO M. FURMAN
                                                                                              Partner
                                                                                Certified Public Accountant U.B.A.
             ALBERTO BANDE                                                       C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
           Statutory Auditor                    ARNALDO L. GOMEZ YICHE
  Certified Public Accountant U.B.A.               Chief Accountant
   C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit L

                          BALANCES IN FOREIGN CURRENCY
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                                           2002
                                                                ---------------------------------------------------------
                                                                HEAD OFFICE         GRAND
                       ACCOUNTS                                 AND BRANCHES        CAYMAN   ELIMINATIONS        TOTAL
                                                                IN ARGENTINA        BRANCH
-------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------
                        ASSETS
--------------------------------------------------------

  Cash and due from banks                                            149,777          1,769                       151,546
  Government and private securities                                  250,289            435                       250,724
  Loans                                                              935,629      1,250,266    (1,123,458)      1,062,437
  Other receivables from financial transactions                    5,803,311        191,278                     5,994,589
  Assets covered by financing leases
  Investments in other companies                                       1,463                                        1,463
  Other receivables                                                    2,535                                        2,535
  Suspense items                                                       2,355                                        2,355

                                                                ---------------------------------------------------------
                         TOTAL                                     7,145,359      1,443,748    (1,123,458)      7,465,649
                                                                ---------------------------------------------------------

--------------------------------------------------------
                      LIABILITIES
--------------------------------------------------------

  Deposits                                                           135,038                                      135,038
  Other liabilities from financial transactions                    7,148,553      1,372,268    (1,123,458)      7,397,363
  Other liabilities                                                   37,886             84                        37,970
  Suspense items                                                         168                                          168

                                                                ---------------------------------------------------------
                         TOTAL                                     7,321,645      1,372,352    (1,123,458)      7,570,539
                                                                ---------------------------------------------------------

--------------------------------------------------------
                  MEMORANDUM ACCOUNTS
--------------------------------------------------------

DEBIT BALANCES (Except Contra accounts debit balances)
  Contingencies                                                    1,294,184         18,851                     1,313,035
  Control accounts                                                 3,075,522         38,023                     3,113,545
  Derivative accounts                                                156,020                                      156,020
  Fiduciary accounts

CREDIT BALANCES (Except Contra accounts credit balances)
  Contingencies                                                      510,860          3,503                       514,363
  Control accounts                                                       576         38,023                        38,599
  Derivative accounts                                                 30,220                                       30,220

                                                                                     2002                                  2001
                                                          ------------------------------------------------------------------------
                                                                                      TOTAL PER CURRENCY
                                                          ------------------------------------------------------------------------
                       ACCOUNTS                           EURO     DOLLAR   DEUTSCHE  POUND    SWISS    YEN     OTHER      TOTAL
                                                                              MARK   STERLING  FRANC
----------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------
                        ASSETS
--------------------------------------------------------

  Cash and due from banks                                     76    149,249                80     252   1,587      302   3,155,860
  Government and private securities                                 250,724                                              2,762,397
  Loans                                                      677  1,041,875      189                   19,696            9,973,043
  Other receivables from financial transactions                1  5,994,588                                              2,005,427
  Assets covered by financing leases                                                                                       131,941
  Investments in other companies                                      1,463                                                358,183
  Other receivables                                                   2,535                                                 15,748
  Suspense items                                                      2,355                                                  5,314

                                                          ------------------------------------------------------------------------
                         TOTAL                               754  7,442,789      189       80     252  21,283      302  18,407,913
                                                          ------------------------------------------------------------------------

--------------------------------------------------------
                      LIABILITIES
--------------------------------------------------------

  Deposits                                                          135,038                                             10,980,093
  Other liabilities from financial transactions            2,627  7,375,032                         8  19,696            6,340,964
  Other liabilities                                                  37,970                                                  4,617
  Suspense items                                                        168                                                  1,596

                                                          ------------------------------------------------------------------------
                         TOTAL                             2,627  7,548,208                         8  19,696           17,327,270
                                                          ------------------------------------------------------------------------

--------------------------------------------------------
                  MEMORANDUM ACCOUNTS
--------------------------------------------------------

DEBIT BALANCES (Except Contra accounts debit balances)
  Contingencies                                            2,344  1,303,726    1,793            3,462   1,710            5,958,940
  Control accounts                                        51,118  3,053,735             1,137           5,071    2,484   8,428,451
  Derivative accounts                                               156,020                                                392,576
  Fiduciary accounts                                                                                                        52,266

CREDIT BALANCES (Except Contra accounts credit balances)
  Contingencies                                            4,671    506,786             1,335           1,571              472,360
  Control accounts                                                    4,250                    34,349                       11,909
  Derivative accounts                                                30,220                                                196,288

          ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ                 Signed for identification purposes
     Chairman and General Manager         Controller and Administration Manager         with our report dated 11-20-2002
                                                                                       PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   For the Statutory Audit Committee                                                      C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                                RICARDO M. FURMAN
             ALBERTO BANDE                                                                           Partner
           Statutory Auditor                      ARNALDO L. GOMEZ YICHE               Certified Public Accountant U.B.A.
  Certified Public Accountant U.B.A.                 Chief Accountant                   C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
  C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit M

                SUMMARY OF FOREIGN BRANCH'S FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2002
(Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                            2002
                                   ---------------------------------------------------------
                                                                                  NET INCOME
                                                                   STOCKHOLDERS'   FOR THE
                                     ASSETS       LIABILITIES         EQUITY        PERIOD
                                   ---------------------------------------------------------
     - GRAND CAYMAN BRANCH          1,435,228         1,372,352           62,876      (9,051)

                                   ---------------------------------------------------------
               TOTAL                1,435,228         1,372,352           62,876      (9,051)
                                   ---------------------------------------------------------

        ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ                Signed for identification purposes
   Chairman and General Manager      Controller and Administration Manager       with our report dated 11-20-2002
                                                                                PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
 For the Statutory Audit Committee                                                 C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                         RICARDO M. FURMAN
           ALBERTO BANDE                                                                      Partner
         Statutory Auditor                  ARNALDO L. GOMEZ YICHE              Certified Public Accountant U.B.A.
Certified Public Accountant U.B.A.             Chief Accountant                  C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
 C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit N

                          ASSISTANCE TO RELATED PARTIES
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                          POTENTIAL             WITH             WITH HIGH
                                                                             RISK             PROBLEMS        INSOLVENCY RISK
                                                                          INADEQUATE          DEFICIENT         DIFFICULT TO
                     CLASSIFICATION                            NORMAL     COMPLIANCE         COMPLIANCE           RECOVER
-------------------------------------------------------------------------------------------------------------------------------
DESCRIPTION
------------------------------------------------------
------------------------------------------------------
                     1 - LOANS                                 350,342
-------------------------------------------------------------------------------------------------------------------------------

  - Overdraft                                                   71,415
                                                          =====================================================================
     With senior "A" guarantees and counter-guarantees               0
     With senior "B" guarantees and counter-guarantees               0
     Without senior guarantees or counter-guarantees            71,415

  - Documents
                                                          =====================================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees
     Without senior guarantees or counter-guarantees

  - Mortgage and pledges                                         1,405
                                                          =====================================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees           1,405
     Without senior guarantees or counter-guarantees

  - Personal loans                                                  94
                                                          =====================================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees
     Without senior guarantees or counter-guarantees                94

  - Credit Cards                                                   402
                                                          =====================================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees
     Without senior guarantees or counter-guarantees               402

  - Other                                                      277,026
                                                          =====================================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees
     Without senior guarantees or counter-guarantees           277,026

------------------------------------------------------
             2 - CONTINGENT LIABILITIES                         36,270
-------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------
        3 - INVESTMENTS IN OTHER COMPANIES
               AND PRIVATE SECURITIES                           48,248
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                       TOTAL                                   434,860            --       --         --      --       --
-------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------
                  TOTAL ALLOWANCES                                  --            --       --         --      --       --
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                  TOTAL
                                                                                            -------------------
                                                                            IRRECOVERABLE
                                                                                UNDER
                                                                                BCRA
                     CLASSIFICATION                       IRRECOVERABLE       STANDARDS      2002        2001
---------------------------------------------------------------------------------------------------------------
DESCRIPTION
------------------------------------------------------
------------------------------------------------------
                     1 - LOANS                                                              350,342      43,709
---------------------------------------------------------------------------------------------------------------

  - Overdraft                                                                                71,415      25,103
                                                          =====================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees
     Without senior guarantees or counter-guarantees                                         71,415      25,103

  - Documents                                                                                                98
                                                          =====================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees
     Without senior guarantees or counter-guarantees                                                         98

  - Mortgage and pledges                                                                      1,405       6,546
                                                          =====================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees                                        1,405       6,546
     Without senior guarantees or counter-guarantees

  - Personal loans                                                                               94         397
                                                          =====================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees
     Without senior guarantees or counter-guarantees                                             94         397

  - Credit Cards                                                                                402         555
                                                          =====================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees
     Without senior guarantees or counter-guarantees                                            402         555

  - Other                                                                                   277,026      11,010
                                                          =====================================================
     With senior "A" guarantees and counter-guarantees
     With senior "B" guarantees and counter-guarantees
     Without senior guarantees or counter-guarantees                                        277,026      11,010

------------------------------------------------------
             2 - CONTINGENT LIABILITIES                                                      36,270       4,780
---------------------------------------------------------------------------------------------------------------

------------------------------------------------------
        3 - INVESTMENTS IN OTHER COMPANIES
               AND PRIVATE SECURITIES                                                        48,248      26,089
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                       TOTAL                                         --                --   434,860      74,578
---------------------------------------------------------------------------------------------------------------

------------------------------------------------------
                  TOTAL ALLOWANCES                                   --                --        --          --
---------------------------------------------------------------------------------------------------------------

       ENRIQUE CRISTOFANI               NORBERTO RODRIGUEZ                     Signed for identification purposes
  Chairman and General Manager      Controller and Administration Manager       with our report dated 11-20-2002
                                                                                PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
  For the Statutory Audit Committee                                               C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                       RICARDO M. FURMAN
         ALBERTO BANDE                                                                      Partner
       Statutory Auditor               ARNALDO L. GOMEZ YICHE                   Certified Public Accountant U.B.A.
  Certified Public Accountant U.B.A.      Chief Accountant                        C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
  C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                           CONSOLIDATED BALANCE SHEETS
                           (Section 33 - Law 19,550 )
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of consolidated financial statements originally issued in Spanish
                 - See note 19) - Stated in thousands of pesos -

                                    ASSETS                                           2002          2001
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
A.   CASH AND DUE FROM BANKS                                                         488,442     3,618,097
----------------------------------------------------------------------------------------------------------
     - Cash                                                                          174,740       429,802
     - Banks and correspondents                                                      313,702     3,188,295

----------------------------------------------------------------------------------------------------------
B.   GOVERNMENT AND PRIVATE SECURITIES                                               696,372     3,050,263
----------------------------------------------------------------------------------------------------------
     - Holdings in investment accounts                                               247,812     2,007,040
     - Holdings for trading                                                            4,524       575,637
     - Unlisted government securities                                                415,197       377,998
     - Investments in listed private securities                                       28,839        89,588

----------------------------------------------------------------------------------------------------------
C.   LOANS (Exhibit I)                                                             6,766,517    12,766,302
----------------------------------------------------------------------------------------------------------
     - To the nonfinancial public sector                                           3,482,085     2,956,658
     - To the financial sector                                                       137,866       606,536
     - To the private nonfinancial sector and foreign residents:                   3,796,160     9,617,439
          - Overdraft                                                              1,207,090     3,172,772
          - Promissory notes                                                         849,213     2,115,700
          - Real estate mortgage                                                   1,056,380     2,387,064
          - Collateral loans                                                          98,846       335,716
          - Consumer                                                                 116,615       458,341
          - Credit Cards                                                             169,471       564,115
          - Other                                                                    117,969       473,914
          - Accrued interest, adjustments and price differences receivable           187,980       149,962
          - Unapplied collections                                                     (2,336)           --
          - Unearned discount                                                         (5,068)      (40,145)
       Less: Allowances                                                             (649,594)     (414,331)

----------------------------------------------------------------------------------------------------------
D.   OTHER RECEIVABLES FROM FINANCIAL TRANSACTIONS                                 6,251,731     4,476,200
----------------------------------------------------------------------------------------------------------
     - Central Bank of the Argentine Republic                                         70,609       214,489
     - Receivables on spot and forward transactions                                  109,842     2,570,213
     - Securities and foreign exchange receivable on spot and forward purchases      478,815     1,134,447
     - Premiums on options purchased                                                      --           475
     - Unlisted corporate bond(Exhibit I)                                            718,159       403,351
     - Other not included in Debtor Rating Standards                               4,880,440       116,860
     - Other included in Debtor Rating Standard(Exhibit I)                            23,978        39,972
     - Accrued interest and adjustments receivable included in Debtor
        Rating Standards(Exhibit I)                                                    7,917         6,794
       Less: Allowances                                                              (38,029)      (10,401)

----------------------------------------------------------------------------------------------------------
E.   ASSETS COVERED BY FINANCING LEASES                                               55,548       129,103
----------------------------------------------------------------------------------------------------------
     - Assets covered by financing leases Exhibit I)                                  61,033       131,941
       Less: Allowances                                                               (5,485)       (2,838)

----------------------------------------------------------------------------------------------------------
F.   INVESTMENTS IN OTHER COMPANIES                                                   60,276        27,406
----------------------------------------------------------------------------------------------------------
     - Banking                                                                         7,838         1,943
     - Others                                                                         52,679        26,346
       Less: Allowances                                                                 (241)         (883)

----------------------------------------------------------------------------------------------------------
G.   OTHER RECEIVABLES                                                               438,740       121,161
----------------------------------------------------------------------------------------------------------
     - Other                                                                         448,304       130,636
     - Other accrued interest receivable                                                 379           171
       Less: Allowances                                                               (9,943)       (9,646)

----------------------------------------------------------------------------------------------------------
H.   BANK PREMISES AND EQUIPMENT                                                     618,491       662,547
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
I.   OTHER ASSETS                                                                     35,731        42,973
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
J.   INTANGIBLE ASSETS                                                                61,194        83,193
----------------------------------------------------------------------------------------------------------
     - Goodwill                                                                          717         1,038
     - Organizations and development expenses                                         60,477        82,155

----------------------------------------------------------------------------------------------------------
K.   SUSPENSE ITEMS                                                                   14,707        10,806
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

                                  TOTAL ASSETS                                    15,487,749    24,988,051

          ENRIQUE CRISTOFANI                      NORBERTO RODRIGUEZ              Signed for identification purposes
     Chairman and General Manager        Controller and Administration Manager     with our report dated 11-20-2002
                                                                                  PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   For the Statutory Audit Committe                                                  C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

             ALBERTO BANDE                                                                 RICARDO M. FURMAN
           Statutory Auditor                                                                    Partner
  Certified Public Accountant U.B.A.            ARNALDO L. GOMEZ YICHE            Certified Public Accountant U.B.A.
   C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                Chief Accountant                C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                           CONSOLIDATED BALANCE SHEETS
                            (Section 33 - Law 19,550)
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of consolidated financial statements originally issued in Spanish
                                 - See note 19)
                        - Stated in thousands of pesos -

                                LIABILITIES                                      2002             2001
---------------------------------------------------------------------------------------------------------
L.     DEPOSITS                                                                5,123,685       14,611,146
---------------------------------------------------------------------------------------------------------
       - Nonfinancial public sector                                                3,092              887
       - Financial sector                                                          6,145            5,637
       - Private nonfinancial sector and foreign residents:                    5,114,448       14,604,622
               - Checking accounts                                             1,179,033        1,519,602
               - Savings accounts                                                699,245        2,112,061
               - Certificates of deposits                                        421,914       10,455,150
               - Investments accounts                                                103          253,960
               - Other                                                         2,258,865          144,339
               - Accrued interest, adjustments and price differences payable     555,288          119,510

---------------------------------------------------------------------------------------------------------
M.     OTHER LIABILITIES FROM FINANCIAL TRANSACTIONS                           8,342,345        7,537,144
---------------------------------------------------------------------------------------------------------
       - Central Bank of the Argentine Republic - Other                          130,693            1,987
       - Banks and international organizations                                 3,076,665        1,518,165
       - Unsubordinated corporate bonds                                        3,767,940        1,978,534
       - Amounts payable on spot and forward purchases                           318,347        1,170,036
       - Securities and foreign currency payable on spot and forward sales       165,153        2,485,350
       - Premiums on options sold                                                     --              218
       - Financing from local financial institutions                               7,000          118,584
       - Other                                                                   810,571          216,223
       - Accrued interest, adjustments and price differences payable              65,976           48,047

---------------------------------------------------------------------------------------------------------
N.     OTHER LIABILITIES                                                         199,469          391,293
---------------------------------------------------------------------------------------------------------
       - Dividends payable                                                         1,702            3,842
       - Other                                                                   197,767          387,451

---------------------------------------------------------------------------------------------------------
O.     CONTINGENT LIABILITIES                                                     52,460           71,694
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
P.     SUSPENSE ITEMS                                                              7,203            6,620
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

                              TOTAL LIABILITIES                               13,725,162       22,617,897

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
R.     MINORITY INTEREST IN SUBSIDIARY                                             4,930           10,297
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
       STOCKHOLDERS' EQUITY                                                    1,757,657        2,359,857
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

                      TOTAL LIABILITIES AND STOCKHOLDERS'EQUITY               15,487,749       24,988,051
---------------------------------------------------------------------------------------------------------

              ENRIQUE CRISTOFANI                   NORBERTO RODRIGUEZ                  Signed for identification purposes
          Chairman and General Manager     Controller and Administration Manager        with our report dated 11-20-2002
         For the Statutory Audit Committe                                              PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                          C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                   ALBERTO BANDE                                                                RICARDO M. FURMAN
                 Statutory Auditor                                                                   Partner
         Certified Public Accountant U.B.A.          ARNALDO L. GOMEZ YICHE            Certified Public Accountant U.B.A.
          C.P.C.E.C.A.B.A. Vol. 43 Fo. 114              Chief Accountant               C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                           CONSOLIDATED BALANCE SHEETS
                           (Section 33 - Law 19,550 )
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of consolidated financial statements originally issued in Spanish
                                 - See note 19)
                        - Stated in thousands of pesos -

                              MEMORANDUM ACCOUNTS                                  2002            2001
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
     DEBIT BALANCES                                                             21,354,863      37,166,561
----------------------------------------------------------------------------------------------------------

                                                                                --------------------------
     CONTINGENCIES                                                               6,576,080      8,225,997
                                                                                --------------------------
     - Credit lines taken (unused portion)                                              --         687,009
     - Guarantees received                                                       4,679,820       6,197,235
     - Other not included in Debtor Rating Standards                             1,026,000              --
     - Contra to contingency account debit balances                                870,260       1,341,753

                                                                                --------------------------
     CONTROL ACCOUNTS                                                           14,529,465      28,294,568
                                                                                --------------------------
     - Loans classified as irrecoverable                                           623,084         961,011
     - Other                                                                    13,563,044      26,709,170
     - Contra to control account debit balances                                    343,337         624,387

                                                                                --------------------------
     DERIVATIVE ACCOUNTS                                                           186,240         593,730
                                                                                --------------------------
     - "Notional" value of call options purchased                                      363              --
     - "Notional" value of put options purchased                                    67,594              --
     - Other                                                                        88,063         392,576
     - Contra to derivatives account debit balances                                 30,220         201,154

                                                                                --------------------------
     FIDUCIARY ACCOUNTS                                                             63,078          52,266
                                                                                --------------------------
     - Trust funds                                                                  63,078          52,266

----------------------------------------------------------------------------------------------------------
     CREDIT BALANCES                                                            21,354,863      37,166,561
----------------------------------------------------------------------------------------------------------

                                                                                --------------------------
     CONTINGENCIES                                                               6,576,080       8,225,997
                                                                                --------------------------
     - Agreed-upon credits (unused balances) included in Debtor Rating
        Standards (Exhibit I)                                                      310,413         822,591
     - Other guarantees included in Debtor Rating Standards  (Exhibit I)           165,374         258,582
     - Other included in Debtor Rating Standards  (Exhibit I)                      394,473         260,580
     - Contra to contingency account credit balances                             5,705,820       6,884,244

                                                                                --------------------------
     CONTROL ACCOUNTS                                                           14,529,465      28,294,568
                                                                                --------------------------
     - Checks to be credited                                                       245,684         504,382
     - Other                                                                        40,815           5,029
     - Contra to control account credit balances                                14,242,966      27,785,157

                                                                                --------------------------
     DERIVATIVE ACCOUNTS                                                           186,240         593,730
                                                                                --------------------------
     - "Notional" value of call options sold                                        30,220           4,866
     - "Notional" value of put options sold                                             --         196,288
     - Contra to derivatives account credit balances                               156,020         392,576

                                                                                --------------------------
     FIDUCIARY ACCOUNTS                                                             63,078          52,266
                                                                                --------------------------
     - Contra to fiduciary account credit balances                                  63,078          52,266
----------------------------------------------------------------------------------------------------------

Notes 1 to 3 the consolidated financial statements and the accompanying Exhibit I are an integral part of these statements.

                                                                                          Signed for identification purposes
             ENRIQUE CRISTOFANI                       NORBERTO RODRIGUEZ                   with our report dated 11-20-2002
        Chairman and General Manager         Controller and Administration Manager        PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
      For the Statutory Audit Committe                                                       C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                                   RICARDO M. FURMAN
                                                                                                        Partner
     Certified Public Accountant U.B.A.                                                   Certified Public Accountant U.B.A.
      C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                                                    C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                        CONSOLIDATED STATEMENT OF INCOME
                           ( Section 33 - Law 19,550 )
                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2002
      PRESENTED COMPARATIVELY WITH THE SAME PERIOD OF THE PRIOR FISCAL YEAR
 (Translation of consolidated financial statements originally issued in Spanish
                                 - See note 19)
                        - Stated in thousands of pesos -

                          CONSOLIDATED STATEMENT OF INCOME                                2002            2001
-----------------------------------------------------------------------------------------------------------------
A.    FINANCIAL INCOME                                                                  2,526,140       1,277,155
-----------------------------------------------------------------------------------------------------------------
      - Interest on cash and due from banks                                                 6,100          32,141
      - Interest on loans to the financial sector                                           2,716          11,355
      - Overdraft interest                                                                158,634         236,040
      - Interest on promissory notes                                                      156,747         325,442
      - Interest on real estate mortgage loans                                            111,853         139,062
      - Interest on collateral loans                                                       12,485          24,774
      - Credit card interest                                                               31,858          58,468
      - Interest on other loans                                                            29,519          82,732
      - Interest on other receivables from financial transactions                          13,044           2,636
      - Net gain on government and private securities                                     349,373         239,434
      - Gain on guaranteed loans - Decree 1387/01                                          58,577              --
      - Adjustments for CER clause                                                      1,045,552              --
      - Other                                                                             549,682         125,071

-----------------------------------------------------------------------------------------------------------------
B.    FINANCIAL EXPENSE                                                                (1,498,206)       (646,713)
-----------------------------------------------------------------------------------------------------------------
      - Interest on checking accounts                                                    (116,680)         (6,461)
      - Interest on savings deposits                                                       (9,840)        (30,256)
      - Interest on certificates of deposits                                             (126,563)       (373,858)
      - Interest on financial sector's financing                                           (2,047)         (2,206)
      - Interest on other liabilities from financial transactions                        (262,425)       (147,442)
      - Other interest                                                                   (173,344)         (9,977)
      - Net expense from options                                                           (2,358)            (63)
      - Adjustments for CER clause                                                       (751,417)             --
      - Other                                                                             (53,532)        (76,450)

-----------------------------------------------------------------------------------------------------------------
      GROSS MARGIN ON FINANCIAL TRANSACTIONS                                            1,027,934         630,442
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
C.    PROVISION FOR LOAN LOSSES AND OTHER RECEIVABLES FROM FINANCIAL TRANSACTION         (738,559)       (172,783)
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
D.    SERVICE CHARGE INCOME                                                               228,905         391,204
-----------------------------------------------------------------------------------------------------------------
      - Related to assets                                                                  21,875          44,434
      - Related to liabilities                                                             91,572         104,021
      - Other commissions                                                                  14,484         100,295
      - Other                                                                             100,974         142,454

-----------------------------------------------------------------------------------------------------------------
E.    SERVICE CHARGE EXPENSE                                                              (35,183)        (62,374)
-----------------------------------------------------------------------------------------------------------------
      - Commissions                                                                       (20,589)        (42,890)
      - Other                                                                             (14,594)        (19,484)

-----------------------------------------------------------------------------------------------------------------
F.    MONETARY LOSS ON FINANCIAL TRANSACTIONS                                          (1,150,676)             --
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
G.    OPERATING EXPENSES                                                                 (340,632)       (532,706)
-----------------------------------------------------------------------------------------------------------------
      - Personnel expenses                                                               (184,002)       (270,014)
      - Director's and statutory auditor's fees                                              (121)           (453)
      - Other fees                                                                        (12,895)        (48,882)
      - Advertising and publicity                                                          (3,438)        (18,755)
      - Taxes                                                                             (12,999)        (14,712)
      - Other operating expense                                                          (104,436)       (143,793)
      - Other                                                                             (22,741)        (36,097)

-----------------------------------------------------------------------------------------------------------------
H.    MONETARY LOSS RELATED  TO OPERATING EXPENSES                                         (3,085)             --
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
      NET (LOSS) / GAIN ON FINANCIAL TRANSACTIONS                                      (1,011,296)        253,783
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
I.    MINORITY INTEREST'S SHARE IN SUBSIDIARY'S INCOME                                       (875)         (1,841)
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
J.    OTHER INCOME                                                                         66,555          58,443
-----------------------------------------------------------------------------------------------------------------
      - Income from long-term investments in other companies                                   79           2,252
      - Punitive interest                                                                   3,869           2,632
      - Receivables recovered and allowances restored to income                            38,256          41,856
      - Adjustments for CER clause                                                             55              --
      - Other                                                                              24,296          11,703

-----------------------------------------------------------------------------------------------------------------
K.    OTHER EXPENSE                                                                       (35,670)        (39,382)
-----------------------------------------------------------------------------------------------------------------
      - Punitive interest and charges payable to the B.C.R.A.                                 (42)            (59)
      - Allowances for doubtful accounts and other allowances                             (20,015)        (19,857)
      - Other                                                                             (15,613)        (19,466)

-----------------------------------------------------------------------------------------------------------------
L.    MONETARY LOSS ON OTHER TRANSACTIONS                                                (143,344)             --
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
      NET (LOSS) / INCOME BEFORE INCOME TAX                                            (1,124,630)        271,003
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
M.    INCOME TAX                                                                           (6,527)        (89,309)
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
      NET INCOME  FOR THE PERIOD PRIOR TO THE ABSORPTION - (LOSS) / GAIN               (1,131,157)        181,694
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
      ABSORPTION SUBJECT TO THE APPROVAL OF THE SHAREHOLDER'S MEETING                     785,251              --
-----------------------------------------------------------------------------------------------------------------
      - With unrealized valuation difference                                              785,251              --

               NET INCOME FOR THE PERIOD AFTER THE ABSORPTION - (LOSS) / GAIN            (345,906)        181,694
-----------------------------------------------------------------------------------------------------------------

Notes 1 to 3 the consolidated financial statements and the accompanying Exhibit I are an integral part of these statements.

              ENRIQUE CRISTOFANI                         NORBERTO RODRIGUEZ               Signed for identification purposes
         Chairman and General Manager           Controller and Administration Manager      with our report dated 11-20-2002
        For the Statutory Audit Committe                                                  PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                           C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                ALBERTO BANDE                                                                      RICARDO M. FURMAN
              Statutory Auditor                                                                         Partner
      Certified Public Accountant U.B.A.               ARNALDO L. GOMEZ YICHE             Certified Public Accountant U.B.A.
       C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                   Chief Accountant                 C.P.C.E.C.A.B.A. Vol. 100 Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A. - BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Section 33 - Law 19,550)
                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2002
      PRESENTED COMPARATIVELY WITH THE SAME PERIOD OF THE PRIOR FISCAL YEAR
        (Translation of financial statements originally issued in Spanish
                                 - See note 19)
                        - Stated in thousands of pesos -

                                                                                   2002            2001
                                                                                --------------------------
                                CHANGES IN CASH

                                                                                --------------------------
     RESTATED CASH AND DUE FROM BANKS AT BEGINNING OF FISCAL YEAR                2,540,874       2,142,597
                                                                                --------------------------

     (Decrease) / Increase in cash                                              (2,052,432)      1,475,500

                                                                                --------------------------
     CASH AND DUE FROM BANKS AT END OF PERIOD                                      488,442       3,618,097
                                                                                --------------------------

                           CAUSES OF CHANGES IN CASH

     Financial income collected                                                  1,437,451       1,094,127
     Service charge income collected                                               229,010         391,238

     Less:
     Financial expense paid                                                     (1,122,618)       (661,367)
     Service charge expense paid                                                   (38,701)        (55,948)
     Operating expense paid                                                       (379,665)       (517,604)

                                                                                --------------------------
     CASH PROVIDED BY RECURRING OPERATIONS                                         125,477         250,446
                                                                                --------------------------

     Other sources of cash:
          - Net increase in deposits                                                    --         727,943
          - Net decrease in government and private securities                    1,011,804         980,640
          - Net decrease in loans                                                8,010,052              --
          - Net decrease in other receivables from financial transactions          791,611       4,034,370
          - Net decrease in other assets                                           266,885              --
          - Other sources of cash                                                   40,493          78,346

                                                                                --------------------------
     TOTAL CASH PROVIDED                                                        10,120,845       5,821,299
                                                                                --------------------------

     Other uses of cash:
          - Net increase in loans                                                       --         411,516
          - Net increase in other assets                                                --          31,553
          - Net decrease in deposits                                            10,503,190              --
          - Net decrease in other liabilities from financial transactions          733,711       3,653,072
          - Net decrease in other liabilities                                      179,079          50,095
          - Cash dividends paid                                                         --         449,753
          - Other uses of cash                                                         347             256

                                                                                --------------------------
     TOTAL CASH USED                                                            11,416,327       4,596,245
                                                                                --------------------------

     MONETARY LOSS GENERATED ON CASH AND DUE FROM BANKS                           (882,427)             --

                                                                                --------------------------
     (DECREASE) / INCREASE IN CASH                                              (2,052,432)      1,475,500
                                                                                --------------------------


Notes 1 to 3 the consolidated financial statements and the accompanying Exhibit I are an integral part of these statements.

            ENRIQUE CRISTOFANI                        NORBERTO RODRIGUEZ                  Signed for identification purposes
       Chairman and General Manager          Controller and Administration Manager         with our report dated 11-20-2002
     For the Statutory Audit Committe                                                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                              C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                ALBERTO BANDE                                                                      RICARDO M. FURMAN
              Statutory Auditor                                                                         Partner
     Certified Public Accountant U.B.A.              ARNALDO L. GOMEZ YICHE               Certified Public Accountant U.B.A.
      C.P.C.E.C.A.B.A. Vol. 43 Fo. 114                  Chief Accountant                     C.P.C.E.C.A.B.A. Vol. 100 Fo.

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                 WITH SUBSIDIARIES AS OF JUNE 30, 2002 AND 2001

                   (SECTION 33 DEG.  - LAW N DEG.  19,550)

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

1.   SIGNIFICANT ACCOUNTING POLICIES AND SUBSIDIARIES

     In accordance with the procedures called for by the standards of the BCRA and Technical Resolution No. 4 of the FACPCE, Banco Rio de la Plata S.A. has consolidated its balance sheet as of June 30, 2002 and the statements of income and cash flows for the six-month period then ended, on a line-by-line basis, with the financial statements of Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Gire S.A., as of that date.

     The Bank's (direct and indirect) equity interest as of June 30, 2002 in subsidiaries is as follows:

                                                      SHARES                 PERCENTAGE OF
                                               ----------------------    ---------------------       VALUE BY
                                                                          TOTAL       POSSIBLE      THE EQUITY
                   COMPANY                      TYPE         NUMBER      CAPITAL       VOTES          METHOD
     --------------------------------------    ------       ---------    -------      --------      ----------
     Santander Investment Gerente de
     F.C.I. S.A.                               Common         113,615      99.89%        99.89%         37,046
     Santander Sociedad de Bolsa S.A.          Common       4,898,040      99.96%        99.96%          8,188
     Gire S.A.                                 Common          57,163      58.33%        58.33%          6,827

     As explained in note 2.c), on January 4, 2002, an agreement was signed for the purchase of Santander Riobank (Grand Cayman)'s stock, whereby Banco Rio de la Plata S.A. sells Santander Overseas Bank Inc. its 100% equity interest in Santander Riobank (Grand Cayman). The price of this sale was set on the basis of a valuation made by an independent third party, and did not give rise to any significant gain or loss. As of the date of issuance of these financial statements, Santander Overseas Bank Inc. had fully settled this transaction.

     As of June 30, 2001 Banco Rio de la Plata S.A. has consolidated, on a line-by-line basis, its balance sheet and the statements of income and cash flows, with the financial statements of Santander Riobank (Grand Cayman) and its subsidiaries, Santander Sociedad de Bolsa S.A., Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Gire S.A., as of that date.

     On December 26, 2000, the Boards of Directors of Santander Investment Gerente de Fondos Comunes de Inversion S.A. and Administradora Torquinst S.A. Gerente de Fondos Comunes de Inversion approved the merger of the latter company with and into the former, which was made effective on May 22, 2001.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager        C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's name: BANCO RIO DE LA PLATA S.A. - Bartolome Mitre 480 - Buenos Aires Duration of the Corporation: through July 31, 2107

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                 WITH SUBSIDIARIES AS OF JUNE 30, 2002 AND 2001

                   (SECTION 33 DEG.  - LAW N DEG.  19,550)

          (TRANSLATION OF THE FINANCIAL STATEMENTS ORIGINALLY ISSUED IN
                             SPANISH - SEE NOTE 19)

                        - STATED IN THOUSANDS OF PESOS -

     The consolidated financial statements mentioned in the preceding paragraph are presented for comparative purposes as explained in note 3.1. to the financial statements of Banco Rio de la Plata S.A.

2.   VALUATION METHODS

     a) The subsidiaries' financial statements have been prepared by similar methods as those applied by Banco Rio de la Plata S.A. in the preparation of its own individual financial statements, insofar as valuation and disclosure of assets and liabilities, income measurement and restatement procedures are concerned.

     b) As of June 30, 2001, the financial statements of Santander Riobank (Grand Cayman) were prepared in accordance with generally accepted accounting principles in Ciudad Autonoma de Buenos Aires, Argentine Republic and BCRA standards, in the terms of point a) above and bearing in mind the contents of the following paragraph.

          Such financial statements, originally stated in US dollars, have been converted into pesos in accordance with the method described in note 3.4.a) to Banco Rio de la Plata S.A.'s financial statements.

3.   RESTRICTIONS ON ASSETS

     In addition to the restricted assets mentioned in note 9 to the financial statements of Banco Rio de la Plata S.A., the shares of the Mercado de Valores de Buenos Aires S.A. held by Santander Sociedad de Bolsa S.A. totaling 1,515 have been pledged to "La Buenos Aires Cia. Argentina de Seguros S.A." as required by article 7 of the above mentioned securities market's regulations.

                                                                                  Signed for identification purposes
      /s/ENRIQUE CRISTOFANI                  /s/NORBERTO RODRIGUEZ                 with our report dated 11-20-2002
        ENRIQUE CRISTOFANI                     NORBERTO RODRIGUEZ                 PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
   Chairman and General Manager        Controller and Administration Manager        C.P.C.E.C.A.B.A. Vol. 1 - Fo. 8
For the Statutory Audit Committee

                                           /s/ARNALDO L. GOMEZ YICHE                     /s/RICARDO M. FURMAN
          ALBERTO BANDE                      ARNALDO L. GOMEZ YICHE                        RICARDO M. FURMAN
        Statutory Auditor                       Chief Accountant                                Partner
Certified Public Accountant U.B.A.                                                Certified Public Accountant U.B.A.
C.P.C.E.C.A.B.A. Vol. 43 - Fo. 114                                                C.P.C.E.C.A.B.A. Vol. 100 - Fo. 138

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit I

                       CONSOLIDATED DEBTOR STATUS REPORTS
                          (Section 33 - Law No. 19.550)
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                           2002               2001
                                                                        -----------------------------
                             COMMERCIAL LOANS

  ----------------------------------------
     Normal                                                             5,627,479           9,929,700
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                50,076             132,294
          With senior "B" guarantees and counter-guarantees             3,523,348           2,527,277
          Without senior guarantees or counter-guarantees               2,054,055           7,270,129

  ----------------------------------------
     With potential risk                                                1,206,721              60,651
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                 1,710               1,017
          With senior "B" guarantees and counter-guarantees                40,114              18,959
          Without senior guarantees or counter-guarantees               1,164,897              40,675

  ----------------------------------------
     With Problems                                                        261,276              20,298
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                   827                  --
          With senior "B" guarantees and counter-guarantees                11,397              10,678
          Without senior guarantees or counter-guarantees                 249,052               9,620

  ----------------------------------------
     High insolvency risk                                                  88,294             145,648
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                 1,054                 601
          With senior "B" guarantees and counter-guarantees                 5,046              25,031
          Without senior guarantees or counter-guarantees                  82,194             120,016

  ----------------------------------------
     Irrecoverable                                                          7,944              64,053
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                    --                  --
          With senior "B" guarantees and counter-guarantees                   195               7,135
          Without senior guarantees or counter-guarantees                   7,749              56,918

  ----------------------------------------
     Irrecoverable under BCRA standards                                     8,927                 493
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                    --                  --
          With senior "B" guarantees and counter-guarantees                   614                 114
          Without senior guarantees or counter-guarantees                   8,313                 379

                                                                        -----------------------------
                          TOTAL COMMERCIAL LOANS                        7,200,641          10,220,843
                                                                        -----------------------------

           ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ                    Signed for identification purposes
      Chairman and General Manager        Controller and Administration Manager         with our report dated 11-20-2002
    For the Statutory Audit Committee                                                  PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                         C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                               RICARDO M. FURMAN
              ALBERTO BANDE                                                                         Partner
            Statutory Auditor                  ARNALDO L. GOMEZ YICHE                  Certified Public Accountant U.B.A.
   Certified Public Accountant U.B.A.             Chief Accountant                     C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
    C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

Entity's Name: BANCO RIO DE LA PLATA S.A.- BARTOLOME MITRE 480 - BUENOS AIRES Duration of the corporation: through July 31, 2107

                                                                       Exhibit I
                                                                        (Cont'd)

                       CONSOLIDATED DEBTOR STATUS REPORTS
                          (Section 33 - Law No. 19.550)
                          AS OF JUNE 30, 2002 AND 2001
 (Translation of financial statement originally issued in Spanish - See note 19)
                        - Stated in thousands of pesos -

                                                                           2002               2001
                                                                        -----------------------------
                        CONSUMER AND HOME PURCHASE LOANS

  ----------------------------------------
     Normal                                                             1,552,263           4,524,639
  ----------------------------------------                              -----------------------------

          With senior "A" guarantees and counter-guarantees                   348               4,354
          With senior "B" guarantees and counter-guarantees               867,575           2,223,028
          Without senior guarantees or counter-guarantees                 684,340           2,297,257

  ----------------------------------------
     Inadequate compliance                                                145,593             218,274
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                    --                  41
          With senior "B" guarantees and counter-guarantees               104,540             136,291
          Without senior guarantees or counter-guarantees                  41,053              81,942

  ----------------------------------------
     Deficient compliance                                                 119,873              77,764
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                    84                  35
          With senior "B" guarantees and counter-guarantees                27,693              18,165
          Without senior guarantees or counter-guarantees                  92,096              59,564

  ----------------------------------------
     Difficult to recover                                                  71,895              35,805
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                   167                  --
          With senior "B" guarantees and counter-guarantees                40,754              24,134
          Without senior guarantees or counter-guarantees                  30,974              11,671

  ----------------------------------------
     Irrecoverable                                                          7,193              27,119
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                    10                  --
          With senior "B" guarantees and counter-guarantees                 4,269              19,417
          Without senior guarantees or counter-guarantees                   2,914               7,702

  ----------------------------------------
     Irrecoverable under BCRA standards                                        --                  --
  ----------------------------------------                              -----------------------------
          With senior "A" guarantees and counter-guarantees                    --                  --
          With senior "B" guarantees and counter-guarantees                    --                  --
          Without senior guarantees or counter-guarantees                      --                  --

                                                                        -----------------------------
                  TOTAL CONSUMER AND HOME PURCHASE LOANS                1,896,817           4,883,601
                                                                        -----------------------------

                                                                        -----------------------------
                              GRAND TOTAL (1)                           9,097,458          15,104,444
                                                                        -----------------------------

(1) The following is included: Loans (before allowances), Other receivables from financial transactions - Unlisted corporate bonds, Other included in Debtor Rating Standards and Accrued interest receivable included in Debtor Rating Standards, Assets covered by financing leases (before allowances), Memorandum accounts - Credit balances - Contingencies - Agreed-upon credits (unused balances) included in Debtor Rating Standards, Other guarantees included in Debtor Rating Standards and Other included in Debtor Rating Standards.


           ENRIQUE CRISTOFANI                    NORBERTO RODRIGUEZ                      Signed for identification purposes
      Chairman and General Manager        Controller and Administration Manager           with our report dated 11-20-2002
    For the Statutory Audit Committee                                                     PISTRELLI, DIAZ Y ASOCIADOS S.R.L.
                                                                                           C.P.C.E.C.A.B.A. Vol. 1 Fo. 8

                                                                                                 RICARDO M. FURMAN
              ALBERTO BANDE                                                                           Partner
            Statutory Auditor                  ARNALDO L. GOMEZ YICHE                    Certified Public Accountant U.B.A.
   Certified Public Accountant U.B.A.             Chief Accountant                       C.P.C.E.C.A.B.A. Vol. 100 Fo. 138
    C.P.C.E.C.A.B.A. Vol. 43 Fo. 114

                                      F-343

                                                        FOR PERSONS INSIDE THE
                                                          UNITED STATES ONLY

This document relates to an Offer (as defined below) made by Banco Rio de la Plata S.A. (the "Bank"). The Offer is described in the U.S. Offering Memorandum dated November 25, 2002 being sent to persons located inside the United States that are holders of our 8.75% Class IV Negotiable Obligations due December 15, 2003 (the "U.S. Offering Memorandum") and in this Letter of Transmittal (this "Letter of Transmittal"). All terms and conditions contained in the U.S. Offering Memorandum are deemed to be incorporated in and form a part of this Letter of Transmittal. Therefore, you are urged to read the U.S. Offering Memorandum carefully. The terms and conditions contained in the U.S. Offering Memorandum, together with the terms and conditions of this Letter of Transmittal and the instructions herein, are collectively referred to herein as the terms and conditions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the U.S. Offering Memorandum. This Letter of Transmittal may not be used if you are a person located outside the United States and if you have received this Letter of Transmittal by mistake, you should contact the Exchange Agent below.

                              LETTER OF TRANSMITTAL

                                November 25, 2002

                              Relating to the Offer
                                       by
                              BANCO RIO DE LA PLATA
                                   to exchange
           Step-Up Notes due December 15, 2009 (the "Series A Notes")
      Floating Rate Mandatorily Exchangeable Notes due August 3, 2012 (the
                               "Series B Notes")
                                     and/ or
                                      Cash

                       for any and all of the outstanding

           8.75% Class IV Negotiable Obligations due December 15, 2003
                              (CUSIP No. 059644AE4)

     Pursuant to the U.S. Offering Memorandum dated as of November 25, 2002

          The Offer will expire at 5:00 p.m., New York City time, on December 23, 2002, unless extended by the Bank (the "Expiration Date"). Holders will be entitled to certain additional cash payments if tender occurs prior to 5:00 p.m., New York City time, on December 9, 2002 (the "Early Tender Fee Deadline"), unless extended.

                                 EXCHANGE AGENT:
                                  Citibank N.A.
                               5 Carmelite Street
                                 London EC4Y OPA

                                  Citibank N.A.
                               Buenos Aires Branch
                               Bartolome Mitre 530
                                 5th Floor, 1036
                             Buenos Aires, Argentina

By Registered Mail or By Overnight Courier:          For Information Call:
             Citibank N.A.                              44-207-508-3867
          5 Carmelite Street
            London EC4Y OPA                      Facsimile Transmission Number:
          Attn: Exchange Team                           44-207-508-3885
(registered or certified mail recommended)                  email:
                                                  exchange.gats@citigroup.com

                                                     Confirm by telephone:
                                                        44-207-508-3867

TO BE COMPLETED ONLY BY DIRECT PARTICIPANTS IN THE DEPOSITORY TRUST COMPANY, EUROCLEAR SYSTEM OR CLEARSTREAM BANKING SOCIETE ANONYME, OR DIRECT HOLDERS OF OUR 8.75% CLASS IV NEGOTIABLE OBLIGATIONS DUE DECEMBER 15, 2003

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

Any holder of the Bank's Existing Notes who wishes to tender his or her Existing Notes pursuant to this Letter of Transmittal must be a person inside of the United States. Persons located outside the United States are not eligible to receive or review the U.S. Offering Memorandum or to participate in the Offer made by the U.S. Offering Memorandum.

          Delivery of this instrument to an address, or transmission of instructions via a facsimile number, other than as set forth above or in accordance with the instructions herein, will not constitute a valid delivery. The instructions set forth in this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed. This Letter of Transmittal should only be returned to the Exchange Agent named herein. The Letter of Transmittal should not be returned to the Bank or any other person or entity.

          The undersigned hereby acknowledge that they have received and reviewed the U.S. Offering Memorandum and this Letter of Transmittal, which pursuant to the U.S. Offering Memorandum shall constitute the proposal by Banco Rio de la Plata (the "Bank") to holders of the Bank's 8.75% Class IV Negotiable Obligations due 2003 (the "Existing Notes") issued under and governed by the Indenture dated as of December 15, 1993 executed by the Bank in connection with the issuance of the Existing Notes, of the opportunity to participate in an exchange offer (the "Exchange Offer") and tender all or any portion of their Existing Notes and receive in exchange for each U.S.$1,000 principal amount of Existing Notes validly tendered either (a) US$950 principal amount of Series A Notes which Series A Notes will be issued with a Contingent Interest Coupon Certificate (the "CICC") that will detach from the Series A Notes automatically following issuance without any action on the part of the holder thereof and will entitle the holder thereof to a limited amount of additional interest in the form of contingent cash payment depending on earnings and net worth of each of fiscal years 2003 through 2009 prior to the maturity date of the Series A Notes, plus (i) US$50 in cash (the "Early Tender Fee") for tenders received and not withdrawn prior to the Early Tender Fee Deadline and (ii) an additional US$43.75 in cash in lieu of accrued and unpaid interest on the Existing Notes to, but not including December 15, 2002; or (b) US$950 principal amount of Series B Notes, which Series B Notes shall not be issued with any CICCs but which shall be mandatorily redeemable and exchangeable upon the occurrence of certain specified events into an equivalent principal amount of Bonos del Gobierno Nacional due August 3, 2012 (referred to herein as "BODEN"), a series of unsecured securities issued in 2002 by the Republic of Argentina ("Argentina"), plus (i) US$100 in cash ($50 of which constitutes an Early Tender Fee) for tenders received and not withdrawn prior to the Early Tender Fee Deadline and (ii) an additional US$43.75 in cash in lieu of accrued and unpaid interest on the Existing Notes to , but not including, December 15, 2002 (net of US$6.73 of interest deemed accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002). Holders that tender their Existing Notes in the Exchange Offer will have the opportunity to participate in a contemporaneous cash tender offer (the "Cash Tender Offer") pursuant to which they may receive for each US$1,000 principal amount of Series A Notes together with the related CICCs, or Series B Notes tendered by them, US$450 in cash (plus, in the case of the Series B Notes, an amount of US$6.73 in cash, representing the return of interest deemed accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002). The Exchange Offer and the Cash Tender Offer are together referred to as the "Offer."

          The undersigned hereby tenders the Existing Notes described hereto pursuant to the terms and conditions described in the U.S. Offering Memorandum and this Letter of Transmittal.

          If your Existing Notes are held through the Depository Trust Company ("DTC"), the Euroclear System ("Euroclear") or Clearstream Banking Societe Anonyme ("Clearstream") you must comply with the procedures established by DTC, Euroclear or Clearstream, as applicable, for the Offer. Each Letter of Transmittal for a tender for exchange of Existing Notes held at DTC, Euroclear or Clearstream must be completed by a direct participant in DTC, Euroclear or Clearstream. In addition to a Letter of Transmittal, "Bond Instructions" (as defined herein) must be delivered to DTC, Euroclear or Clearstream, as the case may be, in accordance with the procedures and deadlines established by DTC, Euroclear or Clearstream.

          If your Existing Notes are held through DTC you may tender any Existing Notes by book-entry transfer to the Exchange Agent's account at DTC through the Automatic Tender Offer Program System ("ATOP") by transmitting to the Exchange Agent a computer generated message (an "Agent's Message") in which a holder of the Existing Notes acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in this Letter of Transmittal. DTC will then verify the acceptance and execute a book-entry delivery of the Existing Notes to the Exchange Agent's account at DTC. By crediting the Existing Notes to the Exchange Agent's account at DTC and by complying with the applicable ATOP procedures with respect to the Exchange Offer, the DTC participant confirms on behalf of itself and the beneficial owners of such Existing Notes all provisions of this Letter of Transmittal (including the representations and warranties) applicable to it and such beneficial owners as fully as if the information required herein had been completed and this Letter of Transmittal

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY
had been executed and delivered to the Exchange Agent. Holders tendering via DTC's ATOP System do not need to deliver a completed Letter of Transmittal.

          The undersigned may only designate a processor with respect to its tender of Existing Notes by delivering a completed Letter of Transmittal to the Exchange Agent.

          Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder of Existing Notes promptly and instruct such registered holder of Existing Notes to tender on behalf of the beneficial owner.

          In order to properly complete this Letter of Transmittal, the DTC, Euroclear or Clearstream participant, as the case may be, through which a beneficial owner holds Existing Notes must complete and sign the "Signature Annex", including the section entitled "Election as to the Form of Consideration". Each holder of Existing Notes should carefully read the detailed instructions below prior to completing the Letter of Transmittal.

          Holders may not withdraw their tendered Existing Notes after the Withdrawal Rights Deadline unless the Offer is amended in any material respect subsequent to the date hereof.

          The Existing Notes may only be tendered and will be accepted for exchange in denominations of US$1,000 principal amount and integral multiples thereof.

          Delivery of documents to DTC, Euroclear or Clearstream does not constitute delivery to the Exchange Agent.

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

                        SIGNATURES MUST BE PROVIDED BELOW
               PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

          The undersigned hereby acknowledge that they have received and reviewed the U.S. Offering Memorandum and this Letter of Transmittal, which pursuant to the U.S. Offering Memorandum shall constitute the proposal by Banco Rio de la Plata (the "Bank") to holders of the Bank's 8.75% Class IV Negotiable Obligations due 2003 (the "Existing Notes") issued under and governed by the Indenture dated as of December 15, 1993 executed by the Bank in connection with the issuance of the Existing Notes, of the opportunity to participate in an exchange offer (the "Exchange Offer") and tender all or any portion of their Existing Notes and receive in exchange for each U.S.$1,000 principal amount of Existing Notes validly tendered either (a) US$950 principal amount of Series A Notes which Series A Notes will be issued with a Contingent Interest Coupon Certificate (the "CICC") that will detach from the Series A Notes automatically following issuance without any action on the part of the holder thereof and will entitle the holder thereof to a limited amount of additional interest in the form of contingent cash payment depending on earnings and net worth of each of fiscal years 2003 through 2009 prior to the maturity date of the Series A Notes, plus (i) US$50 in cash (the "Early Tender Fee") for tenders received and not withdrawn prior to the Early Tender Fee Deadline and (ii) an additional US$43.75 in cash in lieu of accrued and unpaid interest on the Existing Notes to, but not including December 15, 2002; or (b) US$950 principal amount of Series B Notes, which Series B Notes shall not be issued with any CICCs but which shall be mandatorily redeemable and exchangeable upon the occurrence of certain specified events into an equivalent principal amount of Bonos del Gobierno Nacional due August 3, 2012 (referred to herein as "BODEN"), a series of unsecured securities issued in 2002 by the Republic of Argentina ("Argentina"), plus (i) US$100 in cash ($50 of which constitutes an Early Tender Fee) for tenders received and not withdrawn prior to the Early Tender Fee Deadline and (ii) an additional US$43.75 in cash in lieu of accrued and unpaid interest on the Existing Notes to, but not including, December 15, 2002 (net of US$6.73 of interest deemed accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002). Holders that tender their Existing Notes in the Exchange Offer will have the opportunity to participate in a contemporaneous cash tender offer (the "Cash Tender Offer") pursuant to which they may receive for each US$1,000 principal amount of Series A Notes together with the related CICCs, or Series B Notes tendered by them, US$450 in cash (plus, in the case of the Series B Notes, an amount of US$6.73 in cash, representing the return of interest deemed accrued on the Series B Notes for the period from August 5, 2002 to, but not including, December 15, 2002). The Exchange Offer and the Cash Tender Offer are together referred to as the "Offer."

          The undersigned hereby tenders to the Bank the principal amount of Existing Notes indicated below to be exchanged for Series A Notes (including the CICCs) or Series B Notes as indicated below.

          The undersigned understands that validly tendered Existing Notes (or defectively tendered Existing Notes with respect to which defect the Bank has, or has caused to be, waived) will be deemed to have been accepted by the Bank if, as and when the Bank gives oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent. The undersigned understands that subject to the terms and conditions in the U.S. Offering Memorandum, Existing Notes properly tendered and accepted (and not validly withdrawn) in accordance with such terms and conditions will be exchanged for Series A Notes (including the CICCs) or Series B Notes, and/or cash. The undersigned understands that, under certain circumstances, the Bank may not be required to accept any of the Existing Notes tendered (including any such Existing Notes tendered after the expiration date for the Offer). If any Existing Notes are not accepted for exchange for any reason (or if Existing Notes are validly withdrawn), no cash will be paid, no Series A Notes or Series B Notes will be issued and such unexchanged (or validly withdrawn) Existing Notes will be returned without expense to the undersigned.

          All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive, the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned.

          By executing this Letter of Transmittal, and subject to and effective upon acceptance for exchange of the Existing Notes tendered for exchange herewith, the undersigned (i) will have irrevocably sold, assigned and transferred to the Bank or its nominee all right, title and interest in and to, any and all claims in respect of or arising or having arisen as a result of such holder's status as a holder of, all Existing Notes tendered hereby and (ii) will have appointed the Exchange Agent as the true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as agent of the Bank) of such holder of Existing Notes with respect to such Existing

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

Notes, with full power of substitution to (a) transfer ownership of such Existing Notes on the account books maintained by DTC, Euroclear or Clearstream, as the case may be (together, in any such case, with all accompanying evidences of transfer and authenticity), to the Bank and (b) receive all benefits and otherwise exercise all rights and incidents of beneficial ownership with respect to such Existing Notes, all in accordance with the terms of the Offer. The power of attorney granted in this paragraph shall be deemed to be irrevocable and coupled with an interest.

          The undersigned acknowledges that the Series A Notes or Series B Notes offered in the Offer have not been registered under the Securities Act and are being offered inside of the United States to persons obtaining the Series A Notes or Series B Notes in a transaction under Section 3(a)(9) of the Securities Act. Each holder of Existing Notes, or the beneficial owner of such Existing Notes on behalf of which the holder has tendered, hereby acknowledges, represents, warrants and agrees that:

          (1)  it has received and reviewed the U.S. Offering Memorandum;

          (2) it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the Existing Notes tendered thereby and it has full power and authority to execute the Letter of Transmittal and make the representations, warranties and agreements made thereby, and has full power and authority to tender, sell, assign and transfer the Existing Notes tendered thereby;

          (3) the Existing Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and acknowledges that we will acquire good, indefeasible and unencumbered title to such Existing Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

          (4) it will not sell, pledge, hypothecate or otherwise encumber or transfer any Existing Notes tendered thereby from the date of the Letter of Transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

          (5) it is, or in the event that such holder is acting on behalf of a beneficial owner of the Existing Notes tendered thereby, such holder has received a written certification from such beneficial owner (dated as of a specific date on or since the close of such beneficial owner's most recent fiscal year) to the effect that such beneficial owner is located in the United States:

          (6) in evaluating the Offer and in making its decision whether to participate therein by submitting a Letter of Transmittal and tendering its Existing Notes, such holder has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by us, the Exchange Agent, the Information Agent referred to in this U.S. Offering Memorandum (as amended or supplemented to the Expiration Date of the Offer) or any other person or entity;

          (7) the undersigned agrees to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in the U.S. Offering Memorandum;

          (8) the submission of the Letter of Transmittal to the Exchange Agent shall, subject to the terms and conditions of the Offer generally, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent, and irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) deemed necessary in the opinion of such attorney and agent in relation to the Existing Notes tendered thereby in favor of us or such other person or persons as we may direct and to or persons as we may direct and to deliver such form(s) of transfer and other document(s) in the attorney's and agent's opinion and other document(s) of title relating to such Existing Notes' registration, and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of,

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY
               or in connection with, the acceptance of the Offer, and to vest in us or our nominees such Existing Notes;

          (9) the terms and conditions of the Offer shall be deemed to be incorporated in, and form a part of, the Letter of Transmittal which shall be read and construed accordingly; and

          (10) the Bank and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements, and that if any of the acknowledgments, representations, warranties and agreements deemed to have been made by it by its participation in the Offer or its acquisition of any Series A Notes or Series B Notes are no longer accurate, it will promptly notify us.

          The representations and warranties and agreements of a holder tendering Existing Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date for the Offer (both as referred to in the U.S. Offering Memorandum). For purposes of the U.S. Offering Memorandum, the "Beneficial Owner" of any Existing Notes shall mean any holder that exercises sole investment discretion with respect to such Existing Notes.

          The undersigned, or the beneficial owner of such Existing Notes on behalf of which the undersigned has tendered, makes all representations, warranties and covenants set forth in the U.S. Offering Memorandum under the heading "The Offer -- Letters of Transmittal; Representations, Warranties and Covenants of Holders of Existing Notes." The representations, warranties and agreements of a holder tendering Existing Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date.

          For purposes of the Offer, the Bank will be deemed to have accepted for exchange, and to have exchanged, validly tendered Existing Notes if, as and when the Bank gives oral or written notice thereof to the Exchange Agent. Holders may withdraw their tendered Existing Notes at any time until the Withdrawal Rights Deadline (as defined in the U.S. Offering Memorandum). Holders who have tendered their Existing Notes may not withdraw their notes thereafter except in the event of a material amendment of the Offer. See "The Offer -- Withdrawal Rights" in the U.S. Offering Memorandum. Any Existing Notes tendered by the undersigned and not accepted for exchange will be returned to the undersigned at the address set forth above.

          The undersigned acknowledges that the Bank's acceptance of Existing Notes validly tendered for exchange pursuant to any one of the procedures described in the section of the U.S. Offering Memorandum entitled "The Offer" and in the instructions hereto will constitute a binding agreement between the undersigned and the Bank upon the terns and subject to the conditions of the Offer.

          IN ORDER TO VALIDLY TENDER EXISTING NOTES FOR EXCHANGE, HOLDERS OF EXISTING NOTES MUST COMPLETE, EXECUTE, AND DELIVER THIS LETTER OF TRANSMITTAL EITHER THROUGH DTC AUTOMATED TENDER OFFER PROGRAM ("ATOP") BY TRANSMITTING TO THE EXCHANGE AGENT A COMPUTER GENERATED MESSAGE (AN "AGENT'S MESSAGE") IN WHICH A HOLDER OF THE EXISTING NOTES ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF, AND MAKES THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS LETTER OF TRANSMITTAL, OR OTHERWISE SENDING A DULY EXECUTED LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT.

          Except as stated in the U.S. Offering Memorandum, all authority herein conferred or agreed to be conferred shall survive the death, incapacity, or dissolution of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

                                 SIGNATURE ANNEX
                      OFFER FOR BANCO RIO DE LA PLATA S.A.
           8.75% CLASS IV NEGOTIABLE OBLIGATIONS DUE DECEMBER 15, 2003

          This Signature Annex should only be used to submit tenders pursuant to the U.S. Offer.

          Holders of existing notes will only receive the early tender fee (as defined in the U.S. Offering Memorandum) if tenders are received prior to the early Tender Fee Deadline of December 9, 2002 unless the same is extended pursuant to the U.S. Offer.

All questions must be answered unless otherwise indicated below.

1.   Direct Participant in DTC, Euroclear or Clearstream signing this Signature
     Annex:

                  Company Name:
                                ------------------------------------------------

                  Clearing System:

                  [ ]  DTC

                  [ ]  Euroclear

                  [ ]  Clearstream

                  Direct Participant Number :
                                              ------------------------

                  Contact Person:
                                  ----------------------------------------------

                  Address:
                           -----------------------------------------------------

                  Telephone (with international dialing code):
                                                               -----------------

                  Facsimile (with international dialing code):
                                                               -----------------

2. The original principal amount of Existing Notes being tendered (which must be an integral multiple of $1,000):
     $
       -------------------------------
3.   Election As To Form Of Consideration. PLEASE ELECT ONLY ONE OF THE
     FOLLOWING:

                  [ ] RECEIVE SERIES A STEP-UP NOTES (INCLUDING CICCs) BUT DO NOT PARTICIPATE IN THE CASH TENDER OFFER:

                                       OR

                  [ ] RECEIVE SERIES A STEP-UP NOTES (INCLUDING CICCs) AND PARTICIPATE IN THE CASH TENDER OFFER FOR THE SERIES A NOTES

                                       OR

                  [ ] RECEIVE SERIES B FLOATING RATE MANDATORILY EXCHANGEABLE NOTES (MANDATORILY REDEEMABLE AND CONVERTIBLE INTO ARGENTINE BODEN) BUT DO NOT PARTICIPATE IN THE CASH TENDER OFFER FOR THE SERIES B NOTES

                                       OR

                  [ ] RECEIVE SERIES B FLOATING RATE MANDATORILY EXCHANGEABLE NOTES (MANDATORILY REDEEMABLE AND CONVERTIBLE INTO ARGENTINE BODEN) AND PARTICIPATE IN THE CASH TENDER OFFER FOR THE SERIES B NOTES

          IF YOU WISH TO MAKE MORE THAN ONE CHOICE YOU WILL NEED TO COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH CHOICE. IF A SEPARATE LETTER OF TRANSMITTAL IS COMPLETED, IT MUST SPECIFY THE ORIGINAL PRINCIPAL AMOUNT OF EXISTING NOTES COVERED THEREBY AND THE TOTAL AMOUNT OF EXISTING NOTES COVERED BY ALL LETTERS OF TRANSMITTAL SUBMITTED CANNOT EXCEED 100 PER CENT OF THE TOTAL AMOUNT OF EXISTING NOTES HELD BY YOU.

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

4. The undersigned hereby makes all acknowledgments, representations, warranties, agreements and authorizations described in the Letter of Transmittal to which the Signature Annex relates.

                  Signed by Authorized Signature:
                                                  ------------------------------

                  Name of Authorized Signature:
                                                --------------------------------

                  Title:
                         -------------------------------------------------------

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal. A holder must do the following on or prior to the Expiration Date to participate in the Offer:

          . tender and deliver the Holder's Existing Notes by delivering to the Exchange Agent a completed Letter of Transmittal or a computer generated message, called an "agent's message", transmitted by means of the Automated Tender Offer Program ("ATOP") system of DTC. The Agent's Message, in part, confirms that a book-entry transfer of the Existing Notes into the Exchange Agent's account at DTC has occurred. It also states that DTC has received an express acknowledgment from the participant of DTC who is tendering the Existing Notes that:

                    1. the participant has received this Letter of Transmittal,

                    2. the participant has agreed to be bound by its terms, and

                    3. that the Bank may enforce the Letter of Transmittal against the participant.

               A confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Existing Notes delivered electronically and any other documents required by this Letter of Transmittal must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

               No alternative, conditional or contingent tenders will be accepted. All tendering holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Existing Notes for exchange.

2. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by a participant in DTC, Euroclear or Clearstream whose name is shown as the owner of the Existing Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Existing Notes.

          If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Bank of such person's authority to so act must be submitted.

          Pursuant to authority granted by DTC, any DTC participant which has Existing Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly tender such Existing Notes as though it were the registered holder by delivering an Agent's Message to DTC.

3. Issuance and Delivery Instructions. All Existing Notes tendered by book-entry transfer or by transmittal of a Letter of Transmittal and not accepted for payment will be returned by crediting the account at DTC of the tendering DTC participant.

4. Transfer Taxes. The Bank will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Existing Notes to it, or to its order, pursuant to the Offer.

5. Taxpayer Identification Number and Substitute Form W-9. Any person that is a U.S. Holder for U.S. federal income tax purposes is required to provide the Exchange Agent with such Holder's correct taxpayer identification number ("TIN"), generally such Holder's social security or employer identification number, on the Substitute Form W-9 provided below or, alternatively, to establish another basis for exemption from backup withholding. A U.S. Holder must cross out item (2) in Part 2 of the Substitute Form W-9 if such U.S. Holder is subject to backup withholding. Failure to provide the information on the form may subject the tendering U.S. Holder to 30% federal income tax backup withholding on the payments made to the U.S. Holder with respect to the Existing Notes tendered pursuant to the Offer. The "Awaiting TIN" box in Part

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

          3 of the form should be checked if the tendering U.S. Holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the "Awaiting TIN" box in Part 3 is checked and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold 30% from all such payments with respect to the Existing Notes to be tendered until a TIN is provided to the Exchange Agent.

6. Non-U.S. Holders. Each non-U.S. Holder should submit the appropriate completed Internal Revenue Service Form W-8 (generally Form W-8BEN), signed under penalty of perjury, in order to establish an exemption from U.S. federal income backup withholding tax.

7. Requests for Assistance or Additional Copies. Questions relating to the procedures for tendering Existing Notes and requests for assistance may be directed to the Information Agent at its respective telephone numbers set forth below. Additional copies of the U.S. Offering Memorandum, this Letter of Transmittal, and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be obtained from the Information Agent at the address and telephone number set forth below or from your broker, dealer, commercial bank, trust company or other nominee.

IMPORTANT: In order to validly tender Existing Notes pursuant to the Offer, the Letter of Transmittal or an Agent's Message and all other required documents, must be received by the Exchange Agent on or prior to the Expiration Date with respect to Holders wishing to receive the New Notes.

                            IMPORTANT TAX INFORMATION

               Under U.S. federal income tax law, a tendering Holder may be subject to backup withholding tax at a rate of 30% with respect to payments received pursuant to the Offer, unless such Holder provides the Bank (as payer), through the Exchange Agent, with either (i)(a) such Holder's correct taxpayer identification number ("TIN") on Substitute Form W-9 attached hereto, certifying that the TIN provided on Substitute Form W-9 is correct (or that such Holder has applied for a TIN); (b) certification that (A) the Holder has not been notified by the Internal Revenue Service that he or she is subject to backup withholding tax as a result of a failure to report all interest or dividends or (B) the Internal Revenue Service has notified the Holder that he or she is no longer subject to backup withholding tax and (c) that the Holder is a United States person or (ii) an adequate basis for exemption from backup withholding tax. Failure to provide such Holder's taxpayer identification number on the Substitute Form W-9, if applicable, may subject the tendering Holder (or other payee) to a $50 penalty imposed by the Internal Revenue Service. More serious penalties may be imposed for providing false information which, if willfully done, may result in fines and/or imprisonment. The box in part 3 of the Substitute Form W-9 may be checked if the tendering Holder (or other payee) is required to submit a Substitute Form W-9 and has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is so checked and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold 30% on all such payments of the Consent Payment, if any, until a TIN is provided to the Exchange Agent. Exempt Holders should indicate their exempt status on Substitute Form W-9. A foreign person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed appropriate Internal Revenue Service Form W-8 (which the Exchange Agent will provide upon request or which may be obtained on the Internal Revenue Service website at www.irs.gov) signed under penalty of perjury, attesting to the Holder's exempt status.

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer - Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

---------------------------------------------------------------     -------------------------------------------------------------
                                                                                                             GIVE THE
                                            GIVE THE                                                         EMPLOYER
                                         SOCIAL SECURITY                                                   IDENTIFICATION
   FOR THIS TYPE OF ACCOUNT:                NUMBER OF -                 FOR THIS TYPE OF ACCOUNT:             NUMBER OF -
---------------------------------------------------------------     -------------------------------------------------------------
1.       An individual's account    The individual                  7.   Sole proprietorship          The owner/4/
                                                                         account
2.       Two or more                The actual owner of the         8.   A valid trust, estate,       Legal entity (Do not
     individuals (joint account)    account or, if combined,             or pension trust             furnish the identifying
                                    funds, the first                                                  number of the personal
                                    individual on the account/1/                                      representative or trustee
                                                                                                      unless the legal entity
                                                                                                      itself is not designated
                                                                                                      in the account title.)/5/
3.       Custodian account of a     The minor/2/                    9.   Corporate account            The corporation
     minor (Uniform Gift to
     Minors Act.
4.       Adult and minor (joint     The adult or, if the            10.  Religious, charitable,       The organization
     account)                       minor is the only                    or education
                                    contributor, the minor/2/            organization account
5.       Account in the name of     The ward, minor, or             11.  Partnership held in the      The partnership
     guardian or committee for      incompetent person/3/                name of the business
     a designated ward, minor,
     or incompetent person
6.       a.   The usual             The grantor-trustee/1/          12.  Association, club or         The organization
     revocable savings trust                                             other tax-exempt
     account (grantor is also                                            organization
     trustee
                                    The actual owner/1/
     b.  So-called trust
     account that is not a
     legal or valid trust under
     State law
                                                                    13.  A broker or registered       The broker or nominee
                                                                         nominee
                                                                    14.  Account with the             The public entity
                                                                         Department of
                                                                         Agriculture in the name
                                                                         of a public entity (such
                                                                         pubic entity as a State
                                                                         or local government,
                                                                         school district or
                                                                         prison) that receives
                                                                         agriculture program
                                                                         payments

----------
/1/    List first and circle the name of the person whose number you furnish.
/2/    Circle the minor's name and furnish the minor's social security number.
/3/ Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
/4/    Show the name of the owner.
/5/ List first and circle the name of the legal trust, estate or pension trust.
NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

OBTAINING A NUMBER
If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from backup withholding on ALL payments include the following:

..         A corporation.

..         A financial institution.

..         An organization exempt from tax under section 501(a), an individual retirement plan or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

..         The United States or any agency or instrumentality thereof. A State,
     The District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof. A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

..         An international organization or any agency or instrumentality thereof.

..         A registered dealer in securities or commodities registered in the
     U.S., the District of Columbia or a possession of the U.S.

..         A real estate investment trust.

..         A common trust fund operated by a bank under section 584(a).

..         An entity registered at all times under the Investment Company Act of
          1940.

..         A foreign central bank of issue.

Payment of dividends and patronage dividends not generally subject to backup withholding include the following:

..         Payments to nonresident aliens subject to withholding under section
     1441.

..         Payments to partnerships not engaged in a trade or business in the
     U.S. and which have at least one nonresident alien partner.

..         Payments of patronage dividends not paid in money.

..         Payments made by certain foreign organizations. Section 404(k)
     distributions made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

..         Payments of interest on obligations issued by individuals. Existing
     Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

..         Payments of tax-exempt interest (including exempt interest dividends under section 852).

..         Payments described in section 6049(b)(5) to nonresident aliens.

..         Payments made by certain foreign organizations. Payments made to a nominee.

     Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

     Certain payments other than interest, dividends, and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

     Privacy Act Notice - Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of 5500.
(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

                    PAYER'S NAME: BANCO RIO DE LA PLATA S.A..

                             ------------------------------------------------------------------------------------
                             Part 1-PLEASE PROVIDE YOUR TIN IN THE   Social Security Number(s) or Employer
SUBSTITUTE                   BOX AT RIGHT AND CERTIFY BY SIGNING     Identification Number(s)
FORM W-9                     AND DATING BELOW.
                                                                     ----------------------------------

                             ------------------------------------------------------------------------------------
                             Part 2-Certification-Under penalties of perjury, I certify that:

                             (1)  The number shown on this form is my correct taxpayer identification number
                                  (or I am waiting for a number to be issued for me), and

DEPARTMENT OF THE            (2)  I am not subject to backup withholding because;  (a) I am exempt from backup
TREASURY INTERNAL                 withholding, or (b) I have not been notified by the Internal Revenue Service
REVENUE SERVICE                   (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

                             (3)  I am a U.S. person (including a U.S. resident alien).
PAYER'S REQUEST
FOR                          Certification Instructions-You must cross out item (2) above if you have been
TAXPAYER                     notified by the IRS that you are currently subject to backup withholding because
IDENTIFICATION               of under reporting interest or dividends on your tax return.
Number ("TIN")
                             ------------------------------------------------------------------------------------
                                                                     PART 3
                             SIGNATURE

                             -----------------------------
                                                                     Awaiting TIN [ ]
                             DATE

                             ------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 OR GREATER PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 30% OF ANY CASH PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

          YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN
          PART 3 OF THE SUBSTITUTE FORM W-9.

                        CERTIFICATE OF AWAITING TAXPAYER
                              IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) 1 have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 30% of all reportable cash payments made to me thereafter will be withheld until I provide a taxpayer identification number.

Signature                                  Date
          --------------------------            -------------------------

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

                      The Exchange Agent for the Offer is:

                                 Citibank, N.A.
                               5 Carmelite Street
                                 London EC4Y OPA

                               Attn: Exchange Team
                              Fax: 44-207-508-3885
                              Tel: 44-207-508-3867

                                  Citibank N.A.
                               Buenos Aires Branch
                               Bartolome Mitre 530
                                 5th Floor, 1036
                             Buenos Aires, Argentina

                               Attn: Exchange Team
                              Fax: 54-11-4329-1009
                              Tel: 54-11-4329-1530

          Any questions and requests for assistance may be directed to the Information Agent at their respective telephone numbers and address listed below. Additional copies of the U.S. Offering Memorandum and this Letter of Transmittal may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                          Mellon Investor Services LLC
                            44 Wall Street, 7th Floor
                               New York, NY 10005

                        Banks and brokers: (917) 320-6286
                            Toll-free: (866) 293-6624

                                                         FOR PERSONS INSIDE THE
                                                           UNITED STATES ONLY

                                       14